UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________

SCHEDULE 14A

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Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Climate Change Crisis Real Impact I Acquisition Corporation

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PRELIMINARY PROXY STATEMENT  — SUBJECT TO COMPLETION, DATED MAY 21, 2021

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
300 Carnegie Center, Suite 150
Princeton, New Jersey 08540

PROXY STATEMENT FOR SPECIAL MEETING
IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS OF
CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION

Dear Stockholders of Climate Change Crisis Real Impact I Acquisition Corporation:

You are cordially invited to attend the special meeting in lieu of the 2021 annual meeting (the “special meeting”) of stockholders of Climate Change Crisis Real Impact I Acquisition Corporation, a Delaware corporation (“CRIS,” “we,” “us” or “our”), which will be held at 10:00 AM, Eastern Time, on June 21, 2021, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website: https://www.cstproxy.com/climatechangecrisisrealimpacti/2021.

On January 21, 2021, CRIS, and CRIS Thunder Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of CRIS (“SPAC Sub”), entered into a business combination agreement (as the same may be amended from time to time, the “Business Combination Agreement”) with EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”), EVgo HoldCo, LLC, a Delaware limited liability company (the “Company”) and EVGO OPCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“OpCo” and, together with Holdings and the Company, the “EVgo Parties”). The transactions contemplated by the Business Combination Agreement are collectively referred to herein as the “business combination.” You are being asked to vote on the business combination and related matters as described below.

To raise additional proceeds to fund the business combination, CRIS has entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Business Combination Agreement), pursuant to which certain investors (the “PIPE Investors”) have agreed to purchase (the “PIPE”) an aggregate of 40,000,000 shares of Class A common stock (the “PIPE Shares”) for a price of $10.00 per share for an aggregate commitment of $400,000,000.

We anticipate that, upon completion of the business combination, the voting interests in CRIS will be as set forth in the table below.

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemption Condition(1)
CRIS’s Public Stockholders	8.7%	4.8%
Initial Stockholders	2.2%	2.3%
PIPE Investors	15.1%	15.8%
Holdings (LS Power)(2)	74.0%	77.1%

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(1)      Assumes that holders of 10,695,000 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the minimum cash condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)      LS Power (as defined below) owns all of the outstanding voting interests in Holdings and as a result, will control the vote with respect to all matters presented to stockholders following the business combination. See “Summary of the Proxy Statement — Organizational Structure.”

Pursuant to the Business Combination Agreement, at the closing of the business combination (the “Closing”):

(i)     CRIS will contribute all of its assets to SPAC Sub, including but not limited to (1) funds held in the Trust Account (as defined below) (net of any amounts paid to holders of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”) of CRIS who elect to redeem their shares (the “Redemption Amount”) and the payment of any deferred underwriting fees from the IPO (as defined below)), net cash proceeds from the PIPE (as defined below) (the “PIPE Proceeds”), any cash held by CRIS in any working capital or similar account (net of transaction expenses of CRIS and the EVgo Parties); and (2) a number of newly issued shares of Class B common stock, par value $0.0001 per share (“Class B common stock” and, together with Class A common stock, “common stock”) of CRIS equal to the number of units of OpCo (“OpCo Units”) to be issued to Holdings (the “Holdings OpCo Units”), which will be equal to the quotient obtained by dividing (x) $1,958,000,000, by (y) $10.00 (such shares, the “Holdings Class B Shares” and such transaction, the “SPAC Contribution”);

(ii)    immediately following the SPAC Contribution, Holdings will contribute to OpCo all of the issued and outstanding limited liability company interests of the Company and, in connection therewith, (1) OpCo will be recapitalized as set forth in the OpCo A&R LLC Agreement (as defined below), and (2) OpCo will issue to Holdings the Holdings OpCo Units (such transactions, the “Holdings Contribution”);

(iii)   immediately following the Holdings Contribution, SPAC Sub will transfer to Holdings the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement (as defined below) (such transactions, the “SPAC Sub Transfer”); and

(iv)   immediately following the SPAC Sub Transfer, SPAC Sub will contribute to OpCo all of its remaining assets in exchange for the issuance by OpCo to SPAC Sub of the Issued OpCo Units (as defined below) (the “SPAC Sub Contribution”).

Following the Closing, the combined company will be organized in an “Up-C” structure in which the business of the Company and its subsidiaries (“EVgo”) will be held by OpCo and will continue to operate through the subsidiaries of the Company, and in which CRIS’s only direct assets will consist of equity interests in SPAC Sub, which, in turn, will hold only the Issued OpCo Units. OpCo’s only direct assets will consist of its equity interests in the Company. Immediately following the Closing, CRIS, through SPAC Sub, is expected to own between approximately 26.0% and 22.9% of the OpCo Units and SPAC Sub will control OpCo as the sole managing member of OpCo in accordance with the terms of the amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”) to be entered into in connection with the Closing. OpCo will own all of the equity interests in the Company. Upon the Closing, CRIS will change its name to “EVgo Inc.” Further, upon Closing, Holdings will hold the Holdings OpCo Units and the Holdings Class B Shares. Immediately following the Closing, Holdings will be owned by LS Power Equity Partners IV, L.P. and its affiliates (“LS Power”) and certain employees and management of EVgo. For a diagram showing the expected post-closing corporate structure, please see the section entitled “Summary of the Proxy Statement — Organizational Structure” on page 9 of the accompanying proxy statement.

Each OpCo Unit (other than an OpCo Unit held by SPAC Sub), together with one share of Class B common stock, will be redeemable, subject to certain conditions, for either one share of Class A common stock, or, at OpCo’s election, an amount of cash approximately equivalent to the market value of one share of Class A common stock, pursuant to and in accordance with the terms of the OpCo A&R LLC Agreement.

In connection with the business combination, CRIS and SPAC Sub will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with Holdings and an agent to be named by LS Power. The Tax Receivable Agreement generally will provide for the payment by CRIS, SPAC Sub or any of their subsidiaries (other than OpCo and its subsidiaries) (the “CRIS Group”) to certain holders of OpCo Units of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the CRIS Group actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain increases in tax basis that occur as a result of the CRIS Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such holder’s OpCo Units pursuant to the business combination or the exercise of the redemption or call rights set forth in the OpCo A&R LLC Agreement and (ii) imputed interest deemed to be paid by the CRIS Group as a result of, and additional tax basis arising from, any payments the CRIS Group makes under the Tax Receivable Agreement. The CRIS Group will retain the benefit of the remaining 15% of these net cash savings. If the CRIS Group elects to terminate the Tax Receivable Agreement early (or it is terminated early due to the CRIS Group’s failure to honor a material obligation thereunder or due to certain mergers, asset sales, other forms of business combinations or other changes of control), the CRIS Group is required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement).

At the special meeting, you will be asked to consider and vote on a proposal (the “business combination proposal”) to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and approve the transactions contemplated by the Business Combination Agreement.

In addition, you will be asked to consider and vote on proposals to:

(a)     approve and adopt, assuming the business combination proposal is approved and adopted, the second amended and restated certificate of incorporation of CRIS (the “Proposed Charter,” a copy of which is attached to the accompanying proxy statement as Annex B), which, if approved, would take effect upon the Closing (the “charter amendment proposal”);

(b)    approve and adopt, on a non-binding advisory basis, certain differences between CRIS’s current certificate of incorporation (as amended and restated through the date of this proxy statement, the “Current Charter”) and the Proposed Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as nine separate sub-proposals (which we refer to, collectively, as the “advisory charter proposals”):

(1)    to authorize an additional 1,499,000,000 shares of authorized capital stock, which would consist of (i) increasing the number of shares of Class A common stock from 100,000,000 shares to 1,200,000,000 shares, (ii) increasing the number of shares of Class B common stock from 10,000,000 shares to 400,000,000 shares and (iii) increasing the number of shares of preferred stock from 1,000,000 to 10,000,000 shares;

(2)    to amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure;

(3)    to provide for the waiver of the corporate opportunity doctrine with respect to LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors;

(4)    to provide that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Nomination Agreement (as defined below);

(5)    to provide that the board of directors of CRIS be divided into three classes with only one class of directors being elected each year and each class serving three-year terms;

(6)    to permit stockholders to act by written consent in lieu of a meeting until the time that LS Power beneficially owns less than 30% of the voting power of the then-outstanding common stock;

(7)    to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the Proposed Charter following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power;

(8)    to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the bylaws following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power; and

(9)    to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon for the removal of directors following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock entitled to vote generally for the election of directors.

(c)     approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The New York Stock Exchange’s (“NYSE”) Listed Company Manual, the issuance of more than 20% of common stock in connection with the business combination, including, without limitation, in connection with the SPAC Contribution and SPAC Sub Transfer, the issuance of the PIPE Shares and issuances of shares of Class A common stock as a result of the redemption of any Holdings OpCo Units and shares of Class B common stock pursuant to the OpCo A&R LLC Agreement (the “NYSE proposal” and, collectively with the business combination proposal and the charter amendment proposal, the “condition precedent proposals”);

(d)    assuming the condition precedent proposals are approved and adopted, elect nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “director election proposal”);

(e)     approve and adopt, assuming the condition precedent proposals are approved and adopted, the Incentive Plan (as defined below), a copy of which is attached to the accompanying proxy statement as Annex C (the “incentive plan proposal”); and

(f)     approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal (the “adjournment proposal”).

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully.

Our Class A common stock and warrants are currently listed on the NYSE under the symbols “CLII” and “CLII WS,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one half of one redeemable warrant, and are listed on the NYSE under the symbol “CLII.U.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Climate Change Crisis Real Impact I Acquisition Corporation” to “EVgo Inc.” We intend to list our Class A common stock and warrants on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbols “EVGO” and “EVGOW,” respectively, upon the Closing.

Only holders of record of shares of Class A common stock and shares of Class B common stock at the close of business on May 19, 2021 are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of CRIS’s stockholders of record entitled to vote at the special meeting will be available before the special meeting at CRIS’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. We are providing the accompanying proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting in person (online), we urge you to read the accompanying proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 27 of the proxy statement.

After careful consideration, CRIS’s board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the business combination proposal, the charter amendment proposal, the advisory charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal and the adjournment proposal is in the best interests of CRIS and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of CRIS’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of CRIS and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

CRIS’s officers, directors, the initial stockholders (as defined below), OC III LVS IX LP, a Delaware limited partnership (“OC LP”) and TOCU XXXVII LLC, a Delaware limited liability company (“TOCU LLC” and, together with OC LP, the “Co-Investors”) entered into a letter agreement at the time of CRIS’s initial public offering (the “IPO”), pursuant to which they agreed to vote the shares of Class B common stock (the “founder shares”) purchased by them, as well as any shares of Class A common stock included in the units sold by CRIS in the IPO (the “public shares”) purchased by them during or after the IPO, in favor of the business combination proposal. In addition, concurrently with the entry into the Business Combination Agreement, CRIS, the Sponsor, the other initial stockholders and the Co-Investors entered into a letter agreement (the “Sponsor Agreement”) with the Company, pursuant to which the Sponsor, the other initial stockholders and the Co-Investors agreed, among other things, to vote all of the shares of common stock held or subsequently acquired by them in favor of the approval of the business combination. As of May 13, 2021, parties to the Sponsor Agreement owned approximately 26.3% of CRIS’s total outstanding shares of common stock.

Pursuant to CRIS’s Current Charter, a holder (a “public stockholder”) of public shares (as defined below) may request that CRIS redeem all or a portion of such public stockholder’s public shares for cash if the business combination is consummated. A public stockholder will be entitled to receive cash for any public shares to be redeemed only if it:

(i)     (a) holds public shares or (b) holds public shares through units and it separates its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; and

(ii)    prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting), (a) submits a written request to Continental Stock Transfer & Trust Company, CRIS’s transfer agent (the “transfer agent”), that CRIS redeem its public shares for cash and (b) delivers its public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the trust account established in connection with the IPO (the “Trust Account”) as of two business days prior to the consummation of the business combination, including interest not previously released to CRIS to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. For illustrative purposes, as of May 13, 2021 this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that CRIS instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act (as defined below)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The consummation of the business combination is conditioned upon, among other things, approval by CRIS’s stockholders of the Business Combination Agreement and the business combination (which condition may not be waived). Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”

Under the Business Combination Agreement, the approval of each of the condition precedent proposals is a condition to the consummation of the business combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal and the incentive plan proposal are conditioned on the approval of all of the condition precedent proposals, and the adjournment proposal is not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated.

Approval of the business combination proposal, the NYSE proposal, the incentive plan proposal and the adjournment proposal require the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock, voting as a single class, cast by CRIS’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting as a single class, entitled to vote thereon at the special meeting. Approval, on an advisory basis, of the advisory charter proposals requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by CRIS’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the shares of Class A common stock and Class B common stock, voting as a single class, cast by CRIS’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon.

In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of CRIS’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021. Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. To ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. To participate in the virtual meeting, a CRIS stockholder of record will need the 12-digit control number included on your proxy card or instructions that accompanied your proxy materials. If a CRIS stockholder holds his or her shares in “street name,” which means his or her shares are held of record by a broker, bank or other nominee, such CRIS stockholder should contact his or her broker, bank or nominee to ensure that votes related to the shares he or she beneficially owns are properly counted. In this regard, such CRIS stockholder must provide the record holder of his or her shares with instructions. If you are a stockholder of record holding shares of common stock, you may also cast your vote in only during the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person (online), obtain a proxy from your broker or bank. The special meeting webcast will begin promptly at 10:00 AM, Eastern Time. CRIS stockholders are encouraged to access the special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page. A stockholder’s failure to vote by proxy or to vote in person (online) at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person (online) or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting in person (online) or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that your shares are represented and voted at the special meeting.

On behalf of our board of directors, I would like to thank you for your support of Climate Change Crisis Real Impact I Acquisition Corporation and look forward to a successful completion of the business combination.

By Order of the Board of Directors,
David W. Crane
Chief Executive Officer and Director

        , 2021

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE ITS REDEMPTION RIGHTS, A PUBLIC STOCKHOLDER MUST (1) IF IT HOLDS SHARES OF CLASS A COMMON STOCK THROUGH UNITS, SEPARATE ITS UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING ITS REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT ITS PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER ITS SHARES OF CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF A PUBLIC STOCKHOLDER HOLDS ITS SHARES IN STREET NAME, SUCH PUBLIC STOCKHOLDER WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT ITS BANK OR BROKER TO WITHDRAW THE SHARES FROM ITS ACCOUNT IN ORDER TO EXERCISE ITS REDEMPTION RIGHTS. SEE “SPECIAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT FOR MORE SPECIFIC INSTRUCTIONS.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement, passed upon the merits or fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated             , 2021 and is first being mailed to our stockholders on or about              , 2021.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
300 Carnegie Center, Suite 150
Princeton, New Jersey 08540

NOTICE OF SPECIAL MEETING
IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS OF
CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
To Be Held On June 21, 2021

To the Stockholders of Climate Change Crisis Real Impact I Acquisition Corporation:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting (the “special meeting”) of stockholders of Climate Change Crisis Real Impact I Acquisition Corporation, a Delaware corporation (“CRIS,” “we,” “us” or “our”), will be held at 10:00 AM, Eastern Time, on June 21, 2021. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website https://www.cstproxy.com/climatechangecrisisrealimpacti/2021. You are cordially invited to attend the special meeting in person (online) for the following purposes:

At the special meeting, you will be asked to consider and vote on proposals to:

(a)     Proposal No. 1 — The Business Combination Proposal — approve and adopt the business combination agreement, dated as of January 21, 2021 (as the same may be amended from time to time, the “Business Combination Agreement”), by and among CRIS, CRIS Thunder Merger LLC, a wholly-owned subsidiary of CRIS and a Delaware limited liability company (“SPAC Sub”), EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”), EVgo HoldCo, LLC, a wholly-owned subsidiary of Holdings and a Delaware limited liability company (the “Company”) and EVGO OPCO, LLC, a wholly-owned subsidiary of Holdings and a Delaware limited liability company (“OpCo” and, together with Holdings and the Company, the “EVgo Parties”), which provides for, among other things, (i) the contribution by CRIS of all of its assets to SPAC Sub, including but not limited to, cash and the Holdings Class B Shares (as defined below), (ii) the contribution by Holdings to OpCo of all of the issued and outstanding limited liability company interests of the Company in exchange for the issuance by OpCo to Holdings of the Holdings OpCo Units (as defined below), (iii) the transfer by SPAC Sub to Holdings of the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement (as defined below), and (iv) the contribution by SPAC Sub to OpCo of all of SPAC Sub’s remaining assets in exchange for the issuance by OpCo to SPAC Sub of the Issued OpCo Units (as defined below) (the “business combination proposal”);

(b)    Proposal No. 2 — The Charter Amendment Proposal — approve and adopt, assuming the business combination proposal is approved and adopted, the second amended and restated certificate of incorporation of CRIS (the “Proposed Charter,” a copy of which is attached to the accompanying proxy statement as Annex B), which, if approved, would take effect upon the closing of the business combination (the “Closing”) (we refer to this proposal as the “charter amendment proposal”);

(c)     Proposal No. 3 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, certain differences between CRIS’s current certificate of incorporation (as amended and restated through the date of this proxy statement, the “Current Charter”) and the Proposed Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as nine separate sub-proposals:

(1)    Advisory Charter Proposal A — to authorize an additional 1,499,000,000 shares of authorized capital stock, which would consist of (i) increasing the number of shares of Class A common stock from 100,000,000 shares to 1,200,000,000 shares, (ii) increasing the number of shares of Class B common stock from 10,000,000 shares to 400,000,000 shares and (iii) increasing the number of shares of preferred stock from 1,000,000 to 10,000,000 shares;

(2)    Advisory Charter Proposal B — to amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure;

(3)    Advisory Charter Proposal C — to provide for the waiver of the corporate opportunity doctrine with respect to LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors;

(4)    Advisory Charter Proposal D — to provide that actions under the Proposed Charter relating to the nomination and election of directors are subject to the Nomination Agreement (as defined below);

(5)    Advisory Charter Proposal E — to provide that the board of directors of CRIS be divided into three classes with only one class of directors being elected each year and each class serving three-year terms;

(6)    Advisory Charter Proposal F — to permit stockholders to act by written consent in lieu of a meeting until the time that LS Power beneficially owns less than 30% of the voting power of the then-outstanding common stock;

(7)    Advisory Charter Proposal G — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the Proposed Charter following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power;

(8)    Advisory Charter Proposal H — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the bylaws following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power; and

(9)    Advisory Charter Proposal I — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon for the removal of directors following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock entitled to vote generally for the election of directors.

(d)    Proposal No. 4 — The NYSE Proposal — approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The New York Stock Exchange’s (“NYSE”) Listed Company Manual, the issuance of more than 20% of common stock in connection with the business combination, including, without limitation, in connection with the SPAC Contribution and SPAC Sub Transfer, the issuance of the PIPE Shares and issuances of shares of Class A common stock as a result of the redemption of any Holdings OpCo Units and shares of Class B common stock pursuant to the OpCo A&R LLC Agreement (the “NYSE proposal” and, collectively with the business combination proposal and the charter amendment proposal, the “condition precedent proposals”);

(e)     Proposal No. 5 — The Director Election Proposal — assuming the condition precedent proposals are approved and adopted, elect nine directors to serve staggered terms on our board of directors until the

2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “director election proposal”);

(f)     Proposal No. 6 — The Incentive Plan Proposal — approve and adopt, assuming the condition precedent proposals are approved and adopted, the Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C (the “incentive plan proposal”); and

(g)    Proposal No. 7 — The Adjournment Proposal — approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal (the “adjournment proposal”).

To raise additional proceeds to fund the business combination, CRIS has entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Business Combination Agreement), pursuant to which the PIPE Investors have agreed to purchase the PIPE Shares for a price of $10.00 per share for an aggregate commitment of $400,000,000.

We anticipate that, upon completion of the business combination, the voting interests in CRIS will be as set forth in the table below.

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemption Condition(1)
CRIS’s Public Stockholders	8.7%	4.8%
Initial Stockholders	2.2%	2.3%
PIPE Investors	15.1%	15.8%
Holdings (LS Power)(2)	74.0%	77.1%

____________

(1)      Assumes that holders of 10,695,000 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the minimum cash condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)      LS Power owns all of the outstanding voting interests in Holdings and as a result, will control the vote with respect to all matters presented to stockholders following the business combination. See “Summary of the Proxy Statement — Organizational Structure.”

The above matters are more fully described in the accompanying proxy statement, which also includes, as Annex A, a copy of the Business Combination Agreement. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes and accompanying financial statements.

Our Class A common stock and warrants are currently listed on the NYSE under the symbols “CLII” and “CLII WS,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one half of one redeemable warrant, and are listed on the NYSE under the symbol “CLII.U.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Climate Change Crisis Real Impact I Acquisition Corporation” to “EVgo Inc.” We intend to list our Class A common stock and warrants on Nasdaq under the symbols “EVGO” and “EVGOW,” respectively, upon the Closing.

Only holders of record of shares of Class A common stock and shares of Class B common stock at the close of business on May 19, 2021 are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of CRIS’s stockholders of record entitled to vote at the special meeting will be available before the special meeting at CRIS’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to CRIS’s Current Charter, a public stockholder may request that CRIS redeem all or a portion of its public shares for cash if the business combination is consummated. A public stockholder will be entitled to receive cash for any public shares to be redeemed only if it:

(i)     (a) holds public shares or (b) holds public shares through units and it separates its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; and

(ii)    prior to 5:00 PM Eastern Time on June 17, 2021 (two business days prior to the vote at the special meeting), (a) submits a written request to Continental Stock Transfer & Trust Company, CRIS’s transfer agent (the “transfer agent”), that CRIS redeem its public shares for cash and (b) delivers its public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the trust account established in connection with the IPO (the “Trust Account”) as of two business days prior to the consummation of the business combination, including interest not previously released to CRIS to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. For illustrative purposes, as of May 13, 2021 this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that CRIS instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Under the Business Combination Agreement, the approval of each of the condition precedent proposals is a condition to the consummation of the business combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal and the incentive plan proposal are conditioned on the approval of the condition precedent proposals and the adjournment proposal is not conditioned on the approval of any other proposal. Unless waived by the parties to the Business Combination Agreement, if our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”

Approval of the business combination proposal, the NYSE proposal, the incentive plan proposal and the adjournment proposal require the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock, voting as a single class, cast by CRIS’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting as a single class, entitled to vote thereon at the special meeting. Approval, on an advisory basis, of the advisory charter proposals requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by CRIS’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the shares of Class A common stock and Class B common stock, voting as a single class, cast by CRIS’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon.

In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of CRIS’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021. Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. To ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. To participate in the virtual meeting, a CRIS stockholder of record will need the 12-digit control number included on your proxy card or instructions that accompanied your proxy materials. If a CRIS stockholder holds his or her shares in “street name,” which means his or her shares are held of record by a broker, bank or other nominee, such CRIS stockholder should contact his or her broker, bank or nominee to ensure that votes related to the shares he or she beneficially owns are properly counted. In this regard, such CRIS stockholder must provide the record holder of his or her shares with instructions on how to vote his or her shares or, if such CRIS stockholder wishes to attend the special meeting of stockholders and vote in person (online), obtain a legal proxy from his or her broker, bank or nominee. The special meeting webcast will begin promptly at 10:00 AM, Eastern Time. CRIS stockholders are encouraged to access the special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page. A stockholder’s failure to vote by proxy or to vote in person (online) at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person (online) or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your shares of common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CLII.info@investor.morrowsodali.com. This notice of special meeting and the proxy statement are available at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021.

By Order of the Board of Directors,
David W. Crane
Chief Executive Officer and Director

          , 2021

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on June 21, 2021: This notice of special meeting and the related proxy statement will be available at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021.

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CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “CRIS,” “we,” “us” or “our” refer to Climate Change Crisis Real Impact I Acquisition Corporation.

In this proxy statement, unless otherwise stated or unless the context otherwise requires:

“adjournment proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates.

“advisory charter proposals” means the nine separate sub-proposals presented in accordance with SEC guidance and set forth in “Proposal No. 3 — The Advisory Charter Proposals.”

“business combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that business combination agreement entered into on January 21, 2021 by and among CRIS, SPAC Sub and the EVgo Parties, as may be amended from time to time.

“business combination proposal” means the proposal to approve and adopt the Business Combination Agreement and such acquisitions and other transactions as contemplated thereby.

“Call Right” means, with respect to an exercise of the OpCo Unit Redemption Right, the right of the CRIS Group pursuant to the OpCo A&R LLC Agreement to elect, for administrative convenience, to acquire each tendered OpCo Unit (together with a corresponding share of Class B common stock) directly from such redeeming holder of OpCo Units for, at the election of the CRIS Group, (a) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (b) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement.

“charter amendment proposal” means the proposal to approve and adopt the Proposed Charter, assuming the business combination proposal is approved and adopted.

“Class A common stock” means Class A common stock of CRIS, par value $0.0001 per share.

“Class B common stock” means Class B common stock of CRIS, par value $0.0001 per share.

“Closing” means the closing of the business combination.

“Co-Investors” means OC III LVS IX LP, a Delaware limited partnership and TOCU XXXVII LLC, a Delaware limited liability company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“common stock” means Class A common stock and Class B common stock.

“Company” means EVgo HoldCo, LLC, a Delaware limited liability company.

“condition precedent proposals” means the business combination proposal, the charter amendment proposal and the NYSE proposal.

“CRIS” means (a) prior to giving effect to the business combination, Climate Change Crisis Real Impact I Acquisition Corporation, and (b) after giving effect to the business combination, EVgo Inc., the new name of Climate Change Crisis Real Impact I Acquisition Corporation after giving effect to the business combination.

“CRIS Group” means CRIS, SPAC Sub or any of their subsidiaries (other than OpCo and its subsidiaries).

“DGCL” means the General Corporation Law of the State of Delaware.

“director election proposal” means the proposal to elect nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

“DTC” means The Depository Trust Company.

v

“EVgo” means the Company and its subsidiaries.

“EVgo Parties” means OpCo, the Company and Holdings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“founder shares” means the 5,750,000 shares of Class B common stock collectively held by the initial stockholders.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Holdings” means EVgo Holdings, LLC, a Delaware limited liability company.

“Holdings Class B Shares” means 198,500,000 shares of Class B common stock (such number of shares of Class B common stock equal to the number of Holdings OpCo Units).

“Holdings Contribution” means the contribution by Holdings to OpCo all of the issued and outstanding limited liability company interests of the Company and, in connection therewith, (1) the recapitalization of OpCo as set forth in the OpCo A&R LLC Agreement, and (2) the issuance by OpCo to Holdings of the Holdings OpCo Units.

“Holdings OpCo Units” means 198,500,000 OpCo Units (such number of OpCo Units equal to the quotient obtained by dividing (a) $1,958,000,000 by (b) $10.00).

“Incentive Plan” means the EVgo Inc. 2021 Long Term Incentive Plan, a copy of which is attached to this proxy statement as Annex C.

“incentive plan proposal” means the proposal to approve and adopt the Incentive Plan.

“initial stockholders” means the Sponsor, Mary Powell, Richard, L. Kauffman, Mimi Alemayehou, Anne Frank-Shapiro, Daniel Gross, Amir Chireh Mehr and Stephen Moch.

“IPO” or “initial public offering” means CRIS’s initial public offering of units consummated on October 2, 2020.

“IRS” means the Internal Revenue Service.

“Issued OpCo Units” means such number of OpCo Units equal to the number of shares of Class A common stock issued and outstanding after giving effect to the business combination and the PIPE.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“LS Power” means LS Power Equity Partners IV, L.P. and its affiliates, unless the context otherwise requires.

“Nasdaq” means The Nasdaq Capital Market LLC.

“Nomination Agreement” means the nomination agreement to be entered into concurrently with the Closing, by and between CRIS and Holdings, pursuant to which Holdings will have certain director nomination rights.

“NYSE” means The New York Stock Exchange.

“NYSE proposal” means the proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The NYSE Listed Company Manual, the issuance of more than 20% of common stock in connection with the business combination, including, without limitation, in connection with the SPAC Contribution and SPAC Sub Transfer, the issuance of the PIPE shares and issuances of shares of Class A common stock as a result of the redemption of any Holdings OpCo Units and shares of Class B common stock pursuant to the OpCo A&R LLC Agreement.

“OpCo” means EVGO OPCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings.

“OpCo A&R LLC Agreement” means the amended and restated limited liability company agreement of OpCo to be entered into in connection with the Closing.

“OpCo Units” means the equity interests of OpCo.

“OpCo Unit Redemption Right” means the right of a holder of OpCo Units (other than SPAC Sub) pursuant to the OpCo A&R LLC Agreement to cause OpCo to redeem all or a portion of its OpCo Units (together with a corresponding number of shares of Class B common stock) for, at the election of OpCo, (a) shares of Class A common stock at a redemption ratio of one share of Class A common stock for each OpCo Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (b) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement.

“PIMCO” means Pacific Investment Management Company LLC.

“PIPE” means the sale of 40,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share and an aggregate purchase price of $400,000,000, in a private placement.

“PIPE Investors” means investors in the PIPE.

“PIPE Proceeds” means net cash proceeds from the PIPE.

“PIPE Shares” means the 40,000,000 shares of Class A common stock to be sold to PIPE Investors pursuant to the PIPE.

“private placement warrants” means the 6,600,000 warrants purchased by the Sponsor in a private placement simultaneously with the closing of the IPO, each of which is exercisable for one share of Class A common stock at $11.50 per share, at a price of $1.00 per warrant, generating gross proceeds of $6,600,000.

“Projections” means the prospective financial information prepared by management of EVgo and provided to CRIS’s board of directors.

“Proposed Charter” means the second amended and restated certificate of incorporation of CRIS which, if approved, would take effect upon the Closing.

“public shares” means the shares of Class A common stock included in the units sold by CRIS in its IPO.

“public stockholder” means a holder of public shares.

“public warrants” means the 11,500,000 redeemable warrants sold as part of the units in the IPO.

“Redemption Amount” means any amounts paid to holders of shares of Class A common stock who elect to redeem their shares in connection with the business combination.

“redemption rights” means the rights of stockholders to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account.

“Registration Rights Agreement” means the registration rights agreement to be entered into concurrently with the Closing, by and among CRIS, Holdings, the Sponsor and the other initial stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“special meeting” means the special meeting in lieu of the 2021 annual meeting of stockholders of CRIS.

“SPAC Contribution” means the contribution by CRIS to SPAC Sub on the Closing Date of all of its assets, including but not limited to (1) funds held in the Trust Account (net of the Redemption Amount and payment of any deferred underwriting fees from the IPO), the PIPE Proceeds, any cash held by CRIS in any working capital or similar account, net of transaction expenses of CRIS and the EVgo Parties; and (2) the Holdings Class B Shares.

“SPAC Sub” means CRIS Thunder Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of CRIS.

“SPAC Sub Contribution” means the contribution by SPAC Sub to OpCo of all of SPAC Sub’s remaining assets following the SPAC Sub Transfer in exchange for the issuance by OpCo to SPAC Sub of the Issued OpCo Units.

“SPAC Sub Transfer” means the transfer by SPAC Sub to Holdings of the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement.

“Sponsor” means CRIS’s sponsor, Climate Change Crisis Real Impact I Acquisition Holdings, LLC, a Delaware limited liability company.

“Sponsor Agreement” means the letter agreement entered into concurrently with the Business Combination Agreement by and among CRIS, the Co-Investors, the Sponsor and the other initial stockholders, pursuant to which the Sponsor, other initial stockholders and the Co-Investors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination.

“Tax Receivable Agreement” means the tax receivable agreement, to be entered into at Closing, by and among CRIS, SPAC Sub, Holdings and an agent to be named by LS Power.

“transfer agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account established in connection with the IPO.

“units” means the units of CRIS, each consisting of one share of Class A common stock and one half of one redeemable warrant of CRIS, with each such public warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

“warrants” means the private placement warrants and public warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement may constitute “forward-looking statements.” Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement in relation to EVgo has been provided by EVgo and its management team, and forward-looking statements include statements relating to EVgo’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

•        trends in the climate sector, transportation sector or electric mobility sector and trends specific to clean energy, renewables and carbon removal;

•        our ability to complete the business combination, or, if we do not consummate the business combination, any other initial business combination, amidst the uncertainty resulting from the ongoing COVID-19 pandemic, and the effect of the ongoing pandemic on the climate sector, the economy and any business or businesses with which we consummate our initial business combination;

•        the benefits of the business combination;

•        the future financial performance of the combined company following the business combination;

•        expansion plans and opportunities;

•        our potential ability to obtain financing to complete the business combination;

•        our public securities’ potential liquidity and trading;

•        the lack of a market for our securities;

•        the Trust Account not being subject to claims of third parties; and

•        our financial performance following the business combination.

The forward-looking statements contained in this proxy statement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•        satisfaction of conditions to the business combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the ability to obtain and/or maintain the listing of our Class A common stock and public warrants on Nasdaq following the business combination;

•        our ability to raise financing in the future;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the business combination;

•        our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the business combination, as a result of which they would then receive expense reimbursements;

•        the use of proceeds not held in the Trust Account or available to us from interest income on the Trust Account balance;

•        changes adversely affecting the business in which EVgo is engaged;

•        the risks associated with cyclical demand for EVgo’s services and vulnerability to industry downturns and regional or national downturns;

•        fluctuations in EVgo’s revenue and operating results;

•        unfavorable conditions or further disruptions in the capital and credit markets;

•        EVgo’s ability to generate cash, service indebtedness and incur additional indebtedness;

•        competition from existing and new competitors;

•        EVgo’s ability to integrate any businesses it acquires;

•        EVgo’s ability to recruit and retain experienced personnel;

•        risks related to legal proceedings or claims, including liability claims;

•        EVgo’s dependence on third-party contractors to provide various services;

•        EVgo’s ability to obtain additional capital on commercially reasonable terms;

•        safety and environmental requirements that may subject EVgo to unanticipated liabilities;

•        general economic or political conditions; and

•        other factors detailed under the section entitled “Risk Factors” herein and in CRIS’s final prospectus filed with the SEC on September 30, 2020 in connection with the IPO.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a stockholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect CRIS or EVgo.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including the business combination. The following questions and answers do not include all the information that is important to our stockholders. We urge our stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement?

A:     CRIS is proposing to consummate a business combination with EVgo. CRIS, SPAC Sub and the EVgo Parties have entered into the Business Combination Agreement, the terms of which are described in this proxy statement. You are being asked to consider and vote on the business combination. The Business Combination Agreement provides for, among other things, (i) the contribution by CRIS of all of its assets to SPAC Sub, including, but not limited to, cash and the Holdings Class B Shares, (ii) the contribution by Holdings to OpCo of all of the issued and outstanding limited liability company interests of the Company in exchange for the issuance by OpCo to Holdings of the Holdings OpCo Units, (iii) the transfer by SPAC Sub to Holdings of the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement, and (iv) the contribution by SPAC Sub to OpCo of all of SPAC Sub’s remaining assets in exchange for the issuance by OpCo to SPAC Sub of the Issued OpCo Units. After giving effect to business combination, SPAC Sub will hold a number of OpCo Units equal to the number of shares of Class A common stock issued and outstanding after giving effect to the business combination and the PIPE. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A. CRIS urges its stockholders to read the Business Combination Agreement in its entirety.

Consummation of the business combination proposal requires the approval of holders of at least a majority of the shares of Class A common stock and Class B common stock, voting as a single class, that are voted in person or by proxy at the special meeting.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q:     Why is CRIS proposing the business combination?

A:     CRIS was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

See “Proposal No. 1 — The Business Combination Proposal — CRIS’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q:     What will Holdings receive in return for the acquisition of EVgo by CRIS?

A:     Holdings will receive (i) the Holdings OpCo Units and Holdings Class B Shares and (ii) the right to enter into the Tax Receivable Agreement.

Q:     What will OpCo receive in connection with the business combination?

A:     OpCo will receive (i) funds in the Trust Account after deduction of the Redemption Amount and the deferred underwriting fee due to underwriters from CRIS’s IPO, (ii) the PIPE Proceeds and (iii) any cash held by CRIS in any working capital or similar account, net of transaction expenses of CRIS and the EVgo Parties.

Q:     What are the principal differences between Class A common stock and Class B common stock?

A:     After the business combination, Class A common stock and Class B common stock will constitute all of the classes of common stock of CRIS and will possess all voting power for the election of directors of CRIS and all other matters requiring stockholder action. Holders of shares of Class A common stock and Class B common stock will be entitled to one vote per share and at all times vote together as one class on all matters submitted to a vote of the stockholders of CRIS. The principal difference between Class A common stock and Class B common stock is that holders of shares of Class B common stock will not be entitled to receive dividends, if declared by our board of directors, or to receive any portion of any assets in respect of such shares upon the liquidation, dissolution, distribution of assets or winding-up of the post-business combination company. In addition, upon the redemption of the OpCo Units held by Holdings pursuant to the OpCo A&R LLC Agreement for shares of

Class A common stock, the corresponding shares of Class B common stock automatically will be cancelled for no consideration. Finally, shares of Class B common stock can only be transferred with their corresponding OpCo Units in accordance with the OpCo A&R LLC Agreement.

Q:     What voting interests will our current stockholders, initial stockholders, PIPE Investors and Holdings hold in CRIS immediately after the consummation of the business combination?

A:     We anticipate that, upon completion of the business combination, the voting interests in CRIS will be as set forth in the table below.*

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemption Condition(1)
CRIS’s Public Stockholders	8.7%	4.8%
Initial Stockholders	2.2%	2.3%
PIPE Investors	15.1%	15.8%
Holdings (LS Power)(2)	74.0%	77.1%

__________

(1)      Assumes that holders of 10,695,000 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the minimum cash condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)      LS Power owns all of the outstanding voting interests in Holdings and as a result, will control the vote with respect to all matters presented to stockholders following the business combination. See “Summary of the Proxy Statement — Organizational Structure.”

*        Upon completion of the business combination, CRIS’s public stockholders, the initial stockholders and the PIPE Investors will hold shares of Class A common stock and Holdings will hold OpCo Units and shares of Class B common stock.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses tables on pages 18 to 19 and 132 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing on October 2, 2021) or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, a copy of which is attached to this proxy statement as Annex C, but does include the founder shares, which, on the effective date of the business combination, will convert into 5,750,000 shares of Class A common stock in accordance with the terms of CRIS’s Current Charter. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 18,100,000 warrants to acquire our shares of Class A common stock, which are comprised of 6,600,000 private placement warrants held by the Sponsor and 11,500,000 warrants sold as part of the units in the IPO (the “public warrants”). Each of our outstanding warrants is exercisable commencing on October 2, 2021 for one share of Class A common stock. If we assume that each outstanding warrant is exercised and one share of Class A common stock is issued as a result of such exercise, with payment to CRIS of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 18,100,000 shares, with approximately $208,150,000 paid to CRIS to exercise the warrants.

Q:     Will CRIS obtain new financing in connection with the business combination?

A:     The PIPE Investors have committed to purchase from CRIS 40,000,000 shares of Class A common stock, for an aggregate purchase price of $400,000,000 in the PIPE. Such securities may have a value of approximately $430,800,000, estimated based on the closing price of $10.77 per public share on the NYSE on May 13, 2021.

Q:     How will we be managed following the business combination?

A:     Immediately after the Closing, the board of directors of CRIS will be divided into three separate classes, designated as follows:

•        Class I comprised of Elizabeth Comstock, Joseph Esteves and John King;

•        Class II comprised of Darpan Kapadia, Rodney Slater and Kate Brandt; and

•        Class III comprised of Cathy Zoi, David Nanus and Patricia K. Collawn.

Following the consummation of the business combination, the current management of EVgo will become the management of CRIS. Upon the Closing, CRIS will change its name to “EVgo Inc.”

Please see the section entitled “Management of CRIS Following the Business Combination” for further information.

Q:     What interests do our initial stockholders, current officers and directors, and EVgo’s current owners have in the business combination?

A:     In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers and EVgo’s current owners have interests in the business combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to our stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve the business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the founder shares, and now holds 5,574,500 founder shares which will convert into 5,574,500 shares of Class A common stock in accordance with the terms of CRIS’s Current Charter, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $60,037,365 based on the closing price of $10.77 per public share on the NYSE on May 13, 2021; and in the event we do not consummate an initial business combination by October 2, 2022, these founder shares will be worthless;

•        the fact that (i) Ms. Frank-Shapiro, our Chief Operating Officer, owns 60,000 founder shares, (ii) Ms. Powell, one of our directors and our chairperson, owns 30,000 founder shares, (iii) Ms. Alemayehou, one of our directors, owns 25,000 founder shares and (iv) Mr. Kauffman, one of our directors, owns 25,000 founder shares, which will convert into 60,000, 30,000, 25,000 and 25,000 shares of Class A common stock, respectively, in accordance with the terms of CRIS’s Current Charter, and such securities will have a value at the time of the business combination, estimated at approximately $646,200, $323,100, $269,250 and $269,250, based on the closing price of $10.77 per public share on the NYSE on May 13, 2021; and in the event we do not consummate an initial business combination by October 2, 2022, these founder shares will be worthless;

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an initial business combination by October 2, 2022;

•        the fact that CRIS PIPE ONE, LLC, which is affiliated with members of CRIS’s officers and directors, will be purchasing 500,000 shares of Class A common stock in the PIPE for a total purchase price of $5,000,000; and the PIMCO private funds, which are investors in the Sponsor, or their affiliates will be purchasing 5,000,000 shares of Class A common stock in the PIPE for a total purchase price of $50,000,000;

•        the fact that the Sponsor paid approximately $6,600,000 for 6,600,000 private placement warrants, each of such private placement warrants is exercisable commencing on October 2, 2021 for one share of Class A common stock at an exercise price of $11.50 per share. If we do not consummate an initial business combination by October 2, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $13,002,000 based upon the closing price of $1.97 per warrant on the NYSE on May 13, 2021;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the anticipated election of Elizabeth Comstock, one of our executive officers, as a director of CRIS after the consummation of the business combination. As such, in the future Ms. Comstock will receive any cash fees, stock options or stock awards that CRIS’s board of directors determines to pay to our directors;

•        pursuant to the Nomination Agreement, Holdings will have the right to designate up to a majority of the board of directors of CRIS, subject to certain terms and conditions, and the Chief Executive Officer of CRIS will be a member of the board of directors of CRIS;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•        the fact that Holdings, whose affiliates will have the right to designate directors to the board of directors pursuant to the Nomination Agreement and include members of EVgo’s management team who will become executive officers and directors of CRIS following the business combination, will hold a significant number of shares of Class B common stock and an equal number of OpCo Units that are together redeemable for shares of Class A common stock in accordance with the terms of the OpCo A&R LLC Agreement;

•        the fact that the LS Power Note (as defined herein), under which $57.0 million was outstanding as of March 31, 2021, will be cancelled immediately prior to Closing and deemed to be an equity contribution to the Company. See “Certain Relationships and Related Party Transactions;” and

•        the fact that Holdings and an agent to be named by LS Power will enter into the Tax Receivable Agreement with the CRIS Group as described in greater detail in “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” The Tax Receivable Agreement will provide for payment by the CRIS Group to Holdings (or its permitted assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the CRIS Group actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain increases in tax basis that occur as a result of the CRIS Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of Holdings’ OpCo Units pursuant to the business combination or the exercise of the OpCo Unit Redemption Right or the Call Right and (ii) imputed interest deemed to be paid by the CRIS Group as a result of, and additional tax basis arising from, any payments the CRIS Group makes under the Tax Receivable Agreement. The CRIS Group will retain any remaining actual net cash savings. Estimating the amount and timing of the CRIS Group’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise and unknown at this time and will vary based on a number of factors, many of which are outside of our control. Solely for purposes of illustration, we expect that if there were a redemption of all of the OpCo Units held by Holdings immediately after the business combination (which is not likely or anticipated), the estimated tax benefits to the CRIS Group subject to the Tax Receivable Agreement could be up to $657 million (to the extent the CRIS Group has actual tax liability equal to or in excess of this amount) to be utilized over at least 15 years from the date of the business combination as and when such benefits are realized (or in some cases, deemed realized). This illustration is almost certainly not accurate as it is based on stylized assumptions that are not realistic, and the actual or deemed benefits (and corresponding payments under the Tax Receivable Agreement) are likely to be significantly different. Moreover, any estimate we provide would necessarily be based on numerous uncertain assumptions, including but not limited to a $10.00 per share trading price of Class A common stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal, state or local income tax law, and that the CRIS Group will have sufficient taxable income on a current basis to utilize such estimated tax benefits. Utilizing this estimate as an illustration, Holdings would be entitled to payments under the Tax Receivable Agreement equal to 85% of the $657 million of tax benefits, or approximately $558 million, as and when such benefits are realized (or in some cases, deemed realized). LS Power owns a beneficial interest in Holdings, and therefore, would have a beneficial interest in such payments consistent with its beneficial ownership of Holdings as more fully described in “Summary of the Proxy Statement — Organizational Structure.” As noted above, the foregoing numbers are merely estimates for purposes of this illustration and the actual tax benefits and the amount and timing of the payments under the Tax Receivable Agreement to Holdings could differ materially as a result of a number of factors, including changes to OpCo’s balance sheet, the timing of the redemption of OpCo Units, the price of Class A common stock at the time of each exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income the CRIS group generates in the future and the tax rate then applicable, and the portion of the payments under the Tax Receivable Agreement constituting imputed interest or depreciable or amortizable tax basis, as more fully described in “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” Moreover, if tax benefits are deemed realized in certain circumstances (such as a change of control or other early termination of the Tax Receivable Agreement), the actual amount and timing of tax benefits may substantially differ from the deemed timing and amount, and the payments made by the CRIS Group under the Tax Receivable Agreement could exceed the actual net cash tax savings resulting from the “Up-C” structure. Payments under the Tax Receivable Agreement will not be conditioned upon Holdings (or LS Power) having an ownership interest in CRIS or OpCo. In addition, certain rights of Holdings (including the right to receive payments) under the Tax Receivable Agreement will be transferable in connection with transfers permitted under the OpCo A&R LLC Agreement of the corresponding OpCo Units or after the corresponding OpCo Units have been acquired pursuant to the OpCo Unit Redemption Right or Call Right. For a more detailed discussion of the Tax Receivable Agreement, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Please also see the sections “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of our initial stockholders, current officers and directors, and EVgo’s current owners.

Q:     What is an “Up-C” Structure?

A:     Our corporate structure following the business combination, as described under the section entitled “Proposal No. 1 — The Business Combination Proposal — General; Structure of the Business Combination,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as CRIS.

Under our “Up-C” structure, the business of EVgo will be held by OpCo and will continue to operate through the subsidiaries of the Company, and CRIS’s only direct assets will consist of equity interests in SPAC Sub, which, in turn, will hold only the Issued OpCo Units. OpCo’s only direct assets will consist of its equity interests in the Company. As a result, the EVgo business will be operated in one or more entities that will be treated as partnerships or other “pass-through” entities for U.S. federal (and certain state and local) income tax purposes. Generally, OpCo will not pay U.S. federal income tax on any items of income or loss earned from the EVgo business after the business combination and instead will allocate such items to the holders of the OpCo Units, including SPAC Sub, to report on such holders’ tax returns.

Upon Closing, Holdings will hold the Holdings OpCo Units and Holdings Class B Shares, and, pursuant to the terms of the OpCo A&R LLC Agreement, each OpCo Unit and corresponding share of Class B common stock, together, will be redeemable, subject to certain conditions, for either one share of Class A common stock, or, at OpCo’s election, an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement.

As a result of the transactions undertaken pursuant to the Business Combination Agreement and the redemption of OpCo Units together with a corresponding number of shares of Class B common stock for Class A common stock or cash pursuant to the OpCo A&R LLC Agreement, the CRIS Group may receive an increase in the tax basis of the assets of EVgo attributable to the OpCo Units the CRIS Group holds through SPAC Sub, resulting in certain tax benefits, such as additional depreciation and amortization deductions, that may reduce the income allocable to the CRIS Group. CRIS and SPAC Sub will enter into the Tax Receivable Agreement with Holdings and an agent to be named by LS Power in connection with the business combination, which will provide for the payment by the CRIS Group to certain holders of OpCo Units of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the CRIS Group actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of such increase in tax basis. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” and “Description of Securities.”

After Holdings proposed the “Up-C” structure in connection with the letter of intent between Holdings and CRIS and following multiple discussions regarding the potential benefits and burdens of the structure, Holdings and CRIS selected the “Up-C” structure in order to (i) allow Holdings the option to continue to hold its economic ownership in the Company in “pass-through” form for U.S. federal income tax purposes through its ownership of the OpCo Units, and (ii) potentially benefit from net cash tax savings that the CRIS Group might realize as described above. As discussed above, it is unknown whether the foregoing perceived benefits of the “Up-C” structure will be achieved, and if so, the timing and amount of any such benefits, as more fully described in “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Q:     What happens to the funds deposited in the Trust Account after consummation of the business combination?

A:     Upon the completion of the IPO, a total of $230,000,000 was placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of May 13, 2021, there were investments and cash held in the Trust Account of approximately $230,008,489. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our public shares if we are unable to complete an initial business combination by October 2, 2022, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:     What happens if a substantial number of the public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A:     CRIS’s public stockholders may vote in favor of the business combination and exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

However, the consummation of the business combination is conditioned upon, among other things, approval by CRIS’s stockholders of the Business Combination Agreement and the business combination (which condition may not be waived).

In addition, with fewer public shares and public stockholders, the trading market for Class A common stock may be less liquid than the market for shares of Class A common stock was prior to consummation of the business combination and CRIS may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into CRIS’s business will be reduced.

Q:     What conditions must be satisfied to complete the business combination?

A:     Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the business combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, approval by CRIS’s stockholders of the Business

Agreement and the business combination. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Q:     What happens if the business combination is not consummated?

A:     If we are not able to complete the business combination with EVgo or another initial business combination by October 2, 2022, we will cease all operations except for the purpose of winding up and redeeming our public shares and liquidating the Trust Account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:     When do you expect the business combination to be completed?

A:     It is currently anticipated that the business combination will be consummated as soon as practicable following the special meeting, which is set for June 21, 2021; however, the special meeting could be adjourned if the adjournment proposal is adopted by our stockholders at the special meeting and we elect to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, any of the condition precedent proposals or the incentive plan proposal has not been approved. For a description of the conditions for the completion of the business combination, see “The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:     What proposals are stockholders being asked to vote upon?

A:     Under the Business Combination Agreement, the approval of the condition precedent proposals is a condition to the consummation of the business combination. If our stockholders do not approve each of the condition precedent proposals, then the business combination may not be consummated.

CRIS is requesting that its stockholders approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, a copy of which is attached to this proxy statement as Annex B, which, if approved, would take effect upon the closing of the business combination. See “Proposal No. 2 — The Charter Amendment Proposal.”

In addition, CRIS is requesting that its stockholders vote to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter. See “Proposal No. 3 — The Advisory Charter Proposals.”

The stockholders are also being asked to vote upon proposals to (i) approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The NYSE Listed Company Manual, the issuance of more than 20% of common stock in connection with the business combination, including, without limitation, in connection with the SPAC Contribution and SPAC Sub Transfer, the issuance of the PIPE Shares and issuances of shares of Class A common stock as a result of the redemption of any Holdings OpCo Units and shares of Class B common stock pursuant to the OpCo A&R LLC Agreement, (ii) elect nine members of our board of directors, effective as of the Closing and (iii) approve the Incentive Plan, effective as of Closing. See “Proposal No. 4 — The NYSE Proposal”, “Proposal No. 5 — the Director Election Proposal” and “Proposal No. 6 — the Incentive Plan Proposal.”

In addition to the foregoing proposals, the stockholders also may be asked to consider and vote upon a proposal to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if (1) based upon the tabulated vote at the time of the special meeting, each of the condition precedent proposals has not been approved and/or (2) CRIS determines that one or more of the closing conditions under the Business Combination Agreement has not been satisfied. See “Proposal No. 7 — The Adjournment Proposal.”

CRIS will hold the special meeting of our stockholders to consider and vote upon these proposals. This proxy statement contains important information about the business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

After careful consideration, CRIS’s board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that the business combination proposal, the charter amendment proposal, the advisory charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal and the adjournment proposal is in the best interests of CRIS and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of CRIS’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of CRIS and its stockholders and what he or they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for a further discussion.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q:     What material negative factors did CRIS’s board of directors consider in connection with the business combination?

A:     Although CRIS’s board of directors believes that the acquisition of EVgo will provide our stockholders with an opportunity to participate in a combined company that is well positioned to benefit from the expected increase in size of the EV charging market in the future and is well aligned with all the key factors central to CRIS’s strategy, the board of directors did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that stockholders would not approve the business combination and the risk that a significant number of stockholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “Proposal No. 1 — The Business Combination Proposal — CRIS’s Board of Director’s Reasons for Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Relating to CRIS’s Business and Industry.”

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you have the right to request that CRIS redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement. Public stockholders may elect to redeem all or a portion of such public stockholder’s public shares even if they vote for the business combination proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

CRIS’s officers, directors and the initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of a business combination. In addition, concurrently with the entry into the Business Combination Agreement, CRIS, the Co-Investors, the Sponsor and the other initial stockholders entered into the Sponsor Agreement with the Company, pursuant to which the Sponsor, the other initial stockholders and the Co-Investors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination.

The consummation of the business combination is conditioned upon, among other things, approval by CRIS’s stockholders of the Business Combination Agreement and the business combination (which condition may not be waived). Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”

Q:     How do I exercise my redemption rights?

A:     If you are a holder of public shares and wish to exercise your right to redeem your public shares, you must:

(i)     (a) hold public shares or (b) hold public shares through units and separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that CRIS redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

The address of the transfer agent is listed under the question “Who can help answer my questions?” below.

Holders of units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so.

Any holder of public shares will be entitled to request that their public shares be redeemed for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest not previously released to CRIS to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. For illustrative purposes, as of May 13, 2021 this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the business combination proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the business combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the transfer agent at the address listed at the end of this section.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the transfer agent and later decide prior to Closing not to elect redemption, you may request that CRIS instruct the transfer agent to return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the transfer agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent by 5:00 PM, Eastern Time, on June 17, 2021.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the business combination is consummated, CRIS will redeem public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the business combination.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any CRIS warrants that you may hold.

Q:     Will how I vote on the business combination proposal affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights irrespective of whether you vote your Class A common stock for or against the business combination proposal or any other proposal described by this proxy statement. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their public shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of outstanding units must separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact the transfer agent directly and instruct them to do so. If you fail to cause your public shares to be separated and delivered to the transfer agent by 5:00 PM, Eastern Time, on June 17, 2021 you will not be able to exercise your redemption rights with respect to your public shares.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. Please see the section entitled “Certain U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:     Do I have appraisal rights in connection with the proposed business combination?

A:     No. Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.

Q:     What do I need to do now?

A:     CRIS urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of CRIS. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q:     How do I vote?

A:     If you were a holder of record of common stock on May 19, 2021, the record date for the special meeting, you may vote with respect to the applicable proposals online at the special meeting by voting your shares electronically by following the instructions at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person (online), obtain a legal proxy from your broker, bank or nominee.

In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of CRIS’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021. Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     How do I attend the special meeting?

A:     As a registered stockholder, you will receive or have received a notice and access instruction form or proxy card from the transfer agent. Both forms contain instructions on how to attend the virtual special meeting including the URL address (https://www.cstproxy.com/climatechangecrisisrealimpacti/2021), along with your control number. You will need your 12-digit control number for access. If you do not have your 12-digit control number, contact the transfer agent by calling phone number 917-262-2373 or sending an e-mail at proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting June 16, 2021 at 9:00 AM, Eastern Time, by entering the URL address (https://www.cstproxy.com/climatechangecrisisrealimpacti/2021) into your browser, and entering your 12-digit control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the special meeting, you will need to re-log in using your 12-digit control number. You will also be prompted to enter your 12-digit control number if you vote during the special meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact the transfer agent to receive a 12-digit control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote the transfer agent will issue you a 12-digit guest control number with proof of ownership. Either way you must contact the transfer agent for specific instructions on how to receive the 12-digit control number. The transfer agent may be contacted at the phone number or email address above. Please allow up to 72 hours prior to the special meeting for processing your 12-digit control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing 1 888-965-8995 (U.S. and Canada toll-free), or if outside U.S. and Canada, +1 415-655-0243 (standard rates apply). When prompted enter the pin number 03685595#. This call will be for listening only and you will not be able to vote or enter questions during the meeting.

Q:     Who is entitled to vote at the special meeting?

A:     CRIS has fixed May 19, 2021 as the record date. If you were a stockholder of CRIS at the close of business on the record date, you are entitled to vote on matters that come before the special meeting. However, a stockholder may only vote his or her shares if he or she is present in person (online) or is represented by proxy at the special meeting.

Q:     How many votes do I have?

A:     Our stockholders are entitled to one vote at the special meeting for each share of common stock held of record as of the record date. As of the close of business on the record date, there were outstanding 28,750,000 shares of common stock, of which 23,000,000 were outstanding public shares.

Q:     What constitutes a quorum?

A:     A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 14,375,001 shares of common stock would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the special meeting?

A:     The following votes are required for each proposal at the special meeting:

•        Business combination proposal:    The approval of the business combination proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

•        Charter amendment proposal:    The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

•        Advisory charter proposals:    Approval of each of the advisory charter proposals, each of which is a non-binding vote, requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

•        NYSE proposal:    The approval of the NYSE proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

•        Director election proposal:    The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock, who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

•        Incentive plan proposal:    The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

•        Adjournment proposal:    The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

Q:     What are the recommendations of CRIS’s board of directors?

A:     CRIS’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are in the best interest of CRIS’s stockholders and unanimously recommends that our stockholders vote “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” each advisory charter proposal on an advisory basis, “FOR” the NYSE proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of CRIS’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of CRIS and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by October 2, 2022, we may be forced to liquidate and the 5,750,000 founder shares and 6,600,000 private placement warrants owned by the Sponsor would be worthless. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q:     How do the Sponsor and the other initial stockholders intend to vote their shares?

A:     Pursuant to the terms of the letter agreement entered into at the time of the IPO, our initial stockholders agreed to vote their founder shares, private placement shares and any public shares purchased by them, in favor of the business combination proposal. In addition, concurrently with the entry into the Business Combination Agreement, CRIS, the Sponsor, the other initial stockholders and the Co-Investors entered into the Sponsor Agreement with the Company, pursuant to which the Sponsor, the other initial stockholders and the Co-Investors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination. As of the date of this proxy statement, our initial stockholders own an aggregate of 5,750,000 shares of common stock, which in the aggregate represent approximately 20.0% of our total outstanding shares on the date of this proxy statement.

Q:     May the Sponsor and the other initial stockholders purchase public shares or warrants prior to the special meeting?

A:     At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding CRIS or our securities, our officers, directors, the initial stockholders, EVgo and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. CRIS will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:     Did CRIS’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A:     No. CRIS’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. CRIS’s board of directors has conducted substantial due diligence on EVgo and believes because of the financial skills and backgrounds of its directors, the board of directors was qualified to make the necessary analyses and determinations regarding the business combination. In addition, CRIS’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of CRIS’s board of directors in valuing EVgo’s business and assuming the risk that CRIS’s board of directors may not have properly valued the business.

Q:     What happens if I sell my shares of common stock before the special meeting?

A:     The record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the business combination is expected to be completed. If you transfer your shares of common stock after the applicable record date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such special meeting.

Q:     How has the announcement of the business combination affected the trading price of Class A common stock, warrants and units?

A:     On January 21, 2021, the last trading date before the public announcement of the business combination, Class A common stock, warrants and units closed at $13.34, $3.10 and $14.75, respectively. As of May 13, 2021, Class A common stock, warrants and units closed at $10.77, $1.97 and $11.38, respectively.

Q:     Following the business combination, will CRIS’s securities continue to trade on a stock exchange?

A:     Yes. We intend to list our Class A common stock and warrants on Nasdaq under the symbols “EVGO” and “EVGOW,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security following the business combination.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card to CRIS’s secretary at the address set forth below so that it is received by CRIS’s secretary prior to the vote at the special meeting (which is scheduled to take place on June 21, 2021) or attend the special meeting and vote in person (online). Stockholders also may revoke their proxy by sending a notice of revocation to CRIS’s secretary, which must be received by CRIS’s secretary prior to the vote at the special meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the special meeting?

A:     If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders and consummated, you will become a stockholder and/or warrant holder of the combined company. If you fail to take any action with respect to the special meeting and the business combination is not approved, you will remain a stockholder and/or warrant holder of CRIS. However, if you fail to take any action with respect to the special meeting, you will nonetheless be able to elect to redeem your public shares in connection with the business combination, provided you follow the instructions in this proxy statement for redeeming your shares.

Q:     What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:     Stockholders who exercise their redemption rights must deliver their stock certificates to the transfer agent (either physically or electronically) prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting).

CRIS warrant holders should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their public shares.

In addition, before the Closing, each outstanding unit of CRIS (each of which consists of one share of Class A common stock and one half of one redeemable warrant to purchase one share of Class A common stock) will be separated into its component share of Class A common stock and half warrant. If, upon the separation from units or otherwise, a holder of warrants would be entitled to receive a fractional warrant, CRIS will round down to the nearest whole number the number of warrants to be issued to such holder.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of common stock.

Q:     Who can help answer my questions?

A:     If you have questions about the business combination or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: CLII.info@investor.morrowsodali.com

You also may obtain additional information about CRIS from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to the transfer agent at the address below prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement. The Business Combination Agreement is the legal document that governs the business combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement in the section entitled “The Business Combination Agreement.” This proxy statement also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

The Parties to the Business Combination

Climate Change Crisis Real Impact I Acquisition Corporation

CRIS is a blank check company incorporated in Delaware on August 4, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on our business activities, CRIS is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Our Class A common stock and warrants are currently listed on the NYSE under the symbols “CLII” and “CLII WS,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one half of one redeemable warrant, and are listed on the NYSE under the symbol “CLII.U.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Climate Change Crisis Real Impact I Acquisition Corporation” to “EVgo Inc.” We intend to apply to list our Class A common stock and warrants on Nasdaq under the symbols “EVGO” and “EVGOW,” respectively, upon the Closing.

The mailing address of our principal executive office is 300 Carnegie Center, Suite 150, Princeton, New Jersey 08540. Our telephone number is (212) 847-0360.

EVgo

EVgo owns and operates the nation’s largest public direct current (“DC”) fast-charging network for battery electric vehicles (“EVs”) by number of locations and is the first EV charging network in the United States powered by 100% renewable electricity, through the use of renewable energy certificates (“RECs”). See “Information About EVgo — Government Regulation — Renewable Energy Markets.” EVgo seeks to locate its charging infrastructure in high traffic, high density urban, suburban and exurban locations to provide EV drivers of all types with easy access to convenient, reliable high-speed charging. EVgo’s network is capable of natively charging (i.e., charging without an adaptor) all EV models and charging standards currently available in the U.S. and serves a wide variety of private retail and commercial customers. Founded in 2010, EVgo has been a leader and innovator in the EV charging space and is well positioned to continue to capitalize on its sustainable first-mover and first-learner advantages as EV adoption accelerates. To take advantage of the expected rapid growth in North American EVs on the road, EVgo is rapidly expanding its network of owned charging stations, prioritizing development of locations with favorable traffic and utilization characteristics.

The mailing address of EVgo’s principal executive office is 11835 West Olympic Boulevard, Suite 900E, Los Angeles, California 90064, and its phone number is (310) 954-2905.

Summary of the Business Combination Agreement

On January 21, 2021, we entered into the Business Combination Agreement with SPAC Sub and the EVgo Parties, which provides for, among other things, (a) the SPAC Contribution, (b) the Holdings Contribution, (c) the SPAC Sub Transfer and (d) the SPAC Sub Contribution.

Structure of the Business Combination

In connection with the closing of the business combination contemplated by the Business Combination Agreement, at the Closing:

(i)     CRIS will contribute all of its assets to SPAC Sub, including but not limited to (1) an amount of funds equal to (A) funds held in the Trust Account (net of any amounts paid to holders of shares of Class A common stock who elect to redeem their shares (the “Redemption Amount”) and the payment of any deferred underwriting fees from the IPO), plus (B) net cash proceeds from the PIPE (the “PIPE Proceeds”), plus (C) any cash held by CRIS in any working capital or similar account, less (D) any transaction expenses of CRIS and the EVgo Parties; and (2) a number of newly issued shares of Class B common stock equal to the number of Holdings OpCo Units, which will be equal to the quotient obtained by dividing (x) $1,958,000,000 by (y) $10.00 (such shares, the “Holdings Class B Shares” and such transaction, the “SPAC Contribution”);

(ii)    immediately following the SPAC Contribution, Holdings will contribute to OpCo all of the issued and outstanding limited liability company interests of the Company and, in connection therewith, (1) OpCo will be recapitalized as set forth in the OpCo A&R LLC Agreement, and (2) OpCo will issue to Holdings the Holdings OpCo Units (such transactions, the “Holdings Contribution”);

(iii)   immediately following the Holdings Contribution, SPAC Sub will transfer to Holdings the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement (such applicable transactions, the “SPAC Sub Transfer”); and

(iv)   immediately following the SPAC Sub Transfer, SPAC Sub will contribute to OpCo all of its remaining assets in exchange for the issuance by OpCo to SPAC Sub of the Issued OpCo Units (the “SPAC Sub Contribution”, and, together with the SPAC Contribution, the Holdings Contribution and the SPAC Sub Transfer, the “business combination”).

Conditions to the Closing

The obligations of the EVgo Parties, CRIS and SPAC Sub to consummate the business combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of each of the following mutual conditions:

•        the conditions precedent proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of CRIS in accordance with this proxy statement, DGCL, CRIS’s Current Charter and the rules and regulations of the NYSE;

•        no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the business combination illegal or otherwise prohibiting consummation of the business combination;

•        all filings, notifications, or other submissions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have been made and any applicable waiting period (and any extension thereof) applicable to the consummation of the business combination under the HSR Act shall have expired or been terminated;

•        the shares of Class A common stock to be issued in connection with the business combination (including all shares of Class A common stock issuable upon the conversion of the shares of Class B common stock and OpCo Units issued in the business combination, as set forth in the OpCo A&R LLC Agreement and the Proposed Charter) shall be listed on the NYSE, or Nasdaq Stock Market (“Nasdaq”), as mutually agreed to by the parties, as of the Closing Date; and

•        CRIS shall have at least $5,000,001 of net tangible assets after giving effect to the PIPE and following the exercise of redemption rights by CRIS’s public stockholders in accordance with CRIS’s Current Charter and bylaws.

The obligations of CRIS and SPAC Sub to consummate the business combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•        the representations and warranties of the Company contained in the sections titled (a) “Organization and Qualification; Subsidiaries,” (b) “Authority Relative to this Agreement” and (c) “Brokers” in the Business Combination Agreement shall each have been true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such earlier specified date. Certain of the representations and warranties of the Company contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall have been true and correct in all respects as of the date of the Business Combination Agreement. The representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall have been true and correct in all respects except for de minimis inaccuracies as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of such date (except to the extent any changes that reflect actions permitted in accordance with the section titled “Conduct of Business by the Company” in the Business Combination Agreement and except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such specified date) or except where the failure of such representations and warranties to have been or be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional liability to the Company, OpCo, CRIS, SPAC Sub or any of their respective affiliates. The other representations and warranties of the Company contained in the Business Combination Agreement shall have been true and correct in all respects (without giving effect to any “materiality,” “EVgo Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such earlier date), except where the failures of any such representations and warranties to have been or be so true and correct would not reasonably be expected to have an EVgo Material Adverse Effect;

•        each EVgo Party shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by such EVgo Party on or prior to the Closing;

•        the Company shall have delivered to CRIS a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•        no EVgo Material Adverse Effect shall have occurred and be continuing between the date of the Business Combination Agreement and the Closing Date; and

•        Holdings shall have delivered to CRIS or OpCo, as applicable, certain specified documents.

The obligations of Holdings and the Company to consummate the business combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•        the representations and warranties of CRIS and SPAC Sub contained in the sections titled (a) “Corporate Organization,” (b) “Authority Relative to this Agreement” and (c) “Brokers” in the Business Combination Agreement shall each have been true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such earlier specified date. Certain of the representations and warranties of CRIS and SPAC Sub contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall have been true and correct in all respects as of the date of the Business Combination Agreement. The representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall have been true and correct in all respects except for de minimis inaccuracies as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of such date (except to the extent any changes that reflect actions permitted in accordance with the section titled “Conduct of Business by CRIS and SPAC Sub” in the Business Combination Agreement and except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such specified date), except where the failure of such representations and warranties to have been or be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional liability to the Company, OpCo, CRIS, SPAC Sub or any of their respective affiliates. The other representations and warranties of CRIS and SPAC Sub contained in the Business Combination Agreement shall have been true and correct in all respects (without giving effect to any “materiality,” “CRIS Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, would not reasonably be expected to have a CRIS Material Adverse Effect;

•        Each of CRIS and SPAC Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing;

•        CRIS shall have delivered to the Company a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•        the amount of funds held in the Trust Account (net of any cash proceeds required to satisfy an exercise of redemption rights by CRIS’s public stockholders in accordance with CRIS’s Current Charter and the payment of any deferred underwriting fees held in the Trust Account in connection with the IPO payable to the underwriters upon consummation of a business combination) shall not be less than $115,000,000;

•        no CRIS Material Adverse Effect shall have occurred and be continuing between the date of the Business Combination Agreement and the Closing Date;

•        CRIS shall have made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to CRIS immediately prior to the Closing, and all such funds released from the Trust Account shall be available for immediate use to CRIS in respect of all or a portion of certain payment obligations set forth in the Business Combination Agreement and the payment of CRIS’s fees and expenses incurred in connection with the Business Combination Agreement and the business combination;

•        CRIS shall have provided evidence that (i) all letters of credit, guarantees, surety bonds, equity commitment letters, cash collateral, third party indemnification or payment agreements and other credit support to take effect on the Closing Date as is required to replace outstanding credit support of the EVgo Parties and their affiliates pursuant to and in accordance with the Business Combination Agreement has been put in place and will become effective as of the Closing and (ii) all existing credit support shall have been released at the Closing, in each case to the Company’s reasonable satisfaction;

•        CRIS shall have delivered to Holdings certain specified documents; and

•        SPAC Sub shall have delivered to OpCo certain specified documents.

For more information about the Business Combination Agreement and the business combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The business combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On April 29, 2021, such 30-day waiting period expired, following filing of the required Notification and Report Forms with the Antitrust Division and the FTC by EVgo and CRIS on March 30, 2021.

At any time before or after consummation of the business combination, FTC, the Antitrust Division or other the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither CRIS nor EVgo is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation Matters

On February 25, 2021, CRIS and members of its board of directors were named as defendants in a lawsuit filed in the Supreme Court of the State of New York, captioned Jacob Adler v. Climate Change Crisis Real Impact I Acquisition Corporation, Mary Powell, David W. Crane, Mimi Alemayehou, Richard Kauffman and Jamie Weinstein, index No. 651322/2021 (Sup. Ct. N.Y. Cnty.). On March 4, 2021, CRIS and members of its board of directors were named as defendants in a lawsuit filed with the Superior Court of the State of New Jersey, Chancery Division, Mercer County, captioned Debourah Forker v. Climate Change Crisis Real Impact I Acquisition Corporation, David W. Crane,  Mary Powell, Mimi Alemayehou, Richard Kauffman and Jamie Weinstein, No. LCV2021484622 (Sup. Ct. N.J. Mercer Cnty.).

The complaints generally allege that, among other things, CRIS’s board of directors breached their fiduciary duties in connection with the business combination and that the preliminary proxy statement filed by CRIS with the SEC on February 12, 2021 is materially deficient and omits or misrepresents material information related to the business combination. The complaints generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses.

Related Agreements

Second Amended and Restated Certificate of Incorporation

Pursuant to the terms of the Business Combination Agreement, at the Closing, CRIS will amend and restate CRIS’s Current Charter to, among other things, (i) authorize an additional 1,499,000,000 shares of authorized capital stock, which would consist of (a) increasing the number of shares of Class A common stock from 100,000,000 shares to 1,200,000,000 shares, (b) increasing the number of shares of Class B common stock from 10,000,000 shares to 400,000,000 shares and (c) increasing the number of shares of preferred stock from 1,000,000 to 10,000,000 shares, (ii) amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure, (iii) provide for the waiver of the corporate opportunity doctrine with respect to LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors, (iv) provide that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Nomination Agreement, (v) provide that the board of directors of CRIS be divided into three classes with only one class of directors being elected each year and each class serving three-year terms, (vi) permit stockholders to act by written consent in lieu of a meeting until the time that LS Power beneficially owns less than 30% of the voting power of the then-outstanding common stock, (vii) change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the Proposed Charter or the bylaws or remove a director from the board of directors following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock and (viii) approve all other changes relating to the Proposed Charter as part of the business combination, including (a) changing the post-business combination company’s corporate name from “Climate Change Crisis Real Impact I Acquisition Corporation” to “EVgo Inc.” and making CRIS’s corporate existence perpetual and (b) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.

For more information about the amendments to CRIS’s Current Charter, “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Second Amended and Restated Certificate of Incorporation.”

Nomination Agreement

On the Closing Date, CRIS, Holdings and each other principle stockholder to be named therein (collectively, the “Principal Stockholders”) will enter into a nomination agreement (the “Nomination Agreement”). The Nomination Agreement will provide that upon closing of the Business Combination, the board of directors of CRIS will consist of nine directors, divided into three classes serving staggered three-year terms. The Nomination Agreement will also provide the Principal Stockholders with the right to designate up to five directors to CRIS’s board of directors.

For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Nomination Agreement.”

Registration Rights Agreement

On the Closing Date, CRIS, the Sponsor and the other initial stockholders will terminate the existing registration rights agreement and will enter into a new registration rights agreement (the “Registration Rights Agreement”) with Holdings, (together with the Sponsor, the other initial stockholders and any person or entity who becomes a party to the Registration Rights Agreement, the “Holders”), pursuant to which CRIS will be required to, among other things and subject to certain conditions, register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the shares of Registrable Securities (as defined herein) that the Holders hold as of the date of the Registration Rights Agreement.

For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Sponsor Agreement

Concurrently with the entry into the Business Combination Agreement, CRIS, the Sponsor, the other initial stockholders and the Co-Investors entered into the Sponsor Agreement with the Company, pursuant to which the Sponsor, the other initial stockholders and the Co-Investors agreed, among other things, to vote all of the shares of common stock held or subsequently acquired by them in favor of the approval of the business combination.

In addition, the Sponsor Agreement contains provisions that (a) subject 4,312,500 founder shares to a lock-up following the closing of the business combination until the earlier of (i) 12 months following the closing of the business combination, (ii) the date on which the volume weighted average price per share of the Class A common stock equals or exceeds $12.00 per share for 20 out of 30 consecutive trading days commencing at least 150 days following the closing of the business combination or (iii) certain change of control transactions, (b) subject 1,437,500 founder shares held by CRIS’s initial stockholders to potential forfeiture as follows (i) 718,750 shares will be forfeited if shares of Class A common stock do not trade at a volume weighted average price per share equal to or greater than $12.50 for 20 out of 30 trading days within the five years following closing of the business combination and (ii) 718,750 shares will be forfeited if shares of Class A common stock do not trade at a volume weighted average price per share equal to or greater than $15.00 for 20 out of 30 consecutive trading days within the five years following closing of the business combination. Any founder shares still subject to possible forfeiture will continue to be subject to the trading restrictions applicable to founder shares in the letter agreement signed by CRIS in connection with its IPO.

For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Agreement.”

Tax Receivable Agreement

In connection with the business combination, CRIS and SPAC Sub will enter into the Tax Receivable Agreement with Holdings and an agent to be named by LS Power. The Tax Receivable Agreement generally will provide for the payment by the CRIS Group to certain holders of OpCo Units of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the CRIS Group actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain increases in tax basis that occur as a result of the CRIS Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such holder’s OpCo Units pursuant to the business combination or the exercise of the OpCo Unit Redemption Right or the Call Right and (ii) imputed interest deemed to be paid by the CRIS Group as a result of, and additional tax basis arising from, any payments the CRIS Group makes under the Tax Receivable Agreement. The CRIS Group will retain the benefit of the remaining 15% of these net cash savings.

The Tax Receivable Agreement generally will provide for payments to be made as the CRIS Group realizes actual cash tax savings in periods after the business combination from the tax benefits covered by the Tax Receivable Agreement. However, the Tax Receivable Agreement provides that if the CRIS Group elects to terminate the Tax Receivable Agreement early (or it is terminated early due to the CRIS Group’s failure to honor a material obligation thereunder or due to certain mergers, asset sales, other forms of business combinations or other changes of control), the CRIS Group is required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement).

For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Amended and Restated Limited Liability Company Agreement of OpCo

Following the Closing, CRIS will operate its business through the Company. At the Closing, OpCo, CRIS, SPAC Sub and Holdings will enter into the OpCo A&R LLC Agreement, which will set forth, among other things, the rights and obligations of the holders of the OpCo Units.

Subject to conversion rate adjustments for stock splits, stock dividends, and reclassification and other similar transactions, pursuant to the OpCo A&R LLC Agreement, each holder of OpCo Units (other than the CRIS Group) will, subject to certain limitations, have the right to cause OpCo to acquire all or a portion of its OpCo Units together with a corresponding number of shares of Class B common stock for, at OpCo’s election, (i) a corresponding number of shares of Class A common stock or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. Alternatively, upon the request for a redemption by a holder of OpCo Units, the CRIS Group (instead of OpCo) will have the right to acquire each tendered OpCo Unit and corresponding share of Class B common stock directly from the redeeming holder of OpCo Units for, at its election, (i) one share of Class A common stock, subject to such conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. In addition, subject to certain exceptions, the CRIS Group has the right to effect the redemption of all of the OpCo Units held by (i) upon the acquisition by the CRIS Group of more than 90% of the OpCo Units, all other members of OpCo holding less than five percent of the then outstanding OpCo Units or (ii) upon a change of control of CRIS, each member of OpCo (other than the CRIS Group). In connection with any redemption of OpCo Units, the corresponding number of shares of Class B common stock will be cancelled.

For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — OpCo A&R LLC Agreement.”

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on January 21, 2021, CRIS entered into separate Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, and CRIS agreed to sell to the PIPE Investors, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $400,000,000, in a private placement. Such securities may have a value of approximately $430,800,000, estimated based on the closing price of $10.77 per public share on the NYSE on May 13, 2021.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Subscription Agreements.”

Equity Ownership Upon Closing

As of the date of this proxy statement, there are 28,750,000 shares of common stock outstanding, comprised of 23,000,000 shares of Class A common stock and 5,750,000 shares of Class B common stock, of which the initial stockholders collectively own 5,750,000 shares of Class B common stock. On the effective date of the business combination, each currently issued and outstanding share of Class B common stock will convert into one share of Class A common stock in accordance with the terms of CRIS’s Current Charter. CRIS will also issue 195,800,000 shares of Class B common stock to SPAC Sub.

We anticipate that, upon completion of the business combination, the voting interests in the Company will be as set forth in the table below.*

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemption Condition(1)
CRIS’s Public Stockholders	8.7%	4.8%
Initial Stockholders	2.2%	2.3%
PIPE Investors	15.1%	15.8%
Holdings (LS Power)(2)	74.0%	77.1%

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(1)      Assumes that holders of 10,695,000 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the minimum cash condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)      LS Power owns all of the outstanding voting interests in Holdings and as a result, will control the vote with respect to all matters presented to stockholders following the business combination. See “— Organizational Structure.”

*        Upon completion of the business combination, CRIS’s public stockholders, the initial stockholders and the PIPE Investors will hold shares of Class A common stock and Holdings will hold OpCo Units and shares of Class B common stock.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses tables on pages 18 to 19 and 132 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing on October 2, 2021) or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, a copy of which is attached to this proxy statement as Annex C, but does include the founder shares, which, on the effective date of the business combination, will convert into 5,750,000 shares of Class A common stock in accordance with the terms of CRIS’s Current Charter. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 18,100,000 warrants to acquire our shares of Class A common stock, which are comprised of 6,600,000 private placement warrants held by the Sponsor and 11,500,000 public warrants. Each of our outstanding warrants is exercisable commencing on October 2, 2021 for one share of Class A common stock and, following the consummation of the business combination, will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement, if we assume that each outstanding warrant is exercised and one share of Class A common stock is issued as a result of such exercise, with payment to CRIS of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 18,100,000 shares, with approximately $208,150,000 paid to CRIS to exercise the warrants.

Subject to certain limited exceptions, the founder shares will not be offered, assigned or sold until the earlier to occur of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Organizational Structure

The following diagram illustrates the ownership structure of CRIS immediately following the Closing. The equity interests shown in the diagram were calculated based on the amounts set forth in the sources and uses tables on pages 18 to 19 and 132 of this proxy statement and are based on the assumptions that (i) no stockholder exercises its redemption rights to receive cash from the Trust Account in exchange for their shares of Class A common stock; (ii) none of the parties set forth in the chart below purchases shares of Class A common stock in the open market; (iii) the founder shares convert on a one-for-one basis into an aggregate of 5,750,000 shares of Class A common stock; and (iv) there are no other issuances of equity interests of CRIS or its subsidiaries prior to or in connection with the Closing. Notwithstanding the foregoing, the ownership percentages set forth below do not take into account (a) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing on October 2, 2021) or (b) the issuance of any shares upon completion of the business combination under the Incentive Plan.

____________

(1)      LS Power owns all of the outstanding voting interests in Holdings and as a result, will control the vote with respect to all matters presented to stockholders of CRIS following the business combination. Assuming the maximum incentive is awarded to the holders of the incentive units, as discussed below, LS Power will have a 87.5% economic interest in Holdings.

(2)      Certain employees of EVgo, including its named executive officers, own incentive units in EVgo Management Holdings, LLC, which owns incentive units in Holdings. EVgo Management Holdings, LLC does not have any voting rights with respect to Holdings. Assuming the maximum incentive is awarded to the holders of the incentive units, EVgo Management Holdings, LLC, and indirectly certain employees of EVgo, including its named executive officers, will have a 12.5% economic interest in Holdings. EVgo Member Holdings LLC, the sole member of which is an entity affiliated with LS Power, owns all of the voting interests in EVgo Management Holdings, LLC.

Proposals to be put to the special meeting

The following is a summary of the proposals to be put to the special meeting.

The Business Combination Proposal

The Business Combination Agreement provides for, among other things, (i) the contribution by CRIS of all of its assets to SPAC Sub, including but not limited to, cash and the Holdings Class B Shares, (ii) the contribution by Holdings to OpCo of all of the issued and outstanding limited liability company interests of the Company in exchange for the issuance by OpCo to Holdings of the Holdings OpCo Units, (iii) the transfer by SPAC Sub to Holdings of the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement, and (iv) the contribution by SPAC Sub to OpCo of all of SPAC Sub’s remaining assets in exchange for the issuance by OpCo to SPAC Sub of the Issued OpCo Units (collectively, the “business combination”), it being understood that after giving effect to the business combination, SPAC Sub will hold the Issued OpCo Units, which will equal a number of OpCo Units equal to the number of shares of Class A common stock issued and outstanding after giving effect to the business combination and the PIPE.

Following the Closing, the combined company will be organized in an “Up-C” structure in which the business of EVgo will be held by OpCo and will continue to operate through the subsidiaries of the Company, and in which CRIS’s only direct assets will be the equity interests of SPAC Sub, which, in turn, will hold only OpCo Units. OpCo’s only direct assets will consist of its equity interests in the Company. CRIS, through SPAC Sub, is expected to own between approximately 26.0% and 22.9% of the OpCo Units, and SPAC Sub will be the sole managing member of OpCo pursuant to the OpCo A&R LLC Agreement. OpCo will own all of the equity interests in the Company.

After consideration of the factors identified and discussed in the section entitled “Proposal No. 1 — The Business Combination Proposal — CRIS’s Board of Directors’ Reasons for Approval of the Business Combination,” CRIS’s board of directors concluded that the business combination met all of the requirements disclosed in the prospectus for our initial public offering, including that the business of EVgo had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.

If any proposal is not approved by CRIS’s stockholders at the special meeting, the board of directors may submit the adjournment proposal for a vote.

For additional information, see “Proposal No. 1 — The Business Combination Proposal” section of this proxy statement.

The Charter Amendment Proposal and Advisory Charter Proposals

If the business combination proposal is approved and the business combination is to be consummated, the Company will amend and restate CRIS’s Current Charter with the Proposed Charter under the DGCL. In addition, CRIS’s stockholders are being asked to approve and adopt, on a non-binding advisory basis, certain differences between the Current Charter and the Proposed Charter, which are being presented in accordance with the requirements of the SEC as nine separate sub-proposals:

•        to authorize an additional 1,499,000,000 shares of authorized capital stock, which would consist of (i) increasing the number of shares of Class A common stock from 100,000,000 shares to 1,200,000,000 shares, (ii) increasing the number of shares of Class B common stock from 10,000,000 shares to 400,000,000 shares and (iii) increasing the number of shares of preferred stock from 1,000,000 to 10,000,000 shares;

•        to amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure;

•        to provide for the waiver of the corporate opportunity doctrine with respect to LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors;

•        to provide that actions under the Proposed Charter relating to the nomination and election of directors are subject to the Nomination Agreement;

•        to provide that the board of directors of CRIS be divided into three classes with only one class of directors being elected each year and each class serving three-year terms;

•        to permit stockholders to act by written consent in lieu of a meeting until the time that LS Power beneficially owns less than 30% of the voting power of the then-outstanding common stock;

•        to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the Proposed Charter following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power;

•        to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the bylaws following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power; and

•        to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon for the removal of directors following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock entitled to vote generally for the election of directors.

The Proposed Charter differs in material respects from CRIS’s Current Charter and we urge stockholders to carefully consult the information set out in the Section “Proposal No. 2 — The Charter Amendment Proposal,” “Proposal No. 3 — The Advisory Charter Proposals” and the full text of the Proposed Charter, attached hereto as Annex B.

The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our stockholders.

The NYSE Proposal

Assuming the business combination proposal and the charter amendment proposal are approved, our stockholders are also being asked to approve the NYSE proposal.

The Company may issue 20% or more of our outstanding common stock outstanding before the issuance, in connection with the business combination. The NYSE proposal is a proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The NYSE Listed Company Manual, the issuance of more than 20% of common stock in connection with the business combination, including, without limitation, in connection with the SPAC Contribution and SPAC Sub Transfer, the issuance of the PIPE Shares and issuances of shares of Class A common stock as a result of the redemption of any Holdings OpCo Units and shares of Class B common stock pursuant to the OpCo A&R LLC Agreement.

If the NYSE proposal is adopted, (i) up to 195,800,000 shares of Class A common stock are issuable in the future to Holdings as a result of redemptions of its Holdings OpCo Units and an equal number of shares of Class B common stock from time to time following the Closing pursuant to and in accordance with the terms of the OpCo A&R LLC Agreement, (ii) 195,800,000 shares of Class B common stock will be issued to SPAC Sub and transferred to Holdings pursuant to the terms of the Business Combination Agreement, which will represent approximately 74.0% of the 264,550,000 shares of our common stock outstanding following the business combination, assuming none of the public stockholders exercise redemption rights with respect to their public shares and (iii) 40,000,000 shares of Class A common stock will be issued in the PIPE.

For additional information, see “Proposal No. 4 — The NYSE Proposal” section of this proxy statement.

The Director Election Proposal

Assuming the charter amendment proposal is approved, our board of directors will be divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed at the special meeting) serving a three-year term.

Assuming the condition precedent proposals are approved, our board of directors has nominated nine directors to serve staggered terms on our board of directors, with each Class I director having a term that expires at CRIS’s annual meeting of stockholders in 2022, each Class II director having a term that expires at CRIS’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at CRIS’s annual meeting of stockholders in 2024, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

For additional information, see “Proposal No. 5 — The Director Election Proposal” section of this proxy statement.

The Incentive Plan Proposal

Assuming the condition precedent proposals are approved, our stockholders are also being asked to approve the incentive plan proposal.

We expect that, prior to the consummation of the business combination, our board of directors will approve and adopt the Incentive Plan, and assuming the condition precedent proposals are approved, we expect that our stockholders will be asked to approve the Incentive Plan. Our stockholders should carefully read the entire Incentive Plan, a copy of which is attached to this proxy statement as Annex C, before voting on this proposal.

For additional information, see “Proposal No. 6 — The Incentive Plan Proposal” section of this proxy statement.

The Adjournment Proposal

The adjournment proposal allows CRIS’s board of directors to submit a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.

For additional information, see “Proposal No. 7 — The Adjournment Proposal” section of this proxy statement.

Date, Time and Place of Special Meeting of CRIS’s Stockholders

The special meeting will be held at 10:00 AM, Eastern Time, on June 21, 2021, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website: https://www.cstproxy.com/climatechangecrisisrealimpacti/2021.

In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of CRIS’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021. Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of common stock at the close of business on May 19, 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were shares of common stock outstanding, of which were public shares, with the rest being held by our initial stockholders.

Quorum and Vote of Stockholders

A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, shares of common stock would be required to achieve a quorum.

CRIS’s initial stockholders, CRIS’s other officers and directors at the time of the IPO and the Co-Investors entered into a letter agreement to vote their founder shares as well as any public shares purchased during or after the IPO, in favor of the business combination proposal. In addition, concurrently with the entry into the Business Combination Agreement, CRIS, the Sponsor, the other initial stockholders and certain and the Co-Investors entered into the Sponsor Agreement with the Company, pursuant to which the Sponsor, the other initial stockholders and the Co-Investors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination. As of May 13, 2021, the parties to the Sponsor Agreement owned approximately 26.3% of CRIS’s total outstanding common stock.

The proposals presented at the special meeting require the following votes:

•        Business combination proposal:    The approval of the business combination proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present in person (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

•        Charter amendment proposal:    The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

•        Advisory charter proposals:    Approval of each of the advisory charter proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote thereon at the special meeting, vote at the special meeting, voting as a single class.

•        NYSE proposal:    The approval of the NYSE proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present in person (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

•        Director election proposal:    The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock, who, being present in person (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

•        Incentive plan proposal:    The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

•        Adjournment proposal:    The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any of the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal and the advisory charter proposals. Failure to vote by proxy or to vote in person or an abstention from voting on the charter amendment proposal or the advisory charter proposals will have the same effective as a vote “AGAINST” the charter amendment proposal. Abstentions and broker non-votes have no effect on the outcome of the advisory charter proposals.

Redemption Rights

Pursuant to CRIS’s Current Charter, a public stockholder may request that CRIS redeem all or a portion of such public stockholder’s public shares for cash if the business combination is consummated. A public stockholder will be entitled to receive cash for any public shares to be redeemed only if it:

(i)     (a) holds public shares or (b) holds public shares through units and it separates its units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting) (a) submits a written request to the transfer agent that CRIS redeem its public shares for cash and (b) delivers its public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest not previously released to CRIS to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. For illustrative purposes, as of May 13, 2021 this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that CRIS instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting). Immediately following the consummation of the business combination, CRIS will satisfy the exercise of redemption rights by redeeming the public shares issued to the public stockholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CRIS has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of CRIS’s board of directors in favor of approval of the business combination proposal, you should keep in mind that CRIS’s initial stockholders, including our directors and executive officers, and EVgo’s current owners have interests in such proposal that are different from, or in addition to those of our stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve the business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the founder shares, and now holds 5,574,500 founder shares which will convert into 5,574,500 shares of Class A common stock in accordance with the terms of CRIS’s Current Charter, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $60,037,365 based on the closing price of $10.77 per public share on the NYSE on May 13, 2021; and in the event we do not consummate an initial business combination by October 2, 2022, these founder shares will be worthless;

•        the fact that (i) Ms. Frank-Shapiro, our Chief Operating Officer, owns 60,000 founder shares, (ii) Ms. Powell, one of our directors and our chairperson, owns 30,000 founder shares, (iii) Ms. Alemayehou, one of our directors, owns 25,000 founder shares and (iv) Mr. Kauffman, one of our directors, owns 25,000 founder shares, which will convert into 60,000, 30,000, 25,000 and 25,000 shares of Class A common stock, respectively, in accordance with the terms of CRIS’s Current Charter, and such securities will have a value at the time of the business combination, estimated at approximately $646,200, $323,100, $269,250 and $269,250, based on the closing price of $10.77 per public share on the NYSE on May 13, 2021; and in the event we do not consummate an initial business combination by October 2, 2022, these founder shares will be worthless;

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an initial business combination by October 2, 2022;

•        the fact that CRIS PIPE ONE, LLC, which is affiliated with members of CRIS’s officers and directors, will be purchasing 500,000 shares of Class A common stock in the PIPE for a total purchase price of $5,000,000; and the PIMCO private funds, which are investors in the Sponsor, or their affiliates will be purchasing 5,000,000 shares of Class A common stock in the PIPE for a total purchase price of $50,000,000;

•        the fact that the Sponsor paid approximately $6,600,000 for 6,600,000 private placement warrants, each of such private placement warrants is exercisable commencing on October 2, 2021 for one share of Class A common stock at an exercise price of $11.50 per share. If we do not consummate an initial business combination by October 2, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $13,002,000 based upon the closing price of $1.97 per warrant on the NYSE on May 13, 2021;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the anticipated election of Elizabeth Comstock, one of our executive officers, as a director of CRIS after the consummation of the business combination. As such, in the future Ms. Comstock will receive any cash fees, stock options or stock awards that CRIS’s board of directors determines to pay to our directors;

•        pursuant to the Nomination Agreement, following the Closing, Holdings will have the right to designate up to a majority of the board of directors of CRIS, subject to certain terms and conditions, and the Chief Executive Officer of CRIS will be a member of the board of directors of CRIS;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•        the fact that Holdings, whose affiliates will have the right to designate directors to the board of directors pursuant to the Nomination Agreement and include members of EVgo’s management team who will become executive officers and directors of CRIS following the business combination, will hold a significant number of shares of Class B common stock and an equal number of OpCo Units that are together redeemable for shares of Class A common stock in accordance with the terms of the OpCo A&R LLC Agreement;

•        the fact that the LS Power Note (as defined herein), under which $57.0 million was outstanding as of March 31, 2021, will be cancelled immediately prior to Closing and deemed to be an equity contribution to the Company. See “Certain Relationships and Related Party Transactions;” and

•        the fact that Holdings and an agent to be named by LS Power will enter into the Tax Receivable Agreement with the CRIS Group as described in greater detail in “Proposal No. 1 — The Business Combination

Proposal — Related Agreements — Tax Receivable Agreement.” The Tax Receivable Agreement will provide for payment by the CRIS Group to Holdings (or its permitted assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the CRIS Group actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain increases in tax basis that occur as a result of the CRIS Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of Holdings’ OpCo Units pursuant to the business combination or the exercise of the OpCo Unit Redemption Right or the Call Right and (ii) imputed interest deemed to be paid by the CRIS Group as a result of, and additional tax basis arising from, any payments the CRIS Group makes under the Tax Receivable Agreement. The CRIS Group will retain any remaining actual net cash savings. Estimating the amount and timing of the CRIS Group’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise and unknown at this time and will vary based on a number of factors, many of which are outside of our control. Solely for purposes of illustration, we expect that if there were a redemption of all of the OpCo Units held by Holdings immediately after the business combination (which is not likely or anticipated), the estimated tax benefits to the CRIS Group subject to the Tax Receivable Agreement could be up to $657 million (to the extent the CRIS Group has actual tax liability equal to or in excess of this amount) to be utilized over at least 15 years from the date of the business combination as and when such benefits are realized (or in some cases, deemed realized). This illustration is almost certainly not accurate as it is based on stylized assumptions that are not realistic, and the actual or deemed benefits (and corresponding payments under the Tax Receivable Agreement) are likely to be significantly different. Moreover, any estimate we provide would necessarily be based on numerous uncertain assumptions, including but not limited to a $10.00 per share trading price of Class A common stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal, state or local income tax law, and that the CRIS Group will have sufficient taxable income on a current basis to utilize such estimated tax benefits. Utilizing this estimate as an illustration, Holdings would be entitled to payments under the Tax Receivable Agreement equal to 85% of the $657 million of tax benefits, or approximately $558 million, as and when such benefits are realized (or in some cases, deemed realized). LS Power owns a beneficial interest in Holdings, and therefore, would have a beneficial interest in such payments consistent with its beneficial ownership of Holdings as more fully described in “Summary of the Proxy Statement — Organizational Structure.” As noted above, the foregoing numbers are merely estimates for purposes of this illustration and the actual tax benefits and the amount and timing of the payments under the Tax Receivable Agreement to Holdings could differ materially as a result of a number of factors, including changes to OpCo’s balance sheet, the timing of the redemption of OpCo Units, the price of Class A common stock at the time of each exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income the CRIS group generates in the future and the tax rate then applicable, and the portion of the payments under the Tax Receivable Agreement constituting imputed interest or depreciable or amortizable tax basis, as more fully described in “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” Moreover, if tax benefits are deemed realized in certain circumstances (such as a change of control or other early termination of the Tax Receivable Agreement), the actual amount and timing of tax benefits may substantially differ from the deemed timing and amount, and the payments made by the CRIS Group under the Tax Receivable Agreement could exceed the actual net cash tax savings resulting from the “Up-C” structure. Payments under the Tax Receivable Agreement will not be conditioned upon Holdings (or LS Power) having an ownership interest in CRIS or OpCo. In addition, certain rights of Holdings (including the right to receive payments) under the Tax Receivable Agreement will be transferable in connection with transfers permitted under the OpCo A&R LLC Agreement of the corresponding OpCo Units or after the corresponding OpCo Units have been acquired pursuant to the OpCo Unit Redemption Right or Call Right. For a more detailed discussion of the Tax Receivable Agreement, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding CRIS or our securities, CRIS’s officers, directors, the initial stockholders, EVgo and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. CRIS will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of CRIS’s directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for CRIS and what they may believe is best for them in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors”, “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” “Beneficial Ownership of Securities” for more information and other risks.

Recommendation of the Board of Directors

CRIS’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are in the best interest of CRIS’s stockholders and unanimously recommends that our stockholders vote “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR each advisory charter proposal on an advisory basis, “FOR” the NYSE proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of CRIS’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of CRIS and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent CRIS’s good faith estimate of such amounts.

Sources (in thousands)	No Redemption	Maximum Redemption Condition(1)
Holdings (LS Power) Rollover Equity	$1,958,000	$1,958,000
Founder shares(2)	57,500	57,500
Gross Proceeds from Trust Account	230,000	123,050
Gross Proceeds from the PIPE	400,000	400,000
Total Sources	$2,645,500	$2,538,550

Uses (in thousands)	No Redemption	Maximum Redemption Condition(1)
Holdings (LS Power) Rollover Equity	$1,958,000	$1,958,000
Founder shares(2)	57,500	57,500
Cash to EVgo’s Balance Sheet	574,925	470,649
Transaction expenses(3)	55,075	52,401
Total Uses	$2,645,500	$2,538,550

____________

(1)      Assumes that holders of 10,695,000 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the minimum cash condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)      Includes up to 1,437,500 founder shares that will be subject to potential forfeiture pursuant to the terms of the Sponsor Agreement. See “Proposal No. 1 — The Business Combination — Related Agreements — Sponsor Agreement.”

(3)      Excludes a total of approximately $5.8 million in estimated incremental transaction costs incurred by CRIS and EVgo, which are expensed in accordance with GAAP.

Certain U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations of an exercise of redemption rights with respect to Class A common stock, please see “Certain U.S. Federal Income Tax Considerations.” We urge you to consult and rely solely upon your tax advisors regarding the tax consequences of exercising your redemption rights.

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, CRIS will be treated as an “acquired” company for financial reporting purposes. See the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Anticipated Accounting Treatment.”

Risk Factors

Both CRIS and EVgo are subject to various risks associated with their businesses and their industries. In addition, the business combination poses a number of risks to each company and its respective stockholders and members, including the possibility that the business combination may not be completed and the following risks:

Risks Related to EVgo’s Business

•        EVgo is an early stage company with a history of operating losses, and expects to incur significant expenses and continuing losses at least for the near — and medium-term.

•        EVgo’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by EVgo’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, EVgo’s actual operating results may differ materially from those forecasted or projected.

•        EVgo currently faces competition from a number of companies and expects to face significant competition in the future as the market for electric vehicle (“EV”) charging develops.

•        Because EVgo is currently dependent upon a limited number of customers and original equipment manufacturer (“OEM”) partners, the loss of a significant customer or OEM partner could adversely affect its operating results.

•        EVgo will be required to install a substantial number of chargers under its agreement with General Motors (“GM”). If EVgo does not meet its obligations under this agreement, EVgo may not be entitled to payments from GM and may be required to pay liquidated damages, which may be significant.

•        EVgo faces risks related to health pandemics, including the COVID-19 pandemic, which could have a material adverse effect on its business and results of operations.

•        EVgo relies on a limited number of vendors for its charging equipment and related support services. A loss of any of these partners would negatively affect EVgo’s business.

•        EVgo’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as EVgo expands the scope of such services with other parties.

•        Many of EVgo’s facilities are located in active earthquake zones or in areas susceptible to hurricanes, wildfires and other severe weather events. An earthquake, a wildfire, a major hurricane or other types of disasters or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California or other states, could disrupt and harm its operations and those of EVgo’s customers.

•        EVgo is dependent upon the availability of electricity at its current and future charging stations. Cost increases, delays and/or other restrictions on the availability of electricity would adversely affect EVgo’s business and results of operations.

•        EVgo’s success depends on its ability to develop and maintain relationships with automotive OEM and fleet partners.

•        EVgo’s revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators including medium and heavy-duty vehicle fleets and rideshare operators.

Risks Related to the EV Market

•        EVgo’s growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs.

•        The rideshare and commercial fleets may not electrify as quickly as expected and may not rely on public fast charging or on EVgo’s network as much as expected. Future demand for battery EVs from the medium and heavy duty vehicle segment may develop as anticipated or take longer to develop than expected.

•        The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification or elimination of such benefits could adversely affect EVgo’s financial results.

•        The EV charging market is characterized by rapid technological change, which requires EVgo to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of its products and EVgo’s financial results.

Risks Related to EVgo’s Technology, Intellectual Property and Infrastructure

•        EVgo may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive, and its business could be adversely affected.

•        EVgo’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

•        EVgo may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

Financial, Tax and Accounting-Related Risks

•        EVgo’s financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause its results for a particular period to fall below expectations, resulting in a decline in the price of the post-combination company’s common stock.

•        EVgo has identified material weaknesses in its internal control over financial reporting. If EVgo is unable to remediate these material weaknesses, or if EVgo identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of EVgo’s consolidated financial statements or cause EVgo to fail to meet its periodic reporting obligations.

Risks Related to the Business Combination

•        Upon consummation of the business combination, Holdings will own the majority of CRIS’s voting stock and will have the right to appoint a majority of CRIS’s board members, and its interests may conflict with those of other stockholders.

•        CRIS’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the business combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.

•        Subsequent to the consummation of the business combination, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

•        Existing stockholders will experience significant dilution as a result of the business combination, the PIPE and related transactions and the market price of its common stock may be adversely affected. The exercises of outstanding warrants previously issued by CRIS as well as future transactions contemplated by the definitive documentation for the business combination may also have a dilutive effect.

•        If CRIS’s stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the Trust Account.

•        The only principal asset of CRIS following the business combination will be its interest in SPAC Sub, which, in turn, will hold only units issued by OpCo; accordingly, CRIS will depend on distributions from EVgo and OpCo to pay taxes and expenses and to declare dividends.

•        If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of the combined company’s securities may decline.

•        CRIS’s initial stockholders have agreed to vote in favor of the business combination, regardless of how the public stockholders vote.

•        The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what CRIS’s actual financial position or results of operations would have been.

•        The warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of the Class A common stock or may make it more difficult for CRIS to consummate an initial business combination.

•        CRIS has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect CRIS’s ability to report its results of operations and financial condition accurately and in a timely manner.

•        The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

•        Following the consummation of the business combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified.

Unless otherwise indicated, the information contained in this proxy statement on the market environment, market developments, growth rates, market trends and competition in the markets in which CRIS and EVgo operate is taken from publicly available sources, including third-party sources, or reflects CRIS’s, or EVgo’s estimates that are principally based on information from publicly available sources.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

CRIS is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. CRIS has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, CRIS, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of CRIS’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CRIS will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of its initial public offering, (b) in which it has total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC’s rules and regulations from time to time), or (c) in which CRIS is deemed to be a large accelerated filer, which means the market value of shares of Class A common stock that are held by non-affiliates exceeds $700 million as of the prior June 30 and (ii) the date on which CRIS has issued more than $1.00 billion in non-convertible debt during the prior three-year period.

Following the business combination, CRIS will also be a “smaller reporting company” as defined under the Securities Act and Exchange Act. CRIS may continue to be a smaller reporting company so long as either (i) the market value of shares of its common stock held by non-affiliates is less than $250 million or (ii) its annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of its common stock held by non-affiliates is less than $700 million. If CRIS is a smaller reporting company at the time it ceases to be an emerging growth company, CRIS may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, CRIS may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if CRIS is a smaller reporting company under the requirements of (ii) above, CRIS would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm.

Controlled Company

Immediately following the completion of the business combination, Holdings will control a majority of the voting power of CRIS’s outstanding common stock. As a result, CRIS will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•        the requirement that a majority of CRIS’s board of directors consist of “independent directors” as defined under the rules of Nasdaq;

•        the requirement that CRIS have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that CRIS have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following the business combination, CRIS intends to utilize some or all of these exemptions. As a result, CRIS’s nominating and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

SELECTED HISTORICAL FINANCIAL INFORMATION OF EVGO

The following tables show selected historical financial information of EVgo for the periods and as of the dates indicated. Unless the context otherwise requires, all references in this section to “EVgo” for any period on or before January 15, 2020 refer to EVgo Services, LLC, as the predecessor company, and its consolidated subsidiaries, and for any period after January 15, 2020 refer to the Company as the successor company, and its consolidated subsidiaries.

The selected historical financial information of EVgo as of and for the years ended December 31, 2020 and 2019 was derived from the audited historical consolidated financial statements of EVgo included elsewhere in this proxy statement. The selected historical financial information of EVgo as of and for the three months ended March 31, 2021 was derived from the unaudited condensed consolidated financial statements of EVgo included elsewhere in this proxy statement.

The following table should be read in conjunction with “EVgo Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement. The historical results presented below are not necessarily indicative of financial results to be achieved by the business following the business combination.

	Successor	Combined Successor and Predecessor	Combined Successor and Predecessor	Predecessor
	Three Months Ended 31,		Year Ended December 31,
	(unaudited)		(audited)
	2021	2020	2020	2019
	(in thousands)		(in thousands)
Revenue	$3,569	$3,788	$13,221	$15,070
Revenue from related parties	561	65	1,355	2,452
Total revenues	4,130	3,853	14,576	17,522
Cost of sales	6,739	6,396	27,189	26,269
Gross loss	(2,609)	(2,543)	(12,613)	(8,747)
General and administrative	11,073	6,860	31,766	24,576
Transaction bonus	—	5,316	5,316	—
Depreciation, amortization and accretion	2,510	2,107	9,505	1,627
Operating loss	(16,192)	(16,826)	(59,200)	(34,950)
Interest expense (income) – related party	876	122	1,414	—
Other income – related party	—	(342)	(342)	(10,232)
Other expenses (income), net	(458)	(1,796)	(12,061)	33
Net loss	$(16,610)	$(14,810)	$(48,211)	$(24,751)
	March 31, 2021	December 31,
		2020	2019
	(unaudited)	(audited)	(audited)
	(in thousands)
Balance Sheet Data
Total assets	$207,347	$182,141	$69,571
Total liabilities	$133,990	$92,654	$55,178
Total members’ equity	$73,357	$89,487	$14,393

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical comparative share and unit information for CRIS and EVgo and unaudited pro forma condensed combined per share information of CRIS after giving effect to the business combination, assuming three redemption scenarios as follows:

•        Assuming No Redemption:    This presentation assumes that no CRIS stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemption Condition:    This presentation assumes that 46.5% of CRIS’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 10,695,000 public shares are redeemed for an aggregate redemption payment of approximately $10.00, based on $230,006,837 in the Trust Account (including interest earned) and 23,000,000 public shares outstanding as of March 31, 2021.

•        Assuming Maximum Possible Redemption:    This presentation assumes that 100% of CRIS’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 23,000,000 public shares are redeemed for an aggregate redemption payment of approximately $10.00, based on $230,006,837 in the Trust Account (including interest earned) and 23,000,000 public shares outstanding as of March 31, 2021.

The pro forma book value information reflects the business combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information reflect the business combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement, and the historical financial statements of CRIS and EVgo and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of CRIS and EVgo is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of CRIS and EVgo would have been had the companies been combined during the periods presented.

(dollars in thousands, except share and per share amounts)	CRIS(1)	EVgo(2)	Pro Forma Assuming No Redemption	Pro Forma Assuming Maximum Redemption Condition	Pro Forma Assuming Maximum Possible Redemption
For the Three Months Ended March 31, 2021
Book value per share/unit	$0.87	*	$2.35	$2.04	$1.65
Weighted average shares/units outstanding (non-redeemable) – basic and diluted	5,750,000	*	68,750,000	58,055,000	45,750,000
Net (loss) per share/unit – basic and diluted(3)	$(5.38)	*	$(0.16)	$(0.17)	$(0.18)
For the Year Ended December 31, 2020
Book value per share/unit	$0.91	*	$2.46	$2.15	$1.76
Weighted average shares/units outstanding (non-redeemable) – basic and diluted	5,473,958	*	68,750,000	58,055,000	45,750,000
Net (loss) per share/unit – basic and diluted	$(2.61)	*	$(0.22)	$(0.23)	$(0.24)

____________

(1)      Represents CRIS for the periods from (i) August 4, 2020 (inception) through December 31, 2020, and (ii) January 1, 2020 through March 31, 2021, as applicable, excluding presentation of loss per redeemable share since not applicable to pro forma financial statements.

(2)      Historically, as a private company, EVgo has not calculated these amounts.

(3)      Includes net loss from change in fair value of warrant liability. See Note 2 of the Condensed Consolidated Financial Statements of CRIS as of December 31, 2020 and for the period from August 4, 2020 (inception) through December 31, 2020.

*        Not meaningful

TICKER SYMBOLS AND DIVIDEND INFORMATION

CRIS

Units, Common Stock and Warrants

Our Class A common stock and warrants are currently listed on the NYSE under the symbols “CLII” and “CLII WS,” respectively. Certain of CRIS’s shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one half of one redeemable warrant, and are listed on the NYSE under the symbol “CLII.U.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon the Closing, CRIS intends to change its name from “Climate Change Crisis Real Impact I Acquisition Corporation” to “EVgo Inc.” CRIS intends to list the Class A common stock and warrants on Nasdaq under the symbols “EVGO” and “EVGOW,” respectively, upon the Closing.

Holders

As of May 13, 2021, there were one holder of record of the units, one holder of record of Class A common stock and two holders of record of CRIS’s warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of Class A common stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

CRIS has not paid any cash dividends on its shares of common stock to date and does not intend to pay any cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon CRIS’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of CRIS’s board of directors at such time.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement. These risks could have a material adverse effect on the business, results of operations or financial condition of the Company and could adversely affect the trading price of our common stock. CRIS will face additional risks and uncertainties that are not presently known to it, or that CRIS currently deems immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the “EVgo Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements of EVgo and notes to the financial statements included herein.

Risks Relating to EVgo’s Business

EVgo is an early stage company with a history of operating losses, and expects to incur significant expenses and continuing losses at least for the near- and medium-term.

EVgo has a history of operating losses and negative operating cash flows. EVgo incurred a net loss of $16.6 million and $48.2 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, and, as of March 31, 2021, had a working capital deficit of approximately $45.3 million. EVgo believes it will continue to incur operating and net losses each quarter at least for the medium term. Even if it achieves profitability, there can be no assurance that it will be able to maintain profitability in the future. EVgo’s potential profitability is particularly dependent upon the continued adoption of EVs by consumers and fleet operators, the widespread adoption of electric trucks and other vehicles, and other electric transportation modalities, continued support from regulatory programs and in each case, the use of EVgo’s chargers, any of which may not occur at the levels EVgo currently anticipates or at all. EVgo may need to raise additional financing through loans, securities offerings or additional investments in order to fund its ongoing operations. There is no assurance that EVgo will be able to obtain such additional financing or that it will be able to obtain such additional financing on favorable terms.

EVgo’s management concluded that these conditions raise substantial doubt about EVgo’s ability to meet its financial obligations as they become due for the next twelve months, and its ability to continue as a going concern. In addition, EVgo’s independent registered public accounting firm included an emphasis of matter paragraph regarding EVgo’s ability to continue as a going concern in its opinion on EVgo’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019, due to the factors noted above. EVgo’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 and 2020 and audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the business combination.

EVgo’s growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs.

EVgo’s growth is highly dependent upon the adoption of EVs both by businesses and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, increasing consumer choice as it relates to available EV models, their pricing and performance, evolving government regulation and industry standards, changing consumer preferences and behaviors, intensifying levels of concern related to environmental issues, and governmental initiatives related to climate change and the environment generally. EVgo’s revenues are driven in large part by EV drivers’ driving and charging behavior. Potential shifts in behavior may include but are not limited to changes in annual vehicle miles traveled, preferences for urban vs suburban vs rural and public vs private charging, demand from rideshare or urban delivery fleets, and the emergence of autonomous vehicles and/or new forms of mobility. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. Public DC fast charging in particular may not develop as expected and may fail to attract projected market share of total EV charging. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, EVgo’s growth would be reduced and its business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

•        perceptions about EV features, quality, driver experience, safety, performance and cost;

•        perceptions about the limited range over which EVs may be driven on a single battery charge and about availability and access to sufficient public EV charging stations;

•        competition, including from other types of alternative fuel vehicles (such as hydrogen fuel cell vehicles), plug-in hybrid EVs and high fuel-economy internal combustion engine (“ICE”) vehicles;

•        increases in fuel efficiency in legacy ICE and hybrid vehicles;

•        volatility in the price of gasoline and diesel at the pump;

•        EV supply chain disruptions including but not limited to availability of certain components (e.g. semiconductors), ability of EV OEMs to ramp-up EV production, availability of batteries, and battery materials;

•        concerns regarding the stability of the electrical grid;

•        the decline of an EV battery’s ability to hold a charge over time;

•        availability of service for EVs;

•        consumers’ perception about the convenience, speed, and cost of EV charging;

•        government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

•        relaxation of government mandates or quotas regarding the sale of EVs;

•        the number, price and variety of EV models available for purchase; and

•        concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and EVgo’s products and services in particular.

While many global OEMs and several new market entrants have announced plans for new EV models, the lineup of EV models with increasing fast charging needs expected to come to market over the next several years may not materialize in that timeframe or may fail to attract sufficient customer demand. Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect EVgo’s business, financial condition and operating results.

EVgo has experienced rapid growth and expects to invest its earnings in growth for the foreseeable future. If EVgo fails to manage growth effectively, its business, operating results and financial condition would be adversely affected.

EVgo has experienced rapid growth in recent periods. For example, the number of employees has grown from 57 in December 2017 to 152 in March 2021. The expected continued growth and expansion of EVgo’s business may place a significant strain on management, business operations, financial condition and infrastructure and corporate culture.

With continued fast growth, EVgo’s information technology systems and EVgo’s internal control over financial reporting and procedures may not be adequate to support its operations and may allow data security incidents that may interrupt business operations and allow third parties to obtain unauthorized access to business information or misappropriate funds. EVgo may also face risks to the extent such third parties infiltrate the information technology infrastructure of its contractors.

To manage growth in operations and personnel, EVgo will need to continue to improve its operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect EVgo’s business performance and operating results. EVgo’s strategy is based on a combination of growth and maintenance of strong performance on its existing asset base, and any inability to scale, maintain customer experience or manage operations at its charging stations may impact EVgo’s growth trajectory.

EVgo’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by EVgo’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, EVgo’s actual operating results may differ materially and adversely from those forecasted or projected.

EVgo’s forecasts and projections are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by EVgo’s management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, EVgo’s actual operating results may differ materially and adversely from those forecasted or projected. Realization of the results forecasted will depend on the successful implementation by the combined company of EVgo’s proposed business plan, and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond the combined company’s control, for example, the competitive environment, the combined company’s executive team, rapid technological change, economic and other conditions in the markets in which EVgo proposes to operate, governmental regulation and, uncertainties inherent in product development and testing, EVgo’s future financing needs and its ability to grow and to manage growth effectively. In particular, EVgo’s forecasts and projections include forecasts and estimates relating to the expected size and growth of the markets in which EVgo operates or seeks to enter. See “— EVgo’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.” EVgo’s forecasts and projections also assume that EVgo is able to perform its obligations under its commercial contracts. See “— Because EVgo is currently dependent upon a limited number of customers and OEM partners, the loss of a significant customer or OEM partner could adversely affect its operating results.” For the reasons described above, it is likely that the actual results of our operations will be different from the results forecasted and those differences may be material and adverse. The forecasts were prepared by EVgo’s management and have not been certified or examined by an accountant. Neither CRIS nor EVgo has any duty to update the financial projections included in this proxy statement.

EVgo’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Estimates of future EV adoption in the United States, the total addressable market, serviceable addressable market for EVgo’s products and services and the EV market in general are included in this proxy statement. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the COVID-19 pandemic. The estimates and forecasts included in this proxy statement relating to the size and expected growth of the target market, market demand, EV adoption across individual market verticals and use cases, capacity of automotive and battery OEMs and ability of charging infrastructure to address this demand and related pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity for public and commercial fast charging and future fast charging throughput or EVgo market share capture are difficult to predict. The estimated addressable market may not materialize in the timeframe of the projections included herein, if ever, and even if the markets meet the size estimates and growth estimates presented in this proxy statement, EVgo’s business could fail to grow at similar rates.

EVgo currently faces competition from a number of companies and expects to face significant competition in the future as the market for EV charging develops.

The EV charging market is relatively new and EVgo currently faces competition from a number of companies. EVgo believes the main competitors to its core business are Electrify America and Blink. EVgo indirectly competes with site hosts, fleets and utilities that choose to own their own charging infrastructure and procure their electric vehicle supply equipment (“EVSE”) from third-party vendors, such as EVBox and ChargePoint, rather than leveraging EVgo’s public or dedicated charging offerings. The principal competitive factors in the industry include charger count, locations and accessibility; charger connectivity to EVs and ability to charge all standards; speed of charging relative to expected vehicle dwell times at the location; direct current fast charger (“DCFC”) network reliability, scale and local density; software-enabled services offering and overall customer experience; and operator brand, track record and reputation; access to equipment vendors, service providers, and policy incentives and pricing. Large early stage markets require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. In addition, there are competitors, in particular those with limited funding, experience or commitment to quality assurance, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider. Further, EVgo’s current or potential competitors may be acquired by third parties with different commercial objectives and imperatives and greater available resources.

In addition, there are other means for charging EVs, which could affect the level of demand for charging at EVgo’s DCFCs. For example, Tesla Inc. (“Tesla”) continues to build out its supercharger network across the United States for Tesla vehicles, which could reduce overall demand for EV charging at EVgo’s sites. Tesla may also open its supercharger network to support charging of non-Tesla EVs in the future, which could further reduce demand for charging at EVgo’s sites. Also, other companies sell chargers designed for customers seeking to have on premise EV charging capability as well as for home or workplace charging, which may reduce the demand for fast charging if EV owners find “slow” charging at a workplace, at home, or other parking locations to be sufficient. Municipalities may decide to convert street lighting poles and lampposts to public charging points for EV drivers who rent, have no access to home charging, or park their EVs on the street, potentially reducing EVgo’s serviceable markets. Retailers, utilities or other site hosts or commercial, municipal and federal fleet businesses may opt to become owners and operators of public or private EV fast charging equipment and purchase that equipment and associated management software directly from vendors in the marketplace.

Additionally, future changes in charging preferences; the development of inductive EV charging capabilities; battery chemistries, ultralong-range batteries or energy storage technologies, industry standards or applications; driver behavior or battery EV efficiency may develop in ways that limit EVgo’s future share gains in certain high promising market verticals or slow the growth of EVgo’s addressable or serviceable market. Competitors may be able to respond more quickly and effectively than EVgo to new or changing opportunities, technologies, standards or customer requirements, and may be better equipped to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.

The EV charging business may become more competitive, pressuring future increases in utilization and margins. Competition is still developing and is expected to increase as the number of EVs sold increases. Today, EVgo’s largest competitor is Electrify America, a subsidiary of Volkswagen. Electrify America was formed as part of Volkswagen’s consent decree with the U.S. Environmental Protection Agency in connection with its diesel emissions scandal. Volkswagen was forced to commit $2 billion to Electrify America and the expansion of its EV charger network over a ten-year period which began in January 2017. Electrify America expects to install (or have under development) approximately 800 public charging stations with about 3,500 chargers by December 2021 and is currently approaching completion of cycle 2 of its 4-cycle spending program. Because Electrify America’s expansion of its EV charger network is mandated by the consent decree and not necessarily done in a manner designed to maximize economic return, Electrify America’s rate of expansion may outpace EVgo’s, at least in the short term.

Barriers to entry in the EV charging market may erode as a result of government intervention, leading to more competitors. In addition, in some jurisdictions, EVgo may see competition from local utilities who may be interested in, and receive regulatory approval for, ownership of public EV charging equipment, from various owners of non-networked Level 2 chargers, and from new entrants into the U.S. fast charging market.

New competitors or alliances may emerge in the future that secure greater market share, have proprietary technologies that drivers prefer, more effective marketing abilities and/or face different financial hurdles, which could put EVgo at a competitive disadvantage. Further, EVgo’s current strategic initiatives, pilots and contracts with major OEM partners, business-to-business customers and key hosts may fail to result in a sustainable competitive advantage for EVgo. Future competitors could also be better positioned to serve certain segments of EVgo’s current or future target markets, which could create price pressure or erode EVgo’s market share. In light of these factors, current or potential customers may utilize charging services of competitors. If EVgo fails to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be inhibited, adversely affecting its business and results of operations.

Because EVgo is currently dependent upon a limited number of customers and OEM partners, the loss of a significant customer or OEM partner could adversely affect its operating results.

Given the nascent stage of the industry, a limited number of contractual commercial customers and OEM partners currently account for a substantial portion of EVgo’s income. For the three months ended March 31, 2021 and the year ended December 31, 2020, two customers and one customer, respectively, that represented approximately 34% and 11%, respectively, of EVgo’s total revenue. EVgo’s operating projections are currently contingent on EVgo’s performance under its commercial contracts. At least in the short term, EVgo expects that a majority of its sales outside of the retail customer market will continue to come from a concentrated number of commercial customers and OEM partners. EVgo expects a substantial portion of its cash receipts in the near future to be from GM and Nissan North America (“Nissan”) and as a result, is subject to any risks specific to those entities and the jurisdictions and markets in which they operate, including their ability to develop a portfolio of EV models and attract customers for those models. EVgo may be unable to accomplish its business plan to diversify and expand its customer and OEM partner base by attracting a broad array of customers and OEM partners, which could negatively affect EVgo’s business, results of operations and financial condition.

EVgo will be required to install a substantial number of chargers under its agreement with GM. If EVgo does not meet its obligations under this agreement, EVgo may not be entitled to payments from GM and may be required to pay liquidated damages, which may be significant.

Pursuant to its agreement with GM dated July 20, 2020 (the “GM Agreement”), EVgo is required to meet certain quarterly milestones measured by the number of chargers installed, and GM is required to make certain payments based on chargers installed. Under the GM Agreement, EVgo is required to install a total of 2,750 chargers by December 31, 2025, 80% of which are required to be installed by December 31, 2023. The GM Agreement calls for a year-over-year increase in annual charger additions in each of the next two years before the installation run rate declines post 2023. Meeting these milestones will require additional funds beyond the amounts committed by GM, and EVgo may face delays in construction, commission or aspects of installation of the chargers EVgo is obligated to develop. In addition, EVgo is required to maintain network availability (i.e. the percentage of time a charger is operational and available on the network) of at least 93%.

The GM Agreement is subject to early termination in certain circumstances, including in the event EVgo fails to meet the quarterly charger-installation milestones or fails to maintain the specified level of network availability. If GM terminates the agreement, EVgo may not be entitled to receive continued payments from GM and instead may be required to pay liquidated damages to GM. In the event EVgo fails to meet a charger-installation milestone or maintain the required network availability in a calendar quarter, GM has the right to provide EVgo with a notice of such deficiency within thirty days of the end of the quarter. If the same deficiency still exists at the end of the quarter immediately following the quarter for which a deficiency notification was delivered, GM may immediately terminate the agreement and seek pre-agreed liquidated damages of up to $15.0 million. As of May 14, 2021, EVgo had 82 chargers left to install in order to meet its charger-installation milestone for the quarter ending June 30, 2021. EVgo believes that it may not meet the charger-installation milestone for the quarter ending June 30, 2021, due to delays in permitting, commissioning, and utility interconnection resulting from COVID-19 disruptions in business operations across the engineering and permitting chain, as well as industry and regulatory adaptation to the requirements of high powered charger installation including slower than expected third party approvals of certain site acquisitions and site plans. Going forward it is uncertain if these, or other potential issues in the procurement, installation, or energization of DCFC, will be resolved in a timely fashion, and EVgo believes that its ability to meet its charger-installation milestones under the GM Agreement may continue to be impacted by circumstances similar to those experienced during the first quarter of 2021.

Nissan has the right to terminate its agreements with EVgo in certain circumstances. Additionally, EVgo may be subject to monetary penalties if it is unable to fulfill its obligations under its agreements with Nissan.

EVgo has two program services agreements in place with Nissan. Under the terms of the agreement dated July 3, 2014 (the “Nissan Agreement”), purchasers of Nissan LEAF electric vehicles in certain markets can receive charging services at an EVgo station or a participating third-party charging station. Pursuant to the Nissan Agreement, EVgo is required to support, maintain and make available at least 850 chargers through July 7, 2021. The Nissan Agreement is subject to early termination upon ninety days’ notice in certain circumstances, including EVgo’s failure to maintain the specified charger counts. As of April 30, 2021, EVgo has fulfilled all build, support and maintenance obligations under the Nissan Agreement.

On June 13, 2019, EVgo and Nissan entered into a professional services agreement (the “Nissan 2.0 Agreement”). The Nissan 2.0 Agreement includes a capital-build program requiring EVgo to install, operate and maintain public, high-power dual-standard chargers in specified markets pursuant to a Build Schedule (defined below). Under the terms of the Nissan 2.0 Agreement, EVgo is required to adhere to a schedule that outlines the build timelines for the chargers to be constructed (“Build Schedule”) as negotiated at the beginning of each year. Due to the extenuating circumstances of the COVID-19 pandemic, EVgo and Nissan have extended the current Build Schedule deadline through June 30, 2021 and no penalties may be assessed prior to such date. Pursuant to the Nissan 2.0 Agreement, as modified by this extension, EVgo is required to install 46 chargers at 17 sites by June 30, 2021 and an aggregate of 210 chargers by February 29, 2024 at a number of sites to be determined with each Build Schedule. As of April 30, 2021, EVgo had 12 chargers at 4 sites left to install in order to meet its Build Schedule obligations by June 30, 2021. EVgo believes that it may not meet the June 30, 2021 Build Schedule obligations due to delays in permitting, commissioning, slower than expected third party approvals of certain site acquisitions, delays in utility interconnection resulting from industry adaptation to the requirements of high-powered charger installation, as well as supply chain issues. Going forward it is uncertain if these, or other potential issues in the procurement, installation, or energization of DCFC, will be resolved in a timely fashion. If EVgo fails to meet its future Build Schedule obligations, Nissan may invoke a penalty of up to $35,000 per delayed site, up to 40 sites.

At this time, EVgo believes that its ability to meet future Build Schedule obligations may continue to be impacted by circumstances similar to those experienced during the first quarter of 2021, or other potential issues including, but not limited to, equipment design and procurement, timing of third-party funding agreements, and the siting, permitting, construction, commissioning, energizing of DCFC, or delays in releasing public grant funding.

Nissan has the right to terminate the Nissan 2.0 Agreement, without penalty or obligation of any kind, upon thirty days’ written notice if it is unable to secure funding to make payments required under the Nissan 2.0 Agreement.Nissan receives budget approvals annually from Nissan Motor Company Limited. As of April 30, 2021, Nissan has not given EVgo any indication that it will be unable to secure funding to meet its payment obligations under the Nissan 2.0 Agreement. If Nissan terminates the Nissan 2.0 Agreement due to a lack of funding, EVgo will still be required to do the following: (i) meet charger installation milestones through the date of termination; (ii) provide an aggregate of $1.6 million in joint marketing activities; and (iii) provide $4.8 million worth of charging credits that shall continue to be administered. If Nissan terminates either agreement with EVgo, it may have adverse effects on EVgo’s revenues and results of operations.

EVgo faces risks related to health pandemics, including the COVID-19 pandemic, which could have a material adverse effect on its business and results of operations.

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, has created significant volatility in the global and domestic economies and led to reduced economic activity. The spread of COVID-19 has created charging equipment supply chain and shipping constraints and delayed the installation of over 400 new chargers. See “EVgo’s Management’s Discussion and Analysis of Results of Operations and Financial Condition of EVgo — Recent Developments — COVID-19 Outbreak.” As a result, EVgo did not meet the Build Schedule for 2020 under the Nissan 2.0 Agreement. See “EVgo’s Management’s Discussion and Analysis of Results of Operations and Financial Condition of EVgo — Nissan Agreement.” The COVID-19 pandemic has also caused a delays in EVgo’s build out in Virginia and as a result, EVgo has exercised its option to extend the investment cycle. See “Information About EVgo — Governmental Regulation — Grants and Incentives.” Finally, impacts related to COVID-19 also delayed the installation of chargers pursuant to the GM Agreement.

COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a decrease in vehicle sales, including EV sales, in markets around the world, and the accompanying demand for EVgo charging services. EVgo experienced a significant decline in monthly GWh throughput beginning in March 2020, decreasing by as much as 64%. Between March and July 2020, EVgo deactivated over 70 chargers due to decreased usage as a result of COVID-19, experiencing an average downtime of 38 days when host sites were closed. While EVgo’s business showed steady recovery with multiple metrics improving month-over-month since that time, total GWh throughput for the three months ended March 31, 2021 was lower than the same prior-year period by 0.6 GWh and total GWh throughput for the year ended December 31, 2020 was 12.9 GWh lower than expected. Any sustained downturn in demand for EVs would harm EVgo’s business and negatively impact the growth of its charging station network.

The COVID-19 pandemic also impacted EVgo’s operations through construction delays and supply chain and shipping constraints. EVgo delayed operational dates of over 400 chargers by six to nine months due to delays in various stages site planning and construction caused by COVID-19. When governments and businesses shut down in response to shelter in place orders and other similar actions by state and local governments, permitting, inspection and other city and municipal services were suspended, and EVgo had reduced access to host sites for construction and on-site survey and design. EVgo also experienced delays in its site host negotiations as hosts devoted more time to day-to-day operations and employee health and safety. In addition, EVgo experienced delays in equipment fulfillment and other logistics related to reduced operational capacity of warehouses and shipping vessel backlogs, which has caused additional delay in early 2021.

The pandemic has resulted in government authorities implementing numerous measures to try to contain COVID-19, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures adversely impact EVgo’s employees and operations and the operations of its customers, suppliers, vendors and business partners and negatively impact demand for EV charging. These measures by government authorities may remain in place for a significant period of time and may adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations.

EVgo has modified its business practices in response to the COVID-19 pandemic and currently recommends that all non-essential personnel work from home. EVgo has implemented various safety protocols for essential personnel who must leave their homes for work such as requiring regular certifications of health status to such employees’ supervisors and its human resources department, requiring the use of protective face masks and social distancing and providing employees with access to testing. All employees are currently prohibited from work-related airline travel unless vaccinated. EVgo may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by COVID-19 or otherwise be satisfactory to government authorities. If significant portions of EVgo’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of its customers are subject to stay at home orders or otherwise work remotely or are not travelling via EV for sustained periods of time, user demand for charging and services will decline.

The extent to which the COVID-19 pandemic impacts EVgo’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration, spread and severity of the pandemic, the actions to contain COVID-19 or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of customers, suppliers, vendors, permitting agencies, utilities and business partners to perform, including third party suppliers’ ability to provide components and materials used in charging stations or in providing installation or maintenance services. Even after the COVID-19 pandemic has subsided, EVgo may continue to experience an adverse impact to its business as a result of the pandemic’s global economic impact, including any recession that has occurred or may occur in the future. Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for EVgo’s products and services.

EVgo relies on a limited number of vendors for its charging equipment and related support services. A loss of any of these partners would negatively affect EVgo’s business.

EVgo relies on a limited number of vendors for design, testing and manufacturing of charging equipment which at this stage of the industry is unique to each supplier and thus singularly sourced with respect to components as well as aftermarket maintenance and warranty services. For the three months ended March 31, 2021 EVgo had one major vendor that represented approximately 12% of total purchases. For the year ended December 31, 2020, EVgo had no major vendors that represented over 10% of total purchases. This reliance on a limited number of vendors increases EVgo’s risks, since it does not currently have proven reliable alternative or replacement vendors beyond these key parties. In the event of production interruptions or supply chain disruptions including but not limited to availability of certain key components such as semiconductors, EVgo may not be able to take advantage of increased production from other sources or develop alternate or secondary vendors without incurring material additional costs and substantial delays. Thus, EVgo’s business would be adversely affected if one or more of its vendors is impacted by any interruption at a particular location.

As the demand for public fast charging increases, the charging equipment vendors may not be able to dedicate sufficient supply chain, production, or sales channel capacity to keep up with the required pace of charging infrastructure expansion. In addition, as the EV market grows, the industry may be exposed to deteriorating design requirements, undetected faults or the erosion of testing standards by charging equipment and component suppliers, which may adversely impact the performance, reliability and lifecycle cost of the chargers. If EVgo or its suppliers experience a significant increase in demand, or if EVgo needs to replace an existing supplier, it may not be possible to supplement service or replace them on acceptable terms, which may undermine its ability to install chargers in a timely manner. For example, it may take a significant amount of time to identify a vendor that has the capability and resources to supply and/or service charging equipment in sufficient volume. Identifying and approving suitable vendors could be an extensive process that requires EVgo to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant vendor would have an adverse effect on EVgo’s business, financial condition and operating results.

Further, should the Biden Administration and Congress require that charging equipment be manufactured in the U.S. in order to access federal financial support or secure contracts with the federal government, EVgo will have to source equipment from alternative vendors or work with current vendors to develop manufacturing capacity in the U.S. to participate in the covered federal programs.

EVgo’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as EVgo expands the scope of such services with other parties.

EVgo does not typically install charging stations at its sites. These installations are typically performed by electrical contractors managed by EVgo. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires local utility cooperation in design and interconnection request approval and commissioning, as well as various local and other governmental approvals and permits that vary by jurisdiction. In addition, building codes, accessibility requirements, utility interconnect specifications, review, approval or study lead time or regulations may hinder EV charger installation because they end up costing the developer or installer more in order to meet the code requirements. In addition, increased demand for the components necessary to install charging stations could lead to higher installed costs. Meaningful delays or cost overruns caused by EVgo’s vendor supply chains, contractors, or inability of local utilities and approving agencies to cope with the level of activity may impact EVgo’s recognition of revenue in certain cases and/or impact its relationships, either of which could impact EVgo’s business and profitability, pace of growth and prospects. For example, the installation of chargers under the GM Agreement have required significant utility upgrades to accommodate the higher capacity chargers. Delays in these upgrades have in turn caused delays in the construction of the chargers pursuant to the GM Agreement. As a result, EVgo believes that it may not meet the charger-installation milestone for the quarter ending June 30, 2021. See “— EVgo will be required to install a substantial number of chargers under its agreement with GM. If EVgo does not meet its obligations under this agreement, EVgo may not be entitled to payments from GM and may be required to pay liquidated damages, which may be significant.”

Working with contractors may require EVgo to obtain licenses or require it or its customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. If these contractors are unable to provide timely, thorough and quality installation-related services, EVgo could fall behind its construction schedules or cause customers to become dissatisfied with the solutions EVgo offers. As the demand for public fast charging increases and qualification requirements for contractors become more stringent, EVgo may encounter shortages in the number of qualified contractors available to complete all of EVgo’s desired installations. If EVgo fails to timely pay its contractors, they may file liens against EVgo’s site hosts’ properties, which EVgo is required to remove.

EVgo’s business model is predicated on the presence of qualified and capable electrical and civil contractors and subcontractors in the new markets it intends to enter. There is no guarantee that there will be an adequate supply of such partners. A shortage in the number of qualified contractors may impact the viability of the business plan, increase risks around the quality of works performed and increase costs if outside contractors are brought into a new market.

In addition, EVgo’s network expansion plan relies on its site development efforts, and its business is exposed to risks associated with receiving site control and access necessary for the construction of the charging station and operation of the charging equipment, electrical interconnection and power supply at identified locations sufficient to host chargers and on a timely basis. EVgo generally does not own the land at the charging sites and relies on the site licenses with hosts that convey the right to build, own, and operate the charging equipment on the site. EVgo may not be able to renew the site licenses or retain site control. The process of establishing or extending site control and access could take longer or become more competitive. As the EV market grows, competition for premium sites may intensify, the power distribution grid may require upgrading, electrical interconnection with local utilities may become competitive, all of which may lead to delays in construction and/or commissioning. As a result, EVgo may be exposed to increased interconnection costs and utility fees, as well as delays, which may slow the growth of EVgo’s network expansion.

If EVgo is unable to attract and retain key employees and hire qualified management, technical, engineering and sales and business development personnel, its ability to compete and successfully grow its business would be harmed.

EVgo’s success depends, in part, on its continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. The inability to do so effectively would adversely affect its business. Competition for employees can be intense and the ability to attract, hire and retain them depends on EVgo’s ability to provide meaningful work at competitive compensation. EVgo may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so would adversely affect its business, including the execution of its global business strategy.

Failure to effectively expand EVgo’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its solutions.

EVgo’s ability to grow its customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its sales and marketing operations and activities. EVgo relies on its business development, sales and marketing teams to obtain new OEM and fleet customers and grow its retail business, and on the technology, site development, and project management personnel to build out and serve new sites. EVgo plans to continue to expand in these functional areas but it may not be able to recruit and hire a sufficient number of competent personnel with requisite skills, technical expertise and experience, which may adversely affect its ability to expand its sales capabilities. The hiring process can be costly and time-consuming, and new employees may require significant training and time before they achieve full productivity. Recent hires and planned hires may not become as productive as quickly as anticipated, and EVgo may be unable to hire or retain sufficient numbers of qualified individuals. EVgo’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified personnel attaining desired productivity levels within a reasonable time. EVgo’s business will be harmed if investment in personnel related to business development and related company activities does not generate a significant increase in revenue.

EVgo may need to raise additional funds and these funds may not be available when needed or may be available only on unfavorable terms.

EVgo may need to raise additional capital in the future to further scale its business and expand to additional markets. EVgo may raise additional funds through the issuance of equity, equity-related or debt securities, through obtaining credit from government or financial institutions or through grant funding. EVgo cannot be certain that additional funds or incentives will be available on favorable terms when required, or at all, or that EVgo will be able to capture expected grant funding under various existing and new state and local programs in the future. If EVgo cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If EVgo raises funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict EVgo’s business, or other unfavorable terms. In addition, to the extent EVgo raises funds through the sale of additional equity securities, EVgo stockholders would experience additional dilution.

Many of EVgo’s facilities are located in active earthquake zones or in areas susceptible to hurricanes, wildfires and other severe weather events. An earthquake, a wildfire, a major hurricane or other types of disasters or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California or other states, could disrupt and harm its operations and those of EVgo’s customers.

Many of EVgo’s facilities are located in California, an active earthquake zone, and Florida and Texas, areas susceptible to hurricanes. The occurrence of a natural disaster such as an earthquake, hurricane, drought, flood, fire (such as the recent extensive wildfires in California, Oregon and Colorado), localized extended outages of critical utilities (such as California’s public safety power shut-offs) or transportation systems, or any critical resource shortages could cause a significant interruption in its business, damage or destroy its facilities or inventory, and cause it to incur significant costs, any of which could harm its business, financial condition, and results of operations. The insurance EVgo maintains against fires, earthquakes, hurricanes and other disasters and damage may not be adequate to cover losses in any particular case.

In addition, rolling public safety power shut offs in California or other states can affect throughput and/or user acceptance of EVs, as charging may be unavailable at the desired times, or at all during these events. These shut offs could also affect the ability of fleet operators to charge their EVs, which, for example, could adversely affect transportation schedules or any service level agreements to which either EVgo or the fleet operator may be a party. If these events persist, the demand for EVs could decline, which would result in reduced demand for charging.

Further, severe natural disasters could affect EVgo’s data centers in a temporal or longer-term fashion which would adversely affect EVgo’s ability to operate its network.

EVgo’s charging stations are often located in areas that are publicly accessible and may be exposed to vandalism or misuse by customers or other individuals, which would increase EVgo’s replacement and maintenance costs.

EVgo’s public chargers may also be exposed to vandalism or misuse by customers and other individuals, increasing wear and tear of the charging equipment. Such increased wear and tear could shorten the usable lifespan of the chargers and require EVgo to increase its spending on replacement and maintenance costs.

EVgo is dependent upon the availability of electricity at its current and future charging stations. Cost increases, delays and/or other restrictions on the availability of electricity would adversely affect EVgo’s business and results of operations.

The operation and development of EVgo’s charging stations is dependent upon the availability of electricity, which is beyond its control. EVgo’s charging stations are affected by problems accessing electricity sources, such as planned or unplanned power outages. In recent years, shortages of electricity have resulted in increased costs to users and interruptions in service. In particular, California has experienced rolling blackouts due to excessive demands on the electrical grid or as precautionary measures against the risk of wildfire. In the event of a power outage, EVgo will be dependent on the utility company, and in some cases the site host, to restore power. Any prolonged power outage could adversely affect customer experience and EVgo’s business and results of operations.

Changes in utility electricity pricing or new and restrictive constructs from regulations applicable to pricing may adversely impact future operating results. For example, some jurisdictions may force EVgo to adopt different pricing constructs such as switching from pricing on a per-minute basis to a per kWh basis, which may intensify competitive pressures. Further, utility rates may change in a way that adversely affects fast charging or in a way that may limit EVgo’s ability to access certain beneficial rate schedules. In addition, utilities or other regulated entities with monopoly power may receive authority to provide charging services that result in an anti-competitive advantage relative to EVgo and other private sector operators.

Some of EVgo’s business objectives are dependent upon the purchase of renewable energy certificates and an increase in the cost of such certificates may adversely impact EVgo’s business and results of operations.

As part of its business strategy, EVgo markets the electricity provided from its charging stations as 100% renewable. Therefore, EVgo purchases various renewable energy certificates (“RECs”) in order to qualify the electricity it distributes through charging stations as renewable energy. Several states have passed renewable energy portfolio standards, which set a minimum percentage of energy that must be generated from renewable sources. These standards may require utilities or load serving entities to acquire RECs annually in order to demonstrate their compliance. Other regulations may also impact the supply of, and demand for, such RECs. While higher renewable energy portfolio standards may also increase the amount of renewable energy available, EVgo cannot predict the impact such regulations may have on the price or availability of RECs. If EVgo is unable to purchase a sufficient amount of RECs, EVgo may be unable to achieve this objective, which may negatively impact its reputation in the marketplace. If the cost of RECs increase, EVgo may be unable to fully pass the higher cost of RECs through to its customers, and increases in the price of RECs may decrease its results of operations.

EVgo’s success depends on its ability to develop and maintain relationships with automotive OEM and fleet partners.

The success of EVgo’s business depends on its ability to develop and maintain relationships with OEMs, such as GM, Nissan and Tesla. These relationships help EVgo access new customers and build brand awareness through co-marketing. EVgo may also benefit from promotional programs sponsored by OEMs, such as prepaid charging credits. In some cases, EVgo’s OEM partners have agreed to fund capital expenditures related to the build out of its charger network. For example, GM is providing payments for over 2,700 chargers over five years to help fund the accelerated build-out of EVgo’s fast charger network. If EVgo fails to maintain or develop relationships with OEMs, or if OEMs opt to partner with competitors rather than EVgo, EVgo’s revenues may decline and its business may suffer.

There can be no certainty that EVgo will be able to identify and contract with suitable additional OEM and fleet partners. To the extent EVgo does identify such partners, it will need to negotiate the terms of a commercial agreement with such partners. There can be no assurance that EVgo will be able to negotiate commercially-attractive terms with additional OEM and fleet partners, if at all. EVgo may also be limited in negotiating future commercial agreements by the provisions of its existing contracts such as “most-favored nations” clauses. For example, EVgo’s contracts with GM and Nissan prohibit EVgo from entering into agreements for similar programs on terms more favorable than the terms afforded to GM and Nissan under their respective agreements for a limited period of time. See “Information About EVgo — Partnerships and Strategic Relationships.”

In addition, EVgo may be unable to maintain successful relationships with its OEM and fleet partners. Certain of EVgo’s existing agreements require EVgo to meet specified performance criteria. If EVgo fails to meet such criteria, the agreements could be terminated and EVgo may be obligated to pay significant penalties or other damages. If an agreement is terminated, any support payments pursuant to the contract would cease. Finally, if OEMs observe EVgo failing to meet is specified performance criteria, EVgo’s reputation may be damaged and it may become more difficult for EVgo to establish new partnerships with OEMs.

EVgo’s revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators including medium- and heavy-duty vehicle fleets and rideshare operators.

EVgo’s revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators including medium- and heavy-duty vehicle fleets and rideshare operators. The electrification of fleets is an emerging market, and fleet operators may not adopt EVs on a widespread basis, operate on the timelines EVgo anticipates or rely on public and/or private fast charging and EVgo’s network. In addition to the factors affecting the growth of the EV market generally, transitioning to an EV fleet can be costly and capital intensive, which could result in slower than anticipated adoption. The sales cycle could also be longer for sales to fleet operators with formal procurement processes. Fleet operators may also require significant additional services and support, and if EVgo is unable to provide such services and support, it may adversely affect its ability to attract additional fleet operators as customers. Any failure to attract and retain fleet operators as customers in the future would adversely affect EVgo’s business and results of operations.

If EVgo fails to offer high-quality support to host sites and drivers, or fails to maintain high charger availability and strong user experience, its business and reputation will suffer.

Once EVgo charging stations are installed, host sites and drivers will rely on EVgo to provide maintenance services to resolve any issues that might arise in the future. Rapid and high-quality customer and equipment support is important so drivers can receive reliable charging for their EVs. The importance of high-quality customer and equipment support will increase as EVgo seeks to expand its business and pursue new customers and geographies. If EVgo does not quickly resolve issues and provide effective support, its ability to retain customers or sell additional products and services to existing customers could suffer and its brand and reputation could be harmed.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm EVgo’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in EVgo’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and may occur on EVgo’s systems. Any attempts by cyber attackers to disrupt EVgo’s services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage its reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Even with the security measures implemented by EVgo, such as managed security services, that are designed to detect and protect against cyber-attacks, and any additional measures EVgo may implement or adopt in the future, EVgo’s facilities and systems, and those of EVgo’s third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism, or other events. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and EVgo may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm EVgo’s reputation, brand and ability to attract customers.

EVgo has previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. EVgo relies on carrier networks to support reliable operation, management and maintenance of its charger network, charging session management, and driver authentication, and payment processing depend on reliable connections with wireless communications networks. As a result, EVgo’s operations depend on a handful of public carriers and are exposed to disruptions related to network outages and other communications issues on the carrier networks. See “— Risks Related to EVgo’s Technology, Intellectual Property and Infrastructure — Interruptions, delays in service or inability to increase capacity at third-party data center facilities could impair the use or functionality of EVgo’s subscription services, harm its business and subject it to liability.” If EVgo’s services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for its solutions from customers.

There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable EVgo to recover from a disaster or catastrophe, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect its business and financial results.

Growing EVgo’s customer base depends upon the effective operation of EVgo’s mobile applications with mobile operating systems, networks and standards that we do not control.

EVgo is dependent on the interoperability of its mobile applications with popular mobile operating systems that EVgo does not control, such as Google’s Android and Apple’s iOS, and any changes in such systems that degrade EVgo’s products’ functionality or give preferential treatment to competitive products could adversely affect the usage of EVgo’s applications on mobile devices. Additionally, in order to deliver high quality mobile products, it is important that EVgo’s products work well with a range of mobile technologies, systems, networks and standards that EVgo does not control. EVgo may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks or standards.

In addition, a significant portion of EVgo’s software platform depends on its partnership with Driivz, an EV charging management platform. If for any reason EVgo is no longer able to maintain that partnership, EVgo may face a material challenge in efficiently migrating its software offering to a new partner.

While EVgo to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

EVgo may acquire additional assets, products, technologies or businesses that are complementary to its existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into EVgo’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities or securities convertible into equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. To date, EVgo has no experience with material acquisitions and the integration of acquired assets, businesses and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect EVgo’s business, financial condition and results of operations.

Risks Related to the EV Market

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for EVgo’s products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars and consumption of renewable transportation fuels, such as ethanol and biodiesel, consumer acceptance of EVs and other alternative vehicles has been increasing. However, the EV fueling model is different from gasoline and other fuel models, requiring behavior changes and education of businesses, consumers, regulatory bodies, local utilities, and other stakeholders. Further developments in, and improvements in affordability of, alternative technologies, such as renewable diesel, biodiesel, ethanol, hydrogen fuel cells or compressed natural gas, proliferation of hybrid powertrains involving such alternative fuels, or improvements in the fuel economy of the ICE vehicles, whether as the result of regulation or otherwise, may materially and adversely affect demand for EVs and EV charging stations in some market verticals. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. Local jurisdictions may also impose restrictions on urban driving due to congestion, which may prioritize and accelerate micromobility trends and slow EV adoption growth. Finally, the currently-paused litigation between the state of California and the National Highway Transit Safety Administration (“NHTSA”) could impact California’s ability to set fuel economy standards that encourage the adoption of EVs, which are followed by many other states, should the Biden Administration not substantially modify NHTSA and EPA’s current rules on preemption in its pending reconsideration of these rules. If any of the above cause or contribute to automakers reducing the availability of EV models or cause or contribute to consumers or businesses to no longer purchase EVs or purchase fewer of them, it would materially and adversely affect EVgo’s business, operating results, financial condition and prospects.

The rideshare and commercial fleets may not electrify as quickly as expected and may not rely on public fast charging or on EVgo’s network as much as expected. Future demand for EVs from the medium and heavy duty vehicle segment may not develop as anticipated or take longer to develop than expected.

The EV market is in the early stages of development and the medium- and heavy-duty vehicle segments, often particularly exposed to economic cycles, may not electrify as expected. The medium- and heavy-duty vehicle fleets that lend themselves well to electrification via EV powertrains are often linked to municipal and commercial budgets and may take longer to electrify as a result of budget or business constraints and administrative approvals. The mix of zero and low emission powertrains in certain vehicle classes and use cases in the medium- and heavy-duty sector may evolve less favorably for EV solutions due to future development of technologies and policy incentives that may favor existing diesel fuel, hybrid, natural gas or hydrogen fuel cell drivetrains. Medium- and heavy-duty vehicle OEMs may choose not to manufacture EVs in sufficient quantities or at all.

EVgo derives a substantial portion of its revenue from the sale of regulatory credits. There are a number of factors beyond EVgo’s control that could have a material adverse effect on EVgo’s ability to generate such revenue.

In connection with the production, delivery, placement into service and ongoing operation of charging stations, EVgo earns and expects to continue to earn various tradable regulatory credits, in particular California’s Low-Carbon Fuel Standard (“LCFS”) credits. EVgo currently participates in California’s LCFS, Oregon’s LCFS, and California’s Fast Charging Infrastructure (“FCI”) programs. EVgo sells these credits, and expects to continue to sell future credits, to entities that generate deficits under the LCFS programs and are obligated to purchase the credits and use them to offset their deficits or emissions, primarily petroleum refiners and marketers, and other entities that can use the credits to comply with the program requirements. However, there is no guarantee that such credits will continue to be available for sale at prices forecasted by EVgo, or that regulatory restrictions would not be imposed on the proceeds from the sale of such credits in the future. See “— The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification or elimination of such benefits could adversely affect EVgo’s financial results.” For example, LCFS credit pricing may fluctuate and may come under pressure if clean fuels, possibly including EVs, achieve a higher-than-expected market penetration. Further, EVgo may not be able to market all LCFS credits, may have to sell LCFS credits at below projected prices or may not be able to sell LCFS credits at all. In addition, LCFS program rules may be revised in the future in ways that disadvantage certain types of clean fuels, including charging electricity used in EVs, or may not be extended further. The related FCI program provides incentives to owners of EV fast chargers put in place in 2019 and after and is designed to compensate for low utilization in the near term. However, there is no guarantee that the FCI program will not be terminated or amended or that the LCFS credits under the FCI program will continue to be available for sale.

Our LCFS projection is based on a fundamental price forecast produced by a reputable market consultant. However, the price for which the regulatory credits may be sold cannot be known with certainty at the time the activities that generate the credits are undertaken. As a result, EVgo bears the risk in the pricing of the credits between the time that the activities that generate the credits are undertaken and the credits are monetized, which EVgo may not be able to mitigate through hedging going forward. The inability of EVgo to generate revenue from the sale of regulatory credits could have a materially adverse effect on EVgo’s future financial results.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification or elimination of such benefits could adversely affect EVgo’s financial results.

The U.S. federal government and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV charging stations. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, EVgo has benefitted from the availability of federal tax credits under Section 30C of the Code, allocable to its investors, which effectively subsidized the cost of placing in service EVgo’s charging stations. The credits under Section 30C of the Code are set to expire on December 31, 2021 and thus would not be available going forward unless extended. There can be no assurance that the credits under Section 30C of the Code will be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits or other financial incentives, including the credit under Section 30C of the Code, could negatively affect the EV market and adversely impact EVgo’s business operations and expansion potential. In addition, there is no assurance EVgo will have the necessary tax attributes to utilize any such credits and may not be able to monetize them given the nascent state of the market for such credits or be able to monetize such credits on favorable terms. New tariffs and policies that could incentivize overbuilding of infrastructure may also have a negative impact on the economics of EVgo’s stations. Furthermore, new tariffs and policy incentives could be put in place by the Biden Administration that favor equipment manufactured by or assembled at American factories, which may put EVgo’s fast charging equipment vendors at a competitive disadvantage, including by increasing the cost or delaying the availability of charging equipment, by challenging or eliminating EVgo’s ability to apply or qualify for grants and other government incentives, or by disqualifying EVgo from the ability to compete for certain charging infrastructure buildout solicitations and programs, including those initiated by federal government agencies.

As noted above, EVgo also derives revenue from the sale of regulatory credits and expects that such revenue will increase as a percentage of total revenue over time. If the availability of these credits declines or the terms of the credits are modified, EVgo’s ability to generate this revenue in the future could be adversely affected. For example, in September 2020, California Governor Gavin Newsom issued Executive Order N-79-20 (the “EO”), announcing a target for all in-state sales of new passenger cars and trucks to be zero-emission by 2035. While the EO calls for the support of EV infrastructure, the form of this support is unclear. If California or other jurisdictions choose to adopt regulatory mandates instead of establishing or continuing renewable energy credit regimes for EV infrastructure, EVgo’s revenue from these credits could be adversely impacted. Similarly, new federal legislation, such as the 2020 Energy Bill, contemplates increased support for climate initiatives, which may include EVs; however, EVgo cannot predict what form such incentives may take at this time. If EVgo is not eligible for grants or other incentives under such programs, while EVgo’s competitors are, it may adversely affect EVgo’s competitiveness or results of operation.

Risks Related to EVgo’s Technology, Intellectual Property and Infrastructure

EVgo may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive, and its business could be adversely affected.

From time to time, the holders of intellectual property rights may assert their rights and urge EVgo to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that EVgo will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, EVgo may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase EVgo’s operating expenses. In addition, if EVgo is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that EVgo’s customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to EVgo’s products and services, EVgo may be required to indemnify such customers and business partners. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Even if EVgo is not a party to any litigation between a customer or business partner and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for EVgo to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. If EVgo were required to take one or more such actions, its business, prospects, brand, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, reputational harm and diversion of resources and management attention.

EVgo’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

EVgo’s success depends, at least in part, on EVgo’s ability to protect its core technology and intellectual property. To accomplish this, EVgo relies on, and plans to continue relying on, a combination of trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. In addition, EVgo has one United States pending non-provisional patent application. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of EVgo’s competitive advantage and a decrease in revenue which would adversely affect its business, prospects, financial condition and operating results.

The measures EVgo takes to protect its technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•        the patent application EVgo has submitted may not result in the issuance of any patents;

•        the scope of any issued patents that may result from the pending patent application may not be broad enough to protect proprietary rights;

•        the costs associated with enforcing patents, trademarks, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable;

•        current and future competitors may circumvent patents or independently develop similar inventions, trade secrets or works of authorship, such as software;

•        know-how and other proprietary information EVgo purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•        proprietary designs and technology embodied in EVgo’s products may be discoverable by third parties through means that do not constitute violations of applicable laws.

Intellectual property and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be costly, difficult or even impossible. Therefore, EVgo’s intellectual property rights may not be as strong or as easily enforced outside of the United States.

Any issued patent which may result from the pending patent application may come to be considered “standards essential.” If this is the case, it may be required to license certain technology on “fair, reasonable and non-discriminatory” terms, decreasing revenue. Further, competitors, vendors, or customers may, in certain instances, be free to create variations or derivative works of EVgo technology and intellectual property, and those derivative works may become directly competitive with EVgo’s offerings. Finally, EVgo may not be able to leverage, or obtain ownership of, all technology and intellectual property developed by EVgo’s vendors in connection with design and manufacture of EVgo’s products, thereby jeopardizing EVgo’s ability to obtain a competitive advantage over its competitors.

The current lack of industry standards may lead to uncertainty, additional competition and further unexpected costs.

The EV industry is new and evolving as are the standards governing EV charging which have not had the benefit of time-tested use cases. These immature industry standards could result in future incompatibilities and issues that could require significant resources and or time to remedy. Utilities and other large market participants also mandate their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction.

In addition, automobile manufacturers, such as Tesla, may choose to develop and promulgate their own proprietary charging standards and systems, which could lock out competition for EV charging stations, or to use their size and market position to influence the market, which could limit EVgo’s market and reach to customers, negatively impacting its business.

Further, should regulatory bodies later impose a standard that is not compatible with EVgo’s infrastructure or products, it may incur significant costs to adapt its business model to the new regulatory standard, which may require significant time and expense and, as a result, may have a material adverse effect on its revenues or results of operations.

EVgo’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

EVgo may be subject to claims that charging stations have malfunctioned and persons were injured or purported to be injured due to latent defects. Any insurance that EVgo carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. Any of these events could adversely affect EVgo’s brand, reputation, operating results or financial condition.

EVgo’s software platform is complex and includes a number of licensed third-party commercial and open-source software libraries. EVgo’s software may contain latent defects or errors that may be difficult to detect and remediate. EVgo is continuing to evolve the features and functionality of its platform through updates and enhancements, and as it does, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if EVgo’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect EVgo’s business and results of its operations:

•        expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•        loss of existing or potential customers or partners;

•        interruptions or delays in sales;

•        equipment replacements;

•        delayed or lost revenue;

•        delay or failure to attain market acceptance;

•        delay in the development or release of new functionality or improvements;

•        negative publicity and reputational harm;

•        sales credits or refunds;

•        exposure of confidential or proprietary information;

•        diversion of development and customer service resources;

•        breach of warranty claims;

•        legal claims under applicable laws, rules and regulations; and

•        the expense and risk of litigation.

EVgo also faces the risk that any contractual protections it seeks to include in its agreements with customers are rejected, not implemented uniformly or may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. In addition, any insurance coverage or indemnification obligations of suppliers for the benefit of EVgo may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on EVgo’s business, operating results, and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Interruptions, delays in service, communications outages or inability to increase capacity at third-party data center facilities could impair the use or functionality of EVgo’s subscription services, harm its business and subject it to liability.

EVgo currently serves customers from third-party data center facilities operated by Amazon Web Services and Google as well as others. All EVgo services are housed in third-party data centers operated in the United States, and EVgo employs geographically distributed redundant, back-up data centers for all services. Any outage or failure of such data centers could negatively affect EVgo’s product connectivity and performance. EVgo’s primary environments are operated by Google and Amazon, and any interruptions of these primary and backup data centers could negatively affect EVgo’s product connectivity and performance. Furthermore, EVgo depends on connectivity from its charging stations to its data centers through cellular service and virtual private networking providers, such as AT&T and Verizon. Any incident affecting a data center facility’s or cellular and/or virtual private networking services provider’s infrastructure or operations, whether caused by fire, flood, storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of EVgo’s services.

Any damage to, or failure of, EVgo’s systems, or those of its third-party providers, could interrupt or hinder the use or functionality of its services. Impairment of or interruptions in EVgo’s services may reduce revenue, subject it to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and its ability to attract new customers. EVgo’s business will also be harmed if customers and potential customers believe its products and services are unreliable.

The EV charging market is characterized by rapid technological change, which requires EVgo to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of its products and EVgo’s financial results.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology, continuing and increasing reliance on EV charging infrastructure and/or the use of EVgo’s products and services. EVgo’s future success will depend in part upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings to address the changing needs of the EV charging market.

As EV technologies change, EVgo may need to upgrade or adapt its charging station technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery technology, which could involve substantial costs. Even if EVgo is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected in some periods and its prior products could become obsolete more quickly than expected.

EVgo cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage EVgo’s relationships with customers and lead them to seek alternative products or services. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to use EVgo’s competitors’ products or services.

If EVgo is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue will decline, it may experience higher operating losses and its business and prospects will be adversely affected.

EVgo expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to EVgo.

EVgo’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. EVgo plans to incur significant research and development costs in the future as part of its efforts to design, develop, manufacture and introduce new products and enhance existing products. Further, EVgo’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

EVgo may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

EVgo relies on data collected through charging stations or its mobile application. EVgo uses this data in connection with the research, development and analysis of its technologies, creating and delivering value-add customer services, and in assessing future charger locations as well as charging station capacities. EVgo’s inability to obtain necessary rights to use this data or freely transfer this data could result in delays or otherwise negatively impact EVgo’s research and development and expansion efforts and limit EVgo’s ability to derive revenues from value-add customer services. For instance, consumer privacy regulations may limit EVgo’s ability to make intelligent, data driven business decisions conduct microtargeting marketing strategy or provide microtargeting based offering to EV drivers.

Financial, Tax and Accounting-Related Risks

EVgo’s financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause its results for a particular period to fall below expectations, resulting in a decline in the price of the post-combination company’s common stock.

EVgo’s financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond its control.

In addition to the other risks described herein, the following factors could also cause EVgo’s financial condition and results of operations to fluctuate on a quarterly basis:

•        the timing and volume of new sales;

•        fluctuations in service costs, particularly due to unexpected costs of servicing and maintaining charging stations, changes in utility tariffs affecting costs of electricity, increases in property taxes and expenses related to permits, changes in dynamics with site-host partners that may result in higher site-license fees and unexpected increases in third-party software costs;

•        the timing of new charger installations and new product rollouts;

•        weaker than anticipated demand for DC fast charging, whether due to changes in government incentives and policies or due to other conditions;

•        fluctuations in sales and marketing, business development or research and development expenses;

•        supply chain interruptions and manufacturing or delivery delays;

•        the timing and availability of new products relative to customers’ and investors’ expectations;

•        the length of the installation cycle for a particular location or market;

•        the timing of recognition of any cash received from GM, Nissan or other OEM partners as revenue;

•        the impact of COVID-19 on EVgo’s workforce, or those of its customers, suppliers, vendors or business partners;

•        disruptions in sales, production, service or other business activities or EVgo’s inability to attract and retain qualified personnel;

•        unanticipated changes in federal, state, local, or foreign government incentive programs, which can affect demand for EVs;

•        the potential adoption of time-of-day or time-of-use rates by local utilities, which may reduce EVgo’s margins; and

•        seasonal fluctuations in driving patterns.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the common stock.

EVgo has identified material weaknesses in its internal control over financial reporting. If EVgo is unable to remediate these material weaknesses, or if EVgo identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of EVgo’s consolidated financial statements or cause EVgo to fail to meet its periodic reporting obligations.

As a public company, EVgo will be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If EVgo is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.

In connection with the preparation and review of EVgo’s unaudited consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 and preparation and audit of EVgo’s audited consolidated financial statements as of and for the years December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of EVgo’s annual or interim financial statements will not be prevented or detected on a timely basis.

EVgo did not design or maintain an effective control environment commensurate with its financial reporting requirements. Specifically, material weaknesses were identified with respect to segregation of duties and review; account reconciliations, preparation of supporting documentation and analysis; effective review of technical accounting matters; separate review and approval of journal entries; and review of key inputs for estimates of asset retirement obligations. These material weaknesses resulted in material misstatements that were corrected prior to the issuance of EVgo’s condensed consolidated financial statements as of and for the years ended December 31, 2020 and 2019. The material weaknesses could result in future misstatements of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

The misstatements related to the period as of and for the year ended December 31, 2019 were primarily related to the misclassification of charging equipment, the cut-off of payments resulting in the improper timing of cost of sales and expenses and in misstatements of accounts payable and prepaid expense, the accounting over asset retirement obligations resulting from inappropriate inputs used to calculate the liability, and the classification of certain contracts resulting in reclassifications between revenue, other income, cost of sales and depreciation. These adjustments that were corrected resulted in a net decrease to total assets of approximately $3.6 million, a net decrease to total liabilities of approximately $3.7 million, and an increase to members equity of approximately $0.1 million as of December 31, 2019 and an increase in net loss of approximately $0.6 million for the year ended December 31, 2019.

In addition, there were material misstatements in the unaudited financial statements of EVgo as of September 30, 2020 and for the period from January 16, 2020 through December 31, 2020 that were not corrected before the issuance of the September 30, 2020 financial statements. These material misstatements related to the incorrect accounting of a contingent transaction bonus that was erroneously included in the acquisition price in push-down accounting. As disclosed in Note 1 of the audited consolidated financial statements as of and for the year ended December 31, 2020 included elsewhere in this proxy statement, these adjustments have now been corrected in such financial statements, and resulted in a decrease of approximately $4.2 million of goodwill and members’ equity as of January 16, 2020 and an increase in net loss of approximately $5.3 million. See Note 1 to EVgo’s audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement.

In order to address these identified material weaknesses, EVgo has increased resources within its organization, including the expansion of its accounting, control and compliance functions (including but not limited to hiring of a Director of SEC Reporting, Vice President of Internal Audit, Director of Tax and Accounting Manager) to develop and implement continued improvements and enhancements to address the overall deficiencies that led to the material weaknesses. These additions will enable EVgo to address the material weaknesses that were identified. EVgo is in the process of documenting existing, and implementing additional, internal controls over financial reporting. Additionally, EVgo has engaged external consultants to assist with documentation of its existing internal controls over financial reporting and identification of control gaps, including the existing material weaknesses, to be remediated.

As new personnel are integrated and processes and controls are updated, the identification of additional remediation opportunities is anticipated. Finally, additional training programs are being implemented for the finance and accounting staff related to the requirements of being a public company and internal controls over financial reporting.

In order to maintain and improve the effectiveness of its internal control over financial reporting, EVgo has expended, and anticipates that EVgo will continue to expend, significant resources, including accounting-related costs and significant management oversight.

In addition, EVgo’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. In the event that a management assessment of internal control over financial reporting is required to be included in the Annual Report on Form 10-K for the year ending December 31, 2021, EVgo does not believe it will be possible to conduct a management assessment of internal control over financial reporting for such period because the business combination will not close earlier than the second quarter of 2021. In these circumstances, SEC rules permit EVgo to exclude a management’s report on internal control over financial reporting from its Annual Report on Form 10-K for such period. As a result, EVgo does not anticipate including a management assessment or obtaining an independent audit of its internal control over financial reporting until its Annual Report on Form 10-K for the year ending December 31, 2022. At such time, EVgo’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of the combined company’s Class A common stock.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect CRIS’s and OpCo’s business and future profitability.

CRIS will have no material assets other than its indirect interest in OpCo, which holds, directly or indirectly, all of the operating assets of the EVgo business. OpCo generally will not be subject to U.S. federal income tax, but may be subject to certain U.S. state and local and non-U.S. taxes. CRIS is a U.S. corporation that will be subject to U.S. corporate income tax on its worldwide operations, including its share of income of OpCo. Moreover, EVgo’s operations and customers are located in the United States, and as a result, CRIS and OpCo are subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on CRIS and the EVgo business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to CRIS or OpCo.

For example, on December 22, 2017, legislation sometimes known as the Tax Cuts and Jobs Act (the “TCJA”), was signed into law making significant changes to the Code, and certain provisions of the TCJA may adversely affect CRIS or OpCo. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, the elimination of carrybacks of net operating losses, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The TCJA could be subject to potential amendments and technical corrections, and is subject to interpretations and implementing regulations by the Treasury and the Internal Revenue Service (the “IRS”), any of which could mitigate or increase certain adverse effects of the legislation.

In addition to the impact of the TCJA on CRIS’s federal income taxes, the TCJA may adversely affect CRIS’s or OpCo’s taxation in other jurisdictions, including with respect to state income taxes as state legislatures may not have had sufficient time to respond to the TCJA. Accordingly, there is uncertainty as to how the laws will apply in various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the TCJA that could result in changes to CRIS’s global tax profile and materially adversely affect its business and future profitability.

President Joe Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws (including provisions enacted pursuant to the TCJA). Such proposals include, but are not limited to, (i) an increase in the U.S. income tax rate applicable to corporations (including CRIS) from 21% to 28%, (ii) an increase in the maximum U.S. federal income tax rate applicable to individuals and (iii) an increase in the U.S. federal income tax rate for long term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider, and could include, some or all of these proposals in connection with tax reform to be undertaken by the current administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect CRIS’s or OpCo’s business and future profitability.

Additionally, on December 27, 2020, the Consolidated Appropriations Act was signed into law. As a result of this legislation, several tax credits and incentives relating to the renewable energy sector, including tax credits under Section 30C of the Code, were extended, among other changes to U.S. tax laws. The lapsing of such tax credits and incentives could negatively affect CRIS’s or OpCo’s business and future profitability.

As a result of plans to expand EVgo’s business operations, including to jurisdictions in which tax laws may not be favorable, CRIS’s and OpCo’s obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect CRIS’s or OpCo’s after-tax profitability and financial results.

In the event the EVgo operating business expands domestically or internationally, CRIS’s and OpCo’s effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Additionally, CRIS and OpCo may be subject to tax on more than one-hundred percent of their income as a result of such income being subject to tax in multiple state, local or non U.S. jurisdictions. Factors that could materially affect CRIS’s and OpCo’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of the EVgo business.

Additionally, after the business combination, CRIS and OpCo may be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxation in numerous additional state, local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. CRIS’s and OpCo’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on CRIS’s or OpCo’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with CRIS’s or OpCo’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If CRIS or OpCo, as applicable, does not prevail in any such disagreements, its profitability may be adversely affected.

CRIS’s or OpCo’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

CRIS will be an “emerging growth company” and a “smaller reporting company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and/or smaller reporting companies will make the post-combination company’s common stock less attractive to investors and may make it more difficult to compare performance with other public companies.

CRIS will be an emerging growth company (“EGC”) as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the common stock less attractive because CRIS will continue to rely on these exemptions. If some investors find the common stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.

An EGC may elect to delay the adoption of new or revised accounting standards. With CRIS making this election, Section 102(b)(2) of the JOBS Act allows CRIS to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained herein and those that CRIS will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.

CRIS will also be a “smaller reporting company” as defined under the Securities Act and Exchange Act. CRIS may continue to be a smaller reporting company so long as either (i) the market value of shares of its common stock held by non-affiliates is less than $250 million or (ii) its annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of its common stock held by non-affiliates is less than $700 million. If CRIS is a smaller reporting company at the time it ceases to be an emerging growth company, CRIS may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, CRIS may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if CRIS is a smaller reporting company under the requirements of (ii) above, CRIS would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm.

Risks Related to Legal Matters and Regulations

Privacy concerns and laws, or other regulations, may adversely affect EVgo’s business.

State and local governments and agencies in the jurisdictions in which EVgo operates, and in which customers operate, have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information regarding consumers and other individuals, which could impact its ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction. The costs of compliance with, and other burdens imposed by, laws, regulations, standards, and other obligations relating to privacy, data protection, and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of EVgo’s products and services, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm its business. Moreover, if EVgo or any of its employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, it may damage its reputation and brand.

Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for EVgo and its customers. Further, California adopted the California

Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions. Further, on November 3, 2020, California voters approved the California Privacy Rights Act (“CPRA”). Although EVgo initiated a compliance program designed to comply with CCPA after consulting with outside privacy counsel, EVgo remains exposed to ongoing legal risks related to the CCPA and the expansion of the CCPA under the CPRA, which becomes effective January 1, 2023. The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection, and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information.

In addition to government activity, privacy advocacy groups, the technology industry, and other industries have established or may establish various new, additional, or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that EVgo will meet voluntary certifications or adhere to other standards established by them or third parties. If EVgo is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.

Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact EVgo’s financial results or results of operation.

EVgo and its operations, as well as those of EVgo’s contractors, suppliers, and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation, and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require EVgo or others in EVgo’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on EVgo’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for EVgo’s operations or on a timeline that meets EVgo’s commercial obligations, it may adversely impact our business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on EVgo’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste, or batteries, could cause additional expenditures, restrictions and delays in connection with EVgo’s operations as well as other future projects, the extent of which cannot be predicted. For instance, California may adopt more stringent regulation for DC fast charging by 2024. Additionally, EVgo could be regulated as a retail electric service provider in the future.

Further, EVgo currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of wastes, regardless of whether such failure is EVgo’s or its contractors, may result in liability under environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and state analogs, under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. EVgo may also generate or dispose of solid wastes, which may include hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain components of EVgo’s charging stations may be excluded from RCRA’s hazardous waste regulations, provided certain requirements are met. However, if these components do not meet all of the established requirements for the exclusion, or if the requirements for the exclusion change, EVgo may be required to treat such products as hazardous waste, which are subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations, or EVgo’s ability to qualify the materials we use for exclusions under such laws and regulations, could adversely affect EVgo’s operating expenses. Additionally, EVgo may not be able to secure contracts with third parties to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

Risks Relating to CRIS and the Business Combination

Directors of CRIS have potential conflicts of interest in recommending that securityholders vote in favor of approval of the business combination and approval of the other proposals described in this proxy statement.

When considering CRIS’s board of directors’ recommendation that its stockholders vote in favor of the approval of the business combination, its stockholders should be aware that directors and executive officers of CRIS have interests in the business combination that may be different from, or in addition to, the interests of its stockholders. These interests include:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve the business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the founder shares, and now holds 5,574,500 founder shares which will convert into 5,574,500 shares of Class A common stock in accordance with the terms of CRIS’s Current Charter, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $60,037,000 based on the closing price of $10.77 per public share on the NYSE on May 13, 2021; and in the event we do not consummate an initial business combination by October 2, 2022, these founder shares will be worthless;

•        the fact that (i) Ms. Frank-Shapiro, our Chief Operating Officer, owns 60,000 founder shares, (ii) Ms. Powell, one of our directors and our chairperson, owns 30,000 founder shares, (iii) Ms. Alemayehou, one of our directors, owns 25,000 founder shares and (iv) Mr. Kauffman, one of our directors, owns 25,000 founder shares, which will convert into 60,000, 30,000, 25,000 and 25,000 shares of Class A common stock, respectively, in accordance with the terms of CRIS’s Current Charter, and such securities will have a value at the time of the business combination, estimated at approximately $646,200, $323,100, $269,250 and $269,250, based on the closing price of $10.77 per public share on the NYSE on May 13, 2021; and in the event we do not consummate an initial business combination by October 2, 2022, these founder shares will be worthless;

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an initial business combination by October 2, 2022;

•        the fact that CRIS PIPE ONE, LLC, which is affiliated with members of CRIS’s officers and directors, will be purchasing 500,000 shares of Class A common stock in the PIPE for a total purchase price of $5,000,000; and the PIMCO private funds, which are investors in the Sponsor, or their affiliates will be purchasing 5,000,000 shares of Class A common stock in the PIPE for a total purchase price of $50,000,000;

•        the fact that the Sponsor paid approximately $6,600,000 for 6,600,000 private placement warrants, each of such private placement warrants is exercisable commencing on October 2, 2021 for one share of Class A common stock at an exercise price of $11.50 per share. If we do not consummate an initial business combination by October 2, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $13,002,000 based upon the closing price of $1.97 per warrant on the NYSE on May 13, 2021;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the anticipated election of Elizabeth Comstock, one of our executive officers, as a director of CRIS after the consummation of the business combination. As such, in the future Ms. Comstock will receive any cash fees, stock options or stock awards that CRIS’s board of directors determines to pay to our directors;

•        pursuant to the Nomination Agreement, Holdings will have the right to designate up to a majority of the board of directors of CRIS, subject to certain terms and conditions, and the Chief Executive Officer of CRIS will be a member of the board of directors of CRIS;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination; and

•        the fact that Holdings, whose affiliates will have the right to designate directors to the board of directors pursuant to the Nomination Agreement and include members of EVgo’s management team who will become executive officers and directors of CRIS following the business combination, will hold a significant number of shares of Class B common stock and an equal number of OpCo Units that are together redeemable for shares of Class A common stock in accordance with the terms of the OpCo A&R LLC Agreement.

•        the fact that the LS Power Note (as defined herein), under which $57.0 million was outstanding as of March 31, 2021, will be cancelled immediately prior to Closing and deemed to be an equity contribution to the Company. See “Certain Relationships and Related Party Transactions;” and

•        the fact that Holdings and an agent to be named by LS Power will enter into the Tax Receivable Agreement with the CRIS Group as described in greater detail in “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” The Tax Receivable Agreement will provide for payment by the CRIS Group to Holdings (or its permitted assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the CRIS Group actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain increases in tax basis that occur as a result of the CRIS Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of Holdings’ OpCo Units pursuant to the business combination or the exercise of the OpCo Unit Redemption Right or the Call Right and (ii) imputed interest deemed to be paid by the CRIS Group as a result of, and additional tax basis arising from, any payments the CRIS Group makes under the Tax Receivable Agreement. The CRIS Group will retain any remaining actual net cash savings. Estimating the amount and timing of the CRIS Group’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise and unknown at this time and will vary based on a number of factors, many of which are outside of our control. Solely for purposes of illustration, we expect that if there were a redemption of all of the OpCo Units held by Holdings immediately after the business combination (which is not likely or anticipated), the estimated tax benefits to the CRIS Group subject to the Tax Receivable Agreement could be up to $657 million (to the extent the CRIS Group has actual tax liability equal to or in excess of this amount) to be utilized over at least 15 years from the date of the business combination as and when such benefits are realized (or in some cases, deemed realized). This illustration is almost certainly not accurate as it is based on stylized assumptions that are not realistic, and the actual or deemed benefits (and corresponding payments under the Tax Receivable Agreement) are likely to be significantly different. Moreover, any estimate we provide would necessarily be based on numerous uncertain assumptions, including but not limited to a $10.00 per share trading price of Class A common stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal, state or local income tax law, and that the CRIS Group will have sufficient taxable income on a current basis to utilize such estimated tax benefits. Utilizing this estimate as an illustration, Holdings would be entitled to payments under the Tax Receivable Agreement equal to 85% of the $657 million of tax benefits, or approximately $558 million, as and when such benefits are realized (or in some cases, deemed realized). LS Power owns a beneficial interest in Holdings, and therefore, would have a beneficial interest in such payments consistent with its beneficial ownership of Holdings as more fully described in “Summary of the Proxy Statement — Organizational Structure.” As noted above, the foregoing numbers are merely estimates for purposes of this illustration and the actual tax benefits and the amount and timing of the payments under the Tax Receivable Agreement to Holdings could differ materially as a result of a number of factors, including changes to OpCo’s balance sheet, the timing of the redemption of OpCo Units, the price of Class A common stock at the time of each exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income the CRIS group generates in the future and the tax rate then applicable, and the portion of the payments under the Tax Receivable Agreement constituting imputed interest or depreciable or amortizable tax basis, as more fully described in “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” Moreover, if tax benefits are deemed realized in certain circumstances (such as a change of control or other early termination of the Tax Receivable Agreement), the actual amount and timing of tax benefits may substantially differ from the deemed timing and amount, and the payments made by the CRIS Group under the Tax Receivable Agreement could exceed the actual net cash tax savings resulting from the “Up-C” structure. Payments under the Tax Receivable Agreement will not be conditioned upon Holdings (or LS Power) having an ownership interest in CRIS or OpCo. In addition, certain rights of Holdings (including the right to receive payments) under the Tax Receivable Agreement will be transferable in connection with transfers permitted under the OpCo A&R LLC Agreement of the corresponding OpCo Units or after the corresponding OpCo Units have been acquired pursuant to the OpCo Unit Redemption Right or Call Right. For a more detailed discussion of the Tax Receivable Agreement, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the business combination. You should consider these interests when evaluating the business combination and the recommendation of CRIS’s board of directors to vote in favor of the business combination proposal and other proposals to be presented to the stockholders.

The U.S. federal income tax treatment of the redemption of Class A common stock in connection with the business combination depends on a stockholder’s specific facts.

The U.S. federal income tax treatment of a redemption of Class A common stock will depend on whether the redemption qualifies as a sale or exchange of such Class A common stock under Section 302 of the Code, which will depend largely on the total number of shares of voting stock held or treated as held by the stockholder electing to redeem Class A common stock (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of CRIS’s common stock that a holder would directly or indirectly acquire pursuant to the business combination) relative to all of the shares of voting stock outstanding before and after the redemption. If such redemption is not treated as a sale or exchange of Class A common stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution. For a more detailed discussion of the U.S. federal income tax treatment of the redemption of Class A common stock, see “Certain U.S. Federal Income Tax Considerations — Redemption of Class A Common Stock.”

Upon consummation of the business combination, Holdings will own the majority of CRIS’s voting stock and will have the right to appoint a majority of CRIS’s board members, and its interests may conflict with those of other stockholders.

Following the consummation of the business combination, Holdings will own the majority of CRIS’s voting stock and will initially be entitled to appoint the majority of CRIS’s board of directors. As a result, Holdings will be able to substantially influence matters requiring CRIS stockholder or board approval, including the election of directors, approval of any potential acquisition of CRIS, changes to CRIS’s organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of Class A common stock will be able to affect the way CRIS is managed or the direction of its business. The interests of Holdings with respect to matters potentially or actually involving or affecting CRIS, such as future acquisitions, financings and other corporate opportunities and attempts to acquire CRIS, may conflict with the interests of CRIS’s other stockholders.

For example, Holdings may have different tax positions from CRIS, especially in light of the Tax Receivable Agreement, that could influence its decisions regarding whether and when to support the disposition of assets or the incurrence or refinancing of new or existing indebtedness, or the termination of the Tax Receivable Agreement and acceleration of CRIS’s obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to CRIS’s tax reporting positions may take into consideration tax or other considerations of Holdings, including the effect of such positions on CRIS’s obligations under the Tax Receivable Agreement, which may differ from the considerations of CRIS or other stockholders. See “Proposal No. 1 — The Business Combination — Related Agreements — Tax Receivable Agreement.”

CRIS’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the business combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.

In analyzing the business combination, CRIS’s board of directors conducted significant due diligence on EVgo. For a complete discussion of the factors utilized by CRIS’s board of directors in approving the business combination, see the section entitled, “Proposal No. 1 — The Business Combination — CRIS’s Board of Directors’ Reasons for Approval of the Business Combination.” CRIS’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the business combination was fair from a financial perspective to its stockholders and that EVgo’s fair market value was at least 80% of CRIS’s net assets (excluding any taxes payable on interest earned).

CRIS’s board of directors did not request, and therefore did not obtain, a fairness opinion to assist it in its determination. Accordingly, investors will be relying on the judgment of CRIS’s board of directors in valuing EVgo’s business. Furthermore, CRIS’s board of directors focused its evaluation of the post-business combination company rather than on EVgo as a stand-alone company. CRIS’s board of directors may be incorrect in its valuation of the post-business combination company and thus, its assessment of the fairness of the business combination from a financial point of view to the stockholders. Furthermore, CRIS’s board of directors may have reached a different conclusion had it focused on the valuation of EVgo as a stand-alone company. If CRIS’s board of directors is incorrect in its assessment, stockholders of CRIS may not receive the anticipated benefits of the business combination. Furthermore, the lack of a third-party valuation and/or the possibly incorrect valuation of CRIS’s board of directors of the business combination may lead an increased number of holders of public shares to vote against the proposed business combination or an increased number of holders of public shares to demand redemption of their shares, which could potentially impact CRIS’s ability to consummate the business combination or adversely affect the combined company’s liquidity following the consummation of the business combination.

Subsequent to the consummation of the business combination, CRIS may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although CRIS has conducted due diligence on the EVgo Parties, CRIS cannot assure you that this diligence revealed all material issues that may be present in EVgo’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of our control will not later arise. As a result, CRIS may be forced to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on its liquidity, the fact that CRIS reports charges of this nature could contribute to negative market perceptions about CRIS or its securities. In addition, charges of this nature may cause CRIS to violate covenants to which it may be subject. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by CRIS’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials relating to the business combination contained an actionable material misstatement or material omission.

Existing stockholders will experience significant dilution as a result of the business combination, the PIPE and related transactions and the market price of its common stock may be adversely affected. Future transactions contemplated by the definitive documentation for the business combination may also have a dilutive effect.

As a result of the business combination, the PIPE and related transactions, existing stockholders in CRIS will experience significant dilution. CRIS anticipates that, upon completion of the business combination, the voting interests in CRIS will be as set forth in the table below.*

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemption Condition(1)
CRIS’s Public Stockholders	8.7%	4.8%
Initial Stockholders	2.2%	2.3%
PIPE Investors	15.1%	15.8%
Holdings (LS Power)(2)	74.0%	77.1%

____________

(1)      Assumes that holders of 10,695,000 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the minimum cash condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)      LS Power owns all of the outstanding voting interests in Holdings and as a result, will control the vote with respect to all matters presented to stockholders following the business combination. See “Summary of the Proxy Statement — Organizational Structure.”

*        Upon completion of the business combination, CRIS’s public stockholders, the initial stockholders and the PIPE Investors will hold shares of Class A common stock and Holdings will hold OpCo Units and shares of Class B common stock.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses tables on pages 18 to 19 and 132 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing on October 2, 2021) or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, a copy of which is attached to this proxy statement as Annex C, but does include the founder shares, which, on the effective date of the business combination, will convert into 5,750,000 shares of Class A common stock in accordance with the terms of CRIS’s Current Charter. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 18,100,000 warrants to acquire our shares of Class A common stock, which are comprised of 6,600,000 private placement warrants held by the Sponsor and 11,500,000 warrants sold as part of the units in the IPO (the “public warrants”). Each of our outstanding warrants is exercisable commencing on October 2, 2021 for one share of Class A common stock. If we assume that each outstanding warrant is exercised and one share of Class A common stock is issued as a result of such exercise, with payment to CRIS of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 18,100,000 shares, with approximately $208,150,000 paid to CRIS to exercise the warrants.

In addition, the OpCo A&R LLC Agreement will provide that each Holdings OpCo Unit, together with one share of Class B common stock, will be redeemable, subject to certain conditions, for either one share of Class A common stock, or, at OpCo’s election, an amount of cash approximately equivalent to the market value of one share of Class A common stock as determined pursuant to the terms of the OpCo A&R LLC Agreement.

Following the business combination, CRIS will have 18,600,000 outstanding warrants to purchase 18,600,000 shares of Class A common stock at an exercise price of $11.50 per warrant for one share, which warrants will become exercisable on October 2, 2021.

Finally, the Proposed Charter will provide that preferred stock may be issued from time to time in one or more series. CRIS’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. CRIS’s board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of CRIS’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of CRIS or the removal of existing management.

To the extent that any shares of Class A common stock are issued upon exercise of any of the warrants to purchase shares of Class A common stock, there will be a potential increase in the number of shares of Class A common stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of Class A common stock.

The issuance of any such securities will dilute existing holders of Class A common stock and may also have the impact of adversely affecting the market price of Class A common stock.

If CRIS’s stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the Trust Account.

Holders of public shares are not required to affirmatively vote against the business combination proposal or any other proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. To exercise their redemption rights, they are required to submit a request in writing and deliver their shares (either physically or electronically) to the transfer agent prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting). Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay income or franchise taxes, calculated as of two business days prior to the anticipated consummation of the business combination.

CRIS may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

CRIS has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustment to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Redeemable Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which CRIS gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by CRIS, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us (except as described below under “Description of Securities — Redeemable Warrants — Public Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees.

In addition, CRIS has the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Redeemable Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of shares of Class A common stock determined based on the redemption date and the fair market value of shares of Class A common stock. Please see “Description of Securities — Redeemable Warrants — Public Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.” The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 shares of Class A common stock per whole warrant (subject to adjustment) irrespective of the remaining life of the warrants.

None of the private placement warrants will be redeemable by us (except as set forth under “Description of Securities — Redeemable Warrants — Public Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by our sponsor or its permitted transferees.

The only principal asset of CRIS following the business combination will be its interest in SPAC Sub, which, in turn, will hold only units issued by OpCo; accordingly, CRIS will depend on distributions from EVgo to pay taxes, make payments under the Tax Receivable Agreement and cover CRIS’s corporate and other overhead expenses.

Upon consummation of the business combination, CRIS will be a holding company and will have no material assets other than its ownership interest in SPAC Sub. SPAC Sub will hold the Issued OpCo Units, which will be a number of OpCo Units equal to the number of shares of Class A common stock issued and outstanding after giving effect to the business combination and the PIPE. Neither CRIS nor SPAC Sub is expected to have independent means of generating revenue or cash flow. To the extent OpCo has available cash and subject to the terms of any current or future debt instruments, the OpCo A&R LLC Agreement will require OpCo to make pro rata cash distributions to holders of OpCo Units, including SPAC Sub, in an amount sufficient to allow the CRIS Group to pay its taxes and to make payments under the Tax Receivable Agreement it will enter into with Holdings and an agent to be named by LS Power. We generally expect OpCo to fund such distributions out of available cash, and if payments under the Tax Receivable Agreement are accelerated, we generally expect to fund such accelerated payment out of the proceeds of the change of control transaction giving rise to such acceleration. When OpCo makes distributions, the holders of OpCo Units will be entitled to receive proportionate distributions based on their interests in OpCo at the time of such distribution. In addition, the OpCo A&R LLC Agreement will require OpCo to make non-pro rata payments to SPAC Sub to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the OpCo A&R LLC Agreement. To the extent that CRIS needs funds and OpCo or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any current or future financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Moreover, because CRIS will have no independent means of generating revenue, CRIS’s ability to make tax payments and payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to SPAC Sub in an amount sufficient to cover the CRIS Group’s tax obligations and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by OpCo or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. To the extent that CRIS is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

CRIS will be required to make payments under the Tax Receivable Agreement for certain tax benefits that it may claim, and the amounts of such payments could be significant.

In connection with the business combination, CRIS and SPAC Sub will enter into a Tax Receivable Agreement with Holdings and an agent to be named by LS Power. This agreement will generally provide for the payment by the CRIS Group to Holdings of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that CRIS Group actually realizes (or is deemed to realize in certain circumstances) in periods after the consummation of the business combination as a result of certain increases in tax basis available to the CRIS Group as a result of the business combination, the acquisition of OpCo Units pursuant to an exercise of the OpCo Unit Redemption Right or the Call Right (including any increases in tax basis relating to prior transfers of such OpCo Units that will be available to the CRIS Group as a result of its acquisition of such OpCo Units), and certain benefits attributable to imputed interest. The CRIS Group will retain the benefit of the remaining 15% of these net cash savings.

The term of the Tax Receivable Agreement will commence upon the consummation of the business combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, and all required payments are made, unless the CRIS Group exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances, including the CRIS Group’s breach of a material obligation thereunder or certain mergers or other changes of control), and the CRIS Group makes the termination payment specified in the Tax Receivable Agreement. In addition, payments the CRIS Group makes under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return.

The payment obligations under the Tax Receivable Agreement are the CRIS Group’s obligations and not obligations of OpCo, and we expect that the payments the CRIS Group will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of the CRIS Group’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of the CRIS Group’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon future events, including but not limited to the timing of redemptions of OpCo Units, the price of Class A common stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming member’s tax basis in its OpCo Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income the CRIS Group generates in the future, the timing and amount of any earlier payments that the CRIS Group may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable, and the portion of the CRIS Group’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally are calculated by comparing the CRIS Group’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount the CRIS Group would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. Thus, the amount and timing of any payments under the Tax Receivable Agreement are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of the CRIS Group’s realization of tax benefits. Any distributions made by OpCo to the CRIS Group to enable the CRIS Group to make payments under the Tax Receivable Agreement, as well as any corresponding pro rata distributions made to the other holders of OpCo Units, could have an adverse impact on our liquidity.

Payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having an ownership interest in CRIS or OpCo. In addition, certain rights of the holders of OpCo Units (including the right to receive payments) under the Tax Receivable Agreement will be transferable in connection with transfers permitted under the OpCo A&R LLC Agreement of the corresponding OpCo Units or after the corresponding OpCo Units have been acquired pursuant to the OpCo Unit Redemption Right or Call Right. For additional information regarding the Tax Receivable Agreement, see “Proposal No. 1 — The Business Combination — Related Agreements — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, the CRIS Group realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

If CRIS experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement terminates early (at the CRIS Group’s election or as a result of the CRIS Group’s breach), the CRIS Group would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points) and such early termination payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that the CRIS Group has sufficient taxable income on a current basis to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any OpCo Units (other than those held by the CRIS Group or its subsidiaries, other than OpCo) outstanding on the termination date or change of control date, as applicable, are deemed to be redeemed on such date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.

If CRIS experiences a change of control (as defined under the Tax Receivable Agreement) or the Tax Receivable Agreement otherwise terminates early (at the CRIS Group’s election or as a result of the CRIS Group’s breach), the CRIS Group’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. For example, if the Tax Receivable Agreement were terminated immediately after the consummation of the business combination, the estimated early termination payment would, in the aggregate, be approximately $490 million (calculated using a discount rate equal to one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points, applied against an undiscounted liability of approximately $558 million calculated based on certain assumptions, including but not limited to a $10.00 per share trading price, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal income tax law, and that the CRIS Group will have sufficient taxable income on a current basis to utilize such estimated tax benefits). The foregoing number is merely an estimate and the actual payment could differ materially. If the CRIS Group’s obligation to make payments under the Tax Receivable Agreement is accelerated as a result of a change of control, we generally expect the accelerated payments due under the Tax Receivable Agreement to be funded out of the proceeds of the change of control transaction giving rise to such acceleration. However, the CRIS Group may be required to fund such payment from other sources, and as a result, any early termination of the Tax Receivable Agreement could have a substantial negative impact on our liquidity. We do not currently expect to cause an acceleration due to the CRIS Group’s breach, and we do not currently expect that the CRIS Group would elect to terminate the Tax Receivable Agreement early, except in cases where the early termination payment would not be material. There can be no assurance that the CRIS Group will be able to meet its obligations under the Tax Receivable Agreement. See “Proposal No. 1 — The Business Combination — Related Agreements — Tax Receivable Agreement.”

If the CRIS Group’s payment obligations under the Tax Receivable Agreement are accelerated upon certain mergers, other forms of business combinations or other changes of control, the consideration payable to holders of Class A common stock could be substantially reduced.

If CRIS experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), then the CRIS Group’s obligations under the Tax Receivable Agreement would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, and in such situations, payments under the Tax Receivable Agreement may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of the CRIS Group’s payment obligations under the Tax Receivable Agreement, holders of Class A common stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, the CRIS Group’s payment obligations under the Tax Receivable Agreement will not be conditioned upon holders of OpCo Units having a continued interest in CRIS or OpCo. Accordingly, the interests of the holders of OpCo Units may conflict with those of the holders of Class A common stock. See “— In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits the CRIS Group realizes, if any, in respect of the tax attributes subject to the Tax Receivable Agreement” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

CRIS will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the CRIS Group will determine, and the IRS or another tax authority may challenge all or part of the tax basis increases upon which payment under the Tax Receivable Agreement are based, as well as other related tax positions the CRIS Group takes, and a court could sustain such challenge. The holders of OpCo Units will not reimburse CRIS for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any holder of OpCo Units will be netted against future payments that would otherwise be made to such holder of OpCo Units, if any, after the CRIS Group’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, the CRIS Group could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could materially adversely affect its liquidity.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, CRIS and OpCo might be subject to potentially significant tax inefficiencies, and CRIS would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of OpCo Units pursuant to the OpCo Unit Redemption Right (or the Call Right) or other transfers of OpCo Units could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more such safe harbors. For example, we intend to limit the number of holders of OpCo Units, and the OpCo A&R LLC Agreement, which will be entered into in connection with the consummation of the business combination, will provide for limitations on the ability of holders of OpCo Units to transfer their OpCo Units and will provide SPAC Sub, as the managing member of OpCo, with the right to impose restrictions (in addition to those already in place) on the ability of holders of OpCo Units to redeem their OpCo Units pursuant to the OpCo Unit Redemption Right (or Call Right) to the extent CRIS believes it is necessary to ensure that OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for CRIS and OpCo, including as a result of the CRIS Group’s inability to file a consolidated U.S. federal income tax return with OpCo. In addition, the CRIS Group may not be able to realize tax benefits covered under the Tax Receivable Agreement, and the CRIS Group would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of CRIS’s securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of CRIS’s securities prior to the Closing may decline. The market values of CRIS’s securities at the time of the business combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which its stockholders will vote on the business combination.

In addition, following the business combination, fluctuations in the price of CRIS’s securities could contribute to the loss of all or part of your investment. The valuation ascribed to EVgo in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for CRIS’s securities develops and continues, the trading price of its securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in CRIS’s securities and CRIS’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of CRIS’s securities may not recover and may experience a further decline.

Factors affecting the trading price of CRIS’s securities may include:

•        actual or anticipated fluctuations in CRIS’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about CRIS’s operating results;

•        success of competitors;

•        CRIS’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning CRIS or the industries in which it operates in general;

•        operating and stock price performance of other companies that investors deem comparable to CRIS;

•        CRIS’s ability to market new and enhanced products on a timely basis;

•        the combined company’s ability to successfully expand its charging network to meet performance targets contained within certain OEM partnership agreements;

•        changes in laws and regulations affecting CRIS’s business;

•        commencement of, or involvement in, litigation involving CRIS;

•        changes in CRIS’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of Class A common stock available for public sale;

•        any major change in CRIS’s board or management;

•        sales of substantial amounts of Class A common stock by CRIS’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of CRIS’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of CRIS’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to CRIS could depress CRIS’s stock price regardless of its business, prospects, financial condition, or results of operations. A decline in the market price of CRIS’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The Sponsor and CRIS’s directors, officers, advisors and their affiliates may elect to purchase public shares or public warrants from public stockholders, which may influence a vote on the proposed business combination and reduce the public “float” of its Class A common stock.

The Sponsor and CRIS’s directors, officers, advisors or their affiliates may purchase public shares or public warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. There is no limit on the number of shares the Sponsor and CRIS’s directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE or Nasdaq, as applicable. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares or public warrants in such transactions.

Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of CRIS’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and CRIS’s directors, officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the

Business Combination Agreement that requires CRIS to have at least $115 million in the Trust Account at the Closing, after deduction of the deferred underwriting fee due to the underwriters in the IPO and any Redemption Amount, where it appears that such requirement would otherwise not be met. In addition, the purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of Class A common stock and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of its securities on a national securities exchange, including Nasdaq.

CRIS’s initial stockholders have agreed to vote in favor of the business combination, regardless of how the public stockholders vote.

CRIS’s initial stockholders have agreed to vote their founder shares as well as any public shares purchased during or after the IPO (including in open market and privately negotiated transactions), in favor of the business combination. As a result, in addition to our initial stockholders’ founder shares, CRIS would need only 8,625,001, or 37.5% of the 23,000,000 public shares sold in the IPO to be voted in favor of the business combination in order to have it approved. If the PIMCO private funds or their respective affiliates, having purchased 1,980,000 units in the IPO, vote these shares in favor of the business combination, such percentage is further reduced to 28.9%. CRIS’s initial stockholders own shares representing 20% of its outstanding shares of common stock immediately following the completion of the IPO. Accordingly, it is more likely that the necessary stockholder approval for the business combination will be received than would be the case if CRIS’s initial stockholders agreed to vote their founder shares in accordance with the majority of the votes cast by our public stockholders.

If CRIS is unable to complete the business combination or any other business combination by October 2, 2022 (or such later date as CRIS’s stockholders may approve), CRIS will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, third parties may bring claims against CRIS and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share and CRIS’s warrants will expire worthless.

CRIS’s placing of funds in the Trust Account may not protect those funds from third party claims against CRIS. Under the terms of CRIS’s Current Charter, CRIS must complete the business combination or any other business combination by October 2, 2022 (or such later date as CRIS’s stockholders may approve), or CRIS must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against CRIS. Although CRIS has obtained waiver agreements from certain vendors and service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which CRIS does business waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of CRIS’s public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against CRIS’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CRIS’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CRIS than any alternative.

Examples of possible instances where CRIS may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CRIS and will not seek recourse against the Trust Account for any reason. Upon redemption of the public shares, if CRIS does not complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, CRIS will be required to provide for payment of claims of creditors that were not waived that may be brought against CRIS within the ten years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. The Sponsor has agreed that it will be liable to CRIS if and to the extent any claims by a third party for services rendered or products sold to CRIS, or a prospective target business with which CRIS has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, CRIS has not asked the Sponsor to reserve for such indemnification obligations, nor has CRIS independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of CRIS. Therefore, CRIS cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, CRIS may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. There will be no liquidating distributions with respect to CRIS’s warrants, which will expire worthless. None of CRIS’s officers, directors or members of the Sponsor will indemnify CRIS for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

CRIS’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to its public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, CRIS’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While CRIS currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to CRIS, it is possible that CRIS’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If CRIS’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to CRIS’s public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to CRIS’s public stockholders, CRIS files a bankruptcy petition or an involuntary bankruptcy petition is filed against CRIS that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of CRIS’s stockholders and the per share amount that would otherwise be received by CRIS’s stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to CRIS’s public stockholders, CRIS files a bankruptcy petition or an involuntary bankruptcy petition is filed against CRIS that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CRIS’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CRIS’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by CRIS’s stockholders in connection with its liquidation may be reduced.

If, after CRIS distributes the proceeds in the Trust Account to its public stockholders, CRIS files a bankruptcy petition or an involuntary bankruptcy petition is filed against CRIS that is not dismissed, a bankruptcy court may seek to recover such proceeds, and CRIS and its board may be exposed to claims of punitive damages.

If, after CRIS distributes the proceeds in the Trust Account to its public stockholders, CRIS files a bankruptcy petition or an involuntary bankruptcy petition is filed against CRIS that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by CRIS’s stockholders. In addition, CRIS’s board of directors may be viewed as having breached its fiduciary duty to CRIS’s creditors and/or having acted in bad faith, thereby exposing itself and CRIS to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. CRIS cannot assure you that claims will not be brought against it for these reasons.

The ability of stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the business combination would be unsuccessful and that stockholders would have to wait for liquidation to redeem their stock.

At the time CRIS entered into the Business Combination Agreement, CRIS did not know how many stockholders will exercise their redemption rights, and therefore CRIS structured the business combination based on its expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than what CRIS initially expected, this could lead to its failure to consummate the business combination, its failure to obtain or maintain the listing of its securities on the NYSE or Nasdaq, as applicable, or another national securities exchange, or a lack of liquidity, which could impair CRIS’s ability to fund its operations and adversely affect its business, financial condition and results of operations.

The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what CRIS’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what CRIS’s actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of the Class A common stock.

As described in CRIS’s financial statements included in this proxy statement, CRIS is accounting for its issued and outstanding warrants as a warrant liability and is recording that liability at fair value upon issuance and is recording any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on CRIS’s balance sheet and statement of operations or the market price of the Class A common stock.

CRIS has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect CRIS’s ability to report its results of operations and financial condition accurately and in a timely manner.

CRIS’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. CRIS’s management will likewise be required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

On April 12, 2021, the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). The SEC Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to those issued by CRIS. In light of the SEC Staff Statement, on April 25, 2021, CRIS’s board of directors, after discussion with management, determined that the financial statements as of December 31, 2020 and for the period from August 4, 2020 (inception) through December 30, 2020 (the “Original Financial Statements”) included in its annual report on Form 10-K filed with the SEC on March 29, 2021 (the “Original Report”) should no longer be relied upon and that the Original Financial Statements should be restated.

As discussed in further detail in Note 2 to CRIS’s audited financial statements included elsewhere in this proxy statement, the restatement relates to consideration of the factors in determining whether to classify contracts that may be settled in an entity’s own stock as equity of the entity or as an asset or liability in accordance with Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity. In the Original Report, CRIS classified the warrants as equity instruments. Upon further consideration of the rules and guidance as well as the SEC Staff Statement, management of CRIS concluded that the warrants are precluded from equity classification. As a result, the warrants should be recorded as liabilities on the balance sheet and measured at fair value at inception and on a recurring basis in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statement of operations.

On May 3, 2021, CRIS filed an amended annual report on Form 10-K/A with the SEC that, among other things, contained restated financial statements and related footnote disclosures as of December 31, 2020 and the period from August 4, 2020 (date of inception) through December 31, 2020 (the “Restated Financial Statements”). In connection with this restatement, CRIS’s management concluded that its disclosure controls and procedures were not effective as of December 31, 2020 due to a material weakness in internal control over financial reporting with respect to the classification of the warrants as components of equity instead of as derivative liabilities. This material weakness resulted in a material misstatement of CRIS’s warrant liabilities, Class A common stock subject to possible redemption, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the period from August 4, 2020 (inception) through December 31, 2020. Because CRIS did not identify this material weakness until after the date of the SEC Statement, CRIS’s management concluded that its disclosure controls and procedures were not effective as of March 31, 2021 due to the same material weakness in internal control over financial reporting with respect to the proper classification of the warrants.

To respond to this material weakness, CRIS has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting. While CRIS has processes to identify and appropriately apply applicable accounting requirements, CRIS plans to enhance these processes to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its financial statements. CRIS’s plans include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and third-party professionals with whom it consults regarding complex accounting applications. The elements of CRIS’s remediation plan can only be accomplished over time, and CRIS can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of CRIS management’s consideration of the material weakness identified related to its accounting for a significant and unusual transaction related to the warrants it issued in connection with the IPO, see “Note 2 — Restatement of Previously Issued Financial Statements” to the audited financial statements as of December 31, 2020 and for the period from August 4, 2020 (inception) through December 31, 2020 of CRIS included elsewhere in this proxy statement.

Any failure to maintain such internal control could adversely impact CRIS’s ability to report its financial position and results from operations on a timely and accurate basis. If CRIS’s financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if CRIS’s financial statements are not filed on a timely basis, CRIS could be subject to sanctions or investigations by the stock exchange on which its Class A common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on CRIS’s business. Failure to timely file may impair CRIS’s ability to obtain capital in a timely fashion to execute its business strategies. Ineffective internal controls could also cause investors to lose confidence in CRIS’s reported financial information, which could have a negative effect on the trading price of its Class A common stock.

CRIS can give no assurance that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if CRIS is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the business combination is subject to a number of conditions. The completion of the business combination is not assured and is subject to risks, including the risk that approval of the business combination by CRIS’s stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to the Closing of the Business Combination”), or that other closing conditions are not satisfied. If CRIS does not complete the business combination, CRIS could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

•        negative reactions from the financial markets, including declines in the price of CRIS’s shares due to the fact that current prices may reflect a market assumption that the business combination will be completed; and

•        the attention of CRIS’s management will have been diverted to the business combination rather than CRIS’s own operations and pursuit of other opportunities that could have been beneficial to that organization.

There can be no assurance that the Class A common stock and warrants will be approved for listing on Nasdaq following the Closing, or that CRIS will be able to comply with the listing standards of Nasdaq.

The Class A common stock and warrants are expected to be listed on Nasdaq following the business combination. CRIS’s eligibility for listing on Nasdaq depends on a number of factors, including the number of our shares that are redeemed in connection with the vote at the special meeting to approve the business combination and CRIS’s having a minimum level of stockholders’ equity following the Closing, among meeting other listing standards. If, after the business combination, CRIS is unable to obtain or maintain the listing of its Class A common stock on Nasdaq for failure to meet the listing standards, CRIS and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for CRIS’s securities;

•        a determination that Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Class A common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

CRIS will be a “controlled company” within the meaning of the rules of Nasdaq and the rules of the SEC. As a result, CRIS will qualify for, and intends to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies.

Immediately following the completion of the business combination, Holdings will control a majority of the voting power of CRIS’s outstanding common stock. As a result, CRIS will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•        the requirement that a majority of CRIS’s board of directors consist of “independent directors” as defined under the rules of Nasdaq;

•        the requirement that CRIS have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that CRIS have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following the business combination, CRIS intends to utilize some or all of these exemptions. As a result, CRIS’s nominating and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Provisions in the Proposed Charter and Delaware law may have the effect of discouraging lawsuits against CRIS’s directors and officers.

The Proposed Charter will require, unless CRIS consents in writing to the selection of an alternative forum, that (a) the federal courts of the United States shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim arising under the federal securities laws; and (b) the Court of Chancery in the State of Delaware shall have exclusive jurisdiction to hear (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to CRIS or its stockholders, (iii) any action asserting a claim against CRIS, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or its bylaws, or (iv) any action asserting a claim against CRIS, its directors, officers or employees governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If an action described in clause (b) above is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. However, Section 22 of the Securities Act provides for concurrent federal and state court jurisdiction over actions under the Securities Act and the rules and regulations thereunder and there is uncertainty as to whether a court would enforce this provision as it relates to actions arising under the Securities Act.

Although CRIS believes this provision benefits CRIS by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against CRIS’s directors and officers, although its stockholders will not be deemed to have waived CRIS’s compliance with federal securities laws and the rules and regulations thereunder.

Provisions in the Proposed Charter may inhibit a takeover of CRIS, which could limit the price investors might be willing to pay in the future for Class A common stock and could entrench management.

The Proposed Charter will authorize CRIS’s board of directors to issue one or more classes or series of preferred stock, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include super voting, special approval, dividend, repurchase rights, liquidation preferences or other rights or preferences superior to the rights of the holders of Class A common stock. The terms of one or more classes or series of preferred stock could adversely impact the value of the Class A common stock. Furthermore, if CRIS’s board of directors elects to issue preferred stock it could be more difficult for a third party to acquire CRIS. For example, CRIS’s board of directors may grant holders of preferred stock the right to elect some number of directors in all events or upon the occurrence of specified events or the right to veto specified transactions.

In addition, some provisions of the Proposed Charter could make it more difficult for a third party to acquire control of CRIS, even if the change of control would be beneficial to the shareholders, including: (i) prohibiting CRIS from engaging in any business combination with any interested shareholder for a period of three years following the time that the shareholder became an interested shareholder, subject to certain exceptions, (ii) establishing that provisions with regard to the nomination of candidates for election as directors are subject to the Nomination Agreement, (iii) providing that the authorized number of directors may be changed only by resolution of the board of directors and in any case subject to the Nomination Agreement, (iv) providing that all vacancies in CRIS’s board of directors may, except as otherwise be required, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, (v) providing that the Proposed Charter and bylaws may be amended, and directors may be removed, by the affirmative vote of the holders of at least 75% of the then outstanding voting stock after LS Power owns less than 30% of CRIS’s voting capital stock, (vi) providing for CRIS’s board of directors to be divided into three classes of directors, (vii) providing that the amended and restated bylaws can be amended by the board of directors, (viii) limitations on the ability of shareholders to call special meetings, (ix) limitations on the ability of shareholders to act by written consent, and (x) renouncing any reasonable expectancy interest that we have in, or right to be offered an opportunity to participate in, any corporate or business opportunities that are from time to time presented to LS Power, directors affiliated with LS Power, their respective affiliates and non-employee directors.

In addition, certain change of control events have the effect of accelerating the payments due under the Tax Receivable Agreement, which could result in a substantial, immediate lump-sum payment that could serve as a disincentive to a potential acquirer of CRIS, please see “— In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, realized in respect of the tax attributes subject to the Tax Receivable Agreement.”

LS Power, non-employee directors and their affiliates will not be limited in their ability to compete with us, and the corporate opportunity provisions in our Proposed Charter could enable our such persons to benefit from corporate opportunities that might otherwise be available to us.

The Proposed Charter provides that (i) LS Power and any investment funds or entities controlled or advised by LS Power and (ii) non-employee directors and their affiliates (each, an “Identified Person”) would not be not restricted from owning assets or engaging in businesses that compete directly or indirectly with us. In particular, subject to the limitations of applicable law and our Proposed Charter, an Identified Person may among other things:

•        engage in a corporate opportunity in the same or similar business activities or lines of business in which CRIS of its affiliates has a reasonable expectancy interest or property right;

•        purchase, sell or otherwise engage in transactions involving securities or indebtedness of CRIS or its affiliates, provided that such transactions do not violate CRIS’s insider trading policies; and

•        otherwise compete with CRIS.

One or more of the Identified Persons may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with us for these opportunities, possibly causing these opportunities to not be available to us or causing them to be more expensive for us to pursue. As a result, our renunciation of our interest and expectancy in any business opportunity that may be from time to time presented to an Identified Person, could adversely impact our business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for ours.

Following the consummation of the business combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the business combination, the combined company will face increased legal, accounting, administrative and other costs and expenses as a public company that EVgo did not incur as a private company. The SOX, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the combined company to carry out activities EVgo has not done previously. For example, the combined company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the combined company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the combined company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the combined company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the combined company’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the combined company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The combined company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the SOX that will be applicable to it after the business combination is consummated could have a material adverse effect on its business.

EVgo is currently not subject to Section 404 of the SOX. However, following the consummation of the business combination, the combined company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the SOX are significantly more stringent than those required of EVgo as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the business combination. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Unlike many blank check companies, CRIS does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for CRIS to consummate the business combination even if a substantial majority of CRIS’s stockholders do not agree.

Since CRIS has no specified percentage threshold for redemption contained in CRIS’s Current Charter, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing redemption exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, CRIS may be able to consummate the business combination even if a substantial majority of its public stockholders do not agree with the business combination and have redeemed their shares. However, in no event will CRIS redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the business combination. If enough public stockholders exercise their redemption rights such that CRIS cannot satisfy the cash and cash equivalents condition to closing set forth in the Business Combination Agreement, CRIS would not proceed with the redemption of its public shares and the business combination, and instead may search for an alternate business combination.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of Class A common stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of Class A common stock.

CRIS’s Current Charter provides that a public stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 15% of the shares of common stock sold in the IPO without CRIS’s prior written consent. The inability of a stockholder to redeem an aggregate of more than 15% of the shares of common stock sold in the IPO will reduce its influence over CRIS’s ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in CRIS if it sells such excess shares in open market transactions. As a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open market transaction, potentially at a loss.

The market price of Class A common stock could be adversely affected by sales of substantial amounts of Class A common stock in the public or private markets or the perception in the public markets that these sales may occur, including sales by Holdings after the redemption of any Holdings OpCo Units or other large holders.

After the business combination, assuming no redemptions by CRIS’s public stockholders of public shares, CRIS will have 68,750,000 shares of Class A common stock and 195,800,000 shares of Class B common stock outstanding. Pursuant to the terms of the Nomination Agreement, any shares of Class A common stock Holdings acquires through the redemption of any Holdings OpCo Units may not be transferred until the earlier of (i) 180 days after the Closing, and (ii) subsequent to the Closing, the date the volume weighted average price of the Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period or the date following the Closing on which CRIS completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with a third party that results in all of CRIS’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. In addition, CRIS has agreed to provide registration rights to Holdings pursuant to the Registration Rights Agreement. Sales by Holdings after the redemption of any Holdings OpCo Units or other large holders of a substantial number of shares of Class A common stock in the public markets following the business combination, or the perception that such sales might occur, could have a material adverse effect on the price of the Class A common stock or could impair CRIS’s ability to obtain capital through an offering of equity securities in the future. Alternatively, CRIS may be required to undertake a future public or private offering of Class A common stock and use the net proceeds from such offering to purchase an equal number of OpCo Units from Holdings.

CRIS cannot predict the size of any redemptions of Holdings OpCo Units or other future issuances of Class A common stock or securities convertible into Class A common stock or the effect, if any, that future issuances or sales of shares of Class A common stock will have on the market price of Class A common stock. Sales of substantial amounts of Class A common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of Class A common stock.

Because CRIS has no current plans to pay cash dividends on Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell Class A common stock for a price greater than that which you paid for it.

CRIS may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of CRIS’s board of directors and will depend on, among other things, CRIS’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that CRIS’s board of directors may deem relevant. In addition, CRIS’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness CRIS or its subsidiaries incur. As a result, you may not receive any return on an investment in Class A common stock unless you sell Class A common stock for a price greater than that which you paid for it.

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about the combined company, its business, or its market, or if they change their recommendations regarding the combined company’s securities adversely, the price and trading volume of the combined company’s securities could decline.

The trading market for the combined company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the combined company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the combined company. If no securities or industry analysts commence coverage of the combined company, the combined company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the combined company change their recommendation regarding the combined company’s shares of common stock adversely, or provide more favorable relative recommendations about the combined company’s competitors, the price of the combined company’s shares of common stock would likely decline. If any analyst who may cover the combined company were to cease coverage of the combined company or fail to regularly publish reports on it, the combined company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise indicated, defined terms included below shall have the same meaning as terms defined and included elsewhere in the proxy statement.

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. For each of the periods presented, the unaudited pro forma condensed combined financial information reflects the combination of historical financial information of EVgo and CRIS, adjusted to give effect to (1) CRIS’s initial public offering (which was completed on October 2, 2020, as further explained below), concurrent private placement of warrants to purchase its Class A common stock and payment of offering expenses and (2) the business combination, the PIPE, the payment of transaction costs associated therewith and the cash settlement of certain obligations in accordance with CRIS’s initial public offering (for purposes of this section, collectively, the “Transactions”). For purposes of this section, EVgo and CRIS are collectively referred to as the “Companies,” and the Companies, subsequent to the business combination, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined financial information has been presented to provide relevant information necessary for an understanding of the Combined Company subsequent to completion of the Transactions. The unaudited pro forma condensed combined balance sheet, which has been presented for the Combined Company as of March 31, 2021, gives effect to the Transactions as if they were consummated on March 31, 2021, excluding the IPO (which was completed on October 2, 2020). The unaudited pro forma condensed combined statements of operations, which have been presented for the three months ended March 31, 2021 and the year ended December 31, 2020, give pro forma effect to the Transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Combined Company would have been had the Transactions taken place on March 31, 2021, nor is it indicative of the financial condition of the Combined Company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the Combined Company would have been had the Transactions taken place on January 1, 2020, nor are they necessarily indicative of the results of operations of the Combined Company for any future period.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and notes thereto, which are included elsewhere in this proxy statement:

•        The unaudited historical condensed consolidated financial statements of EVgo as of and for the three months ended March 31, 2021 and the audited historical consolidated financial statements of EVgo as of and for the year ended December 31, 2020, which combine the predecessor and successor periods; and

•        The unaudited historical condensed consolidated financial statements of CRIS as of and for the three months ended March 31, 2021 and the audited historical financial statements of CRIS as of December 31, 2020 and for the period from August 4, 2020 (inception) through December 31, 2020.

The unaudited pro forma condensed combined financial information presented in this proxy statement should also be read together with the sections of this proxy statement entitled “EVgo Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “CRIS Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Proposal No. 1 — The Business Combination Proposal,” as well as other information included elsewhere in this proxy statement.

Description of the Transactions

CRIS is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CRIS completed its initial public offering of 23,000,000 units at an offering price of $10.00 per unit on October 2, 2020 (the “IPO”). Simultaneously with the closing of the IPO, CRIS completed a private placement of 6,600,000 warrants issued to the Sponsor, generating total proceeds of $6.6 million. A total of $230 million from the net proceeds of the IPO and the private placement were placed in the Trust Account and are invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

On January 21, 2021, CRIS and SPAC Sub entered into the Business Combination Agreement with the EVgo Parties. With CRIS being the legal acquirer of EVgo, consideration for the Business Combination will consist of shares of CRIS’s common stock and Holdings OpCo Units issued in exchange for all outstanding equity of EVgo. However, for financial reporting purposes, EVgo is deemed the accounting acquirer and CRIS the acquired company. See the “—Accounting for the Business Combination.”

The following activities are reflected in the unaudited pro forma condensed combined financial statements below (either in the historical results or through pro forma adjustments):

•        In connection with the IPO:

•        The issuance by CRIS of 23,000,000 units at an offering price of $10.00 per unit, which includes 11,500,000 redeemable warrants (the “public warrants”), and receipt of proceeds therefrom;

•        The issuance by CRIS of 6,600,000 redeemable private placement warrants to the Sponsor and receipt of proceeds therefrom;

•        A total of $230 million of net proceeds from the IPO and the private placement placed in the Trust Account; and

•        The payment of offering expenses and repayment of a note payable to fund offering expenses.

•        In connection with the Closing:

•        The issuance by CRIS of 40,000,000 PIPE Shares and receipt of an aggregate purchase price of $400 million in exchange;

•        The payment of deferred legal fees, underwriting commissions, and other costs incurred by CRIS in connection with the IPO;

•        The repayment or conversion to equity of certain of the Companies’ outstanding notes;

•        The payment of transaction costs incurred by both EVgo and CRIS;

•        The conversion of CRIS’s founder shares to shares of Class A common stock on a one-for-one basis (see additional information below);

•        In the SPAC Contribution, CRIS’s contribution of all of its assets to SPAC Sub, including but not limited to, (1)(A) the proceeds from the Trust Account (net of proceeds used to redeem any of CRIS’s publicly traded shares as described below and the payment of any deferred underwriting fees from the IPO), plus (B) the PIPE Proceeds, plus (C) any cash held by CRIS in any working capital or similar account, less (D) any transaction expenses of CRIS and the EVgo Parties; and (2) the Holdings Class B Shares equal to the 195,800,000 Holdings OpCo Units issued to Holdings under the Business Combination Agreement;

•        Immediately following the SPAC Contribution, in the Holdings Contribution, Holdings’ contribution to OpCo of all of the issued and outstanding limited liability company interests of EVgo and, in connection therewith, OpCo issues to Holdings the Holdings OpCo Units;

•        Immediately following the Holdings Contribution, in the SPAC Sub Transfer, SPAC Sub’s transfer to Holdings of the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement;

•        Immediately following the SPAC Sub Transfer, in the SPAC Sub Contribution, SPAC Sub’s contribution to OpCo of all of its remaining assets in exchange for the issuance by OpCo to SPAC Sub of the Issued OpCo Units; and

•        Execution of the Tax Receivable Agreement.

Following the Closing, the Combined Company will be organized in an “Up-C” structure in which the business of the Company and its subsidiaries will be held by OpCo and will continue to operate through the subsidiaries of the Company, and in which CRIS’s only direct assets will consist of equity interests in SPAC Sub, which, in turn, will hold only the Issued OpCo Units. OpCo’s only direct assets will consist of its equity interests in the Company. Immediately following the Closing, CRIS, through SPAC Sub, is expected to own between approximately 18.9% and 26.0% of the OpCo Units, and SPAC Sub will control OpCo as the sole managing member of OpCo in accordance with the terms of the OpCo A&R LLC Agreement. OpCo will own all of the equity interests in the Company. Upon the Closing, CRIS will change its name to “EVgo Inc.” Holdings will hold the Holdings OpCo Units and the Holdings Class B Shares.

The amount of cash to be contributed by SPAC Sub to OpCo at the Closing is estimated to be between $351.2 million and $575.5 million. Immediately following the business combination, Holdings will hold 195,800,000 OpCo Units, representing an expected 74.0% to 81.1% of the total outstanding OpCo Units, and an equal of number of Holdings Class B Shares. The final amount of cash that will be contributed by SPAC Sub to OpCo is dependent on the amount of funds remaining in the Trust Account following any redemptions of Class A common stock and the final transaction expenses.

Each OpCo Unit, together with one share of Class B common stock, will be redeemable, subject to certain conditions, for either one share of Class A common stock, or, at OpCo’s election, the cash equivalent to the market value of one share of Class A common stock, pursuant to and in accordance with the terms of the OpCo A&R LLC Agreement.

Founder Shares

The 5,750,000 shares of Class B common stock held by the initial stockholders of CRIS (the “founder shares”) convert into Class A common stock on a one-for-one basis upon the consummation of a business combination, subject to the terms of the Sponsor Agreement as follows:

•        75% (4,312,500) of the founder shares (the “Lock-Up Shares”) will be subject to a lockup following the Closing until the earlier of (x) 12 months following closing and (y) the date the Class A common stock trades above $12.00 for 20 out of 30 trading days commencing at least 150 days following the Closing; and

•        25% (1,437,500) of the founder shares (the “Earnout Shares”) will be subject to an earnout following the Closing as follows: (i) 50% will be forfeited if the Class A common stock fails to trade above $12.50 for 20 out of 30 trading days within the five years following Closing, and (ii) 50% will be forfeited if the Class A common stock fails to trade above $15.00 for 20 out of 30 trading days within the five years following Closing.

Based on the above, the founder shares are deemed to be issued and outstanding upon consummation of the business combination, including the Earnout Shares that are subject to potential forfeiture based upon triggering events that have not yet been achieved and thus subject to liability classification (see Note 4 to the unaudited pro forma condensed combined financial information).

Accounting for the Business Combination

Notwithstanding the legal form of the business combination pursuant to the Business Combination Agreement, the business combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CRIS will be treated as the acquired company for financial reporting purposes, and EVgo will be treated as the accounting acquirer. In accordance with this accounting method, the business combination will be treated as the equivalent of EVgo issuing stock for the net assets of CRIS, accompanied by a recapitalization. The net assets of CRIS will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the business combination will be those of EVgo. EVgo has been deemed the accounting acquirer for purposes of the business combination based on an evaluation of the following facts and circumstances:

•        EVgo’s existing equity holders will hold a majority ownership interest in the Combined Company, irrespective of whether or not existing public stockholders of CRIS exercise their right to redeem their shares of Class A common stock;

•        EVgo’s existing senior management team will comprise the senior management of the Combined Company;

•        EVgo is the larger of the Companies based on historical assets and revenue and employee base; and

•        EVgo’s operations will comprise the ongoing operations of the Combined Company.

Following the Closing, the ownership of OpCo by Holdings will be represented by non-controlling interests in the Combined Company’s financial statements. Holdings will hold a corresponding share of Class B common stock for each OpCo Unit it holds. Each Holdings OpCo Unit can be redeemed for a share of Class A common stock or an approximately equivalent amount of cash and a corresponding share of Class B common stock will be cancelled. Since the cash redemption option is deemed to be outside the control of Combined Company, the non-controlling interests are included in temporary equity in the financial statements of the Combined Company. The non-controlling interests will decrease as OpCo Units are redeemed for shares of Class A common stock and corresponding shares of Class B common stock are cancelled.

Basis of Pro Forma Presentation

In accordance with Article 11 of Regulation S-X, pro forma adjustments to the historical combined financial information of EVgo and CRIS only give effect to events that are both factually supportable and directly attributable to the Transactions. In addition, for purposes of preparation of the unaudited pro forma condensed combined statement of operations, adjustments have only been made to give effect to events that are expected to have a continuing impact on the results of the Combined Company following the business combination. The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, or other benefits that may result from consummation of the Transactions. In addition, EVgo and CRIS have not had any historical relationship prior to the business combination. Therefore, preparation of the accompanying pro forma financial information did not require any adjustments related to such historical transactions.

Pursuant to CRIS’s Current Charter, CRIS’s public stockholders may request that CRIS redeem their shares of Class A common stock for cash if the business combination is consummated, irrespective of whether they vote for or against the business combination. If a public stockholder properly exercises its right to redemption of its shares, CRIS will redeem each share for cash equal to the public stockholder’s pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the business combination.

Due to the redemption rights held by CRIS’s public stockholders, the unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of CRIS’s publicly traded shares:

•        Scenario 1 — “Assuming No Redemption”: This presentation assumes that CRIS’s public stockholders do not exercise redemption rights with respect to their public shares upon consummation of the business combination;

•        Scenario 2 — “Assuming Maximum Redemption Condition”: This presentation assumes that CRIS’s public stockholders exercise their redemption rights with respect to 10,695,000 shares of Class A common stock upon consummation of the business combination for an aggregate cash payment of approximately $107 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account, which held a fair value of marketable securities as of March 31, 2021 of approximately $230 million, thereby leaving a balance in the Trust Account of $115 million (net of $8 million of deferred IPO underwriting fees), which satisfies the Minimum Trust Account Cash condition in the Business Combination Agreement. Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as additional adjustments to reflect the effect of the redemptions; and

•        Scenario 3 — “Assuming Maximum Possible Redemption”: This presentation assumes that CRIS’s public stockholders exercise their redemption rights with respect to all 23,000,000 shares of Class A common stock upon consummation of the business combination for an aggregate cash payment of approximately $230 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account, which held a fair value of marketable securities as of March 31, 2021 of approximately $230 million, thereby leaving zero balance in the Trust Account, which would require a waiver under the Business Combination Agreement. Scenario 3 gives effect to all pro forma adjustments contained in Scenarios 1 and 2, as well as additional adjustments to reflect the effect of the additional redemptions.

The ownership percentages of controlling interests and non-controlling interests depend on the level of redemptions, with the possible range for controlling interests being 18.9% to 26.0% and the possible range for non-controlling interests being 74.0% to 81.1%. For purposes of the unaudited pro forma condensed combined financial information, the following ownership percentages were used for the three scenarios: 26.0% controlling interests and 74.0% non-controlling interests for the Assuming No Redemption scenario; 22.9% controlling interests and 77.1% non-controlling interests for the Assuming Maximum Redemption Condition scenario; and 18.9% controlling interests and 81.1% non-controlling interests for the Assuming Maximum Possible Redemption scenario.

In each of the three redemption scenarios, there are no pro forma adjustments related to the outstanding public warrants and private placement warrants issued in connection with the IPO that are classified as warrant liability in CRIS’s historical balance sheet, as such securities would continue to be classified as a liability after the Closing.

The following table provides a pro forma summary of the shares of the Combined Company’s common stock that would be outstanding under each of the three redemption scenarios if the Transactions had occurred on March 31, 2021:

	Assuming No Redemption		Assuming Maximum Redemption Condition		Assuming Maximum Possible Redemption
	Shares	%	Shares	%	Shares	%
Stockholder
EVgo rollover equity(1)	195,800,000	74%	195,800,000	77%	195,800,000	81%
CRIS’s Class A stockholders	23,000,000	9%	12,305,000	5%	—	0%
PIPE Investors	40,000,000	15%	40,000,000	16%	40,000,000	17%
CRIS’s converted founder shares(2)	5,750,000	2%	5,750,000	2%	5,750,000	2%
Closing shares	264,550,000	100%	253,855,000	100%	241,550,000	100%

____________

(1)      Represents the shares of Class B common stock issued to Holdings to consummate the business combination (classified as non-controlling interests). The pro forma shares attributable to Holdings are calculated by dividing the rollover equity value of $1.985 billion by the per share price of $10.00.

(2)      Represents the shares of Class A common stock held by the initial stockholders of CRIS upon the one-for-one conversion of the founder shares into Class A common stock immediately prior to the consummation of the business combination, including the 1,437,500 Earnout Shares in each scenario that are subject to potential forfeiture based upon triggering events that have not yet been achieved.

The Company considered the income tax impacts and related pro forma adjustments associated with the Transactions, pursuant to which the Combined Company will be organized in an “Up-C” structure. A deferred tax asset (“DTA”) was contemplated given the historical net losses of EVgo. However, the DTA has a full valuation allowance, which reduces the balance to zero. Additionally, no tax liability is deemed to have been triggered upon consummation of the business combination, including related to the Tax Receivable Agreement.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only. The pro forma adjustments represent estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available. Assumptions and estimates underlying the pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The actual financial position and results of operations of the Combined Company subsequent to consummation of the Transactions may differ significantly from the pro forma amounts reflected herein.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(UNAUDITED)

	HISTORICAL		ASSUMING NO REDEMPTION			ASSUMING MAXIMUM REDEMPTION CONDITION			ASSUMING MAXIMUM POSSIBLE REDEMPTION
	EVgo	CRIS	Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$23,595,141	$385,272	$575,093,680	(A)	$599,074,093	$(104,276,250)	(J)	$494,797,843	$(119,973,750)	(K)	$374,824,093
Accounts receivable, net of allowance for doubtful accounts	1,989,712	—	—		1,989,712	—		1,989,712	—		1,989,712
Accounts receivable – capital build	4,070,251	—	—		4,070,251	—		4,070,251	—		4,070,251
Receivables from related parties	30,690	—	—		30,690	—		30,690	—		30,690
Prepaid expenses and other current assets	9,257,111	420,646	(5,542,088)	(M)	4,135,669	—		4,135,669	—		4,135,669
Total current assets	38,942,905	805,918	569,551,592		609,300,415	(104,276,250)		505,024,165	(119,973,750)		385,050,415
Property, plant, and equipment, net	79,111,432	—	—		79,111,432	—		79,111,432	—		79,111,432
Intangible assets, net	65,808,871	—	—		65,808,871	—		65,808,871	—		65,808,871
Goodwill	22,111,166	—	—		22,111,166	—		22,111,166	—		22,111,166
Investments held in Trust Account	—	230,006,837	(230,006,837)	(C)	—	—		—	—		—
Other assets	1,372,532	—	—		1,372,532	—		1,372,532	—		1,372,532
Total Assets	$207,346,906	$230,812,755	$339,544,755		$777,704,416	$(104,276,250)		$673,428,166	$(119,973,750)		$553,454,416

Liabilities
Current liabilities
Accounts payable	$2,835,469	$—	$(98,817)	(G)	$2,736,652	$—		$2,736,652	$—		$2,736,652
Accrued expenses	12,858,511	2,216,885	(5,516,909)	(G)	9,558,487	—		9,558,487	—		9,558,487
Deferred revenue, current	2,354,627	—	—		2,354,627	—		2,354,627	—		2,354,627
Customer deposits	6,795,262	—	—		6,795,262	—		6,795,262	—		6,795,262
Note payable – related party	57,040,167	—	(57,040,167)	(H)	—	—		—	—		—
Payables to related parties	1,521,178	—	(41,600)	(G)	1,479,578	—		1,479,578	—		1,479,578
Capital-build, NEDO buyout liability	660,935	—	—		660,935	—		660,935	—		660,935
Earnout share liability	—	—	19,765,625	(N)	19,765,625	—		19,765,625	—		19,765,625
Other current liabilities	178,090	—	—		178,090	—		178,090	—		178,090
Total current liabilities	84,244,239	2,216,885	(42,931,868)		43,529,256	—		43,529,256	—		43,529,256
Deferred revenue, noncurrent	22,583,999	—	—		22,583,999	—		22,583,999	—		22,583,999
Capital-build liability, excluding NEDO buyout liability	17,403,291	—	—		17,403,291	—		17,403,291	—		17,403,291
Asset retirement obligations	9,758,847	—	—		9,758,847	—		9,758,847	—		9,758,847
Warrant liability	—	61,855,000	—		61,855,000	—		61,855,000	—		61,855,000
Deferred underwriting fee payable	—	8,050,000	(8,050,000)	(D)	—	—		—	—		—
Total liabilities	133,990,376	72,121,885	(50,981,868)		155,130,393	—		155,130,393	—		155,130,393
Class A common stock subject to possible redemption (L)	—	153,690,860	(153,690,860)	(I)	—	—		—	—		—
Non-controlling interests – Class B (L)	—	—	460,782,437	(I)	460,782,437	(61,016,020)	(I)	399,766,417	(76,885,673)	(I)	322,880,744
Stockholders’ Equity:
Members’ equity	136,348,127	—	(136,348,127)	(I)	—	—		—	—		—
Preferred stock (L)	—	—	—		—	—		—	—		—
Class A common stock (L)	—	763	6,112	(I)	6,875	(1,070)	(I)	5,805	(1,230)	(I)	4,575
Founder shares – Class B (L)	—	575	(575)	(I)	—	—		—	—		—
Additional paid-in capital	1,408,631	50,223,046	110,153,034	(I)	161,784,711	(43,259,160)	(I)	118,525,551	(43,086,847)	(I)	75,438,704
Accumulated deficit	(64,400,228)	(45,224,374)	109,624,602	(I)	—	—		—	—		—
Total Stockholders’ Equity	73,356,530	5,000,010	83,435,046		161,791,586	(43,260,230)		118,531,356	(43,088,077)		75,443,279
Total Liabilities, Non-controlling Interests and Stockholders’ Equity	$207,346,906	$230,812,755	$339,544,755		$777,704,416	$(104,276,250)		$673,428,166	$(119,973,750)		$553,454,416

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(UNAUDITED)

	HISTORICAL		ASSUMING NO REDEMPTION				ASSUMING MAXIMUM REDEMPTION CONDITION				ASSUMING MAXIMUM POSSIBLE REDEMPTION
	EVgo	CRIS	Pro Forma Adjustments		Pro Forma Combined		Additional Pro Forma Adjustments		Pro Forma Combined		Additional Pro Forma Adjustments		Pro Forma Combined
Revenue	$3,568,795	$—	$—		$3,568,795		$—		$3,568,795		$—		$3,568,795
Revenue from related parties	561,700	—	—		561,700		—		561,700		—		561,700
Total revenue	4,130,495	—	—		4,130,495		—		4,130,495		—		4,130,495
Cost of sales	6,739,547	—	—		6,739,547		—		6,739,547		—		6,739,547
Gross loss	(2,609,052)	—	—		(2,609,052)		—		(2,609,052)		—		(2,609,052)

Operating expenses
General and administrative	11,072,993	—	(1,191,467)	(a)	9,881,526		—		9,881,526		—		9,881,526
Formation and operating costs	—	1,914,450	(1,914,450)	(a)	—		—		—		—		—
Depreciation, amortization, and accretion	2,510,228	—	—		2,510,228		—		2,510,228		—		2,510,228
Total operating expenses	13,583,221	1,914,450	(3,105,917)		12,391,754		—		12,391,754		—		12,391,754
Operating loss	(16,192,273)	(1,914,450)	3,105,917		(15,000,806)		—		(15,000,806)		—		(15,000,806)

Other (income) expense
Interest income, bank	—	(15)	—		(15)		—		(15)		—		(15)
Interest earned on investments held in Trust Account	—	(3,457)	3,457	(b)	—		—		—		—		—
Interest expense, related party	875,784	—	(875,784)	(c)	—		—		—		—		—
Change in fair value of warrant liability	—	29,011,000	—		29,011,000		—		29,011,000		—		29,011,000
Other income, net	(457,888)	—	—		(457,888)		—		(457,888)		—		(457,888)
Total other (income) expense, net	417,896	29,007,528	(872,327)		28,553,097		—		28,553,097		—		28,553,097
Net loss	(16,610,169)	(30,921,978)	3,978,244		(43,553,903)		—		(43,553,903)		—		(43,553,903)
Net loss attributable to non-controlling interests	—	—	(32,235,321)	(d)	(32,235,321)		(1,358,085)	(d)	(33,593,406)		(1,711,310)	(d)	(35,304,716)
Net loss attributable to controlling interests	$(16,610,169)	$(30,921,978)	$36,213,565		$(11,318,582)		$1,358,085		$(9,960,497)		$1,711,310		$(8,249,187)

Pro forma net loss per share information:
Weighted average shares outstanding					68,750,000	(e)			58,055,000	(e)			45,750,000	(e)
Basic and diluted net loss per share					$(0.16)	(e)			$(0.17)	(e)			$(0.18)	(e)

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(UNAUDITED)

	Historical		Assuming No Redemption				Assuming Maximum Redemption Condition				Assuming Maximum Possible Redemption
	EVgo	CRIS*	Pro Forma Adjustments		Pro Forma Combined		Additional Pro Forma Adjustments		Pro Forma Combined		Additional Pro Forma Adjustments		Pro Forma Combined
Revenue	$13,220,704	$—	$—		$13,220,704		$—		$13,220,704		$—		$13,220,704
Revenue from related parties	1,354,994	—	—		1,354,994		—		1,354,994		—		1,354,994
Total revenue	14,575,698	—	—		14,575,698		—		14,575,698		—		14,575,698
Cost of sales	27,188,926	—	—		27,188,926		—		27,188,926		—		27,188,926
Gross loss	(12,613,228)	—	—		(12,613,228)		—		(12,613,228)		—		(12,613,228)

Operating expenses
General and administrative	31,765,955	—	(1,051,328)	(a)	30,714,627		—		30,714,627		—		30,714,627
Formation and operating costs	—	1,009,807	(1,009,807)	(a)	—		—		—		—		—
Transaction bonus	5,316,124	—	—		5,316,124		—		5,316,124				5,316,124
Depreciation, amortization, and accretion	9,504,484	—	—		9,504,484		—		9,504,484		—		9,504,484
Total operating expenses	46,586,563	1,009,807	(2,061,135)		45,535,235		—		45,535,235		—		45,535,235
Operating loss	(59,199,791)	(1,009,807)	2,061,135		(58,148,463)		—		(58,148,463)		—		(58,148,463)

Other (income) expense
Interest income – bank	—	(31)	—		(31)		—		(31)		—		(31)
Interest earned on investments held in Trust Account	—	(3,380)	3,380	(b)	—		—		—		—		—
Interest expense – related party	1,414,383	—	(1,414,383)	(c)	—		—		—		—		—
Interest expense – other	90	—	—		90		—		90		—		90
Change in fair value of warrant liability	—	13,296,000	—		13,296,000		—		13,296,000		—		13,296,000
Other income – related party	(341,954)	—	—		(341,954)		—		(341,954)		—		(341,954)
Other income, net	(12,061,386)	—	—		(12,061,386)		—		(12,061,386)		—		(12,061,386)
Total other (income) expense	(10,988,867)	13,292,589	(1,411,003)		892,719		—		892,719		—		892,719
Net loss	(48,210,924)	(14,302,396)	3,472,138		(59,041,182)		—		(59,041,182)		—		(59,041,182)
Net loss attributable to non-controlling interests	—	—	(43,697,839)	(d)	(43,697,839)		(1,841,006)	(d)	(45,538,845)		(2,319,832)	(d)	(47,858,677)
Net loss attributable to controlling interests	$(48,210,924)	$(14,302,396)	$47,169,977		$(15,343,343)		$1,841,006		$(13,502,337)		$2,319,832		$(11,182,505)

Pro forma net loss per share information:
Weighted average shares outstanding – non-redeemable					68,750,000	(e)			58,055,000	(e)			45,750,000	(e)
Basic and diluted net loss per share					$(0.22)	(e)			$(0.23)	(e)			$(0.24)	(e)

____________

*        Represents CRIS for the period from August 4, 2020 (inception) through December 31, 2020.

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1 — BASIS OF PRO FORMA PRESENTATION

The business combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CRIS will be treated as the acquired company for financial reporting purposes, and EVgo will be treated as the accounting acquirer. The business combination will be treated as the equivalent of EVgo issuing stock for the net assets of CRIS, accompanied by a recapitalization. The net assets of CRIS will be stated at historical cost, with no goodwill or intangible assets recorded. Operations prior to the business combination will be those of EVgo.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give pro forma effect to the Transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Transactions were completed on March 31, 2021, excluding the IPO (which was completed on October 2, 2020).

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and notes thereto, which are included elsewhere in this proxy statement:

•        The unaudited historical condensed consolidated financial statements of EVgo as of and for the three months ended March 31, 2021 and the audited historical consolidated financial statements of EVgo as of and for the year ended December 31, 2020, which combine the predecessor and successor periods; and

•        The unaudited historical condensed consolidated financial statements of CRIS as of and for the three months ended March 31, 2021 and the audited historical financial statements of CRIS as of December 31, 2020 and for the period from August 4, 2020 (inception) through December 31, 2020.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management as of the date of the unaudited pro forma condensed combined financial information, and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

NOTE 2 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2021

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 includes the following adjustments:

A — Represents the aggregate impact of the following pro forma adjustments to cash to give effect to the Transactions:

	Assuming No Redemption
Cash inflow from the PIPE	$400,000,000	(B)
Cash inflow from CRIS’s Trust Account	230,006,837	(C)
Payment of CRIS’s deferred IPO fees	(8,050,000)	(D)
Payment of transaction and advisory fees for the PIPE and the business combination	(34,600,000)	(E)
Payment of estimated transaction fees incurred by CRIS	(6,399,129)	(F)
Payment of estimated transaction fees incurred by EVgo	(5,864,028)	(G)
Net Pro Forma Adjustment to Cash	$575,093,680	(A)

B — Represents gross cash proceeds attributable to the issuance of 40 million shares of Class A common stock for $10.00 per share, or $400 million in aggregate gross proceeds, upon the closing of the PIPE that will occur immediately prior to consummation of the business combination.

C — Represents cash equivalents that will be released from the Trust Account and relieved of restrictions regarding use upon consummation of the business combination and, accordingly, will be available for general use by the Combined Company.

D — Represents cash that will be used to pay underwriting fees incurred by CRIS in connection with the IPO, for which payment was deferred until consummation of the business combination.

E — Represents cash that will be used to pay transaction and advisory fees incurred in connection with the PIPE and the business combination.

F — Represents cash that will be used to pay the estimated direct and incremental transaction costs, comprised of legal and other fees, that will be due from CRIS at Closing, including $2.2 million of costs expensed by CRIS that are accrued and reported as a liability on CRIS’s balance sheet as of March 31, 2021. For purposes of a reverse recapitalization transaction, these direct and incremental transaction costs will be treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, will be reported as a reduction to additional paid-in capital (deferred offering costs). Refer to balance sheet adjustment (I) for the corresponding adjustment to additional paid-in capital reported for the Combined Company.

G – Represents cash that will be used to pay the estimated direct and incremental transaction costs, comprised of legal and other fees, that will be due from EVgo at Closing. For purposes of a reverse recapitalization transaction, these direct and incremental transaction costs will be treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, will be reported as a reduction to additional paid-in capital (for deferred offering costs) and accumulated deficit (for incremental costs to be expensed by EVgo). Refer to balance sheet adjustment (I) for the corresponding pro forma adjustments to additional paid-in capital and accumulated deficit reported for the Combined Company. Of these costs:

•        $5.5 million was deferred in prepaid expenses and other current assets, of which $3.4 million was accrued in accounts payable, accrued expenses and payables to related parties by EVgo as of March 31, 2021.

•        $0.6 million reflects preliminary estimated transaction costs related to the Transactions, which will be expensed by EVgo as incurred subsequent to March 31, 2021 in accordance with U.S. GAAP. These costs are reflected as if incurred on March 31, 2021, the assumed date of the consummation of the business combination for purposes of the unaudited pro forma condensed combined balance sheet, and represent a non-recurring item.

H — Represents the reclassification of EVgo’s note payable – related party into additional paid-in capital upon consummation of the business combination. The outstanding balance of the note payable – related party, including accrued interest, was approximately $57.4 million as of April 30, 2021. The Combined Company will have no liability under the note payable – related party after the consummation of the business combination. Refer to balance sheet adjustment (I) for the corresponding adjustment to additional paid-in capital reported for the Combined Company.

I — Represents the net impact of the following pro forma adjustments related to the Transactions on the capital accounts of the Combined Company:

	Members’ Equity	Par Value(1)		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Class A common stock subject to possible redemption	Non-controlling Interests – Class B
		Class A Common Stock	Founder Shares – Class B
Historical EVgo	$136,348,127	$—	$—	$1,408,631	$(64,400,228)	$73,356,530	$—	$—
Historical CRIS	—	763	575	50,223,046	(45,224,374)	5,000,010	153,690,860	—
Total historical balance	136,348,127	763	575	51,631,677	(109,624,602)	78,356,540	153,690,860	—
EVgo rollover equity(2)	(136,348,127)	—	—	—	—	(136,348,127)	—	136,348,127
Conversion of CRIS’s founder shares to Class A common shares(3)	—	575	(575)	—	—	—	—	—
Estimated fair value of the Earnout Shares contingently issuable to the CRIS equity holders(6)	—	—	—	(19,765,625)	—	(19,765,625)	—	—
Reclassification of Class A common stock subject to possible redemption	—	1,537	—	153,689,323	—	153,690,860	(153,690,860)	—
PIPE Investors	—	4,000	—	399,996,000	—	400,000,000	—	—
Adjustments for share issuance and conversion transactions	(136,348,127)	6,112	(575)	533,919,698	—	397,577,108	(153,690,860)	136,348,127
Transaction and advisory fees for the PIPE and the business combination	—	—	—	(34,600,000)	—	(34,600,000)	—	—
Estimated transaction fees incurred by CRIS	—	—	—	(4,182,244)	—	(4,182,244)	—	—
Estimated transaction fees incurred by EVgo(5)	—	—	—	(7,335,000)	(630,675)	(7,965,675)	—	—
Reclassification of EVgo’s note payable – related party	—	—	—	57,040,167	—	57,040,167	—	—
Elimination of CRIS’s historical accumulated deficit	—	—	—	(45,224,374)	45,224,374	—	—	—
Reclassification of EVgo’s historical accumulated deficit(7)	—	—	—	(65,030,903)	65,030,903	—	—	—
Allocate amount to non-controlling interests(4)	—	—	—	(324,434,310)	—	(324,434,310)	—	324,434,310
Total adjustments to equity – Assuming No Redemption	(136,348,127)	6,112	(575)	110,153,034	109,624,602	83,435,046	(153,690,860)	460,782,437
Total balance – Assuming No Redemption	$—	$6,875	$—	$161,784,711	$—	$161,791,586	$—	$460,782,437
Redemption of Class A common stock – Assuming Maximum Redemption Condition	—	(1,070)	—	(104,275,180)	—	(104,276,250)	—	—
Allocate amount to non-controlling interests(4)	—	—	—	61,016,020	—	61,016,020	—	(61,016,020)
Total additional adjustments to equity – Assuming Maximum Redemption Condition	—	(1,070)	—	(43,259,160)	—	(43,260,230)	—	(61,016,020)
Total balance – Assuming Maximum Redemption Condition	$—	$5,805	$—	$118,525,551	$—	$118,531,356	$—	$399,766,417
Additional redemption of Class A common stock – Assuming Maximum Possible Redemption	—	(1,230)	—	(119,972,520)	—	(119,973,750)	—	—
Allocate amount to non-controlling interests(4)	—	—	—	76,885,673	—	76,885,673	—	(76,885,673)
Total additional adjustments to equity – Assuming Maximum Possible Redemption	—	(1,230)	—	(43,086,847)	—	(43,088,077)	—	(76,885,673)
Total balance – Assuming Maximum Possible Redemption	$—	$4,575	$—	$75,438,704	$—	$75,443,279	$—	$322,880,744

____________

(1)      Represents the par value of CRIS’s common stock prior to the business combination and the par value of the common stock subsequent to the business combination.

(2)      Shares of Class B common stock will be issued to Holdings to consummate the business combination (classified as non-controlling interests). The pro forma shares attributable to Holdings are calculated by dividing the rollover equity value of $1.985 billion by the per share price of $10.00.

(3)      Represents CRIS’s issued and outstanding founder shares that will convert into shares of Class A common stock and be outstanding subsequent to the business combination on a one-for-one basis immediately prior to consummation of the business combination, including the 1,437,500 Earnout Shares that are subject to potential forfeiture based upon triggering events that have not yet been achieved.

(4)      Represents an adjustment to revise non-controlling interests to the ownership percentage in the respective scenario: 74.0% in Assuming No Redemption scenario, 77.1% in Assuming Maximum Redemption Condition scenario and 81.1% in Assuming Maximum Possible Redemption scenario.

(5)      Consists of the adjustments for estimated transaction fees (balance sheet adjustment (G)) included in the cash table above and the prepaid deferred costs included in balance sheet adjustment (M)), net of the amount noted as accrued in balance sheet adjustment (G).

(6)      Represents the adjustment to reflect the 1,437,500 Earnout Shares that are subject to potential forfeiture based upon triggering events that have not yet been achieved as a liability (see balance sheet adjustment (N)).

(7)      Represents the adjustment to reclassify EVgo’s historical accumulated deficit to additional paid-in capital as part of the reverse recapitalization of the business combination.

J — Represents the impact to the amount of cash that would be available to the Combined Company if the public holders of CRIS’s Class A common stock exercise their right for the redemption of the maximum number of outstanding shares of Class A common stock permitted under Scenario 2 – “Assuming Maximum Redemption Condition” in exchange for cash held in the Trust Account.

K — Represents the impact to the amount of cash that would be available to the Combined Company if the public holders of CRIS’s Class A common stock exercise their right for the redemption of the remaining number of outstanding shares of Class A common stock under Scenario 3 – “Assuming Maximum Possible Redemption” (i.e., assuming redemption of 100% of the outstanding shares of Class A common stock) in exchange for cash held in the Trust Account.

L — Authorized, issued and outstanding shares for each class of common stock and preferred stock as of March 31, 2021 on a historical basis and on a pro forma basis are as follows:

	Historical			Pro Forma (Assuming No Redemption)			Pro Forma (Assuming Maximum Redemption Condition)			Pro Forma (Assuming Maximum Possible Redemption)
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding

Preferred Stock	1,000,000	—	—	1,000,000	—	—	1,000,000	—	—	1,000,000	—	—

Common Stock – Class A	100,000,000	N/A	N/A	100,000,000	N/A	N/A	100,000,000	N/A	N/A	100,000,000	N/A	N/A
CRIS’s Class A stockholders(1)	N/A	23,000,000	23,000,000	N/A	23,000,000	23,000,000	N/A	12,305,000	12,305,000	N/A	—	—
PIPE Investors	N/A	—	—	N/A	40,000,000	40,000,000	N/A	40,000,000	40,000,000	N/A	40,000,000	40,000,000
CRIS’s converted founder shares(2)	N/A	—	—	N/A	5,750,000	5,750,000	N/A	5,750,000	5,750,000	N/A	5,750,000	5,750,000
Total Common Stock – Class A	100,000,000	23,000,000	23,000,000	100,000,000	68,750,000	68,750,000	100,000,000	58,055,000	58,055,000	100,000,000	45,750,000	45,750,000
Common stock – Class B(3)	10,000,000	N/A	N/A	195,800,000	N/A	N/A	195,800,000	N/A	N/A	195,800,000	N/A	N/A
CRIS’s founder shares	N/A	5,750,000	5,750,000	N/A	—	—	N/A	—	—	N/A	—	—
EVgo rollover equity(4)	N/A	—	—	N/A	195,800,000	195,800,000	N/A	195,800,000	195,800,000	N/A	195,800,000	195,800,000
Total Common Stock – Class B	10,000,000	5,750,000	5,750,000	195,800,000	195,800,000	195,800,000	195,800,000	195,800,000	195,800,000	195,800,000	195,800,000	195,800,000
Total Common Stock	110,000,000	28,750,000	28,750,000	295,800,000	264,550,000	264,550,000	295,800,000	253,855,000	253,855,000	295,800,000	241,550,000	241,550,000

____________

(1)      Represents the shares held by CRIS’s public stockholders giving effect to the redemption of the shares of Class A common stock pursuant to the three scenarios described in “Basis of Pro Forma Presentation” above. The historical issued and outstanding shares include 15,369,086 shares subject to possible redemption.

(2)      Represents the shares of Class A common stock held by the initial stockholders of CRIS upon the one-for-one conversion of the founder shares into Class A common stock immediately prior to the consummation of the business combination, including the 1,437,500 Earnout Shares in each scenario that are subject to potential forfeiture based upon triggering events that have not yet been achieved.

(3)      For pro forma purposes, the authorized number of shares of Class B common stock was assumed to equal the number of issued and outstanding shares in each scenario since the stockholders of CRIS are being asked to approve an increase in authorized shares in connection with the business combination as described elsewhere in this proxy statement.

(4)      Represents the shares of Class B common stock issued to Holdings to consummate the business combination (classified as non-controlling interests). The pro forma shares attributable to Holdings are calculated by dividing the rollover equity value of $1.985 billion by the per share price of $10.00.

M — Represents deferred accounting, consulting and other costs directly related to the Transactions incurred and reported as an asset on EVgo’s balance sheet as of March 31, 2021. For purposes of a reverse recapitalization transaction, these direct and incremental transaction costs will be treated as a reduction of the cash proceeds resulting from the Transactions (see balance sheet adjustments (A) and (G)) and, accordingly, will be reported as a reduction to additional paid-in capital (see balance sheet adjustment (I)).

N — Reflects the preliminary estimated fair value of the Earnout Shares issued to the CRIS equity holders at Closing that are subject to possible forfeiture based upon triggering events that have not yet been achieved as a liability under each of the Assuming No Redemption, Assuming Maximum Redemption Condition and Assuming Maximum Possible Redemption scenarios. The preliminary estimated fair values were determined using the most reliable information available. The actual fair values could change materially once the post-close valuation is determined as of the Closing. Refer to Note 4 for more information.

NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND THE YEAR ENDED DECEMBER 31, 2020

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 include the following adjustments:

a — Represents the elimination of formation and operating costs of CRIS and incremental costs that are expensed as incurred by EVgo related to the Transactions.

b — Represents the elimination of interest income earned on the Investments held in Trust Account..

c — Represents the elimination of interest expense incurred on EVgo’s note payable – related party, which will be reclassified into equity upon consummation of the business combination.

d — Represents an adjustment to attribute net loss to non-controlling interests based on the ownership percentage in the respective scenario: 74.0% in Assuming No Redemption scenario, 77.1% in Assuming Maximum Redemption Condition scenario and 81.1% in Assuming Maximum Possible Redemption scenario.

e — Represents the pro forma weighted average shares of common stock outstanding and pro forma loss per share calculated after giving effect to the Transactions, as follows:

	For the Three Months ended March 31, 2021
	Assuming No Redemption	Assuming Maximum Redemption Condition	Assuming Maximum Possible Redemption
Numerator
Pro forma net loss attributable to controlling interests	$(11,318,582)	$(9,960,497)	$(8,249,187)
Denominator
CRIS’s Class A stockholders(1)	23,000,000	12,305,000	—
CRIS’s converted founder shares(2)	5,750,000	5,750,000	5,750,000
PIPE Investors	40,000,000	40,000,000	40,000,000
Basic and diluted weighted average shares outstanding	68,750,000	58,055,000	45,750,000
Loss per share
Basic and diluted(3)	$(0.16)	$(0.17)	$(0.18)

	For the Year ended December 31, 2020
	Assuming No Redemption	Assuming Maximum Redemption Condition	Assuming Maximum Possible Redemption
Numerator
Pro forma net loss attributable to controlling interests	$(15,343,343)	$(13,502,337)	$(11,182,505)
Denominator
CRIS’s Class A stockholders(1)	23,000,000	12,305,000	—
CRIS’s converted founder shares(2)	5,750,000	5,750,000	5,750,000
PIPE Investors	40,000,000	40,000,000	40,000,000
Basic and diluted weighted average shares outstanding	68,750,000	58,055,000	45,750,000
Loss per share
Basic and diluted(3)	$(0.22)	$(0.23)	$(0.24)

____________

(1)      Represents the shares held by CRIS’s public stockholders giving effect to the redemption of the shares of Class A common stock pursuant to the three scenarios described in “Basis of Pro Forma Presentation” above. As the Transactions are assumed to have occurred as of January 1, 2020 for purposes of preparing the pro forma condensed combined statement of operations, the weighted average shares outstanding reflect those shares of common stock that would be outstanding under the three scenarios for the entire three-month and annual periods.

(2)      Represents the shares of Class A common stock held by the initial stockholders of CRIS upon the one-for-one conversion of the founder shares into Class A common stock immediately prior to the consummation of the business combination. Consistent with the assumption related to the Transactions, this conversion is assumed to have occurred on January 1, 2020 and, accordingly, these shares, including the 1,437,500 Earnout Shares in each scenario that are subject to potential forfeiture based upon triggering events that have not yet been achieved, are assumed to have been outstanding shares of common stock for the entire three-month and annual periods.

(3)      Potentially dilutive shares have been deemed to be anti-dilutive due to the net loss position and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include 18,100,000 outstanding warrants issued in connection with the IPO and private placement.

NOTE 4 — Earnout Shares

The Earnout Shares are expected to be accounted for as liability classified equity instruments that are earned upon achieving the triggering events, which include events that are not indexed to CRIS’s common stock. The preliminary estimated fair value of the 1,437,500 Earnout Shares issued and outstanding upon Closing is $19.8 million under each of the Assuming No Redemption, Assuming Maximum Redemption Condition and Assuming Maximum Possible Redemption scenarios, based on the respective trigger prices for the Earnout Shares. The actual fair values of the Earnout Shares are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the post-close valuation is determined as of the Closing.

SPECIAL MEETING

General

CRIS is furnishing this proxy statement to CRIS’s stockholders as part of the solicitation of proxies by CRIS’s board of directors for use at the special meeting to be held on June 21, 2021, and at any adjournments or postponements thereof. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website: https://www.cstproxy.com/climatechangecrisisrealimpacti/2021. This proxy statement is first being furnished to CRIS’s stockholders on or about              , 2021 in connection with the vote on the proposals described in this proxy statement. This proxy statement provides CRIS’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of will be held at 10:00 AM, Eastern Time, on June 21, 2021, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website: https://www.cstproxy.com/climatechangecrisisrealimpacti/2021.

In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of CRIS’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021. Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Purpose of the Special Meeting

At the special meeting, CRIS is asking holders of shares of common stock to vote on proposals to:

(a)     Proposal No. 1 — The Business Combination Proposal — approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement as Annex A, and approve the transactions contemplated by the Business Combination Agreement;

(b)    Proposal No. 2 — The Charter Amendment Proposal — approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, a copy of which is attached to this proxy statement as Annex B, which, if approved, would take effect upon the Closing;

(c)     Proposal No. 3 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, certain differences between CRIS’s Current Charter and the Proposed Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as nine separate sub-proposals:

(i)     Advisory Charter Proposal A — to authorize an additional 1,499,000,000 shares of authorized capital stock, which would consist of (i) increasing the number of shares of Class A common stock from 100,000,000 shares to 1,200,000,000 shares, (ii) increasing the number of shares of Class B common stock from 10,000,000 shares to 400,000,000 shares and (iii) increasing the number of shares of preferred stock from 1,000,000 to 10,000,000 shares;

(ii)    Advisory Charter Proposal B — to amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure;

(iii)   Advisory Charter Proposal C — to provide for the waiver of the corporate opportunity doctrine with respect to LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors;

(iv)   Advisory Charter Proposal D — to provide that actions under the Proposed Charter relating to the nomination and election of directors are subject to the Nomination Agreement;

(v)    Advisory Charter Proposal E — to provide that the board of directors of CRIS be divided into three classes with only one class of directors being elected each year and each class serving three-year terms;

(vi)   Advisory Charter Proposal F — to permit stockholders to act by written consent in lieu of a meeting until the time that LS Power beneficially owns less than 30% of the voting power of the then-outstanding common stock;

(vii)  Advisory Charter Proposal G — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the Proposed Charter following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power;

(viii) Advisory Charter Proposal H — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the bylaws following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power; and

(ix)   Advisory Charter Proposal I — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon for the removal of directors following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock entitled to vote generally for the election of directors.

(d)    Proposal No. 4 — The NYSE Proposal — approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The NYSE Listed Company Manual, the issuance of more than 20% of common stock in connection with the business combination, including, without limitation, in connection with the SPAC Contribution and SPAC Sub Transfer, the issuance of the PIPE Shares and issuances of shares of Class A common stock as a result of the redemption of any Holdings OpCo Units and shares of Class B common stock pursuant to the OpCo A&R LLC Agreement

(e)     Proposal No. 5 — The Director Election Proposal — assuming the condition precedent proposals are approved and adopted, elect nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal;

(f)     Proposal No. 6 — The Incentive Plan Proposal — approve and adopt, assuming the condition precedent proposals are approved and adopted, the Incentive Plan, a copy of which is attached to this proxy statement as Annex C; and

(g)    Proposal No. 7 — The Adjournment Proposal — approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.

Recommendation of the Board of Directors

After careful consideration, CRIS’s board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the business combination proposal, the charter amendment proposal, the advisory charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal and the adjournment proposal is in the best interests of CRIS and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of CRIS’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of CRIS and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

Record Date; Who is Entitled to Vote

CRIS has fixed the close of business on May 19, 2021, as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on May 13, 2021, there were 28,750,000 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the special meeting.

CRIS’s initial stockholders, CRIS’s other officers and directors and the Co-Investors entered into a letter agreement at the time of the IPO, pursuant to which they agreed to vote the founder shares purchased by them, as well as any public shares purchased by them during or after the IPO, in favor of the business combination proposal. In addition, concurrently with the entry into the Business Combination Agreement, CRIS, the Sponsor, the other initial stockholders and the Co-Investors entered into the Sponsor Agreement with the Company, pursuant to which the Sponsor, the other initial stockholders and the Co-Investors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination. As of the May 13, 2021, the parties to the Sponsor Agreement owned approximately 26.3% of CRIS’s total outstanding shares of common stock.

Quorum

The presence, in person (online) or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

A stockholder’s failure to vote by proxy or to vote in person (online) at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any of the proposals other than the charter amendment proposal and the advisory charter proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person (online) or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.

In general, if your shares are held in “street” name or are in a margin or similar account and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on “routine” matters, but not on any “non-routine” matters, like the business combination proposal.

Vote Required for Approval

Approval of the business combination proposal, the NYSE proposal, the incentive plan proposal and the adjournment proposal require the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by CRIS’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Approval, on an advisory basis, of the advisory charter proposals requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by CRIS’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the shares of Class A common stock and Class B common stock cast by CRIS’s stockholders present in person (online) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Under the Business Combination Agreement, the approval of each of the condition precedent proposals is a condition to the consummation of the business combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal and the incentive plan proposal are conditioned on the approval of all of the condition precedent proposals, and the adjournment proposal is not conditioned on the approval of any other proposal. If CRIS’s stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of common stock at the special meeting:

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by CRIS’s board “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” the NYSE proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the special meeting will not be counted.

•        You Can Attend the Special Meeting and Vote in Person (Online).    You can attend the special meeting online and vote your shares electronically at the special meeting by following the instructions at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify John A. Cavalier, CRIS’s Secretary, in writing before the special meeting that you have revoked your proxy; or

•        you may attend the special meeting, revoke your proxy and vote in person (online), as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may call Morrow Sodali LLC, CRIS’s proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CLII.info@investor.morrowsodali.com.

Vote of CRIS’s Sponsor, Directors and Officers

CRIS’s initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of a business combination. In addition, concurrently with the entry into the Business Combination Agreement, CRIS, the Sponsor, the other initial stockholders and the Co-Investors entered into the Sponsor Agreement with the Company, pursuant to which the Sponsor, the other initial stockholders and the Co-Investors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination.

The founder shares held by CRIS’s initial stockholders have no redemption rights upon CRIS’s liquidation and will be worthless if no business combination is effected by CRIS by October 2, 2022. However, CRIS’s initial stockholders are entitled to redemption rights upon CRIS’s liquidation with respect to any public shares they may own.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed business combination, against the proposed business combination or do not vote in relation to the proposed business combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account calculated as of two business days prior to the consummation of the business combination, including interest not previously released to CRIS to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the business combination is consummated, the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares, without CRIS’s prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without CRIS’s prior consent.

CRIS’s initial stockholders will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.

A public stockholder will be entitled to receive cash for any public shares to be redeemed only if it:

(i)     (a) holds public shares or (b) holds public shares through units and it separates its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; and

(ii)    prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting) (a) submits a written request to the transfer agent that CRIS redeem its public shares for cash and (b) delivers its public shares to the transfer agent, physically or electronically through DTC.

If a public stockholder holds the shares in street name, such public stockholder will have to coordinate with its broker to have its shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Holders of units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that CRIS instruct CRIS’s transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. CRIS will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the business combination is not approved or completed for any reason, then CRIS’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, CRIS will promptly return any shares previously delivered by public holders.

The closing price of shares of Class A common stock on  May 13, 2021 was $10.77. For illustrative purposes, the cash held in the Trust Account on May 13, 2021 was approximately $230,008,489 or approximately $10.00 per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A common stock as they may receive higher proceeds from the sale of their shares of Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CRIS cannot assure CRIS’s stockholders that they will be able to sell their shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting), and the business combination is consummated.

In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent, prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting). Immediately following the consummation of the business combination, CRIS will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither CRIS stockholders nor CRIS warrant holders have appraisal rights in connection with the business combination under the DGCL.

Proxy Solicitation Costs

CRIS is soliciting proxies on behalf of CRIS’s board of directors. This solicitation is being made by mail but also may be made by telephone or in person. CRIS and CRIS’s directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CRIS will bear the cost of the solicitation.

CRIS has hired Morrow Sodali LLC to assist in the proxy solicitation process. CRIS will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-Trust Account funds.

CRIS will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CRIS will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding CRIS or CRIS’s securities, CRIS’s officers, directors, the initial stockholders, EVgo and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. CRIS will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting, vote at the special meeting, voting as a single class.

The Business Combination Agreement

This subsection of the proxy statement describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the business combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

General: Structure of the Business Combination

On January 21, 2021, CRIS and SPAC Sub, on the one hand, and the EVgo Parties, on the other hand, entered into the Business Combination Agreement, which provides for, among other things, (a) the SPAC Contribution, (b) the Holdings Contribution, (c) the SPAC Sub Transfer and (d) the SPAC Sub Contribution. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to business combination and the other transactions contemplated thereby, are summarized below.

In connection with the closing of the business combination contemplated by the Business Combination Agreement, at the Closing:

•        CRIS will contribute all of its assets to SPAC Sub, including but not limited to (1) an amount of funds equal to (A) funds held in the Trust Account (net of the Redemption Amount and the payment of any deferred underwriting fees from the IPO), plus (B) the PIPE Proceeds, plus (C) any cash held by CRIS in any working capital or similar account, less (D) any transaction expenses of CRIS and the EVgo Parties; and (2) a number of newly issued shares of Class B common stock equal to the number of Holdings OpCo Units, which will be equal to the quotient obtained by dividing (x) $1,958,000,000 by (y) $10.00 (such shares, the “Holdings Class B Shares” and such transaction, the “SPAC Contribution”);

•        immediately following the SPAC Contribution, Holdings will contribute to OpCo all of the issued and outstanding limited liability company interests of the Company and, in connection therewith, (i) OpCo will be recapitalized as set forth in the OpCo A&R LLC Agreement and (ii) OpCo will issue to Holdings a number of OpCo Units equal to the Holdings OpCo Units, if any (such transactions being referred to herein as the “Holdings Contribution”);

•        immediately following the Holdings Contribution, SPAC Sub will transfer to Holdings the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement (such applicable transactions being referred to herein as the “SPAC Sub Transfer”); and

•        immediately following the SPAC Sub Purchase, SPAC Sub will contribute to OpCo all of its remaining assets in exchange for the issuance by OpCo to SPAC Sub of the Issued OpCo Units (the “SPAC Sub Contribution”).

Closing

The Closing will take place on a date that is two (2) business days after the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or (ii) on such other date as the parties may agree in writing.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of CRIS, SPAC Sub and the Company relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire on the Closing Date. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by the Company to CRIS and SPAC Sub relating to a number of matters, including the following:

•        organization and qualification to do business;

•        subsidiaries;

•        organizational documents;

•        capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements or permits;

•        consent of governmental authorities;

•        permits and compliance;

•        financial statements;

•        absence of certain changes or events;

•        absence of litigation;

•        employee benefit plans;

•        labor and employment matters;

•        real property and title to assets;

•        intellectual property;

•        taxes;

•        environmental matters;

•        material contracts;

•        insurance;

•        certain business practices;

•        interested party transactions;

•        the Exchange Act;

•        brokers;

•        accuracy and completeness of information supplied for inclusion in this proxy statement;

•        no prior operations of OpCo; and

•        exclusivity of the representations and warranties made by the Company.

The Business Combination Agreement contains representations and warranties made by CRIS and SPAC Sub to the EVgo Parties relating to a number of matters, including the following:

•        corporate organization;

•        organizational documents;

•        capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements or permits;

•        consent of governmental authorities

•        compliance;

•        proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

•        absence of certain changes or events;

•        absence of litigation;

•        approval of the board and the stockholders of CRIS;

•        no prior operations of SPAC Sub;

•        brokers;

•        the Trust Account;

•        employees;

•        taxes;

•        the listing of Class A common stock, warrants and units;

•        interested party transactions;

•        investigation and reliance; and

•        accuracy and completeness of information supplied for inclusion in this proxy statement.

Conduct of Business Pending the Merger

The Company agreed that, prior to the Closing or termination of the Business Combination Agreement, it will conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business and since January 17, 2020, in a manner consistent with past practice. The Company agreed to use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, and preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

In addition to the general covenants described above, the Company agreed that prior to the Closing, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of CRIS (which may not be unreasonably conditioned, withheld or delayed):

•        amend or otherwise change its certificate of formation or operating agreement or equivalent organizational documents;

•        other than in connection with the incurrence of indebtedness permitted under the Business Combination Agreement, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of the Company or any subsidiary of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary of the Company;

•        sell or otherwise dispose of any material assets other than in the ordinary course of business;

•        form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, subject to certain exceptions for the repayment of loans made by Holdings or its affiliates to the Company or any subsidiary of the Company which are not spent by the Company or any subsidiary of the Company prior to Closing;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•        acquire any corporation, partnership, other business organization or any division thereof;

•        other than any indebtedness for borrowed money between the Company and any subsidiary of the Company on the one hand, and Holdings or any of its affiliates on the other hand, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, such obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

•        except in the ordinary course of business (including health and welfare plan renewals), as may be required by applicable law or the terms of an existing employee benefit plan, as is necessary in order to consummate the transactions contemplated by the Business Combination Agreement, and as is reasonably determined by the Company to be advisable in connection with the Company’s preparation to be a public company with common equity that is listed on the NYSE or Nasdaq, as mutually agreed upon by the parties, (including hiring or retaining employees or consultants in connection therewith) or the consummation of the transactions contemplated by the Business Combination Agreement, adopt, amend and/or terminate any employee benefit plan that is maintained, contributed to or required to be contributed to by the Company or any of its subsidiaries for the benefit of a current or former officer and/or director, or under which the Company or any subsidiary of the Company has a material liability, including, but not limited to, by (a) granting any material increase in compensation, incentives or benefits payable or to become payable to any current or former director or officer, (b) entering into any new, or materially amending any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer, or (c) accelerating or committing to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or officer;

•        materially amend (other than reasonable and usual amendments in the ordinary course of business or amendments made in connection with any transactions contemplated by the Business Combination Agreement) any accounting policies or procedures, other than as required by GAAP;

•        except with respect to certain exceptions contemplated in the Business Combination Agreement, (a) amend any material tax return, (b) change any material method of tax accounting, (c) make, change or rescind any material election relating to taxes, (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes, (e) surrender any right to claim a tax refund or (f) enter into any tax sharing, allocation, indemnity or similar agreement (except for any agreement the principal purpose of which is not related to taxes);

•        materially amend, modify or consent to the termination (excluding any termination in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any termination in accordance with its terms) of the Company’s or any subsidiary’s material rights thereunder, in each case in a manner that is materially adverse to the Company or any subsidiary of the Company, taken as a whole, except in the ordinary course of business;

•        intentionally permit any material and useful item of Company-owned intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required or advisable to maintain and protect its interest in each and every material item of Company-owned intellectual property other than, in each case, in the ordinary course of business;

•        except to the extent not ultimately resulting in any liability to the Company or its subsidiaries, waive, release, assign, settle or compromise any material action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $2,500,000 in the aggregate in excess of any insurance proceeds paid with respect to any such amounts without giving CRIS reasonably prompt written notice of the material terms thereof following any such action; or

•        enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Furthermore, without limiting its or its subsidiaries’ ability to enter into any material contracts, the Company agreed to use commercially reasonable efforts, during the period prior to the Closing or termination of the Business Combination Agreement, to notify CRIS on a monthly basis of any material contracts entered into in the respective prior calendar month.

CRIS agreed that, prior to the Closing or termination of the Business Combination Agreement, the businesses of CRIS and SPAC Sub will be conducted in the ordinary course of business and in a manner consistent with past practice. In addition, CRIS and SPAC Sub have agreed that prior to the Closing, subject to specified exceptions, they will not, without the written consent of the Company (which may not be unreasonably withheld, delayed or conditioned):

•        amend or otherwise change their respective organizational documents or form any subsidiary of CRIS other than SPAC Sub;

•        form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their respective equity interests, other than redemptions from the Trust Account that are required pursuant to CRIS’s Current Charter and bylaws;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of CRIS’s common stock, warrants or other equity interests except for payments from the Trust Account pursuant to the exercise of redemption rights by CRIS’s public stockholders and conversions of the Class B common stock that are required pursuant to CRIS’s Current Charter and bylaws;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of CRIS or SPAC Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of CRIS or SPAC Sub, except in connection with conversion of the Class B common stock pursuant to CRIS’s Current Charter and bylaws and in connection with a loan from the Sponsor or an affiliate thereof or certain of CRIS’s officers and directors to the extent determined by CRIS in good faith to be necessary to finance CRIS’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement (in each case solely to the extent such costs are incurred as permitted by the Business Combination Agreement); provided, that CRIS will provide the Company prompt notice of any such loans;

•        (i) acquire any corporation, partnership, other business organization, enter into any strategic joint ventures, partnerships or alliances with any other person or enter into any other extraordinary corporate transaction or (ii) otherwise acquire any assets of, or equity interests in, a corporation, partnership or other business organization;

•        incur any indebtedness or guarantee any indebtedness or obligations of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CRIS or its subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the case of a loan from the Sponsor or an affiliate thereof or certain of CRIS’s officers and directors to finance CRIS’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement or other expenses unrelated to the transactions contemplated by the Business Combination Agreement (in each case solely to the extent such costs or expenses are incurred as permitted by the Business Combination Agreement); provided, that CRIS will provide the Company prompt notice of any such loans;

•        enter into (A) any transactions, contracts, side letters, arrangements or understandings between CRIS or SPAC Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of CRIS, Sponsor or SPAC Sub, on the other hand a :(“SPAC Interested Party Transaction”) (or any contractual or other arrangement, that if existing on the date of the Business Combination Agreement, would have constituted a SPAC Interested Party Transaction) or (B) any contract or other agreement that (x) requires payment following the date of the Business Combination Agreement by CRIS or any of its affiliates of more than $150,000 for all such contracts in the aggregate or (y) imposes any limitations or restrictions on the business activities of CRIS or any of its affiliates (including any such limitations or restrictions occurring on or after Closing);

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by CRIS’s independent accountants;

•        except with respect to certain exceptions contemplated in the Business Combination Agreement, (a) amend any material tax return, (b) change any material method of tax accounting, (c) make, change or rescind any material election relating to taxes, (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating taxes, (e) surrender any right to claim a tax refund, or (f) enter into any tax sharing, allocation, indemnity or similar agreement (except for any agreement the principal purpose of which is not related to taxes);

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of CRIS or SPAC Sub;

•        amend, modify, terminate or breach any agreement related to the Trust Account;

•        cancel, modify or waive any debts or claims held by CRIS or waive any rights held by CRIS;

•        waive, release, assign, settle or compromise any material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any governmental authority (other than matters relating to taxes), other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;

•        incur (a) any costs or expenses except reasonable costs and expenses of a nature and in such amounts as (i) required for the performance and satisfaction of CRIS’s obligations under the Business Combination Agreement and the other transaction documents contemplated thereby and certain contracts contemplated in the schedules to the Business Combination Agreement, the satisfaction of the conditions to Closing, and the consummation of the PIPE and the transactions contemplated by the Business Combination Agreement, and (ii) necessary to comply with the rules and regulations of the SEC, and (b) such other reasonable out of pocket costs and expenses (not to exceed $250,000) incurred in the ordinary course of business and determined in good faith by CRIS’s management to be necessary or appropriate in connection with the administration of CRIS consistent with prudent industry standards;

•        make, or commit to make, any capital expenditures;

•        hire or retain any employee or consultant or adopt or enter into any employee benefit plan; and

•        enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Proxy Statement

Subject to the delivery of the Company audited financial statements for the years ended December 31, 2018 and 2019, as promptly as practicable after the execution of the Business Combination Agreement, CRIS agreed to prepare and file with the SEC this proxy statement to be sent to the stockholders of CRIS relating to the special meeting to consider the condition precedent proposals.

CRIS Stockholders’ Meetings

CRIS agreed to call and hold the special meeting as promptly as practicable following the clearance of this proxy statement by the SEC. CRIS agreed, through CRIS’s board of directors, to recommend to its stockholders that they approve the proposals and to include the recommendation of the CRIS’s board of directors in this proxy statement.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement in accordance with the article titled “Termination, Amendment and Waiver” in the Business Combination Agreement, the parties agreed that they will not, and will cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or equity interests or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to the Business Combination Agreement and their respective representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of the Business Combination Agreement and related documents and the consummation of the transactions contemplated thereby will not be deemed a violation of this provision. Each party agreed that it will, and will cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agreed that it will promptly request each person (other than the parties to the Business Combination Agreement) that has prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date of the Business Combination Agreement (to the extent so permitted under, and in accordance with the terms of such confidentiality agreement). If a party or any of its subsidiaries or any of its or their respective representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party has agreed that it will promptly (and in no event later than 24 hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the business combination that prohibits such party from considering such inquiry or proposal, but only, in the case of CRIS, to the extent not inconsistent with the fiduciary duties of CRIS’s board of directors.

Stock Exchange Listing

CRIS has agreed that it will use its commercially reasonable efforts to cause the shares of Class A common stock to be issuable in connection with the business combination (including all shares of Class A common stock issuable upon the conversion of the shares of Class B common stock issued in the business combination, as set forth in the OpCo A&R LLC Agreement and the Proposed Charter) to be approved for listing on the NYSE or Nasdaq, as mutually agreed by the parties (which, if Nasdaq, will include CRIS using its commercially reasonable efforts to delist the units, Class A common stock and warrants from the NYSE and instead prepare and submit to Nasdaq a listing application covering such securities). Until the Closing, CRIS has agreed that it will use its commercially reasonable efforts to keep the Class A common stock and warrants listed for trading on the NYSE or Nasdaq, as applicable.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•        the Company and CRIS providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•        certain employee benefit matters, including the establishment of an equity incentive award plan to be effective after the Closing and the amendment and restatement of employment agreements with certain of the Company’s executive officers;

•        director and officer indemnification;

•        prompt notification of certain matters;

•        the EVgo Parties, CRIS and SPAC Sub using commercially reasonable efforts to consummate the business combination;

•        CRIS using commercially reasonable efforts to consummate the PIPE, and Holdings cooperating with CRIS in such efforts;

•        public announcements relating to the business combination;

•        cooperation regarding any filings required under the HSR Act;

•        CRIS making disbursements from the Trust Account;

•        the intended tax treatment of certain aspects of the business combination;

•        CRIS taking all necessary action so that immediately after the Closing CRIS’s board of directors will be comprised of the individuals set forth in the director election proposal;

•        CRIS using commercially reasonable efforts to obtain replacement credit support for all outstanding letters of credit, guarantees, surety bonds, equity commitment letters, cash collateral, third party indemnification or payment agreements and other credit support of the Company set forth in the schedules to the Business Combination Agreement; and

•        the Company using commercially reasonable efforts to deliver audited financial statements for the years ended December 31, 2018 and 2019.

Conditions to Closing of the Business Combination Agreement

Mutual Conditions

The obligations of CRIS, SPAC Sub and the EVgo Parties to consummate the business combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of each of the following mutual conditions:

•        the condition precedent proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of CRIS in accordance with this proxy statement, DGCL, CRIS’s Current Charter and bylaws and the rules and regulations of the NYSE;

•        no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the business combination illegal or otherwise prohibiting consummation of the business combination;

•        all filings, notifications, or other submissions required under the HSR Act, shall have been made and any applicable waiting period (and any extension thereof) applicable to the consummation of the business combination under the HSR Act shall have expired or been terminated;

•        the shares of Class A common stock to be issued in connection with the business combination (including all shares of Class A common stock issuable upon exercise of the OpCo Unit Redemption Right) shall be listed on the NYSE, or Nasdaq, as mutually agreed by the parties; and

•        CRIS shall have at least $5,000,001 of net tangible assets after giving effect to the PIPE and following the exercise of redemption rights by CRIS’s public stockholders in accordance with CRIS’s Current Charter and bylaws.

CRIS’s and SPAC Sub’s Conditions

The obligations of CRIS and SPAC Sub to consummate the business combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•        the representations and warranties of the Company contained in the sections titled (a) “Organization and Qualification; Subsidiaries,” (b) “Authority Relative to this Agreement” and (c) “Brokers” in the Business Combination Agreement shall each have been true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such earlier specified date. Certain of the representations and warranties of the Company contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall have been true and correct in all respects as of the date of the Business Combination Agreement. The representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall have been true and correct in all respects except for de minimis inaccuracies as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of such date (except to the extent any changes that reflect actions permitted in accordance with the section titled “Conduct of Business by the Company” in the Business Combination Agreement and except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such specified date) or except where the failure of such representations and warranties to have been or be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional liability to the Company, OpCo, CRIS, SPAC Sub or any of their respective affiliates. The other representations and warranties of the Company contained in the Business Combination Agreement shall have been true and correct in all respects (without giving effect to any “materiality,” “EVgo Material Adverse Effect” (as defined below), or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such earlier date), except where the failures of any such representations and warranties to have been or be so true and correct would not reasonably be expected to have an EVgo Material Adverse Effect;

•        each EVgo Party shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by such EVgo Party on or prior to the Closing;

•        the Company shall have delivered to CRIS a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•        no EVgo Material Adverse Effect shall have occurred and be continuing between the date of the Business Combination Agreement and the Closing Date; and

•        Holdings shall have delivered to CRIS or OpCo, as applicable, certain specified documents.

Some of the conditions to CRIS’s obligations are qualified by the concept of a “EVgo Material Adverse Effect.” Under the terms of the Business Combination Agreement, an “EVgo Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (i) is materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities, or operations of the Company and the Company’s subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by any EVgo Party of its obligations under the Business Combination Agreement or the consummation of the business combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an EVgo Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company’s subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) and other force majeure events (including any escalation or general worsening thereof), including any COVID-19 measures; (e) any actions taken or not taken by the Company or the Company’s subsidiaries, as contemplated or as required by the Business Combination Agreement or any ancillary agreement to the Business Combination Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the business combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that clause (f) will not apply to any representations or warranties of the Company in the section titled “No Conflict; Required Filings and Consents” of Article III the Business Combination Agreement); (g) any failure or potential failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that clause (g) will not prevent a determination that any effect underlying such failure has resulted in an EVgo Material Adverse Effect; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which CRIS has requested or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company’s subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company’s subsidiaries operate (excluding any such disproportionate Effect arising from, resulting from or related to COVID-19 or COVID-19 measures).

EVgo Parties’ Conditions

The obligations of Holdings and the Company to consummate the business combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•        the representations and warranties of CRIS and SPAC Sub contained in the sections titled (a) “Corporate Organization,” (b) “Authority Relative to this Agreement” and (c) “Brokers” in the Business Combination Agreement shall each have been true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such earlier specified date. Certain of the representations and warranties of CRIS and SPAC Sub contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall have been true and correct in all respects as of the date of the Business Combination Agreement. The representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall have been true and correct in all respects except for de minimis inaccuracies as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of such date (except to the extent any changes that reflect actions permitted in accordance with the section titled “Conduct of Business by CRIS and SPAC Sub” in the Business Combination Agreement and except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such specified date), except where the failure of such representations and warranties to have been or be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional liability to the Company, OpCo, CRIS, SPAC Sub or any of their respective affiliates. The other representations and warranties of CRIS and SPAC Sub contained in the Business Combination Agreement shall have been true and correct in all respects (without giving effect to any “materiality,” “CRIS Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly was or is made as of an earlier date, in which case such representation and warranty shall have been and be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not reasonably be expected to have a CRIS Material Adverse Effect;

•        CRIS and SPAC Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing;

•        CRIS shall have delivered to the Company a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•        the amount of funds held in the Trust Account (net of any cash proceeds required to satisfy an exercise of redemption rights by CRIS’s public stockholders in accordance with CRIS’s Current Charter and bylaws and the payment of any deferred underwriting fees held in the Trust Account in connection with the IPO payable to the underwriters upon consummation of a business combination) shall not be less than $115,000,000;

•        no CRIS Material Adverse Effect shall have occurred and be continuing between the date of the Business Combination Agreement and the Closing Date;

•        CRIS shall have made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to CRIS immediately prior to the Closing, and all such funds released from the Trust Account shall be available for immediate use to CRIS in respect of all or a portion of certain payment obligations set forth in the Business Combination Agreement and the payment of CRIS’ fees and expenses incurred in connection with the Business Combination Agreement and the business combination;

•        CRIS shall have provided evidence that (i) all letters of credit, guarantees, surety bonds, equity commitment letters, cash collateral, third party indemnification or payment agreements and other credit support to take effect on the Closing Date as is required to replace outstanding credit support of the EVgo Parties and their affiliates pursuant to and in accordance with the Business Combination Agreement has been put in place and will become effective as of the Closing and (ii) all existing credit support shall have been released at the Closing, in each case to the Company’s reasonable satisfaction;

•        CRIS shall have delivered to Holdings certain specified documents; and

•        SPAC Sub shall have delivered to OpCo certain specified documents.

Some of the conditions to the EVgo Parties’ obligations are qualified by the concept of a “CRIS Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “CRIS Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities or operations of CRIS, or (ii) would prevent, materially delay or materially impede the performance by CRIS or SPAC Sub of their respective obligations under the Business Combination Agreement or the consummation of the business combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a CRIS Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or GAAP; (b) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (c) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) and other force majeure events (including any escalation or general worsening thereof), including any COVID-19 measures; (d) any actions taken or not taken by CRIS, as contemplated or as required by the Business Combination Agreement or any ancillary agreement to the Business Combination Agreement; (e) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the business combination (provided that clause (e) will not apply to any representation or warranties of CRIS contained in the section titled “No Conflict; Required Filings and Consents” of Article IV of the Business Combination Agreement); or (f) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented in writing, except in the cases of clauses (a) through (e), to the extent that CRIS is materially disproportionately affected thereby as compared with other participants in the industries in which CRIS operates (excluding any such disproportionate Effect arising from, resulting from or related to COVID-19 or COVID-19 measures).

Termination

The Business Combination Agreement may be terminated and the business combination may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the business combination by the equityholders of the Company or the stockholders of CRIS, as follows:

•        by mutual written consent of CRIS and the Company;

•        by CRIS or the Company, if (i) the Closing has occurred prior to the date that is 180 days after the date of the Business Combination Agreement (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the business combination on or prior to the Outside Date; (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the business combination illegal or otherwise preventing or prohibiting consummation of the business combination; or (iii) any of the condition precedent proposals fail to receive the requisite vote for approval at the special meeting; provided, however, that the Business Combination Agreement may not be terminated pursuant to clause (iii) by or on behalf of CRIS if, directly or indirectly, through its affiliates, CRIS is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of the conditions set forth under the section titled “Conditions to the Obligations of Each Party — SPAC Stockholders’ Approval” of the Business Combination Agreement;

•        by CRIS if there is an occurrence of a material breach of any representation, warranty, covenant or agreement on the part of the EVgo Parties set forth in the Business Combination Agreement, or if any representation or warranty of the Company has become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied at the Closing (“Terminating EVgo Breach”); provided that CRIS has not waived such Terminating EVgo Breach and CRIS and SPAC Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating EVgo Breach is curable by such EVgo Party, CRIS may not terminate the Business Combination Agreement under the provision summarized in this bullet point for so long as the applicable EVgo Party continues to exercise its commercially reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by CRIS to the EVgo Parties and the Outside Date; or

•        by Holdings upon a material breach of any representation, warranty, covenant or agreement on the part of CRIS and SPAC Sub set forth in the Business Combination Agreement, or if any representation or warranty of CRIS and SPAC Sub has become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied at the Closing (“Terminating SPAC Breach”); provided that Holdings has not waived such Terminating SPAC Breach and the EVgo Parties are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating SPAC Breach is curable by CRIS and SPAC Sub, Holdings may not terminate the Business Combination Agreement under the provision summarized in this bullet point for so long as CRIS and SPAC Sub continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by CRIS to the EVgo Parties and the Outside Date.

Effect of Termination

If the Business Combination Agreement is terminated pursuant to one of the events described above, the Business Combination Agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the applicable provisions of the Business Combination Agreement or in the case of any willful and material breach of the Business Combination Agreement by a party thereto.

Equity Ownership Upon Closing

As of the date of this proxy statement, there are 28,750,000 shares of common stock outstanding, comprised of 23,000,000 shares of Class A common stock and 5,750,000 shares of Class B common stock, owned by the initial stockholders. On the effective date of the business combination, each currently issued and outstanding share of Class B common stock will convert into one share of Class A common stock in accordance with the terms of CRIS’s Current Charter. CRIS will also issue 195,800,000 shares of Class B common stock, consistent with the Current Charter, to SPAC Sub, assuming no public shares are redeemed.

We anticipate that, upon completion of the business combination, the voting interests in the Company will be as set forth in the table below.*

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemption Condition(1)
CRIS’s Public Stockholders	8.7%	4.8%
Initial Stockholders	2.2%	2.3%
PIPE Investors	15.1%	15.8%
Holdings (LS Power)(2)	74.0%	77.1%

____________

(1)      Assumes that holders of 10,695,000 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the minimum cash condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)      LS Power owns all of the outstanding voting interests in Holdings and as a result, will control the vote with respect to all matters presented to stockholders following the business combination. See “Summary of the Proxy Statement — Organizational Structure.”

*        Upon completion of the business combination, CRIS’s public stockholders, the initial stockholders and the PIPE Investors will hold shares of Class A common stock and Holdings will hold OpCo Units and shares of Class B common stock.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses tables on pages 18 to 19 and 132 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing on October 2, 2021) or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, a copy of which is attached to this proxy statement as Annex C, but does include the founder shares, which, on the effective date of the business combination, will convert into 5,750,000 shares of Class A common stock in accordance with the terms of CRIS’s Current Charter. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 18,100,000 warrants to acquire our shares of Class A common stock, which are comprised of 6,600,000 private placement warrants held by the Sponsor and 11,500,000 public warrants. Each of our outstanding warrants is exercisable commencing on October 2, 2021 for one share of Class A common stock and, following the consummation of the business combination, will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement, if we assume that each outstanding warrant is exercised and one share of Class A common stock is issued as a result of such exercise, with payment to CRIS of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 18,100,000 shares, with approximately $208,150,000 paid to CRIS to exercise the warrants.

Subject to certain limited exceptions, the founder shares will not be offered, assigned or sold until the earlier to occur of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Second Amended and Restated Certificate of Incorporation

Pursuant to the terms of the Business Combination Agreement, at the Closing, CRIS will amend and restate CRIS’s Current Charter to, among other things, (i) authorize an additional 1,499,000,000 shares of authorized capital stock, which would consist of (a) increasing the number of shares of Class A common stock from 100,000,000 shares to 1,200,000,000 shares, (b) increasing the number of shares of Class B common stock from 10,000,000 shares to 400,000,000 shares and (c) increasing the number of shares of preferred stock from 1,000,000 to 10,000,000 shares, (ii) amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement our “Up-C” structure, (iii) provide for the waiver of the corporate opportunity doctrine with respect to LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors, (iv) to provide that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Nomination Agreement, (v) provide that the board of directors of CRIS be divided into three classes with only one class of directors being elected each year and each class serving three-year terms, (vi) permit stockholders to act by written consent in lieu of a meeting until the time that LS Power beneficially owns less than 30% of the voting power of the then-outstanding common stock, (vii) change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the Proposed Charter or the bylaws or remove a director from the board of directors following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock and (viii) approve all other changes relating to the Proposed Charter as part of the business combination, including (a) changing the post-business combination company’s corporate name from “Climate Change Crisis Real Impact I Acquisition Corporation” to “EVgo Inc.” and making CRIS’s corporate existence perpetual and (b) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.

The form of the Proposed Charter is attached to this proxy statement as Annex B. For more information about the Proposed Charter, see the section entitled “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal No. 3 — The Advisory Charter Proposals.”

Nomination Agreement

On the Closing Date, CRIS, Holdings and each of the Principal Stockholders will enter into Nomination Agreement. The Nomination Agreement will provide that upon closing of the Business Combination, the board of directors of CRIS will consist of nine directors, divided into three classes serving staggered three-year terms.

The Nomination Agreement will provide that: (i) for so long as the Principal Stockholders beneficially own a number of shares of common stock representing at least 50% of the number of shares of common stock of CRIS held by the Principal Stockholders on the Closing Date (the “Initial Share Ownership”), the Principal Stockholders will have the right to nominate five directors to the board of directors of CRIS; (ii) for so long as the Principal Stockholders beneficially own a number of shares of common stock representing less than 50% of the Initial Share Ownership but at least 40% of the outstanding shares of common stock at any time, the Principal Stockholders will have the right to nominate four directors to the board of directors of CRIS; (iii) for so long as the Principal Stockholders beneficially own a number of shares of common stock representing less than 40% of the Initial Share Ownership but at least 30% of the outstanding shares of common stock at any time, the Principal Stockholders will have the right to nominate three directors to the board of directors of CRIS; for so long as the Principal Stockholders beneficially own a number of shares of common stock representing less than 30% of the Initial Share Ownership but at least 15% of the outstanding shares of common stock at any time, the Principal Stockholders will have the right to nominate two directors to the board of directors of CRIS; and (iv) for so long as the Principal Stockholders beneficially own a number of shares of common stock representing less than 15% of the Initial Share Ownership but at least 2.5% of the outstanding shares of common stock at any time, the Principal Stockholders will have the right to nominate one director to the board of directors of CRIS. At any time any of the foregoing provisions described in this paragraph are in effect, the Principal Stockholders may require that the chairperson of the board of directors be one of the Principal Stockholders’ nominees. Initially, LS Power has nominated David Nanus, Joseph Esteves, Darpan Kapadia, John King and Kate Brandt to serve on our board of directors.

The Nomination Agreement will also provide that each Principal Stockholder will not transfer any shares of Class A common stock issuable upon exchange of any OpCo Units held by such Principal Stockholder (the “Lock-Up Shares”) until the earlier of (i) 180 days after the Closing, and (ii) subsequent to the Closing, the date the volume weighted average price per share of the Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period or the date following the Closing on which CRIS completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with a third party that results in all of CRIS’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

The form of Nomination Agreement is included as Exhibit I to the Business Combination Agreement which is attached to this proxy statement as Annex A.

Registration Rights Agreement

At the Closing, CRIS, the Sponsor and the other initial stockholders will terminate the existing registration rights agreement and will enter into the Registration Rights Agreement with Holdings (together with the Sponsor, the other initial stockholders and any person or entity who becomes a party to the Registration Rights Agreement, the “Holders”) that will grant certain resale registration rights with respect to (a)  the private placement warrants (including any shares of Class A common stock issued or issuable upon the exercise of any private placement warrants), (b) shares of common stock issued or issuable upon conversion of any founder shares, (c) any outstanding shares of Class A common stock held by a Holder as of the date of the Registration Rights Agreement, (d) any shares of Class A common stock issued or issuable upon exchange of OpCo Units and shares of Class B common stock held by a Holder as of the date of the Registration Rights Agreement, and (e) any other equity security of CRIS issued or issuable with respect to any such shares of common stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (collectively, the “Registrable Securities”), subject to the terms and conditions set forth in the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, CRIS will agree to file with the SEC within 15 business days after the Closing a registration statement registering the resale of all Registrable Securities permitted to be registered for resale from time to time pursuant to the applicable rules and regulations under the Securities Act. CRIS will use its reasonable best efforts to cause the registration statement to be become effective and remain effective, in accordance with the Registration Rights Agreement. Additionally, CRIS will agree that, as soon as reasonably practicable after CRIS is eligible to register the Holders’ securities on a registration statement on Form S-3, CRIS will file a new registration statement with the SEC (at CRIS’s sole cost and expense) and CRIS will use its reasonable best efforts to cause such new registration statement become effective and remain effective, in accordance with the Registration Rights Agreement. The Registration Rights Agreement also provides the Holders with certain customary demand and piggyback registration rights.

The form of the Registration Rights Agreement is included as Exhibit A to the Business Combination Agreement which is attached to this proxy statement as Annex A.

Amended and Restated Limited Liability Company Agreement of OpCo

Following the Closing, CRIS will operate its business through SPAC Sub and its subsidiaries, including OpCo. At the Closing, SPAC Sub and Holdings will enter into the OpCo A&R LLC Agreement. The operations of OpCo, and the rights and obligations of the holders of OpCo Units, will be set forth in the OpCo A&R LLC Agreement.

OpCo Unit Redemption Rights

Subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, pursuant to the OpCo A&R LLC Agreement, each holder of OpCo Units (other than the CRIS Group) will, subject to certain limitations, have the right to cause OpCo to acquire all or a portion of its OpCo Units together with a corresponding number of shares of Class B common stock for, at OpCo’s election, (i) a corresponding number of shares of Class A common stock or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. Alternatively, upon the request for a redemption by a holder of OpCo Units, the CRIS Group (instead of OpCo) will have the right to acquire each tendered OpCo Unit and corresponding share of Class B common stock directly from the redeeming holder of OpCo Units for, at its election, (i) one share of Class A common stock, subject to such conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. In addition, subject to certain exceptions, the CRIS Group has the right to effect the redemption of all of the OpCo Units held by (i) upon the acquisition by the CRIS Group of more than 90% of the OpCo Units, all other members of OpCo holding less than five percent of the then outstanding OpCo Units or (ii) upon a change of control of CRIS, each member of OpCo (other than the CRIS Group). In connection with any redemption of OpCo Units, the corresponding number of shares of Class B common stock will be cancelled.

Distributions and Allocations

Under the OpCo A&R LLC Agreement, SPAC Sub will have the right to determine when distributions will be made to the holders of OpCo Units and the amount of any such distributions, except OpCo will be required to make certain tax-related distributions and to make distributions in the event of dissolution. If SPAC Sub authorizes a distribution, such distribution will be made to the holders of OpCo Units generally on a pro rata basis in accordance with their respective percentage ownership of OpCo Units.

The holders of OpCo Units, including SPAC Sub, will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of OpCo. Net income and losses of OpCo generally will be allocated to the holders of OpCo Units on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent OpCo has available cash and subject to the terms of any current or future debt instruments, the OpCo A&R LLC Agreement will require OpCo to make pro rata cash distributions to holders of OpCo Units, including SPAC Sub, in an amount sufficient to allow the CRIS Group to pay its taxes and to make payments under the Tax Receivable Agreement. In addition, the OpCo A&R LLC Agreement will require OpCo to make non-pro rata payments to SPAC Sub to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the OpCo A&R LLC Agreement.

Issuance of Equity

The OpCo A&R LLC Agreement will provide that, subject to certain exceptions, at any time CRIS issues a share of Class A common stock or any other equity security following the final delivery of shares of Class A common stock by CRIS in the business combination, the net proceeds received by CRIS with respect to such issuance, if any, will be concurrently contributed to SPAC Sub, which, in turn, will contribute such proceeds to OpCo, and OpCo will issue to SPAC Sub an equal number of OpCo Units or other economically equivalent equity interests. Conversely, if any shares of Class A common stock are redeemed, repurchased or otherwise acquired, OpCo will redeem, repurchase or otherwise acquire an equal number of OpCo Units held by SPAC Sub, upon the same terms and for the same price, as the shares of Class A common stock are redeemed, repurchased or otherwise acquired.

Dissolution

OpCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, OpCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of OpCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion to the number of OpCo Units owned by each of them.

The form of the OpCo A&R LLC Agreement is included as Exhibit D to the Business Combination Agreement which is attached to this proxy statement as Annex A.

Tax Receivable Agreement

Holders of OpCo Units (other than SPAC Sub) may cause each OpCo Unit together with a corresponding share of Class B common stock to be redeemed for, at OpCo’s election, one share of Class A common stock or an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. OpCo intends to make for itself (and for each of its direct or indirect subsidiaries it controls that is treated as a partnership for U.S. federal income tax purposes) an election under Section 754 of the Code that will be effective for the taxable year of the business combination and each taxable year in which a redemption of OpCo Units pursuant to the OpCo Unit Redemption Right or the Call Right occurs. Pursuant to the Section 754 election, the acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units by the CRIS Group pursuant to the OpCo Unit Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo. These adjustments will be allocated to the CRIS Group. Further, certain transactions in connection with the business combination may result in adjustments to the tax basis of the tangible and intangible assets of OpCo that may be allocated, in part, to the CRIS Group. Such adjustments to the tax basis of the tangible and intangible assets of OpCo would not have been available to the CRIS Group absent its acquisition or deemed acquisition of OpCo Units pursuant to the business combination or the exercise of the OpCo Unit Redemption Right or the Call Right. The anticipated basis adjustments are expected to increase (for U.S. federal income tax purposes) the CRIS Group’s depreciation and amortization deductions and may also decrease the CRIS Group’s gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that the CRIS Group would otherwise be required to pay in the future.

The CRIS Group will enter into the Tax Receivable Agreement with Holdings and an agent to be named by LS Power at the closing of the business combination. The Tax Receivable Agreement generally will provide for the payment by the CRIS Group to Holdings (or its permitted assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using the estimated impact of state and local taxes) that the CRIS Group actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) increases in tax basis that occur as a result of (A) the business combination and (B) the CRIS Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such holder’s OpCo Units pursuant to an exercise of the OpCo Unit Redemption Right or the Call Right (including any increases in tax basis relating to prior transfers of OpCo Units that will be available to the CRIS Group as a result of a subsequent acquisition of OpCo Units), and (ii) imputed interest deemed to be paid by the CRIS Group as a result of, and additional tax basis arising from, any payments the CRIS Group makes under the Tax Receivable Agreement.

Under the Tax Receivable Agreement, the CRIS Group will retain the benefit of the remaining 15% of these net cash savings. In addition, certain of the rights of the holders of OpCo Units (including the right to receive payments) under the Tax Receivable Agreement will be transferable in connection with transfers permitted under the OpCo A&R LLC Agreement of the corresponding OpCo Units or after the corresponding OpCo Units have been acquired pursuant to transactions undertaken in connection with the business combination, the OpCo Unit Redemption Right or Call Right.

The payment obligations under the Tax Receivable Agreement are the CRIS Group’s obligations and not obligations of OpCo, and we expect that the payments the CRIS Group will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of the CRIS Group’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of the CRIS Group’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of Class A common stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of tax basis in the OpCo Units of the redeeming holder at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income the CRIS Group generates in the future, the timing and amount of any earlier payments that the CRIS Group may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable, and the portion of the CRIS Group’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing the CRIS Group’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. Thus, the amount and timing of any payments under the Tax Receivable Agreement are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of the CRIS Group’s realization of tax benefits.

We expect that if there were a redemption of all of the outstanding OpCo Units (other than those held by SPAC Sub) immediately after the business combination, the estimated tax benefits to the CRIS Group subject to the Tax Receivable Agreement would be approximately $657 million, based on certain assumptions, including but not limited to a $10.00 per share trading price of Class A common stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal income tax law, and that the CRIS Group will have sufficient taxable income on a current basis to utilize such estimated tax benefits. If the Tax Receivable Agreement were terminated immediately after the business combination and based on the same assumptions used to estimate the tax benefit, the estimated early termination payment would be approximately $490 million (calculated using a discount rate equal to one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points, applied against an undiscounted liability of approximately $558 million, representing an amount equal to 85% of the approximately $657 million of estimated tax benefits to the CRIS Group that are subject to the Tax Receivable Agreement). The foregoing numbers are merely estimates and the actual tax benefits and early termination payments could differ materially.

A delay in the timing of redemptions of OpCo Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of OpCo’s taxable income to the redeeming holder of OpCo Units prior to the redemption. Stock price increases or decreases at the time of each redemption of OpCo Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price. The amounts payable under the Tax Receivable Agreement are dependent upon the CRIS Group having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If the CRIS Group’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of the CRIS Group’s future income tax liabilities.

The foregoing amounts are merely estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies, acceleration upon a change of control or early termination, or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits the CRIS Group realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to SPAC Sub by OpCo are not sufficient to permit the CRIS Group to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. See “— In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, the CRIS Group realizes in respect of the tax attributes subject to the Tax Receivable Agreement.” The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having an ownership interest in either OpCo or the CRIS Group.

In addition, although the CRIS Group is not aware of any issue that would cause the IRS or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreement, the applicable holders of OpCo Units will not reimburse the CRIS Group for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against future payments otherwise required to be made, if any, to such holder after the CRIS Group’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, the CRIS Group could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect the CRIS Group’s liquidity.

The term of the Tax Receivable Agreement will commence upon the completion of the business combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired and all required payments are made, unless the Tax Receivable Agreement is terminated early (including upon a change of control). Payments will generally be made under the Tax Receivable Agreement as the CRIS Group realizes actual cash tax savings in periods after consummation of the business combination from the tax benefits covered by the Tax Receivable Agreement. However, if the CRIS Group experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement terminates early (at the CRIS Group’s election or as a result of the CRIS Group’s breach), the CRIS Group would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points) and such early termination payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that the CRIS Group has sufficient taxable income on a current basis to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any OpCo Units (other than those held by SPAC Sub) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.

The Tax Receivable Agreement provides that in the event that the CRIS Group breaches any of its material obligations thereunder, whether (i) as a result of its failure to make any payment when due (including in cases where the CRIS Group elects to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or the CRIS Group has available cash but fails to make payments when due under circumstances where CRIS Group does not have the right to elect to defer the payment, as described below), (ii) as a result of the CRIS Group’s failure to honor any other material obligation thereunder, or (iii) by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, then the applicable holders of OpCo Units may elect to treat such breach as an early termination, which would cause all of the CRIS Group’s payment and other obligations under the Tax Receivable Agreement to accelerate and become due and payable applying the same assumptions described above.

As a result of either an early termination or a change of control, the CRIS Group could be required to make payments under the Tax Receivable Agreement that exceed its actual cash tax savings under the Tax Receivable Agreement. In these situations, the CRIS Group’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of Class A common stock or reducing the consideration paid in any such transaction to holders of Class A common stock. There can be no assurance that the CRIS Group will be able to meet its obligations under the Tax Receivable Agreement.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the applicable holders of OpCo Units under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of OpCo Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of OpCo Units may increase the tax liability of applicable holders of OpCo Units without giving rise to any rights to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of the applicable holders of OpCo Units and other stockholders.

Payments generally are due under the Tax Receivable Agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of the CRIS Group’s U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points. Except in cases where the CRIS Group elects to terminate the Tax Receivable Agreement early or it is otherwise terminated as described above, generally the CRIS Group may elect to defer payments due under the Tax Receivable Agreement if the CRIS Group does not have available cash to satisfy its payment obligations under the Tax Receivable Agreement or if the CRIS Group’s contractual obligations limit its ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest from the due date for such payment until the payment date at a rate of one-year LIBOR (or an agreed successor rate, if applicable) plus 550 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points if the CRIS Group is unable to make such payment as a result of limitations imposed by existing credit agreements. The CRIS Group has no present intention to defer payments under the Tax Receivable Agreement.

The Tax Receivable Agreement generally may be amended if approved in writing by the CRIS Group, the majority of holders of rights under the Tax Receivable Agreement and, for so long as LS Power holds an interest in the Tax Receivable Agreement, LS Power. To the extent an amendment would disproportionately affect payments made to certain holders of rights under the Tax Receivable Agreement, such amendment would require the written consent of such holders. Because each of CRIS and SPAC Sub is a holding company with no operations of its own, the CRIS Group’s ability to make payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to SPAC Sub in an amount sufficient to cover the CRIS Group’s obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by OpCo or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that the CRIS Group is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

The form of the Tax Receivable Agreement is included as Exhibit F to the Business Combination Agreement, which is attached to this proxy statement as Annex A.

Sponsor Agreement

Concurrently with the entry into the Business Combination Agreement, CRIS, the Sponsor, the other initial stockholders and the Co-Investors entered into the Sponsor Agreement with the Company, pursuant to which the Sponsor, the other initial stockholders and the Co-Investors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination.

In addition, the Sponsor Agreement contains provisions that (a) subject 4,312,500 founder shares to a lock-up following the closing of the business combination until the earlier of (i) 12 months following the closing of the business combination, (ii) the date on which the volume weighted average price per share of the Class A common stock equals or exceeds $12.00 per share for 20 out of 30 consecutive trading days commencing at least 150 days following the closing of the business combination or (iii) certain change of control transactions, and (b) subject 1,437,500 founder shares held by the initial stockholders to potential forfeiture as follows (i) 718,750 shares will be forfeited if shares of Class A common stock does not trade at a volume weighted average price per share equal to or greater than $12.50 for 20 out of 30 consecutive trading days within the five years following closing of the business combination and (ii) 718,750 shares will be forfeited if shares of Class A common stock does not trade at a volume weighted average price per share equal to or greater than $15.00 for 20 out of 30 consecutive trading days within the five years following closing of the business combination. Any founder shares still subject to possible forfeiture will continue to be subject to the trading restrictions applicable to founder shares in the letter agreement signed by CRIS in connection with its IPO.

The Sponsor Agreement is included as Exhibit E to the Business Combination Agreement which is attached to this proxy statement as Annex A.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on January 21, 2021, CRIS entered into separate Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, and CRIS agreed to sell to the PIPE Investors, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $400,000,000, in a private placement. Such securities may have a value of approximately $60,037,365, estimated based on the closing price of $10.77 per public share on the NYSE on May 13, 2021.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

Pursuant to the Subscription Agreements, CRIS agreed that, within 30 calendar days after the Closing Date, CRIS will file with the SEC (at CRIS’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and CRIS will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies CRIS that it will “review” the PIPE Resale Registration Statement) following the Filing Deadline and (ii) the 5th business day after the date CRIS is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of CRIS and EVgo. The following is a brief discussion of the background of these negotiations relating to the Business Combination Agreement and related agreements and transactions.

CRIS was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CRIS was incorporated under the laws of the State of Delaware on August 4, 2020.

On October 2, 2020, CRIS closed its IPO of 23,000,000 units, with each unit consisting of one share of Class A common stock and one-half of one warrant. Each whole warrant is exercisable for one share of Class A common stock at a purchase price of $11.50 per share, subject to adjustment as provided in CRIS’s final prospectus filed with the SEC on September 30, 2020 (File No. 333-248718). The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $230 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO, CRIS completed a private placement of 6,600,000 private placement warrants issued to the Sponsor, generating total proceeds of $6.6 million. A total of $230 million from the net proceeds from the IPO and the private placement were placed in the Trust Account. The underwriters’ over-allotment option was exercised in full.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to CRIS to pay franchise and income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of our initial business combination or the redemption of 100% of our public shares if we are unable to (i) consummate a business combination by October 2, 2022 or (ii) obtain the approval of CRIS’s stockholders to extend the deadline for CRIS to consummate an initial business combination.

Prior to the consummation of the IPO, neither CRIS, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with CRIS.

Following the date of the IPO through the signing of the Business Combination Agreement with EVgo on January 21, 2021, David W. Crane, Chief Executive Officer and Director, John A. Cavalier, Chief Financial Officer, Elizabeth Comstock, Chief Commercial Officer and Anne Frank-Shapiro, Chief Operating Officer and other representatives of CRIS were presented with 224 potential acquisition targets by a variety of investment banks, transaction advisors and principal investors sharing information about their portfolio companies. In searching for a business combination target, CRIS had extensive discussions with representatives of BofA Securities, Inc. (“BofA Securities”), as financial advisor to CRIS (the “Financial Advisor”), as well as industry and coverage specialists at other investment banks.

In addition, CRIS’ representatives searched online databases with over 1,800 climate-focused potential targets, reviewed self-generated ideas, contacted, and were contacted by, a number of individuals and entities with respect to numerous business combination opportunities, identifying 14 potential acquisition targets in addition to those described in the previous paragraph.

These 238 potential acquisitions targets spanned sectors as diverse as biofuels, renewable energy equipment manufacturing, carbon capture and storage solutions, battery storage technologies, electromobility manufacturing and services, drinking and wastewater services, advanced materials and plastics, green hydrogen manufacturing, and fugitive emissions and remediation technologies.

From this list of potential targets, CRIS’s management identified 24 companies as meriting additional review. Management of CRIS then conducted an initial due diligence screening analysis on a subset of 15 companies thereof.

Throughout the month of October, and in the first weeks of November, members of the CRIS’s management and execution teams engaged in initial due diligence, review of information and held discussions with the senior executives and/or shareholders of these 15 potential acquisition targets. This process of initial due diligence, included but was not limited to:

•        signature of nine non-disclosure agreements with potential targets;

•        review of due diligence materials in five virtual data rooms;

•        in-person meetings between CRIS’s management team, and executives or board members of four potential acquisition targets;

•        preparation of due diligence materials for review by CRIS’s board of directors;

•        participation in four banker-led sell-side auction processes; and

•        fourteen video-conference meetings comprised of management presentations, due diligence sessions with representatives of target companies and opportunity reviews in conjunction with financial advisors of potential targets.

The potential valuations discussed for these targets ranged from $800 million to over $11 billion and these target businesses operated in a variety of industries, including:

•        a manufacturer of carbon dioxide capture technology;

•        a producer of fuel-cell powered vehicles;

•        an owner and operator of distributed energy assets;

•        a retail energy provider and technology company;

•        a manufacturer of specialty equipment used to optimize solar photovoltaic generation;

•        a manufacturer and developer of innovative solar thermal technologies;

The decisions not to pursue the alternative acquisition targets were generally the result of one or more of the following: (i) a difference in valuation expectations between CRIS and the target company; (ii) CRIS’s assessment of the target company’s ability to execute, scale its business, and achieve its targeted financial projections; (iii) CRIS’s assessment of the long-term viability of a target’s business or its industry or the target’s ability to compete long-term; (iv) the amount of capital that would need to be raised in connection with the closing of a business combination to support the target’s business over the near-term and the likelihood of raising such capital at a valuation mutually agreeable to CRIS, institutional investors likely to participate in a private investment in public equity (PIPE) and the target; (v) a lack of preparedness of the target to satisfy accounting, and other requirements applicable to publicly-listed companies following a business combination and listing on a national securities exchange; (vi) a lack of conviction in the positive climate impact associated with a target company’s product or service offerings; or (vii) CRIS’s assessment of limited investor interest in the target or industry. CRIS terminated discussions with each of these potential targets prior to its decision to focus exclusively on the business combination with EVgo.

CRIS decided to pursue a business combination with EVgo because it determined that EVgo represented a compelling opportunity based upon EVgo’s technology leadership, defensible competitive position, strong and visionary management team, large addressable market within the EV charging industry and its strong runway for growth into the foreseeable future. EVgo’s acyclical business model, minimal upfront capex payments required by customers, world-class partnerships and its recent history of successfully winning key contracts with fleet companies, charging site hosts and OEMs, demonstrated EVgo’s ability to seize available opportunities. In addition, in CRIS’s view, EVgo’s OEM partnerships reflect strong market demand for EVgo’s fast charging technology. Despite EVgo’s prior net losses, CRIS considered the fact that EVgo’s operations were close to break-even presently and that EVgo had strong revenue generating capability with its approximately 1,400 DCFCs and approximately 2,900 DCFCs to be added pursuant to contracts with OEMs. Additionally, CRIS considered the fact that EVgo had no material indebtedness outstanding and that its business would be able to support the amount of indebtedness necessary to continue expand its operations. Finally, CRIS considered the fact that, in CRIS’s view, with a successful business combination and PIPE financing, EVgo would have the necessary funds to continue to expand its business through 2027, at which point EVgo would be expected to generate sufficient cash flow to meet its anticipated operating and investing obligations, and finance its future growth opportunities.

Compared to EVgo, CRIS and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

EVgo was incorporated in October 2010 as NRG EV Services, LLC, a Delaware limited liability company and wholly owned subsidiary of NRG Energy, Inc. (“NRG”), an integrated power company based in Houston, Texas. EVgo began operations in 2011 as a subsidiary of NRG. On June 17, 2016, NRG sold a majority interest in EVgo to Vision Ridge Partners. On January 16, 2020, a subsidiary of LS Power Equity Advisors IV, a private equity investment vehicle focused on power and energy infrastructure, completed its acquisition of EVgo by consummating a merger between EVgo Services, LLC and EVgo MergerCo LLC, a wholly owned subsidiary of EVgo Services, LLC formed in 2019 for the purpose of effectuating the transaction. Although Mr. Crane had been President and Chief Executive Officer of NRG when EVgo was incorporated in 2010, Mr. Crane had resigned from NRG prior to the first sale of EVgo to Vision Ridge Partners in June 2016. At the time a representative of CRIS contacted representatives of LS Power (as described below) in October 2020, Mr. Crane did not have any pecuniary interest in or business relationship with EVgo.

On October 5, 2020, Mr. Cavalier contacted representatives of LS Power, EVgo’s principal equity owner, and requested a meeting to discuss CRIS and the benefits of a business combination of CRIS and EVgo.

On October, 8, 2020, Mr. Crane, Mr. Cavalier, Ms. Comstock and members of CRIS’s transaction execution team participated in a video teleconference with members of LS Power’s management committee. During this teleconference, the CRIS management team encouraged LS Power to consider a potential business combination of EVgo and CRIS.

During the weeks of October 12, 2020 and October 19, 2020, Mr. Cavalier and members of LS Power’s management team exchanged emails and held preliminary teleconference calls to further discuss a potential business combination of CRIS and EVgo. During this time, CRIS presented EVgo with a presentation outlining its goals and objectives for a business combination.

On October 27, 2020, CRIS held a teleconference with BofA Securities to discuss engaging BofA Securities to serve as CRIS’s financial advisor for a potential business combination with EVgo.

On October 30, 2020, EVgo sent CRIS a proposed non-disclosure agreement to facilitate the review by CRIS of EVgo’s non-public information. On the same day, CRIS discussed preliminary business due diligence matters with the Financial Advisor.

On November 4, 2020, CRIS and EVgo executed the non-disclosure agreement.

On November 6, 2020, CRIS and EVgo held a video teleconference with representatives of the Financial Advisor in attendance to discuss business due diligence matters, EVgo’s product capabilities and existing relationships with key customers.

On November 11, 2020, CRIS received an initial draft of a non-binding letter of intent and term sheet from EVgo, inviting CRIS to bid on a potential business combination with EVgo. This draft did not contain a valuation figure and included placeholders for a minimum cash condition and indicated that post-combination governance was to be discussed. The initial draft also included the following terms: (i) in order to potentially achieve certain benefits for Holdings and CRIS, the business combination would be structured as an “Up-C,” and in connection therewith, CRIS and Holdings would enter into a tax receivable agreement providing for payment from CRIS to Holdings of 85% of any net cash savings actually realized (or deemed realized in certain circumstances) as a result of tax benefits arising from the business combination or redemptions of OpCo Units from Holdings (or its permitted assignees), (ii) as a condition to announcement of the transaction, CRIS would need to have executed subscription agreements for a PIPE in an amount to be agreed and (iii) shares of Class A common stock received by Holdings upon conversion of equity interests in OpCo would be subject to a six month lock-up subject to exceptions to be mutually agreed.

On November 12, 2020, the Financial Advisor, CRIS and EVgo held a videoconference to discuss the EVgo financial model.

During the week of November 16, 2020, CRIS held discussions with the Financial Advisor regarding the feasibility of executing a pre-closing PIPE to support the potential transaction.

On November 20, 2020, members of CRIS management held calls with representatives of the Financial Advisor and representatives of certain investors in the Sponsor to discuss formulating a bid for EVgo and preliminary indicative valuation parameters and financing.

Also on November 20, 2020, a member of CRIS’s management sent comments to the draft non-binding letter of intent to EVgo with a placeholder valuation of $1.8 to 2.1 billion for LS Power’s equity interest in EVgo, a proposal for a $300 million minimum cash condition, a size of $275 million for the PIPE transaction, a 30-day exclusivity period subject to an automatic extension upon notice of completion of due diligence by CRIS, a 180-day lock-up period applicable to equity received by Holdings in the business combination and a placeholder noting that governance matters as pertaining to the composition of EVgo’s board of directors remained to be discussed amongst the parties.

On November 22, 2020, advisors of EVgo contacted management of CRIS, informing them that EVgo was considering CRIS’s proposal and that CRIS should expect a revised draft of the non-binding letter of intent that day. Later that day, EVgo sent CRIS a revised draft of the non-binding letter of intent. This draft included the following terms that differed from the initial draft: (i) a valuation of $2.1 billion for LS Power’s equity interest in EVgo, (ii) a $275 million size for a PIPE transaction, (iii) a minimum cash condition equal to $115 million, (iii) a 30-day exclusivity period subject to an automatic extension upon notice of completion of due diligence by CRIS, (iv) a provision providing CRIS with the right to appoint one director to the post-combination board of directors and (v) a 180-day lock-up period applicable to equity received by Holdings in the business combination, subject to early release if the stock traded above $12.00 for 20 out of 30 trading days. This draft also introduced new terms to (i) extend the lock-up period on founder shares contained in the letter agreement signed for the IPO for up to 24 months following the closing for a third of the founder shares and (ii) subject a third of the founder shares and a pro rata portion of the private placement warrants to forfeiture in the event that shares of the post-combination company failed to meet specified price thresholds. LS Power introduced the founder shares forfeiture term in order to ensure that holders of CRIS’s founder shares would realize a portion of the pecuniary benefit of a business combination with EVgo only if EVgo’s business realized the anticipated benefits of the transaction, as measured by the price of the combined company’s stock following closing. Ultimately, as discussed below, CRIS decided to accept a modified version of this term as part of the final negotiations over the terms of the non-binding letter of intent, including the agreed on valuation for LS Power’s equity interest in EVgo being reduced to $1.958 billion.

On November 23, 2020, management of CRIS held a teleconferences with Mayer Brown LLP (“Mayer Brown”), CRIS’s legal counsel, and the Financial Advisor to discuss the terms of the most recent draft of the non-binding letter of intent. Also on that date, Mayer Brown sent comments to the latest draft of the non-binding letter of intent to Vinson & Elkins LLP (“V&E”), legal counsel to EVgo, proposing to (i) eliminate any extension of the lock-up period for the founder shares and (ii) subject ten percent of the founder shares and a pro rata portion of the private placement warrants to possible forfeiture in the event that shares of the post-combination company failed to meet specified price thresholds.

Also on November 23, 2020, LS Power and EVgo held a teleconference with V&E to discuss matters relating to governance following the business combination. Among the matters discussed was a waiver of the doctrine of corporate opportunity with respect to LS Power and non-employee directors to be included in the Proposed Charter.

On November 25, 2020, Mayer Brown held a teleconference with V&E to discuss matters relating to the “Up-C” structure and the tax receivable agreement. The parties discussed that the “Up-C” structure was selected in order to (i) allow Holdings the option to continue to hold its economic ownership in the Company in “pass-through” form for U.S. federal income tax purposes through its ownership of the OpCo Units, and (ii) potentially allow Holdings and CRIS to benefit from net cash tax savings that the CRIS Group might realize as more fully described in “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement. The parties also discussed that the terms of the Tax Receivable Agreement and the OpCo A&R LLC Agreement were generally expected to be within the normal “market” parameters for an “Up-C” structure.

On November 25, 2020, CRIS held a teleconference with Mayer Brown to discuss matters relating to the “Up-C” structure, considerations for a tax receivable agreement and other related taxation matters. On this teleconference, CRIS and Mayer Brown discussed that it would be typical for a target that is treated as a “pass-through” entity for U.S. federal income tax purposes to structure an initial public offering or a business combination with a special purpose acquisition corporation as an “Up-C” structure and the potential benefits, burdens and risks of such a structure to each of CRIS and Holdings (and its owners), including that pursuant to an election under Section 754 of the Code, the acquisition (or deemed acquisition for U.S. federal income tax purposes) by the CRIS Group of units of OpCo either as part of a business combination or pursuant to a redemption of units by OpCo would be expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo. These adjustments could be allocated, in whole or in part, to the CRIS Group. CRIS and Mayer Brown discussed that such adjustments to the tax basis of the tangible and intangible assets of OpCo may not be available to the CRIS Group under certain alternative structures. CRIS and Mayer Brown discussed the fact that the anticipated basis adjustments would be expected to increase (for U.S. federal income tax purposes) the CRIS Group’s depreciation and amortization deductions and could also decrease the CRIS Group’s gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Finally, CRIS and Mayer Brown discussed that such increased deductions and losses and reduced gains could reduce the amount of tax that the CRIS Group would otherwise be required to pay in the future. On the same teleconference, CRIS and Mayer Brown discussed the material points of a potential tax receivable agreement and that with one in place, the CRIS group would retain any remaining actual net cash savings as a result of the “Up-C” structure, if any.

On November 25, 2020, V&E sent a revised draft of the non-binding letter of intent to Mayer Brown, proposing to: (i) include a valuation of $1.958 billion for LS Power’s equity interest in EVgo, (ii) include a $275 million size for a PIPE transaction and include a minimum cash condition equal to $115 million after satisfying any redemption obligations and payment of deferred underwriting fees from the IPO, in each case, in order to ensure that EVgo would have sufficient cash to execute its business plan, (iii) provide that any upsize on the size of the PIPE would entitle Holdings to receive the cash consideration received as a result of such upsize, which would serve as a way for Holdings to sell a portion of its equity interest in EVgo, (iv) include a 30-day exclusivity period subject to an automatic extension upon notice of completion of due diligence by CRIS, (v) include a provision providing CRIS with the right to appoint one director to the post-combination board of directors, (vi) include a 180-day lock-up period applicable to equity received by Holdings in the business combination, subject to early release if the stock traded above $12.00 for 20 out of 30 trading days in order to align the incentives of public stockholders and Holdings, (vii) eliminate any extension of the lock-up period for the founder shares beyond the period agreed to as part of the IPO and (viii) subject 25% of the founder shares to possible forfeiture in the event that shares of the post-combination company failed to meet specified price thresholds in order to align the incentives of public stockholders and holders of founder shares. These terms were tentatively agreed to by CRIS, pending further internal discussions.

On November 25, 2020, CRIS and EVgo signed the non-binding letter of intent, which included an obligation of EVgo, subject to certain exclusions, to negotiate exclusively with CRIS regarding a potential transaction for a period of 30 days.

On November 27, 2020, advisors for CRIS and advisors for EVgo held a call to coordinate the preparation of documents and timeline for the business combination.

During the weeks of November 30, 2020 and December 7, 2020, representatives of CRIS and its advisors participated in a number of due diligence calls hosted by representatives of EVgo and its advisors to answer due diligence questions prepared by representatives of CRIS and its advisors. Additionally, the management teams of CRIS and EVgo held video-conference calls to discuss scheduling for continued due diligence meetings as well as a timeline for a potential combination.

During the week of December 7, 2020, representatives of CRIS and its advisors held numerous calls to discuss marketing documents, timeline and investor targeting for the PIPE. Near the end of this week, CRIS, EVgo and outside legal counsel for each company began discussing the wall-cross procedures to allow potential interested investors to consider participation in the PIPE as part of the transaction.

In early December, CRIS contracted with a leading management consulting firm to assist its diligence regarding the end markets, pricing and competitive landscape for EVgo.

On December 11, 2020, members of EVgo management gave a presentation to CRIS’s board of directors, at which time the directors asked questions about EVgo and its go-forward business plan. In the same board meeting, after the EVgo management team had left the meeting, the board of directors discussed EVgo’s valuation with members of CRIS’s management.

On December 12, 2020, V&E provided initial drafts of the Business Combination Agreement and Sponsor Agreement to Mayer Brown, the proposed terms of which Mayer Brown began to review with CRIS. Among other things, the initial draft of the disclosure schedules to the Business Combination Agreement included the Nissan 2.0 Agreement and the GM Agreement as material contracts. Such agreements remained listed as material contracts until signing of the Business Combination Agreement, as described below.

During the week of December 14, 2020, representatives of CRIS and EVgo and their advisors engaged in discussions regarding governance, investor participation in the PIPE, subscription terms and the process to exchange drafts of the Business Combination Agreement.

During the weeks of December 14, 2020 to December 21, 2020, representatives of the parties held a series of update calls to discuss various agreements related to the business combination and the PIPE financing and remaining due diligence items.

During the week of December 14, 2020, CRIS’s advisors began to confidentially contact investors. Also during this period, members of the CRIS management team held additional diligence calls with its advisors assisting with market due diligence efforts.

On December 14, 2020, members of management of CRIS and EVgo began engaging in confidential discussions with potential investors in the PIPE.

On December 18, 2020, CRIS’s board of directors convened a meeting to discuss the preliminary findings based on due diligence conducted on EVgo to date by CRIS’s management and execution teams and CRIS’s advisors. The board also discussed the negotiations taking place regarding, and the terms of, the definitive documentation for the business combination, including the Business Combination Agreement and the Subscription Agreements.

On December 21, 2020, V&E provided an initial draft of the OpCo A&R LLC Agreement to Mayer Brown, the proposed terms of which Mayer Brown began to review with CRIS. The initial draft of the OpCo A&R LLC Agreement included provisions necessary to implement the “Up-C” structure, which V&E and Mayer Brown generally agreed were within “market” parameters for an Up-C structure, including the provisions summarized in “— Related Agreements — Amended and Restated Limited Liability Company Agreement of OpCo — OpCo Unit Redemption Rights,” “— Related Agreements — Amended and Restated Limited Liability Company Agreement of OpCo —Distributions and Allocations” and “— Related Agreements — Amended and Restated Limited Liability Company Agreement of OpCo — Issuance of Equity.” The initial draft also provided that SPAC Sub would be the sole managing member. Although minor alterations to this initial draft were made prior to execution of the Business Combination Agreement, the terms included in the final draft remained substantially similar to those referred to in this paragraph.

On December 22, 2020, V&E provided an initial draft of the Tax Receivable Agreement to Mayer Brown, which V&E and Mayer Brown generally agreed were within “market” parameters for an Up-C structure, the proposed terms of which Mayer Brown began to review with CRIS. The initial draft of the Tax Receivable Agreement included the provisions summarized in “— Related Agreements — Tax Receivable Agreement.” Although minor alterations to this initial draft were made prior to execution of the Business Combination Agreement, the terms included in the final draft remained substantially similar to those referred to in this paragraph.

On December 22, 2020, V&E provided the governance term sheet to Mayer Brown, which included a waiver of the doctrine of corporate opportunity with respect to LS Power and non-employee directors.

During the week of December 21, 2020, representatives of CRIS visited EVgo sites in California, Connecticut, New York and North Carolina for additional diligence and testing EVgo’s products and services. During the month of December 2020, CRIS contracted with technology and manufacturing experts to advise with respect to DC fast charging technology, pricing models for electricity and the cost of future expansion in connection with its due diligence efforts.

During the period from December 14, 2020 to January 21, 2021, representatives of CRIS and EVgo continued confidential investor meetings and provided a draft subscription agreement for the PIPE to certain interested investors.

During the weeks of December 21, 2020, December 28, 2020 and January 4, 2021 representatives of CRIS and EVgo held multiple calls to discuss the terms of the business combination and the provisions of the Business Combination Agreement, the Sponsor Agreement, the OpCo A&R LLC Agreement and other definitive documents to be entered into in connection with the business combination. V&E and Mayer Brown also exchanged various drafts of the Business Combination Agreement and related documents and agreements during this period. Among other points, as elaborated below, these discussions and draft turns included negotiations around EVgo’s signing and closing deliverables, representations and warranties, interim operating covenants and closing conditions.

On December 21, 2020, Mayer Brown provided comments to V&E’s December 12, 2020 initial draft of the Business Combination Agreement to, among other things, (i) broaden EVgo’s representations and warranties concerning EVgo’s qualification to do business and authority to enter in the Business Combination Agreement to include the approvals obtained prior to the execution of the Business Combination Agreement, its organization representations and warranties to be inclusive of EVgo’s organizational documents and capitalization representations to include EVgo’s subsidiaries and EVgo’s and its subsidiaries’ affiliates, its representations regarding any business changes to include a look-back period going back to January 1, 2018 and EVgo’s privacy policies to lengthen the look-back period indefinitely with regards to Privacy/Data Security Laws and to January 1, 2019 otherwise, (ii) reduce materiality thresholds for various representation and warranties and the applicable scheduling requirements, (iii) strengthen EVgo’s representations concerning its financial statements to confirm that such financial statements were prepared from, and are consistent with, EVgo’s internal books and records and to include a representation by EVgo of its accounting controls, (iv) expand the list of contracts that would be considered material contracts thereunder, (v) expand the scope of the intellectual property, tax, environmental, employee benefits and employment representations and warranties, and (vi) restrict or limit certain interim operating covenants, such as imposing stronger restrictions on the conduct of the business between execution of the Business Combination Agreement and closing. CRIS sought the changes summarized in this paragraph to confirm the due diligence CRIS’s management was undertaking on EVgo by ensuring CRIS had sufficiently robust access to material documentation and facts concerning EVgo’s business.

On December 23, 2020, V&E provided a new draft of the Business Combination Agreement to Mayer Brown which, among other things, accepted some of Mayer Brown’s comments circulated on December 21, 2020, increased materiality thresholds, reduced lookback periods for various EVgo representation and warranties, limited the scope of EVgo’s representation and warranties as well as what constitute material contracts, reduced limitations on their conduct of EVgo’s business between execution of the Business Combination Agreement and closing, and proposed corresponding changes to certain defined terms contained therein.

On December 24, 2020, Representatives of the parties held a teleconference, during which the parties discussed CRIS’s and Mayer Brown’s comments to the Business Combination Agreement, including the representations and warranties to be made by EVgo and the historical period such representations and warranties would cover. On this teleconference, the parties also discussed the scope of additional CRIS representations and warranties requested by EVgo and the restrictions to be placed on EVgo in the Business Combination Agreement’s interim operating covenants. In addition, Mayer Brown and certain of the potential PIPE investors exchanged revised drafts of the form of subscription agreement for the PIPE. Representatives of the parties also held a teleconference on December 28, 2020 to discuss the tax representations and warranties of EVgo included in the Business Combination Agreement as well as the contents and structure of the Tax Receivable Agreement.

During the week of December 28, 2020, Mayer Brown and V&E exchanged various updated drafts of the Business Combination Agreement, further negotiating, among other things, the scope of the representations and warranties to be made by EVgo, and restrictions on the conduct of EVgo’s business between execution of the Business Combination Agreement and closing.

During the week of January 4, 2021, representatives of CRIS and EVgo continued to exchange drafts of the Business Combination Agreement and related documents. Although some alterations to the draft continued to be made prior to its execution, the terms included in the final draft remained substantially similar to what was negotiated the week prior.

On December 28, 2020, CRIS’s board of directors convened a meeting to discuss further findings based on due diligence conducted on EVgo to date by CRIS’s management and execution teams and CRIS’s advisors. The board also discussed the negotiations taking place regarding, and the terms of, the definitive documentation for the business combination, including the Business Combination Agreement.

During the weeks of January 11, 2021 and January 18, 2021, the form of the subscription for the PIPE was finalized and representatives of BofA Securities, Credit Suisse Securities (USA) LLC and Evercore Group, L.L.C., as placement agents for the PIPE (collectively, the “Placement Agents”), assisted in obtaining commitments from the PIPE investors. Representatives of the parties held a teleconference on January 12, 2021 to discuss certain of the disclosures made by EVgo in the disclosure schedules to the Business Combination Agreement. The parties also exchanged further drafts of the Business Combination Agreement and continued to discuss the terms of the Business Combination and the provisions of the Business Combination Agreement, including the scope of EVgo’s interim operating covenants. The parties also discussed the scope of the interim operating covenants and the scope of certain closing conditions requested by CRIS. During this time, CRIS also held teleconference calls with EVgo, LS Power and BofA Securities to discuss the possible increase in the size of the PIPE and the feasibility of EVgo putting to use any additional proceeds to accelerate or increase the size of EVgo’s expansion plans.

On January 16, 2020, V&E provided an initial draft of the Nomination Agreement to Mayer Brown, the proposed terms of which Mayer Brown began to review with CRIS. In light of the fact that it was contemplated that Holdings (LS Power) would own, depending on the number of public shares redeemed, between 74% to 77% of the issued and outstanding common stock of the combined company, the initial draft of the Nomination Agreement included the provisions summarized in “— Related Agreements — Nomination Agreement.” Although minor alterations to this initial draft were made prior to execution of the Business Combination Agreement, the terms included in the final draft remained substantially similar to those referred to in this paragraph.

On January 18, 2021, representatives of CRIS, EVgo, LS Power and the Placement Agents, held a teleconference to discuss the sizing of the PIPE and the use of proceeds accompanying any increase in size as a result of excess investor demand to participate in the PIPE. The parties concluded the call agreeing that the size of the PIPE would be increased to 40,000,000 shares of Class A common stock ($400,000,000 gross proceeds) and that the full net proceeds from the PIPE would be delivered to EVgo (instead of Holdings as had been contemplated in the non-binding letter of intent) at closing to provide working capital needed for EVgo’s augmented plan for expansion.

On January 19, 2021, representatives of Mayer Brown reviewed with CRIS’s board of directors its fiduciary duties and summarized the material terms of the Business Combination, including those contained in the Business Combination Agreement and related transaction documents. Mr. Crane reviewed with CRIS’s board of directors the background of the business combination, the strategic rationale for the business combination and CRIS’s management’s perspective on a number of things, including EVgo’s business, prospects and total enterprise valuation of $2.056 billion as implied by the terms of the proposed business combination (including the valuation of $1.958 billion for LS Power’s equity interest in EVgo as set forth in the signed non-binding letter of intent) and the benefits to CRIS’s stockholders of consummating such a transaction. Mr. Crane then discussed with CRIS’s board of directors the fact that, based upon the forecasts discussed with CRIS’s board of directors (as further described in the section “— Certain EVgo Projected Financial Information”) the enterprise value as a multiple of Adjusted EBITDA (as defined in, and further described in, “— Certain EVgo Projected Financial Information”) of the pro forma company for the estimated calendar year ended 2026, when EVgo is projected to be free cash flow positive, was lower than the discounted median enterprise value as a multiple of EBITDA for the estimated calendar year ended 2021 for a selected group of public companies operating in the sectors in which EVgo operates, as further described in “— CRIS’s Board of Directors’ Reasons for the Approval of the Business Combination — Attractive Market Valuation of Comparable Companies.” The representatives of the Financial Advisor then described the background and process leading up to the PIPE and the level of interest obtained. CRIS’s board of directors discussed the fact that the PIPE had been successful at the total enterprise valuation implied by the business combination indicated support for the reasonableness of the consideration being paid. CRIS’s management then discussed that based on (i) the valuation of $1.958 billion for LS Power’s equity interest in EVgo as set forth in the signed non-binding letter of intent, (ii) the fact that (assuming no redemptions) the CRIS would have 264,550,000 shares of common stock outstanding immediately after the closing of the business combination and the PIPE and (iii) the fact that 195,800,000 shares of common stock of the combined company would be issued to Holdings based on a share price of $10.00 per share, that at closing Holdings’ percentage of the outstanding shares of common stock of the combined company would be approximately 74%. After more discussion, including asking questions of CRIS’s management and their legal and financial advisors, CRIS’s board of directors determined that based upon the business combination terms and the financial analysis, the business combination was fair to, advisable, and in the best interests of CRIS and its stockholders. Upon a motion duly made and seconded, CRIS’s board of directors unanimously (i) determined that it is in the best interests of CRIS and its stockholders, and declared it advisable, to enter into the Business Combination Agreement, (ii) approved the Business Combination Agreement, the business combination, on the terms and subject to the conditions of the Business Combination Agreement, the PIPE and the related agreements and transactions and (iii) adopted a resolution recommending the Business Combination Agreement and the related agreements and transactions contemplated thereby be adopted by CRIS’s stockholders.

Between January 19, 2021 and January 21, 2021, Mayer Brown and V&E continued to exchange drafts of the Business Combination Agreement and related documents and agreements, and Mayer Brown and V&E continued to discuss revisions thereto, including certain pre-closing covenants and closing conditions relating to CRIS’s listing requirements, and ultimately agreeing to (i) broaden EVgo’s representations and warranties concerning EVgo’s organization representations and warranties to be inclusive of EVgo’s organizational documents and capitalization representations to include EVgo’s subsidiaries, its disclosure of any business changes to include a longer look-back period to January 1, 2019 and EVgo’s privacy policies to lengthen its look-back period indefinitely with regards to Privacy/Data Security Laws and to January 1, 2019 otherwise, (ii) reduce materiality thresholds for various representation and warranties, (iii) strengthen EVgo’s representations around its financial statements to confirm that such financial statements were prepared from, and are consistent with, EVgo’s internal books and records and to include a representation by EVgo of its accounting controls, (iv) expand the list of contracts that would be considered material contracts thereunder, (v) expand the scope of the intellectual property, tax, environmental, employee benefits and employment representations and warranties, and (vi) restrict or limit certain interim operating covenants, such as imposing stronger restrictions on the conduct of the business between execution of the Business Combination Agreement and closing.

Through a unanimous written consent dated January 21, 2021, the board of directors of Holdings unanimously approved the Business Combination Agreement and related documents and agreements.

The Business Combination Agreement and related documents and agreements were executed on January 21, 2021. Prior to the market open on January 22, 2021, CRIS and EVgo issued a joint press release announcing the execution of the Business Combination Agreement and CRIS filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. During the morning of January 22, 2021, representatives of CRIS, LS Power and EVgo conducted an investor conference call to announce the Business Combination.

CRIS’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, CRIS’s board of directors, in evaluating the business combination, consulted with CRIS’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, CRIS’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the business combination, CRIS’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. CRIS’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of CRIS’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the business combination, CRIS’s board of directors determined not to obtain a fairness opinion. The officers and directors of CRIS’s have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled such officers and directors of CRIS to make the necessary analyses and determinations regarding the business combination.

CRIS’s board of directors considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        Size of EVgo’s Market Leading Position.    CRIS’s management and board of directors believe that EVgo’s expansive network of DC fast charging stations in 34 U.S. states and 67 major metropolitan (“metro”) areas provide a strong reputation and brand awareness that makes EVgo well positioned to take advantage of consumer trends toward EVs;

•        Strong Partnerships.    CRIS’s management and board of directors considered EVgo’s strong partnerships with OEMs, such as GM, Nissan and Tesla, ride share fleet operators such as Uber and Lyft which it believes contribute to EVgo’s rapidly growing blue chip customer base;

•        Advantages Over Current and Potential Competition.    CRIS’s management and board of directors considered EVgo’s advantages over current and potential competition including its market leading position and strong partnerships summarized the preceding two bullet points, as well as propriety station design and software enabled service offerings;

•        Large Total Addressable Market.    CRIS’s management and board of directors considered the fact that EVgo management’s model for EVgo’s total addressable market, as measured by expected demand for terawatt hours, had an expected CAGR of 41% from 2019 to 2027, as set forth in the graph below (figures are rounded to the nearest TWh).

•        Favorable EV Adoption Expectations.    CRIS’s management and board of directors considered the fact that EVgo management’s model for EV adoption in the United States, as measured by expected total EVs in operation, had an expected CAGR of 32% from 2019 to 2027, as set forth in the graph below (figures are rounded to the nearest million).

•        Tailwinds Associated with Global Climate Crisis.    CRIS’s management and board of directors believe that EVgo’s business products are well positioned to benefit from increased consumer and corporate initiatives focused on addressing the environmental impact of fossil fuel based vehicles on the world’s climate crisis;

•        Due Diligence.    CRIS’s management and board of directors conducted due diligence examinations of EVgo and discussions with EVgo’s management and CRIS’s financial, technical, manufacturing and legal advisors concerning CRIS’s due diligence examination of EVgo;

•        Financial Condition.    CRIS’s board of directors also considered factors such as EVgo’s outlook, financial plan and lack of material indebtedness and the fact that after consummation of the business combination, EVgo would have enough cash on hand to fully fund the planned expansion of its charging capacity until 2027, as well as valuations and trading of publicly traded companies and valuations of precedent combination and combination targets in similar and adjacent sectors (see “— Certain EVgo Projected Financial Information”);

•        Attractive Market Valuation of Comparable Companies.    Based on market data as of January 15, 2021, the public trading market valuations of (i) ChargePoint, Inc. as a comparable EV charging company (“ChargePoint”), (ii) Tesla, as a comparable EV ecosystem company, (iii) comparable clean infrastructure charging companies (consisting of Ameresco, Inc. and Brookfield Renewable Partners L.P., collectively, the “Comparable Clean Infrastructure Companies”), (iv) comparable clean technology companies (consisting of Bloom Energy Corporation, Enphase Energy, Inc., SolarEdge Technologies, Inc. and Sunnova Energy International, Inc., collectively, the “Comparable Clean Technology Companies”) and (v) comparable high growth infrastructure companies (consisting of American Tower Corporation, Crown Castle International Corp., Digital Realty Trust, Inc. and Equinix, Inc., collectively, the “Comparable High Growth Infrastructure Companies” and, together with ChargePoint, Tesla, the Comparable Clean Infrastructure Companies and the Comparable Clean Technology Companies, the “Comparable Companies”) have expected enterprise value/revenue multiples as follows:

Comparable Company	Enterprise Value/2021E EBITDA
Comparable EV Charging Company
ChargePoint, Inc.(1)	41.8x

Comparable EV Ecosystem Company
Tesla Inc.	107.8x

Comparable Clean Infrastructure Companies
Ameresco, Inc.	22.2x
Brookfield Renewable Partners L.P.	23.2x

Comparable Clean Technology Companies
Bloom Energy Corporation	81.5x
Enphase Energy, Inc.	77.6x
SolarEdge Technologies, Inc.	45.6x
Sunnova Energy International, Inc.	87.8x

Comparable High Growth Infrastructure Companies
American Tower Corporation	21.4x
Crown Castle International Corp.	23.8x
Digital Realty Trust, Inc.	22.7x
Equinix, Inc.	23.6x
Median	32.8x

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(1)      Based on estimated calendar year ended 2026.

CRIS’s board of directors believes that these multiples compare favorably to an initial market valuation of the post-business combination company reflected in the terms of the Business Combination Agreement corresponding to projected enterprise value/Adjusted EBITDA multiples of 34.3x, 10.65x, 6.2x and 4.1x in 2024, 2025, 2026 and 2027, respectively. In 2026, when EVgo is projected to be free cash flow positive, EVgo’s projected enterprise value/Adjusted EBITDA multiple of 6.2x is less than the projected median Comparable Company enterprise value/EBITDA multiple for 2021 measure of 32.8x, presenting additional upside opportunity in the years following. While EVgo’s projected performance metrics used to derive the initial market valuation multiples of the post-business combination company reflected in the terms of the business combination are based on forecast periods three to six years beyond the comparable peer metrics, CRIS’s board of directors believes that the implied valuation discount is such that even applying conservative discount rate assumptions to arrive at a present value for the post-business combination company results in a favorable comparison. For example, assuming a conservative 20% discount rate, and a Comparable Company median enterprise value/EBITDA multiple of 32.8x, the present enterprise value/Adjusted EBITDA multiple implied by the projected 2026 enterprise value is 13.3x. This 13.3x multiple is greater than the deal value multiple of the enterprise value/2026 Adjusted EBITDA of 6.2x, indicating a favorable deal value. Since EVgo’s business is not projected to be free cash flow positive until 2026, CRIS’s board of directors believes this present value methodology is the most reasonable method of comparison. Although this analysis is based on the current EVgo projections, the valuation multiples decline each year as a result of the high growth projected for EVgo’s business;

•        Experienced and Proven Management Team.    CRIS’s management and board of directors believe that EVgo has a strong management team, with extensive industry experience and proven track record, which is expected to remain with the combined company to seek to execute EVgo’s strategic and growth goals;

•        Other Alternatives.    CRIS’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to CRIS, that the proposed combination represents the best available business combination for CRIS and the most attractive opportunity for CRIS based upon the process utilized to evaluate and assess other potential combination targets, and CRIS’s board of directors’ belief that such process has not presented a better alternative; and

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between CRIS and EVgo.

CRIS’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•        Risks Inherent in Future Expectations.    The potential that EVgo management’s models for EVgo’s total addressable market and EV adoption in the United States may prove to be materially and adversely inaccurate, and as a result the Projections included elsewhere in this proxy statement may not be realized;

•        Redemption Risk.    The potential that a significant number of CRIS’ public stockholders elect to redeem their shares prior to the consummation of the business combination and pursuant to CRIS’s Charter, which would potentially make the combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined company following the Closing;

•        Stockholder Vote.    The risk that CRIS’s or EVgo’s stockholders may fail to provide the respective votes necessary to effect the business combination;

•        Closing Conditions.    The fact that the completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within CRIS’s control;

•        Litigation.    The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe;

•        No Third-Party Valuation.    The risk that CRIS did not obtain a third-party valuation or fairness opinion in connection with the business combination;

•        CRIS Stockholders Receiving a Minority Positions.    The fact that CRIS stockholders will hold a minority position in the combined company;

•        Interests of CRIS’s Directors and Officers.    The interests of CRIS’s board of directors and officers in the business combination (see “— Interests of CRIS’s Directors and Officers in the Business Combination”);

•        Interests of the Financial Advisor.    The interests of the Financial Advisor in the completion of the business combination, including the fact that $2,294,250 in deferred underwriting compensation will be due to BofA Securities as compensation for its acting as an underwriter in the IPO, BofA Securities will be entitled to a placement agent’s fee equal to $4,080,000 for the PIPE and BofA Securities will be receive a fee of $4,000,000 for its role as Financial Advisor, in each case that will only accrue if a business combination is consummated; and

•        Other Risks Factors.    Various other risk factors associated with the business of electric vehicle charging, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

In an attempt to provide some valuation benchmarking for the use of CRIS’s board of directors, CRIS’s management established five different groups of comparable market industries that could compare to EVgo’s business model and/or market trends. These groups were:

(i)     EV Charging — ChargePoint was selected because it accesses the same broad market mega trends on charging build out and EV adoption.

(ii)    EV Ecosystem — Tesla was selected because Tesla is a recognized leader in EV production and sales.

(iii)   Clean Infrastructure — The Comparable Clean Infrastructure Companies were selected because they have a similar business model (own and operate infrastructure), are capital intensive companies with recurring revenues and seek to take advantage of similar environmental sustainability goals and trends as EVgo does.

(iv)   Clean Technology — The Comparable Clean Technology Companies were selected because they seek to take advantage of the same sustainable trends in the market as EVgo does, specifically through the development of technologies, products and services which reduce carbon emissions and combat climate change.

(v)    High Growth Infrastructure — The Comparable High Growth Infrastructure Companies were selected because they have a similar long-term distributed business model (i.e. build, own and operate) and their industries (datacenters and cell towers) have high secular growth, and are capital intensive sectors driven by location and siting.

CRIS’s management also agreed on certain criteria for excluding companies that were initially identified possible comparable companies. For example, because EVgo only operates in the United States, companies lacking significant operations in the United States, such as NIO Inc. and BYD Auto Co., Ltd., were excluded. Additionally, because EVgo is focused on EV battery charging, hydrogen fuel cell based companies, such as Nikola Corporation and PlugPower Inc., were excluded. It is possible that additional public companies could be used to compare to EVgo’s business model and/or market trends, but CRIS believes the comparable groups and public companies identified were a reasonable and representative set of comparable companies to EVgo for the basis of a valuation.

CRIS’s board of directors also considered the business combination in light of the investment criteria set forth in CRIS’s final prospectus for its IPO including, without limitation, that based upon CRIS’s analyses and due diligence, EVgo has the potential to be a market leader and has substantial future growth opportunities, all of which CRIS’s board of directors believed have a strong potential to create meaningful stockholder value following the consummation of the business combination.

The above discussion of the material factors considered by CRIS’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by CRIS’s board of directors.

Certain Projected Financial Information

EVgo does not as a matter of course make public projections as to earnings or other results. However, in connection with its consideration of the potential combination, CRIS’s board of directors were provided with prospective financial information prepared by management of EVgo (collectively, the “Projections”).

The Projections are included in this proxy statement solely to provide CRIS’s stockholders access to information made available in connection with CRIS’s board of directors’ consideration of the business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were presented to CRIS’s board of directors, which was on December 11, 2020.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of EVgo or CRIS nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of EVgo or CRIS assume no responsibility for, and disclaim any association with, the Projections.

In the view of EVgo’s and CRIS’s management teams, the Projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of EVgo and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of EVgo.

The Projections are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive with each successive year.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of EVgo, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “EVgo Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Projections were prepared solely for internal use to assist CRIS in our evaluation of EVgo and the business combination. EVgo has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including CRIS. Neither EVgo’s management nor its representatives has made or makes any representations to any person regarding the ultimate performance of EVgo relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of EVgo may differ materially from those expressed in the Projections due to factors beyond EVgo’s ability to control or predict.

The Projections are not included in this proxy statement in order to induce any stockholders to vote in favor of any of the proposals at the special meeting.

Certain of the measures included in the Projections are non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by EVgo are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

We encourage you to review the financial statements of EVgo included in this proxy statement, as well as the financial information in the sections entitled “Selected Historical Financial Information of EVgo” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement and to not rely on any single financial measure.

Neither CRIS nor EVgo or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

The key elements of the Projections provided to the Company are summarized below:

($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Total EVgo GWh Throughput	15	24	69	245	578	1,117	1,731	2,478

Revenue(1)	$14	$20	$54	$166	$326	$596	$905	$1,289
Growth (%)		49%	164%	207%	97%	83%	52%	42%

Adj. EBITDA(1)	$(29)	$(58)	$(43)	$5	$60	$193	$331	$507
Adj. EBITDA Margin (%)	NM	NM	NM	3%	19%	32%	37%	39%

Contractual OEM Payments(1)	—	20	24	31	9	5	—	—
Net Growth CapEx	(12)	(70)	(82)	(126)	(151)	(160)	(230)	(255)
Free Cash Flow	$(36)	$(112)	$(126)	$(129)	$(107)	$(4)	$48	$185

____________

Note:  Engineering & Construction salaries and third-party tech costs are fully expensed; GAAP generally capitalizes a portion of these costs and would otherwise result in an increase to earnings.

(1)      Certain contractual OEM payments to be received from 2021-2025 have been excluded from Revenue and Adjusted EBITDA in these projections pending determination of appropriate accounting treatment of those payments. To the extent that these payments are excluded from revenue for accounting purposes in those years, those revenues will be deferred and recognized in full in future years. Adjusted EBITDA shown excludes D&A included in cost of sales.

The Projections were prepared using a number of assumptions, including the following assumptions that EVgo’s management believes to be material:

•        With respect to Total EVgo GWh Throughput:

•        an increase in EVs in operation in the U.S. (“VIO”) from approximately 1 million as of December 31, 2020 to approximately 7 million in 2027;

•        an increase in Fleet VIO, which have a higher reliance on fast charging, from 1% of total VIO in 2020 to approximately 10% in 2027;

•        an increase in the number of larger EVs and Fleet vehicles as part of the overall vehicle mix, which has an assumed effect of lowering average EV efficiency;

•        increased reliance on fast charging among retail drivers due to expanded demographics of EV owners towards drivers with no access to overnight charging and greater availability of fast charging infrastructure;

•        an 8% increase in market share (defined as EVgo’s GWh Throughput divided by total estimated fast charging GWh market size) driven primarily by penetration into the market for Tesla drivers and reinforcement of Fleet EV market presence;

•        With respect to Revenue:

•        an increase in Total EVgo GWh Throughput as described in the Projections;

•        a decrease in average revenue collected per kWh (excluding revenue from the sale of LCFS and FCI credits), from $0.94 per kWh in 2020 to $0.58 per kWh in 2027, corresponding to growing fleet revenue and changing geographic and retail, fleet and commercial customer sales mix;

•        an increase in revenue from the sale of LCFS and FCI credits related to kWh from sites in California, which account for approximately 70% of total kWh and are expected to continue to account for a large portion of Total EVgo GWh Throughput;

•        With respect to Adjusted EBITDA Margin:

•        an increase in SG&A expense, from $55 million in 2021 to $130 million in 2027, related to an increase in headcount and third party operating expenses associated with projected growth in EVgo’s business;

•        lower energy costs per kWh sold from $0.33 per kWh in 2021 to $0.23 per kWh in 2027, as demand charges and other fixed components of utility commercial and industrial (“C&I”) tariffs are amortized over increased throughput per site; and

•        an increase in operating expenses, from $12.5 million 2021 to $108 million in 2027, due to an expanded DCFC network.

In addition, the Projections assume that EVgo and its OEM partners will meet their respective obligations under their commercial contracts. Specifically, the Projections assume that EVgo will meet its installed charger milestones and will receive payments from GM and Nissan from 2021 to 2025. If EVgo’s agreements with GM and Nissan are terminated for non-performance as of the date the Projections were prepared, payments from GM and Nissan would cease and EVgo’s estimated Revenue and Free Cash Flow would be adversely impacted, reducing estimated Revenue by $0.1 million in 2021, $1.0 million in 2022, $4.7 million in 2023 and $2.2 million in 2024 and reducing estimated Free Cash Flow by approximately $4.0 million in 2021, $28.0 million in 2022, $31.0 million in 2023, $9.0 million in 2024, and $5 million 2025. Despite delays in charger installations experienced in the first quarter of 2021 and expected in the second quarter of 2021, EVgo has received the payment due from GM for 2021. If delays in charger installations continue to occur and either GM or Nissan terminates their respective agreement in accordance with their respective terms, EVgo’s future results may be materially and adversely different from those set forth in the Projections.

Certain Benefits of CRIS’s Directors and Officers and Others in the Business Combination

In considering the recommendation of CRIS’s board of directors in favor of the business combination, it should be noted that directors and officers of CRIS have interests in the business combination that may be different from, or in addition to, the interests of CRIS’s stockholders. These interests include:

•        the anticipated election of Elizabeth Comstock, one of our existing officers, as a member of the board of directors of CRIS following the consummation of the business combination; and

•        the continued indemnification of former and current directors and officers of CRIS and the continuation of directors’ and officers’ liability insurance after the business combination.

In addition, certain of CRIS’s founders, directors and entities affiliated with certain of CRIS’s directors and executive officers, own shares of common stock that were issued prior to the IPO. Such purchasers have waived their right to receive distributions with respect to the founder shares held by them upon CRIS’s liquidation, which will occur if we are unable to complete an initial business combination by October 2, 2022. Accordingly, the founder shares will be worthless if CRIS is forced to liquidate. In addition, in the event of CRIS’s liquidation, CRIS’s warrants, including the private placement warrants held by certain of the Sponsor, will expire worthless. These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the business combination. You should consider these interests when evaluating the business combination and the recommendation of CRIS’s board of directors to vote in favor of the business combination proposal and other proposals to be presented to the stockholders.

Satisfaction of 80% Test

It is a requirement under CRIS’s Current Charter and the NYSE rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $230 million, and CRIS had $8.05 million of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account. In reaching its conclusion that the business combination meets the 80% test, the board of directors looked at the aggregate purchase price to be paid in the business combination of $1,958,000,000. In determining whether the purchase price represents the fair market value of EVgo, CRIS’s board of directors considered all of the factors described in the section entitled “Proposal No. 1 — The Business Combination Proposal — CRIS’s Board of Directors’ Reasons for Approval of the Business Combination,” and the fact that the purchase price for EVgo was the result of an arm’s length negotiation. As a result, CRIS’s board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of CRIS’s management team and the board of directors, CRIS’s board of directors believes that the members of CRIS’s management team and the board of directors are qualified to determine whether the business combination meets the 80% test. CRIS’s board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of CRIS’s board of directors in favor of approval of the business combination proposal, you should keep in mind that CRIS’s initial stockholders, including our directors and executive officers, and EVgo’s current owners have interests in such proposal that are different from, or in addition to those of our stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve the business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the founder shares, and now holds 5,574,500 founder shares which will convert into 5,574,500 shares of Class A common stock in accordance with the terms of CRIS’s Current Charter, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $60,037,365 based on the closing price of $10.77 per public share on the NYSE on May 13, 2021; and in the event we do not consummate an initial business combination by October 2, 2022, these founder shares will be worthless;

•        the fact that (i) Ms. Frank-Shapiro, our Chief Operating Officer, owns 60,000 founder shares, (ii)  Ms. Powell, one of our directors and our chairperson, owns 30,000 founder shares, (iii) Ms. Alemayehou, one of our directors, owns 25,000 founder shares and (iv) Mr. Kauffman, one of our directors, owns 25,000 founder shares, which will convert into 60,000, 30,000, 25,000 and 25,000 shares of Class A common stock, respectively, in accordance with the terms of CRIS’s Current Charter, and such securities will have a value at the time of the business combination, estimated at approximately $646,200, $323,100, $269,250 and $269,250, based on the closing price of $10.77 per public share on the NYSE on May 13, 2021; and in the event we do not consummate an initial business combination by October 2, 2022, these founder shares will be worthless;

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an initial business combination by October 2, 2022;

•        the fact that CRIS PIPE ONE, LLC, which is affiliated with members of CRIS’s officers and directors, will be purchasing 500,000 shares of Class A common stock in the PIPE for a total purchase price of $5,000,000; and the PIMCO private funds, which are investors in the Sponsor, or their affiliates will be purchasing 5,000,000 shares of Class A common stock in the PIPE for a total purchase price of $50,000,000;

•        the fact that the Sponsor paid approximately $6,600,000 for 6,600,000 private placement warrants, each of such private placement warrants is exercisable commencing on October 2, 2021 for one share of Class A common stock at an exercise price of $11.50 per share. If we do not consummate an initial business combination by October 2, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $13,002,000 based upon the closing price of $1.97 per warrant on the NYSE on May 13, 2021;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the extent that the claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the anticipated election of Elizabeth Comstock, one of our executive officers, as a director of CRIS after the consummation of the business combination. As such, in the future Ms. Comstock will receive any cash fees, stock options or stock awards that CRIS’s board of directors determines to pay to our directors;

•        pursuant to the Nomination Agreement, following the consummation of the business combination, Holdings will have the right to designate up to a majority of the board of directors of CRIS, subject to certain terms and conditions, and the Chief Executive Officer of CRIS will be a member of the board of directors of CRIS;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•        the fact that Holdings, whose affiliates will have the right to designate directors to the board of directors pursuant to the Nomination Agreement and include members of EVgo’s management team who will become executive officers and directors of CRIS following the business combination, will hold a significant number of shares of Class B common stock and an equal number of OpCo Units that are together redeemable for shares of Class A common stock in accordance with the terms of the OpCo A&R LLC Agreement;

•        the fact that the LS Power Note (as defined herein), under which $57.0 million was outstanding as of March 31, 2021, will be cancelled immediately prior to Closing and deemed to be an equity contribution to the Company. See “Certain Relationships and Related Party Transactions;” and

•        the fact that Holdings and an agent to be named by LS Power will enter into the Tax Receivable Agreement with the CRIS Group as described in greater detail in “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” The Tax Receivable Agreement will provide for payment by the CRIS Group to Holdings (or its permitted assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the CRIS Group actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain increases in tax basis that occur as a result of the CRIS Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of Holdings’ OpCo Units pursuant to the business combination or the exercise of the OpCo Unit Redemption Right or the Call Right and (ii) imputed interest deemed to be paid by the CRIS Group as a result of, and additional tax basis arising from, any payments the CRIS Group makes under the Tax Receivable Agreement. The CRIS Group will retain any remaining actual net cash savings. Estimating the amount and timing of the CRIS Group’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise and unknown at this time and will vary based on a number of factors, many of which are outside of our control. Solely for purposes of illustration, we expect that if there were a redemption of all of the OpCo Units held by Holdings immediately after the business combination (which is not likely or anticipated), the estimated tax benefits to the CRIS Group subject to the Tax Receivable Agreement could be up to $657 million (to the extent the CRIS Group has actual tax liability equal to or in excess of this amount) to be utilized over at least 15 years from the date of the business combination as and when such benefits are realized (or in some cases, deemed realized). This illustration is almost certainly not accurate as it is based on stylized assumptions that are not realistic, and the actual or deemed benefits (and corresponding payments under the Tax Receivable Agreement) are likely to be significantly different. Moreover, any estimate we provide would necessarily be based on numerous uncertain assumptions, including but not limited to a $10.00 per share trading price of Class A common stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal, state or local income tax law, and that the CRIS Group will have sufficient taxable income on a current basis to utilize such estimated tax benefits. Utilizing this estimate as an illustration, Holdings would be entitled to payments under the Tax Receivable Agreement equal to 85% of the $657 million of tax benefits, or approximately $558 million, as and when such benefits are realized (or in some cases, deemed realized). LS Power owns a beneficial interest in Holdings, and therefore, would have a beneficial interest in such payments consistent with its beneficial ownership of Holdings as more fully described in “Summary of the Proxy Statement — Organizational Structure.” As noted above, the foregoing numbers are merely estimates for purposes of this illustration and the actual tax benefits and the amount and timing of the payments under the Tax Receivable Agreement to Holdings could differ materially as a result of a number of factors, including changes to OpCo’s balance sheet, the timing of the redemption of OpCo Units, the price of Class A common stock at the time of each exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income the CRIS group generates in the future and the tax rate then applicable, and the portion of the payments under the Tax Receivable Agreement constituting imputed interest or depreciable or amortizable tax basis, as more fully described in “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” Moreover, if tax benefits are deemed realized in certain circumstances (such as a change of control or other early termination of the Tax Receivable Agreement), the actual amount and timing of tax benefits may substantially differ from the deemed timing and amount, and the payments made by the CRIS Group under the Tax Receivable Agreement could exceed the actual net cash tax savings resulting from the “Up-C” structure. Payments under the Tax Receivable Agreement will not be conditioned upon Holdings (or LS Power) having an ownership interest in CRIS or OpCo. In addition, certain rights of Holdings (including the right to receive payments) under the Tax Receivable Agreement will be transferable in connection with transfers permitted under the OpCo A&R LLC Agreement of the corresponding OpCo Units or after the corresponding OpCo Units have been acquired pursuant to the OpCo Unit Redemption Right or Call Right. For a more detailed discussion of the Tax Receivable Agreement, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Potential Purchases of Public Shares and/or Warrants

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding CRIS or our securities, the CRIS’s officers, directors, the initial stockholders, EVgo and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such arrangements incentive may have a depressive effect on shares of common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. CRIS will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent CRIS’s good faith estimate of such amounts.

Sources (in thousands)	No Redemption	Maximum Redemption Condition(1)
Holdings (LS Power) Rollover Equity	$1,958,000	$1,958,000
Founder shares(2)	57,500	57,500
Gross Proceeds from Trust Account	230,000	123,050
Gross Proceeds from the PIPE	400,000	400,000
Total Sources	$2,645,500	$2,538,550
Uses (in thousands)	No Redemption	Maximum Redemption Condition(1)
Holdings (LS Power) Rollover Equity	$1,958,000	$1,958,000
Founder shares(2)	57,500	57,500
Cash to EVgo’s Balance Sheet	574,925	470,649
Transaction expenses(3)	55,075	52,401
Total Uses	$2,645,500	$2,538,550

____________

(1)      Assumes that holders of 10,695,000 shares of Class A common stock, the maximum number of shares that may be redeemed by public stockholders before the minimum cash condition in the Business Combination Agreement would need to be waived prior to closing of the business combination, exercise their redemption rights in full.

(2)      Includes up to 1,437,500 founder shares that will be subject to potential forfeiture pursuant to the terms of the Sponsor Agreement. See “Proposal No. 1 — The Business Combination — Related Agreements — Sponsor Agreement.”

(3)      Excludes a total of approximately $5.8 million in estimated incremental transaction costs incurred by CRIS and EVgo, which are expensed in accordance with GAAP.

Board of Directors of CRIS Following the Business Combination

Upon consummation of the business combination, we anticipate that the board of directors of CRIS will consist of nine directors. See the section entitled “Management of CRIS Following the Business Combination” for additional information.

Name; Headquarters

The name of the post-combination company after the business combination will be EVgo Inc., and our headquarters will be located at 11835 West Olympic Boulevard, Los Angeles, California 90064.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed business combination, against the proposed business combination or do not vote in relation to the proposed business combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account calculated as of two business days prior to the consummation of the business combination, including interest not previously released to CRIS to pay its franchise and income taxes, by (b) the total number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the business combination is consummated, the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined for purposes of Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares, without CRIS’s prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without CRIS’s prior consent.

CRIS’s initial stockholders will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.

A public stockholder will be entitled to receive cash for any public shares to be redeemed only if it:

(i)     (a) holds public shares or (b) holds public shares through units and it separates its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; and

(ii)    prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting) (a) submits a written request to the transfer agent that CRIS redeem its public shares for cash and (b) delivers its public shares to the transfer agent, physically or electronically through DTC.

If a public shareholder holds the shares in street name, such public shareholder will have to coordinate with its broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Holders of units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that CRIS instruct CRIS’s transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. CRIS will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the business combination is not approved or completed for any reason, then CRIS’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, CRIS will promptly return any shares previously delivered by public holders.

The closing price of shares of Class A common stock on May 13, 2021 was $10.77. For illustrative purposes, the cash held in the Trust Account on May 13, 2021 was approximately $230,008,489 or approximately $10.00 per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A common stock as they may receive higher proceeds from the sale of their shares of Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CRIS cannot assure CRIS’s stockholders that they will be able to sell their shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting), and the business combination is consummated.

In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent, prior to 5:00 PM, Eastern Time, on June 17, 2021 (two business days prior to the vote at the special meeting). Immediately following the consummation of the business combination, CRIS will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, CRIS will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on EVgo’s existing equityholders comprising a majority ownership interest in the combined company, that EVgo is the larger of the two companies based on historical assets, revenue and employee base, EVgo’s operations prior to the acquisition comprising the only ongoing operations of the combined company and EVgo’s senior management comprising a majority of the senior management of the combined company. Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the financial statements of EVgo with the business combination treated as the equivalent of EVgo issuing stock for the net assets of CRIS, accompanied by a recapitalization. The net assets of CRIS will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be presented as those of EVgo in future reports of the combined company.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The business combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On April 29, 2021, such 30-day waiting period expired, following filing of the required Notification and Report Forms with the Antitrust Division and the FTC by EVgo and CRIS on March 30, 2021.

At any time before or after consummation of the business combination, FTC, the Antitrust Division or other the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither CRIS nor EVgo is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation Matters

On February 25, 2021, CRIS and members of its board of directors were named as defendants in a lawsuit filed in the Supreme Court of the State of New York, captioned Jacob Adler v. Climate Change Crisis Real Impact I Acquisition Corporation, Mary Powell, David W. Crane, Mimi Alemayehou, Richard Kauffman and Jamie Weinstein, index No. 651322/2021 (Sup. Ct. N.Y. Cnty.). On March 4, 2021, CRIS and members of its board of directors were named as defendants in a lawsuit filed with the Superior Court of the State of New Jersey, Chancery Division, Mercer County, captioned Debourah Forker v. Climate Change Crisis Real Impact I Acquisition Corporation, David W. Crane,  Mary Powell, Mimi Alemayehou, Richard Kauffman and Jamie Weinstein, No. LCV2021484622 (Sup. Ct. N.J. Mercer Cnty.).

The complaints generally allege that, among other things, CRIS’s board of directors breached their fiduciary duties in connection with the business combination and that the preliminary proxy statement filed by CRIS with the SEC on February 12, 2021 is materially deficient and omits or misrepresents material information related to the business combination. The complaints generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses.

Vote Required for Approval

The Closing is conditioned on the approval of the business combination proposal, the charter amendment proposal and the NYSE proposal at the special meeting. The business combination proposal is conditioned on the approval of the charter amendment proposal and the NYSE proposal.

This business combination proposal (and consequently, the Business Combination Agreement and the business combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our Class A common stock and Class B common stock that are voted in person (online) or by proxy at the special meeting, vote “FOR” the business combination proposal, voting as a single class. Failure to vote by proxy or to vote in person (online) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the business combination proposal.

As of the record date, CRIS’s initial stockholders and the Co-Investors have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the business combination.

Recommendation of CRIS’s board of directors

CRIS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of CRIS’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of CRIS and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

CRIS’s stockholders are being asked to approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, which, if approved, would take effect upon the Closing, which is attached to the accompanying proxy statement as Annex A.

If the business combination proposal is approved and the business combination is to be consummated, CRIS will adopt the Proposed Charter to:

•        upon completion of the business combination and the conversion of the Class B common stock into Class A common stock, increase the authorized capital stock of CRIS from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, to 1,610,000,000 shares, consisting of 1,200,000,000 shares of Class A common stock, 400,000,000 shares of Class B common stock and 10,000,000 shares of preferred stock;

•        upon completion of the business combination and the conversion of the existing Class B common stock into Class A common stock immediately prior to Closing, amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will enable its holder to vote on all matters to be voted on by stockholders generally to implement our “Up-C” structure;

•        provide that actions under the Proposed Charter relating to the nomination and election of directors are subject to the Nomination Agreement;

•        provide for the waiver of the corporate opportunity doctrine with respect to LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors;

•        provide that the board of directors of CRIS be divided into three classes with only one class of directors being elected each year and each class serving three year terms;

•        permit stockholders to act by written consent in lieu of a meeting until the time that LS Power beneficially owns less than 30% of the voting power of the then-outstanding common stock;

•        change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the bylaws and the Proposed Charter following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power;

•        change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon for the removal of directors following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock entitled to vote generally for the election of directors; and

•        provide for certain additional changes, including, among other things, (a) changing the post-business combination company’s corporate name from “Climate Change Crisis Real Impact I Acquisition Corporation” to “EVgo Inc.” and (b) removing certain provisions related to CRIS’s status as a blank check company that will no longer apply upon consummation of the business combination, all of which CRIS’s board of directors believes are necessary to adequately address the needs of the post-business combination company.

Reasons for the Approval of the Charter Amendment Proposal

In the judgment of CRIS’s board of directors, the Proposed Charter is necessary to address the needs of CRIS following the business combination. In particular:

•        The Proposed Charter is intended to provide adequate authorized share capital to (a) accommodate the conversion of the outstanding shares of Class B common stock into shares of Class A common stock in connection with the business combination, the issuance of shares of Class B common stock pursuant to the Business Combination Agreement, the issuance of shares of Class A common stock in the PIPE and pursuant to the Incentive Plan and the future conversion of outstanding warrants and shares of Class B common stock into shares of Class A common stock and (b) provide flexibility for future issuances of Class A common stock, Class B common stock and Preferred Stock if determined by CRIS’s board of directors to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•        In connection with the business combination and pursuant to the Business Combination Agreement, Holdings will receive the Holdings OpCo Units and the Holdings Class B Shares. As of the Closing, Holdings will own all of the outstanding Class B common stock and, following the Closing, CRIS will maintain a one-to-one ratio between the number of outstanding shares of Class B common stock and the number of OpCo Units such that Holdings will have a voting interest in CRIS that is identical to its economic interest in OpCo. The Proposed Charter will amend the terms of the Class B common stock to implement this structure.

•        Pursuant to the Nomination Agreement, Holdings will have certain rights to designate directors to CRIS’s board of directors. For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Nomination Agreement.”

•        CRIS’s board of directors believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver excludes only LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors reflects a desirable and appropriate change in corporate governance for CRIS as it will no longer be a special purpose acquisition company and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of CRIS following the business combination is in the best interests of CRIS and its stockholders. LS Power and Holdings proposed this change to the Proposed Charter because LS Power and any investment funds or entities controlled or advised by LS Power should not be restricted from investing in or operating similar businesses and LS Power would have been unwilling or unable to enter into the business combination without such assurances due to their activities as investors in a wide range of companies. CRIS’s board of directors believes this change is appropriate for the same reasons and also believes that granting this waiver to non-employee directors will be essential to CRIS’s ability to attract and retain qualified independent directors.

•        CRIS’s board of directors believes that the classification of the board of directors is in the best interest of the post-combination company because it is designed to assure the continuity and stability of CRIS’s board of directors’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with CRIS and, therefore, will be familiar with its business and operations. CRIS’s board of directors also believes that this classification will assist CRIS’s board of directors in protecting the interests of our stockholders in the event of an unsolicited offer to CRIS’s board of directors by encouraging any potential acquirer to negotiate directly with CRIS’s board of directors.

•        CRIS’s board of directors believes that limiting the ability of stockholders to act by written consent after the time that LS Power no longer beneficially owns at least 30% of the voting power of the then-outstanding common stock is appropriate to protect CRIS from unwarranted attempts to gain corporate control. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and amended and restated bylaws.

•        CRIS’s board of directors believes that supermajority voting requirements are appropriate to protect all stockholders of CRIS against the potential self-interested actions by one or a few large stockholders after the business combination, if LS Power ceases to beneficially own at least 30% of the then-outstanding common stock. In reaching this conclusion, CRIS’s board of directors is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the business combination, particularly after the time LS Power ceases to beneficially own at least 30% of the then-outstanding common stock. CRIS’s board of directors further believes that going forward, if, and after, LS Power ceases to beneficially own at least 30% of the then-outstanding common stock, a supermajority voting requirement encourages the person seeking control of CRIS to negotiate with CRIS’s board of directors to reach terms that are appropriate for all stockholders.

•        CRIS’s board of directors believes the Proposed Charter is appropriate to adequately update the Current Charter for the post-combination company, because it will eliminate obsolete language that will no longer be applicable following the consummation of the business combination and make such other changes that are more appropriate for a public operating company.

Vote Required for Approval

The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Abstentions, broker non-votes or the failure to vote on this proposal, will have the same effect as a vote “AGAINST” this proposal.

The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.

Recommendation of CRIS’s board of directors

CRIS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CRIS’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of CRIS’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of CRIS and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal —Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 3 — THE ADVISORY CHARTER PROPOSALS

Overview

CRIS is asking its stockholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis and are not binding on CRIS or CRIS’s board of directors (separate and apart from the approval of the charter amendment proposal). In the judgment of CRIS’s board of directors, these provisions are necessary to adequately address the needs of the combined company. Furthermore, the business combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the advisory charter proposals, CRIS intends that the Proposed Charter will take effect upon consummation of the business combination (assuming approval of the charter amendment proposal).

Advisory Charter Proposals

The following table sets forth a summary of the governance provisions applicable to the advisory charter proposals. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Proposal A — Changes in Share Capital

The Current Charter authorizes 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock and (b) 1,000,000 shares of preferred stock.

The Proposed Charter would authorize 1,610,000,000 shares, consisting of (a) 1,600,000,000 shares of common stock, including 1,200,000,000 shares of Class A common stock and 400,000,000 shares of Class B common stock and (b) 10,000,000 shares of preferred stock.

Advisory Proposal B — Amendments to the Terms of the Class B Common Stock

Prior to the business combination, shares of Class B common stock are identical to shares of Class A common stock, and holders of shares of Class B common stock have the same stockholder rights as shares of Class A common stock, except that (i) the shares of Class B common stock are subject to certain transfer restrictions, (ii) CRIS’s officers and directors and the initial stockholders have entered into a letter agreement with CRIS, pursuant to which they have agreed to waive certain redemption and liquidation rights, (iii) shares of Class B common stock will automatically convert into shares of Class A common stock at the business combination on a one-for-one basis and (iv) are entitled to registration rights. See “Description of Securities — Capital Structure Prior to the Business Combination — Common Stock — Founder Shares.”

Upon completion of the business combination and the conversion of all existing shares of Class B common stock into shares of Class A common stock immediately prior to Closing, the Proposed Charter will amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will enable its holder to vote on all matters to be voted on by stockholders generally, to implement our “Up-C” structure.

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Proposal C — Changes in Connection with Corporate Opportunity Doctrine	The Current Charter provides for the waiver of the corporate opportunity doctrine with respect to the officers and directors of CRIS.

The Proposed Charter provides for the waiver of the corporate opportunity doctrine with respect to LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors.

Advisory Proposal D — Changes Relating to the Nomination Agreement	The Current Charter does not contain provisions subjecting certain amendments to and certain actions under the Current Charter to any nomination agreement.

The Proposed Charter provides that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Nomination Agreement.

Pursuant to the Nomination Agreement, Holdings will have certain rights to designate directors to CRIS’s board of directors. For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Nomination Agreement.”

Advisory Proposal E — Classification of the board of directors of CRIS	The Current Charter provides that each of CRIS’s directors is elected to serve for a term of two years.	The Proposed Charter provides that the board of directors of CRIS be divided into three classes with only one class of directors being elected each year and each class serving three-year terms.
Advisory Proposal F — Limiting the Ability to Act by Written Consent

The Current Charter provides that any action required or permitted to be taken by the stockholders of CRIS must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders  other than with respect to Class B Common Stock with respect to which action may be taken by written consent.

The Proposed Charter provides that any action required or permitted to be taken by the stockholders of CRIS must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; provided that, so long as LS Power beneficially owns at least 30% of the voting power of the outstanding shares of stock entitled to vote thereon, such action may be taken by written consent of the stockholders.

Advisory Proposal G — Required Vote to Amend the Charter

The Current Charter provides that, with limited exceptions, amendments to the Current Charter require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon.

The Proposed Charter provides that amendments to the Proposed Charter will require the affirmative vote of the holders of at least 75% of the voting power of the outstanding capital stock of CRIS; provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power.

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Proposal H — Required Vote to Amend the Bylaws

The Current Charter provides that the bylaws may only be adopted, amended, altered or repealed with the approval of a majority of CRIS’s board of directors or by the holders of a majority of CRIS’s outstanding shares.

The Proposed Charter provides that the bylaws may be amended, altered, rescinded or repealed or adopted by CRIS’s board of directors or the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock; provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% of the voting power of the shares of stock then held by the LS Power.

Advisory Proposal I — Required Vote for the Removal of Directors

The Current Charter provides that directors may be removed by the affirmative vote of the holders a majority of CRIS’s outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Charter provides that directors may be removed by the affirmative vote of the holders of at least 75% of the of the voting power of the outstanding common stock, provided that for so long as LS Power and any investment funds or entities controlled or advised by LS Power collectively own at least 30% of the then-outstanding common stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock of entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent.

Reasons for the Approval of the Advisory Charter Proposals

Advisory Charter Proposal A — Changes in Share Capital

The Proposed Charter is intended to provide adequate authorized share capital to (a) accommodate the conversion of the outstanding shares of Class B common stock into shares of Class A common stock in connection with the business combination, the issuance of shares of Class B common stock pursuant to the Business Combination Agreement, the issuance of shares of Class A common stock in the PIPE and pursuant to the Incentive Plan and the future conversion of outstanding warrants and shares of Class B common stock into shares of Class A common stock and (b) provide flexibility for future issuances of Class A common stock, Class B common stock and Preferred Stock if determined by CRIS’s board of directors to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Advisory Charter Proposal B — Amendment to the Terms of the Class B Common Stock

In connection with the business combination and pursuant to the Business Combination Agreement, Holdings will receive the Holdings OpCo Units and the Holdings Class B Shares. As of the Closing, Holdings will collectively own all of the outstanding Class B common stock and, following the Closing, CRIS will maintain a one-to-one ratio between the number of outstanding shares of Class B common stock and the number of OpCo Units such that Holdings will have a voting interest in CRIS that is identical to its economic interest in OpCo. The Proposed Charter will amend the terms of the Class B common stock to implement this structure.

Advisory Charter Proposal C — Changes in Connection with Corporate Opportunity Doctrine

CRIS’s board of directors believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver excludes only LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors reflects a desirable and appropriate change in corporate governance for CRIS as it will no longer be a special purpose acquisition company, and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of CRIS following the business combination is in the best interests of CRIS and its stockholders. LS Power and Holdings proposed this change to the Proposed Charter because LS Power and any investment funds or entities controlled or advised by LS Power should not be restricted from investing in or operating similar businesses and LS Power would have been unwilling or unable to enter into the business combination without such assurances due to their activities as investors in a wide range of companies. CRIS’s board of directors believes this change is appropriate for the same reasons and also believes that granting this waiver to non-employee directors will be essential to CRIS’s ability to attract and retain qualified independent directors.

Advisory Charter Proposal D — Changes Relating to the Nomination Agreement

Pursuant to the Nomination Agreement, Holdings will have certain rights to designate directors to CRIS’s board of directors. For additional information, see “The Business Combination Proposal — Related Agreements —Nomination Agreement.” CRIS’s board of directors believes that advisory charter proposal C is necessary to ensure that the terms of the Proposed Charter do not conflict with the rights granted under the Nomination Agreement.

Advisory Charter Proposal E — Classification of CRIS’s board of directors

CRIS’s board of directors believes that a classified board of directors is in the best interest of the combined company because it is designed to assure the continuity and stability of CRIS’s board of directors’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with CRIS and, therefore, will be familiar with our business and operations. CRIS’s board of directors also believes that this classification will assist CRIS’s board of directors in protecting the interests of CRIS’s stockholders in the event of an unsolicited offer for CRIS’s board of directors by encouraging any potential acquirer to negotiate directly with CRIS’s board of directors.

Advisory Charter Proposal F — Limiting the Ability to Act by Written Consent

CRIS’s board of directors believes that limiting the ability of stockholders to act by written consent after the time that LS Power no longer beneficially owns at least 30% of the voting power of the then-outstanding common stock is appropriate to protect CRIS from unwarranted attempts to gain corporate control. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and amended and restated bylaws.

Advisory Charter Proposals G, H and I — Required Vote to Amend the Charter, Required Vote to Amend the Bylaws and Required Vote for the Removal of Directors

CRIS’s board of directors believes that supermajority voting requirements described in advisory charter proposals G, H and I are appropriate to protect all stockholders of CRIS against the potential self-interested actions by one or a few large stockholders after the business combination, if LS Power ceases to beneficially own at least 30% of the then-outstanding common stock. In reaching this conclusion, CRIS’s board of directors is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the business combination, particularly after the time LS Power ceases to beneficially own at least 30% of the then-outstanding common stock. CRIS’s board of directors further believes that going forward, if, and after, LS Power ceases to beneficially own at least 30% of the then-outstanding common stock, a supermajority voting requirement encourages the person seeking control of CRIS to negotiate with CRIS’s board of directors to reach terms that are appropriate for all stockholders. With respect to advisory charter proposal H, the ability of the majority of CRIS’s board of directors to amend the bylaws remains unchanged as compared to the Current Charter.

Vote Required for Approval

The approval of each advisory charter proposal, each of which is a non-binding vote, requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person (online) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the advisory charter proposals.

As discussed above, the advisory charter proposals are advisory votes and therefore are not binding on CRIS or CRIS’s board of directors. Furthermore, the business combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, CRIS intends that the Proposed Charter will take effect upon consummation of the business combination (assuming approval of the charter amendment proposal).

Recommendation of CRIS’s board of directors

CRIS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CRIS’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of CRIS’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of CRIS and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE NYSE PROPOSAL

Overview

Assuming the business combination proposal and the charter amendment proposal are approved, CRIS’s stockholders are also being asked to approve the NYSE proposal. In connection with the business combination, CRIS intends to effect (subject to customary terms and conditions, including the Closing) the issuance, pursuant to the Business Combination Agreement, the OpCo A&R LLC Agreement and the PIPE, of up to 235,800,000 shares of Class A common stock and 195,800,000 shares of Class B common stock.

Reasons for the Approval of the NYSE Proposal

Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock or securities convertible into or exercisable for common stock. CRIS will issue shares representing 20% or more of the number of outstanding shares of Class A common stock and Class B common stock prior to such issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement, the PIPE and potentially as a result of redemptions of Class B common stock pursuant to the OpCo A&R LLC Agreement.

Stockholder approval of the NYSE Proposal is also a condition to the Closing under the Business Combination Agreement.

Effect of the Proposal on Current Stockholders

If the NYSE proposal is adopted, up to 235,800,000 shares of Class A common stock will be issued and up to 195,800,000 shares of Class B common stock will be issued. The issuance of such shares would result in significant dilution to CRIS’s stockholders, and would afford CRIS’s stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of CRIS.

In the event that this proposal is not approved by CRIS’s stockholders, the business combination may not be consummated. In the event that this proposal is approved by CRIS’s stockholders, but the Business Combination Agreement is terminated (without the business combination being consummated) prior to the issuance of shares of common stock pursuant to the Business Combination Agreement, the PIPE or as a result of redemptions of Class B common stock pursuant to the OpCo A&R LLC Agreement, CRIS will not issue the shares of common stock.

Vote Required for Approval

The approval of the NYSE proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person (online) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NYSE proposal.

The NYSE proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the NYSE proposal will have no effect, even if approved by CRIS’s public stockholders.

Recommendation of CRIS’s board of directors

CRIS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CRIS’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of CRIS’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of CRIS and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL

Overview

Currently, CRIS’s board of directors consists of five members with each director holding office for a two-year term.

Assuming the condition precedent proposals are approved and adopted, stockholders are being asked to elect nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

Pursuant to the Nomination Agreement, Holdings will have the right to designate up to five directors to CRIS’s board of directors. Initially, LS Power has designated David Nanus, Joseph Esteves, Darpan Kapadia, John King and Kate Brandt. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Nomination Agreement.”

Director Nominees

Pursuant to the Business Combination Agreement, the Nomination Agreement and the Proposed Charter, CRIS will expand the size of its board of directors from five directors to nine directors. CRIS’s board of directors has nominated each of Elizabeth Comstock, Cathy Zoi, David Nanus, Joseph Esteves, Darpan Kapadia, John King, Kate Brandt, Rodney Slater and Patricia K. Collawn to serve as directors of CRIS, leaving one vacancy. Ms. Comstock and Messrs. Esteves and King to serve as Class I directors; Ms. Brandt and Messrs. Kapadia and Slater to serve as Class II directors; and Mme. Zoi and Collawn and Mr. Nanus to serve as Class III directors.

Information for each nominee is set forth in the section entitled “Management of CRIS Following the Business Combination.”

Vote Required for Approval

The election of each of the director nominees pursuant to the director election proposal, assuming a quorum is present, requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock, who, being present in person (online) or by proxy and entitled to vote at the special meeting on the election of directors, vote at the special meeting, voting as a single class. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of such nominee. Failure to vote by proxy or to vote in person at the special meeting and abstentions will have no effect on the vote since a plurality of the votes cast is required for the election of the director nominee. Cumulative voting is not permitted in the election of directors.

The director election proposal is conditioned on the approval of the condition precedent proposals. Therefore, if the condition precedent proposals are not approved, the director election proposal will have no effect, even if approved by our public stockholders.

Recommendation of CRIS’s board of directors

CRIS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CRIS’s STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

Overview

Assuming the condition precedent proposals are approved, CRIS’s stockholders are also being asked to approve and adopt the Incentive Plan. A total of 33,918,000 shares of Class A common stock of the Company will be reserved for issuance under the Incentive Plan. Prior to the special meeting, CRIS’s board of directors will have approved the Incentive Plan, subject to stockholder approval at the special meeting. The proposed Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement as Annex C. If approved by CRIS’s stockholders, the Incentive Plan will be administered by CRIS’s board of directors or by a committee that CRIS’s board of directors designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Incentive Plan and determine the terms and conditions of those awards. In addition, CRIS’s board of directors is asking stockholders to approve the Incentive Plan, including the performance goals thereunder.

CRIS’s board of directors believes that approving the Incentive Plan is in the best interests of CRIS. Once approved by CRIS’s board of directors, the Incentive Plan will promote ownership in the Company by our employees, directors and consultants, and will align incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, our Class A common stock. Therefore, CRIS’s board of directors recommends that our stockholders approve the Incentive Plan.

The description of the Incentive Plan will be qualified in its entirety by reference to the complete text of the Incentive Plan, which is attached in its entirety as an Annex C to this proxy statement. CRIS’s board of directors is still in the process of developing, approving and implementing the Incentive Plan and, accordingly, there can be no assurance that the Incentive Plan will be implemented or will contain the terms described below. CRIS’s stockholders are being asked to approve the Incentive Plan as described, and as attached to as Annex C to this proxy statement. If the stockholders approve this proposal, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the shares available for delivery under the Incentive Plan.

Background and Purpose of the Proposal

The Incentive Plan, if implemented, will be a broad-based plan under which we may grant awards to all employees, including officers of CRIS and its subsidiaries, non-employee members of CRIS’s board of directors and other service providers. CRIS’s board of directors believes that approval of the Incentive Plan will give CRIS the flexibility to make stock-based grants and other awards permitted under the Incentive Plan over the next 8 to 10 years in amounts determined appropriate by CRIS’s board of directors; however, this timeline is simply an estimate and future circumstances may require a change to expected equity grant practices. These circumstances include, but are not limited to, the future price of the Class A common stock, award levels and hiring activity over the next few years.

The ability to grant equity-based compensation awards is critical to attracting and retaining highly qualified individuals. CRIS’s board of directors believes that it is in the best interest of the stockholders for those individuals to have an ownership interest in CRIS in recognition of their present and potential contributions and to align their interests with those of the future stockholders.

Summary of the Incentive Plan

The following summary provides a general description of the expected material features of the Incentive Plan but is not a complete description of all provisions of the Incentive Plan, which is still in the process of being designed and developed by our board of directors. Accordingly, this summary is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached as Annex C to this proxy statement, which is incorporated by reference in this proposal. If implemented, the purpose of the Incentive Plan will be to attract, retain and motivate qualified persons as employees, directors and other service providers of CRIS and its subsidiaries. The Incentive Plan will also provide a means through which such persons can acquire and maintain stock ownership or awards, the value of which is tied to the performance of CRIS, thereby strengthening their concern for CRIS and its subsidiaries.

The Incentive Plan will provide for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“ISOs”); (ii) stock options that do not qualify as incentive stock options (“Nonstatutory Options,” and together with ISOs, “Options”); (iii) stock appreciation rights (“SARs”); (iv) restricted stock awards

(“Restricted Stock Awards”); (v) restricted stock units (“Restricted Stock Units” or “RSUs”); (vi) vested stock awards (“Stock Awards”); (vii) dividend equivalents; (viii) other stock- or cash-based awards; (ix) cash awards; and (x) substitute awards (referred to collectively with the other awards as the “Awards”).

Key features of the Incentive Plan will include:

•        No automatic Award grants are promised to any eligible individual;

•        Awards are subject to potential reduction, cancellation or, forfeiture pursuant to any clawback policy adopted by CRIS;

•        Awards are generally non-transferrable except to an Award recipient’s immediate family member or related family trust, pursuant to a qualified domestic relations order or by will or the laws of descent or distribution; and

•        Meaningful limits on total director compensation.

Eligibility to Participate

Employees, non-employee directors, consultants and other individual service providers of CRIS and its subsidiaries will be eligible to receive awards under the Incentive Plan. Eligible individuals to whom an Award is granted under the Incentive Plan are referred to as “Participants.” CRIS and its subsidiaries currently have approximately 5 executive officers, 200 other employees, 8 non-employee directors and no other service providers who will be eligible to participate in the Incentive Plan.

Securities to be Offered

Subject to adjustment in the event of any distribution, recapitalization, stock split, merger, consolidation or other corporate event, the aggregate number of shares of Class A common stock that may be issued pursuant to Awards under the Incentive Plan is equal to 33,918,000 shares of Class A common stock (the “Share Pool”), and all of such shares will be available for issuance upon the exercise of ISOs.

If an Award under the Incentive Plan is forfeited, cancelled, settled for cash, expires or is otherwise terminated without the actual delivery of shares, any shares subject to such Award will again be available for new Awards under the Incentive Plan.

Director Compensation Limits

Under the Incentive Plan, in a single calendar year, a non-employee director may not be granted Awards, for such individual’s service on CRIS’s board of directors in excess of $750,000, pro-rated for partial calendar years of service. Additional cash amounts or Awards may be paid for any calendar year in which a non-employee director (i) first becomes a member of CRIS’s board of directors, (ii) serves on a special committee of CRIS’s board of directors, or (iii) serves as lead director. This limit shall be applied without regard to cash fees paid to the non-employee director (or grants of Awards in lieu of all or any portion of such cash fees), or grants of Awards made to the non-employee director during any period in which such individual was an employee, or was otherwise providing services other than in the capacity as a director, of CRIS or any affiliate.

Administration

CRIS’s board of directors (or a committee or two or more directors appointed by CRIS’s board of directors) will administer the Incentive Plan (as applicable, the “Administrator”). Subject to the terms of the Incentive Plan and applicable law, the Administrator has broad authority to select Participants to receive awards, determine the types and amounts of awards, to determine, modify, waive or adjust the terms and conditions of awards, and interpret provisions of the Incentive Plan. Subject to applicable law, the Administrator is also authorized to interpret the Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Incentive Plan, to delegate duties under the Incentive Plan, to terminate, modify or amend the Incentive Plan (except for certain amendments that require stockholder approval as described below), and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Incentive Plan in the manner and to the extent the Administrator deems necessary or desirable.

Source of Shares

Class A common stock issued under the Incentive Plan may come from (i) authorized but unissued shares of Class A common stock, (ii) treasury stock held by CRIS or (iii) previously issued shares of Class A common stock reacquired by CRIS, including shares purchased on the open market.

Awards Under the Incentive Plan

Options.    An Option represents a right to purchase Class A common stock at a fixed exercise price. CRIS may grant Options to eligible persons including: (i) ISOs (only to employees of CRIS or its subsidiaries) which comply with the requirements of Section 422 of the Code; and (ii) Nonstatutory Options. The exercise price of each Option granted under the Incentive Plan will be stated in the option agreement and may vary; however, except in limited circumstances, the exercise price for an Option must not be less than the fair market value per share of Class A common stock as of the date of grant (or 110% of the fair market value for certain ISOs), nor may the Option be re-priced without the prior approval of the stockholders. Options may be exercised as the Administrator determines, but not later than ten years from the date of grant (or five years from the date of grant for certain ISOs). The Administrator determines the methods and form of payment for the exercise price of an Option (including, in the discretion of the Administrator, payment in Class A common stock, other Awards or other property) and the methods and forms in which Class A common stock will be delivered to a Participant.

SARs.    A SAR is the right to receive an amount equal to the excess of the fair market value of one share of Class A common stock on the date of exercise over the grant price of the SAR, payable in either cash or shares of Class A common stock or any combination thereof as determined by the Administrator. The grant price of a share of Class A common stock subject to the SAR will be determined by the Administrator, but, except in limited circumstances, in no event will that grant price be less than the fair market value of the Class A common stock on the date of grant. The Administrator has the discretion to determine the other terms and conditions of a SAR award. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

Restricted Stock Awards.    A Restricted Stock Award is a grant of shares of Class A common stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of an Award agreement, the holder of a Restricted Stock Award will generally have rights as a stockholder, including the right to vote the Class A common stock subject to the Restricted Stock Award and to receive dividends on the Class A common stock subject to the Restricted Stock Award during the restriction period, although the Administrator may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting associated with the Restricted Stock Award. Unless otherwise determined by the Administrator and specified in the Award agreement, Class A common stock distributed in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such Class A common stock or other property has been distributed.

Restricted Stock Units.    RSUs are rights to receive Class A common stock, cash, or a combination of both equal in value to the number of shares of Class A common stock covered by the RSUs at the end of a specified period or upon the occurrence of a specified event. The Administrator will subject RSUs to restrictions to be specified in the RSU Award agreement, and those restrictions may lapse at such times determined by the Administrator.

Stock Awards.    The Administrator is authorized to grant vested Class A common stock as a Stock Award. The Administrator will determine any terms and conditions applicable to grants of Class A common stock, including performance criteria, if any, associated with a Stock Award.

Dividend Equivalents.    Dividend equivalents entitle a Participant to receive cash, shares of Class A common stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Class A common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award (other than a Restricted Stock Award or Stock Award). The terms and conditions applicable to dividend equivalents will be determined by the Administrator and set forth in an Award agreement.

Other Stock-Based or Cash-Based Awards.    Other stock-based Awards are awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Class A common stock. Cash-based awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other Award. The terms and conditions of such Awards shall be determined by the Administrator.

Substitute Awards.    Awards may be granted in substitution for any other Award granted under the Incentive Plan or another plan of CRIS or its predecessors or subsidiaries or any other right of a person to receive payment from CRIS or its subsidiaries. Awards may also be granted in substitution for awards held by individuals who become eligible individuals as a result of certain business transactions, in which case, subject to applicable stock exchange requirements, shares of Class A common stock subject to such Awards will not be added to or subtracted from the Share Pool. Substitute awards that are Options or SARs may have an exercise price per share that is less than the fair market value of a share of Class A common stock on the date of substitution if the substitution complies with the requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder and other applicable laws.

Other Provisions

Recapitalization.    In the event of any “equity restructuring” event (such as a stock dividend, stock split, reverse stock split or similar event) with respect to Class A common stock, the Administrator will equitably adjust (i) the aggregate number or kind of shares that may be delivered under the Incentive Plan, (ii) the number or kind of shares or amount of cash subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or exercise price of Awards and performance goals, and (iv) the applicable share-based limitations with respect to Awards provided in the Incentive Plan, in each case to equitably reflect such event.

Change in Control.    Except to the extent otherwise provided in any applicable Award agreement, no Award will vest solely upon the occurrence of a change in control. In the event of a change in control or other relevant changes to CRIS or the Class A common stock, the Administrator may, in its discretion, (i) accelerate the time of exercisability of an Award, (ii) require Awards to be surrendered in exchange for a cash payment (including canceling an Option or SAR for no consideration if it has an exercise price or the grant price less than or equal to the value paid in the transaction), (iii) cancel Awards that remain subject to a restricted period as of the date of the change in control without payment of any consideration, or (iv) make any other adjustments to Awards that the Administrator deems appropriate to reflect such change in control or other event.

Tax Withholding.    CRIS and any of its subsidiaries have the right to withhold, or require payment of, the amount of any applicable taxes due or potentially payable upon exercise, award or lapse of restrictions. The Administrator will determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Class A common stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Administrator deems appropriate.

Limitations on Transfer of Awards.    Participants may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Award, other than a Stock Award. Options and SARs may only be exercised by a Participant during that Participant’s lifetime or by the person to whom the Participant’s rights pass by will or the laws of descent and distribution. However, notwithstanding these restrictions, a Participant may assign or transfer, without consideration, an Award, other than an ISO, with the consent of the Administrator and subject to various conditions stated in the Incentive Plan, including pursuant to a domestic relations order entered or approved by a court of competent jurisdiction. All shares of Class A common stock subject to an Award and evidenced by a stock certificate will contain a legend restricting the transferability of the shares pursuant to the terms of the Incentive Plan, which can be removed once the restrictions have terminated, lapsed or been satisfied. If shares are issued in book entry form, a notation to the same restrictive effect will be placed on the transfer agent’s books in connection with such shares.

Clawback.    All Awards under the Incentive Plan will be subject to any clawback policy adopted by CRIS, as in effect from time to time.

Plan Amendment and Termination.    The Administrator may amend or terminate any Award or Award agreement or amend the Incentive Plan at any time and CRIS’s board of directors may amend or terminate the Incentive Plan at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator does not have the authority, without the approval of the stockholders to amend any outstanding Option or SAR to reduce its exercise price per share or take any other action that would be considered a repricing under the applicable exchange listing standards. Without the consent of an affected Participant, no action by the Administrator or CRIS’s board of directors to amend or terminate any Award, Award agreement or the Incentive Plan, as applicable, may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award.

Term of the Incentive Plan.    If the stockholders approve the incentive plan proposal, the Incentive Plan will become effective upon the Closing. Unless earlier terminated by action of CRIS’s board of directors, the Incentive Plan will terminate on the tenth anniversary of the Closing. Awards granted before the termination date of the Incentive Plan will continue to be effective according to their terms and conditions.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to Participants arising from participation in the Incentive Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the Incentive Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, Nonstatutory Options and SARs with an exercise price less than the fair market value of shares of the Class A common stock on the date of grant, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the Incentive Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants under the Incentive Plan

Stock Options and Stock Appreciation Rights.    Participants will not realize taxable income upon the grant of an Option or SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to CRIS’s withholding obligations of an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price of the Award. A Participant will generally have a tax basis in any shares of Class A common stock received pursuant to the exercise of a Nonstatutory Option or SAR that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Consequences to CRIS” below, CRIS will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the Class A common stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the Class A common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The Class A common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an ISO will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Class A common stock received upon exercise of the ISO (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

CRIS will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, CRIS will then, subject to the discussion below under “Tax Consequences to CRIS,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of Class A common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, whether a Nonstatutory Option or an ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or ISO exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, that number of shares of Class A common stock received upon exercise which equals the number of shares of previously held Class A common stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Class A common stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price. Any additional shares of Class A common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

The Incentive Plan generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution or pursuant to a domestic relations order, but the Incentive Plan allows the Administrator to permit the transfer of Awards (other than ISOs) in limited circumstances, in its discretion. For income and gift tax purposes, certain transfers of Nonstatutory Options should generally be treated as completed gifts, subject to gift taxation.

The IRS has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and employment or payroll taxes will be collectible at the time the transferee exercises the stock options. If a Nonstatutory Option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and employment or payroll taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $15,000 per donee (for 2021, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Restricted Stock Awards; RSUs; Stock Awards; Other Stock-Based or Cash-Based Awards.    A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of Class A common stock in settlement of the RSU, as applicable, in an amount equal to the cash or the fair market value of the Class A common stock received.

A recipient of a Restricted Stock Award or Stock Award generally will be subject to tax at ordinary income tax rates on the fair market value of the Class A common stock when it is received, reduced by any amount paid by the recipient; however, if the Class A common stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the Class A common stock (i) when the Class A common stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to a Restricted Stock Award that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the Class A common stock received by a Participant will equal the amount recognized by the Participant as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to CRIS,” CRIS will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Consequences to CRIS

Reasonable Compensation.    In order for the amounts described above to be deductible by CRIS (or its subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments.    Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Compensation of Covered Employees.    The ability of CRIS (or its subsidiary) to obtain a deduction for amounts paid under the Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits CRIS’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

The future awards, if any, that will be made to eligible persons under the Incentive Plan are subject to the discretion of the Administrator, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefit Table is not provided.

Consequences of Failing to Approve the Proposal

The Incentive Plan will not be implemented unless approved by the stockholders. If the Incentive Plan is not approved by the stockholders, the Incentive Plan will not be adopted and no awards will be granted thereunder. Instead, CRIS may elect to provide compensation through other means, such as cash-settled awards or other cash compensation, to assure that CRIS and its subsidiaries can attract and retain qualified personnel.

Vote Required for Approval

The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the incentive plan proposal.

The incentive plan proposal is conditioned on the approval of the condition precedent proposals. Therefore, if the condition precedent proposals are not approved, the incentive plan proposal will have no effect, even if approved by our public stockholders.

Recommendation of CRIS’s board of directors

CRIS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CRIS’S STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The adjournment proposal allows CRIS’s board of directors to submit a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.

Consequences if the Adjournment Proposal is Not Approved

If the adjournment proposal is presented to the special meeting and is not approved by the stockholders, CRIS’s board of directors may not be able to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal. In such events, the business combination would not be completed.

Vote Required for Approval

The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present (online) or by proxy and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person (online) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the adjournment proposal.

The adjournment proposal is not conditioned upon any other proposal.

Recommendation of CRIS’s board of directors

CRIS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of CRIS’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of CRIS and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

OTHER INFORMATION RELATED TO CRIS

Introduction

CRIS is a blank check company incorporated as a Delaware corporation on August 4, 2020 for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, referred to throughout this proxy statement as CRIS’s initial business combination.

Initial Public Offering

On October 2, 2020, CRIS consummated its initial public offering of 23,000,000 units, including 3,000,000 units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover allotments. Each unit consists of one share of Class A common stock, and one-half of one redeemable warrant, each whole public warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $230,000,000 (before underwriting discounts and commissions and offering expenses). Prior to the consummation of the IPO, on August 10, 2020, the Sponsor purchased 5,750,000 shares of Class B common stock for an aggregate purchase price of $25,000 (the “founder shares”). In September 2020, the Sponsor transferred 30,000 shares of Class B common stock to Ms. Powell, 25,000 shares of Class B common stock to Mr. Kauffman, 25,000 shares of Class B common stock to Ms. Alemayehou, 60,000 shares of Class B common stock to Ms. Frank-Shapiro and 35,500 Founder Shares to certain of CRIS’s consultants. The founder shares included an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of founder shares would collectively represent approximately 20% of CRIS’s issued and outstanding shares of common stock after the IPO. As a result of the underwriters’ election to fully exercise their over-allotment option, no founder shares are subject to forfeiture.

Simultaneously with the consummation of the IPO and the issuance and sale of the units, CRIS consummated the private placement of 6,600,000 private placement warrants at a price of $1.00 per private placement warrant, generating gross proceeds of $6,600,000. The private placement warrants, which were purchased by the Sponsor, are identical to the public warrants, except that, if held by the Sponsor or its permitted transferees, they are (i) non-redeemable by CRIS (except as set forth under “Description of Securities — Redeemable Warrants — Public Stockholders’ Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) and (ii) exercisable on a cashless basis (see “Description of Securities — Redeemable Warrants — Private Placement Warrants”).  If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by CRIS and exercisable by holders on the same basis as the public warrants. The private placement warrants have been issued pursuant to, and are governed by, the Warrant Agreement.

Upon the closing of the IPO and the sale of the private placement warrants (the “private placement”), a total of $230,000,000 of the net proceeds from the IPO and the private placement (which includes the underwriters’ deferred discount of $8,050,000) was placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to CRIS to pay its franchise and income tax obligations, the funds held in the Trust Account will not be released from the Trust Account until the earliest of: (1) the completion of CRIS’s initial business combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend CRIS’s Current Charter (A) to modify the substance or timing of CRIS’s obligation to allow redemption in connection with CRIS’s initial business combination or to redeem 100% of the public shares if CRIS does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of all of the public shares if CRIS has not completed its initial business combination within 24 months from the closing of the IPO subject to applicable law.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $8,050,000 in underwriting discounts and commissions, which amount will be payable upon consummation of the business combination) and approximately $907,756 in expenses relating to the initial public offering, approximately $1,707,927 of the net proceeds of the IPO and private placement was not deposited into the Trust Account and was retained by CRIS for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of May 13, 2021, there was approximately $230,008,489 in investments and cash held in the Trust Account and $308,905 of cash held outside the Trust Account available for working capital.

Fair Market Value of Target Business

As required by the NYSE rules, CRIS’s initial business combination must be approved by a majority of CRIS’s independent directors. The NYSE rules also require that CRIS must complete CRIS’s initial business combination with one or more businesses that together have an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). CRIS refers to this as the 80% of net assets test. CRIS’s board of directors determined that this test was met in connection with the proposed business combination as described in “Proposal No. 1 — The Business Combination Proposal.” In addition, CRIS has agreed not to enter into a definitive agreement regarding an initial business combination without the prior consent of the PIMCO private funds. The PIMCO private funds provided consent for entry by CRIS into the Business Combination Agreement.

Stockholder Approval of Business Combination

Under CRIS’s Current Charter, in connection with any proposed business combination, CRIS must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for CRIS’s initial public offering. Accordingly, in connection with the business combination, the public stockholders may seek to redeem their public shares in accordance with the procedures set forth in this proxy statement.

Voting Restrictions in Connection with Stockholder Meeting

CRIS’s officers, directors, the initial stockholders and the Co-Investors entered into a letter agreement at the time of CRIS’s initial public offering, pursuant to which they agreed to vote the shares of Class B common stock purchased by them, as well as any shares of Class A common stock included in the units sold by CRIS in the IPO purchased by them during or after the IPO, in favor of the business combination proposal. In addition, concurrently with the entry into the Business Combination Agreement, CRIS, the Sponsor, the other initial stockholders and the Co-Investors entered into the Sponsor Agreement with the Company, pursuant to which the Sponsor, the other initial stockholders and the Co-Investors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination. As of May 13, 2021, the parties to the Sponsor Agreement owned approximately 26.3% of CRIS’s total outstanding shares of common stock. At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding CRIS or CRIS’s securities, or not otherwise restricted under Regulation M under the Exchange Act, CRIS’s officers and directors, its initial stockholders, EVgo and/or any of their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of CRIS’s business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Liquidation if No Business Combination

CRIS’s Current Charter provides that CRIS will have only 24 months from the closing of the IPO to complete CRIS’s initial business combination. If CRIS does not complete CRIS’s initial business combination within such 24-month period, CRIS will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CRIS to pay CRIS’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CRIS’s remaining stockholders and CRIS’s board of directors, dissolve and liquidate, subject in each case to CRIS’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to CRIS’s warrants, which will expire worthless if CRIS fails to complete CRIS’s initial business combination within the 24-month time period.

CRIS’s initial stockholders have entered into a letter agreement with CRIS, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if CRIS fails to complete CRIS’s initial business combination within 24 months from the closing of the IPO. However, if CRIS’s initial stockholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if CRIS fails to complete CRIS’s initial business combination within the allotted 24-month time period.

CRIS’s officers and directors and the initial stockholders have agreed, pursuant to a written agreement with CRIS, that they will not propose any amendment to CRIS’s Current Charter (i) to modify the substance or timing of CRIS’s obligation to allow redemption in connection with CRIS’s initial business combination or to redeem 100% of the public shares if CRIS does not complete CRIS’s initial business combination within 24 months from the closing of the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless CRIS provides CRIS’s public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CRIS to pay CRIS’s franchise and income taxes divided by the number of then outstanding public shares. However, CRIS may not redeem the public shares in an amount that would cause CRIS’s net tangible assets to be less than $5,000,001 upon consummation of CRIS’s initial business combination and after payment of deferred underwriting commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that CRIS cannot satisfy the net tangible asset requirement (described above), CRIS would not proceed with the amendment or the related redemption of the public shares at such time.

CRIS expects that all costs and expenses associated with implementing CRIS’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,396,000 of proceeds held outside the Trust Account, although CRIS cannot assure you that there will be sufficient funds for such purpose. CRIS will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations CRIS may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing CRIS’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, CRIS may request the trustee to release to CRIS an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If CRIS were to expend all of the net proceeds of the IPO and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon CRIS’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of CRIS’s creditors which would have higher priority than the claims of CRIS’s public stockholders. CRIS cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, CRIS’s plan of dissolution must provide for all claims against CRIS to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before CRIS makes any distribution of CRIS’s remaining assets to CRIS’s stockholders. While CRIS intends to pay such amounts, if any, CRIS cannot assure you that CRIS will have funds sufficient to pay or provide for all creditors’ claims.

Although CRIS will seek to have all vendors, service providers, prospective target businesses or other entities with which CRIS does business execute agreements with CRIS waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of CRIS’s public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CRIS’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CRIS’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CRIS than any alternative. Examples of possible instances where CRIS may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, CRIS’s independent registered public accounting firm, and the underwriters of the offering will not execute agreements with CRIS waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CRIS and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to CRIS if and to the extent any claims by a third party for services rendered or products sold to CRIS, or a prospective target business with which CRIS has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CRIS’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, CRIS has not asked the Sponsor to reserve for such indemnification obligations, nor has CRIS independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of CRIS. Therefore, CRIS cannot assure you that the Sponsor would be able to satisfy those obligations. None of CRIS’s officers, directors or members of the Sponsor will indemnify CRIS for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay CRIS’s franchise or income taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CRIS’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CRIS currently expects that CRIS’s independent directors would take legal action on CRIS’s behalf against the Sponsor to enforce its indemnification obligations to CRIS, it is possible that CRIS’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. CRIS has not asked the Sponsor to reserve for such indemnification obligations and CRIS cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, CRIS cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

CRIS will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than CRIS’s independent registered public accounting firm), prospective target businesses or other entities with which CRIS does business execute agreements with CRIS waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. the Sponsor will also not be liable as to any claims under CRIS’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. CRIS will have access to up to approximately $1,396,000 from the proceeds of the IPO and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with CRIS’s liquidation, currently estimated to be no more than approximately $100,000). In the event that CRIS liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from the Trust Account received by any such stockholder. In the event that CRIS’s offering expenses exceed CRIS’s estimate of $1,000,000, CRIS may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds CRIS intends to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than CRIS’s estimate of $1,000,000, the amount of funds CRIS intends to be held outside the Trust Account would increase by a corresponding amount.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to CRIS’s public stockholders upon the redemption of the public shares in the event CRIS does not complete CRIS’s initial business combination within 24 months from the closing of the IPO may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to CRIS’s public stockholders upon the redemption of the public shares in the event CRIS does not complete CRIS’s initial business combination within 24 months from the closing of the IPO, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If CRIS does not complete CRIS’s initial business combination within 24 months from the closing of the IPO, CRIS will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CRIS to pay CRIS’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CRIS’s remaining stockholders and CRIS’s board of directors, dissolve and liquidate, subject in each case to CRIS’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is CRIS’s intention to redeem the public shares as soon as reasonably possible following CRIS’s 24th month and, therefore, CRIS does not intend to comply with those procedures. As such, CRIS’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of CRIS’s stockholders may extend well beyond the third anniversary of such date.

Because CRIS will not be complying with Section 280, Section 281(b) of the DGCL requires CRIS to adopt a plan, based on facts known to CRIS at such time that will provide for CRIS’s payment of all existing and pending claims or claims that may be potentially brought against CRIS within the subsequent ten years. However, because CRIS is a blank check company, rather than an operating company, and CRIS’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from CRIS’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in CRIS’s underwriting agreement, CRIS will seek to have all vendors, service providers, prospective target businesses or other entities with which CRIS’s business execute agreements with CRIS waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against CRIS are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under CRIS’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If CRIS files a bankruptcy petition or an involuntary bankruptcy petition is filed against CRIS that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CRIS’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CRIS’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, CRIS cannot assure you CRIS will be able to return $10.00 per share to CRIS’s public stockholders. Additionally, if CRIS files a bankruptcy petition or an involuntary bankruptcy petition is filed against CRIS that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by CRIS’s stockholders. Furthermore, CRIS’s board of directors may be viewed as having breached its fiduciary duty to CRIS’s creditors and/or may have acted in bad faith, thereby exposing itself and CRIS to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. CRIS cannot assure you that claims will not be brought against CRIS for these reasons.

CRIS’s public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of CRIS’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of CRIS’s Current Charter (A) to modify the substance or timing of CRIS’s obligation to allow redemption in connection with CRIS’s initial business combination or to redeem 100% of the public shares if CRIS does not complete CRIS’s initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the public shares if CRIS does not complete CRIS’s business combination within 24 months from the closing of the IPO, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event CRIS seeks stockholder approval in connection with CRIS’s initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to CRIS for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of CRIS’s Current Charter, like all provisions of CRIS’s Current Charter, may be amended with a stockholder vote.

Properties

CRIS’s executive offices are located at 300 Carnegie Center, Suite 150 Princeton, New Jersey 08540 and CRIS’s telephone number is (212) 847-0360. CRIS’s executive offices are provided to CRIS by the Sponsor. CRIS considers its current office space adequate for its current operations.

Upon consummation of the business combination, the principal executive offices of the combined company will be located at 11835 West Olympic Boulevard, Los Angeles, California 90064.

Employees

CRIS currently has four officers. These individuals are not obligated to devote any specific number of hours to CRIS’s matters but they intend to devote as much of their time as they deem necessary to CRIS’s affairs until CRIS has completed CRIS’s initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for CRIS’s initial business combination and the stage of the initial business combination process CRIS is in. CRIS does not intend to have any full-time employees prior to the completion of CRIS’s initial business combination.

Directors and Executive Officers

CRIS’s directors and executive officers are as follows:

Name	Age	Position
David W. Crane	62	Chief Executive Officer and Director
John A. Cavalier	70	Chief Financial Officer
Elizabeth Comstock	60	Chief Commercial Officer
Anne Frank-Shapiro	65	Chief Operating Officer
Mary Powell	60	Director and Chairperson
Mimi Alemayehou	51	Director
Richard Kauffman	66	Director
Jamie Weinstein	44	Director

David W. Crane has served as CRIS’s Chief Executive Officer and director since August 2020. Mr. Crane has served as Chief Executive Officer and director of Climate Real Impact Solutions II Acquisition Corporation (“CRIS II”) since December 2020. Previously, from 2003 to 2015, Mr. Crane served as the Chief Executive Officer of NRG. Prior to his role at NRG, Mr. Crane was Chief Executive Officer of International Power Plc. Prior to that, Mr. Crane worked as a banker at Lehman Brothers Holdings Inc., focusing on the energy sector, and as an attorney at the law firm White & Case LLP in the project finance and debt restructuring departments. Currently, Mr. Crane serves on the boards of directors of Jera Co., Inc., a power generation joint venture between Tokyo Electric and Chubu Electric; Inspire Energy Holdings LLC, a green retail energy provider; and Elemental Excelerator Inc., a late stage accelerator focused on climate impact and sustainability more generally. Mr. Cane holds a J.D. from Harvard Law School and an A.B. in International Relations from Princeton University.

John A. Cavalier has served as CRIS’s Chief Financial Officer since August 2020. Mr. Cavalier has served as Chief Financial Officer of CRIS II since December 2020. Previously, from 2000 to 2008 and from 2012 to 2020, Mr. Cavalier held a number of senior positions at Credit Suisse, including Chairman of the Global Energy Group and Head of the Global Renewables Group. Prior to joining Credit Suisse, from 1990 to 2000, Mr. Cavalier served as the Managing Director and founding member of Donaldson, Lufkin & Jenrette’s Power & Energy group. From 2008 to 2015, Mr. Cavalier served as a managing partner of Hudson Clean Energy, a private equity firm focused on clean energy. Earlier in his career, Mr. Cavalier served in the U.S. Army for nine years where he was an officer in the Signal Corps, and later the Judge Advocate Generals Corps. Mr. Cavalier holds a B.S. from the U.S. Military Academy, a J.D. from the University of Illinois School of Law, and an M.B.A. from Harvard Business School.

Elizabeth Comstock has served as CRIS’s Chief Commercial Officer since August 2020. Ms. Comstock has served as Chief Commercial Officer of CRIS II since December 2020. Previously, from 1990 to 2017, Ms. Comstock served as the Chief Marketing and Commercial Officer at General Electric. Prior to General Electric, Ms. Comstock served as President of Integrated Media at NBC Universal, overseeing television advertising revenue and the company’s digital efforts, including early development of hulu.com. She has also been a visiting scholar at Columbia University’s Center for Science and society and frequently advises start up founders and corporate business leaders on commercial strategy, innovation and culture change. Ms. Comstock serves on the board of directors of Nike, Inc., where she is a member of the compensation committee and is a trustee of The National Geographic Society. Ms. Comstock holds a B.S. in biology from the College of William and Mary.

Anne Frank-Shapiro has served as CRIS’s Chief Operating Officer since August 2020. Ms. Frank-Shapiro has served as Chief Operating Officer of CRIS II since December 2020. Previously, from 2013 to 2019, Ms. Frank-Shapiro served as Chief Administrative Officer and Chief Compliance Officer of Pegasus Capital Advisors, a private equity firm. From 2012 to 2013, Ms. Frank-Shapiro served as Chief Administrative Officer and Chief Compliance Officer of Hudson Clean Energy, a private equity firm. Earlier in her career, from 1987 to 2011, Ms. Frank-Shapiro worked at Credit Suisse, where she held senior positions in the investment banking division, including as Chief Operating Officer for Global Emerging Markets Head and IBD Global Head of Expense Management. Prior to Credit Suisse, from 1980 to 1983, Ms. Frank-Shapiro served as Chief Administrative Officer at NYC Department of Environmental Protection where she managed its capital budget. Ms. Frank-Shapiro is currently the trustee of The Town Hall. Ms. Frank-Shapiro holds a B.S. in Mathematics from SUNY Buffalo and an M.B.A. from New York University.

Mary Powell has served on CRIS’s board of directors as the Chairperson since September 2020. From 2008 to 2019, Ms. Powell served as the president and Chief Executive Officer of Green Mountain Power. Prior to that role, Ms. Powell held various other senior executive officer positions with Green Mountain Power since 1989. Ms. Powell currently serves on the board of directors of Hawaiian Electric Industries, Inc., Sunrun Inc. and CGI Group. Ms. Powell holds a B.A. from Keene State College.

Mimi Alemayehou has served on CRIS’s board of directors as an independent director since September 2020. Ms. Alemayehou has been serving as a Senior Vice President at Mastercard Incorporated since September 2020. Previously, from 2014 to 2020, Ms. Alemayehou served as a Managing Director of Black Rhino Group and an Executive Advisor and Chair of Blackstone Africa Infrastructure LP. From 2010 to 2014, Ms. Alemayehou served as executive vice president of the OPIC, and from 2008 to 2010, as a United States Executive Director of the Africa Development Bank. Ms. Alemayehou currently serves on the board of directors of FinDev Canada. Ms. Alemayehou holds a B.A. from West Texas A&M University and an M.A. from Tufts University.

Richard Kauffman has served on CRIS’s board of directors as an independent director since September 2020. Since February 2020, Mr. Kauffman has served as an Adjunct Senior Research Scholar at Center for Global Energy Policy at Columbia University. Previously, from 2012 to 2018, Mr. Kauffman served in the Executive Chamber of Governor Andrew M. Cuomo as New York State’s Chairman of Energy and Finance. Prior to that, Mr. Kauffman served as a Senior Advisor to Secretary Steven Chu at the DOE. Mr. Kauffman also served as the Chief Executive Officer and President of Good Energies, Inc. from 2006 to 2010. Earlier in his career, Mr. Kauffman served as a partner of Goldman Sachs and as a Vice Chairman of Morgan Stanley’s Institutional Securities business and co-head of its Banking Department. Mr. Kauffman currently serves on the boards of directors of CRIS II, where he serves as chairperson of the board, Altaba Inc., the successor company of Yahoo, where he serves on the audit committee, Generate Capital, Inc., a leading financier of clean energy projects, where he serves as chairman of the board and as a member of the audit committee, compensation committee and governance committee, and NYSERDA, where he serves as chairman of the board, as well as Emergent, Forest Finance Accelerator and the Wallace Foundation. Mr. Kauffman holds an A.B. in history from Stanford University, an M.A. in international relations from Yale University and a Master’s in Public Policy & Management from the Yale School of Management.

Jamie Weinstein has served on CRIS’s board of directors since September 2020. Since September 2019, Mr. Weinstein has served as a managing director, portfolio manager and head of corporate special situations at PIMCO, focusing on PIMCO’s opportunistic and alternative strategies within corporate credit. Prior to joining PIMCO in 2019, Mr. Weinstein worked for KKR as a portfolio manager for the firm’s special situations funds and portfolios, which he managed since their inception in 2009. Mr. Weinstein was also a member of KKR’s special situations, real estate, and India NBFC investment committees and the KKR credit portfolio management committee. Previously, Mr. Weinstein was a portfolio manager with responsibility across KKR’s credit strategies. Prior to joining KKR, Mr. Weinstein was with Tishman Speyer Properties as director of acquisitions for Northern California and at Boston Consulting Group as a consultant. Currently, Mr. Weinstein serves on the boards of directors of CRIS II, Capstar Special Purpose Acquisition Corp and Sandbridge Acquisition Corporation. Mr. Weinstein has 18 years of investment experience and received an M.B.A. from the Stanford Graduate School of Business and a B.S. in Civil Engineering and Operations Research from Princeton University.

Number and Terms of Office of Officers and Directors

CRIS’s board of directors consists of five members with each director holding office for a two-year term. In accordance with the NYSE corporate governance requirements, CRIS is not required to hold an annual meeting until one full year after CRIS’s first fiscal year end following CRIS’s listing on the NYSE.

CRIS’s officers are appointed by the board of directors and serve at the discretion of the board of directors. CRIS’s board of directors is authorized to appoint persons to the offices set forth CRIS’s bylaws as it deems appropriate. CRIS’s bylaws provide that CRIS’s officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

The NYSE listing standards require that a majority of CRIS’s board of directors be independent within one year of the IPO. An “independent director” is defined generally as a person that, in the opinion of CRIS’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with CRIS). CRIS’s board of directors has determined that each of Mimi Alemayehou, Richard Kauffman and Mary Powell are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. CRIS’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

CRIS is, and from time to time may become, involved in legal and regulatory proceedings or subject to claims arising in the ordinary course of our business. CRIS is not presently a party to any legal or regulatory proceedings that in the opinion of CRIS’s management, if determined adversely to CRIS, would individually or taken together have a material adverse effect on CRIS’s business, results of operations and financial condition.

On February 25, 2021, CRIS and members of its board of directors were named as defendants in a lawsuit filed in the Supreme Court of the State of New York, captioned Jacob Adler v. Climate Change Crisis Real Impact I Acquisition Corporation, Mary Powell, David W. Crane, Mimi Alemayehou, Richard Kauffman and Jamie Weinstein, index No. 651322/2021 (Sup. Ct. N.Y. Cnty.). On March 4, 2021, CRIS and members of its board of directors were named as defendants in a lawsuit filed with the Superior Court of the State of New Jersey, Chancery Division, Mercer County, captioned Debourah Forker v. Climate Change Crisis Real Impact I Acquisition Corporation, David W. Crane, Mary Powell, Mimi Alemayehou, Richard Kauffman and Jamie Weinstein, No. LCV2021484622 (Sup. Ct. N.J. Mercer Cnty.).

The complaints generally allege that, among other things, CRIS’s board of directors breached their fiduciary duties in connection with the business combination and that the preliminary proxy statement filed by CRIS with the SEC on February 12, 2021 is materially deficient and omits or misrepresents material information related to the business combination. The complaints generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses.

Periodic Reporting and Audited Financial Statements

CRIS has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, CRIS’s annual reports contain financial statements audited and reported on by CRIS’s independent registered public accounting firm and CRIS’s quarterly reports contain financial statements reviewed by CRIS’s independent registered public accounting firm. CRIS has filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

CRIS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of CRIS’s financial condition and results of operations should be read in conjunction with CRIS’s financial statements and the notes thereto which are included elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. CRIS’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations section gives effect to the restatement and revision of CRIS’s financial statements as of December 31, 2020 and for the period from August 4, 2020 (inception) through December 31, 2020. CRIS restated its historical financial results for such period to reclassify the warrants as derivative liabilities pursuant to ASC 815-40  rather than as a component of equity as CRIS had previously treated the warrants. The impact of the restatement is reflected in the discussion and analysis below. The impact of the restatement is more fully described in Note 2 to CRIS’s audited financial statements included elsewhere in this proxy statement.

Overview

CRIS is a blank check company formed under the laws of the State of Delaware on August 4, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. CRIS intends to effectuate the business combination using cash from the proceeds of the IPO and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

CRIS expects to continue to incur significant costs in the pursuit of its acquisition plans. CRIS cannot assure you that CRIS’s plans to complete the business combination will be successful.

Results of Operations

As a result of the restatement described in Note 2 of the notes to CRIS’s audited financial statements as of December 31, 2020 and for the period from August 4, 2020 (inception) through December 31, 2020 included in this proxy statement, CRIS classifies the warrants issued in connection with the IPO and concurrent private placement as liabilities at their fair value and adjusts the warrant liability to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in CRIS’s statement of operations.

CRIS has neither engaged in any operations nor generated any revenues to date. CRIS’s only activities from August 4, 2020 (inception) through March 31, 2021 were organizational activities, those necessary to prepare for and consummate the IPO and those necessary to identify a target company for a business combination and prepare to consummate a business combination. CRIS does not expect to generate any operating revenues until after the completion of its initial business combination. CRIS expects to generate non-operating income in the form of interest income on marketable securities held after the IPO. CRIS incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, CRIS had net loss of approximately $30.9 million, which consisted of operating costs of $1.9 million and a non-cash change in fair value of warrant liability of $29.0 million, offset by interest income from bank of $15 and interest earned on investments held in the Trust Account of $3.5 thousand.

For the period from August 4, 2020 (inception) through December 31, 2020, CRIS had a net loss of $14.3 million, which consists of operating costs of $1.0 million and a non-cash change in fair value of warrant liability of $13.3 million, offset by interest income from bank of $31 and interest earned on investments held in the Trust Account of $3.4 thousand.

Liquidity and Capital Resources

On October 2, 2020, CRIS consummated the IPO of 23,000,000 units at a price of $10.00 per unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 units, generating gross proceeds of $230.0 million. Simultaneously with the closing of the IPO, CRIS consummated the sale of 6,600,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to CRIS’s stockholders, generating gross proceeds of $6.6 million.

Following the IPO, the full exercise of the over-allotment option by the underwriters and the sale of the private placement warrants, a total of $230.0 million was placed in the Trust Account. CRIS incurred $13.2 million in transaction costs, including $4.2 million of underwriting fees, $8.1 million of deferred underwriting fees and $0.9 million of other offering costs.

For the three months ended March 31, 2021, CRIS’s cash used in operating activities was $0.6 million comprised of a net loss of $30.9 million and interest earned on investments held in the Trust Account of $3.5 thousand as offset by a non-cash change in warrant liability of $29.0 million and changes in operating assets and liabilities of $1.3 million.

For the period from August 4, 2020 (inception) through December 31, 2020, CRIS’s cash used in operating activities was $0.5 million comprised of net loss of $14.3 million and interest earned on investments held in the Trust Account of $3.4 thousand as offset by a non-cash change in warrant liability of $13.3 million, operating costs paid through a related party promissory note of $402 and the changes in operating assets and liabilities of $0.5 million.

As of March 31, 2021 and December 31, 2020, CRIS had cash and investments held in the Trust Account of approximately $230.0 million. CRIS intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete its initial business combination. CRIS may withdraw interest to pay taxes. To the extent that CRIS’s capital stock or debt is used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2021, CRIS had approximately $0.4 million of cash held outside of the Trust Account. As of December 31, 2020, CRIS had approximately $1.0 million of cash held outside of the Trust Account. CRIS intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete its initial business combination.

The Sponsor, or an affiliate of the Sponsor, or certain of CRIS’s officers and directors or their affiliates may, but are not obligated to, extend CRIS working capital loans as may be required in order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, CRIS would repay the working capital loans out of the proceeds of the Trust Account released to CRIS. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that its initial business combination does not close, CRIS may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. The working capital loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $2.0 million of such working capital loans may be convertible into warrants of the post-business combination entity. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans.

CRIS does not believe it will need to raise additional funds in order to meet the expenditures required for operating CRIS’s business. However, if CRIS’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, CRIS may have insufficient funds available to operate CRIS’s business prior to CRIS’s initial business combination. Moreover, CRIS may need to obtain additional financing either to complete CRIS’s initial business combination or because CRIS becomes obligated to redeem a significant number of the public shares upon consummation of CRIS’s initial business combination, in which case CRIS may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, CRIS would only complete such financing simultaneously with the consummation of its initial business combination. If CRIS is unable to consummate its initial business combination because CRIS does not have sufficient funds available to it, CRIS will be forced to cease operations and liquidate the Trust Account. In addition, following its initial business combination, if cash on hand is insufficient, CRIS may need to obtain additional financing in order to meet its obligations.

Following the consummation of the business combination, the CRIS Group will be obligated to make payments under the Tax Receivable Agreement. The actual timing and amount of any payments that may be made under the Tax Receivable Agreement are unknown at this time and will vary based on a number of factors. For more information about these factors, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” However, the CRIS Group expects that the payments that it will be required to make to Holdings (or its permitted assignees) in connection with the Tax Receivable Agreement will be substantial. Any payments made by the CRIS Group to Holdings (or its permitted assignees) under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to CRIS or OpCo. To the extent OpCo has available cash and subject to the terms of any current or future debt or other agreements, the OpCo A&R LLC Agreement will require OpCo to make pro rata cash distributions to holders of OpCo Units, including SPAC Sub, in an amount sufficient to allow the CRIS Group to pay its taxes and to make payments under the Tax Receivable Agreement. CRIS generally expects OpCo to fund such distributions out of available cash. However, except in cases where the CRIS Group elects to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers or other changes of control or the CRIS Group has available cash but fails to make payments when due, generally the CRIS Group may elect to defer payments due under the Tax Receivable Agreement if it does not have available cash to satisfy its payment obligations under the Tax Receivable Agreement or if its contractual obligations limit its ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest at the rate provided for in the Tax Receivable Agreement, and such interest may significantly exceed the CRIS Group’s other costs of capital. In certain circumstances (including an early termination of the TRA due to a change of control or otherwise), payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, the CRIS Group realizes in respect of the tax attributes subject to the Tax Receivable Agreement. In the case of such an acceleration in connection with a change of control, where applicable, CRIS generally expects the accelerated payments due under the Tax Receivable Agreement to be funded out of the proceeds of the change of control transaction giving rise to such acceleration, which could have a significant impact on our ability to consummate a change of control or the proceeds received by our shareholders in connection with a change of control. However, the CRIS Group may be required to fund such payment from other sources, and as a result, any early termination of the Tax Receivable Agreement could have a substantial negative impact on our liquidity or financial condition.

Off-Balance Sheet Financing Arrangements

CRIS has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021 and December 31, 2020. CRIS does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as “variable interest entities,” which would have been established for the purpose of facilitating off-balance sheet arrangements. CRIS has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

CRIS did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below, as of March 31, 2021 and December 31, 2020.

The underwriters are entitled to a deferred fee of $0.35 per unit, or $8.1 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that CRIS consummates its initial business combination, subject to the terms of the underwriting agreement.

CRIS entered into various consulting arrangements with several service provider for administrative services and potential target financial analysis and due diligence services to CRIS. These arrangements provided for aggregate monthly fees of approximately $90.0 thousand.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. CRIS has identified the following critical accounting policies:

Class A Common Stock Subject to Possible Redemption

CRIS accounts for Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within CRIS’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Class A common stock features certain redemption rights that are considered to be outside of CRIS’s control and subject to occurrence of uncertain future events. Accordingly shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of CRIS’s balance sheet.

Warrant Liability

CRIS accounts for the warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, CRIS classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in CRIS’s statement of operations. The fair value of the public warrants issued in the IPO has been estimated using the public warrants’ quoted market price at December 31, 2020 and March 31, 2021. The private placement warrants were valued using a Modified Black Scholes Option Pricing Model.

Net Income (Loss) per Common Share

CRIS applies the two-class method in calculating earnings per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding for the period. Net loss per common share, basic and diluted for Class B non-redeemable common stock is calculated by dividing the net income, less income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period presented.

Recent Accounting Standards

CRIS’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on CRIS’s condensed financial statements.

Internal Control Over Financial Reporting

In connection with CRIS’s evaluation of the SEC Staff Statement, a material weakness was identified in CRIS’s internal control over financial reporting. See the subsection titled “Risk Factors — Risks Relating to CRIS and the Business Combination — CRIS has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect CRIS’s ability to report its results of operations and financial condition accurately and in a timely manner.”

INFORMATION ABOUT EVGO

For purposes of this section, “EVgo” refers to the Company, OpCo and all of their subsidiaries prior to the consummation of the business combination, unless the context otherwise requires.

Overview

EVgo owns and operates the nation’s largest public DC fast charging network by number of locations and is the first EV charging network in the United States powered by 100% renewable electricity, through the use of RECs. See “— Government Regulation — Renewable Energy Markets.” EVgo seeks to locate its charging infrastructure in high traffic, high density urban, suburban and exurban locations to provide EV drivers of all types with easy access to convenient, reliable high-speed charging. EVgo’s network is capable of natively charging (i.e., charging without an adaptor) all EV models and charging standards currently available in the U.S. and serves a wide variety of private retail and commercial customers. Founded in 2010, EVgo has been a leader and innovator in the EV charging space and is well positioned to continue to capitalize on its sustainable first mover and first learner advantages as EV adoption accelerates. To take advantage of the expected rapid growth in North American EVs on the road, EVgo is rapidly expanding its network of owned charging stations, prioritizing development of locations with favorable traffic and utilization characteristics.

EVgo’s primary business is the sale of electricity to individual EV drivers, commercial customers and fleet owners for charging EVs through its owned infrastructure. See “— Suppliers and Service Providers — Electricity.” As the owner of charging infrastructure, EVgo also monetizes regulatory credits generated by its charging activities. EVgo partners and collaborates with a wide range of automotive OEMs, transportation network companies (“TNCs”), rideshare operators and other channel partners to build chargers in locations important to those partners, acquire EV customers and provide charging services to EV owners and drivers. Additionally, EVgo develops and deploys fleet-charging solutions for light-, medium-, and heavy-duty EV fleets, in which it may retain ownership of the charging infrastructure in exchange for contractual or guaranteed payment streams. EVgo is currently piloting and expects to offer its charging as a service (“ChaaS”) solution and additional cloud-based, value-added services to drivers and partners to enhance the customer experience by layering EVgo’s proprietary technology functionality on top of its charging network. These include smart reservations, loyalty and microtargeted advertisement programs, seamless entry to parking garage pay gates, shopping coupons and Autocharge, a technology that allows registered customers to use their vehicles as identification and authorization for fast-charging, bypassing the need for a separate payment method.

EVgo partners with national and regional chains of grocery stores, hotels, shopping centers, gas stations, parking lot operators, local governments and independent property owners in order to locate and deploy its EV charging infrastructure. As of May 5, 2021, EVgo operated more than 800 DCFC locations in more than 65 major metropolitan areas across 34 states, serving more than 250,000 private and commercial EV drivers. EVgo stations can be found at convenient locations in high traffic, high density urban, suburban and exurban areas.

EVgo was incorporated in October 2010 as NRG EV Services, LLC, a Delaware limited liability company and wholly owned subsidiary of NRG, an integrated power company based in Houston, Texas. EVgo began operations in 2011 as a subsidiary of NRG. On June 17, 2016, NRG sold a majority interest in EVgo to Vision Ridge Partners. Under the terms of this sale, NRG retained certain obligations to fund EVgo’s operating expenses and capital expenditures. As of December 31, 2020, NRG has no ongoing obligations to EVgo under the terms of the original sales transaction. On January 16, 2020, a subsidiary of LS Power Equity Advisors IV, a private equity investment vehicle focused on power and energy infrastructure, completed its acquisition of EVgo by consummating a merger between EVgo Services, LLC and EVgo MergerCo LLC, a wholly owned subsidiary of the Company formed in 2019 for the purpose of effectuating the transaction.

Market Overview

The EV charging market is heavily dependent on the general market for EVs, which has experienced significant recent growth. EVgo expects this market growth to accelerate in the future due to numerous factors including increased EV model availability and performance, lower upfront prices for EVs, lower total cost of ownership (“TCO”) as compared to ICE vehicles, increased range and availability of chargers, and federal, state and local incentives and regulations. In response to the growing electrification trend, major automobile manufacturers have committed to the increased production of EV models, with 15 EV models available from GM, Nissan, Tesla, BMW, Ford and others in the United States, with at least another 40 EV models anticipated to be available in the next three years. According to forecasts from the United States Department of Transportation and Bloomberg New Energy Finance (“BNEF”), approximately 4 million EVs are expected to be on the road by 2025 and 14 million EVs by 2030, with over 25% of all vehicles in the United States being EVs by 2040.

Automobile and battery manufacturers have substantially increased their efforts to offer EVs at a wider variety of price points and to develop batteries with higher efficiencies and lower costs. According to Reuters, more than $300 billion has been invested or committed for investment in the next five to ten years by global automobile OEMs. Their investment will expand and put into mass production their EV offerings, associated technologies and optimize the global EV supply chain. Efforts to date by OEMs have already lowered the upfront costs of EVs, and EVgo expects further price reductions over the next several model years. BNEF estimates most EVs will reach upfront cost parity with ICEs by 2023 on an unsubsidized basis. As measured in terms of TCO, certain classes of EVs are already at or below parity with their ICE counterparts. As overall EV costs decline, more makes and models will reach TCO parity with their ICE equivalents and the TCO advantage for other types of EVs will expand.

In addition to price and TCO declines, widespread adoption of EVs will require consumer confidence in range and charge availability as well as increased model choice. Recent EV models, including the Chevrolet Bolt, Nissan LEAF Plus, Kia Niro and Tesla Model 3, have eclipsed the 200-mile range mark, significantly improving driving range per charge. EVgo anticipates that EV range will continue to improve as battery technologies advance and costs decline. Beyond increases in range, EVgo expects that broadly expanded EV offerings in the sport utility vehicle (“SUV”), crossover utility vehicle and pickup truck segments being released over the next three to five years will greatly expand the reach of EVs and further accelerate adoption of EVs.

These advances are further bolstered by incentives and rebates offered by federal, state, and local governments to encourage the use of EVs. The U.S. federal government offers a tax credit for qualified plug-in EVs; the minimum credit is $2,500, and the maximum credit is $7,500, depending on vehicle weight and battery capacity. These credits will begin to phase out when the vehicle manufacturer reaches certain production levels. States such as California, Colorado, Delaware, Louisiana, Massachusetts, New York and Rhode Island also offer various rebates, grants and tax credits to incentivize both EV and EVSE purchases. Additional rebates and grants for purchasers of EVs are currently under consideration at the federal and state level.

Demand for EVs has also been encouraged by regulatory developments and changes in consumer habits. Several states — including California, Oregon, New York, Maryland and Massachusetts — have adopted or proposed mandates for EVs with the goal of more than 6 million EVs on the road by 2030. Additionally, California has enacted its Clean Miles Standard and Incentive Program aiming to reduce greenhouse gas emissions from rideshare vehicles through electrification. EVgo believes these regulations, combined with a shift toward car-sharing and mobility as a service offering, will rapidly accelerate EV adoption by fleets in the coming years.

While EVs are more readily available and may benefit from first-mover, supply chain and infrastructure availability advantages relative to other non-ICE vehicles, several alternative vehicle types are also being developed which rely on hydrogen, biodiesel or hybrid powertrains for alternatives to fossil fuels. Sales of such vehicles may reduce the number of drivers requiring EV-charging infrastructure.

EV charging demand is a direct result of the number of EVs operating during a given period, miles traveled by such EVs, and vehicle efficiency of such EVs. The market for fulfilling charging demand is bifurcated between high-powered DC fast charging and lower powered Level 1 and Level 2 charging. The demand for different charging types is a function of the EV mix, owner demographics, locational factors, charger availability, pricing and EV use cases (e.g., private ownership, rideshare, delivery and municipally-owned fleets, etc.). Lower-powered Level 1 and Level 2 charging is primarily used by EV owners with access to home or workplace charging and currently accounts for the majority of personal EV charging. Level 2 charging is also used by certain fleets that have the ability to charge overnight, have a low daily mileage requirements and return to a centralized location daily. Current DCFC customers are primarily those drivers who need to charge away from home in central business districts, those drivers who do not have access to home or workplace charging, or high-mileage fleets that seek to minimize downtime and maximize miles traveled.

EVgo expects that shifting demographics of EV owners, larger battery sizes, larger EVs with higher kWh usage per mile, increased EV penetration in medium- and heavy-duty vehicle applications, and the proliferation of autonomous vehicle fleets will increase demand for DCFC faster than demand for overall EV charging. According to forecasts from BNEF and EVgo internal estimates, fast charging is expected to constitute more than 30% of all EV charging demand by 2030 as compared to less than 10% today.

EV Chargers and Standards

Working with the charger manufacturing industry, EVgo has designed and deployed a next generation software-defined DC fast charging station architecture whereby modular power units are placed under software management and control, allowing power output to be shared dynamically between vehicles that are simultaneously connected to a charger. EVgo plans to use this architecture going forward and believes this dynamic power sharing technology will reduce upfront capital and ongoing operating costs, maximize return on investment, increase operational flexibility and lower operating risk. This advanced architecture will allow EVgo to meet increasing charging requirements of the future, including higher charging speeds, higher power provisioning, dynamic energy and demand management, access prioritization, queuing management and scheduling across different EV models, customer types and use cases. This modular software-defined design maximizes charger throughput, asset utilization and ease of future power augmentation while eliminating single points of failure risk and improving charger reliability and availability. It also maximizes the number of standardized equipment components, helping to accelerate the learning rate benefits and associated cost reductions of charging hardware over time, and improves EVgo’s ability to offer higher value-added service offerings in the future.

As EVs proliferate in the transportation ecosystem, the industry is experiencing an ongoing shift toward the standardization of chargers and the introduction of new industry protocols for interoperability.

Unlike gas stations, EV chargers do not come with a “one size fits all” dispenser. EV chargers are typically categorized by their ability to deliver instantaneous amounts of power — as measured in kilowatts (“kW”) — and their charging standards. Current designations based on power level include:

•        Level 3 Chargers or DCFCs.    DCFCs operate between 200 and 1000V AC and supply at least 50kW. Currently, the highest power level deployed in the United States is 350kW. EVgo was the first charging company to deploy chargers of this power level in the United States. DCFC are almost exclusively available in public locations or commercial applications and are capable of adding range of 100 miles in as little as 5 to 10 minutes, depending on the charging capabilities of the particular EV’s battery (with lower capability and older EV models requiring thirty minutes or more for an equivalent charge). As of March 31, 2021, EVgo’s network contained 1,449 DCFCs at over 800 locations — the largest public DC fast charging network by number of locations and the first EV charging network in the United States powered by 100% renewable electricity, through the use of RECs. See “Information About EVgo — Government Regulation — Renewable Energy Markets.”

•        Level 2 Chargers.    Level 2 chargers operate at 240VAC and supply between 3.6 and 19.2 kW. A Level 2 charger will not charge a battery as quickly as a DCFC, providing approximately 25 miles of range per hour of charging. Level 2 chargers are often found in homes, workplaces and long dwell time public locations.

•        Level 1 Chargers.    Level 1 chargers offer the least amount of output, as they operate at 120V AC, supplying between 1.2 and 1.8 kW. This is consistent with the energy level offered through a standard household clothes dryer outlet. Such chargers can generally provide approximately 40-50 miles of range after an overnight charge. EVgo’s network does not contain any Level 1 chargers.

In addition to supporting different charging capabilities, EVs in the United States use different charging standards and connector types. These standards are neither interchangeable nor interoperable (without specialized adaptors) and each utilizes a unique connector. Presently, all EV charging standards deliver electricity through cables that connect the EV charging station directly to the vehicle using a port located on the exterior of the vehicle. There are currently three standards in use in the United States — CCS, CHAdeMO and Tesla.

•        CCS.    The CCS standard is utilized by EVs manufactured by U.S. OEMs (excluding Tesla) and European OEMs. OEMs that produce CCS-enabled vehicles include GM, Ford and BMW. The CCS standard provides for both AC and DC charging.

•        CHAdeMO.    The CHAdeMO standard is utilized by EVs manufactured by Japanese OEMs. OEMs producing CHAdeMO-enabled vehicles include Nissan, Honda and Toyota. The CHAdeMO standard is being phased out in North America with Nissan announcing that its next generation of EVs in the United States are converting to CCS standard.

•        Tesla.    The Tesla standard is proprietary, utilized solely by vehicles manufactured by Tesla, Inc. and supports AC and DC charging. Tesla sells adaptors for AC and DC charging so that their customers can use non-Tesla charging stations.

Notwithstanding the variety of standards, EVgo’s chargers support all of the above options. EVgo’s charging stations typically contain both CCS and CHAdeMO cables. Additionally, certain EVgo charging sites offer integrated Tesla charging. The inclusion of a native, integrated Tesla Connector allows EVgo to charge all EV standards utilizing its equipment without requiring EV drivers to use adaptors or converters. EVgo believes the seamless, integrated charging offered by its stations greatly enhances consumer experience. EVgo plans to expand the number of stations utilizing Tesla Connectors through both retrofits and new development in the near future.

Products and Services

EVgo provides a range of EV-charging-related services.

Retail Charging

EVgo sells electricity directly to drivers who access EVgo’s publicly available networked chargers. Various pricing plans exist for customers, and drivers have the choice to charge as members (with monthly fees and reduced per minute pricing), through a subscription service or as non-members. Drivers locate the chargers through EVgo’s mobile application, their vehicle’s in-dash navigation system or third-party databases that license charger-location information from EVgo. EVgo installs its chargers in parking spaces owned or leased by commercial or public-entity site hosts that desire to provide EV charging services at their respective locations. Commercial site hosts include retail centers, offices, medical complexes, airports and convenience stores. EVgo believes its offerings are well aligned with the goals of site hosts, as many commercial businesses increasingly view EV-charging capabilities as essential to attract tenants, employees, customers and visitors, and achieve sustainability goals. Site hosts are generally able to obtain these benefits at no cost when partnering with EVgo, as EVgo is responsible for the installation and operation of chargers located on site hosts’ properties. In many cases, site hosts will earn additional revenue from license payments made by EVgo in exchange for use of the site.

OEM Charging and Related Services

EVgo is a leader in OEM charging programs and has pioneered innovative revenue models to meet a wide variety of OEM objectives related to the availability of charging infrastructure and the provision of charging services for EV drivers. EVgo contracts directly with OEMs to provide charging services to drivers who have purchased or leased such OEMs’ EVs and who access EVgo’s public charger network, to expand EVgo’s network of owned DCFC and to provide other related services. Other related services currently provided to OEMs by EVgo include data services and digital application services. EVgo views its OEM relationships as a core customer-acquisition channel.

Commercial Charging

Fleet and Rideshare Public Charging

High volume fleet customers, such as TNCs or delivery services, can access EVgo’s charging infrastructure through the EVgo public network. Pricing for charging services is negotiated directly between EVgo and the fleet owner based on the business needs and usage patterns of the fleet. Typically in these arrangements EVgo contracts with, and bills, the fleet owner directly rather than individual fleet drivers utilizing EVgo chargers. Access to EVgo’s public network allows fleet and rideshare operators to support mass adoption of transportation electrification and achieve sustainability goals without needing to directly invest capital in charging infrastructure or incur operating costs associated with charging equipment.

ChaaS and Fleet Dedicated Charging

In addition to offering access to its public network, EVgo offers dedicated charging solutions to fleets. As part of this offering, EVgo typically builds, owns, and operates charging infrastructure for the exclusive use of a dedicated customer and is currently piloting flexible ownership models, such as its ChaaS offering. EVgo’s dedicated and ChaaS offerings provide a value proposition for fleets who might otherwise feel compelled to procure, install and manage their own EVSE. EVgo offers a variety of pricing models for its dedicated charging solutions, including a mix of volumetric commitments and variable and fixed payments to EVgo for provision of its services. ChaaS and dedicated charging allow for tailored fleet charging solutions without requiring fleets to directly incur capital expenditures or operating and management costs related to charging EVs. Together, EVgo’s dedicated charging solutions and public fleet charging services provide fleets with a more robust and flexible charging solution.

Ancillary Service Offerings

In addition to charging services, EVgo offers a variety of software-driven digital, development, and operations services to its customers. These offerings currently include customization of digital applications and charging data integration and EVgo is currently piloting micro targeted advertising services, smart charging reservations, loyalty programs and access to chargers behind parking lot pay gates. EVgo also offers maintenance services and development and project management services, including EVSE installation, networking and operations.

Market Opportunity & Strategy

The United States EV market has experienced significant recent growth, EVgo expects this growth to accelerate further as consumers and businesses adopt EV technology at an increasing rate. As the market continues to scale, the availability of appropriate charging infrastructure will be critical to enabling consumer and commercial adoption of EVs. Larger (and thus heavier) EV models, such as SUVs and trucks, being made widely available in the coming years, coupled with an increased number of EV fleets, will require a greater number of easily accessible high powered charging outlets. EVgo’s mix of public and dedicated high-powered DCFC offerings positions EVgo to take advantage of broadening electrification trends.

EVgo is differentiated as an owner and operator of charging infrastructure focused on high traffic, high density urban, suburban and exurban areas. EVgo believes that its network ownership model allows it to deliver a superior EV charging experience and unique value proposition to EV drivers, fleets and site host partners by ensuring seamless operations, industry leading system reliability and availability, as well as access to the most convenient locations without requiring capital investment from customers. Further, EVgo’s ownership model allows it to offer additional capital light dedicated charging solutions to fleet customers at favorable rates along with the ability for fleets to access EVgo’s public network, to better match the enterprise level needs of fleet customers.

The EVgo team has developed market-leading expertise and business processes for developing, owning, and operating a comprehensive, highly reliable charging network and in selecting and developing quality sites for chargers; managing multi-pronged build projects through engineering, permitting, construction, and commissioning; and operating and maintaining a distributed network of DCFC across the country to the highest standards available in the industry.

The core elements of EVgo’s ongoing strategy include:

•        Identifying Optimal Charging Sites.    EVgo will continue to utilize its proprietary business intelligence tools to leverage complex financial analytics and proprietary data sets to identify the optimal locations to install its charging stations. These tools optimize site selection, charger configurations, regulatory incentive capture and network design while taking into account current and projected EV penetration trends and owner demographics, local availability of charging infrastructure, traffic patterns, fleet partner electrification, input from OEMs, government policies and specific site level economic factors. These tools allow EVgo to effectively and efficiently allocate its capital and guide the ongoing management of its charging network.

•        Disciplined Capital Allocation.    All capital investments made by EVgo are approved by its internal investment committee. EVgo currently analyzes investments using several parameters and scenarios and requires each station to meet or exceed pre-defined internal rate of return and multiple on invested capital criteria in expected and downside cases before approval. EVgo’s management and board of directors review its underwriting assumptions and capital deployment criteria quarterly.

•        Maximizing Value for Different Stakeholders.    EVgo is committed to providing a best-in-class customer experience for all EV drivers, site hosts, and utility, OEM and government partners. EVgo intends to introduce new products and offerings that will enhance the experience for many different stakeholder classes and in an effort to better meet their unique needs, while at the same time expanding its infrastructure footprint in convenient high-quality locations.

•        Public Policy Engagement.    EVgo regularly engages with federal, state and local regulators, utilities, legislatures and other stakeholders to shape funding opportunities, reduce electricity rates, implement streamlined EV charging tariffs and interconnection processes, promote competitive ownership of EVSE and unlock new markets. EVgo intends to increase its public policy outreach and continue to advocate for policies that advance electric mobility.

•        Research and Development.    EVgo intends to invest considerable time and expense into enhancing its products and services and maintain its leadership position as developer, owner and operator of networked fast charging infrastructure with continued research and development activities focused on hardware design and station architecture as well as on its technology stack and software applications.

•        Expanding Sales and Marketing.    EVgo intends to invest in its sales and marketing efforts to capitalize on the growth in the EV market and enable appropriate engagement with customers and partners across verticals and channels.

•        Pursuing Strategic Acquisitions.    While EVgo has, to date, not made any material acquisitions, it continues to explore opportunities.

EVgo plans to continuously pursue the expansion of its public and private DCFC network with a focus on high traffic, high-density urban, suburban and exurban locations in regions with high rates of EV adoption and EV penetration where the need for DC fast charging is most acute. EVgo’s expansion strategy will remain governed by EVgo’s capital allocation process and investment criteria. EVgo believes its ability to identify, develop and operate the highest quality charging sites, along with a focus on providing the highest level of service to all customers and stakeholders, creates an enhanced customer experience that drives brand loyalty and increases throughput on its network.

Competition

The EV charging industry is increasingly competitive. The principal competitive factors in the industry include charger count, locations and accessibility; charger connectivity to EVs and ability to charge all standards; speed of charging relative to expected vehicle dwell times at the location; DCFC network reliability, scale and local density; software-enabled services offering and overall customer experience; operator brand, track record and reputation; access to equipment vendors, service providers, and policy incentives and pricing. EVgo believes the main competitors to its core business are Electrify America and Blink. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, potential headwinds to EV adoption include continued use of other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel economy gasoline and diesel-powered vehicles. EVgo indirectly competes with site hosts or fleets that choose to own their own charging infrastructure and procure their EVSE from third-party vendors, such as EVBox and ChargePoint, rather than leveraging EVgo’s public or dedicated charging offerings.

EVgo believes it has a competitive advantage in delivering charging services driven by its OEM partnerships, fleet and rideshare partnerships, brand equity, network scale, network design, experience developing and operating DCFC infrastructure, its reputation in the industry, its history of meeting commitments to its partners, differentiated station design and software enabled service offerings, and network effects driven by higher utilization on its network as compared to its competitors.

Suppliers and Service Providers

Charging Equipment and Related Services

EVgo relies on third-party vendors for design, testing and manufacturing of charging equipment. At this stage of the industry, equipment is unique to each supplier with respect to components and aftermarket maintenance and warranty services. As such, equipment and services are currently singularly sourced from each supplier. For the year ended December 31, 2019, EVgo had one major vendor that represented approximately 11% of total purchases. For the nine months ended September 30, 2020, EVgo had one major vendor that represented approximately 10% of total purchases.

EVgo has invested in and maintains long-term relationships with suppliers and service providers. EVgo designs its stations and specifies its EV chargers in-house and outsources production to an assortment of manufacturers. EVgo does not typically install charging stations at its sites. These installations are typically performed by electrical contractors managed by EVgo. EVgo has established relationships with multiple EV-charger manufacturers, including BTC, ABB, Signet and Delta. Further, EVgo has formed relationships with construction and maintenance companies that have significant experience building and maintaining EV sites. Additionally, a significant portion of EVgo’s software platform is supplemented by Driivz, an EV charging management platform.

Electricity

For approximately 50% of its charging sites, EVgo purchases electricity for its charging stations directly from local utilities as a C&I customer, with these sites representing approximately 62% of EVgo’s total GWh throughput. Each site will qualify for a certain utility tariff based primarily on maximum instantaneous electric usage measured over a historic period. A typical electricity tariff for one of EVgo’s sites consists of (i) a fixed charge, generally based on the number of meters on site, (ii) an energy charge based on kWh used, which may vary depending on time of use (including seasons and peak hours), (iii) a demand charge, or cost charged per kW during applicable calculation period, which is often monthly, but which may also vary depending on time of use, and (iv) any applicable state and utility taxes. The remainder of EVgo’s charging sites obtain electricity through the host. EVgo reimburses the host for the cost of the electricity at a negotiated rate, subject to the terms of each host agreement. The negotiated rate varies based on the host’s electricity tariff, the size of the charging site and other financial incentives provided to the host.

Customers, Partnerships and Strategic Relationships

EVgo has established partnerships and strategic relationships with key OEMs, site hosts and fleet operators, including GM and Nissan which are discussed further below. These relationships allow EVgo to access new customers and build brand awareness through co-marketing. EVgo may also benefit from promotional programs sponsored by OEMs. In some cases, EVgo’s OEM partners have agreed to provide EVgo with one-time or ongoing payments related to the build out of its charger network. For example, GM has agreed to provide quarterly payments to EVgo as additional fast chargers are added to its network pursuant to a contractual arrangement between GM and EVgo. In all cases, EVgo retains 100% ownership of the chargers built under these OEM programs.

EVgo has established, invested in and maintained long-term relationships with site hosts with national and regional multi-site portfolios of commercial and retail properties. EVgo’s site hosts span a wide array of industries and locations, including airports, automobile dealers, healthcare/medical facilities, hotels, mixed-use facilities, municipal locations, parks and recreation areas, parking lots, restaurants, retailers, schools and universities, stadiums, supermarkets, transportation hubs and workplace locations. EVgo executes numerous master agreements with site hosts that enable the rapid conversion of prospect sites into develop-able locations by standardizing terms and conditions for site control. EVgo believes its ownership model is attractive to its site hosts partners as it allows them to offer an EV charging amenity to their customers without needing to incur upfront capital expenditures or ongoing operating costs while generating rent revenue from EVgo. EVgo’s management believes the benefits offered to site hosts by EVgo’s business model will continue to provide EVgo access to the highest quality property owners, grocery store chains, parking garages, airports and convenience stores.

While EVgo currently serves more than 250,000 individual EV drivers on its public network, it has historically relied on a limited number of commercial partners for a significant portion of its total revenue. If EVgo does not retain some or all of those commercial partners, it could have a material negative impact on future results. For the three months ended March 31, 2021 and the year ended December 31, 2020, EVgo had two commercial partners and one commercial partner, respectively, that accounted for more than 10% of its total revenue, representing 34% and

11% of total revenue, respectively. As EVgo and the EV industry continues to grow, EVgo expects revenues will be generated from a larger and an increasingly diverse group of customers and commercial partners. In the ordinary course of business, EVgo engages in active discussions and renegotiations with its commercial partners in respect to the solutions it provides and the terms of its agreements, including fees. Most of EVgo’s contracts with its commercial partners have multi-year terms, and some have rights to terminate prior to the end of the term. The loss of any of EVgo’s largest commercial partners or the renegotiation of any of its largest contracts with its commercial partners could adversely affect EVgo’s results of operations.

General Motors

On July 20, 2020, EVgo and GM, entered into a five-year contract to build 2,750 fast chargers that EVgo will own and operate as part of its public network. EVgo’s management believes this agreement will serve to accelerate EVgo’s development plans and enhance its customer acquisition and brand equity among retail drivers. Pursuant to the GM Agreement, EVgo is required to meet certain quarterly milestones measured by the number of chargers installed, and GM is required to make certain payments based on chargers installed. Under the GM Agreement, EVgo is required to install a total of 2,750 chargers by December 31, 2025, 80% of which are required to be installed by December 31, 2023. Meeting these milestones will require additional funds beyond the amounts committed by GM, and EVgo may face delays in construction, commission or aspects of installation of the chargers EVgo is obligated to develop. EVgo is also required to maintain network availability (i.e. the percentage of time a charger is operational and available on the network) of 93%, which is lower than EVgo’s historical average of 98%. In addition to the capital build program, EVgo committed to providing a certain number of new GM EV cars with an EVgo charging credit and limited time access to other EVgo services at a discounted rate.

The GM Agreement is subject to early termination in certain circumstances, including in the event EVgo fails to meet the quarterly charger-installation milestones or fails to maintain the specified level of network availability. If GM terminates the agreement, EVgo may not be entitled to receive continued payments from GM and instead may be required to pay liquidated damages to GM. In the event EVgo fails to meet a charger-installation milestone or maintain the required network availability in a calendar quarter, GM has the right to provide EVgo with a notice of such deficiency within thirty days of the end of the quarter. If the same deficiency still exists at the end of the quarter immediately following the quarter for which a deficiency notification was delivered, GM may immediately terminate the agreement and seek pre-agreed liquidated damages of up to $15.0 million.

As of May 14, 2021, EVgo had 82 chargers left to install in order to meet its charger-installation milestone for the quarter ending June 30, 2021. EVgo believes that it may not meet the charger-installation milestone for the quarter ending June 30, 2021, due to delays in permitting, commissioning and utility interconnection resulting from COVID-19 disruptions in business operations across the engineering and permitting chain, as well as industry and regulatory adaptation to the requirements of high powered charger installation including slower than expected third party approvals of certain site acquisitions and site plans. Going forward, it is uncertain if these, or other potential issues in the procurement, installation or energization of DCFC, will be resolved in a timely fashion, and EVgo believes that its ability to meet its charger-installation milestones under the GM Agreement may continue to be impacted by circumstances similar to those experienced in the first quarter of 2021.

Nissan

EVgo has two program services agreements in place with Nissan. These agreements provide for a capital build program, joint marketing activities and charging credit programs for purchasers or lessees of Nissan EVs. Under the joint-marketing activities provisions of the agreement, EVgo is to spend a specified amount annually on joint-marketing activities that have been mutually agreed-upon with Nissan. Credits for charging will be allocated annually to purchasers or lessees of Nissan EVs. Charging credits will allow each participant to charge its vehicle for 12 months at no charge to the participant, up to the amount of the charging credit allocated to such participant. In the event a participant does not use the entire amount of its charging credit within 12 months, a portion of the remaining dollar value of such credit will rollover to subsequent periods and a portion will be retained by EVgo.

Under the terms of the Nissan Agreement, purchasers or lessees of Nissan LEAF electric vehicles in certain markets can receive charging services at an EVgo station or a participating third-party charging station. Pursuant to the Nissan Agreement, EVgo is required to support, maintain and make available at least 850 chargers through July 7, 2021. The Nissan Agreement is subject to early termination upon ninety days’ notice in certain circumstances, including EVgo’s failure to maintain the specified charger counts. As of April 30, all build, support and maintenance obligations under the Nissan Agreement have been fulfilled and EVgo anticipates maintaining compliance with all obligations under the agreement through the end of its term. The termination of the Nissan Agreement in July 2021 is not expected to impact our financial performance or results of operations.

On June 13, 2019, EVgo and Nissan entered into the Nissan 2.0 Agreement. The Nissan 2.0 Agreement includes a capital-build program requiring EVgo to install, operate and maintain public, high-power dual-standard chargers in specified markets pursuant to a Build Schedule. EVgo will own 100% of the chargers for use on its public network. Under the terms of the Nissan 2.0 Agreement, EVgo is required to adhere to a Build Schedule as negotiated at the beginning of each year. Due to the extenuating circumstances of the COVID-19 pandemic, EVgo and Nissan have extended the current Build Schedule deadline through June 30, 2021 and no penalties may be assessed prior to such date. Pursuant to the Nissan 2.0 Agreement, as modified by this extension, EVgo is required to install 46 chargers at 17 sites by June 30, 2021 and an aggregate of 210 chargers by February 29, 2024 at a number of sites to be determined with each Build Schedule. As of April 30, 2021, EVgo had 12 chargers at 4 sites left to install in order to meet its Build Schedule obligations by June 30, 2021. EVgo believes that it may not meet the June 30, 2021 Build Schedule obligations due to delays in permitting, commissioning, slower than expected third party approvals of certain site acquisitions, delays in utility interconnection resulting from industry adaptation to the requirements of high-powered charger installation, as well as supply chain issues. Going forward it is uncertain if these, or other potential issues in the procurement, installation, or energization of DCFC, will be resolved in a timely fashion. If EVgo fails to meet its future Build Schedule obligations, Nissan may invoke a penalty of up to $35,000 per delayed site, up to forty sites.

At this time, EVgo believes that its ability to meet future Build Schedule obligations may continue to be impacted by circumstances similar to those experienced during the first quarter of 2021, or other potential issues including, but not limited to, equipment design and procurement, timing of third-party funding agreements, and the siting, permitting, construction, commissioning, energizing of DCFC, or delays in releasing public grant funding.

Nissan has the right to terminate the Nissan 2.0 Agreement, without penalty or obligation of any kind, upon thirty days’ written notice if it is unable to secure funding to make payments required under the Nissan 2.0 Agreement. Nissan receives budget approvals annually from Nissan Motor Company Limited. As of April 30, 2021, Nissan has not given EVgo any indication that it will be unable to secure funding to meet its payment obligations under the Nissan 2.0 Agreement. If Nissan terminates the Nissan 2.0 Agreement due to a lack of funding, EVgo will still be required to do the following: (i) meet charger installation milestones through the date of termination; (ii) provide an aggregate of $1.6 million in joint marketing activities; and (iii) provide $4.8 million worth of charging credits, which have been paid for by Nissan, that shall continue to be administered.

Intellectual Property

EVgo protects its intellectual property and proprietary rights through patent, trademark, copyright, trade secret and unfair competition laws, augmented by its own confidentiality protocols. EVgo undertakes actions as necessary to ensure that its proprietary rights are protected while at the same respecting the intellectual property rights of other persons.

As of March 31, 2021, EVgo had one United States pending non-provisional patent application. EVgo continues to regularly assess opportunities for seeking patent protection for those aspects of its technology, designs and methodologies that it believes provide a meaningful competitive advantage.

Governmental Regulation

State, regional and local regulations for installing EV charging stations vary from jurisdiction to jurisdiction and may include permitting requirements, inspection requirements, licensing of contractors and certifications.

On December 16, 2019, California adopted amendments to the state’s EVSE specifications that prohibit, or will prohibit, public-charging operators from billing customers by the minute within the state. The prohibition on per-minute billing currently applies to all new Level 2 chargers installed or replaced on or after January 1, 2021 and will apply to new DCFCs installed or replaced on or after January 1, 2023. Chargers installed before 2021 can continue time-based billing until 2031 (for Level 2 chargers) or 2033 (for DCFCs).

California, Colorado, Florida, Hawaii, Illinois, Maryland, Massachusetts, Minnesota, New York, Oregon, Pennsylvania, Utah, Virginia, Washington and the District of Columbia have determined that companies that sell EV charging services to the public will not be regulated as utilities. While these individual state determinations are not binding on any other regulator or jurisdiction, they demonstrate a trend in the way states view the nascent EV charging industry. Other jurisdictions are in the process of adopting such reforms.

Grants and Incentives

EVgo continuously pursues public grants, subsidies and incentives to reduce its capital expenditures. EVgo has dedicated, and plans to dedicate, a variety of internal and external resources to monitor, submit for, and utilize available grant, subsidy and incentive funding for the development of DCFC on a state, local and national level. EVgo generally informs its network expansion and local build plans based on expected timing for and availability of funding of this type. EVgo has received grants from the California Energy Commission, Bay Area Air Quality Management District, Florida Department of Environmental Protection, Pennsylvania Department of Environmental Protection, Colorado Energy Office, Maryland Energy Administration, North Carolina Department of Environmental Quality and the Virginia Department of Environmental Quality. As an example of these grants, on August 9, 2018, the Virginia Department of Environmental Quality selected EVgo as the recipient of an approximately $14.0 million award to develop a statewide public charging network. Under the terms of the award, the Virginia network will be developed over three one-year investment cycles, with options to extend. As of March 31, 2021, EVgo had approximately 110 DC fast chargers and up to 122 Level 2 chargers left to be installed under the Virginia Department of Environmental Quality award. EVgo intends to exercise its option to extend the investment cycle by two years.

EVgo intends to continue to vigorously seek additional grants, rebates, subsidies and incentives as an effective avenue to reducing its capital investment in the promotion, purchase and installation of charging stations where applicable.

Government Regulations to Enhance EV Adoption

The regulations mandated by the CAFE standards set the average new vehicle fuel economy, as weighted by sales, that a manufacturer’s fleet must achieve. The United States Environmental Protection Agency (“EPA”) has established vehicle carbon dioxide emissions standards through Model Year 2026 for light-duty vehicles; however, the EVgo expects the EPA to revisit these standards and set standards for future model years under the Biden Administration. Although EVgo is not a car manufacturer, and thus not directly subject to the CAFE standards, such standards may still indirectly affect EVgo’s business. The adoption of more stringent federal standards may create further incentives for vehicle manufacturers to increase their EV offerings, which would likely result in increased demand for charging services. Additionally, several states, such as California, Massachusetts, and New York, have adopted or are considering adopting bans on the sale of internal combustion engine vehicles by 2035.

Waste Handling and Disposal

EVgo is subject to laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, CERCLA, also known as the Superfund law, in the United States and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environmental and to seek to recover from the responsible classes of persons the costs they incur.

EVgo may also generate or dispose of solid wastes, which may include hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain components of EVgo’s charging stations may be excluded from RCRA’s hazardous waste regulations, provided certain requirements are met. However, if these components do not meet all of the established requirements for the exclusion, or if the requirements for the exclusion change, EVgo may be required to treat such products as hazardous waste, which are subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations, or EVgo’s ability to qualify the materials we use for exclusions under such laws and regulations, could adversely affect EVgo’s operating expenses.

Renewable Energy Markets

As part of EVgo’s business strategy, EVgo markets the electricity provided from its charging stations as 100% renewable. Any claims EVgo makes to consumers about its use of renewable energy are subject to regulation by the FTC. The FTC Green Guides require all non-renewable energy use to be matched with renewable energy certificates (“RECs”) in order to make renewable energy claims and may also require certain statements regarding the sources of renewable energy and related RECs. Failure to comply with such regulations can result in substantial monetary penalties or otherwise impact EVgo’s results of operations. Therefore, EVgo purchases certified RECs in order to qualify the electricity it distributes through charging stations as renewable energy, and will continue to purchase certified RECs in the future to substantiate claims that its charging stations are powered by 100% renewable energy.

LCFS Credits

EVgo derives a portion of its revenue from selling regulatory credits earned for participating in Low Carbon Fuel Standard programs in markets where such programs are active — currently in California and Oregon. EVgo earns credits for the sale of energy and, in certain cases, the installation of DCFC infrastructure under California’s Fast Charging Infrastructure (“FCI”) program. EVgo sells credits earned through these programs to entities obligated to purchase the credits for compliance or through exchanges. EVgo actively seeks to maximize the number of credits generated per kWh of energy sold by sourcing renewable electricity. EVgo’s management is actively monitoring proposed LCFS programs in other states, such as Massachusetts, New York, Colorado, Washington and New Mexico as potential future revenue streams. The availability of such credits depends on continued governmental support for these programs and regulatory frameworks that make it possible for EVgo to participate in these credit markets.

CPUC Settlement

In November 2012, the Federal Energy Regulatory Commission approved an agreement (the “Settlement Agreement”) between NRG and the California Public Utilities Commission (the “CPUC”) to settle outstanding legal claims against certain affiliates of NRG. Under the terms of the Settlement Agreement, NRG was required to invest $102.5 million for the construction and operation of a fee based EV charging network in California, to be owned and operated by EVgo. Specifically, the Settlement Agreement required NRG, though EVgo, to build at least 200 publicly available fast-charging EV stations and perform the associated work to prepare 10,000 commercial and multi-family parking spaces for EV charging in California. Following Vision Ridge’s acquisition of a majority interest in EVgo, NRG retained its original financial obligation under the Settlement Agreement and contracted with EVgo to continue to build the remaining EV charging stations and commercial and multi-family parking spaces for EV charging. NRG directly reimbursed EVgo for costs incurred in fulfilling the obligations under the Settlement Agreement. As of December 31, 2020, EVgo has fulfilled all of its obligations to NRG related to the CPUC Settlement.

Employees

As of March 31, 2021, EVgo had 152 employees, including 145 regular full-time employees. None of EVgo’s employees are represented by a labor union or covered by a collective bargaining agreement. EVgo has never experienced a work stoppage and believes it maintains positive relationships with its employees.

Facilities

EVgo’s primary office is located at 11835 W. Olympic Blvd., Ste. 900E, Los Angeles, California 90064. EVgo also maintains a testing facility at 138 Sheldon Street, El Segundo, California 90245.

Legal Proceedings

From time to time, EVgo may be a party to legal proceedings or subject to claims arising in the ordinary course of business. EVgo is not currently a party to any material legal proceedings.

EVGO MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with EVgo’s unaudited condensed consolidated financial statements as of March 31, 2021 and the three months ended March 31, 2021 and March 31, 2020 and audited consolidated financial statements as of and for the years ended December 31, 2020 and December 31, 2019, including the related notes thereto, as well as the unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2021 and for the year ended December 31, 2020, in each case, included elsewhere in this proxy statement. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause EVgo’s actual results to differ materially from management’s expectations due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement. Factors which could cause such differences are discussed herein. Unless the context otherwise requires, all references in this section to “EVgo” for any period on or before January 15, 2020 refer to “EVgo Services” as the predecessor company, and its consolidated subsidiaries, and for any period after January 15, 2020 refer to the Company as the successor company, and its consolidated subsidiaries.

Overview

EVgo owns and operates the nation’s largest public DC fast-charging network for EVs by number of locations and is the first EV charging network in the United States powered by 100% renewable electricity. EVgo seeks to locate its charging infrastructure in high traffic, high density, urban, suburban and exurban locations to provide EV drivers of all types with easy access to convenient, reliable high-speed charging. EVgo’s network is currently capable of natively charging (i.e., charging without an adaptor) all EV models and charging standards currently available in the U.S., and serves a wide variety of private retail and commercial customers. Founded in 2010, EVgo has been a leader and innovator in the EV charging space and is well-positioned to continue to capitalize on its sustainable first-mover and first-learner advantages as EV adoption accelerates. To take advantage of the expected rapid growth in North American EVs on the road, EVgo is rapidly expanding its network of owned charging stations, prioritizing development of locations with favorable traffic and utilization characteristics.

EVgo’s primary business is the provision of EV charging services to individual EV drivers, commercial customers, and fleet owners through its owned infrastructure. As the owner of charging infrastructure, EVgo also monetizes regulatory credits generated by its charging activities. EVgo partners with a wide range of automotive OEMs, transportation network companies (“TNCs”), rideshare operators and other channel partners to build chargers in locations important to those partners, acquire EV customers and provide charging services to EV owners and drivers. Additionally, EVgo develops and deploys fleet-charging solutions for light-, medium-, and heavy-duty EV fleets , in which it may retain ownership of the charging infrastructure in exchange for contractual or guaranteed payment streams. EVgo is currently piloting and expects to offer its ChaaS solution and additional cloud-based, value-added services to drivers and partners to enhance the customer experience by layering EVgo’s proprietary technology functionality on top of its charging network. These include smart reservations, loyalty and microtargeted advertisement programs, seamless entry to parking garage pay gates, shopping coupons and Autocharge, a technology that allows registered customers to use their vehicles as identification and authorization for fast-charging, thus bypassing the need for separate payment.

EVgo undertakes and manages the siting, development and installation of the charging stations, operates and maintains the stations for use by EV drivers, and typically retains ownership of the chargers. EVgo uses software-enabled functionality of its network to provide remote monitoring and management of the charging stations, to manage all aspects of vehicle charging, backend operations and payment processing, and to convey real-time information on station location, status, charging equipment availability and pricing to EV drivers and partners. EVgo designs its network of fast charging stations to continue to scale with rapid electrification of transportation and meet all major customer use cases and requirements expected in its served markets.

EVgo has established commercial relationships with automotive OEMs such as GM, Tesla, Nissan and BMW; rideshare and other fleets such as Uber and Lyft; site hosts such as Whole Foods, Safeway and Kroger; state governments including California, Virginia, Pennsylvania and Washington; and a wide range of electric utilities. EVgo believes these commercial relationships will facilitate EVgo’s long-term growth at or above the unprecedented rate of growth of the EV market generally over the next several years.

EVgo has multiple channels through which it earns revenue. EVgo’s principal revenue stream is from the provision of charging services for EVs of all types on EVgo’s network. In addition, a variety of business-to-business commercial relationships provide EVgo with revenue or cash payments based on commitments to build new infrastructure, provide guaranteed access to charging, and offer marketing, data and software-driven services. EVgo also earns revenue from the sale of regulatory credits generated through sales of electricity and its operation and ownership of its DCFC network. This combination of revenue streams can drive long-term margin expansion and customer retention.

Specifically, revenue is earned through the following streams:

•        Charging revenue, retail:    EVgo sells electricity directly to drivers who access EVgo’s publicly available networked chargers. Various pricing plans exist for customers, and drivers have the choice to charge as members (with monthly fees and reduced per minute pricing), through a subscription service or as non-members. Drivers locate the chargers through EVgo’s mobile application, their vehicle’s in-dash navigation system or third-party databases that license charger-location information from EVgo. Additionally, EVgo has established interoperability and roaming agreements with other charging networks allowing EVgo customers to charge seamlessly at non-EVgo stations and allowing non-EVgo customers to utilize EVgo chargers. EVgo believes roaming agreements are an effective avenue to acquire customers, enhance customer experience and accelerate EV adoption. Over the last twelve months, EVgo has experienced net inbound traffic via its roaming partners, with inbound revenues outpacing outbound revenues by approximately four times. EVgo installs its chargers in parking spaces owned or leased by commercial or public-entity site hosts that desire to provide EV charging services at their respective location. Commercial site hosts include retail centers, offices, medical complexes, airports and convenience stores. EVgo believes its offerings are well aligned with the goals of site hosts, as many commercial businesses increasingly view EV-charging capabilities as essential to attract tenants, employees, customers and visitors, and achieve sustainability goals. Site hosts are generally able to obtain these benefits at no cost when partnering with EVgo, as EVgo is responsible for the installation and operation of chargers located on site hosts’ properties.

•        Charging revenue, OEM:    EVgo is a leader in OEM charging programs and has pioneered innovative revenue models to meet a wide variety of OEM objectives related to the availability of charging infrastructure and the provision of charging services for EV drivers. EVgo contracts directly with OEMs to provide charging services to drivers who have purchased or leased such OEMs’ EVs and who access EVgo’s public charger network, to expand EVgo’s network of owned DCFCs and to provide other related services. Other related services currently provided to OEMs by EVgo include data services and digital application services. EVgo views its OEM relationships as a core customer acquisition channel.

•        Charging revenue, commercial:    High volume fleet customers, such as TNCs or delivery services, can access EVgo’s charging infrastructure through the EVgo public network. Pricing for charging services is negotiated directly between EVgo and the fleet owner based on the business needs and usage patterns of the fleet. Typically in these arrangements EVgo contracts with, and bills, the fleet owner directly rather than individual fleet drivers utilizing EVgo chargers. Access to EVgo’s public network allows fleet and rideshare operators to support mass adoption of transportation electrification and achieve sustainability goals without needing to directly invest capital in charging infrastructure or incur operating costs associated with charging equipment.

In addition to offering access to its public network, EVgo offers dedicated charging solutions to fleets. As part of this offering, EVgo typically builds, owns, and operates charging infrastructure for the exclusive use of a dedicated customer and is currently piloting flexible ownership models, such as its ChaaS offering. EVgo’s dedicated and ChaaS offerings provide a value proposition for fleets who might otherwise feel compelled to procure, install and manage their own EVSE. EVgo offers a variety of pricing models for its dedicated charging solutions, including a mix of volumetric commitments and variable and fixed payments to EVgo for provision of its services. ChaaS and dedicated charging allow for tailored fleet charging solutions without requiring fleets to directly incur capital expenditures or operating and management costs related to charging EVs. Together, EVgo’s dedicated charging solutions and public fleet charging services provide fleets with a more robust and flexible charging solution.

•        Network revenue, OEM:    Revenue related to contracts that have significant charger infrastructure build programs, which represent set-up costs under ASC 606. Proceeds from these contracts are allocated to performance obligations including marketing activities, memberships, reservations and the expiration of unused charging credits. Marketing activities are recognized at a point in time as the services are performed and measurement is based on amounts spent. For memberships and reservations, revenue is recognized over time and measured based on the charging activity of subscriber members at each measurement period. Any unused charging credits are recognized as breakage using the proportional method or, for programs where there is not enough information to determine the pattern of rights exercised by the customer, the remote method.

•        Ancillary revenue:    Historically, ancillary revenue has consisted primarily of maintenance services and development and project management revenue, including EVSE installation, networking and operations. EVgo also provides data-driven and technology-driven services to its retail, OEM, fleet, government, and site hosts to best meet their needs. These offerings currently include customization of digital applications and charging data integration. EVgo is currently piloting micro-targeted advertising services, smart charging reservations, loyalty programs, and access to chargers behind parking lot pay gates. EVgo believes the ability to layer ancillary revenue streams on core charging revenues differentiates EVgo and enhances brand loyalty from customers and partners.

•        Regulatory credit sales:    As a charging station owner and operator, EVgo earns regulatory credits, such as Low Carbon Fuel Standard (“LCFS”) and other regulatory credits, in states where such programs are enacted — currently, Fast Charging Infrastructure (“FCI”) in California and Clean Fuel Standards in Oregon. These credits are generated through charging station operations based on kWh of charging electricity sold. EVgo earns additional revenue through the sale of these credits to buyers obligated to purchase the credits to comply with the program mandates.

Recent Developments

COVID-19 Outbreak

The global outbreak of COVID-19 has resulted in the implementation of numerous actions taken by governments, governmental agencies and other entities and organizations in an attempt to mitigate the spread of the virus. These measures have resulted in a significant reduction in worldwide economic activity and extreme volatility in the global financial markets which have affected new car sales, including EVs, and significantly reduced people’s mobility, and the accompanying demand for EVgo charging services. EVgo experienced a significant decline in monthly GWh throughput beginning in March 2020, decreasing by as much as 64%. Between March and July 2020, EVgo deactivated over 70 chargers due to decreased usage as a result of COVID-19, experiencing an average downtime of 38 days when host sites were closed. While EVgo’s business showed steady recovery with multiple metrics improving month-over-month since that time, total GWh throughput for the three months ended March 31, 2021 was lower than the same prior-year period by 0.6 GWh and total GWh throughput for the year ended December 31, 2020 was 12.9 GWh lower than expected.

The COVID-19 pandemic also impacted EVgo’s operations through construction delays and supply chain and shipping constraints. EVgo delayed operational dates of over 400 chargers by six to nine months due to delays in various stages site planning and construction caused by COVID-19. When governments and businesses shut down in response to shelter in place orders and other similar actions by state and local governments, permitting, inspection and other city and municipal services were suspended, and EVgo had reduced access to host sites for construction and on-site survey and design. EVgo also experienced delays in its site host negotiations as hosts devoted more time to day-to-day operations and employee health and safety. In addition, EVgo experienced delays in equipment fulfillment and other logistics related to reduced operational capacity of warehouses and shipping vessel backlogs, which has caused additional delay in early 2021.

As part of the modified business practices in response to COVID-19, the incremental costs encompassed mainly the purchase of personal protective equipment, a subscription to Go Evo, a COVID-19 employee screening app, and COVID-19 testing expenses. The total cost has not been material and was approximately $16,000.

Business Combination

On January 21, 2021, the EVgo Parties entered into the Business Combination Agreement with CRIS and SPAC Sub, pursuant to which the parties will undergo a series of transactions. As a result of the business combination, CRIS’s only direct assets will consist of all of the issued and outstanding equity interests in SPAC Sub, which, in turn, will hold only the Issued OpCo Units. OpCo’s only direct assets will consist of all of the issued and outstanding equity interests in the Company. Following the business combination, CRIS will be renamed “EVgo Inc.”

The business combination is anticipated to be accounted for as a reverse recapitalization. EVgo will be deemed the accounting predecessor and the combined entity will be the successor registrant, meaning that EVgo’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, CRIS will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to EVgo’s Consolidated Balance Sheet at December 31, 2020) of between approximately $471 million, assuming maximum CRIS shareholder redemptions permitted under the Business Combination Agreement, and $575 million, assuming CRIS minimum shareholder redemptions, and in each case including $400 million in gross proceeds from the PIPE. Total transaction costs are estimated at approximately $55 million.

The combined company intends to list the Class A common stock and warrants on Nasdaq under the symbols “EVGO” and “EVGOW,” respectively, upon the Closing, and will require EVgo to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. EVgo expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources, including increased personnel costs, audit and other professional service fees.

General Motors Agreement

On July 20, 2020, EVgo Services and GM, entered into a five-year contract to build 2,750 fast chargers that EVgo will own and operate as part of its public network. GM will make quarterly payments and requires a minimum of chargers be built each quarter. In addition to the capital build program, EVgo Services commits to providing a certain number of new GM EV car owners with an EVgo charging credit and limited time access to other EVgo services at a discounted rate. GM will make quarterly payments beginning with the quarter ended March 31, 2021. The GM agreement places certain requirements on the Company related to progress of charger deployment and network availability. Should EVgo Services fail to meet these requirements, GM has the right, but not the obligation, to terminate the agreement and to seek pre-agreed liquidated damages related to such shortfall. The agreement contains customary provisions allowing GM to terminate, subject to a cure period, in certain cases including extended force majeure or a material breach of the agreement by EVgo Services. EVgo management believes this agreement will serve to accelerate EVgo’s development plans and enhance its customer acquisition and brand equity among retail drivers. See “Information About EVgo — Customers, Partners and Strategic Relationships — General Motors.”

State EV Initiatives

In September 2020, California Governor Gavin Newsom issued the EO, announcing a target for all in-state sales of new passenger cars and trucks to be zero-emission by 2035. California has also enacted its Clean Miles Standard and Incentive Program aiming to reduce greenhouse gases emissions from rideshare vehicles through electrification. In addition, several states — including California, Oregon, New York, Maryland and Massachusetts — have created mandates for EVs with the goal of having more than 6 million EVs on the road by 2030. EVgo believes these regulations, combined with a shift toward car-sharing and mobility as a service offering, will rapidly accelerate EV adoption by fleets in the coming years.

Key Components of Results of Operations

Revenue

EVgo’s revenues are generated across various business lines. The majority of EVgo’s revenue is generated from the sale of charging services, which are comprised of retail, OEM and commercial business lines. In addition, EVgo generates ancillary revenues through the sale of data services, consumer retail services and the development and project management of third-party owned charging sites. EVgo also offers network services to OEM customers, including memberships and marketing. Finally, as a result of owning and operating the EV charging stations, EVgo earns regulatory credits such as LCFS credits which are sold to generate additional revenue.

Revenue from Related Parties

Historical revenue from related parties consists primarily of revenue received from the Nissan Agreement for the period in which Nissan was a minority owner of EVgo. EVgo provided, and continues to provide, several service offerings under the Nissan contracts, including charging and ancillary. As of January 16, 2020, the date LS Power completed its acquisition of EVgo, Nissan is no longer a related party. In addition, during 2020, EVgo entered into various agreements with an affiliate of LS Power for the purchase and sale of California LCFS credits at prevailing market prices. See “Certain Relationships and Related Party Transactions — EVgo’s Related Party Transactions — Transactions with LS Power.”

Cost of Sales

Cost of sales consists primarily of energy usage fees, depreciation and amortization expenses, site operating and maintenance expenses, customer service and network charges, warranty and repair services, and site lease and rental expense associated with charging equipment.

Gross Profit (Loss) and Gross Margin

Gross profit (loss) consists of EVgo’s revenue less its cost of sales. Gross margin is gross profit (loss) as a percentage of revenue.

General and Administrative Expenses

General and administrative expenses primarily consist of payroll and related personnel expenses, IT and office services, office rent expense and professional services. EVgo expects its general and administrative expenses to increase in absolute dollars as it continues to grow its business but to decrease over time as a percentage of revenue. EVgo also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.

Transaction Bonus

Transaction bonus consists of expenses related to the contingent transaction bonus awarded to certain eligible employees in connection with the January 16, 2020 LS Power acquisition of EVgo.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion consists of depreciation related to EVgo’s property and equipment not associated with charging equipment, and, therefore, not included in the depreciation and amortization expenses recorded in cost of sales. This includes amortization of EVgo’s intangible assets and accretion related to EVgo’s asset retirement obligations.

Operating Loss and Operating Margin

Operating loss consists of EVgo’s gross profit (loss) less general and administrative expenses, transaction bonus expense, and depreciation, amortization, and accretion. Operating margin is operating loss as a percentage of revenue.

Interest Expense — Related Party

Interest expense — related party consists primarily of interest due under the Secured Grid Demand Promissory Note, dated January 16, 2020, by and between the Company and Holdings (the “LS Power Note”). As of March 31, 2021 and December 31, 2020, $57.0 million and $39.2 million, respectively, was outstanding under the LS Power Note. Pursuant to the terms of the Business Combination Agreement, the LS Power Note will be cancelled immediately prior to Closing and deemed to be an equity contribution to the Company, and EVgo will have no ongoing liability or obligations with respect to the LS Power Note after such time. See “Certain Relationships and Related Party Transactions — EVgo’s Related Party Transactions — Transactions With LS Power.”

Other Income — Related Party

Other income — related party consisted of income received under agreements with NRG and Nissan. On June 16, 2017, EVgo entered into a Master EV Services Agreement (the “NRG Agreement”) with NRG to install and operate a network of EV charging stations on behalf of NRG. NRG compensated EVgo for costs incurred for operating the charging network. In addition, on March 29, 2016, EVgo entered into a Program Services Agreement (the “NEDO Agreement”) with Nissan to install and operate a number of chargers on behalf of Nissan. Nissan compensated EVgo for costs incurred for operating the charging network. Under both agreements, the cost of the chargers was included in property and equipment and the related capital build liability for each agreement is included as a long-term liability on the balance sheet. After January 16, 2020, the date of LS Power’s acquisition of EVgo, income received under the NRG Agreement and the NEDO Agreement is classified as other (income) expense, net.

Other (Income) Expense, net

Prior to January 16, 2020, other income was comprised of contingent consideration that was reclassified from a liability to other income upon the determination that the milestones for the consideration would not be met, therefore, payment would not be required and other expense was related to transaction costs related to LS Power’s acquisition of EVgo.

After January 16, 2020, other (income) expense, net, consists primarily of income received under agreements with NRG and Nissan as well as unrealized gains on marketable securities.

Net Loss

Net loss consists of EVgo’s operating loss and interest expense — related party less other income — related party and other (income) expenses, net.

Key Performance Indicators

EVgo management uses several performance metrics to manage the business and evaluate financial and operating performance. EVgo considers the following indicators to be of critical importance:

Network Throughput

Network throughput represents the total amount of kWh that were consumed by EVs using EVgo’s chargers and charging stations. EVgo typically monitors kWh sales by business line, customer, and customer class. EVgo believes monitoring of component trends and contributions is the appropriate way to monitor and measure business-related health.

Number of DC Stalls on EVgo’s Network

Number of DC stalls represents the total number of DC stalls that EVgo has operational on its network. There are certain configurations of EVgo sites where one DC charger is capable of charging two vehicles simultaneously — all chargers at such a site would be counted as two stalls. Each stall is able to charge one vehicle at a time and such chargers are counted as two stalls.

The following table represented network throughput and number of DC stalls on EVgo’s network for the periods presented:

	Successor	Combined Successor And Predecessor	Combined Successor And Predecessor	Predecessor
	Three Months Ended March 31,		Year ended December 31,
	2021	2020	2020	2019
Network throughput (GWh)	4.1	4.8	15.7	25.5
Number of DC stalls on EVgo network	1,449	1,327	1,422	1,278

Factors Affecting EVgo’s Operating Results

EVgo believes its performance and future success depend on several factors, including those discussed below and in the “Risk Factors” section.

•        EV Sales.    EVgo’s revenue growth is directly tied to the adoption and continued acceptance and usage of passenger and commercial EVs sold, which it believes drives the demand for electricity, charging infrastructure and charging services. The market for EVs is still rapidly evolving and although demand for EVs has grown in recent years, there is no guarantee of such future demand. Factors impacting the adoption of EVs include perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; availability of services for EVs; consumers’ perception about the convenience, speed and cost of EV charging; volatility in the price of gasoline and diesel; EV supply chain disruptions including but not limited to availability of certain components (e.g. semiconductors), ability of EV OEMs to ramp-up EV production, availability of batteries, and battery materials; availability, cost and desirability of other alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy gasoline and diesel-powered vehicles; and increases in fuel efficiency. In addition, macroeconomic factors could impact demand for EVs, particularly since EVs can be more expensive than traditional gasoline-powered vehicles. If the market for EVs does not develop as expected or if there is any slowdown or delay in overall adoption of EVs, EVgo’s operating results may be adversely affected.

•        EV drivers’ usage pattern.    EVgo’s revenues are driven by EV drivers’ driving and charging behaviors. The EV market is still developing and current behavioral patterns may not be representative of future behaviors. Key behavioral shifts may include but are not limited to: annual vehicle miles traveled, preferences for urban, suburban or exurban locations, preferences for public or private fast charging, preference for home or workplace charging, demand from rideshare or urban delivery services, and the emergence of autonomous vehicles, micromobility and mobility as-a-service platforms requiring EV charging services.

•        Electrification of fleets.    EVgo management projects meaningful revenue contribution from light-, medium-, and heavy-duty fleet charging as commercial and government fleet owners accelerate electrification initiatives. EVgo faces competition in the fleet segment, including from certain fleet customers who may opt to install and own the charging equipment on their property, but believes its unique set of offerings to fleets and existing charging network positions EVgo advantageously to win business from fleets. Fleet owners are generally more sensitive to TCO than private-vehicle owners. As such, electrification of vehicle fleets may occur more slowly or more rapidly than management forecasts based on the cost to purchase, operate and maintain EVs and the general availability of such vehicles relative to those of legacy ICE vehicles. EVgo’s, and other competitors’, ability to offer competitive charging services and value-added ancillary services may impact the cadence at which fleets electrify and impact EVgo’s ability to capture market share in fleets. Additionally, federal, state and local government support and regulations directed at fleets (or lack thereof) may accelerate or delay fleet electrification and increase or reduce EVgo’s business opportunity. EVgo’s management is currently monitoring several key rules that may encourage fleet electrification including California’s Advanced Clean Truck Rule and the implementation of California’s Clean Miles Standard as well as similar proposals in other zero emission vehicle states.

•        Competition.    The EV charging industry is increasingly competitive. The principal factors on which industry participants compete include charger count, locations and accessibility; charger connectivity to EVs and ability to charge all standards; speed of charging relative to expected vehicle dwell times at the location; DCFC network reliability, scale and local density; software-enabled services offering and overall customer experience; operator brand, track record and reputation; and access to equipment vendors, service providers and policy incentives, and pricing. Existing competitors may expand their product offerings and sales strategies, new competitors may enter the market and certain fleet customers may choose to install and operate their own charging infrastructure. If EVgo’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

•        Regulatory environment.    EVgo is subject to federal, state and local regulations including consumer laws and regulations, tax laws and regulations, consumer privacy laws and regulations, engineering and civil and electrical construction laws and regulations. EVgo’s current business plan assumes no material change in these laws and regulations. In the event any such change occurs, compliance with new laws and regulations might significantly affect EVgo operations and cost of doing business.

•        Government mandates, incentives and programs.    The U.S. federal government, some state and local governments, and certain utilities provide incentives to end users and purchasers of Evs and EV charging stations in the form of rebates, tax credits, grants and other financial incentives. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV charging stations. However, these incentives may expire on specified dates, end when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, the credits under Section 30C of the Code, and state, local and utility funding allocations may sunset or become fully utilized without renewal. There can be no assurance that any of these programs, including credits under Section 30C will have sufficient availability or be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits, grants or other financial incentives, including the credits under Section 30C of the Code, could negatively affect the EV market and adversely impact EVgo’s business operations and expansion potential.. In addition, there is no assurance EVgo will have the necessary tax attributes to utilize any such credits and may not be able to monetize them given the nascent state of the market for such credits or be able to monetize such credits on favorable terms. New tariffs and policies that could incentivize overbuilding of infrastructure may also have a negative impact on the economics of EVgo’s stations. Furthermore, future tariffs and policy incentives may favor equipment manufactured or assembled at American factories, which may put EVgo’s fast charging equipment vendors at a competitive disadvantage, including by increasing the cost or delaying the availability of charging equipment, by challenging or eliminating EVgo’s ability to apply or qualify for grants and other government incentives, or by disqualifying EVgo from the ability to compete for certain charging infrastructure buildout solicitations and programs, including those initiated by federal government agencies.

•        Technology Risks.    EVgo relies on numerous internally developed and externally sourced hardware and software technologies to operate its network and generate earnings. EVgo engages a variety of third-party vendors for non-proprietary hardware and software components. The ability of EVgo to continue to integrate its technology stack with technological advances in the wider EV ecosystem including EV model characteristics, charging standards, charging hardware, software and battery chemistries will determine EVgo’s sustained competitiveness in offering charging services. There is a risk that some or all of the components of the EV technology ecosystem become obsolete and EVgo will be required to make significant investment to continue to effectively operate its business. EVgo’s management believes EVgo’s “build, own and operate” model is well-positioned to enable EVgo to remain technology-, vendor- and OEM-agnostic over time and allow the business to remain competitive regardless of long-term technological shifts in EVs, batteries or modes of charging.

•        Sale of regulatory credits.    EVgo derives revenue from selling regulatory credits earned for participating in low carbon fuel standard programs, or other similar carbon or emissions trading schemes, in various states and jurisdictions in the United States. EVgo currently sells these credits at market prices. These credits are exposed to various market and supply and demand dynamics which can drive price volatility and are difficult to predict. Price fluctuations in credits may have a material effect on future earnings. The availability of such credits depends on continued governmental support for these programs. If these programs are modified, reduced or eliminated, EVgo’s ability to generate this revenue in the future would be adversely impacted. In addition to current programs, EVgo’s management is currently monitoring proposed programs in Colorado, New York, Massachusetts, Washington, New Mexico and several other states along with a potential federal program as potential future revenue streams.

Results of Operations

EVgo accounted for its acquisition by LS Power as a business combination under ASC 805. Pursuant to ASC 805, EVgo elected to apply pushdown accounting. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired is allocated to goodwill. Refer to Note 3 of the notes to consolidated financial statements and Note 3 of the notes to the unaudited condensed consolidated financial statements of EVgo for additional information. As a result of the acquisition, EVgo’s consolidated financial statements for the period from and after January 16, 2020 are presented on a different basis than that for the periods before January 16, 2020 due to the application of purchase accounting as of acquisition date and, therefore, are not comparable.

The acquisition resulted in the following principal impacts for the period subsequent to the acquisition date:

•        Increased depreciation, amortization, and accretion expense resulting from recording of tangible and intangible assets at fair value;

•        Increased interest expense resulting from entering into the LS Power Note with LS Power in conjunction with the close of the business combination; and

•        Increased stock-based compensation expense resulting from the share-based compensation plan formed in accordance with the terms of the acquisition agreement.

EVgo believes reviewing its operating results, for the three months ended March 31, 2020 and the year ended December 31, 2020, by combining results of the 2020 predecessor period and 2020 successor period is more useful in discussing overall operating performance when compared to the 2021 successor period and 2019 predecessor period. Results presented separately for the predecessor period and successor period are included within the financial statements included elsewhere in this proxy statement.

Three Months Ended March 31, 2021 Compared With Three Months Ended March 31, 2020

The table below presents EVgo’s results of operations for the three months ended March 31, 2021 and 2020:

	Successor	Combined Successor and Predecessor
	Three months ended March 31		Change
	2021	2020	$	%
	(unaudited) (dollars in thousands)
Revenue	$3,569	$3,788	$(219)	(6)%
Revenue from related parties	561	65	496	760%
Total revenues	4,130	3,853	277	7%
Cost of sales	6,739	6,396	343	5%
Gross loss	(2,609)	(2,543)	(66)	3%
General and administrative	11,073	6,860	4,213	61%
Transaction bonus	—	5,316	(5,316)	(100)%
Depreciation, amortization, and accretion	2,510	2,107	403	19%
Operating loss	(16,192)	(16,826)	634	(4)%
Interest expense, related party	876	122	754	619%
Other income, related party	—	(342)	342	(100)%
Other income, net	(458)	(1,796)	1,338	(75)%
Net loss	$(16,610)	$(14,810)	$(1,800)	12%

Gross margin	(63.2)%	(66.0)%
Operating margin	(392.1)%	(436.7)%
Network throughput (GWh)	4.1	4.8
Number of DC stalls	1,449	1,327

Revenue

	Successor	Combined Successor and Predecessor
	Three months ended March 31,		Change
	2021	2020	$	%
	(dollars in thousands)
	(unaudited)
Revenue:
Charging revenue, retail	$1,803	$1,623	$180	11%
Charging revenue, OEM	332	456	(124)	(27)%
Charging revenue, commercial	491	396	95	24%
Network revenue, OEM	532	70	462	660%
Ancillary revenue	403	318	85	27%
Regulatory credit sales	569	990	(421)	(43)%
Total revenue	$4,130	$3,853	$277	7%

Charging revenue, retail

Charging revenue, retail for the three months ended March 31, 2021 increased $0.2 million, or 11%, to $1.8 million compared to $1.6 million for the three months ended March 31, 2020. Period-over-period growth was due to an overall increase in usage and subscription fees driven primarily by increased charging volume related to the ongoing recovery from COVID-19.

Charging revenue, OEM

Charging revenue, OEM, for the three months ended March 31, 2021 decreased $0.1 million, or 27%, to $0.3 million compared to $0.5 million for the three months ended March 31, 2020. The decrease was primarily driven by the end of Nissan No Charge to Charge (“NCTC”) program, in which purchasers of the Nissan LEAF EV receive complimentary charging services at EVgo locations.

Charging revenue, commercial

Charging revenue, commercial for the three months ended March 31, 2021 increased $0.1 million, or 24%, to $0.5 million compared to $0.4 million for the three months ended March 31, 2020. The increase was the attributable to new fleet contracts signed during 2020.

Network revenue, OEM

Network revenue, OEM for the three months ended March 31, 2021 increased $0.5 million, or 660%, to $0.5 million compared to $0.1 million due to increased revenue under the Nissan 2.0 Agreement related to marketing activities, memberships fees and the breakage of prepaid charging credits.

Ancillary revenue

Ancillary revenue for the three months ended March 31, 2021 increased $0.1 million, or 27%, to $0.4 million compared to $0.3 million for the three months ended March 31, 2020. The increase was the result of period-over-period increases in miscellaneous non-charging revenue. Partially offsetting these increases were period-over-period decreases in maintenance revenue.

Regulatory credit sales

Regulatory credits for the three months ended March 31, 2021 decreased $0.4 million, or 43%, to $0.6 million compared to $1.0 million for the three months ended March 31, 2020. The period-over-period decrease was due to lower network throughput during the prior periods in which the regulatory credits were generated, resulting in less regulatory credits that were available for sale. Network throughput generated during the period June 2020 to December 2020 was significantly impacted by COVID-19 compared to network throughput generated during the period from June 2019 to December 2019.

Cost of Sales

Cost of sales for the three months ended March 31, 2021 increased $0.3 million, or 5%, to $6.7 million compared to $6.4 million for the three months ended March 31, 2020. The increase in cost of sales during the three months ended March 31, 2021 was primarily due to increase of $0.4 million in depreciation expenses and $0.2 million in maintenance of charging equipment partially offset by decreases of $0.2 million in costs related to equipment sales.

Gross Loss and Gross Margin

Gross loss for the three months ended March 31, 2021 increased $0.1 million, or 3%, to $2.6 million compared to $2.5 million for the three months ended March 31, 2020. The increase in gross loss was driven by the $0.3 million increase in cost of sales, partially offset by a $0.3 million increase in total revenues. Gross margin for the three months ended March 31, 2021 improved 3% to negative 63% compared to negative 66% for the three months ended March 31, 2020 due to the improved leveraging of costs related to charging services provided.

General and Administrative

General and administrative costs for the three months ended March 31, 2021 increased $4.2 million, or 61%, to $11.1 million compared to $6.9 million for the three months ended March 31, 2020. The increase was driven by $2.1 million of professional services primarily related to the business combination, $1.4 million due to increased headcount and $0.9 million in site survey costs incurred to expand our charging network, partially offset by a $0.2 million decrease in travel and related expenses.

Transaction Bonus

There was no transaction bonus awarded during the three months ended March 31, 2021. Transaction bonus for the three months ended March 31, 2020 was $5.3 million, which was awarded to certain eligible employees in conjunction with the LS Power acquisition of EVgo.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion expenses for the three months ended March 31, 2021 increased $0.4 million, or 19%, to $2.5 million compared to $2.1 million for the three months ended March 31, 2020. The increase was primarily due to additional intangible asset amortization expense recognized as a result of the LS Power acquisition of EVgo.

Operating Loss and Operating Margin

During the three months ended March 31, 2021, EVgo had an operating loss of $16.2 million, an improvement of $0.6 million, or 4%, compared to $16.8 million for the three months ended March 31, 2020. Operating margin for the three months ended March 31, 2021 improved to negative 392% compared to negative 437% for the three months ended March 31, 2020. The improvement in operating loss and operating margin period-over-period was primarily due to the transaction bonus that was paid during 2020, partially offset by the increase in general and administrative expenses.

Interest Expense, Related Party

Interest expense, related party for the three months ended March 31, 2021 increased $0.8 million, or 619%, to $0.9 million compared to $0.1 million for the three months ended March 31, 2020. The increase was related to increased borrowings under the LS Power Note entered into in January 2020.

Other Income, Related Party

Other income, related party for the three months ended March 31, 2020 was $0.3 million. The decrease was due to the reclassification of reimbursements received under the NRG Agreement and NEDO Agreement to other income, net, as a result of the LS Power Merger. Following the close of the merger, the entities were no longer related parties.

Other Income, Net

Other income, net, for the three months ended March 31, 2021 decreased $1.3 million, or 75%, to $0.5 million compared to $1.8 million for the three months ended March 31, 2020. The decrease was primarily due to the decrease in income from one of the capital build programs that ended during 2020, partially offset by an unrealized gain on investment.

Net Loss

Net loss for the three months ended March 31, 2021 was $16.6 million, a $1.8 million, or 12%, increase compared to $14.8 million for the three months ended March 31, 2020. The increased net loss was primarily due to the decrease in other income and other income, related party and the increase in interest expense, partially offset by the improvement in operating loss.

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019

The table below presents EVgo’s results of operations for the years ended December 31, 2020 and 2019:

	Combined Successor and Predecessor	Predecessor
	Year ended December 31		Change
	2020	2019	$	%
	(dollars in thousands)
Revenue	$13,221	$15,070	$(1,849)	(12)%
Revenue from related parties	1,355	2,452	(1,097)	(45)%
Total revenues	14,576	17,522	(2,946)	(17)%
Cost of sales	27,189	26,269	920	4%
Gross loss	(12,613)	(8,747)	(3,866)	44%
General and administrative	31,766	24,576	7,190	29%
Transaction bonus	5,316	—	5,316	N/A
Depreciation, amortization, and accretion	9,505	1,627	7,878	484%
Operating loss	(59,200)	(34,950)	(24,250)	69%
Interest expense – related party	1,414	—	1,414	N/A
Other income – related party	(342)	(10,232)	9,890	(97)%
Other (income) expense, net	(12,061)	33	(12,094)	(36,648)%
Net loss	$(48,211)	$(24,751)	$(23,460)	95%

Gross margin	(86.5)%	(49.9)%
Operating margin	(406.1)%	(199.5)%
Network throughput (GWh)	15.7	25.5
Number of DC stalls	1,422	1,278

Revenue

	Combined Successor and Predecessor	Predecessor
	Year ended December 31,		Change
	2020	2019	$	%
	(dollars in thousands)
Revenue:
Charging revenue, OEM	$1,393	$3,511	$(2,118)	(60)%
Charging revenue, retail	5,866	6,073	(207)	(3)%
Charging revenue, commercial	1,661	2,650	(989)	(37)%
Network revenue, OEM	561	—	561	N/A
Ancillary revenue	1,858	1,843	15	1%
Regulatory credit sales	3,237	3,445	(208)	(6)%
Total Revenue	$14,576	$17,522	$(2,946)	(17)%

Total revenue for the year ended December 31, 2020 decreased $2.9 million, or 17%, to $14.6 million compared to $17.5 million for the year ended December 31, 2019. The decrease in revenue during 2020 was primarily due to a 60% decrease in OEM charging revenue and a 37% decrease in commercial charging revenue. These decreases are the result of a reduction in network throughput related to COVID-19 along with fewer fleet vehicles in operation year-over year. Partially offsetting these decreases were non-charging revenue — OEM recognized in 2020 and increases in ancillary revenue of 1%.

Charging revenue, OEM

Charging revenue, OEM for the year ended December 31, 2020 decreased $2.1 million, or 60%, to $1.4 million compared to $3.5 million for the year ended December 31, 2019. The decrease was primarily attributable to a $2.2 million decrease in revenue due to the sunset of OEM agreements as well as a reduction in network throughput due to COVID-19, which represented a decrease of less than $0.01 million.

Charging revenue, retail

Charging revenue, retail for the year ended December 31, 2020 decreased $0.2 million, or 3%, to $5.9 million compared to $6.1 million for the year ended December 31, 2019. Year-over-year growth was not achieved due to adverse effects of COVID-19.

Charging revenue, commercial

Charging revenue, commercial for the year ended December 31, 2020 decreased $1.0 million, or 37%, to $1.7 million compared to $2.7 million for the year ended December 31, 2019. The decrease was the result of fewer ride share vehicles operating on the EVgo network as a result of COVID-19. Partially offsetting these decreases were increases in fleet service and facility fees year-over-year.

Network revenue, OEM

Network revenue, OEM for the year ended December 31, 2020 was $0.6 million due to memberships purchased by OEMs, which drove the revenue recognition.

Ancillary revenue

Ancillary revenue for the year ended December 31, 2020 increased by 1%, to $1.9 million compared to $1.8 million for the year ended December 31, 2019. The increase was the result of increases in membership revenue as well as increased charger operation and maintenance revenue year-over-year.

Regulatory credit sales

Regulatory credit sales for the year ended December 31, 2020 decreased $0.2 million, or 6%, to $3.2 million compared to $3.4 million for the year ended December 31, 2019. The decrease was the result of lower volumes related to COVID-19 partially offset by higher realized pricing.

Cost of Sales

Cost of sales for the year ended December 31, 2020 increased $0.9 million, or 4%, to $27.2 million compared to $26.3 million for the year ended December 31, 2019. The increase in cost of sales during 2020 was primarily due to increased depreciation expenses related to chargers, with a net increase of 144 stalls becoming operational during the period and increased depreciable basis due to acquisition accounting related to the LS Power merger. Partially offsetting those cost increases were decreases year-over-year in energy fees related to the decrease in utilization.

Gross Loss and Gross Margin

Gross loss for the year ended December 31, 2020 increased $3.9 million, or 44%, to $12.6 million compared to $8.7 million for the year ended December 31, 2019. The increase in gross loss was driven by the impacts of COVID-19 and the cost associated with expanded operations year-over-year. In addition, depreciation, amortization, and accretion increased year-over-year due to the acquisition accounting related to the LS Power acquisition. Gross margin for the year ended December 31, 2020 decreased to (87%) compared to (50%) for the year ended December 31, 2019.

General and Administrative

General and administrative costs for the year ended December 31, 2020 increased $7.2 million, or 29%, to $31.8 million compared to $24.6 million for the year ended December 31, 2019. The increase was driven primarily by an expansion of salary and administrative expenses undertaken by EVgo in order to drive ongoing growth year-over-year. In addition, losses related to disposals of assets increased year-over-year.

Transaction Bonus

Transaction bonus expense for the year ended December 31, 2020 was $5.3 million due to a transaction bonus expense was due to a contingent transaction bonus awarded to certain eligible employees in conjunction with the LS Power acquisition of EVgo.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion expenses for the year ended December 31, 2020 increased $7.9 million, or 484%, to $9.5 million compared to $1.6 million for the year ended December 31, 2019. The increase was primarily due to purchase accounting related to LS Power’s acquisition of EVgo, which resulted in a higher amount of intangible assets that were amortized in 2020 compared to the prior year.

Operating Loss and Operating Margin

During the year ended December 31, 2020, EVgo had an operating loss of $59.2 million, an increase of $24.3 million, or 69%, compared to $35.0 million for the year ended December 31, 2019. The increase year-over-year was primarily due to the impact of COVID-19 as well as the transaction bonus, increased salaries, and depreciation, amortization and accretion expenses due to an increased number of chargers in EVgo’s network and the LS Power acquisition. Operating margin for the year ended December 31, 2020 decreased to (406%) compared to (199%) for the year ended December 31, 2019.

Interest Expense — Related Party

Interest expense — related party for the year ended December 31, 2020 was $1.4 million due to entering into the LS Power Note in January 2020.

Other Income — Related Party

Other income — related party for the year ended December 31, 2020 decreased $9.9 million, or 97%, to $0.3 million compare to $10.2 million for the year ended December 31, 2019. The decrease was due to the reclassification of reimbursements received under the NRG Agreement and NEDO Agreement to other (income) expenses, net, as a result of the LS Power Merger. Following the close of the merger, the entities were no longer related parties.

Other (Income) Expense, net

Other (income) expense, net, for the year ended December 31, 2020 increased to $12.1 million compared to other expense, net, that was de minimis for the year ended December 31, 2019. The increase was due to expense reimbursements related to the NRG Agreement and NEDO Agreement, as in the Successor period there are no longer related parties. In addition, $4.0 million was released into other expense (income), net, from contingent liability during the year related to LS Power’s acquisition of EVgo.

Net Loss

Net loss for the year ended December 31, 2020 was $48.2 million, a $23.5 million, or 95%, increase compared to $24.8 million for the year ended December 31, 2019. The increased loss was primarily due to the impact of COVID-19, the transaction bonus, expansion of the EVgo network, increased depreciation, amortization and accretion expense and increased general and administrative expenses incurred to support growth. As a result of the expansion of the network and increased headcount, cost of sales, general and administrative expenses and depreciation, amortization and accretion increased.

Non-GAAP Financial Measures

This proxy statement includes the non-GAAP financial measures: “EBITDA,” “Adjusted EBITDA” and “Adjusted EBITDA Plus Change in OEM Deferred Revenue.” EVgo believes EBITDA, Adjusted EBITDA and Adjusted EBITDA Plus Change in OEM Deferred Revenue are useful to investors in evaluating EVgo’s financial performance. In addition, EVgo uses these measures internally to establish forecasts, budgets, and operational goals to manage and monitor its business. Further, due to the nature of certain OEM contracts, there is a significant timing difference between cash receipt and revenue recognition, therefore, EVgo believes Adjusted EBITDA Plus Change in OEM Deferred Revenue provides valuable insight to the ongoing performance of the business. EVgo believes that these non-GAAP financial measures help to depict a more realistic representation of the performance of the underlying business, enabling EVgo to evaluate and plan more effectively for the future. EVgo believes that investors should have access to the same set of tools that its management uses in analyzing operating results.

EVgo defines EBITDA as net income (loss) before (i) interest expense, (ii) income taxes and (iii) depreciation and amortization. EVgo defines Adjusted EBITDA as EBITDA plus (i) stock based compensation expense, (ii) loss on disposal of assets and (iii) other unusual or nonrecurring income (expenses) such as bad debt expense. EVgo defines Adjusted EBITDA Plus Change in OEM Deferred Revenue as Adjusted EBITDA plus cash received from certain OEM contracts, less the amount of revenue already recognized for such OEM contracts.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Plus Change in OEM Deferred Revenue are not prepared in accordance with GAAP and that may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP, and the items excluded from or included in these metrics are significant components in understanding and assessing EVgo’s financial performance. These metrics should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP. The following unaudited table presents the reconciliation of net loss, the most directly comparable GAAP measure to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Plus Change in OEM Deferred Revenue for the periods presented:

	Successor	Combined Successor and Predecessor	Combined Successor and Predecessor	Predecessor
	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019
	(dollars in thousands)		(dollars in thousands)
Net loss	$(16,610)	$(14,810)	$(48,211)	$(24,751)
Adjustments:
Depreciation	2,481	2,111	9,604	7,225
Amortization	2,147	1,801	8,260	435
ARO Accretion	329	290	1,169	1,098
Interest income	(1)	—	—	—
Interest expense	876	122	1,414	—
State and local taxes	—	8	2	34
EBITDA	$(10,778)	$(10,478)	$(27,762)	$(15,958)
Stock option expense	480	221	942	339
Loss on disposal of asset	231	181	1,301	237
Unrealized gain on investment	(403)	—	—	—
Bad debt expense	70	65	233	214
Non-recurring costs(1)	621	5,316	1,329	55
Adjusted EBITDA	$(9,779)	$(4,695)	$(23,957)	$(15,114)
Change in OEM Deferred Revenue(2)	19,701	(80)	(211)	4,000
Adjusted EBITDA Plus Change in OEM Deferred Revenue	$9,922	$(4,775)	$(24,168)	$(11,114)

____________

(1)      Includes non-recurring income related to the release of a $4.0 million contingent liability and a non-recurring expense of $5.3 million of transaction bonus costs related to LS Power’s acquisition of EVgo incurred during the three months ended March 31, 2020. See Note 3 and Note 1, respectively, to the audited consolidated financial statements of EVgo included elsewhere in this proxy statement.

(2)      Includes payments received by EVgo under the GM and Nissan Agreements.

Going Concern, Liquidity and Capital Resources

EVgo has a history of operating losses and negative operating cash flows. As of March 31, 2021, EVgo had a cash balance of $23.6 million and a working capital deficit of $45.3 million. As of December 31, 2020, EVgo had a cash balance of $7.9 million and a working capital deficit of $43.6 million. The Company’s net cash inflow for the three months ended March 31, 2021 was $15.7 million. The Company’s total projected cash outflows for the twelve months ending March 31, 2022 is $179.6 million. EVgo will need to raise additional financing through loans or additional investments in order to fund its ongoing operations. There is no assurance that EVgo will be able to obtain such additional financing. If the business combination is consummated, management expects it will provide sufficient additional liquidity. However, there is no assurance that the business combination will be consummated, or the timing thereof. EVgo’s management has concluded that these conditions raise substantial doubt about its ability to meet its financial obligations as they become due for the next twelve months, and its ability to continue as a going concern.

The consolidated financial statements included elsewhere in this proxy statement have been prepared assuming EVgo will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

To date, EVgo’s primary sources of liquidity have been cash flows from operations, government grants, strategic relationships with OEMs and equity contributions from its shareholders, including Vision Ridge Partners and the Company. EVgo’s primary cash requirements include operating expenses, satisfaction of commitments to various counterparties and suppliers, and capital expenditures (including property and equipment). EVgo’s principal uses of cash in recent periods have been funding its operations and investing in capital expenditures.

EVgo is attempting to further expand its customer base, scale up utilization and increase revenues; however, its cash position may not be sufficient to support daily operations through the next twelve months from the filing date of this proxy statement. EVgo’s ability to continue as a going concern is dependent upon its ability to raise additional funds by way of a business combination and its ability to further generate sufficient revenues. While EVgo believes in the viability of its platform and in its ability to raise additional funds by way of a successful business combination, there can be no assurances to that effect.

Cash Flows

Three Months Ended March 31, 2021 Compared With Three Months Ended March 31, 2020

	Successor	Combined Successor and Predecessor
	Three months ended March 31,
	2021	2020
	(unaudited)
	(dollars in thousands)
Cash flows provided by (used in) operating activities	$7,781	$(11,763)
Cash flows used in investing activities	(7,827)	(3,863)
Cash flows provided by financing activities	15,727	17,910
Net increase in cash and cash equivalents	$15,681	$2,284

Operating Activities.    Cash provided by operating activities for the three months ended March 31, 2021 was $7.8 million compared to cash used in operating activities of $11.8 million during the three months ended March 31, 2020. The period-over-period increase was primarily due to an increase in deferred revenue of $20.9 million and to a lesser extent increased cash inflows of $1.3 million related to payables to related parties, partially offset by increases were increases in prepaid expenses and other current and other long-term assets.

Investing Activities.    Cash used in investing activities for the three months ended March 31, 2021 was $7.8 million compared to $3.9 million during the three months ended March 31, 2020. The increase in the purchases of property and equipment.of $3.9 million were mainly due to increased purchase of chargers and more charging stations in construction as of March 31, 2021 compared March 31, 2020.

Financing Activities.    Cash provided by financing activities decreased for the three months ended March 31, 2021 by $2.2 million to $15.7 million compared to $17.9 in the same prior-year period. The decrease was due to payments of $1.3 million for transactions costs related to the business combination, a $0.6 million decrease in capital-build funding, and a net decrease of $0.3 million in funds received comprised of a decrease in contributions of $5.3 million from the Predecessor’s parent company, partially offset by a $5.0 million increase in funds borrowed from LS Power.

Working Capital.    EVgo’s negative working capital as of March 31, 2020 was $45.3 million, compared to $43.6 million as of December 31, 2020. During the three months ended March 31, 2021, EVgo’s cash balance increased by $15.7 million and prepaid expenses and other current assets increased by $2.6 million. Offsetting those movements were increases in the note payable, related party, of $17.9 million and accrued expense of $1.9 million.

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019

	Combined Successor and Predecessor	Predecessor
	Year ended December 31,
	2020	2019
	(dollars in thousands)
Cash flows used in operating activities	$(20,422)	$(8,506)
Cash flows used in investing activities	(19,509)	(21,459)
Cash flows provided by financing activities	47,078	14,236
Net increase (decrease) in cash and cash equivalents	$7,147	$(15,729)

Operating Activities.    Cash used in operating activities for the year ended December 31, 2020 was $20.4 million compared to cash used in operating activities of $8.5 million during the year ended December 31, 2019. The year-over-year increase was primarily due to an increase in net loss of $23.5 million. In addition, there were increased cash outflows year-over-year of $3.0 million and $1.0 million related to deferred revenue and accounts receivable, net, respectively. Offsetting these decreases were increases in depreciation, amortization and accretion, accrued expenses and accounts payable of $10.3 million, $2.3 million and $2.2 million, respectively, year-over-year.

Investing Activities.    Cash used in investing activities for the year ended December 31, 2020 was $19.5 million, relating to purchases of property and equipment. Of the $19.5 million, purchases were mainly comprised of charging stations, net of grant and other funding, with the remaining amount primarily being related to construction in progress. During the year ended December 31, 2019, purchases of property and equipment were $21.5 million, comprised of the same items as the year ended December 31, 2020.

Financing Activities.    Cash provided by financing activities for the year ended December 31, 2020 was $47.1 million, comprised of proceeds from the related party note payable, capital-build funding and contributions. Cash provided by financing activities for the year ended December 31, 2019 was $14.2 million, consisting of capital-build funding and contributions.

Working Capital.    EVgo’s working capital as of December 31, 2020 was ($43.6) million, compared to ($9.2) million as of December 31, 2019. During the year ended December 31, 2020, EVgo’s cash balance increased by $6.5 million, prepaid expenses and other current assets increased by $4.5 million, and accounts receivable — capital build balance increased by $3.2 million. Offsetting those movements were increases in the related party — note payable balance of $39.2 million, accrued expenses balance of $4.0 million, and the customer deposits balance of $3.6 million.

Off-Balance Sheet Arrangements

EVgo did not have any off-balance sheet financing arrangements at March 31, 2021, December 31, 2020 or December 31, 2019.

Critical Accounting Policies and Estimates

The discussion and analysis of EVgo’s financial condition and results of operations is based upon financial statements which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent liabilities and assets at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Certain of EVgo’s accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. On an ongoing basis, EVgo evaluates its estimates including those related to charging station depreciable lives, asset retirement obligations, share-based compensation and the fair value measurements of assets and liabilities allocated for acquired businesses. These judgments are based on EVgo’s historical experience, terms of its existing contracts, evaluation of trends in the industry, information provided by its clients and information available from outside sources, as appropriate. EVgo’s actual results may differ from those estimates. See Note 2 to the Audited Consolidated Financial Statements included elsewhere in this proxy statement for additional description of the significant accounting policies that have been followed in preparing EVgo’s financial statements.

The accounting policies described below are those EVgo considers to be the most critical to an understanding of its financial condition and results of operations and that require the most complex and subjective management judgment.

Revenue Recognition

EVgo recognizes revenues in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. Recording revenues requires judgment, including determining whether an arrangement includes multiple performance obligations, whether any of those obligations are distinct and cannot be combined and allocation of the transaction price to each performance obligation based on the relative standalone selling prices (“SSP”). Some customers receive certain contract elements over time. Changes to the elements in an arrangement or, in EVgo’s determination, to the relative SSP for these elements, could materially affect the amount of earned and unearned revenues reflected in its financial statements.

The primary judgments relating to EVgo’s revenue recognition include determining which promises in a contract constitute a performance obligation rather than a set-up activity, which activities under a contract transfer a good or service to a customer rather than activities that are required to fulfill a contract but do not transfer control of a good or service to the customer, and whether obligations in a contract are considered distinct performance obligations that should be accounted for separately or as a single performance obligation. Determining the relative SSP for contracts that contain multiple performance obligations requires significant judgment to appropriately determine the suitable method for estimating the SSP. EVgo determines SSP using observable pricing when available, which takes into consideration market conditions and customer specific factors.

At contract inception, EVgo determines whether EVgo satisfies the performance obligation over time or at a point in time. Revenues from charging — OEM and ancillary revenue are primarily recognized ratably over time or as fee-bearing usage occurs. Revenues from charging — retail, charging — commercial, and LCFS are usage based services and recognized at a point in time upon the delivery of the charging services.

Asset Retirement Obligation

Asset retirement obligations represent the estimated present value of the amount EVgo will incur for dismantling and restoring host sites at the end of their agreements, in accordance with their contractual terms. Upon initial recognition of EVgo’s asset retirement obligation, the carrying amount of the property, plant and equipment is increased and depreciated over its useful life and the obligation is accreted to the estimated future value at the date of retirement which matches the useful life of the corresponding asset. EVgo reviews its estimates of removal costs on an ongoing basis and makes changes to the asset retirement obligation as necessary.

Capital Build Liability

Capital build liability is a deferred income account representing the depreciated value of grants, subsidies, municipal funding and other charger funding received by EVgo. The chargers associated with the capital build liability are owned by EVgo. Upon commissioning of chargers and receipt of associated grant monies, EVgo will record an increase in capital build liability. The capital build liability associated with a particular charger is depreciated over the life of the charger and included in the cost of goods sold. Reimbursement under the agreements for operating expenses relating to the operation of these charging stations is recorded in other income — related party. Expense reimbursement for other programs under these agreements are presented within other income — related party along with the corresponding expense, which offset with no financial statement impact.

Goodwill and Intangible Assets

Goodwill is not subject to amortization and is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Goodwill represents the excess of the purchase price paid over the fair value of its identifiable net assets acquired. If the carrying amount of the goodwill exceeds the fair value, then an impairment loss will be recognized in the amount equal to the excess. After an impairment loss is recognized, the adjusted carrying amount of goodwill is its new accounting basis. Accounting guidance on the testing of goodwill for impairment allows entities testing goodwill for impairment, the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform such impairment test.

Under Accounting Standards Update No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, step 2 of the goodwill impairment test has been eliminated. Step 2 of the goodwill impairment test required companies to determine the implied fair value of the reporting unit’s goodwill. Under the new standard, an entity recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

Intangible assets include trade name, customer relationships, host relationships, developed technology and below market leases obtained through a business acquisition. Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible assets acquired. Intangible assets with finite lives are amortized over their estimated useful life and are reported net of accumulated amortization, separately from goodwill.

Impairment of Long-Lived Assets

Long-lived assets, including finite-lived assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If EVgo identifies events or changes in circumstances that could impact recoverability, EVgo compares the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment has occurred, the loss would be recognized during that period. The impairment loss would be calculated as the difference between the asset carrying values and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance and pricing trends. EVgo did not recognize any impairment losses for any periods presented.

Business Combinations and Purchase Accounting

Business combinations are accounted for using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their respective fair values. The excess of the purchase price over the estimated fair value is recorded as goodwill. Assigning fair market values to the assets acquired and liabilities assumed at the date of an acquisition requires knowledge of current market values and the values of assets in use, and often requires the application of judgment regarding estimates and assumptions. While the ultimate responsibility resides with management, for certain acquisitions EVgo retains the services of certified valuation specialists to assist with assigning estimated values to certain acquired assets and assumed liabilities, including intangible assets and tangible long-lived assets. Acquired intangible assets, excluding goodwill, are valued using various methodologies including discounted cash flows, relief from royalty and multiperiod excess earnings depending on the type of intangible asset purchased. These methodologies incorporate various estimates and assumptions, such as projected revenue growth rates, profit margins and forecasted cash flows based on discount rates and terminal growth rates.

Recent Accounting Pronouncements

For a discussion of EVgo’s new or recently adopted accounting pronouncements, see Note 2 to the unaudited condensed consolidated financial statements as of March 31, 2020 and audited consolidated financial statements as of December 31, 2020 of EVgo included elsewhere in this proxy statement.

Internal Control Over Financial Reporting

In connection with the preparation and review of EVgo’s unaudited condensed consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and March 31, 2020 and audit of EVgo’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. See the subsection titled “Risk Factors — Financial, Tax and Accounting — Related Risks — EVgo has identified material weaknesses in its internal control over financial reporting. If EVgo is unable to remediate these material weaknesses, or if EVgo identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of EVgo’s consolidated financial statements or cause EVgo to fail to meet its periodic reporting obligations.”

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. EVgo qualifies as an “emerging growth company” under the JOBS Act and is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. EVgo elected to delay the adoption of new or revised accounting standards, and as a result, EVgo may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, EVgo’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” EVgo is not required to, among other things, (a) provide an auditor’s attestation report on our system of internal control over financial reporting, (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (d) disclose comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we otherwise no longer qualify as an “emerging growth company.”

Following the business combination, the combined company will also be a “smaller reporting company” as defined under the Securities Act and Exchange Act. The combined company may continue to be a smaller reporting company so long as either (i) the market value of shares of its common stock held by non-affiliates is less than $250 million or (ii) its annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of its common stock held by non-affiliates is less than $700 million. If the combined company is a smaller reporting company at the time it ceases to be an emerging growth company, the combined company may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, the combined company may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if the combined company is a smaller reporting company under the requirements of (ii) above, the combined company would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm.

MANAGEMENT OF CRIS FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

Upon the consummation of the business combination, the business and affairs of CRIS will be managed by or under the direction of the board of directors. CRIS is currently evaluating potential director nominees and executive officer appointments, but the following table sets forth the name, age and position of each of the expected directors and executive officers of CRIS upon consummation of the business combination as of May 13, 2021.

Name	Age	Position
Executive Officers
Cathy Zoi	59	Chief Executive Officer and Director
Ivo Steklac	58	Chief Operating and Technology Officer
Olga Shevorenkova	33	Chief Financial Officer
Jonathan Levy	38	Chief Commercial Officer

Non-Employee Directors
David Nanus	46	Director
Elizabeth Comstock	60	Director
Joseph Esteves	60	Director
Darpan Kapadia	48	Director
John King	55	Director
Kate Brandt	36	Director
Rodney Slater	66	Director
Patricia K. Collawn	62	Lead Independent Director

Executive Officers

Cathy Zoi.    Upon the consummation of the business combination, Cathy Zoi, will serve as CRIS’s Chief Executive Officer and as a director. Ms. Zoi currently serves on the board of EVgo Holdings, LLC, a position she has held since January 2020. Ms. Zoi joined EVgo as Chief Executive Officer in November 2017 and has led EVgo’s growth and its establishment as the preeminent public fast charging network in the U.S. Ms. Zoi came to EVgo as a distinguished executive with decades of experience in the clean energy, investing and policy communities.

She has held numerous Chief Executive Officer and senior executive positions in the energy industry, government, academia and non-profit sectors. She is a co-founder of Odyssey Energy, a distributed generation software company, and served as its President from June 2016 to November 2017. Ms. Zoi continues to serve as the Chairman of Odyssey Energy, a position she has held since November 2017. She was founding Chief Executive Officer of Frontier Power, a rural electrification company incubated by SunEdison, and served in that position from June 2015 to June 2016. Prior to that, Ms. Zoi was an energy investor at Silver Lake from 2011 to 2013 and Bayard Capital from 2003 to 2006. She has also served on the board of directors of Ice Energy, SES and Pacific Solar, and was a management consultant at ICF and Next Energy. She served in the Obama Administration as Assistant Secretary and Acting Under Secretary at the Department of Energy, where she oversaw more than $30 billion in energy investments. Ms. Zoi was also the founding Chief Executive Officer of both the Alliance for Climate Protection, established and chaired by U.S. Vice President Al Gore, and the Sustainable Energy Development Authority, a $50 million fund to commercialize clean energy technologies in Australia. In the early 1990s, Zoi was Chief of Staff for Environmental Policy in the Clinton White House, and she pioneered the Energy Star program while at the EPA. Ms. Zoi was also an adjunct professor and Precourt Energy Scholar at Stanford University, where she taught and did research between 2012 and 2017. Ms. Zoi has a B.S. in Geology from Duke University and an M.S. in Engineering from Dartmouth.

We believe that Ms. Zoi is qualified to serve as a director because of her operational and historical expertise gained from serving as EVgo’s Chief Executive Officer and her extensive professional and educational experience in the energy industry.

Ivo Steklac.    Upon the consummation of the business combination, Ivo Steklac will serve as CRIS’s Chief Operating and Technology Officer and is responsible for the design, development and day to day operations of EVgo’s products and systems. With more than three decades of experience in the energy sector, Mr. Steklac joined EVgo in August 2018, coming most recently from True North Venture Partners, where he served as an Operating Partner and Chief Executive Officer of AquaHyrdrex, Inc., an electrolysis technology company, from November 2016 to January 2018. Prior roles include General Manager of SunPower Corporation from August 2013 to November 2016, Chief Customer Officer at C3 Energy, an energy conservation products company, from February 2013 to July 2013 and Chief Operating Officer of Tendril Networks, Inc., an energy management software company, from February 2010 to January 2013. Mr. Steklac holds degrees in Electrical Engineering and Computer Science from Queen’s University in Kingston, Ontario.

Olga Shevorenkova.    Upon the consummation of the business combination, Olga Shevorenkova will serve as CRIS’s Chief Financial Officer. Ms. Shevorenkova joined EVgo in August 2018. Prior to serving as EVgo’s Chief Financial Officer, Ms. Shevorenkova served as Vice President of Corporate Development and Strategy from August 2018 to July 2019. Ms. Shevorenkova is responsible for finance, accounting, purchasing, analytics, HR and billing operations. Ms. Shevorenkova’s prior experience includes eight years of investment and transaction advisory services in sustainable infrastructure, including serving as Vice President of Greentech Capital Advisors, an investment bank solely focused on sustainable infrastructure, from May 2011 to July 2018. Ms. Shevorenkova has a MSc Degree in Management, Technology and Economics from ETH Zurich and a BSc Degree in Applied Mathematics and Informatics from Moscow State University.

Jonathan Levy.    Upon the consummation of the business combination, Jonathan Levy will serve as CRIS’s Chief Commercial Officer. Mr. Levy manages the EVgo team responsible for revenue generation and strategic partnerships, network development, marketing and communications, planning and public funding, and advancing transportation electrification market development. Mr. Levy has held multiple roles at EVgo, including Vice President, Strategic Initiatives from May 2018 to February 2020, Senior Vice President, Business Development from February 2020 to December 2020, and his current role, Chief Commercial Officer, which he has held since December 2020. Prior to joining EVgo in May 2018, Levy was the Director of Policy and Strategy at Vision Ridge Partners, an investment firm focused on sustainable real assets based in Boulder, Colorado, from July 2015 to May 2018. Mr. Levy started his career on Capitol Hill as a policy advisor to then-Congressman Rahm Emanuel and served in the Obama Administration in a variety of positions at the U.S. Department of Energy and the White House, concluding his federal service as Deputy Chief of Staff to U.S. Energy Secretary Ernest Moniz. Over the course of his career, Mr. Levy has consistently tackled issues at the intersection of policy, politics and execution. Mr. Levy also serves on the Board of Directors of Veloz, a non-profit organization focused on increasing awareness and adoption of electric vehicles, and EDTA, the Electric Drive Transportation Association. Mr. Levy graduated magna cum laude from Emory University with a B.A. in Political Science.

Directors

David Nanus.    Upon the consummation of the business combination, David Nanus will join CRIS’s board of directors and serve as Chair. Mr. Nanus currently serves on the board of EVgo Holdings, LLC, a position he has held since LS Power’s acquisition of EVgo in January 2020. Mr. Nanus also currently serves as a member of the Management Committee and Investment Committee and as Co-Head of the Private Equity business at LS Power, a role he has held since 2017. Prior to his appointment as Co-Head of Private Equity, Mr. Nanus served as Senior Managing Director in the Private Equity business. Mr. Nanus joined LS Power in 2005. Prior to joining LS Power, Mr. Nanus was a Vice President in Lazard Freres’ Power and Energy practice, where he advised power and utility companies on mergers and acquisitions and restructuring transactions. Prior to that, Mr. Nanus was an Associate at Dresdner Kleinwort Wasserstein, where he was a member of both the Financial Sponsors and Global Energy practices. Mr. Nanus began his career with Arthur Andersen, where as a member of the Transaction Advisory Services and Audit Groups he was an auditor, and performed due diligence and provided accounting advice related to private equity transactions. Mr. Nanus is President of the Board of Trustees of Solomon Schechter Day School of Bergen County, and is a past member of the Board of Trustees of Success Academy NYC Charter Schools and of the Cornell University Dyson School of Business Undergraduate Program Advisory Council. Mr. Nanus received a B.S. in Applied Economics from Cornell University and an M.B.A. with honors from Columbia Business School. We believe that Mr. Nanus’s experience in the power and energy industries, in finance and accounting, as well as his knowledge of the EVgo business makes him well suited to serve on the board of directors.

Elizabeth Comstock.    Upon the consummation of the business combination, Elizabeth Comstock will join CRIS’s board of directors. Ms. Comstock has served as CRIS’s Chief Commercial Officer since August 2020. Ms. Comstock has served as Chief Commercial Officer of CRIS II since December 2020. Previously, from 1990 to

2017, Ms. Comstock served as the Chief Marketing and Commercial Officer at General Electric. Prior to General Electric, Ms. Comstock served as President of Integrated Media at NBC Universal, overseeing television advertising revenue and CRIS’s digital efforts, including early development of hulu.com. She has also been a visiting scholar at Columbia University’s Center for Science and society and frequently advises start up founders and corporate business leaders on commercial strategy, innovation and culture change. Ms. Comstock serves on the board of directors of Nike, Inc. and is a trustee of The National Geographic Society. Ms. Comstock holds a B.S. in biology from the College of William and Mary.

Joseph Esteves.    Upon the consummation of the business combination, Joseph Esteves will join CRIS’s board of directors. Mr. Esteves currently serves on the board of EVgo Holdings, LLC, a position he has held since LS Power’s acquisition of EVgo in January 2020, and as the Chief Financial Officer of LS Power, a position he has held since 2008. Mr. Esteves is also the Co-Head of LS Power’s Private Equity business. In addition, he is also a member of LS Power’s Management Committee and Investment Committee and is responsible for LS Power’s financing activity, which includes over $46 billion in debt and equity capital raised since 2005. Mr. Esteves joined LS Power in 2004. Prior to joining LS Power, Mr. Esteves served as Executive Vice President at Comverge, Inc., a power technology firm serving electric utilities, from 2001 to 2004. Previously, he spent fifteen years with major investment banking firms focused on the Energy and Power industries. Those roles included Managing Director and Region Head Project Finance at UBS; Vice President, Structured Finance at Goldman Sachs & Co. and Vice President, Corporate Finance at Salomon Brothers Inc. Mr. Esteves received an M.B.A. from the Wharton School and a B.EE from the Cooper Union. We believe Mr. Esteves’s financial expertise and experience in the electric power and finance industries make him well suited to serve on the board of directors.

Darpan Kapadia.    Upon the consummation of the business combination, Darpan Kapadia will join CRIS’s board of directors. Mr. Kapadia currently serves as the Chief Operating Officer of LS Power, a position he has held since May 2017, and is a member of the firm’s Management Committee and Investment Committee, overseeing one of the largest private power generation, transmission and energy infrastructure companies in the United States. Prior to his appointment as Chief Operating Officer of LS Power, Mr. Kapadia was Head of Strategy from December 2009 to May 2017. He is also a member of the investment committees of Edge Principal Advisors and Marmora Capital, two affiliated companies that invest across real estate and other alternative asset classes. Prior to joining LS Power in 2004, Mr. Kapadia was a Vice President at Goldman, Sachs & Co. where he managed assets for institutional and private clients. Prior to that, Mr. Kapadia was a Senior Consultant with PricewaterhouseCoopers LLP where he provided strategic and financial advisory services to corporations. Mr. Kapadia received a B.A. in Economics with Phi Beta Kappa honors from the College of William and Mary and an M.B.A. with highest distinction from the Kellogg Graduate School of Management at Northwestern University. He is a member of the William and Mary Foundation Board of Trustees, the William and Mary Public Policy Advisory Board and Kellogg’s Alumni Council. We believe Mr. Kapadia’s experience in the power generation, transmission and energy infrastructure sectors makes him well suited to serve on the board of directors.

John King.    Upon the consummation of the business combination, John King will join CRIS’s board of directors. Mr. King currently serves as Executive Vice President and on the Investment Committee at LS Power. In his current capacity Mr. King oversees LS Power’s Western business activities and battery energy storage business efforts. Mr. King joined LS Power in March 2006. Upon joining LS Power, he established LS Power’s solar power business, developing some of the earliest utility scale solar projects completed in the U.S. He also previously held oversight responsibility for LS Power’s portfolio of operating power plants from January 2013 to October 2017. Prior to joining LS Power, he worked at Calpine Corporation from 1994 to 2005 in various positions, including as a Senior Vice President with responsibilities for Calpine’s business development in the Western United States and International business activities. Mr. King previously served as a board member of the Calpine Power Income Fund, an unincorporated open ended, limited purpose trust. Mr. King received a B.S.C. from Santa Clara University and an M.B.A. from California State University, Hayward. We believe Mr. King’s extensive experience in the power generation and renewable energy sectors makes him well suited to serve on the board of directors.

Kate Brandt.    Upon the consummation of the business combination, Kate Brandt will join CRIS’s board of directors. Ms. Brandt serves as Google’s Sustainability Officer, a position which she has held since May 2018, and leads sustainability across Google’s worldwide operations, products and supply chain. In this role, she coordinates with Google’s data centers, real estate, supply chain, and product teams to ensure Google is capitalizing on opportunities to strategically advance sustainability. Before serving as Sustainability Officer, she worked as the Lead for Sustainability at Google from July 2015 to May 2018. Previously Ms. Brandt served as the United States’ first Federal Chief

Sustainability Officer from May 2014 to July 2015. In that capacity, she was responsible for promoting sustainability across Federal Government operations including 360,000 buildings, 650,000 vehicles, and $445 billion annually in purchased goods and services. Prior to that, Ms. Brandt held senior roles at the Departments of Energy and Defense. She received an A.B., with honors, from Brown University and an M.Phil. in International Relations from the University of Cambridge, where she was a Gates Cambridge Scholar. She serves on the boards of BSR, The Institute at Brown for Environment and Society, The Roosevelt Institute, and the Corporate Eco Forum. Ms. Brandt serves as a Strategic Advisor to LS Power and is being nominated to the board of directors in connection therewith. We believe Ms. Brandt’s experience in sustainability initiatives in both the private and public sector makes her well suited to serve on the board of directors.

Rodney Slater.    Upon the consummation of the business combination, Rodney Slater will join CRIS’s board of directors. Secretary Slater currently serves as a Partner at Squire Patton Boggs (US) LLP, where he leads the firm’s transportation practice, and has served since 2001. Prior to that, he served as the 13th United States Secretary of Transportation under President Bill Clinton from 1997 to 2001. In that capacity, Secretary Slater oversaw several significant legislative initiatives, including the Transportation Equity Act for the 21st Century (TEA-21), which guaranteed $200 billion in surface transportation investment though 2003, and the Wendell H. Ford Aviation Investment Reform Act for the 21st Century (AIR-21), which provided $46 billion to improve the safety and security of the nation’s aviation system. Prior to that, Secretary Slater served as Administrator of the Federal Highway Administration, and held a number of leadership positions in federal and state government related to transportation. He received a B.S. from Eastern Michigan University in 1977, a J.D. from the University of Arkansas in 1980 and completed additional studies through the Advanced Leadership Initiative program at Harvard University in 2011. Secretary Slater is a director of Verizon Communications Inc., chairman of the board of directors of the Squire Patton Boggs Foundation and served as a director of Kansas City Southern from 2001 to 2019 and Transurban Group from 2009 to 2018. Secretary Slater also served as a director of Northwest Airlines Corp from May 2007 until October 2008, when it completed its merger with Delta Air Lines, Inc. Following the merger, Secretary Slater served as a director of Delta Air Lines, Inc. from October 2008 until June 2011. We believe Secretary Slater’s significant public and private sector experience related to the transportation industry makes him well suited for the board of directors.

Patricia K. Collawn.    Upon the consummation of the business combination, Patricia K. Collawn will join CRIS’s board of directors. Ms. Collawn has more than 25 years of leadership experience in the utility and power industry. She is currently Chairman, President and Chief Executive Officer of PNM Resources Inc. (“PNM Resources”). She has served as Chairman of PNM Resources since January 2012 and has served as President and Chief Executive Officer since March 2010. She previously served as President and Chief Operating Officer of PNM Resources from August 2008 to February 2010. Ms. Collawn joined PNM Resources in June 2007. Prior to joining PNM Resources, she was President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary, from October 2005 to June 2007. She was President of Customer and Field Operations at Xcel Energy from July 2003 to October 2005. She also held an executive role at Arizona Public Service Company. Outside the energy industry, Ms. Collawn held management positions at PriceWaterhouse and Quaker Oats.

In April 2020, Ms. Collawn joined the board of directors of Equitrans Midstream Corporation, a NYSE-listed natural gas midstream services company providing infrastructure solutions for the energy industry, and serves on its management development and compensation committee and health, safety, security and environmental committee. Ms. Collawn will step down as Chairman, President and Chief Executive Officer of PNM Resources upon the closing of its merger with Avangrid, Inc., which PNM Resources expects to close in the second half of 2021. Ms. Collawn also serves on the boards of directors of Nuclear Electric Insurance Limited, EEI, a national association of investor-owned electric companies, and EPRI, an independent, nonprofit center for public interest energy and environmental research, including sustainability and carbon reduction matters for the electric industry. From 201 to 2018, Ms. Collawn served as the first female Chairman of the board of directors of EEI, having previously served as the organization’s Vice Chairman since 2015. Ms. Collawn served in 2017 and 2019 as Chairman of EPRI.

Ms. Collawn received an MBA from the Harvard Business School and a BA in Journalism, summa cum laude, from Drake University. We believe Ms. Collawn’s knowledge of the energy industry and the complex regulatory structures of the industry along with her substantial experience as the Chairman, President, Chief Executive Officer and Chief Operating Officer of a publicly traded company make her well suited to serve on the board of directors.

Board Composition

CRIS’s business affairs will be managed under the direction of our board of directors. CRIS’s board of directors will consist of nine members.

The Proposed Charter provides that the number of directors, which will be fixed at nine members, may be increased or decreased from time to time by a resolution of our board of directors. Our board of directors will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The directors will hold their office for a term of three years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The term of office of the first class of directors, consisting of Elizabeth Comstock, Joseph Esteves and John King, will expire at our first annual meeting of stockholders following the special meeting. The term of office of the second class of directors, consisting of Darpan Kapadia, Rodney Slater and Kate Brandt, will expire at the second annual meeting of stockholders following the special meeting. The term of office of the third class of directors, consisting of Cathy Zoi, David Nanus and Patricia K. Collawn, will expire at the third annual meeting of stockholders following the special meeting.

Director Independence

Upon the Closing, CRIS anticipates that the size of CRIS’s board of directors will be nine directors, three of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. CRIS anticipates that Elizabeth Comstock, Rodney Slater and Patricia K. Collawn will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Following the completion of the business combination, Holdings will control a majority of the voting power of CRIS’s outstanding capital stock. As a result, CRIS will be a “controlled company” under Nasdaq rules. As a controlled company, CRIS will be exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require CRIS’s board of directors to have a majority of independent directors and require that CRIS either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of CRIS’s executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. Following the business combination, CRIS intends to rely on this exemption. As a result, CRIS may not have a majority of independent directors on its board of directors. In addition, CRIS may not establish a compensation committee or a nominating and governance committee, and to the extent such committees are established, they may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

In addition, CRIS’s corporate governance guidelines (“Corporate Governance Guidelines”) will provide that when the position of chair of the board of directors (the “Chair”) is not held by an independent director, a lead independent director may be designated by the board of directors (the “Lead Independent Director”). Because Mr. Nanus will serve as the Chair following the Business Combination and will not be considered independent under Nasdaq rules, the board of directors will designate Patricia K. Collawn as the Lead Independent Director. The Lead Independent Director’s duties will include presiding at executive sessions of independent directors and serving as a liaison between the Chair and the independent directors of the board of directors.

Committees of the Board of Directors

Prior to the business combination, CRIS’s board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Effective as of the consummation of the business combination, CRIS’s board of directors continue to maintain the audit committee, a compensation committee and a nominating and corporate governance committee, and CRIS’s board of directors will amend and restate the charter of each committee to have the responsibilities described below. Because CRIS will be a “controlled company” under Nasdaq rules following the business combination, it will not be required to establish or maintain a compensation committee or a nominating and corporate governance committee. Although CRIS will not be required to do so, CRIS intends to maintain its compensation and nominating and governance committees following the business combination. Members will serve on each committee until their resignation or until otherwise determined by CRIS’s board of directors. Each committee will operate under a charter approved by CRIS’s board of directors. Following the consummation of the business combination, copies of each charter will be posted on the Corporate Governance section of EVgo’s website at www.evgo.com. EVgo’s website and the information contained on, or that can be accessed through, EVgo Inc.’s website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement.

Audit Committee

The initial members of the audit committee will be Patrica K. Collawn, Rodney Slater and Elizabeth Comstock, with Ms. Collawn serving as the chair of the audit committee. Under Nasdaq’s listing standards and applicable SEC rules, CRIS will be required to have at least three members of the audit committee, all of whom must be independent. Each of Patrica K. Collawn, Rodney Slater and Elizabeth Comstock meet the independent director standard under Nasdaq’s listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is expected to be financially literate and the board of directors is expected to determine that Patrica K. Collawn qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The amended audit committee charter will detail the principal functions of the audit committee, including:

•         assisting board oversight of (1) the integrity of CRIS’s financial statements, (2) CRIS’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence and (4) the performance of CRIS’s internal audit function and the independent registered public accounting firm;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by CRIS;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by CRIS, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        meeting to review and discuss CRIS’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “EVgo Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and CRIS’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The initial members of the compensation committee will be Elizabeth Comstock, Rodney Slater, David Nanus and Patricia K. Collawn, with Ms. Comstock serving as the chair of the compensation committee. Because CRIS will be a “controlled company” following the business combination within the meaning of Nasdaq’s corporate governance standards, CRIS’s compensation committee will not be required to be comprised solely of independent directors.

The amended compensation committee charter will detail the principal functions of the compensation committee, including:

•        reviewing, approving and determining, or making recommendations to CRIS’s board of directors regarding, the compensation of CRIS’s executive officers, including the Chief Executive Officer;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with CRIS’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for CRIS’s officers and employees;

•        if required, producing a report on executive compensation to be included in CRIS’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The initial members of the nomination and governance committee will be Rodney Slater, Elizabeth Comstock, Kate Brandt and Patricia K. Collawn, with Mr. Slater serving as the chair of the nomination and corporate governance committee. Because CRIS will be a “controlled company” following the business combination within the meaning of Nasdaq’s corporate governance standards, CRIS will not be required to have independent director oversight of director nominations or a nominating and corporate governance committee and comprised solely of independent directors.

The amended nominating and corporate governance committee charter will detail the principal functions of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our Corporate Governance Guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis CRIS’s overall corporate governance and recommending improvements as and when necessary.

The charter will also provide that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

Code of Ethics

CRIS has adopted a code of ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. CRIS expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on the combined company’s website.

Limitation on Liability and Indemnification Matters

The Proposed Charter that will become effective immediately following the business combination contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•        any breach of the director’s duty of loyalty to the Company or our stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        any transaction from which the director derived an improper personal benefit.

The Proposed Charter that will become effective immediately following the business combination and our bylaws provide that the Company is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. The Company’s bylaws also provide that the Company is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under Delaware law. The Company expects to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company will also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Proposed Charter and bylaws may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage.

Post-Combination Company Director and Executive Compensation

Determinations with respect to director and executive compensation after the business combination have not yet been made.

Incentive Plan

The combined company intends to establish the Incentive Plan. For more information on the Incentive Plan, please see the section titled “Proposal No. 6 — The Incentive Plan Proposal” included elsewhere in this proxy statement.

EXECUTIVE COMPENSATION

CRIS

The following disclosure concerns the compensation of CRIS’s officers and directors for (i) the period from August 4, 2020 (inception) through December 31, 2020 and (ii) the three months ended March 31, 2021 (i.e., pre-business combination since inception).

Prior to the consummation of the business combination, none of CRIS’s executive officers or directors will have received any cash compensation for services rendered to CRIS. The Sponsor, executive officers, directors, and their respective affiliates, are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates. Some named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

After the completion of the business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled ‘‘Management of CRIS Following the Business Combination.”

EVgo

The following disclosure covers the material components of the compensation for EVgo’s principal executive officer and its other most highly compensated executive officers, who are referred to in this section as “named executive officers,” for the fiscal year ended December 31, 2020 (i.e., pre-business combination). This section should be read in conjunction with EVgo’s financial statements and related notes appearing elsewhere in this proxy statement, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”

Upon consummation of the business combination, EVgo will be a smaller reporting company and an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, EVgo is required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, EVgo’s reporting obligations extend only to the individuals serving as its chief executive officer, and its two other most highly compensated executive officers. For the fiscal year ended December 31, 2020, EVgo’s named executive officers were:

•        Catherine Zoi, Chief Executive Officer and Director;

•        Ivo Steklac, Chief Operating Officer and Chief Technology Officer; and

•        Olga Shevorenkova, Chief Financial Officer.

EVgo’s compensation policies and philosophies are designed to align compensation with business objectives, while also enabling EVgo to attract, motivate and retain individuals who contribute to EVgo’s long-term success. EVgo has historically linked annual performance bonuses to performance objectives.

The compensation of EVgo’s named executive officers has mainly consisted of salary, equity-based incentive awards and an annual discretionary performance bonus.

2020 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to named executive officers for the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Catherine Zoi	2020	406,850	1,375,119	(1)	—	1,699,200	8,550	3,489,719
Chief Executive Officer and Director

Ivo Steklac	2020	309,000	472,536	(1)	—	849,600	8,550	1,639,686
Chief Operating Officer and Chief Technology Officer

Olga Shevorenkova	2020	300,000	478,145	(1)	—	849,600	8,550	1,636,295
Chief Financial Officer

____________

(1)      Each of the named executive officers have two separate bonus awards in respect of the 2020 fiscal year. Each named executive officer has received a transaction bonus paid in January 2020 upon the closing of LS Power’s acquisition of EVgo in the following amounts: $1,069,982 for Ms. Zoi, $356,661 for Mr. Steklac and $298,145 for Ms. Shevorenkova. Each named executive officer also received a discretionary cash bonus amount pursuant to EVgo’s 2020 annual bonus program, and were paid in March 2021 based on EVgo’s achievement of individual and business milestones. Bonuses awarded with respect to the 2020 annual bonus program to Ms. Zoi, Mr. Steklac, and Ms. Shevorenkova were $305,137, $115,875, and $180,000 respectively.

(2)      During the 2020 fiscal year, each of the named executive officers received a grant of profits interests in EVgo Management Holdings LLC (“Management Holdings”), a holding company formed for the purpose of holding equity-based awards, that provide each of the named executive officers with the opportunity to earn appreciation consistent with that of Holdings’ Class A units and Class B units. A description of these profits interests may be found in “Executive Compensation — EVgo — Narrative Disclosure to Outstanding Equity Awards at 2020 Fiscal Year-End” section of this proxy statement. EVgo believes that, despite the fact that the incentive units do not require the payment of an exercise price, they are most similar economically to stock appreciation rights or stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” Amounts disclosed in this column reflect a grant date fair value of the incentive units in accordance with FASB ASC Topic 718. See Note 3 of the notes to EVgo’s consolidated financial statements included elsewhere in this proxy statement for a discussion of the assumptions made by EVgo in determining the grant date fair value of its equity awards.

(3)      Amounts in this column consist of EVgo contributions made on each executive’s behalf for the respective year into the ADP TotalSource Retirement Savings Plan.

Narrative Disclosure to the Summary Compensation Table

Employment Agreements

Each of the named executive officers entered into an employment agreement with EVgo on January 15, 2020 (each, an “Employment Agreement,” and collectively, the “Employment Agreements”). The narrative below summarizes the payments and benefits that each named executive officer is currently eligible to receive on an annual basis.

Base Salary

Each named executive officer’s base salary is a fixed component of compensation for each year for performing specific job duties and functions. The Employment Agreements provide for annual salaries of $406,850, $309,000 and $300,000 for Ms. Zoi, Mr. Steklac and Ms. Shevorenkova, respectively.

Bonus Compensation

Each named executive officer is entitled to participate in EVgo’s annual cash bonus plan that is applicable for the relevant fiscal year. The annual cash bonus plan provides for discretionary bonuses based on overall company, department and individual performance. Under the Employment Agreements, the annual target cash bonus opportunity for the named executive officers is set as a percentage of each named executive officer’s base salary. The target cash bonus opportunities are set as follows: 100% for Ms. Zoi, 50% for Mr. Steklac and 75% for Ms. Shevorenkova. Bonuses awarded for fiscal 2020 to Ms. Zoi, Mr. Steklac, and Ms. Shevorenkova were $305,137, $115,875, and $180,000 respectively and paid in March 2021.

In addition to the annual bonus, each named executive officer received a cash retention bonus in January 2020 in connection with the closing of LS Power’s acquisition of EVgo.

Other Compensation Elements

Each named executive officer is entitled to vacation and paid time off in accordance with the terms and conditions of the applicable plan or policy. Subject to the terms of any applicable plans, policies or programs, each named executive officer is entitled to receive such employee benefits, including any and all medical, dental, vision, prescription, life, short-term and long-term disability, and flexible spending plans available to senior executive employees generally, and such other benefits as EVgo may from time to time establish for the named executive officers. Each named executive officer is reimbursed by EVgo for all ordinary and reasonable expenses incurred in the course of the performance of employment services. EVgo currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code in which employees, including EVgo’s named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. See “— Additional Narrative Disclosure — Retirement Benefits” for more information.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by the named executive officers as of December 31, 2020. All awards are issued by Management Holdings to each named executive officer.

	Option Awards
Name	Date of Grant of Options	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(1)
Catherine Zoi	1/16/20	—	60,000	10	N/A
	1/16/20	—	60,000	20	N/A
	1/16/20	—	60,000	30	N/A
Ivo Steklac	1/16/20	—	30,000	10	N/A
	1/16/20	—	30,000	20	N/A
	1/16/20	—	30,000	30	N/A
Olga Shevorenkova	1/16/20	—	30,000	10	N/A
	1/16/20	—	30,000	20	N/A
	1/16/20	—	30,000	30	N/A

____________

(1)      During the 2020 fiscal year, each of the named executive officers received a grant of incentive units in Management Holdings. The number of incentive units reflected in the table represents the number of common units of Management Holdings, and not a number of shares of Class A common stock. The incentive units are structured as profits interests for tax purposes. Profits interests such as the incentive units do not require the payment of an exercise price nor do they have an expiration date; however they only entitle the holder thereof to receive value if and to the extent the underlying security appreciates in value following the grant of the award. Because of this appreciation feature, EVgo believes profits interest awards are economically similar to stock options or stock appreciation rights for purposes of the SEC disclosure rules. Awards reflected as “Unexercisable” are incentive units that have not yet vested. Awards reflected as “Exercisable” are incentive units that have vested, but have not yet received payment in respect thereof. Awards generally vest with respect to 65% of the units granted in equal annual installments over four years and with respect to 35% of the units granted upon a sale of the company, in each case subject to a named executive officer’s continued employment with EVgo through the applicable vesting date. For a more detailed description of how and when the profits interest awards could become vested and when such awards could begin to receive payments, please read the discussion below.

(2)      The incentive awards do not have an “exercise price” in the same sense that a true stock option award would have an exercise price. Instead, each incentive award has a “hurdle price,” “threshold” or “base price” associated with the award. Each incentive unit will entitle the holder to receive distributions only if the aggregate distributions made by Management Holdings in respect of each common unit issued and outstanding on or prior to date of the grant of the incentive unit exceeds the hurdle price or threshold. The thresholds are set at the time of grant and typically represents the estimated fair value of a common unit or a multiple of fair value on the date of grant. The figure reflected in this column is the threshold assigned to each incentive unit.

Narrative Disclosure to Outstanding Equity Awards at 2020 Fiscal Year-End

During the 2020 fiscal year, each of the named executive officers received a grant of incentive units in Management Holdings, a holding company formed for the purpose of holding equity-based awards, that provide named executive officers with the opportunity to earn appreciation consistent with that of a Class A and Class B Unit of Holdings. The incentive unit awards each named executive officer has received in Management Holdings are designed as profits interest awards. A profits interest award has a $0 intrinsic value at the time of grant, providing the award holder with value only if and when the underlying security grows in value following the grant date of the award above the baseline or threshold value of the award and sufficient cash or property has been distributed to Class A and Class B unitholders. Incentive units awarded to EVgo’s named executive officers begin to receive distributions once the value of Class A and Class B units of Holdings appreciate above the incentive unit’s threshold value and cash or property is distributed in excess of such threshold by Holdings. The incentive units receive an increasing portion of cumulative distributions from Holdings (as distributed through Management Holdings) as cumulative per-share distributions to all Holdings’ unitholders increase above the threshold values assigned to an incentive unit on the grant date. The right of incentive unit holders to receive distributions increases ratably between the thresholds or baseline values at which the units are awarded. For example, if on the date of a distribution the cumulative distributions to Class A and Class B members of Holdings was $14 per unit, an incentive holder would have the right to receive distributions in respect of 100% of the units issued at a $10 per unit threshold and 40% of the units issued at a $20 per unit threshold as the $14 per unit value is 40% between the $10 and $20 thresholds. At and above the highest threshold, each incentive unit holder is entitled to receive 100% of distributions attributable to their incentive units. This provides compensation opportunities to EVgo’s named executive officers economically most similar to that of stock options or stock appreciation rights granted with exercise prices that range between one and three times the fair market value per share on the date of grant. Accordingly, for purposes of the SEC’s disclosure rules, EVgo has reflected incentive units granted to EVgo’s named executive officers in the “option” column of the Outstanding Equity Awards at 2020 Fiscal Year-End table with the participation thresholds reflected as an “option exercise price” per incentive unit. By granting with increasing threshold values, the incentive units were designed to provide EVgo’s named executive officers with financial rewards only if the value of Holdings appreciated meaningfully above its value on the grant date. If Holdings makes periodic cash distributions or there is a liquidation or termination event, the incentive unit award holders are eligible to receive cash distributions in accordance with the terms of the Management Holdings’ limited liability company operating agreement. Each incentive unit presented in the Outstanding Equity Awards at 2020 Fiscal Year-End table above entitles the holder thereof to 0.000015% of the cumulative distributions from Management Holdings above the initial threshold.

The incentive units vest with respect to 65% of the total grant based on a named executive officer’s continued service with EVgo (the “Time-Vesting Units”), with 25% of the Time-Vesting Units vesting on each of the first, second, third and fourth anniversaries of the grant date, subject to a named executive officer’s continued employment with EVgo through the applicable vesting date. The incentive units vest with respect to 35% of the total grant in the event of a “Sale of the Company” (as defined in the incentive unit grant agreement), subject to a named executive officer’s continued employment with EVgo through the consummation of the Sale of the Company (the “Exit-Vesting Units”). In connection with the proposed transaction the definition of Sale of the Company will be clarified to include a sale by LS Power of fifty percent or more of the interests it will hold in OpCo and EVgo Inc. as of the Closing Date, after giving effect to the business combination. No portion of the incentive units will vest upon the consummation of the business combination, and the business combination will not otherwise alter the vesting or payment schedule of existing, outstanding incentive units. In connection with the receipt of incentive units, each named executive officer also agreed to confidential information, non-competition and non-solicitation covenants in favor of EVgo and Management Holdings.

Following the Closing Date, neither EVgo, Holdings nor Management Holdings intends to grant additional equity-based incentive awards in Management Holdings pursuant to the Management Holdings’ limited liability company operating agreement to EVgo’s named executive officers. From and following the Closing Date, the Incentive Plan will be the only program under which EVgo’s named executive officers will be eligible to receive equity-based compensation awards.

Incentive Plan

In connection with the business combination, CRIS intends to adopt the Incentive Plan. Contingent on stockholder approval of the Incentive Plan and the consummation of the business combination, CRIS intends to grant awards under the Incentive Plan to each of the named executive officers. However, the future awards, if any, that may be made to eligible persons under the Incentive Plan are subject to the discretion of the Incentive Plan administrator, and therefore, the benefits or number of shares subject to awards that may be granted in the future to EVgo’s named executive officers, employees and directors is not currently determinable.

For a description of the Incentive Plan please see “Proposal No. 6 — The Incentive Plan Proposal.”

Additional Narrative Disclosure

Retirement Benefits

EVgo currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code where employees, including the named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. EVgo provides matching contributions in amounts determined annually by EVgo’s management. The contributions made on behalf of the named executive officers for fiscal year 2020 are disclosed above in the notes to the 2020 Summary Compensation Table.

Potential Payments Upon Termination

The following discussion describes the amounts and benefits that would have been owed to the named executive officers in the event of a termination of employment as of the end of fiscal year 2020 under the Employment Agreements and equity award agreements.

Severance Protections.    Upon a termination without cause or a resignation for good reason, and in addition to any unpaid base salary and annual bonus earned through the date of termination, the named executive officers will continue to receive a portion of base salary, paid over the 24 months following such termination of employment in accordance with EVgo’s regular payroll practices. Such amount is equal to 12 months’ base salary for Ms. Zoi, and six months’ base salary for Mr. Steklac and Ms. Shevorenkova.

Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement.    Under the terms of the Employment Agreements, each named executive officer agrees not to compete with EVgo or to solicit any customers or employees of EVgo during the term of the named executive officer’s employment and continuing for a period of two years following any termination of employment. The named executive officers also agree not to disclose any confidential information regarding EVgo at any time and that all work product developed by the executive during the term of the executive’s employment is the intellectual property of EVgo.

Payments upon Death or Disability of Executive.    If a named executive officer’s employment terminates due to the named executive officer’s death or disability, the named executive officer is entitled only to receive any unpaid base salary earned through the date of such termination and any earned, but unpaid, annual bonus.

2020 Director Compensation

No members of EVgo’s board of directors received compensation for their services to EVgo in respect of the 2020 fiscal year. In connection with the business combination, EVgo expects to implement a director compensation program for certain non-employee directors. The program is expected to consist of both cash and equity-based incentive compensation.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to CRIS regarding (i) the actual beneficial ownership of CRIS’s voting common stock as of the record date (pre-business combination) and (ii) the expected beneficial ownership of CRIS’s voting common stock immediately following the Closing (subject to customary closing adjustments contained in the Business Combination Agreement), assuming that no public shares are redeemed, and alternatively that 10,695,000 public shares (46.5% of the public shares) are redeemed, in each case by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of CRIS’s voting common stock;

•        each of CRIS’s current executive officers and directors;

•        each person who will become a named executive officer or director of CRIS following the Closing; and

•        all current executive officers and directors of CRIS, as a group, and all executive officers and directors of CRIS following the Closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to CRIS’s Current Charter, each share of common stock entitles the holder to one vote per share. The table below represents beneficial ownership of voting common stock, comprised of Class A common stock and Class B common stock.

The beneficial ownership of CRIS voting common stock prior to the business combination is based on 28,750,000 shares of common stock outstanding as of the date of this proxy statement, of which 23,000,000 shares were Class A common stock and 5,750,000 shares were Class B common stock. The beneficial ownership of CRIS voting common stock after the business combination, assuming no redemptions of Class A common stock in connection with the business combination, is based on 264,550,000 shares of common stock outstanding, of which 68,750,000 shares will be Class A common stock and 195,800,000 shares will be Class B common stock. The beneficial ownership of CRIS voting common stock after the business combination, assuming the redemption of 10,695,000 shares of Class A common stock, is based on 253,855,000 shares of common stock outstanding, of which 58,055,000 shares will be Class A common stock and 195,800,000 shares will be Class B common stock.

The expected beneficial ownership percentages set forth below do not take into account the issuance of any shares upon completion of the business combination under the Incentive Plan, a copy of which is attached to this proxy statement as Annex C, or the issuance of shares of Class A common stock upon the exercise of warrants to purchase shares of Class A common stock because the warrants are not exercisable until October 2, 2021.

			After the business combination
	Prior to the business combination		Assuming No Redemptions		Assuming Redemption of 10,695,000 Public Shares
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of CRIS
David W. Crane	—	—	—	—	—	—
John A. Cavalier	—	—	—	—	—	—
Elizabeth Comstock	—	—	—	—	—	—
Anne Frank-Shapiro	60,000	*	60,000	*	60,000	*
Mary Powell	30,000	*	30,000	*	30,000	*
Mimi Alemayehou	25,000	*	25,000	*	25,000	*
Richard Kauffman	25,000	*	25,000	*	25,000	*
Jamie Weinstein	—	—	—	—	—	—

All Directors and Executive Officers of CRIS as a Group (Eight Individuals)	140,000	*	140,000	*	140,000	*
Five Percent Holder of CRIS
Climate Change Crisis Real Impact I Acquisition Holdings, LLC(1)	5,574,500	19.4	5,574,500	2.1	5,574,500	2.2
PIMCO private funds(2)	1,980,000	6.9	6,980,000	2.6	1,980,000	2.7
Adage Capital Partners, L.P.(3)	1,800,000	6.3	2,600,000	1.0	2,600,000	1.0
Directors and Executive Officers of the Combined Company After the Business Combination
Cathy Zoi	—	—	—	—	—	—
Ivo Steklac	—	—	—	—	—	—
Olga Shevorenkova	—	—	—	—	—	—
David Nanus(4)	—	—	195,800,000	74.0	195,800,000	77.1
Elizabeth Comstock	—	—	—	—	—	—
Joseph Esteves(4)	—	—	195,800,000	74.0	195,800,000	77.1
Darpan Kapadia	—	—	—	—	—	—
John King	—	—	—	—	—	—
Kate Brandt	—	—	—	—	—	—
Rodney Slater	—	—	—	—	—	—
Patricia K. Collawn	—	—	—	—	—	—
All Directors and Executive Officers of the Combined Company After the Business Combination as a Group (11 Individuals)
Five Percent Holders of the Combined Company After Consummation of the Business Combination
EVgo Holdings, LLC(4)	—	—	195,800,000	74.0	195,800,000	77.1

____________

*         less than 1%

(1)      CRIS’s sponsor is the record holder of such shares. CRIS’s officers are the four managers of our sponsor’s board of managers. Any action by CRIS’s sponsor with respect to CRIS or the founder shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of our sponsor’s managers, none of the managers of CRIS’s sponsor is deemed to be a beneficial owner of our sponsor’s securities, even those in which such manager holds a pecuniary interest. Accordingly, none of CRIS’s officers is deemed to have or share beneficial ownership of the founder shares held by our sponsor.

(2)      Includes (i) 990,000 shares of Class A common stock held by OC III LVS IX LP, a Delaware limited partnership (“COF 3”) and (ii) 990,000 shares of Class A common stock held by TOCU XXXVII LLC, a Delaware limited liability company or its affiliate (“TOCU” and, together with COF 3, the “PIMCO private funds”). Pacific Investment Management Company, LLC, as the investment manager of each of the PIMCO private funds, may be deemed to have or to share voting and dispositive power over the shares of common stock beneficially owned by each of the PIMCO private funds. The business address for each of the PIMCO private funds named in this footnote is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660. Number of shares owned after the business combination includes (i) 2,500,000 shares of Class A common stock issuable to COF 3 in the PIPE and (ii) 2,500,000 shares of Class A common stock issuable to TOCU in the PIPE.

(3)      According to a Schedule 13G filed with the SEC on October 13, 2020 on behalf of Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”), Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), Adage Capital Advisors, L.L.C., a Delaware limited liability company (“AC Advisors”), Robert Atchinson and Phillip Gross, ACP has the power to dispose of and the power to vote the shares of Class A common stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. AC Advisors, as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor AC Advisors directly own any shares of Class A common stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, ACPGP and AC Advisors may be deemed to beneficially own the shares owned by ACP. Messrs. Atchinson and Gross, as managing members of AC Advisors, have shared power to vote the shares of Class A common stock beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly owns any shares of Class A common stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, each may be deemed to beneficially own the shares beneficially owned by ACP. The business address of this stockholder is 200 Clarendon Street, 52nd Floor, Boston, MA 02116. Number of shares held after the business combination includes 800,000 shares of Class A common stock issuable to ACP in the PIPE.

(4)      EVgo Holdings, LLC is controlled by EVgo Member Holdings, LLC, a Delaware limited liability company (“EVgo Member”). The sole member of EVgo Member is LS Power Equity Partners IV, L.P., a Delaware limited partnership (“LSPEP IV”), which is managed by LS Power Equity Advisors, LLC, a Delaware limited liability company (“LSP Advisors” and together with EVgo Member and LSPEP IV, the “LS Power Entities”). Joseph Esteves and David Nanus, through their positions, relationship and/or affiliations with LS Power Entities, may have shared voting and investment power with respect to the shares beneficially owned by the LS Power Entities. As such, Messrs. Esteves and Nanus may be deemed to have or share beneficial ownership of the shares beneficially owned by the LS Power Entities. Messrs. Esteves and Nanus disclaim beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CRIS

CRIS Related Person Transactions

Founder Shares

On August 10, 2020, the Sponsor purchased 5,750,000 shares of Class B common stock for an aggregate purchase price of $25,000. In September 2020, the Sponsor transferred 30,000 shares of Class B common stock to Ms. Powell, 25,000 shares of Class B common stock to Mr. Kauffman, 25,000 shares of Class B common stock to Ms. Alemayehou, 60,000 shares of Class B common stock to Ms. Frank-Shapiro and 35,500 shares of Class B common stock to certain consultants of CRIS.

The initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the shares of Class B common stock until the earlier of (A) one year after the completion of an initial business combination and (B) subsequent to an initial business combination, (x) if the last reported sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, or (y) the date on which CRIS completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of CRIS’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Private Placement Warrants

On October 2, 2020, the Sponsor purchased an aggregate of 6,600,000 warrants at a price of $1.00 per warrant ($6,600,000 in the aggregate) in a private placement. Each private placement warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The private placement warrants (including Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Participation in the IPO

The PIMCO private funds or one or more of their respective affiliates, purchased, 1,980,000 units in CRIS’s IPO at the public offering price.

Advance from Related Party

The Sponsor advanced CRIS an aggregate of $2,279 to pay for certain costs in connection with the IPO. The advances were non-interest bearing and due on demand. The outstanding advances were repaid at the closing of the IPO on October 2, 2020. As of December 31, 2020 and March 31, 2021, there were no amounts outstanding in advances from the Sponsor.

Promissory Notes

On August 10, 2020, the Sponsor issued an unsecured promissory note to CRIS (the “IPO Promissory Note”), pursuant to which CRIS was entitled to borrow up to an aggregate principal amount of $250,000. The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2021 or the consummation of the IPO. The outstanding balance under the IPO Promissory Note was repaid at the closing of the IPO on October 2, 2020. As of December 31, 2020 and March 31, 2021, there were no amounts outstanding under the IPO Promissory Note.

On March 31, 2021, CRIS issued an unsecured promissory note to Holdings (the “Holdings Promissory Note”), pursuant to which CRIS borrowed $280,000 from Holdings in order to pay certain transaction expenses associated with the business combination. The Holdings Promissory Note bears interest at a rate of 0.12% compounded annually and is payable on the consummation of the business combination. If the business combination is not consummated, fifty percent (50%) of the principal balance of the Holdings Promissory Note will be forgiven and the remaining fifty percent (50%) of the principal balance will be repaid (i) immediately upon consummation of a separate business combination or (ii) to the extent that CRIS has funds available to it that are (a) in excess of budgeted expenses and obligations to trade creditors in the ordinary course of business and (b) outside of its Trust Account, in each case, no later than April 2, 2023. As of the date of this proxy statement, the outstanding balance under the Holdings Promissory Note was $280,000.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor, an affiliate of the Sponsor, or certain of CRIS’s officers and directors or their affiliates may, but are not obligated to, loan CRIS funds as may be required (“working capital loans”). If CRIS completes an initial business combination, CRIS would repay the working capital loans out of the proceeds of the Trust Account released to CRIS. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, CRIS may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. The working capital loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such working capital loans may be converted into warrants, at a price of $1.00 per warrant, of the post initial business combination entity. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020 and March 31, 2021, no working capital loans were outstanding.

Investment in the PIPE

In connection with the execution of the Business Combination Agreement, CRIS entered into Subscription Agreements with a number of PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, and CRIS agreed to sell to the PIPE Investors, an aggregate of 40,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $400,000,000, in a private placement. CRIS PIPE ONE, LLC, which is affiliated with members of CRIS’s officers and directors, will be purchasing 500,000 shares of Class A common stock in the PIPE for a total purchase price of $5,000,000. In addition, the PIMCO private funds, which are investors in the Sponsor, or their affiliates will be purchasing 5,000,000 shares of Class A common stock in the PIPE for a total purchase price of $50,000,000.

Payments to an Affiliate

Commencing as of March 2021, CRIS has been and will continue to make payments of approximately $45,000 per month on an annualized basis to Climate Real Impact Solutions Services LLC, an entity owned by Messrs. Cavalier and Crane and managed by Ms. Frank-Shapiro, for consulting services rendered to CRIS. Messrs. Cavalier and Crane also receive health insurance benefits from Climate Real Impact Solutions Services LLC. Upon completion of the business combination, it is expected that CRIS would cease to make any further payments.

Existing CRIS Related Party Policy

Outside of the review process conducted by CRIS’s current audit committee described below, CRIS has not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

CRIS has adopted a Code of Business Conduct and Ethics requiring CRIS to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by CRIS’s board of directors (or the appropriate committee of CRIS’s board) or as disclosed in CRIS’s public filings with the SEC. Under CRIS’s Code of Business Conduct and Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving CRIS.

In addition, CRIS’s audit committee, pursuant to its Current Charter, is responsible for reviewing and approving related party transactions to the extent that CRIS enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. CRIS also requires each of CRIS’s directors and officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, CRIS has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless CRIS, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or an independent accounting firm that CRIS’s initial business combination is fair to CRIS’s company from a financial point of view. No finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by CRIS to the Sponsor, officers or directors, or any affiliate of the Sponsor or officers, for services rendered to CRIS prior to, or in connection with any services rendered in order to effectuate, the consummation of CRIS’s initial business combination (regardless of the type of transaction that it is). However, the following payments will be made to the Sponsor, officers or directors, or CRIS’s or their affiliates, none of which will be made from the proceeds of the IPO held in the Trust Account prior to the completion of CRIS’s initial business combination:

•        Repayment of a loan of up to an aggregate of $250,000 made to CRIS by the Sponsor to cover offering related and organizational expenses;

•        Commencing as of March 2021, payments of approximately $45,000 per month on an annualized basis made by CRIS to Climate Real Impact Solutions Services LLC, an entity owned by Messrs. Cavalier and Crane and managed by Ms. Frank-Shapiro, for consulting services rendered to CRIS (Messrs. Cavalier and Crane also receive health insurance benefits from Climate Real Impact Solutions Services LLC);

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        Repayment of loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of CRIS’s officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $2,000,000 of such loans may be converted into warrants, at a price of $1.00 per warrant at the option of the lender.

CRIS’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or CRIS’s or their affiliates.

EVgo’s Related Party Transactions

Transactions with LS Power

The Company entered into various agreements to facilitate the purchase and sale of California Low Carbon Fuel Standard Credits (“LCFS”) with a subsidiary of LS Power at prevailing market levels after the Merger Date. For the period from January 16, 2020 to December 31, 2020, approximately $1.3 million in LCFS credits was sold to third parties under this arrangement and amounts paid to LS Power’s subsidiary for these services totaled $3,570 and were exclusively for the reimbursement of fees paid by LS Power in performance of the services.

On January 16, 2020, the Company entered into the LS Power Note with Holdings whereby Holdings funds the operations of the Company with loans upon request at an interest rate of the Federal Reserve discount rate plus 7.0% (compounded annually) with a maturity date of January 16, 2027. The LS Power Note does not have a stated credit limit. The LS Power Note can be redeemed by Holdings and the Company can prepay its obligations under the LS Power Note at any time without prepayment penalties. The amount outstanding under the LS Power Note was $57.0 million and $39.2 million as of March 31, 2021 and December 31, 2020, respectively, which includes $0.9 million and $1.4 million of interest expense incurred during the three months ended March 31, 2021 and the period from January 16, 2020 through December 31, 2020, respectively. The average interest rate on the borrowings outstanding under the LS Power Note was 7.25% for the three months ended March 31, 2021. The Company received such loans at multiple dates through the year ended December 31, 2020 and the three months ended March 31, 2021. Principal and accrued but unpaid interest are payable by the Company to Holdings upon demand, and therefore is reflected as a current liability in the consolidated balance sheet. The LS Power Note requires full payment upon maturity with no periodic minimum payments during intervening periods. As of March 31, 2021, the Company has not made any interest or principal repayments.

On January 16, 2020, LS Power contributed $5.3 million to the Company for a transaction bonus awarded to certain employees of EVgo, including EVgo’s executive officers, in connection with LS Power’s acquisition of EVgo.

Indemnity Side Letter

In connection with the execution of the Business Combination Agreement, on January 21, 2021, CRIS entered into a letter agreement with the Company and Holdings, pursuant to which, among other things, Holdings agreed to indemnify and hold harmless the Company from and against any and all losses incurred or arising out of litigation related to contingent consideration related to LS Power’s acquisition of EVgo, up to an aggregate amount of $7,000,000. For more information on this litigation, see Note 15 to the audited consolidated financial statements of EVgo included elsewhere in this proxy statement.

Policies and Procedures for Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•        any person who is known by us to be the beneficial owner of more than 5% of our Class A common stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Class A common stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The board of directors will adopt a written related party transactions policy upon the consummation of the business combination. Pursuant to this policy, our audit committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our audit committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

DESCRIPTION OF SECURITIES

The following description of CRIS’s capital stock reflects CRIS’s capital stock as it will exist as of the effective time of the business combination. CRIS’s capital stock will be governed by the Proposed Charter, CRIS’s bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Proposed Charter, which will be in effect as of the effective time of the business combination and a form of which is included as Annex B to this proxy statement and is incorporated herein by reference, in its entirety.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of a total of 1,610,000,000 shares of capital stock, consisting of 1,200,000,000 authorized shares of Class A common stock, 400,000,000 authorized shares of Class B common stock and 10,000,000 authorized shares of preferred stock. The outstanding shares of common stock will be, and the shares of common stock issuable in connection with the business combination pursuant to the Business Combination Agreement and the PIPE will be, duly authorized, validly issued, fully paid and non-assessable. As of the the date of this proxy statement, there were outstanding 28,750,000 shares of common stock, of which 23,000,000 were shares of Class A common stock, 5,750,000 were shares of Class B common stock, held by our initial stockholders, and there were no shares of preferred stock outstanding, and 18,100,000 warrants outstanding.

Common Stock

Class A common stock

The Proposed Charter provides that Class A common stock will have identical rights, powers, preferences and privileges to current Class A common stock.

Class B common stock

The Proposed Charter provides that shares of Class B common stock will be a newly issued, voting, non-economic class of common stock, with a par value of $0.0001 per share. Holders of shares of Class B common stock will vote together as a single class with holders of shares of Class A common stock on all matters properly submitted to a vote of the stockholders. The holders of shares of Class B common stock will generally have the right to cause OpCo to redeem all or a portion of their OpCo Units together with a corresponding number of shares of Class B common stock in exchange for, at OpCo’s election, a corresponding number of shares of Class A common stock or an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. Upon the future exchange of OpCo Units held by any holder of shares of Class B common stock, a corresponding number of shares of Class B common stock held by such holder of OpCo Units will be cancelled. Shares of Class B common stock can only be transferred with their corresponding OpCo Units in accordance with the OpCo A&R LLC Agreement.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of CRIS’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of CRIS. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of shares of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by CRIS’s board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Holders of shares of Class B common stock are not entitled to share in any dividends or other distributions unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms as simultaneously paid to the holders of Class A common stock.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of CRIS, the holders of shares of Class A common stock will be entitled to receive an equal amount per share of all of CRIS’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of CRIS. Holders of shares of Class B common stock are not entitled to receive any portion of any such assets in respect of their shares of Class B common stock.

Preemptive or Other Rights

The Company’s stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.

Election of Directors

CRIS’s board of directors will be classified into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the business combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the business combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the business combination. At each succeeding annual meeting of the stockholders of CRIS, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. CRIS’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. CRIS’s board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of CRIS’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of CRIS or the removal of existing management. CRIS has no shares of preferred stock outstanding at the date hereof.

Capital Structure Prior to the Business Combination

The following is a summary of CRIS’s authorized share capital prior to the business combination. On the effective date of the business combination, the currently issued and outstanding shares of Class B common stock will convert into 5,750,000 shares of Class A common stock in accordance with the terms of CRIS’s Current Charter. In addition, each of CRIS’s outstanding warrants will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms.

Units

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described in this proxy statement. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Common Stock

Class A common stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Other than with regard to CRIS’s directors prior to the business combination as described below under the heading, “Founder Shares,” holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of CRIS’s stockholders, including any vote in connection with the business combination, except as required by law. Unless specified in CRIS’s Current Charter or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of CRIS’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders. Each of CRIS’s directors will serve for a term of two years. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. CRIS’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Prior to the business combination, only holders of CRIS’s founder shares will have the right to vote on the election of directors. Holders of the public shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of the business combination, holders of a majority of CRIS’s founder shares may remove a member of the board of directors for any reason.

Under Section 211(b) of the DGCL, CRIS is required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with its bylaws, unless such election is made by written consent in lieu of such a meeting.

CRIS will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon (i) the completion of its initial business combination or (ii) a stockholder vote to approve an amendment to its Current Charter (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if CRIS does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity. Such redemptions, if any, will be made at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the event triggering the right to redeem, including interest earned on the funds held in the Trust Account and not previously released to CRIS to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The per-share amount CRIS will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions CRIS will pay to the underwriters. CRIS’s initial stockholders have entered into a letter agreement with CRIS, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of CRIS’s initial business combination, or a stockholder vote to approve an amendment to CRIS’s Current Charter, as described above. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and CRIS does not decide to hold a stockholder vote for business or other reasons, CRIS will, pursuant to its Current Charter, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing its initial business combination. CRIS’s Current Charter requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or CRIS decides to obtain stockholder approval for business or other reasons, CRIS will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If CRIS seeks stockholder approval, CRIS will complete its initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person (online) or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting.

Pursuant to CRIS’s Current Charter, CRIS has until October 2, 2022 to complete its initial business combination. If CRIS is unable to complete the business combination or any other business combination by that date (or such later date as our stockholders may approve in accordance with CRIS’s Current Charter), CRIS will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CRIS to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CRIS’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to CRIS’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. CRIS’s initial stockholders have entered into a letter agreement with CRIS, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if CRIS fails to complete its initial business combination within 24 months from the closing of the IPO.

However, if CRIS’s initial stockholders or CRIS’s officers or directors acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if CRIS fails to complete the business combination or any other business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of CRIS after an initial business combination, its stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over common stock. CRIS’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to common stock, except that CRIS will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of its initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are designated as shares of Class B common stock are identical to shares of Class A common stock, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) CRIS’s officers and directors and the initial stockholders have entered into a letter agreement with CRIS, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of its initial business combination, (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to CRIS’s Current Charter (x) to modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if CRIS does not complete its initial business combination within 24 months from the closing of the IPO or (y) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if CRIS fails to complete its initial business combination within 24 months from the closing of the IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if CRIS fails to complete its initial business combination within such time period, (iii) the founder shares are shares of Class B common stock that will automatically convert into shares of Class A common stock at the time of its initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment as described herein, and (iv) are entitled to registration rights. CRIS’s officers and directors and the initial stockholders have agreed pursuant to the letter agreement to vote any founder shares held by them and any public shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of CRIS’s initial business combination.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of CRIS’s initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the closing of the initial business combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock outstanding as of the date of the consummation of the IPO, plus (ii) all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial business combination (excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in the initial business combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to CRIS). Holders of founder shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities. In connection with the business combination, the holders of a majority of the outstanding shares of Class B common stock have agreed to waive the adjustment provisions described in this paragraph.

Subject to certain limited exceptions, the founder shares are not transferable, assignable or salable (except to CRIS’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of CRIS’s initial business combination or (B) subsequent to its initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after its initial business combination, or (y) the date on which CRIS completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of CRIS’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Prior to CRIS’s initial business combination, only holders of its founder shares will have the right to vote on the election of directors. Holders of its public shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial business combination, holders of a majority of its founder shares may remove a member of the board of directors for any reason. These provisions of CRIS’s Current Charter may only be amended by a resolution passed by a majority of shares of Class B common stock. With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with CRIS’s initial business combination, except as required by law, holders of its founder shares and holders of its public shares will vote together as a single class, with each share entitling the holder to one vote.

Preferred Stock

CRIS’s Current Charter provides that shares of preferred stock may be issued from time to time in one or more series. CRIS’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. CRIS’s board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of CRIS’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of CRIS or the removal of existing management. CRIS has no preferred stock outstanding at the date hereof.

Redeemable Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of CRIS’s initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of CRIS’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

CRIS will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to CRIS satisfying its obligations described below with respect to registration. No warrant will be exercisable and CRIS will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will CRIS be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

CRIS has not registered the shares of Class A common stock issuable upon exercise of the warrants at this time. However, CRIS has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial business combination, CRIS will use its commercially reasonable efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants. CRIS will use its commercially reasonable efforts to cause such registration statement to become effective within 60 business days after the closing of its initial business combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of Class A common stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, CRIS may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event CRIS so elects, CRIS will not be required to file or maintain in effect a registration statement, but CRIS will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of CRIS’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when CRIS will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of Class A common stock over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per whole warrant. The “fair market value” as used in this paragraph shall mean the average last reported sale price of Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.    Once the warrants become exercisable, CRIS may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before CRIS sends the notice of redemption to the warrant holders (which CRIS refers to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-Dilution Adjustments”).

CRIS will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by CRIS, CRIS may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

CRIS has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and CRIS issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.    Once the warrants become exercisable, CRIS may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A common stock (as defined below in the immediately following paragraph) except as otherwise described below;

•        if, and only if, the Reference Value (as defined above under the heading “— Redeemable Warrants — Public Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-Dilution Adjustments”); and

•        if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading ” — Redeemable Warrants — Public Warrants — Anti-Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. CRIS will provide its warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which Class A common stock have been converted or exchanged for in the event CRIS is not the surviving company in its initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A common stock to be issued upon exercise of the warrants if CRIS is not the surviving entity following its initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Redemption Date Fair Market Value of Class A common stock
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per whole warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by CRIS pursuant to this redemption feature, since they will not be exercisable for any Class A common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check companies, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of Class A common stock is below the exercise price of the warrants. CRIS has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement. This redemption right provides CRIS with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. CRIS will be required to pay the applicable redemption price to warrant holders if CRIS chooses to exercise this redemption right and it will allow CRIS to quickly proceed with a redemption of the warrants if CRIS determines it is in CRIS’s best interest to do so. As such, CRIS would redeem the warrants in this manner when CRIS believes it is in CRIS’s best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, CRIS can redeem the warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to CRIS’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If CRIS chooses to redeem the warrants when the shares of Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, CRIS will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than Class A common stock pursuant to the warrant agreement (for instance, if CRIS is not the surviving company in its initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than Class A common stock, CRIS (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures.    A holder of a warrant may notify CRIS in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.    If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the historical fair market value (as defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon conversion or exercise and (ii) “historical fair market value” means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if CRIS, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with the completion of its initial business combination, (d) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a stockholder vote to approve an amendment to CRIS’s Current Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if CRIS does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of the public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) CRIS issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at a Newly Issued Price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by its board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of its initial business combination on the date of the consummation of its initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of CRIS with or into another corporation (other than a consolidation or merger in which CRIS is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of CRIS as an entirety or substantially as an entirety in connection with which CRIS is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CRIS. On October 5, 2020, CRIS filed a copy of the warrant agreement with the SEC as Exhibit 4.1 to its Current Report on Form 8-K The warrant agreement contains a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to CRIS, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, CRIS will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of CRIS’s initial business combination (except, among other limited exceptions as described under the section of this proxy statement entitled “— Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to CRIS’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by CRIS (except as described above under “— Public Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by CRIS and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

Except as described above under “— Public Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. The reason that CRIS has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at that time whether they will be affiliated with CRIS following an initial business combination. If they remain affiliated with CRIS, their ability to sell CRIS’s securities in the open market will be significantly limited. CRIS expects to have policies in place that prohibit insiders from selling CRIS’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell CRIS’s securities, an insider cannot trade in CRIS’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, CRIS believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of CRIS’s officers and directors may, but are not obligated to, loan CRIS funds as may be required. Up to $2,000,000 of such loans may be converted into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by the Sponsor or its affiliates, or CRIS’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date CRIS completes its initial business combination, except that, among other limited exceptions as described under the section of this proxy statement entitled “Principal Stockholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants” made to CRIS’s officers and directors and other persons or entities affiliated with the Sponsor.

Restrictions on Transfers of Founder Shares and Private Placement Warrants

The founder shares, private placement warrants and any shares of Class A common stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement with CRIS entered into by its officers, directors and the initial stockholders. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the founder shares, until the earlier of (A) one year after the completion of CRIS’s initial business combination or (B) subsequent to CRIS’s initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after CRIS’s initial business combination, or (y) the date on which CRIS completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the private placement warrants and Class A common stock underlying such warrants, until 30 days after the completion of CRIS’s initial business combination, except in each case (a) to CRIS’s officers or directors, any affiliates or family members of any of CRIS’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, as well as affiliates of such members and funds and accounts advised by such members, (b) in the case of an individual, by gift to such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of CRIS’s liquidation prior to the completion of its initial business combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon liquidation or dissolution of the Sponsor; (h) in the event of CRIS’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of CRIS’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to CRIS’s completion of its initial business combination or (i) to CRIS for no value for cancellation in connection with the consummation of its initial business combination; provided, however, that in the case of clauses (a) through (e) or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreement and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the Trust Account and liquidation distributions described elsewhere in this proxy statement).

Dividends

CRIS has not paid any cash dividends on its common stock and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon CRIS’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of CRIS’s board of directors at such time. Further, if CRIS incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Proposed Charter and Bylaws

The Proposed Charter, bylaws, the Nomination Agreement and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by CRIS’s board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in CRIS’s management. For instance, CRIS’s board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and CRIS’s advance notice provisions in its bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to its board of directors or to propose matters to be acted upon at a stockholders’ meeting. For more information on how provisions in the Proposed Charter could have an anti-takeover effect, see “Risk Factors — Risks Related to CRIS and the Business Combination — Provisions in the Proposed Charter may inhibit a takeover of CRIS, which could limit the price investors might be willing to pay in the future for Class A common stock and could entrench management.”

CRIS’s Proposed Charter will provide that CRIS has opted out of Section 203 of the DGCL. However, CRIS’s Proposed Charter contains similar provisions providing that CRIS may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•        prior to such time, CRIS’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of CRIS’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•        at or subsequent to that time, the business combination is approved by CRIS’s board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with CRIS’s board of directors because the stockholder approval requirement would be avoided if CRIS’s board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in CRIS’s board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

CRIS’s Proposed Charter provides that LS Power and its affiliates, any of its respective direct or indirect transferees who hold at least 15% of our outstanding common stock after such transfer and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

CRIS’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of CRIS by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of CRIS for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of CRIS for at least six months but who are CRIS’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding (as of the date of this proxy statement, there were 28,750,000 shares of common stock outstanding); or

•        the average weekly reported trading volume of Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by CRIS’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, CRIS’s initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after CRIS files current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

CRIS anticipates that following the consummation of the business combination, CRIS will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations for holders of shares of Class A common stock that elect to have their Class A common stock redeemed for cash if the business combination is completed. This discussion applies only to Class A common stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker dealers;

•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A common stock;

•        persons holding Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITS);

•        persons subject to the alternative minimum tax;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        accrual method taxpayers required to accelerate the recognition of gross income for U.S. federal income tax purposes as a result of such income being recognized on an applicable financial statement;

•        tax-exempt entities; and

•        the initial stockholders, the Sponsor or CRIS’s officers or directors.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT AND RELY SOLELY UPON THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Redemption of Class A common stock

In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of shares of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of shares of Class A common stock, a U.S. holder will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock,” and a Non-U.S. holder will be treated as described under the section entitled “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.” If the redemption does not qualify as a sale or exchange of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.”

Whether a redemption of shares of Class A common stock qualifies for sale or exchange treatment will depend largely on the total number of shares of CRIS’s voting stock held or treated as held by the redeemed holder (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of CRIS’s stock that a holder would directly or indirectly acquire pursuant to the business combination) before and after the redemption relative to all of CRIS’s shares of voting stock outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale or exchange of Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of CRIS’s stock actually owned by the holder, but also shares of CRIS’s stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of an option, including the private placement warrants or the public warrants.

In order to meet the substantially disproportionate test, the percentage of CRIS’s outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of CRIS’s outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of shares of Class A common stock and Class A common stock to be issued pursuant to the business combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of CRIS’s stock actually and constructively owned by the holder are redeemed or (2) all of the shares of CRIS’s stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax consequences to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax consequences to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

A holder should consult and rely solely upon its own tax advisors as to the tax consequences of a redemption of Class A common stock.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of Class A common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.    If CRIS’s redemption of a U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “Redemption of Class A common stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from CRIS’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Class A common stock. Any remaining excess will be treated as gain realized on the sale, taxable exchange or other disposition of Class A common stock as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.”

Dividends CRIS pays to a U.S. holder that is a taxable corporation generally (i) will qualify for the dividends received deduction if the requisite holding period is satisfied and (ii) may be subject to the “extraordinary dividends” provisions of the Code (which could cause a reduction in the tax basis of such U.S. holder’s shares of its Class A common stock and cause such U.S. holders to recognize capital gain). Corporate U.S. holders are urged to consult their tax advisors concerning the availability of the dividends received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends CRIS pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at a preferential rate. It is unclear whether the redemption rights with respect to Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.    If CRIS’s redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “Redemption of Class A common stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to Class A common stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale or exchange of Class A common stock or as a distribution with respect to such stock is made on a holder-by-holder basis. U.S. holders of Class A common stock considering the exercise of their redemption rights should consult and rely solely upon their own tax advisors as to whether the redemption of their Class A common stock will be treated as a sale or exchange or as a distribution under the Code in their particular circumstance and any resultant tax consequences.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of Class A common stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Distributions.    If CRIS’s redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “Redemption of Class A common stock,” to the extent paid out of CRIS’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute dividends for U.S. federal income tax purposes and, subject to the discussion of “FATCA” below, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, CRIS will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale, taxable exchange or other disposition of Class A common stock as described below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.” Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts withheld may be refundable to the Non-U.S. holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.    If CRIS’s redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “Redemption of Class A common stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        CRIS is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Class A common stock and, in the circumstance in which shares of Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of Class A common stock. There can be no assurance that Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, CRIS may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption.

CRIS believes that it is not and has not been at any time since CRIS’s formation a United States real property holding corporation and CRIS does not expect to be a United States real property holding corporation immediately after the business combination is completed.

The rules governing the U.S. federal income tax treatment of redemptions are complex, and the determination of whether a redemption will be treated as a sale or exchange of Class A common stock or as a distribution with respect to such stock is made on a holder-by-holder basis. As a result, a withholding agent may require a Non-U.S. holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale or exchange proceeds or as a distribution subject to withholding. Non-U.S. holders of Class A common stock considering the exercise of their redemption rights should consult and rely solely upon their own tax advisors as to whether the redemption of their Class A common stock will be treated as a sale or exchange or as a distribution under the Code and any resultant tax consequences.

Information Reporting and Backup Withholding

Dividend payments received by a U.S. holder with respect to Class A common stock and proceeds from the sale, taxable exchange or taxable redemption of Class A common stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who (a) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (b) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Class A common stock) must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Class A common stock) generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provision commonly referred to as “FATCA” impose a 30% withholding tax on any dividends paid on our Class A common stock (including constructive dividends received pursuant to a redemption of stock), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale or other disposition of our Class A common stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (a) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (b) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury has released proposed Treasury Regulations which, if finalized, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Class A common stock. Taxpayers may generally rely on the proposed regulations until final regulations are issued.

HOLDERS OF CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT AND RELY SOLELY UPON THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

APPRAISAL RIGHTS

Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Climate Change Crisis Real Impact I Acquisition Corporation, 300 Carnegie Center, Suite 150, Princeton, New Jersey 08540 or by telephone at (212) 847-0360, to inform us of his or her request; or

•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

CRIS’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at CRIS’s 2022 annual meeting of stockholders, assuming consummation of the business combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and CRIS’s bylaws. Since the 2022 annual meeting would be CRIS’s first annual meeting of stockholders, such proposals must be received by CRIS at its offices at 11835 West Olympic Boulevard, Los Angeles, California 90064, Attention: Secretary, a reasonable time before CRIS begins to print and mail its 2021 annual meeting proxy materials in order to be considered for inclusion in CRIS’s proxy materials for the 2021 annual meeting.

In addition, CRIS’s bylaws will provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to CRIS at its offices at 11835 West Olympic Boulevard, Los Angeles, California 90064, Attention: Secretary, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2022 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by CRIS. Nominations and proposals also must satisfy other requirements set forth in CRIS’s bylaws. The chairman of our board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

CRIS files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on CRIS at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the business combination you should contact via phone or in writing:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: CLII.info@investor.morrowsodali.com

If you are a stockholder and would like to request documents, please do so no later than five business days before the special meeting in order to receive them before the special meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to CRIS has been supplied by CRIS, and all such information relating to EVgo has been supplied by EVgo. Information provided by either CRIS or EVgo does not constitute any representation, estimate or projection of the other.

This document is a proxy statement of CRIS for the special meeting. CRIS has not authorized anyone to give any information or make any representation about the business combination, CRIS or EVgo that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31, 2021 (unaudited)	December 31, 2020
ASSETS
Current assets
Cash	$385,272	$990,249
Prepaid expenses	420,646	261,496
Total Current Assets	805,918	1,251,745

Investments held in Trust Account	230,006,837	230,003,380
Total Assets	$230,812,755	$231,255,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$2,216,885	$723,277
Accrued offering costs	—	25,000
Total Current Liabilities	2,216,885	748,277

Warrant liability	61,855,000	32,844,000
Deferred underwriting fee payable	8,050,000	8,050,000
Total Liabilities	72,121,885	41,642,277

Commitments and contingencies

Class A common stock subject to possible redemption, 15,369,086 and 18,461,284 shares at redemption value at March 31, 2021 and December 31, 2020, respectively	153,690,860	184,612,840

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 7,630,914 and 4,538,716 issued and outstanding (excluding 15,369,086 and 18,461,284 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	763	454
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	575	575
Additional paid-in capital	50,223,046	19,301,375
Accumulated deficit	(45,224,374)	(14,302,396)
Total Stockholders’ Equity	5,000,010	5,000,008
Total Liabilities and Stockholders’ Equity	$230,812,755	$231,255,125

The accompanying notes are an integral part of the financial statements.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 2021 THROUGH MARCH 31, 2021

Formation and operating costs	$1,914,450
Loss from operations	(1,914,450)

Other income (expense):
Interest income – bank	15
Interest earned on investments held in Trust Account	3,457
Change in fair value of warrant liability	(29,011,000)
Other (expense), net	(29,007,528)

Net loss	$(30,921,978)

Weighted average shares outstanding of Class A redeemable common stock	23,000,000
Basic and diluted income per share, Class A redeemable common stock	$0.00	(1)

Weighted average shares outstanding of Class B non-redeemable common stock	5,750,000
Basic and diluted net loss per share, Class B non-redeemable common stock	$(5.38	)(2)

____________

(1)      Excludes net loss from change in fair value of warrant liability. See Note 2.

(2)      Includes net loss from change in fair value of warrant liability. See Note 2.

The accompanying notes are an integral part of the financial statements.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JANUARY 1, 2021 THROUGH MARCH 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	4,538,716	$454	5,750,000	$575	$19,301,375	$(14,302,396)	$5,000,008

Change in value of Class A Common Stock subject to redemption	3,092,198	309	—	—	30,921,671	—	30,921,980

Net loss	—	—	—	—	—	(30,921,978)	(30,921,978)
Balance – March 31, 2021	7,630,914	$763	5,750,000	$575	$50,223,046	$(45,224,374)	$5,000,010

The accompanying notes are an integral part of the financial statements.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2021 THROUGH MARCH 31, 2021

Cash Flows from Operating Activities:
Net loss	$(30,921,978)
Adjustments to reconcile net loss to net cash used in operating activities:
Operating costs paid through promissory note – related party	—
Interest earned on investments held in Trust Account	(3,457)
Change in fair value of warrant liability	29,011,000
Changes in operating assets and liabilities:
Prepaid expenses	(159,150)
Accrued expenses	1,493,608
Net cash used in operating activities	(579,977)

Cash Flows from Financing Activities:
Payment of offering costs	(25,000)
Net cash used in financing activities	(25,000)

Net Change in Cash	(604,977)
Cash – Beginning of period	990,249
Cash – End of period	$385,272

Non-Cash financing activities:
Change in value of Class A common stock subject to possible redemption	$(30,921,980)

The accompanying notes are an integral part of the financial statements.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Climate Change Crisis Real Impact I Acquisition Corporation (the “Company”) was incorporated in Delaware on August 4, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, CRIS Thunder Merger LLC, a wholly-owned subsidiary of the Company incorporated in Delaware on January 12, 2021 (“SPAC Sub”).

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from August 4, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 29, 2020 and the Company signed an agreement with a syndicate of underwriters to issue 23,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000 which is described in Note 3. On October 2, 2020 the Company completed the Initial Public Offering.

Simultaneously with the closing of the Initial Public Offering, the Company completed the sale of 6,600,000 warrants (the “Private Placement Warrants”) at $1.00 per Private Placement Warrant in a private placement to Climate Change Crisis Real Impact I Acquisition Holdings, LLC (the “Sponsor”), generating gross proceeds of $6,600,000, which is described in Note 4.

Transaction costs amounted to $13,161,756 consisting of $4,204,000 in cash underwriting fees, $8,050,000 of deferred underwriting fees and $907,756 of other offering costs.

Following the closing of the Initial Public Offering on October 2, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States. The funds in the Trust Account will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (less $100,000 of interest to pay dissolution expenses).

Substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants are intended to be applied generally toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and over the specific application of the funds held in the Trust Account if and when such funds are properly released from the Trust Account. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

definitive agreement in connection with its initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial business combination without the prior consent of the PIMCO private funds (an affiliate of the Sponsor).

The Company will provide the holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until October 2, 2022, or such later date as a result of a stockholder vote to amend the Amended and Restated Certificate of Incorporation, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Pending Business Combination & Related PIPE

On January 21, 2021, the Company and SPAC Sub, entered into a business combination agreement (the “Business Combination Agreement”) with Holdings, EVgo HoldCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (the “HoldCo”) and EVGO OPCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“OpCo” and, together with Holdings and HoldCo, the “EVgo Parties”). The transactions contemplated by the Business Combination Agreement are collectively referred to herein as the “business combination.”

Pursuant to the Business Combination Agreement, at the closing of the business combination (the “Closing”) on the date the transactions are consummated (the “Closing Date”):

(i)     The Company will contribute all of its assets to SPAC Sub, including but not limited to (1) an amount of funds equal to (A) funds held in the Trust Account, plus (B) net cash proceeds from the PIPE (as defined below), plus (C) any cash held by the Company in any working capital or similar account, less any transaction expenses of the Company and the EVgo Parties; and (2) a number of newly issued shares of Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Class A common stock, “common stock”) of the Company equal to the number of units of OpCo (“OpCo Units”) to be issued to Holdings (the “Holdings OpCo Units”) under the Business Combination Agreement, which will be equal to the quotient obtained by dividing (x) $1,958,000,000 by (y) $10.00 (such shares, the “Holdings Class B Shares” and such transaction, the “SPAC Contribution”);

(ii)    immediately following the SPAC Contribution, Holdings will contribute to OpCo all of the issued and outstanding limited liability company interests of the Company and, in connection therewith, (1) OpCo will be recapitalized as set forth in the OpCo A&R LLC Agreement (as defined in the Business Combination Agreement), and (2) OpCo will issue to Holdings the Holdings OpCo Units (such transactions, the “Holdings Contribution”);

(iii)   immediately following the Holdings Contribution, SPAC Sub will transfer to Holdings the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement (as defined in the Business Combination Agreement) (such transactions, the “SPAC Sub Transfer”); and

(iv)   immediately following the SPAC Sub Transfer, SPAC Sub will contribute to OpCo all of its remaining assets in exchange for the issuance by OpCo to SPAC Sub of the number of OpCo Units equal to the number of shares of Class A common stock issued and outstanding after giving effect to the business combination and the PIPE (the “Issued OpCo Units”) (the “SPAC Sub Contribution”).

The Business Combination Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Business Combination Agreement.

In connection with the execution of the Business Combination Agreement, on January 21, 2021, the Company entered into separate subscription agreements (the “Subscription Agreements”) with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, and the Company has agreed to sell to the PIPE Investors, an aggregate of 40,000,000 shares of Class A common stock (the “PIPE Shares”), for a purchase price of $10.00 per share, or an aggregate purchase price of $400.0 million, in a private placement (the “PIPE”).

Each Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the applicable PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the proposed business combination. The purpose of the PIPE is to raise additional capital for use by HoldCo and its subsidiaries following the closing or the proposed business combination.

Pursuant to the Subscription Agreements, the Company agreed that, within 30 calendar days after the Closing Date (the “Filing Deadline”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and the Company will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the PIPE Resale Registration Statement) following the Filing Deadline and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position,

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2020 as filed with the SEC on May 3, 2021, which contains the audited financial statements and notes thereto. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $13,161,756 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Warrant Liability

The Company accounts for its issued and outstanding warrants (such warrants, as described in Note 8, the “Warrants”) in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of the Public Warrants issued in the IPO has been estimated using the Public Warrants’ quoted market price at December 31, 2020 and March 31, 2021. The Private Placement Warrants were valued using a Modified Black Scholes Option Pricing Model.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 18,100,000 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s statements of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

For the Period From January 1, 2021 Through March 31, 2021
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$3,472
Income and Franchise Tax	(3,472)
Net Earnings	$—
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	23,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.00

Non-Redeemable Class B Common Stock
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(30,921,978)
Redeemable Net Earnings	—
Non-Redeemable Net Loss	$(30,921,978)
Denominator: Weighted Average Non-Redeemable Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	5,750,000
Loss/Basic and Diluted Non-Redeemable Class B Common Stock	$(5.38)

As of March 31, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the stockholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on October 2, 2020, the Company sold 23,000,000 Units which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. The PIMCO private funds (an affiliate of the Sponsor) purchased an aggregate of 1,980,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $6,600,000 in the aggregate in a private placement. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On August 10, 2020, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. In September 2020, the Sponsor transferred 175,500 Founder Shares to directors, officers and consultants of the Company (together with the Sponsor, the “initial stockholders”). The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the initial stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 750,000 Founder Shares are no longer subject to forfeiture.

The initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Consulting Arrangements

During the period ended March 31, 2021, the Company enlisted the services of several consultants under various arrangements for administrative services, potential target and financial analysis and due diligence services to the Company. These arrangements provided for aggregate monthly fees of approximately $90,000. For the period from January 1, 2021 through March 31, 2021 the Company incurred $237,962 in such fees, of which $25,000 is included in accrued expenses on the balance sheet as of March 31, 2021.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be converted into warrants, at a price of $1.00 per warrant, of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021, no Working Capital Loans were outstanding.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Stockholder Rights

Pursuant to a registration and stockholder rights agreement entered into on September 29, 2020, the holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). Any holder of at least 20% of the outstanding registrable securities owned by the holders are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear certain expenses incurred in connection with the filing of any such registration statements.

In addition, pursuant to the registration and stockholder rights agreement, upon consummation of a Business Combination, the Company’s initial stockholders will be entitled to designate three individuals for nomination for election to the Company’s board of directors for so long as they continue to hold, collectively, at least 50% of the Founder Shares (or the securities into which such Founder Shares convert) held by such persons on the date of this prospectus. Thereafter, such initial stockholders will be entitled to designate (i) two individuals for nomination for election to the Company’s board of directors for so long they continue to hold, collectively, at least 30% of the Founder Shares (or the securities into which such Founder Shares convert) held by such persons on the date of this prospectus and (ii) one individual for nomination for election to the Company’s board of directors for so long they continue to hold, collectively, at least 20% of the Founder Shares (or the securities into which such Founder Shares convert) held by such persons on the date of this prospectus.

Deferred Underwriting Fee

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters did not receive any upfront underwriting discount or commissions on the 1,980,000 Units purchased by the PIMCO private funds or their respective affiliates but will receive deferred underwriting commissions with respect to such Units.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021, there was 7,630,914 shares of Class A common stock issued and outstanding, excluding 15,369,086 shares of Class A common stock subject to possible redemption.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. At March 31, 2021, there were 5,750,000 shares of Class B common stock issued and outstanding. Holders of Class B common stock are entitled to one vote for each share. Prior to the Business Combination, only holders of shares of Class B common stock have the right to vote on the election of directors.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock outstanding upon completion of the Initial Public Offering, plus (ii) all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 8. WARRANT LIABILITY

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than fifteen business days after the closing of the Company’s initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause such registration statement to become effective within 60 business days after the closing of a Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of the Class A common stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. WARRANT LIABILITY (cont.)

holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of Warrants when the price per Class A common stock equals or exceeds $18.00.    Once the warrants become exercisable, the Company may redeem the Public Warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends to the notice of redemption to the warrant holders (“Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A common stock equals or exceeds $10.00.    Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the fair market value of the Class A common stock;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. WARRANT LIABILITY (cont.)

Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and will be entitled to certain registration rights (see Note 6). Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of shares of Class A common stock as described above under Redemption of warrants for Class A common stock). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2021 and December 31, 2020, assets held in the Trust Account were comprised of $230,006,837 and $230,003,380, respectively, held in money market funds which are invested primarily in U.S. Treasury Securities. Through March 31, 2021, the Company did not withdraw any interest earned on the Trust Account to pay for its franchise and income tax obligations.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$230,006,837	$230,003,380
Liabilities
Warrant Liability – Public Warrants	1	38,755,000	20,700,000
Warrant Liability – Private Warrants	3	$23,100,000	$12,144,000

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date (10%) was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the public warrant price was used as the fair value as of each relevant date.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liability
Fair value as of December 31, 2020	$12,144,000		$20,700,000		$32,844,000
Change in valuation inputs or other assumptions	10,956,000	3	18,055,000	1
Fair value as of March 31, 2021	$23,100,000		$38,755,000		$61,855,000

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Climate Change Crisis Real Impact I Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Climate Change Crisis Real Impact I Acquisition Corporation (the “Company”), as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 4, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 4, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
April 30, 2021

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
BALANCE SHEET
DECEMBER 31, 2020 (RESTATED)

ASSETS
Current assets
Cash	$990,249
Prepaid expenses	261,496
Total Current Assets	1,251,745

Investments held in Trust Account	230,003,380
Total Assets	$231,255,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$723,277
Accrued offering costs	25,000
Total Current Liabilities	748,277

Warrant liability	32,844,000
Deferred underwriting fee payable	8,050,000
Total Liabilities	41,642,277

Commitments and contingencies

Class A common stock subject to possible redemption, 18,461,284 shares at redemption value	184,612,840

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 4,538,716 issued and outstanding (excluding 18,461,284 shares subject to possible redemption)	454
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	19,301,375
Accumulated deficit	(14,302,396)
Total Stockholders’ Equity	5,000,008
Total Liabilities and Stockholders’ Equity	$231,255,125

The accompanying notes are an integral part of the financial statements.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 4, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (RESTATED)

Formation and operating costs	$1,009,807
Loss from operations	(1,009,807)

Other income (expense):
Interest income – bank	31
Interest earned on investments held in Trust Account	3,380
Change in fair value of derivative liability	(13,296,000)
Other (expense), net	(13,292,589)

Net loss	$(14,302,396)

Weighted average shares outstanding of Class A redeemable common stock	23,000,000
Basic and diluted income per share, Class A redeemable common stock	$0.00

Weighted average shares outstanding of Class B non-redeemable common stock	5,473,958
Basic and diluted net loss per share, Class B non-redeemable common stock	$(2.61)

The accompanying notes are an integral part of the financial statements.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 4, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (RESTATED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – August 4, 2020 (Inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000

Sale of 23,000,000 Units, net of underwriting discounts and deferred offering costs	23,000,000	2,300	—	—	203,887,944	—	203,887,944

Class A common stock subject to possible redemption	(18,461,284)	(1,846)	—	—	(184,610,994)	—	(186,612,840)

Net loss	—	—	—	—	—	(14,302,396)	(14,302,396)

Balance – December 31, 2020	4,538,716	$454	5,750,000	$575	$19,301,375	$(14,302,396)	$5,000,008

The accompanying notes are an integral part of the financial statements.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 4, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (RESTATED)

Cash Flows from Operating Activities:
Net loss	$(14,302,396)
Adjustments to reconcile net loss to net cash used in operating activities:
Operating costs paid through promissory note – related party	402
Interest earned on investments held in Trust Account	(3,380)
Increase in fair value of warrant liability	13,296,000
Changes in operating assets and liabilities:
Prepaid expenses	(261,496)
Accrued expenses	723,277
Net cash used in operating activities	(547,593)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(230,000,000)
Net cash used in investing activities	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	225,796,000
Proceeds from sale of Private Placement Warrants	6,600,000
Repayment of advances from related party	(2,279)
Proceeds from promissory note – related party	249,598
Repayment of promissory note – related party	(250,000)
Payment of offering costs	(880,477)
Net cash provided by financing activities	231,537,842

Net Change in Cash	990,249
Cash – Beginning of period	—
Cash – End of period	$990,249

Non-Cash financing activities:
Initial classification of Class A common stock subject to possible redemption	$198,911,760
Change in value of Class A common stock subject to possible redemption	$(14,298,920)
Deferred underwriting fee payable	$8,050,000

Initial fair value of warrant liability	19,548,000
Offering costs included in accrued offering costs	$25,000
Offering costs paid through advances from related party	$2,279

The accompanying notes are an integral part of the financial statements.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Climate Change Crisis Real Impact I Acquisition Corporation (the “Company”) was incorporated in Delaware on August 4, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, CRIS Thunder Merger LLC, a wholly-owned subsidiary of the Company incorporated in Delaware on January 12, 2021 (“SPAC Sub”) (see Note 12).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 4, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”) (see Note 12). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 29, 2020 and the Company signed an agreement with a syndicate of underwriters to issue 23,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000 which is described in Note 4. On October 2, 2020 the Company completed the Initial Public Offering.

Simultaneously with the closing of the Initial Public Offering, the Company completed the sale of 6,600,000 warrants (the “Private Placement Warrants”) at $1.00 per Private Placement Warrant in a private placement to Climate Change Crisis Real Impact I Acquisition Holdings, LLC (the “Sponsor”), generating gross proceeds of $6,600,000, which is described in Note 5.

Transaction costs amounted to $13,161,756 consisting of $4,204,000 in cash underwriting fees, $8,050,000 of deferred underwriting fees and $907,756 of other offering costs.

Following the closing of the Initial Public Offering on October 2, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States. The funds in the Trust Account will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (less $100,000 of interest to pay dissolution expenses).

Substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants are intended to be applied generally toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and over the specific application of the funds held in the Trust Account if and when such funds are properly released from the Trust Account. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act. In addition, we have agreed not to enter into a definitive agreement regarding an initial business combination without the prior consent of the PIMCO private funds (an affiliate of the Sponsor).

The Company will provide the holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will have until October 2, 2022, or such later date as a result of a stockholder vote to amend the Amended and Restated Certificate of Incorporation, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In Addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement, dated as of July 13, 2020, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”).

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period (including on October 2, 2020 and December 31, 2020) and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of October 2, 2020 (audited)
Warrant Liability	$—	$19,548,000	$19,548,000
Ordinary Shares Subject to Possible Redemption	218,459,760	(19,548,000)	198,911,760
Class A Ordinary Shares	115	196	311
Additional Paid-in Capital	5,002,794	(196)	5,002,598

Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$32,844,000	$32,844,000
Ordinary Shares Subject to Possible Redemption	217,456,840	(32,844,000)	184,612,840
Class A Ordinary Shares	125	329	454
Additional Paid-in Capital	6,005,704	13,295,671	19,301,375
Accumulated Deficit	(1,006,396)	(13,296,000)	(14,302,396)

Period from August 4, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$(13,296,000)	$(13,296,000)
Net loss	(1,006,396)	(13,296,000)	(14,302,396)
Basic and diluted net loss per share, Class B	(0.18)	(2.43)	(2.61)

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Cash Flow Statement for the Period from August 4, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(1,006,396)	$(13,296,000)	$(14,302,396)
Change in fair value of warrant liability	—	13,296,000	13,296,000
Initial classification of warrant liability	—	19,548,000	19,548,000
Initial classification of common stock subject to possible redemption	218,459,760	(19,548,000)	198,911,760
Change in value of common stock subject to possible redemption	(1,002,920)	(13,296,000)	(14,298,920)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $13,161,756 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of the Public Warrants issued in the IPO has been estimated using a Monte Carlo simulation methodology as of the date of the IPO and the Public Warrants’ quoted market price at December 31, 2020. The Private Placement Warrants were valued using a Modified Black Scholes Option Pricing Model.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 18,100,000 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

For the Period From August 4, 2020 (inception) Through December 31, 2020
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$3,411
Income and Franchise Tax	(3,411)
Net Earnings	$—
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	23,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.00

Non-Redeemable Class B Common Stock
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(14,302,396)
Redeemable Net Earnings	—
Non-Redeemable Net Loss	$(14,302,396)
Denominator: Weighted Average Non-Redeemable Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	5,473,958
Loss/Basic and Diluted Non-Redeemable Class B Common Stock	$(2.61)

Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the stockholders.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on October 2, 2020, the Company sold 23,000,000 Units which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. The PIMCO private funds (an affiliate of the Sponsor) purchased an aggregate of 1,980,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $6,600,000 in the aggregate. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On August 10, 2020, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. In September 2020, the Sponsor transferred 175,500 Founder Shares to directors, officers and consultants of the Company (together with the Sponsor, the “initial stockholders”). The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the initial stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 750,000 Founder Shares are no longer subject to forfeiture.

The initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Consulting Arrangements

During the year ended December 31, 2020, the Company entered into consulting arrangements with several service provider for administrative services, potential target and financial analysis and due diligence services to the Company. These arrangements provide for aggregate monthly fees of approximately $90,000. For the period from August 4, 2020 (inception) through December 31, the Company incurred $233,373 in such fees. At December 31, 2020, $50,000 is included in accrued expenses in the accompanying balance sheet.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Advance from Related Party

The Sponsor advanced the Company an aggregate of $2,279 to pay for certain costs in connection with the Initial Public Offering. The advances were non-interest bearing and due on demand. The outstanding advances were repaid at the closing of the Initial Public Offering on October 2, 2020.

Promissory Note — Related Party

On August 10, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company was entitled to borrow up to an aggregate principal amount of $250,000. The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2021 or the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on October 2, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be converted into warrants, at a price of $1.00 per warrant, of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, no Working Capital Loans were outstanding.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Stockholder Rights

Pursuant to a registration and stockholder rights agreement entered into on September 29, 2020, the holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). Any holder of at least 20% of the outstanding registrable securities owned by the holders are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 7. COMMITMENTS AND CONTINGENCIES (cont.)

respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear certain expenses incurred in connection with the filing of any such registration statements.

In addition, pursuant to the registration and stockholder rights agreement, upon consummation of a Business Combination, the Company’s initial stockholders will be entitled to designate three individuals for nomination for election to the Company’s board of directors for so long as they continue to hold, collectively, at least 50% of the Founder Shares (or the securities into which such Founder Shares convert) held by such persons on the date of this prospectus. Thereafter, such initial stockholders will be entitled to designate (i) two individuals for nomination for election to the Company’s board of directors for so long they continue to hold, collectively, at least 30% of the Founder Shares (or the securities into which such Founder Shares convert) held by such persons on the date of this prospectus and (ii) one individual for nomination for election to the Company’s board of directors for so long they continue to hold, collectively, at least 20% of the Founder Shares (or the securities into which such Founder Shares convert) held by such persons on the date of this prospectus.

Deferred Underwriting Fee

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters did not receive any upfront underwriting discount or commissions on the 1,980,000 Units purchased by the PIMCO private funds or their respective affiliates but will receive deferred underwriting commissions with respect to such Units.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there was 4,538,716 shares of Class A common stock issued and outstanding, excluding 18,461,284 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. At December 31, 2020, there were 5,750,000 shares of Class B common stock issued and outstanding. Holders of Class B common stock are entitled to one vote for each share. Prior to the Business Combination, only holders of shares of Class B common stock have the right to vote on the election of directors.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock outstanding upon completion of the Initial Public Offering, plus (ii) all shares of Class A

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 9. WARRANT LIABILITIES

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than fifteen business days after the closing of the Company’s initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause such registration statement to become effective within 60 business days after the closing of a Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of the Class A common stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of Warrants when the price per Class A common stock equals or exceeds $18.00.    Once the warrants become exercisable, the Company may redeem the Public Warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends to the notice of redemption to the warrant holders (“Reference Value”) equals or exceeds $18.00 per share (as adjusted).

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 9. WARRANT LIABILITIES (cont.)

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A common stock equals or exceeds $10.00.    Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the fair market value of the Class A common stock;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and will be entitled to certain registration rights (see Note 6). Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of shares of Class A common stock as described above under Redemption of warrants for Class A common stock). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 10. INCOME TAX

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax assets
Net operating loss carryforward	$16,514
Organizational costs/Startup expenses	194,829
Total deferred tax assets	211,343
Valuation allowance	(211,343)
Deferred tax assets, net of allowance	$—

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	(211,343)

State
Current	$—
Deferred	—
Change in valuation allowance	211,343
Income tax provision	$—

As of December 31, 2020, the Company had $78,638 of U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from August 4, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $211,343.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in warrant liability	(19.5)
Change in valuation allowance	(1.5)%
Income tax provision	0.00%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 11. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2020, assets held in the Trust Account were comprised of $230,003,380 in money market funds which are invested primarily in U.S. Treasury Securities. Through December 31, 2020, the Company did not withdraw any interest earned on the Trust Account to pay for its franchise and income tax obligations.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$230,003,380
Liabilities
Warrant Liability – Public Warrants	1	$20,700,000
Warrant Liability – Private Warrants	3	$12,144,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date (10%) was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the public warrant price was used as the fair value as of each relevant date.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair value as of August 4, 2020	$—		$—		$—
Initial measurement on October 2, 2020	7,128,000	3	12,420,000	3	19,548,000
Change in valuation inputs or other assumptions	5,016,000	2	8,280,000	1	13,296,000
Fair value as of December 31, 2020	$12,144,000		$20,700,000		$32,844,000

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described in Note 2 and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 21, 2021, the Company and SPAC Sub, entered into a business combination agreement (the “Business Combination Agreement”) with Holdings, EVgo HoldCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (the “HoldCo”) and EVGO OPCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“OpCo” and, together with Holdings and HoldCo, the “EVgo Parties”). The transactions contemplated by the Business Combination Agreement are collectively referred to herein as the “business combination.”

Pursuant to the Business Combination Agreement, at the closing of the business combination (the “Closing”) on the date the transactions are consummated (the “Closing Date”):

(i)     The Company will contribute all of its assets to SPAC Sub, including but not limited to (1) an amount of funds equal to (A) funds held in the Trust Account, plus (B) net cash proceeds from the PIPE (as defined below), plus (C) any cash held by the Company in any working capital or similar account, less any transaction expenses of the Company and the EVgo Parties; and (2) a number of newly issued shares of Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, “common stock”) of the Company equal to the number of units of OpCo (“OpCo Units”) to be issued to Holdings (the “Holdings OpCo Units”) under the Business Combination Agreement, which will be equal to the quotient obtained by dividing (x) $1,958,000,000 by (y) $10.00 (such shares, the “Holdings Class B Shares” and such transaction, the “SPAC Contribution”);

(ii)    immediately following the SPAC Contribution, Holdings will contribute to OpCo all of the issued and outstanding limited liability company interests of the Company and, in connection therewith, (1) OpCo will be recapitalized as set forth in the OpCo A&R LLC Agreement (as defined in the Business Combination Agreement), and (2) OpCo will issue to Holdings the Holdings OpCo Units (such transactions, the “Holdings Contribution”);

(iii)   immediately following the Holdings Contribution, SPAC Sub will transfer to Holdings the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement (as defined in the Business Combination Agreement) (such transactions, the “SPAC Sub Transfer”); and

(iv)   immediately following the SPAC Sub Transfer, SPAC Sub will contribute to OpCo all of its remaining assets in exchange for the issuance by OpCo to SPAC Sub of the number of OpCo Units equal to the number of shares of Class A common stock issued and outstanding after giving effect to the business combination and the PIPE (the “Issued OpCo Units”) (the “SPAC Sub Contribution”).

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 12. SUBSEQUENT EVENTS (cont.)

The Business Combination Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Business Combination Agreement.

In connection with the execution of the Business Combination Agreement, on January 21, 2021, the Company entered into separate subscription agreements (the “Subscription Agreements”) with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, and the Company has agreed to sell to the PIPE Investors, an aggregate of 40,000,000 shares of Class A common stock (the “PIPE Shares”), for a purchase price of $10.00 per share, or an aggregate purchase price of $400.0 million, in a private placement (the “PIPE”).

Each Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the applicable PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the proposed business combination. The purpose of the PIPE is to raise additional capital for use by HoldCo and its subsidiaries following the closing or the proposed business combination.

Pursuant to the Subscription Agreements, the Company agreed that, within 30 calendar days after the Closing Date (the “Filing Deadline”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and the Company will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the PIPE Resale Registration Statement) following the Filing Deadline and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Condensed Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash	$23,595,141	$7,914,150
Accounts receivable, net	1,989,712	2,164,346
Accounts receivable, capital build	4,070,251	3,258,724
Receivables from related parties	30,690	—
Prepaid expenses and other current assets	9,257,111	6,634,303
Total current assets	38,942,905	19,971,523
Long-term assets
Property and equipment, net	79,111,432	71,265,503
Intangible assets, net	65,808,871	67,956,371
Goodwill	22,111,166	22,111,166
Other assets	1,372,532	836,347
Total assets	$207,346,906	$182,140,910
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$2,835,469	$2,998,448
Accrued expenses	12,858,511	10,945,013
Deferred revenue, current	2,354,627	1,653,042
Customer deposits	6,795,262	7,660,378
Note payable, related party	57,040,167	39,164,383
Payables to related parties	1,521,178	135,146
Capital-build, NEDO buyout liability	660,935	627,647
Other current liabilities	178,090	397,228
Total current liabilities	84,244,239	63,581,285
Long-term liabilities
Deferred revenue, noncurrent	22,583,999	2,732,257
Capital-build liability, excluding NEDO buyout liability	17,403,291	17,387,686
Asset retirement obligations	9,758,847	8,801,806
Other liabilities	—	150,903
Total liabilities	133,990,376	92,653,937
Members’ equity	73,356,530	89,486,973
Total liabilities and members’ equity	$207,346,906	$182,140,910

The accompanying notes are an integral part of these condensed consolidated financial statements.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Condensed Consolidated Statements of Operations

	Successor		Predecessor
	(unaudited)		January 1, 2020 through January 15, 2020
	Three months ended March 31, 2021	January 16, 2020 through March 31, 2020
Revenue:
Revenue	$3,568,795	$2,326,313	$1,461,395
Revenue from related parties	561,700	—	65,294
Total revenues	4,130,495	2,326,313	1,526,689
Cost of sales	6,739,547	5,260,596	1,135,789
Gross (loss) profit	(2,609,052)	(2,934,283)	390,900

Operating expenses:
General and administrative	11,072,993	5,775,907	1,084,284
Transaction bonus	—	5,316,124	—
Depreciation, amortization, and accretion	2,510,228	2,037,032	69,435
Total operating expenses	13,583,221	13,129,063	1,153,719
Operating loss	(16,192,273)	(16,063,346)	(762,819)

Other (income) expense:
Interest expense, related party	875,784	121,862	—
Other income, related party	—	—	(341,954)
Other income, net	(457,888)	(1,796,014)	—
Total other (income) expense, net	417,896	(1,674,152)	(341,954)
Net loss	$(16,610,169)	$(14,389,194)	$(420,865)

The accompanying notes are an integral part of these condensed consolidated financial statements.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Condensed Consolidated Statements of Members’ Equity

	Class A Voting Preferred Units	Class B Voting Common Units	Class D Non-Voting Preferred Units	LLC Interests	Additional Paid-In Capital	Accumulated Deficit	Members’ Equity
Predecessor
Balance, December 31, 2019	$57,037,633	$22,167,000	$39,027,891	$—	$645,489	$(104,484,948)	$14,393,065
Share-based compensation	—	—	—	—	12,733	—	12,733
Net loss	—	—	—	—	—	(420,865)	(420,865)
Balance, January 15, 2020	$57,037,633	$22,167,000	$39,027,891	$—	$658,222	$(104,905,813)	$13,984,933

Successor (unaudited)
New basis of equity on push down of Acquisition	(57,037,633)	(22,167,000)	(39,027,891)	131,032,003	(658,222)	104,905,813	117,047,070
Balance, January 16, 2020	—	—	—	131,032,003	—	—	131,032,003
Share-based compensation	—	—	—	—	208,330	—	208,330
Contributions	—	—	—	5,316,124	0	—	5,316,124
Net loss	—	—	—	—	—	(14,389,194)	(14,389,194)
Balance, March 31, 2020	$—	$—	$—	$136,348,127	$208,330	$(14,389,194)	$122,167,263
	Class A Voting Preferred Units	Class B Voting Common Units	Class D Non-Voting Preferred Units	LLC Interests	Additional Paid-In Capital	Accumulated Deficit	Members’ Equity
Successor (unaudited)
Balance, January 1, 2021	$—	$—	$—	$136,348,127	$928,905	$(47,790,059)	$89,486,973
Share-based compensation	—	—	—	—	479,726	—	479,726
Net loss	—	—	—	—	—	(16,610,169)	(16,610,169)
Balance, March 31, 2021	$—	$—	$—	$136,348,127	$1,408,631	$(64,400,228)	$73,356,530

The accompanying notes are an integral part of these condensed consolidated financial statements.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Condensed Consolidated Statements of Cash Flows

	Successor		Predecessor
	(unaudited)		January 1, 2020 through January 15, 2020
	Three months ended March 31, 2021	January 16, 2020 through March 31, 2020
Cash flows from operating activities
Net loss	$(16,610,169)	$(14,389,194)	$(420,865)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities	—	—	—
Depreciation, amortization, and accretion	4,957,363	3,834,112	367,659
Net loss on disposal of property and equipment	230,754	181,065	—
Bad debt expense	69,805	64,780	—
Share based compensation	479,726	208,330	12,733
Foreign exchange loss	33,288	—	—
Changes in operating assets and liabilities
Accounts receivable, net	104,829	200,058	32,963
Receivables from related parties	(30,690)	—	(333,527)
Prepaid expenses and other current and other long-term assets	(1,886,508)	599,498	(45,882)
Accounts payable	(707,844)	(704,313)	315,011
Accrued expenses	(440,038)	(1,186,356)	(247,585)
Deferred revenue	20,553,327	(324,364)	(36,866)
Customer deposits	(865,116)	(96,996)	12,538
Payables to related parties	1,386,032	88,896	(1,031)
Other current and long-term liabilities	(370,041)	(15,357)	—
Accrued interest expense	875,784	121,862	—
Net cash provided by (used in) operating activities	7,780,502	(11,417,979)	(344,852)
Cash flows from investing activities
Purchases of property and equipment	(7,827,026)	(3,697,925)	(165,608)
Net cash used in investing activities	(7,827,026)	(3,697,925)	(165,608)
Cash flows from financing activities
Proceeds from related party note payable	17,000,000	12,000,000	—
Capital-build funding, net	—	593,748	—
Payment of deferred offering costs	(1,272,485)	—	—
Contributions	—	5,316,124	—
Net cash provided by financing activities	15,727,515	17,909,872	—
Net increase (decrease) in cash	15,680,991	2,793,968	(510,460)
Cash, beginning of period	7,914,150	257,288	1,403,172
Cash, end of period	$23,595,141	$3,051,256	$892,712
Supplemental disclosure of noncash investing activities
Asset retirement obligation asset and liability incurred	$628,078	$339,767	$—
Purchases of property and equipment in accounts payable and accrued expenses	$4,829,683	$2,484,901	$1,758,727

The accompanying notes are an integral part of these condensed consolidated financial statements.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 — Description of business and nature of operations

EVgo Services, LLC (“EVgo Services”, “Predecessor”) builds publicly available and customer-dedicated electric vehicle (“EV”) charging stations capable of charging electric vehicles either via direct current power or alternating current power. It has built, and continues to expand, a national ecosystem of public charging stations and fleet charging solutions. EVgo Services provides electric vehicle charging programs to consumers in a variety of options as well as charging services to automotive and fleet customers. Other software services and ancillary services represent a small but growing part of the business as well.

On January 16, 2020 (the “Merger Date”), EVgo Services and its investors consummated the transactions contemplated pursuant to that certain Agreement and Plan of Merger (“Merger”) with EVgo Holdco, LLC (“EVgo Holdco”, “the Company” or “Successor”), whereby EVgo Services became a wholly-owned subsidiary of EVgo Holdco, resulting in a change in control by the Predecessor. EVgo Holdco, controlled by LS Power Equity Partners IV, L.P. (“LS Power”), had no operations prior to the Merger (see note 3). The Company elected push-down accounting and all of the Company’s assets and liabilities related to LS Power were remeasured at fair value on the Closing Date.

On January 21, 2021, EVgo Services and Climate Change Crisis Real Impact I Acquisition Corporation (“CRIS”) entered into a business combination agreement that would result in the Company becoming a publicly listed company. The combined company will be named EVgo Inc. Completion of the proposed transaction is subject to customary closing conditions, including the approval of the stockholders of CRIS. Pursuant to the Business Combination Agreement, prior to the closing of the business combination the related party note payable will be fully converted to equity and EVgo Services will have no further liability or obligations under the note from that time.

Liquidity and going concern

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 205-40, Presentation of Financial Statements — Going Concern (“ASC 205-40”) requires management to evaluate whether conditions and/or events raise substantial doubt about the Company’s ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, management’s evaluation shall initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued.

The Company has a history of operating losses and negative operating cash flows. As of March 31, 2021, the Company had a cash balance of $23.6 million and a working capital deficit of $45.3 million including amounts due under the related party note payable (see note 8). The Company’s total future projected cash outflow through March 31, 2022 is $179.6 million. The Company will need to raise additional financing through loans or additional investments to fund its ongoing operations, including borrowing from related parties. There is no assurance that the Company will be able to obtain such additional financing. Management has concluded that these conditions raise substantial doubt about its ability to meet its financial obligations as they become due for the next twelve months, and its ability to continue as a going concern.

The Company is currently pursuing a potential business combination. If such a transaction is consummated, management expects the Company will have access to additional liquidity, which will be sufficient to cover our capital needs for the next 12 months and the foreseeable future. However, there is no assurance that such a transaction will close, or the timing thereof.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 — Description of business and nature of operations (cont.)

COVID-19

In December 2019 and early 2020, the virus commonly referred to as COVID-19 virus spread globally and, on March 11, 2020, was declared a pandemic by the World Health Organization, causing significant disruption to business and mobility. The global outbreak of COVID-19 has resulted in the implementation of numerous actions taken by governments, governmental agencies and other entities and organizations in an attempt to mitigate the spread of the virus. These measures have resulted in a significant reduction in worldwide economic activity and extreme volatility in the global financial markets which have affected new car sales, including EVs, and significantly reduced people’s mobility, and the accompanying demand for EVgo charging services. EVgo experienced a significant decline in monthly GWh throughput beginning in March 2020. Between March and July 2020, EVgo deactivated chargers due to decreased usage as a result of COVID-19, experiencing downtime when host sites were closed. While EVgo’s business showed steady recovery with multiple metrics improving month-over-month since that time, total GWh throughput for the year ended December 31, 2020 was lower than expected.

The COVID-19 pandemic also impacted EVgo’s operations through construction delays and supply chain and shipping constraints. EVgo delayed operational dates of over 400 chargers by six to nine months due to delays in various stages site planning and construction caused by COVID-19. When governments and businesses shut down in response to shelter in place orders and other similar actions by state and local governments, permitting, inspection and other city and municipal services were suspended, and EVgo had reduced access to host sites for construction and on-site survey and design. EVgo also experienced delays in its site host negotiations as hosts devoted more time to day-to-day operations and employee health and safety. In addition, EVgo experienced delays in equipment fulfillment and other logistics related to reduced operational capacity of warehouses and shipping vessel backlogs, which has caused additional delay in early 2021.

How COVID-19 will affect EVgo’s future business results is unclear. While the disruption is expected to be temporary, there is considerable uncertainty around the duration and magnitude of this disruption. The Company expects continued significant, negative impacts to its financial position, results of operations and cash flows in 2021 and beyond as charging revenue and regulatory credit sales are expected to decrease significantly due to the disruption and development and commissioning lead times are expected to be extended as a result of the lockdowns and other measures taken by the state and local governments to mitigate the spread of COVID-19. The extent of the financial impact and duration cannot be reasonably estimated at this time.

For some contractual commitments (see note 12), the Company is required to adhere to a construction schedule over specific timeframes. Those timelines were impacted due to delays associated with COVID-19. The Company has not been in default with any of these requirements as of March 31, 2021. However, it is possible that the ongoing pandemic could impact these timelines in the future.

Note 2 — Summary of significant accounting policies

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and the Company’s wholly owned subsidiaries, EVgo Ride Share, LLC, and EVgo Services. All intercompany transactions have been eliminated upon consolidation.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information, as set by the FASB. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. References to GAAP issued by the FASB in these notes to the condensed consolidated financial statements are to the FASB ASC. The results of operations for the three months ended March 31, 2021 are not

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of significant accounting policies (cont.)

necessarily indicative of the operating results for the full year ending December 31, 2021 or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited condensed consolidated financial statements and related disclosures of the Company as of December 31, 2020 and for the year then ended.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying condensed consolidated financial statements follows.

As described in note 1, EVgo Services was acquired by EVgo Holdco on the Merger Date. EVgo Services’ condensed consolidated financial statements and notes for the periods presented prior to the Merger Date are labeled “Predecessor.” The Company’s condensed consolidated financial statements and notes as of and after the Merger Date are labeled “Successor.” LS Power is considered to be the accounting acquirer and formed EVgo Holdings, LLC (“EVgo Holdings”) and EVgo Holdco as part of the transaction.

Use of estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, charging station depreciable lives, costs associated with asset retirement obligations, the fair value of the share-based compensation and the fair value measurements of assets and liabilities allocated for acquired businesses.

Concentration of business and credit risk

The Company maintains its cash accounts in a commercial bank. The total cash balances held in a commercial bank are secured by the Federal Deposit Insurance Corporation up to $250,000. At various times throughout the year, including the three-month periods ended March 31, 2021 and 2020, the Company had uninsured balances. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risk on cash. The Company mitigates its risk with respect to cash by maintaining its deposits at high-quality financial institutions and monitoring the credit ratings of those institutions.

The Company had accounts receivable with two customers that comprised approximately 65% and 66% of the Company’s total accounts receivable as of March 31, 2021 and December 31, 2020, respectively. For the three months ended March 31, 2021 and the period from January 16, 2020 through March 31, 2020, two customers represented approximately 34% and 25% of total revenue, respectively. For period from January 1, 2020 through January 15, 2020, one customer represented approximately 64% of total revenue.

The Company had one major vendor that represented approximately 12% and 19% of total purchases for the three months ended March 31, 2021 and the period from January 1, 2020 through January 15, 2020, respectively. The Company had no vendors that represented more than 10% of purchases for the period from January 16, 2020 through March 31, 2020.

Cash

Cash includes only cash balances. The Company does not hold any highly liquid assets that can be considered as cash equivalents.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are amounts due under normal trade terms. Payment terms for accounts receivable capital-build are specified in the individual agreements and vary depending on the counterparty. Management reviews accounts receivable on a recurring basis to determine if any accounts receivable will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible in the allowance for

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of significant accounting policies (cont.)

doubtful accounts. After all attempts to collect an account receivable have failed, the account receivable is written-off against the allowance for doubtful accounts. The allowance for doubtful accounts was $375,084 and $308,965 as of March 31, 2021 and December 31, 2020, respectively.

Prepaid expenses and other current assets

The Company records prepaid expenses for payments made to vendors in advance of the delivery of the related goods or services.

Property and equipment

Property and equipment include charging stations and other technical installations, construction in process and charging equipment. Charging stations and asset retirement obligations are carried at cost less accumulated depreciation. Depreciation for charging stations is computed using the straight-line method over seven years. The estimated useful life of charging stations and other and asset retirement obligations is seven years. Depreciation is reported net of the amortization of the capital-build liability, as described in note 5. Upon disposal, the cost of properties and related accumulated depreciation is removed from the accounts, with gains and losses reflected in general and administrative expenses in the condensed consolidated statements of operations.

Charging equipment consist primarily of charging equipment and various components for charger projects that have not yet been put in service and are recorded at historical cost. Neither charging equipment nor construction in process are depreciated until they are put in service. The cost of maintenance and repairs is charged to expense as incurred while significant renewals and betterments are capitalized when incurred. Deductions are made for retirements and/or disposals.

Capitalized Software

The Company has adopted the provisions of ASC 350-40, Internal-Use Software, and therefore the costs incurred in the preliminary stages of development are expensed as incurred. The Company capitalizes all costs related to software developed or obtained for internal use when management commits to funding the project, the preliminary project stage is completed and when technological feasibility is established. Once a new functionality or improvement is released for operational use, the asset is moved from the property and equipment category “construction in progress” (“CIP”) to a property and equipment asset subject to depreciation in accordance with the principle described in the previous sentence. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. As of March 31, 2021, all capitalized software costs were classified in CIP.

Goodwill and other intangible assets

Goodwill represents the difference between the purchase price and the fair value of identifiable net assets acquired in a business combination. The Company’s goodwill is the result of the Merger and related push-down accounting (see note 3). The Company calculated the fair value of its goodwill by allocating the fair value of the business unit containing the goodwill to all its tangible and intangible assets and liabilities, with the residual fair value allocated to goodwill. The Company operates as a single reporting unit for the reporting of goodwill impairment assessment.

The Company’s intangible assets are the result of the Merger and related push-down accounting (see note 3). These finite-lived intangible assets are amortized over their useful lives and recorded as either cost of sales or operating expenses depending on the nature of the intangible asset. Cost incurred to renew or extend the term of recognized intangible assets are expensed as incurred.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of significant accounting policies (cont.)

Estimated useful lives are presented below:

Trade Name – EVgo	15 years
Host Relationships	12 years
Customer Relationships	4 – 5 years
Developed Technology	15 years

Long-lived asset impairment

The Company reviews its long-lived assets, including goodwill and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Accordingly, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances occur that could impact their recoverability. If the Company identifies events or changes in circumstances that could impact recoverability, the Company compares the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment has occurred, the loss would be recognized during that period. The impairment loss would be calculated as the difference between the asset carrying values and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance and pricing trends.

Capital-build liability and expense reimbursements

The Company receives third-party funding for charging stations and other programs. The charging stations purchased and installed under these programs or agreements are recorded in property and equipment. At the time the expenditures for the charging stations have been incurred, the funding associated with the charging station capital expenditure is deferred as a capital-build liability and amortized against depreciation expense over the remaining useful life of the related assets. The Company retains ownership of these charging stations. Reimbursement under the agreements for operating expenses relating to the operation of these charging stations is recorded in Other income, related party. Expense reimbursement for other programs under these agreements are presented within Other income, related party along with the corresponding expense, which offset with no financial statement impact.

Deferred revenue

Deferred revenues consist of billings on contracts where payments have been received in advance of revenue recognition. Deferred revenue is recognized as the related revenue recognition criteria are met.

Customer deposits

Customer deposits include prepayments that are refundable. Once deposits are no longer refundable, the Company reclassifies the amounts related to those contracts to deferred revenue. Customer deposits are also comprised of funds that have been received to offset future expenses of the Company for certain marketing expenses reimbursed by a customer.

Asset retirement obligation

Asset retirement obligations represent the estimated present value of the amount the Company will incur for dismantling and restoring host sites (locations owned by unrelated parties where Company’s chargers are placed) at the end of their agreements, in accordance with their contractual terms and governmental regulations. Upon initial recognition of the Company’s asset retirement obligation, the carrying amount of the property, plant, and equipment is increased and depreciated over its useful life and the obligation is accreted to the estimated future value at the date of retirement.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of significant accounting policies (cont.)

Asset retirement obligations requires the use of estimates to determine third-party costs for dismantling and restoring the host sites. Discount rates are also included to present value these costs, which are then accreted to the date the Company expects to remove the corresponding asset. Discount rates are based on the Company’s estimated credit adjusted risk-free rate. The Company reviews its estimates of removal costs on an ongoing basis and will make changes to the asset retirement obligation as necessary.

Segment reporting

The Company’s chief operating decision-maker (“CODM”) is its Chief Executive Officer. Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by its CODM in deciding how to allocate resources to an individual segment and is assessing performance. The Company’s CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.

Fair value measurement

The Company determines fair value in accordance with ASC 820, Fair Value Measurement, which established a hierarchy for the inputs used to measure the fair value of financial assets and liabilities based on the source of the input, which generally range from quoted prices for identical instruments in a principal trading market (Level 1) to estimates determined using significant unobservable inputs (Level 3). Multiple inputs may be used to measure fair value; however, the level of fair value is based on the lowest significant input level within this fair value hierarchy. The Company’s recurring and non-recurring fair value measurements include the initial valuation of asset retirement obligations, the issuance of stock compensation, an equity investment and initial valuations of the assets identified in purchase accounting including intangible assets and property and equipment. These measurements are all Level 3 as significant unobservable inputs are used to estimate their values.

Details on the methods and assumptions used to determine the fair values are as follows:

•        Fair value measurements based on Level 1 inputs: Measurements that are most observable and are based on quoted prices of identical instruments obtained from the principal markets in which they are traded. Closing prices are both readily available and representative of fair value. Market transactions occur with sufficient frequency and volume to assure liquidity.

•        Fair value measurements based on Level 2 inputs: Measurements derived indirectly from observable inputs or from quoted prices from markets that are less liquid are considered Level 2.

•        Fair value measurements based on Level 3 inputs: Measurements that are least observable are estimated from significant unobservable inputs determined from sources with little or no market activity for comparable contracts or for positions with longer durations.

As of March 31, 2021, and December 31, 2020, the carrying value of certain accounts such as accounts receivable, accounts payable, and accrued expenses approximate their fair value due to their short-term nature. The Company does not have other material financial instruments requiring fair value measurements.

Revenue recognition

A significant portion of the Company’s charging contracts have upfront payment terms or monthly payment terms. Payments for walk-up retail charging usage are collected at the point of service, except for monthly member fees and member usage fees which are billed monthly in arrears, and payments for development and project management revenue occur either on an installment basis or are received in full upon completion. Revenues for regulatory credits such as low carbon fuel standards credit sales are recognized upon delivery.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of significant accounting policies (cont.)

The Company recognizes revenue pursuant to ASC 606, Revenue From Contracts with Customers, using a five-step model: (a) identification of the contract, or contracts, with a customer; (b) identification of the performance obligations in the contract; (c) determination of the transaction price; (d) allocation of the transaction price to the performance obligations in the contract; and (e) recognition of revenue when, or as, it satisfies a performance obligation.

The transaction price for each contract is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees the Company charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. At contract inception, the Company determines whether it satisfies the performance obligation over time or at a point in time. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities.

The majority of the Company’s contracts with customers only contain a single performance obligation. When agreements involve multiple performance obligations, the Company accounts for individual performance obligations separately if they are distinct. The Company applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. The Company determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices and its overall pricing objectives, while maximizing observable inputs.

Areas of Judgment and Estimates

The Company exercises judgment in determining which promises in a contract constitute performance obligations rather than set-up activities. The Company determines which activities under a contract transfer a good or service to a customer rather than activities that are required to fulfill a contract but do not transfer control of a good or services to the customer. Determining whether obligations in a contract are considered distinct performance obligations that should be accounted for separately or as a single performance obligation requires significant judgment. In reaching its conclusion, the Company assesses the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated which may require judgment based on the facts and circumstances of the contract.

Determining the relative SSP for contracts that contain multiple performance obligations requires significant judgment to appropriately determine the suitable method for estimating the SSP. The Company determines SSP using observable pricing when available, which takes into consideration market conditions and customer specific factors. When observable pricing is not available, the Company determines SSP using estimation techniques, but maximizes the use of observable inputs in these estimation techniques.

Practical expedients and exemptions

The Company elected the practical expedient to not adjust the consideration in a contract for the effects of a significant financing component if the Company expects, at contract inception, that the period between receipt of payment and the transfer of promised goods or services will be less than one year. In many cases, the Company receives payment in advance of the transfer of promised goods or services.

For contracts in which revenue is recognized over time and the entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date, the Company recognizes revenue at the amount to which it has the right to invoice.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of significant accounting policies (cont.)

The Company does not disclose the transaction price allocated to remaining performance obligations for (i) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice, and (ii) contracts with variable consideration allocated entirely to a single performance obligation. The Company’s remaining performance obligations under these contracts include providing charging services and maintenance services which will be recognized over the next one to four years. Any element of variable consideration is due to the unknown number of users that will receive charging credits or an unknown number of sites that will receive maintenance services. The Company has determined it is not necessary to estimate variable consideration as the uncertainty resolves itself monthly in accordance with the contracts’ revenue recognition pattern.

Sales Tax Collected from Customers

As a part of the Company’s normal course of business, sales taxes are collected from customers. Sales taxes collected are remitted, in a timely manner, to the appropriate governmental tax authority on behalf of the customer. The Company’s policy is to present revenue and costs net of sales taxes.

Cost of sales and general and administrative expenses

Cost of sales consists primarily of energy usage fees, depreciation and amortization expenses, site operating and maintenance expenses, customer service and network charges, warranty and repair services, and site costs and related expense associated with charging equipment. General and administrative expenses primarily consist of payroll and related personnel expenses, IT and office services, office rent expense and professional services.

Members’ equity

Successor

As a result of the Merger, the Company became a wholly owned subsidiary of EVgo Holdco, itself a wholly owned subsidiary of EVgo Holdings. EVgo Holdco has one class of limited liability interests that are 100% owned by EVgo Holdings. EVgo Holdings’ equity structure consists of Class A Common Units, Class B Common Units (together with the Class A Common Units, the “Capital Units”) and incentive units (together with the Capital Units, the “Common Units”) issued pursuant to the Amended and Restated Limited Liability Company Agreement dated as of January 16, 2020 (the “Holdings LLCA”). Refer to note 10 for additional information.

Predecessor

Prior to the Merger Date, the Predecessor equity structure consisted of Class A Preferred Units, Class B Common Units, Class C Profit Interest Units, and Class D Preferred Units (the “Predecessor Units”) issued pursuant to the Second Amended and Restated Limited Liability Agreement of EVgo Services LLC (as amended by that certain Amendment No. 1 dated August 23, 2017, the “Predecessor LLCA”). The Class C Units were intended to constitute profit interests. The Company analyzed the relevant provisions of ASC 480, Distinguishing Liabilities from Equity, and determined that the Predecessor Units should be recognized as equity on its statement of financial condition (see note 10).

Income taxes

The Company is not a taxable entity for U.S. federal income tax purposes or any of the states in which the Company operates. Income taxes on the Company’s operations are borne by its members through the allocation of taxable income or losses. Income tax returns filed by the Company are subject to examination by the Internal Revenue Service for a period of three years.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of significant accounting policies (cont.)

The Company, in accordance with ASC 740, Income Taxes, performs the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more likely than not threshold would be derecognized and recorded as a tax benefit or expense in the current year. However, the Company’s conclusions regarding these uncertain tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analysis of tax laws, regulations and interpretations thereof.

Advertising costs

Advertising costs are expensed as incurred and totaled $426,509, $104,695 and $38,592 for the three months ended March 31, 2021, the period from January 16, 2020 through March 31, 2020, and the period from January 1, 2020 through January 15, 2020, respectively.

401(k) plan

The Company has a 401(k) plan that qualifies under Section 401(k) of the Internal Revenue Code. The 401(k) plan provided employer contributions to eligible employees through April 2020. Employer contributions to the 401(k) plan were $179,092 and $13,018 for the period from January 16, 2020 through March 31, 2020, and the period from January 1, 2020 through January 15, 2020, respectively.

Share-based compensation

Successor

On or immediately prior to the Merger Date, the existing Predecessor Class C Units, which constituted profits interests held by EVgo Management, Inc. (“Predecessor Management”), and the related 2016 Stock Incentive Plan were cancelled and terminated, respectively.

Following the Merger, all employees of EVgo Services received share-based compensation in the form of units in EVgo Management, LLC (“EVgo Management”) that track incentive units issued by EVgo Holdings to EVgo Management (“Incentive Units”). EVgo Holdings owns 100% of EVgo Holdco. The Holdings LLCA provides for the issuance of a limited number of Incentive Units. Each Incentive Unit grants a profits interest in EVgo Holdings, which can generally be described as a participation interest whose right to receive distributions is determined by the cumulative amount of distributions (cash or in-kind) received by each outstanding Capital Unit in EVgo Holdings up to and including the date of a distribution. Distributions to the Incentive Unit holders are made solely from cash or property of EVgo Holdings. Incentive Unit holders have no claim as to the cashflow or assets of EVgo Holdco or EVgo Services.

The Incentive Units are awarded pursuant to the Holdings LLCA, and consequently the limited liability agreement of EVgo Management and individual grant agreements. These agreements include limitations with respect to the distribution entitlements of such Incentive Units and limitations imposed in order to cause such Incentive Units to qualify as “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, Internal Revenue Service Notice 2005-43, or any future Internal Revenue Service guidance. Specifically, such limitations were established such that any holder of Incentive Units will participate only in the post-grant appreciation in value of EVgo Holdings. As a result, the Incentive Units essentially have no value on the date of grant (see note 10).

Of each individual grant of Incentive Units, a portion are designated as Time Vesting (the “Time Vesting Incentive Units”) and remaining portion is designated as Sale Vesting (the “Sale Vesting Incentive Units”). The Time Vesting Incentive Units will vest annually and equally over a period of 4 years from the date of grant. Sale Vesting Incentive Units will vest based upon the achievement of certain trigger events relating to the sale of EVgo Holdings.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of significant accounting policies (cont.)

The Company determined the Incentive Units and resulting profits interest to be equity-classified requiring application of ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). Under ASC 718, share-based payment awards are initially measured at the fair value of the equity instruments that the entity is required to issue when the employee becomes entitled to the instrument (i.e. when all service, performance, market, and/or other conditions have been met). The estimate of fair value should be based on share price and other factors at the grant date and should incorporate the effect of any restrictions or conditions that continue in effect after the vesting date. For equity-classified awards, changes in the share price or other pertinent variable, such as volatility or the risk-free rate, subsequent to the grant date would not cause the fair value estimate to be remeasured.

The Company has elected to use the straight-line approach to recognize compensation cost for the Time Incentive Units awards. No compensation cost will be recognized for the Sale Vesting Incentive Units until such time that an event as described above occurs. The Company has elected to account for forfeitures as they occur.

Predecessor

Prior to the Merger Date, the primary purpose of Predecessor Management, which owned Class C Units of the Company, was to issue share-based compensation to employees and directors of Predecessor. Accordingly, the expense related to awards granted under the Stock Incentive Plan (“Plan”) of Predecessor Management to employees and directors of Predecessor is recorded as share-based compensation expense on the Company’s condensed consolidated statements of operations.

The Company recognizes compensation expense for employee awards granted by Predecessor Management in accordance with ASC 718. The stock options issued by Predecessor Management are recorded based on their estimated fair value on the date of the grant using a valuation methodology (see note 14). In accordance with ASC 718, compensation expense is recorded over the requisite service period for the stock options that are expected to vest. The Company has elected to account for forfeitures as they occur.

Newly adopted accounting standards

In January 2017, the FASB issued ASU 2017-04, “Goodwill and Other, Simplifying the Test for Goodwill Impairment.” The new guidance removes Step 2 of the goodwill impairment test, which required a hypothetical purchase price allocation. A goodwill impairment is now the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance remains largely unchanged. The Company adopted ASC 2017-04 effective January 1, 2021. This guidance only impacts the Company’s consolidated financial statements if there is a future impairment of goodwill.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force) to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The ASU is effective for private companies for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company adopted the guidance as of January 1, 2021 and it did not have a material impact on its condensed consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606 (“ASU 2018-18”), which clarifies that certain transactions between participants in a collaborative arrangement should be accounted for under ASC 606 when the counterparty is a customer. In addition, ASU 2018-18 precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue from contracts with customers if the counterparty is not a customer for that transaction. For public business entities, the amendments in this update are effective for fiscal years beginning

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of significant accounting policies (cont.)

after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, (1) for public business entities for periods for which financial statements have not yet been issued and (2) for all other entities for periods for which financial statements have not yet been made available for issuance. The Company adopted the guidance as of January 1, 2021 and it did not have a material impact on its condensed consolidated financial statements.

Recently issued accounting standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Subsequent to the initial ASU, the FASB issued various related corrective and clarifying ASUs for this topic, all of which have been codified in ASC 842. ASC 842 is effective for private companies for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its condensed consolidated financial statements.

In June 2016, the FASB issue 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2016-13 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. Subsequent to the initial ASU, the FASB issued various related corrective and clarifying ASUs for this topic, all of which have been codified in ASC 326. The ASU is effective for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the potential impact of adopting this guidance on its condensed consolidated financial statements.

Note 3 — Acquisition

As discussed in note 1, on January 16, 2020, EVgo Services became an indirect wholly owned subsidiary of EVgo Holdings (through its 100% ownership in EVgo Holdco) resulting in a change of control of the Predecessor. EVgo Holdings accounted for the acquisition of EVgo Services as a business combination under ASC 805, Business Combinations (“ASC 805”). Pursuant to ASC 805, EVgo Holdco elected to apply pushdown accounting. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired is allocated to goodwill.

Purchase consideration was $130,532,002 of cash as well as the contingent consideration arrangement described below. The table below summarizes the allocation of the estimated fair value of the assets and liabilities acquired by EVgo Holdings as of the Merger Date, including goodwill recorded. This allocation may be adjusted by material amounts as the Company finalizes its fair value estimates and finalizes the valuation report. Goodwill of $22,111,166 was recorded as a result of the acquisition and will be included in the Company’s reportable segment. The goodwill is the result of assets not separately identifiable under ASC 805 and expected synergies from the Merger and is deductible for tax purposes.

A contingent consideration liability of $3,978,293 was included as part of the net assets acquired in the table below. The maximum potential contingent consideration under the Merger Agreement if all related milestones are achieved is $12,500,000. The contingent consideration liability was recorded based on estimated fair value as of the Merger Date, which includes certain assumptions on the achievement of targets included in the agreement. These assumptions considered the contractual terms and probability of achieving each milestone based on all available information as of the Merger Date. These assumptions were then utilized to estimate the liability using a probability weighted discounted cash flow (DCF) method. During the year ended December 31, 2020, the Company determined that the milestones were not and will not be achieved and therefore, the contingent liability was released into other income during the successor period.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 3 — Acquisition (cont.)

The fair value of the Company and its assets were established with the assistance of a third-party valuation firm. Intangible assets recorded on the Merger Date include host relationships, customer relationships, developed technology and trade names of $41,500,000, $19,000,000, $11,800,000 and $3,900,000, respectively. The fair value of intangibles was determined based on the discounted cash flow model using the relief from royalty method, with the exception of customer relationships and host relationships. The customer relationships were valued using the with or without method. Host relationships were valued using discounted projected cash flows relative to these relationships. Each of these approaches are a form of the income approach method. These methodologies incorporate various estimates and assumptions, such as projected revenue growth rates, profit margins and forecasted cash flows based on discount rates and terminal growth rates.

For the remaining assets and liabilities, the cost method was used to determine their respective fair values. The fair value of the property and equipment were determined based on the indirect cost approach in which current costs that were not new were adjusted for all forms of depreciation. The capital build liability used the cost-build-up method. Approximately $635,000 of cash included in the Predecessor closing balance sheet as of January 15, 2020 was not transferred to the Successor in accordance with the Merger agreement.

The purchase price has been allocated to the acquired assets. The following table summarizes the fair values of the assets acquired and liabilities assumed at the Merger Date:

Merger Date Fair Value
Current assets
Cash	$257,288
Accounts receivable	1,714,257
Accounts receivable, capital build	94,071
Prepaid expenses and other current assets	4,661,860
Total current assets	6,727,476
Long-term assets
Property and equipment	63,888,803
Intangible assets	76,200,000
Other assets	796,394
Total assets	147,612,673
Current liabilities
Accounts payable	2,168,788
Accrued expenses	6,751,534
Deferred revenue ST	1,460,512
Customer deposits	4,069,379
Other current liabilities	29,519
Total current liabilities	14,479,732
Long-term liabilities
Deferred revenue LT	3,515,617
Capital-build, NEDO buyout liability	627,647
Capital-build liability, excluding NEDO buyout liability	9,577,938
Asset retirement obligations	6,861,707
Other liabilities	150,903
Total liabilities	35,213,544
Net assets acquired	$112,399,129

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4 — Revenue recognition

Revenue streams

The Company’s revenue streams, respective performance obligations and methods of recognition are summarized below. All the Company’s revenues are sourced from the United States.

Charging revenue, retail

Retail customers have multiple options — monthly plans, pay as you go, and walk-up — for charging services with revenue recognized at a point in time for the delivered usage (electrical power delivered, minutes of charging, access and other fees). Monthly membership fees are paid and recognized on a monthly basis.

Charging revenue, OEM

The Company contracts with various automobile manufacturers (“OEMs”) to provide charging services to purchasers of their vehicles (“OEM Customers”), ranging from one to three years in duration, and are recognized ratably on a monthly basis over the life of the contract beginning in the month a vehicle is sold, leased or enrolled on the Company’s network. At the end of the contract, the OEM Customer can convert the account to a monthly subscription service or a “pay as you go” account. In addition, certain contracts provide charging credits, where the customer has a specific time frame to utilize such credits. Revenue is recognized in the month the customer uses the credits. Under other contracts, the Company provides a finite amount of charging service to each OEM Customer for which revenue is recognized at a point in time when the charging services are delivered.

Charging revenue, commercial

Commercial revenue is derived from contracts with ride-share or other fleet partners whereby their drivers utilize the Company’s network. Revenue is recognized based upon usage (electrical power delivered or minutes of charging) or amounts billed on a per charger basis for a group of chargers built for dedicated access by a single fleet or ride-share customer. The Company uses the as invoiced practical expedient as the invoicing is consistent with the services rendered on a monthly basis.

For chargers that are built for dedicated access to a single fleet or ride-share customer, the Company has determined these contracts are in the scope of ASC 840, Leases, whereby the monthly usage charges are considered contingent rentals and are recognized on a monthly basis as usage is known. The Company recognized $387,440, $206,347 and $40,078 of income earned on contracts under the scope of ASC 840 for the three months ended March 31, 2021, the period from January 16, 2020 through March 31, 2020, and the period from January 1, 2020 through January 15, 2020, respectively.

Network revenue, OEM

Network revenue, OEM, is related to contracts that have significant charger infrastructure build programs, which represent set-up costs under ASC 606. Proceeds from these contracts are allocated to performance obligations including marketing activities, memberships, reservations and the expiration of unused charging credits. Marketing activities are recognized at a point in time as the services are performed and measurement is based on amounts spent. For memberships and reservations, revenue is recognized over time and measured based on the charging activity of subscriber members at each measurement period. Any unused charging credits are recognized as breakage using the proportional method or, for programs where there is not enough information to determine the pattern of rights exercised by the customer, the remote method.

Ancillary revenue

Ancillary revenue primarily includes: maintenance services and development, mobile applications, technical support, training and project management revenue. The Company provides maintenance services for charger sites based on contractual requirements or when maintenance services are requested. Ancillary revenue also includes a number

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4 — Revenue recognition (cont.)

of other revenue streams not currently significant to the overall operations such as software license agreements and branding initiatives. The Company uses the practical expedient of the right to invoice contractual rates on a monthly basis for maintenance services.

The Company’s performance obligation under development contracts is to develop and deliver a completed site with installed charging hardware. Development and project management revenue is recognized over time using an input method based on costs incurred to date to measure progress. Under this method, all costs incurred in the period that relate to a contract are charged to cost of sales and the related revenue is recognized based on the measured progress to completion. The Company recognizes estimated losses on contracts immediately upon identification of the loss.

When revenue is recognized in excess of contract billings to date, an unbilled receivable known as “costs and estimated earnings in excess of billings” is recorded. When contract billings to date exceed the revenue recognized, a liability known as “billings in excess of costs and estimated earnings” is recorded until the progression of the contract results in recognition of revenue.

Regulatory credit sales

The Company earns revenue from the sale of regulatory credits such as low carbon fuel standard credits, which are generated from the operation of charging stations. The Company’s only performance obligation is to transfer title to the credits once each transaction to sell the credits has been executed. Revenue is recognized from the sale of these credits at a point in time when title is transferred to the purchaser. The Company records the value of the credits generated from operations based on an incremental cost basis and determined this cost to be nominal.

Disaggregation of revenue

	Successor		Predecessor
	Three months ended March 31, 2021	January 16, 2020 through March 31, 2020	January 1, 2020 through January 15, 2020
Revenue:
Charging revenue, retail	$1,802,664	$1,339,464	$283,429
Charging revenue, OEM	332,338	375,331	80,399
Charging revenue, commercial	490,907	332,451	64,542
Network revenue, OEM	532,433	60,370	9,178
Ancillary revenue	403,502	218,697	99,105
Regulatory credit sales	568,651	—	990,036
Total revenue	$4,130,495	$2,326,313	$1,526,689

The table above includes OEM and Ancillary revenue earned from Nissan, which was a related party through the Merger Date, of $65,294 for the period from January 1, 2020 through January 15, 2020.

Contract balances

Differences in the timing of revenue recognition, billings and cash collections result in contract assets and contract liabilities.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4 — Revenue recognition (cont.)

Contract assets

Unbilled receivables arise when the timing of billings to customers differs from the timing of revenue recognition, such as when the Company recognizes revenue over time before a customer can be billed. Contract assets include billed and unbilled receivables and are classified as accounts receivable, net, on the condensed consolidated balance sheets.

Contract liabilities

The Company records contract liabilities when cash payments are received in advance of the Company’s performance of its obligations. Contract liabilities include deferred revenue and customer deposits, that fall under the scope of ASC 606, on the condensed consolidated balance sheets.

The following table provides information about contract assets and liabilities from contracts with customers:

	March 31, 2021	December 31, 2020
Contract assets	$17,450	$632,095
Contract liabilities	31,733,888	12,028,182

The following table provides the activity for the contract liabilities recognized during the respective periods:

	Successor		Predecessor
	Three months ended March 31, 2021	January 16, 2020 through December 31, 2020	January 1, 2020 through January 15, 2020
Beginning balance	$12,028,182	$9,091,031	$9,137,395
Additions	21,199,952	5,825,187	65,412
Recognized in revenue	(1,389,435)	(2,285,007)	(106,113)
Marketing activities	(104,811)	(603,029)	(5,663)
Ending balance	$31,733,888	$12,028,182	$9,091,031

Note 5 — Property and equipment, net

Property and equipment, net, consisted of the following as of:

	March 31, 2021	December 31, 2020
Construction in process	$14,681,312	$10,437,382
Charging equipment	4,562,322	3,041,630
Charging stations and other technical installations	74,033,152	68,871,879
Office equipment and vehicles	606,692	456,265
Total	93,883,478	82,807,156
Less accumulated depreciation and amortization	(14,772,046)	(11,541,653)
Total property and equipment, net	$79,111,432	$71,265,503

Depreciation and amortization expense related to property and equipment was $2,480,900, $1,809,324 and $301,478 for the three months ended March 31, 2021, the period from January 16, 2020 through March 31, 2020, and for the period from January 1, 2020 through January 15, 2020, which is net of amortization of the capital-build liability of $795,922, $399,189 and $200,458, respectively. Depreciation expense included in cost of sales was $2,447,135, $1,797,080 and $298,215 for the three months ended March 31, 2021, the period from January 16, 2020 through

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 5 — Property and equipment, net (cont.)

March 31, 2020, and the period from January 1, 2020 through January 15, 2020, respectively. Depreciation expense included in operating expenses was $33,765, $12,244 and $3,263 for the three months ended March 31, 2021, the period from January 16, 2020 through March 31, 2020, and the period from January 1, 2020 through January 15, 2020, respectively.

Note 6 — Intangible assets, net

Intangible assets, net, consisted of the following as of:

	March 31, 2021
	Gross carrying amount	Accumulated amortization	Net carrying value	Remaining weighted average amortization period
Trade name	$3,900,000	$(314,516)	$3,585,484	13.8
Host relationships	41,500,000	(4,183,468)	37,316,532	10.8
Customer relationships	19,000,000	(4,941,532)	14,058,468	3.5
Developed Technology	11,800,000	(951,613)	10,848,387	13.8
	$76,200,000	$(10,391,129)	$65,808,871
	December 31, 2020
	Gross carrying amount	Accumulated amortization	Net carrying value	Remaining weighted average amortization period
Trade name	$3,900,000	$(249,516)	$3,650,484	14.0
Host relationships	41,500,000	(3,318,884)	38,181,116	11.0
Customer relationships	19,000,000	(3,920,282)	15,079,718	3.8
Developed Technology	11,800,000	(754,947)	11,045,053	14.0
	$76,200,000	$(8,243,629)	$67,956,371

Amortization of intangible assets was $2,147,500, $1,784,294 and $16,835, for the three months ended March 31, 2021, the period from January 16, 2020 through March 31, 2020, and the period from January 1, 2020 through January 15, 2020, respectively.

Note 7 — Asset retirement obligations

Asset retirement obligations represent the present value of the estimated costs to remove the commercial charging stations and restore the sites to the condition prior to installation. The Company reviews estimates of removal costs on an ongoing basis. Accretion expense was $328,963, $240,494 and $49,336 for the three months ended March 31, 2021, the period from January 16, 2020 through March 31, 2020, and the period from January 1, 2020 through January 15, 2020, respectively.

Note 8 — Note payable, related party

On January 16, 2020, the Company entered into the Secured Demand Grid Promissory Note (“Demand Note”) with EVgo Holdings whereby EVgo Holdings funds the operations of the Company with loans upon request at an interest rate of the Federal Reserve discount rate plus 7.0% (compounded annually) with a maturity date of January 16, 2027. The Demand Note is secured by the assets of the Company and does not have a stated credit limit.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 8 — Note payable, related party (cont.)

The note payable can be redeemed by EVgo Holdings and the Company can prepay its obligations under the Demand Note at any time without prepayment penalties. As of March 31, 2021, $57,040,167 was outstanding under the Demand Note, which includes $875,784 of interest expense incurred during the three months ended March 31, 2021. As of December 31, 2020, $39,164,383 was outstanding under the Demand Note, which included $1,414,383 of interest expense incurred during the period from January 16, 2020 through December 31, 2020.

Principal and accrued but unpaid interest are payable by the Company to EVgo Holdings upon demand, and therefore is reflected as a current liability in the condensed consolidated balance sheets. The Demand Note requires full payment upon maturity with no periodic minimum payments during intervening periods. As of March 31, 2021, the Company has not made any interest or principal repayments.

Note 9 — Prepaid expenses, other current assets and accrued expenses

As of March 31, 2021, and December 31, 2020, prepaid expenses, other current assets and accrued expenses, consisted of the following:

	March 31, 2021	December 31, 2020
Prepaid expenses and other current assets
Deferred offering costs(1)	$5,418,630	$3,071,282
Predecessor seller receivable(2)	1,690,534	1,690,534
Prepaid general and administrative expenses	613,546	553,461
Prepaid network platform fees	485,309	727,963
Prepaid warranty and network services	266,454	87,138
Prepaid site license	145,045	106,250
Prepaid cost of sales	56,415	52,312
Maintenance supplies	53,710	12,012
Other current assets	527,468	333,351
Total	$9,257,111	$6,634,303

____________

(1)      The deferred offering costs that were incurred during the year are related to direct costs of the business combinations that is anticipated to be consummated in 2021 (see note 1). These costs will be offset against the proceeds to be received once the transaction is finalized.

(2)      The predecessor seller receivable represents amounts due from the prior owners of the Company for non-income tax related assessments.

	March 31, 2021	December 31, 2020

Accrued expenses
General and administrative	$3,614,842	$2,289,547
Property and equipment	3,061,078	707,542
Taxes payable	2,376,984	2,500,222
Accrued cost of sales	1,328,816	1,377,796
Employee compensation	1,032,417	2,473,878
Professional services	775,440	1,012,646
Host payments	458,632	440,891
Office rent	113,104	110,352
Consulting	97,198	32,139
Total	$12,858,511	$10,945,013

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 10 — Equity structure

EVgo HoldCo Equity

Incentive Units

Incentive Units are issued by the Board of EVgo Holdings. The Board reserves the right to issue Incentive Units with vesting schedules, participation thresholds and other features set forth in the Holdings LLCA at its sole discretion. The Incentive Units are non-voting intended to constitute profits interests in EVgo Holdings. As of March 31, 2021, EVgo Holdings has approximately 78% of the Incentive Units available for issuance under the Holdings LLCA. The Incentive Units do not grant the holders governance rights under the Holdings LLCA or the limited liability agreement of EVgo Management and provide for distributions to Incentive Unitholders in the future once certain capital return hurdles are achieved.

Note 11 — Other income (expense), net

For the following periods, other income (expense), net consisted of the following:

	Successor		Predecessor
	Three months ended March 31, 2021	January 16, 2020 through March 31, 2020	January 1, 2020 through January 15, 2020
NRG	$—	$1,638,734	$—
NEDO	87,786	157,280	—
Other income (expense), net	370,102	—	—
	$457,888	$1,796,014	$—

For the following periods, other income, related party consisted of the following:

	Successor		Predecessor
	Three months ended March 31, 2021	January 16, 2020 through March 31, 2020	January 1, 2020 through January 15, 2020
NRG	$—	$—	$315,141
NEDO	—	—	26,813
	$—	$—	$341,954

The capital build activity for the NRG agreement for the three months ended March 31, 2021 and March 31, 2020 were as follows:

	Successor		Predecessor
	Three months ended March 31, 2021	January 16, 2020 through March 31, 2020	January 1, 2020 through January 15, 2020
Capital-build liability, beginning balance	$9,166,168	$6,303,942	$20,900,079
Increase in capital build liability	—	2,121,059	—
Reduction in depreciation expense	(431,298)	(280,501)	(157,286)
Capital-build liability, ending balance	$8,734,870	$8,144,500	$20,742,793

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 11 — Other income (expense), net (cont.)

The capital build activity, excluding the buy-out liability, for the NEDO agreement for the three months ended March 31, 2021 and March 31, 2020 were as follows:

	Successor		Predecessor
	Three months ended March 31, 2021	January 16, 2020 through March 31, 2020	January 1, 2020 through January 15, 2020
Capital-build liability, beginning balance	$567,504	$692,865	$2,300,376
Increase in capital build liability	—	—	—
Reduction in depreciation expense	(32,657)	(27,390)	(20,540)
Capital-build liability, ending balance	$534,847	$665,475	$2,279,836

Note 12 — Commitments and contingencies

Nissan Agreements

EVgo has two program services agreements in place with Nissan. Under the terms of the agreement dated July 3, 2014 (the “Nissan Agreement”), purchasers or lessees of Nissan LEAF electric vehicles in certain markets can receive charging services at an EVgo station or a participating third-party charging station. Pursuant to the Nissan Agreement, EVgo is required to support, maintain and make available at least 850 chargers through July 7, 2021. The Nissan Agreement is subject to early termination upon ninety days’ notice in certain circumstances, including EVgo’s failure to maintain the specified charger counts. As of April 30, 2021, EVgo has fulfilled all build, support and maintenance obligations under the Nissan Agreement.

On June 13, 2019, EVgo and Nissan entered into a professional services agreement (the “Nissan 2.0 Agreement”). The Nissan 2.0 Agreement includes a capital-build program requiring EVgo to install, operate and maintain public, high-power dual-standard chargers in specified markets pursuant to a Build Schedule (defined below). Under the terms of the Nissan 2.0 Agreement, EVgo is required to adhere to a schedule that outlines the build timelines for the chargers to be constructed (“Build Schedule”) as negotiated at the beginning of each year. Due to the extenuating circumstances of the COVID-19 pandemic, EVgo and Nissan have extended the current Build Schedule deadline through June 30, 2021 and no penalties may be assessed prior to such date.

The contract is accounted for under ASC 606, which includes performance obligations related to memberships, charging credits and joint marketing activities. The capital-build program is considered a set-up activity and not a performance obligation under ASC 606. Nissan has the right to terminate the Nissan 2.0 Agreement, without penalty or obligation of any kind, upon thirty days’ written notice if it is unable to secure funding to make payments required under the Nissan 2.0 Agreement. Nissan receives budget approvals annually from Nissan Motor Company Limited. As of April 30, 2021, Nissan has not given EVgo any indication that it will be unable to secure funding to meet its payment obligations under the Nissan 2.0 Agreement. If Nissan terminates the Nissan 2.0 Agreement due to a lack of funding, EVgo will still be required to do the following: (i) meet charger installation milestones through the date of termination; (ii) provide an aggregate of $1.6 million in joint marketing activities; and (iii) provide $4.8 million worth of charging credits that shall continue to be administered.

Pursuant to the Nissan 2.0 Agreement, as modified by the aforementioned extension, EVgo is required to install 46 chargers at 17 sites by June 30, 2021 and an aggregate of 210 chargers by February 29, 2024 at a number of sites to be determined with each Build Schedule. As of May 14, 2021, EVgo had 12 chargers at 4 sites left to install in order to meet its program year one Build Schedule obligations by June 30, 2021. If EVgo fails to meet its future Build Schedule obligations, Nissan may invoke a penalty of up to $35,000 per delayed site, up to 40 sites, which would result in adjustment to the consideration received for the Company’s performance obligations under the Nissan 2.0 Agreement.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 12 — Commitments and contingencies (cont.)

GM Agreement

Pursuant to its agreement with GM dated July 20, 2020 (the “GM Agreement”), EVgo is required to meet certain quarterly milestones measured by the number of chargers installed, and GM is required to make certain payments based on chargers installed. Under the GM Agreement, EVgo is required to install a total of 2,750 chargers by December 31, 2025, 80% of which are required to be installed by December 31, 2023. The GM Agreement calls for a year-over-year increase in annual charger additions in each of the next two years before the installation run rate declines post 2023. Meeting these milestones will require additional funds beyond the amounts committed by GM, and EVgo may face delays in construction, commission or aspects of installation of the chargers EVgo is obligated to develop. In addition, EVgo is required to maintain network availability (i.e. the percentage of time a charger is operational and available on the network) of at least 93%.

The GM Agreement is subject to early termination in certain circumstances, including in the event EVgo fails to meet the quarterly charger-installation milestones or fails to maintain the specified level of network availability. If GM terminates the agreement, EVgo may not be entitled to receive continued payments from GM and instead may be required to pay liquidated damages to GM of up to $15.0 million. As of May 14, 2021, EVgo had 82 chargers left to install in order to meet its charger-installation milestone for the quarter ending June 30, 2021. If EVgo fails to install this number of chargers by June 30, 2021 and the charger deficiency exists as of September 30, 2021, then GM may immediately terminate the agreement and seek pre-agreed liquidated damages.

During the three months ended March 31, 2021, the Company received a $20.0 million payment from its contract with GM and has been recorded as deferred revenue. As of March 31, 2021, the Company was not in default with any of the requirements of the agreement.

Other obligations

In the ordinary course of our business, the Company may be subject to lawsuits, investigations, claims and proceedings, including, but not limited to, contractual disputes or employment, health and safety matters. Although the outcome of any potential future litigation is uncertain, the Company believes it has adequate insurance coverage in the event of any future litigation or disputes.

On December 17, 2020, SAF Partners II, LLC and EV Holdings Investments, LLC (collectively, the “SAF Parties”) filed a complaint against EVgo Holdco, LLC in the State of Delaware Court of Chancery for $5 million regarding certain deferred contingent compensation contemplated by the Merger as of December 19, 2019, by and among EVgo Holdco, LLC and certain of the SAF Parties. The SAF Parties are the Company’s predecessor shareholders. Pursuant to an agreement between EVgo Holdings and EVgo Holdco, EVgo Holdings will indemnify Holdco for losses related to the contingent compensation claim. Management believes that the claims are without merit and intends to defend itself vigorously. No provision has been made for this claim because the Company believes that it is remote that a liability had been incurred as of March 31, 2021. Legal costs related to loss contingencies are recognized when incurred.

Although the Company is not currently facing other pending or threatened litigation, future events or circumstances, currently unknown to management, may potentially have a material effect on its financial position, liquidity or results of operations in any future reporting period.

Note 13 — Related party transactions

Receivables from Related Parties

The Company has receivables from EVgo Holdings, EVgo Management Holdings, LLC, and EVgo Member Holdings, LLC totaling $30,690 for tax payments made on their behalf.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 13 — Related party transactions (cont.)

Payables to Related Parties

The Company has payables due to LS Power Equity Advisors, LLC for services rendered and to EVgo Holdings, LLC for payments of operating expense paid on its behalf. The Company recorded $705,005 and $88,896 for consulting and corporate development services rendered by LS Power Equity Advisors, LLC after the Merger, for the three months ended March 31, 2021 and period from January 16, 2020 through March 31, 2020, respectively.

Related Party Note Payable

As noted in note 8, the Company has an outstanding note payable with EVgo Holdings.

Low Carbon Fuel Standards

The Company entered into various agreements to facilitate the purchase and sale of California Low Carbon Fuel Standard Credits (“LCFS”) through a subsidiary of LS Power at prevailing market levels after the Merger Date. For the three months ended March 31, 2021, the total amount of regulatory credit income recognized through the LCFS trading program with LS Power’s subsidiary totaled $561,700. There was no regulatory credit income recognized during the period from January 16, 2020 through March 31, 2020.

Trade Associations

One of the Company’s officers also serves on the board of Veloz, Zero Emission Transportation Association and Electric Drive Transportation Association. The Company is a member of these organizations and has incurred membership fees of $5,887 and $5,162 for the three months ended March 31, 2021 and from January 16, 2020 through March 31, 2020, respectively. There were no fees incurred for the period from January 1, 2020 to January 15, 2020.

Transaction Bonus

On January 16, 2020, in connection with the Merger (see notes 1 and 3), LS Power contributed $5.3 million to the Company for a contingent transaction bonus to eligible employees.

Note 14 — Share-based compensation

Successor

As described in note 2, the Holdings LLCA provides for the issuance of 1,000,000 Incentive Units. Of each grant of Incentive Units, a portion are designated as Time Vesting Incentive Units and remaining portion are designated as Sale Vesting Incentive Units. Time Vesting Incentive Units will vest each year over a period of 4 years. All of the Sale Vesting Incentive Units will vest upon the achievement of certain milestones related to a Sale of the Company. The Company recognizes compensation cost for the Time Vesting Incentive Units awards on a straight-line basis. No compensation cost will be recognized for the Sale Vesting Incentive Units until such time that a Sale of the Company occurs.

The Company has recorded expense related to the Time Vesting Units over the vesting term based on a fair value calculated using the Monte Carlo simulation model in conjunction with the Finnerty Model. The assumptions noted in the following table for the three months ended March 31, 2021:

Annual risk-free rate of return	0.32%
Expected volatility	37.20%
Expected term (years)	3.96
Dividend yield	—%

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 14 — Share-based compensation (cont.)

The assumptions noted in the following table for the period from January 16, 2020 through March 31, 2020:

Annual risk-free rate of return	1.62%
Expected volatility	32.50%
Expected term (years)	4.96
Dividend yield	—%

The risk-free interest rate for periods within the contractual life of the Units is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility of the Units granted was estimated using the historical volatility of comparable public companies as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market. The expected term of Units granted represents the period of time that Units granted are expected to be outstanding.

Presented below is a summary of the activity of the Company’s Incentive Units under the Plan for the three months ended March 31, 2021:

	Units	Weighted-average grant date fair value
Nonvested at December 31, 2020	639,670	$9.44
Granted	142,817	$51.11
Vested	(101,544)	$9.44
Forfeited	(1,803)	$25.04
Nonvested at March 31, 2021	679,140	$18.16

Presented below is a summary of the activity of the Company’s Incentive Units under the Plan for the period from January 16, 2020 through March 30, 2020:

	Units	Weighted-average grant date fair value
Granted on January 16, 2020	659,995	$9.44
Forfeited	(2,694)	$9.44
Nonvested at March 31, 2020	657,301	$9.44

The Company recorded stock-based compensation expense of $479,726 and $208,330 for the three months ended March 31, 2021 and for the period from January 16, 2020 through March 31, 2020, respectively. As of March 31, 2021, there was $11.9 million of total unrecognized compensation cost related to nonvested Incentive Units. These costs are expected to be recognized over a weighted-average period of 3.0 years.

Predecessor

Prior to the Merger, Predecessor Management issued stock options (the “Options”) under the Plan. A maximum of 559,000 shares may be issued under the Plan. Stock options granted under the Plan are exercisable over a maximum term of 10 years from the date of grant. In general, the Options vest over a four-year period, with each Option becoming exercisable as to 25% of the number of shares subject to the Option one year from the grant dates and exercisable as to an additional 6.25% of the number shares subject to the Option every three months thereafter for an additional three years. The Company has recorded expense related to the Options over the vesting term based on a fair value calculated using the Black-Scholes model, with the input of the fair value of the underlying stock equal to the value of the common stock of Predecessor Management.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 14 — Share-based compensation (cont.)

The fair value of each Option award is estimated on the date of grant using the Black-Scholes Option Pricing Model using the assumptions noted in the following table for the period from January 1, 2020 through January 15, 2020:

Annual risk-free rate of return	1.87%
Expected volatility	39.22%
Expected term (years)	7.00
Dividend yield	—%

The risk-free interest rate for periods within the contractual life of the Option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility of the Options granted was estimated using the historical volatility of comparable public companies as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market. The expected term of Options granted represents the period of time that Options granted are expected to be outstanding.

There was no activity during the period from January 1, 2020 to January 15, 2020. Options outstanding as of January 15, 2020 were:

	Options	Weighted-average exercise price
Outstanding at January 15, 2020 and December 31, 2019	466,075	$6.19
Options vested and exercisable at January 15, 2020	222,516	$6.19
Nonvested options outstanding at January 15, 2020	243,559	$6.19

The Company recorded stock-based compensation expense of $12,733 to operating expenses for the period from January 1, 2020 through January 15, 2020. The Plan was terminated as of the Merger Date and all non-vested and outstanding options were cancelled and not replaced by any plan by the Successor. There was no further stock-based compensation expense recorded under the Plan after the Merger.

Presented below is a summary of the activity of the Company’s non-vested Options for the period from January 1, 2020 through January 15, 2020:

Non-vested options	Options	Weighted-average grant date fair value
Nonvested at December 31, 2019	247,122	$2.53
Vested	(3,563)	$2.53
Nonvested at January 15, 2020	243,559	$2.53

Note 15 — Subsequent events

Subsequent events have been evaluated through May 20, 2021 which is the date the condensed consolidated financial statements were available to be issued and identified the below events requiring disclosure.

Report of Independent Registered Public Accounting Firm

To the Member and Board of Directors
EVgo HoldCo, LLC

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of EVgo HoldCo, LLC (formerly known as EVgo Services, LLC) and subsidiaries (the Company) as of December 31, 2020 (Successor) and 2019 (Predecessor), the related consolidated statements of operations, changes in members’ equity, and cash flows for the periods from January 16, 2020 to December 31, 2020 (Successor), January 1, 2020 to January 15, 2020 (Predecessor), and the year ended December 31, 2019 (Predecessor), and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 (Successor) and 2019 (Predecessor), and the results of its operations and its cash flows for the periods from January 16, 2020 to December 31, 2020 (Successor), January 1, 2020 to January 15, 2020 (Predecessor), and the year ended December 31, 2019 (Predecessor), in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a history of operating losses and negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Philadelphia, Pennsylvania

April 5, 2021

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Consolidated Balance Sheets

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Assets
Current assets
Cash	$7,914,150	$1,403,172
Accounts receivable, net	2,164,346	1,306,807
Accounts receivable – capital build	3,258,724	94,070
Receivables from related parties	—	106,886
Prepaid expenses and other current assets	6,634,303	2,114,969
Total current assets	19,971,523	5,025,904
Long-term assets
Property and equipment, net	71,265,503	61,035,883
Intangible assets, net	67,956,371	2,697,164
Goodwill	22,111,166	—
Other assets	836,347	812,404
Total assets	182,140,910	69,571,355
Liabilities and Members’ Equity
Current liabilities
Accounts payable	2,998,448	1,760,920
Accrued expenses	10,945,013	6,915,170
Deferred revenue ST	1,653,042	1,495,612
Customer deposits	7,660,378	4,056,841
Related party – note payable	39,164,383	—
Payables to related parties	135,146	1,031
Capital-build, NEDO buyout liability	627,647	—
Other current liabilities	397,228	29,519
Total current liabilities	63,581,285	14,259,093
Long-term liabilities
Deferred revenue LT	2,732,257	3,517,383
Capital-build, NEDO buyout liability	—	627,647
Capital-build liability, excluding NEDO buyout liability	17,387,686	27,515,394
Asset retirement obligations	8,801,806	9,107,870
Other liabilities	150,903	150,903
Total liabilities	92,653,937	55,178,290
Members’ equity	89,486,973	14,393,065
Total liabilities and members’ equity	$182,140,910	$69,571,355

See Accompanying Notes to Consolidated Financial Statements.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Consolidated Statements of Operations

	Successor	Predecessor
	January 16, 2020 through December 31, 2020	January 1, 2020 through January 15, 2020	Year-ended December 31, 2019
Revenue:
Revenue	$11,759,309	$1,461,395	$15,070,361
Revenue from related parties	1,289,700	65,294	2,451,803
Total revenues	13,049,009	1,526,689	17,522,164
Cost of sales	26,053,137	1,135,789	26,269,323
Gross (loss) margin	(13,004,128)	390,900	(8,747,159)
Operating expenses:
General and administrative	30,681,671	1,084,284	24,575,774
Transaction bonus	5,316,124	—	—
Depreciation, amortization, and accretion	9,435,049	69,435	1,626,652
Total operating expenses	45,432,844	1,153,719	26,202,426
Operating loss	(58,436,972)	(762,819)	(34,949,585)
Interest expense – related party	1,414,383	—	—
Interest expense – other	90	—	—
Other income – related party	—	(341,954)	(10,232,311)
Other (income) expense, net	(12,061,386)	—	33,691
Net loss	$(47,790,059)	$(420,865)	$(24,750,965)

See Accompanying Notes to Consolidated Financial Statements.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Consolidated Statements of Changes in Members’ Equity

	Class A Voting Preferred Units	Class B Voting Common Units	Class C Profits Interest	Class D Non-Voting Preferred Units	LLC Interests	Additional Paid-In Capital	Accumulated Deficit	Members’ Equity
Predecessor
Balance, December 31, 2018	$45,990,036	$22,167,000	$—	$20,862,494	$—	$306,333	$(61,568,586)	$27,757,277
Contributions	11,047,597	—	—	—	—	—	—	11,047,597
Distributions in-kind	—	—	—	18,165,397	—	—	(18,165,397)	—
Share-based compensation	—	—	—	—	—	339,156	—	339,156
Net loss	—	—	—	—	—	—	(24,750,965)	(24,750,965)
Balance, December 31, 2019	$57,037,633	$22,167,000	$—	$39,027,891	$—	$645,489	$(104,484,948)	$14,393,065
Share-based compensation	—	—	—	—	—	12,733	—	12,733
Net loss	—	—	—	—	—	—	(420,865)	(420,865)
Balance, January 15, 2020	$57,037,633	$22,167,000	$—	$39,027,891	$—	$658,222	$(104,905,813)	$13,984,933

Successor
New basis of equity on push down of Acquisition	(57,037,633)	(22,167,000)	—	(39,027,891)	131,032,003	(658,222)	104,905,813	117,047,070
Balance, January 16, 2020	—	—	—	—	131,032,003	—	—	131,032,003
Share-based compensation	—	—	—	—	—	928,905	—	928,905
Contributions	—	—	—	—	5,316,124	—	—	5,316,124
Net loss	—	—	—	—	—	—	(47,790,059)	(47,790,059)
Balance, December 31, 2020	$—	$—	$—	$—	$136,348,127	$928,905	$(47,790,059)	$89,486,973

See Accompanying Notes to Consolidated Financial Statements.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Consolidated Statements of Cash Flows

	Successor	Predecessor
	January 16, 2020 through December 31, 2020	January 1, 2020 through January 15, 2020	Year-ended December 31, 2019
Cash flows from operating activities
Net loss	$(47,790,059)	$(420,865)	$(24,750,965)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation, amortization, and accretion	18,665,332	367,659	8,758,601
Net loss on disposal of property and equipment and site restoration	1,301,260	—	236,543
Bad debt expense	233,317	—	213,757
Share based compensation	928,905	12,733	339,156
Relief of contingent consideration	(3,978,293)	—	—
Changes in operating assets and liabilities
Accounts receivable, net	(183,406)	32,963	809,238
Accounts receivable – capital build	—	—	(94,070)
Receivables from related parties	—	(333,527)	565,963
Prepaid expenses and other current and other long-term assets	1,058,889	(45,882)	(1,027,617)
Accounts payable	519,378	315,011	(1,411,412)
Accrued expenses	4,331,205	(247,585)	1,751,110
Deferred revenue	(590,830)	(36,866)	2,375,076
Customer deposits	3,590,999	12,538	3,758,652
Payables to related parties	135,146	(1,031)	(751)
Other current and long-term liabilities	286,712	—	(29,316)
Accrued interest expense	1,414,383	—	—
Net cash used in operating activities	(20,077,062)	(344,852)	(8,506,035)
Cash flows from investing activities
Purchases of property and equipment	(19,343,708)	(165,608)	(21,459,107)
Net cash used in investing activities	(19,343,708)	(165,608)	(21,459,107)
Cash flows from financing activities
Proceeds from related party note payable	37,750,000	—	—
Capital-build funding, net	7,082,790	—	3,188,581
Payment of deferred transaction costs	(3,071,282)	—	—
Contributions	5,316,124	—	11,047,597
Net cash provided by financing activities	47,077,632	—	14,236,178
Net increase (decrease) in cash	7,656,862	(510,460)	(15,728,964)
Cash, beginning of period	257,288	1,403,172	17,132,136
Cash, end of period	$7,914,150	$892,712	$1,403,172
Supplemental disclosure of noncash investing and financing activities
ARO asset and liability incurred	$901,705	$—	$653,306
Purchases of property and equipment in accounts payable and accrued expenses	$1,931,282	$1,758,727	$1,581,921

See Accompanying Notes to Consolidated Financial Statements.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 1 — Description of business and nature of operations

EVgo Services, LLC (“EVgo Services”, “Predecessor”), formerly known as NRG EV Services, LLC, was initially formed as a limited liability company by its then-sole member, NRG Energy, Inc. (“NRG”) on October 6, 2010. On July 3, 2014, the EVgo Services Limited Liability Company Agreement was amended and restated to admit Nissan North America, Inc. (“Nissan”) as a member of the EVgo Services.

Pursuant to a Membership Interest Purchase Agreement (“MIPA”) dated May 4, 2016, between NRG and EV Holdings Investment, Inc. (formerly known as EV Holdings Investment, LLC) (“EV Holdings”), EV Holdings agreed to, among other things: (i) acquire 39.99% of EVgo Services’ total issued and outstanding membership interests (the “Acquisition”); and (ii) make a $15.0 million capital contribution to EVgo Services (the “Initial Required Capital Contribution”) on the date the Acquisition closed. On June 17, 2016 (the “Closing Date”), concurrent with the closing of the Acquisition and the Initial Required Capital Contribution, EVgo Services’ Limited Liability Company Agreement was amended and restated (“Second LLCA”) to: assign to EV Holdings 82,820,634 Class A Preferred Units, representing all of the issued and outstanding Class A Preferred Units; assign 73,078,425 and 5,200,000 Class B Common Units to NRG and Nissan, respectively; assign 46,000,000 Class C Units to EVgo Management, Inc. (“EVgo Management”) and establish Class D Units as non-voting interests.

As the Acquisition and Initial Required Capital Contribution resulted in a change in ownership of more than a majority of EVgo Services’ voting interests, a change in control occurred. EVgo Services elected push-down accounting and all of EVgo Services’ assets, liabilities and noncontrolling interest were remeasured at fair value on the Closing Date. The noncontrolling interest was dissolved in 2017.

On January 16, 2020 (the “Merger Date”), EVgo Services and its investors consummated the transactions contemplated pursuant to that certain Agreement and Plan of Merger (“Merger”) with EVgo Holdco, LLC (“EVgo Holdco”, “the Company” or “Successor”), whereby EVgo Services became a wholly-owned subsidiary of EVgo Holdco, resulting in a change in control by the Predecessor. EVgo Holdco, controlled by LS Power Equity Partners IV, L.P. (“LS Power”), had no operations prior to the Merger. See Note 3 for additional information. The Company elected push-down accounting and all of the Company’s assets, liabilities and noncontrolling interest related to LS Power were remeasured at fair value on the Closing Date.

The Company builds publicly available and customer-dedicated electric vehicle (“EV”) charging stations capable of charging electric vehicles either via direct current power or alternating current power. It has built, and continues to expand, a national ecosystem of public charging stations and fleet charging solutions. The Company provides electric vehicle charging programs to consumers in a variety of options as well as charging services to automotive and fleet customers. Other software services and ancillary services represent a small but growing part of the business as well.

Liquidity and going concern

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 205-40, Presentation of Financial Statements — Going Concern (“ASC 205-40”) requires management to evaluate whether conditions and/or events raise substantial doubt about the Company’s ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, management’s evaluation shall initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued.

The Company has a history of operating losses and negative operating cash flows. As of December 31, 2020, the Company had a cash balance of $7.9 million and a working capital deficit of $43.6 million including amounts due under the related party note payable (see notes 8 and 15). The Company’s total projected cash outflow for the twelve months ending December 31, 2021 is $115.0 million. The Company will need to raise additional financing through loans or additional investments to fund its ongoing operations, including borrowing from related parties. There is no

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 1 — Description of business and nature of operations (cont.)

assurance that the Company will be able to obtain such additional financing. Management has concluded that these conditions raise substantial doubt about its ability to meet its financial obligations as they become due for the next twelve months, and its ability to continue as a going concern.

The Company is currently pursuing a potential business combination. If such a transaction is consummated, management expects the Company will have access to additional liquidity, which will be sufficient to cover our capital needs for the next 12 months and the foreseeable future. However, there is no assurance that such a transaction will close, or the timing thereof.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

COVID-19

In December 2019 and early 2020, the virus commonly referred to as COVID-19 virus spread globally and, on March 11, 2020, was declared a pandemic by the World Health Organization, causing significant disruption to business and mobility. The global outbreak of COVID-19 has resulted in the implementation of numerous actions taken by governments, governmental agencies and other entities and organizations in an attempt to mitigate the spread of the virus. These measures have resulted in a significant reduction in worldwide economic activity and extreme volatility in the global financial markets which have affected new car sales, including EVs, and significantly reduced people’s mobility, and the accompanying demand for EVgo charging services. After a significant dip in April 2020, EVgo’s business showed steady recovery with multiple metrics improving month-over-month. However, the second wave of the pandemic taking hold in late 2020 has created additional uncertainty on the trajectory of the economic recovery, both globally and in the US. How those macroeconomic factors will affect EVgo’s near-term business results will remain unclear for some time. While the disruption is expected to be temporary, there is considerable uncertainty around the duration and magnitude of this disruption. The Company expects continued significant, negative impacts to its financial position, results of operations and cash flows in 2021 and beyond as charging revenue and regulatory credit sales are expected to decrease significantly due to the disruption and development and commissioning lead times are expected to be extended as a result of the lockdowns and other measures taken by the state and local governments to mitigate the spread of COVID-19. The extent of the financial impact and duration cannot be reasonably estimated at this time.

For some contractual commitments (see Note 12), the Company is required to adhere to a construction schedule over specific timeframes. Those timelines were impacted due to delays associated with COVID-19. The Company has not been in default with any of these requirements as of December 31, 2020. However, it is possible that the ongoing pandemic could impact these timelines in the future.

Restatement

Our consolidated balance sheet as of September 30, 2020 and our consolidated statements of operations, cash flows and members’ equity for the Successor period from January 16, 2020 to September 30, 2020 contained an error related to a transaction bonus of $5.3 million awarded to employees in connection with the acquisition of EVgo Services by EVgo Holdings on January 16, 2020, which should have been reflected as compensation costs in the Successor financial statements. Approximately $4.2 million of the transaction bonus was incorrectly accounted for

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 1 — Description of business and nature of operations (cont.)

as part of the transaction price paid by EVgo Holdings and therefore erroneously increased the acquisition price in push-down accounting. This error has been corrected in these annual financial statements and the following table summarizes the effects of the restatement resulting from the correction of this error:

	Successor period from January 16, 2020 to September 30, 2020
	Previously Reported (Unaudited)	Adjustment	As Restated (Unaudited)
Consolidated Statement of Operations
Transaction bonus expense	—	5,316,124	5,316,124
Total operating expenses	26,694,489	5,316,124	32,010,613
Operating loss	(35,959,659)	(5,316,124)	(41,275,783)
Net loss	(26,954,514)	(5,316,124)	(32,270,638)
Consolidated Statement of Cash Flows
Net loss	(26,954,514)	(5,316,124)	(32,270,638)
Net cash used in operating activities	(17,797,172)	(5,316,124)	(23,113,296)
Contribution	—	5,316,124	5,316,124
Net cash provided by financing activities	35,279,483	5,316,124	40,595,607
	As of September 30, 2020
	Previously Reported (Unaudited)	Adjustment	As Restated (Unaudited)
Consolidated Balance Sheet
Goodwill	26,294,686	(4,183,520)	22,111,166
Member’s Equity	108,955,676	(4,183,520)	104,772,156

Note 2 — Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and the Company’s wholly owned subsidiaries, EVgo Ride Share, LLC, and EVgo Services. All intercompany transactions have been eliminated upon consolidation.

Reclassifications

The Company has made certain reclassifications to prior period amounts to conform to the current period presentation within the accompanying notes to the consolidated financial statements.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP), as set by the FASB. References to GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB ASC. A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

As described in Note 1, EVgo Services was acquired by EVgo Holdco on the Merger Date. EVgo Services’ consolidated financial statements and notes for the periods presented prior to the Merger Date are labeled “Predecessor.” The Company’s consolidated financial statements and notes as of and after the Merger Date are labeled “Successor.” LS Power is considered to be the accounting acquirer and formed EVgo Holdings, LLC (“EVgo Holdings”) and EVgo Holdco as part of the transaction.

The Merger was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired by LS Power and pushed down to EVgo Services. As a result of the application of the acquisition method of accounting as of the Merger Date, the accompanying consolidated financial statements include a black line division, where applicable, to indicate that the Predecessor and Successor reporting entities shown are presented on a different basis and are therefore not comparable. Refer to Note 3 for additional details on the Merger.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, charging station depreciable lives, costs associated with asset retirement obligations, the fair value of the share-based compensation and the fair value measurements of assets and liabilities allocated for acquired businesses.

Concentration of business and credit risk

The Company maintains its cash accounts in a commercial bank. The total cash balances held in a commercial bank are secured by the Federal Deposit Insurance Corporation up to $250,000. At various times throughout the year, including the years ended December 31, 2020 and 2019, the Company had uninsured balances. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risk on cash. The Company mitigates its risk with respect to cash by maintaining its deposits at high-quality financial institutions and monitoring the credit ratings of those institutions.

The Company had accounts receivable with two customers that comprised approximately 66% and 37% of the Company’s total accounts receivable as of December 31, 2020 and 2019, respectively. For the period from January 16, 2020 through December 31, 2020, one customer represented approximately 11% of total revenue. For period from January 1, 2020 through January 15, 2020, one customer represented approximately 64% of total revenue. For the year ended December 31, 2019, three customers represented approximately 48% of total revenue.

The Company had no major vendor for the period from January 16, 2020 through December 31, 2020. The Company had one major vendor that represented approximately 19% and 11% of total purchases for the period from January 1, 2020 through January 15, 2020 and for the year ended December 31, 2019, respectively.

Cash

Cash includes only cash balances. The Company does not hold any highly liquid assets that can be considered as cash equivalents.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are amounts due under normal trade terms. Payment terms for accounts receivable capital-build are specified in the individual agreements and vary depending on the counterparty. Management reviews accounts receivable on a recurring basis to determine if any accounts receivable will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible in the allowance for

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

doubtful accounts. After all attempts to collect an account receivable have failed, the account receivable is written-off against the allowance for doubtful accounts. The allowance for doubtful accounts was $308,965 and $94,916 as of December 31, 2020 and December 31, 2019, respectively.

Prepaid expenses and other current assets

The Company records prepaid expenses for payments made to vendors in advance of the delivery of the related goods or services.

Property and equipment

Property and equipment include charging stations and other technical installations, construction in process and charging equipment. Charging stations and asset retirement obligations are carried at cost less accumulated depreciation. Depreciation for charging stations is computed using the straight-line method over seven years. The estimated useful life of charging stations and other and asset retirement obligations is seven years. Depreciation is reported net of the amortization of the capital-build liability, as described in Note 5. Charging equipment consist primarily of charging equipment and various components for charger projects that have not yet been put in service and are recorded at historical cost. Neither charging equipment nor construction in process are depreciated until they are put in service. The cost of maintenance and repairs is charged to expense as incurred while significant renewals and betterments are capitalized. Deductions are made for retirements and/or disposals.

Goodwill and other intangible assets

Goodwill represents the difference between the purchase price and the fair value of identifiable net assets acquired in a business combination. The Company’s goodwill is the result of the Merger and related push-down accounting. See Note 3.

The Company reviews goodwill for impairment annually in the fourth quarter, and tests for impairment during the year if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Examples of such events would include pertinent macroeconomic conditions, industry and market considerations, overall financial performance and other factors. The Company operates as a single reporting unit for the reporting of goodwill impairment assessment.

The Company’s intangible assets are the result of the Merger and related push-down accounting. See Note 3. These finite-lived intangible assets are amortized over their useful lives and recorded as either cost of sales or operating expenses depending on the nature of the intangible asset. Cost incurred to renew or extend the term of recognized intangible assets are expensed as incurred.

Estimated useful lives from the acquisition date are presented below:

Trade Name – EVgo	15 years
Host Relationships	12 years
Customer Relationships	4 – 5 years
Developed Technology	15 years

Long-lived asset impairment

The Company reviews its long-lived assets, including goodwill and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Accordingly, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances occur that could impact their recoverability. If the Company identifies events or changes in circumstances that could

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

impact recoverability, the Company compares the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment has occurred, the loss would be recognized during that period. The impairment loss would be calculated as the difference between the asset carrying values and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance and pricing trends.

During the fourth quarter of 2020, the Company reviewed its goodwill, other intangible assets and long-lived assets for indicators of impairment. The Company further performed our annual goodwill impairment test as part of this review. The Company did not note any indicators of impairment with respect to its goodwill, other intangible assets and long-lived assets as of December 31, 2020 and no impairment testing was required. However, as a result of the COVID-19 pandemic, it is possible in future periods that further declines in market conditions, customer demand or other potential changes in operations may increase the risk that these assets are impaired.

Capital-build liability and expense reimbursements

The Company receives third-party funding for charging stations and other programs. The charging stations purchased and installed under these programs or agreements are recorded in property and equipment. At the time the expenditures for the charging stations have been incurred, the funding associated with the charging station capital expenditure is deferred as a capital-build liability and amortized against depreciation expense over the remaining useful life of the related assets. The Company retains ownership of these charging stations. Reimbursement under the agreements for operating expenses relating to the operation of these charging stations is recorded in Other income — related party. Expense reimbursement for other programs under these agreements are presented within Other income — related party along with the corresponding expense, which offset with no financial statement impact.

Deferred revenue

Deferred revenues consist of billings on contracts where performance has commenced, and payments have been received in advance of revenue recognition. Deferred revenue is recognized as the related revenue recognition criteria are met.

Customer deposits

Customer deposits include prepayments on contracts for which a performance obligation has not commenced or are refundable. Once a performance obligation on a contract and related revenue recognition begins, the Company reclassifies the amounts related to those contracts to deferred revenue. Customer deposits are also comprised of funds that have been received to offset future expenses of the Company for certain marketing expenses reimbursed by a customer.

Asset retirement obligation

Asset retirement obligations represent the estimated present value of the amount the Company will incur for dismantling and restoring host sites (locations owned by unrelated parties where Company’s chargers are placed) at the end of their agreements, in accordance with their contractual terms. Upon initial recognition of the Company’s asset retirement obligation, the carrying amount of the property, plant, and equipment is increased and depreciated over its useful life and the obligation is accreted to the estimated future value at the date of retirement.

Asset retirement obligations requires the use of estimates to determine third-party costs for dismantling and restoring the host sites. Discount rates are also included to present value these costs, which are then accreted to the date the Company expects to remove the corresponding asset. Discount rates are based on the Company’s estimated credit adjusted risk-free rate. The Company reviews its estimates of removal costs on an ongoing basis and will make changes to the asset retirement obligation as necessary.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Segment reporting

The Company’s chief operating decision-maker (“CODM”) is its Chief Executive Officer. Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by its CODM in deciding how to allocate resources to an individual segment and is assessing performance. The Company’s CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.

Fair value measurement

The Company determines fair value in accordance with ASC 820, Fair Value Measurement, which established a hierarchy for the inputs used to measure the fair value of financial assets and liabilities based on the source of the input, which generally range from quoted prices for identical instruments in a principal trading market (Level 1) to estimates determined using significant unobservable inputs (Level 3). Multiple inputs may be used to measure fair value; however, the level of fair value is based on the lowest significant input level within this fair value hierarchy. The Company’s recurring and non-recurring fair value measurements include the initial valuation of asset retirement obligations, the issuance of stock compensation, an equity investment and initial valuations of the assets identified in purchase accounting including intangible assets and property and equipment. These measurements are all Level 3 as significant unobservable inputs are used to estimate their values.

Details on the methods and assumptions used to determine the fair values are as follows:

Fair value measurements based on Level 1 inputs: Measurements that are most observable and are based on quoted prices of identical instruments obtained from the principal markets in which they are traded. Closing prices are both readily available and representative of fair value. Market transactions occur with sufficient frequency and volume to assure liquidity.

Fair value measurements based on Level 2 inputs: Measurements derived indirectly from observable inputs or from quoted prices from markets that are less liquid are considered Level 2.

Fair value measurements based on Level 3 inputs: Measurements that are least observable are estimated from significant unobservable inputs determined from sources with little or no market activity for comparable contracts or for positions with longer durations.

As of December 31, 2020, and December 31, 2019, the carrying value of certain accounts such as accounts receivable, accounts payable, and accrued expenses approximate their fair value due to their short-term nature. The Company does not have other financial instruments requiring fair value measurements.

Revenue recognition

In May 2014, the FASB issued Accounting Standard Update (“ASC”) 2014-09, Revenue from Contracts with Customers (Topic 606) and has since issued amendments thereto (collectively referred to herein as “ASC 606”). On January 1, 2019, the Company adopted ASC 606 using the modified retrospective method applied to those contracts which were not completed as of the adoption date. The disclosures included herein reflect our accounting policies under ASC 606.

Cost of sales and general and administrative expenses

Cost of sales consists primarily of energy usage fees, depreciation and amortization expenses, site operating and maintenance expenses, customer service and network charges, warranty and repair services, and site costs and related expense associated with charging equipment. General and administrative expenses primarily consist of payroll and related personnel expenses, IT and office services, office rent expense and professional services.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Members’ equity

Successor

As a result of the Merger, the Company became a wholly owned subsidiary of EVgo Holdco, itself a wholly owned subsidiary of EVgo Holdings. EVgo Holdco has one class of limited liability interests that are 100% owned by EVgo Holdings. EVgo Holdings’ equity structure consists of Class A Common Units, Class B Common Units (together with the Class A Common Units, the “Capital Units”) and incentive units (together with the Capital Units, the “Common Units”) issued pursuant to the Amended and Restated Limited Liability Company Agreement dated as of January 16, 2020 (the “Holdings LLCA”). Refer to Note 10 for additional information.

Predecessor

Prior to the Merger Date, the Predecessor equity structure consisted of Class A Preferred Units, Class B Common Units, Class C Profit Interest Units, and Class D Preferred Units (the “Predecessor Units”) issued pursuant to the Second Amended and Restated Limited Liability Agreement of EVgo Services LLC (as amended by that certain Amendment No. 1 dated August 23, 2017, the “Predecessor LLCA”). The Class C Units were intended to constitute profit interests. The Company analyzed the relevant provisions of ASC 480, Distinguishing Liabilities from Equity, and determined that the Predecessor Units should be recognized as equity on its statement of financial condition. Refer to Note 10 for additional information.

Income taxes

The Company is not a taxable entity for U.S. federal income tax purposes or any of the states in which the Company operates. Income taxes on the Company’s operations are borne by its members through the allocation of taxable income or losses. Income tax returns filed by the Company are subject to examination by the Internal Revenue Service for a period of three years.

The Company, in accordance with ASC 740, Income Taxes, performs the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more likely than not threshold would be derecognized and recorded as a tax benefit or expense in the current year. However, the Company’s conclusions regarding these uncertain tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analysis of tax laws, regulations and interpretations thereof.

Advertising costs

Advertising costs are expensed as incurred and totaled $727,637, $38,592 and $530,021 for the period from January 16, 2020 through December 31, 2020, the period from January 1, 2020 through January 15, 2020, and the year ended December 31, 2019, respectively.

401(k) plan

The Company has a 401(k) plan that qualifies under Section 401(k) of the Internal Revenue Code. The 401(k) plan provided employer contributions to eligible employees through April 2020. Employer contributions to the 401(k) plan were $226,195, $13,018 and $290,134 for the period from January 16, 2020 through December 31, 2020, the period from January 1, 2020 through January 15, 2020, and the year ended December 31, 2019, respectively.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Share-based compensation

Successor

On or immediately prior to the Merger Date, the existing Predecessor Class C Units, which constituted profits interests held by EVgo Management, Inc. (“Predecessor Management”), and the related 2016 Stock Incentive Plan were cancelled and terminated, respectively.

Following the Merger, all employees of EVgo Services received share-based compensation in the form of units in EVgo Management, LLC (“EVgo Management”) that track incentive units issued by EVgo Holdings to EVgo Management (“Incentive Units”). EVgo Holdings owns 100% of EVgo Holdco. The Holdings LLCA provides for the issuance of a limited number of Incentive Units. Each Incentive Unit grants a profits interest in EVgo Holdings, which can generally be described as a participation interest whose right to receive distributions is determined by the cumulative amount of distributions (cash or in-kind) received by each outstanding Capital Unit in EVgo Holdings up to and including the date of a distribution. Distributions to the Incentive Unit holders are made solely from cash or property of EVgo Holdings. Incentive Unit holders have no claim as to the cashflow or assets of EVgo Holdco or EVgo Services.

The Incentive Units are awarded pursuant to the Holdings LLCA, and consequently the limited liability agreement of EVgo Management and individual grant agreements. These agreements include limitations with respect to the distribution entitlements of such Incentive Units and limitations imposed in order to cause such Incentive Units to qualify as “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, Internal Revenue Service Notice 2005-43, or any future Internal Revenue Service guidance. Specifically, such limitations were established such that any holder of Incentive Units will participate only in the post-grant appreciation in value of EVgo Holdings. As a result, the Incentive Units essentially have no value on the date of grant. Refer to Note 10 for additional information.

Of each individual grant of Incentive Units, a portion are designated as Time Vesting (the “Time Vesting Incentive Units”) and remaining portion is designated as Sale Vesting (the “Sale Vesting Incentive Units”). The Time Vesting Incentive Units will vest annually and equally over a period of 4 years from the date of grant. Sale Vesting Incentive Units will vest based upon the achievement of certain trigger events relating to the sale of EVgo Holdings.

The Company determined the Incentive Units and resulting profits interest to be equity-classified requiring application of ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). Under ASC 718, share-based payment awards are initially measured at the fair value of the equity instruments that the entity is required to issue when the employee becomes entitled to the instrument (i.e. when all service, performance, market, and/or other conditions have been met). The estimate of fair value should be based on share price and other factors at the grant date and should incorporate the effect of any restrictions or conditions that continue in effect after the vesting date. For equity-classified awards, changes in the share price or other pertinent variable, such as volatility or the risk-free rate, subsequent to the grant date would not cause the fair value estimate to be remeasured.

The Company has elected to use the straight-line approach to recognize compensation cost for the Time Incentive Units awards. No compensation cost will be recognized for the Sale Vesting Incentive Units until such time that an event as described above occurs. The Company has elected to account for forfeitures as they occur.

Predecessor

Prior to the Merger Date, the primary purpose of Predecessor Management, which owned Class C Units of the Company, was to issue share-based compensation to employees and directors of Predecessor. Accordingly, the expense related to awards granted under the Stock Incentive Plan (“Plan”) of Predecessor Management to employees and directors of Predecessor is recorded as share-based compensation expense on the Company’s consolidated statements of operations.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

The Company recognizes compensation expense for employee awards granted by Predecessor Management in accordance with ASC 718. The stock options issued by Predecessor Management are recorded based on their estimated fair value on the date of the grant using a valuation methodology (see Note 14). In accordance with ASC 718, compensation expense is recorded over the requisite service period for the stock options that are expected to vest. The Company has elected to account for forfeitures as they occur.

Recently issued accounting standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Subsequent to the initial ASU, the FASB issued various related corrective and clarifying ASUs for this topic, all of which have been codified in ASC 842. ASC 842 is effective for private companies for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In June 2016, the FASB issue 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2016-13 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. Subsequent to the initial ASU, the FASB issued various related corrective and clarifying ASUs for this topic, all of which have been codified in ASC 326. The ASU is effective for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Goodwill and Other, Simplifying the Test for Goodwill Impairment.” The new guidance removes Step 2 of the goodwill impairment test, which required a hypothetical purchase price allocation. A goodwill impairment is now the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance remains largely unchanged. The Company adopted ASC 2017-04 effective January 1, 2021. This guidance only impacts the Company’s consolidated financial statements if there is a future impairment of goodwill.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force) to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The ASU is effective for private companies for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606 (“ASU 2018-18”), which clarifies that certain transactions between participants in a collaborative arrangement should be accounted for under ASC 606 when the counterparty is a customer. In addition, ASU 2018-18 precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue from contracts with customers if the counterparty is not a customer for that transaction. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, (1) for public business entities for periods for which

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

financial statements have not yet been issued and (2) for all other entities for periods for which financial statements have not yet been made available for issuance. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated financial statements and related disclosures.

Note 3 — Acquisition

As discussed in Note 1, on January 16, 2020, EVgo Services became an indirect wholly owned subsidiary of EVgo Holdings (through its 100% ownership in EVgo Holdco) resulting in a change of control of the Predecessor. EVgo Holdings accounted for the acquisition of EVgo Services as a business combination under ASC 805, Business Combinations (“ASC 805”). Pursuant to ASC 805, EVgo Holdco elected to apply pushdown accounting. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired is allocated to goodwill.

Purchase consideration was $130,532,002 of cash as well as the contingent consideration arrangement described below. The table below summarizes the allocation of the estimated fair value of the assets and liabilities acquired by EVgo Holdings as of the Merger Date, including goodwill recorded. This allocation may be adjusted by material amounts as the Company finalizes its fair value estimates and finalizes the valuation report. Goodwill of $22,111,166 was recorded as a result of the acquisition and will be included in the Company’s reportable segment. The goodwill is the result of assets not separately identifiable under ASC 805 and expected synergies from the Merger and is deductible for tax purposes.

A contingent consideration liability of $3,978,293 was included as part of the net assets acquired in the table below. The maximum potential contingent consideration under the Merger Agreement if all related milestones are achieved is $12,500,000. The contingent consideration liability was recorded based on estimated fair value as of the Merger Date, which includes certain assumptions on the achievement of targets included in the agreement. These assumptions considered the contractual terms and probability of achieving each milestone based on all available information as of the Merger Date. These assumptions were then utilized to estimate the liability using a probability weighted discounted cash flow (DCF) method. During the year ended December 31, 2020, the Company determined that the milestones were not and will not be achieved and therefore, the contingent liability was released into other income during the successor period.

The fair value of the Company and its assets were established with the assistance of a third-party valuation firm. Intangible assets recorded on the Merger Date include host relationships, customer relationships, developed technology and trade names of $41,500,000, $19,000,000, $11,800,000 and $3,900,000, respectively. The fair value of intangibles was determined based on the discounted cash flow model using the relief from royalty method, with the exception of customer relationships and host relationships. The customer relationships were valued using the with or without method. Host relationships were valued using discounted projected cash flows relative to these relationships. Each of these approaches are a form of the income approach method. These methodologies incorporate various estimates and assumptions, such as projected revenue growth rates, profit margins and forecasted cash flows based on discount rates and terminal growth rates.

For the remaining assets and liabilities, the cost method was used to determine their respective fair values. The fair value of the property and equipment were determined based on the indirect cost approach in which current costs that were not new were adjusted for all forms of depreciation. The capital build liability used the cost-build-up method. Approximately $635,000 of cash included in the Predecessor closing balance sheet as of January 15, 2020 was not transferred to the Successor in accordance with the Merger agreement.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 3 — Acquisition (cont.)

The purchase price has been allocated to the acquired assets. The following table summarizes the fair values of the assets acquired and liabilities assumed at the Merger Date.

Merger Date Fair Value
Current assets
Cash	$257,288
Accounts receivable	1,714,257
Accounts receivable – capital build	94,071
Prepaid expenses and other current assets	4,661,860
Total current assets	6,727,476
Long-term assets
Property and equipment	63,888,803
Intangible assets	76,200,000
Other assets	796,394
Total assets	147,612,673
Current liabilities
Accounts payable	2,168,788
Accrued expenses	6,751,534
Deferred revenue ST	1,460,512
Customer deposits	4,069,379
Other current liabilities	29,519
Total current liabilities	14,479,732
Long-term liabilities
Deferred revenue LT	3,515,617
Capital-build, NEDO buyout liability	627,647
Capital-build liability, excluding NEDO buyout liability	9,577,938
Asset retirement obligations	6,861,707
Other liabilities	150,903
Total liabilities	35,213,544
Net assets acquired	$112,399,129

The following unaudited information presents the pro forma consolidated revenue and net loss for the periods indicated as if the acquisition had been included in the consolidated results of operations beginning January 1, 2019:

	Successor	Predecessor
	January 16, 2020 through December 31, 2020	January 1, 2020 through January 15, 2020	Year Ended December 31, 2019
Pro forma revenue	$13,049,009	$1,526,689	$17,522,164
Net loss, as reported	$(47,790,059)	$(420,865)	$(24,750,965)
Purchase accounting basis adjustments	—	(399,833)	(11,239,426)
Interest expense – related party	(877,976)	(43,117)	(432,041)
Stock compensation expense	—	(26,572)	(598,054)
Acquisition related expenses	—	—	47,729
Pro forma net loss	$(48,668,035)	$(890,387)	$(36,972,757)

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 3 — Acquisition (cont.)

The above unaudited pro forma results have been calculated by combining the historical results of the Company and the acquiring business as if the acquisition had occurred as of the beginning of the fiscal year prior to the acquisition date and excludes the impact of acquisition related expenses. The pro forma results include estimates for additional depreciation and amortization related to the fair value of property, plant and equipment and intangible assets and reduced amortization of capital-build liabilities and asset retirement obligations related to the purchase accounting basis adjustments. Estimates for stock compensation expense and intercompany loan expense have been included within the pro forma results as these items were established in accordance with the terms of the merger agreement.

For all periods presented, historical depreciation and amortization expense of the acquired business was adjusted to reflect the acquisition date fair value amounts of the related tangible and intangible assets. Stock compensation expense and intercompany loan expense were included for all periods as if the acquisition had occurred as January 1, 2019 and excludes any acquisition related expense that were incurred from the Merger. No other material pro forma adjustments were deemed necessary, either to conform to the acquiree’s accounting policies or for any other situation. The pro forma information is not necessarily indicative of the results that would have been achieved had the transactions occurred on the date indicated or that may be achieved in the future.

Note 4 — Revenue recognition

A significant portion of the Company’s charging contracts have upfront payment terms or monthly payment terms. Payments for walk-up retail charging usage are collected at the point of service, except for monthly member fees and member usage fees which are billed monthly in arrears, and payments for development and project management revenue occur either on an installment basis or are received in full upon completion. Revenues for regulatory credits such as low carbon fuel standards credit sales are recognized upon delivery.

The Company recognizes revenue pursuant to ASC 606 using a five-step model: (a) identification of the contract, or contracts, with a customer; (b) identification of the performance obligations in the contract; (c) determination of the transaction price; (d) allocation of the transaction price to the performance obligations in the contract; and (e) recognition of revenue when, or as, it satisfies a performance obligation.

The transaction price for each contract is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees the Company charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. At contract inception, the Company determines whether it satisfies the performance obligation over time or at a point in time. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities.

The majority of the Company’s contracts with customers only contain a single performance obligation. When agreements involve multiple performance obligations, the Company accounts for individual performance obligations separately if they are distinct. The Company applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. The Company determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices and its overall pricing objectives, while maximizing observable inputs.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 4 — Revenue recognition (cont.)

Areas of Judgment and Estimates

The Company exercises judgment in determining which promises in a contract constitute performance obligations rather than set-up activities. The Company determines which activities under a contract transfer a good or service to a customer rather than activities that are required to fulfill a contract but do not transfer control of a good or services to the customer. Determining whether obligations in a contract are considered distinct performance obligations that should be accounted for separately or as a single performance obligation requires significant judgment. In reaching its conclusion, the Company assesses the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated which may require judgment based on the facts and circumstances of the contract.

Determining the relative SSP for contracts that contain multiple performance obligations requires significant judgment to appropriately determine the suitable method for estimating the SSP. The Company determines SSP using observable pricing when available, which takes into consideration market conditions and customer specific factors. When observable pricing is not available, the Company determines SSP using estimation techniques, but maximizes the use of observable inputs in these estimation techniques.

Practical expedients and exemptions

The Company elected the practical expedient to not adjust the consideration in a contract for the effects of a significant financing component if the Company expects, at contract inception, that the period between receipt of payment and the transfer of promised goods or services will be less than one year. In many cases, the Company receives payment in advance of the transfer of promised goods or services.

For contracts in which revenue is recognized over time and the entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date, the Company recognizes revenue at the amount to which it has the right to invoice.

The Company does not disclose the transaction price allocated to remaining performance obligations for (i) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice, and (ii) contracts with variable consideration allocated entirely to a single performance obligation. The Company’s remaining performance obligations under these contracts include providing charging services and maintenance services which will be recognized over the next one to four years. Any element of variable consideration is due to the unknown number of users that will receive charging credits or an unknown number of sites that will receive maintenance services. The Company has determined it is not necessary to estimate variable consideration as the uncertainty resolves itself monthly in accordance with the contracts’ revenue recognition pattern.

Revenue streams

The Company’s revenue streams, respective performance obligations and methods of recognition are summarized below. All the Company’s revenues are sourced from the United States.

Charging revenue — Retail

Retail customers have multiple options — monthly plans, pay as you go, and walk-up — for charging services with revenue recognized at a point in time for the delivered usage (electrical power delivered, minutes of charging, access and other fees). Monthly membership fees are paid and recognized on a monthly basis.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 4 — Revenue recognition (cont.)

Charging revenue — OEM

The Company contracts with various automobile manufacturers (“OEMs”) to provide charging services to purchasers of their vehicles (“OEM Customers”), ranging from one to three years in duration, and are recognized ratably on a monthly basis over the life of the contract beginning in the month a vehicle is sold, leased or enrolled on the Company’s network. At the end of the contract, the OEM Customer can convert the account to a monthly subscription service or a “pay as you go” account. In addition, certain contracts provide charging credits, where the customer has a specific time frame to utilize such credits. Revenue is recognized in the month the customer uses the credits. Under other contracts, the Company provides a finite amount of charging service to each OEM Customer for which revenue is recognized at a point in time when the charging services are delivered.

Charging revenue — Commercial

Commercial revenue is derived from contracts with ride-share or other fleet partners whereby their drivers utilize the Company’s network. Revenue is recognized based upon usage (electrical power delivered or minutes of charging) or amounts billed on a per charger basis for a group of chargers built for dedicated access by a single fleet or ride-share customer. The Company uses the as invoiced practical expedient as the invoicing is consistent with the services rendered on a monthly basis.

For chargers that are built for dedicated access to a single fleet or ride-share customer, the Company has determined these contracts are in the scope of ASC 840, Leases, whereby the monthly usage charges are considered contingent rentals and are recognized on a monthly basis as usage is known. The Company recognized $1,125,605, $40,078 and $619,282 of income earned on contracts under the scope of ASC 840 for the period from January 16, 2020 through December 31, 2020, the period from January 1, 2020 through January 15, 2020 and the year ended December 31, 2019, respectively.

Non-charging revenue OEM

Non-charging revenue OEM is related to contracts that have significant charger infrastructure build programs, which represent set-up costs under ASC 606. Proceeds from these contracts are allocated to performance obligations related to marketing, memberships, reservations and unused charging credits. Marketing activities are recognized over time and measurement is based on amounts spent. For memberships and reservations, revenue is recognized over time and measured based on the charging activity of subscriber members at each measurement period. Any unused charging credits are recognized as breakage using the proportional method or, for programs where there is not enough information to determine the pattern of rights exercised by the customer, the remote method.

Ancillary revenue

Ancillary revenue primarily includes: maintenance services and development, mobile applications, technical support, training and project management revenue. The Company provides maintenance services for charger sites based on contractual requirements or when maintenance services are requested. Ancillary revenue also includes a number of other revenue streams not currently significant to the overall operations such as software license agreements and branding initiatives. The Company uses the practical expedient of the right to invoice contractual rates on a monthly basis for maintenance services.

The Company’s performance obligation under development contracts is to develop and deliver a completed site with installed charging hardware. Development and project management revenue is recognized over time using an input method based on costs incurred to date to measure progress. Under this method, all costs incurred in the period that relate to a contract are charged to cost of sales and the related revenue is recognized based on the measured progress to completion. The Company recognizes estimated losses on contracts immediately upon identification of the loss.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 4 — Revenue recognition (cont.)

When revenue is recognized in excess of contract billings to date, an unbilled receivable known as “costs and estimated earnings in excess of billings” is recorded. When contract billings to date exceed the revenue recognized, a liability known as “billings in excess of costs and estimated earnings” is recorded until the progression of the contract results in recognition of revenue.

Regulatory credit sales

The Company earns revenue from the sale of regulatory credits such as low carbon fuel standard credits, which are generated from the operation of charging stations. The Company’s only performance obligation is to transfer title to the credits once each transaction to sell the credits has been executed. Revenue is recognized from the sale of these credits at a point in time when title is transferred to the purchaser. The Company records the value of the credits generated from operations based on an incremental cost basis and determined this cost to be nominal.

Disaggregation of revenue

	Successor	Predecessor
	January 16, 2020 through December 31, 2020	January 1, 2020 through January 15, 2020	Year-ended December 31, 2019
Revenue:
Charging revenue – retail	$5,582,931	$283,429	$6,073,029
Charging revenue – OEM	1,312,646	80,399	3,511,402
Charging revenue – commercial	1,596,391	64,542	2,649,619
Non Charging revenue – OEM	552,210	9,178	—
Ancillary revenue	1,758,435	99,105	1,843,514
Regulatory credits	2,246,396	990,036	3,444,600
Total revenue	$13,049,009	$1,526,689	$17,522,164

The table above includes OEM, Retail, Ancillary, and, Regulatory credits revenue earned from Nissan, which was a related party through the Merger Date, of $65,294 and $2,451,803 for January 1, 2020 through January 15, 2020 and for the year ended December 31, 2019, respectively. See notes 12 and 13 for additional information on Nissan. During the period from January 16, 2020 to December 31, 2020, the period from January 1, 2020 to January 15, 2020 and the year ended December 31, 2019 the Company received approximately $797,000, $64,000, and $1,797,000, respectively, in payments from contracts with OEMs.

Contract balances

Differences in the timing of revenue recognition, billings and cash collections result in contract assets and contract liabilities.

Contract assets

Unbilled receivables arise when the timing of billings to customers differs from the timing of revenue recognition, such as when the Company recognizes revenue over time before a customer can be billed. Contract assets include billed and unbilled receivables and are classified as Accounts receivable, net on the consolidated balance sheet.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 4 — Revenue recognition (cont.)

Contract liabilities

The Company records contract liabilities when cash payments are received in advance of the Company’s performance of its obligations. Contract liabilities include Deferred revenue and Customer deposits, that fall under the scope of ASC 606, on the consolidated balance sheet, depending on whether or not the Company has commenced performance on its contract obligations.

The following table provides information about contract assets and liabilities from contracts with customers:

	December 31, 2020	December 31, 2019
Contract assets	$632,095	$278,520
Contract liabilities	12,028,182	9,137,395

The following table provides the activity for the contract liabilities recognized during the respective periods:

Contract liabilities
As at December 31, 2018	$2,894,905
Additions	9,600,725
Recognized in revenue	(3,311,314)
Marketing activities	(46,921)
As at December 31, 2019	9,137,395
Additions	65,412
Recognized in revenue	(106,113)
Marketing activities	(5,663)
As at January 15, 2020	9,091,031
Additions	5,825,187
Recognized in revenue	(2,285,007)
Marketing activities	(603,029)
As at December 31, 2020	$12,028,182
Deferred revenue, non-current	2,732,257
Deferred revenue, current	1,653,042
Customer deposits – contract liabilities	7,642,883
Customer deposits – non-contract liabilities	17,495

It is anticipated that deferred revenue as of December 31, 2020 will be recognized as follows:

For the Year Ending
2021	$1,653,042
2022	1,022,314
2023	1,013,565
2024	671,162
2025	25,216
$4,385,299

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 5 — Property and equipment, net

Property and equipment, net consisted of the following at December 31, 2020 and December 31, 2019:

	December 31, 2020	December 31, 2019
Construction in process	$10,437,382	$8,952,742
Charging equipment	3,041,630	1,546,817
Charging stations and other technical installations	68,871,879	83,357,366
Office equipment and vehicles	456,265	362,299
Total	82,807,156	94,219,224
Less accumulated depreciation and amortization	(11,541,653)	(33,183,341)
Total property and equipment, net	$71,265,503	$61,035,883

Depreciation and amortization expense related to property and equipment was $9,302,322, $301,478 and $7,225,288 for the period from January 16, 2020 through December 31, 2020, for the period from January 1, 2020 through January 15, 2020, and for the year ended December 31, 2019, respectively, which is net of amortization of the capital-build liability of $2,437,696, $200,458 and $4,044,538, respectively. Depreciation expense included in cost of sales was $9,230,283, $298,215 and $7,131,950 for the period from January 16, 2020 through December 31, 2020, for the period from January 1, 2020 through January 15, 2020, and for the year ended December 31, 2019. Depreciation expense included in operating expenses was $72,029, $3,263 and $93,338 for the period from January 16, 2020 through December 31, 2020, for the period from January 1, 2020 through January 15, 2020, and for the year ended December 31, 2019, respectively.

Note 6 — Intangible assets, net

Intangible assets consisted of the following at December 31, 2020 and 2019:

	2020
	Gross carrying amount	Accumulated amortization	Net carrying value	Weighted average amortization period
Trade name	$3,900,000	$(249,516)	$3,650,484	14.0
Host relationships	41,500,000	(3,318,884)	38,181,116	11.0
Customer relationships	19,000,000	(3,920,282)	15,079,718	3.8
Developed Technology	11,800,000	(754,947)	11,045,053	14.0
	$76,200,000	$(8,243,629)	$67,956,371
	2019
	Gross carrying amount	Accumulated amortization	Net carrying value
Customer relationships	$3,700,000	$(1,309,699)	$2,390,301
Trade name	475,000	(168,137)	306,863
	$4,175,000	$(1,477,836)	$2,697,164

Amortization of intangible assets was $8,243,629, $16,835 and $435,091, for the period from January 16, 2020 through December 31, 2020, for the period from January 1, 2020 through January 15, 2020, and for the year ended December 31, 2019, respectively, which are recorded in depreciation, amortization, and accretion.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 6 — Intangible assets, net (cont.)

The overall weighted average amortization period on all intangible assets was 10.1 years as of December 31, 2020.

Aggregate future amortization of amortizable intangible assets for the next five years subsequent to December 31, 2020 and thereafter is as follows:

For the Year Ended	Trade Name	Host Relationship	Customer Relationship	Developed Technology
2021	$260,000	$3,458,333	$4,085,000	$786,667
2022	260,000	3,458,333	4,085,000	786,667
2023	260,000	3,458,333	4,085,000	786,667
2024	260,000	3,458,333	2,717,460	786,667
2025	260,000	3,458,333	107,258	786,667
Thereafter	2,350,484	20,889,451	—	7,111,718
	$3,650,484	$38,181,116	$15,079,718	$11,045,053

Note 7 — Asset retirement obligations

Asset retirement obligations represent the present value of the estimated costs to remove the commercial charging stations and restore the sites to the condition prior to installation. The Company reviews estimates of removal costs on an ongoing basis. Accretion expense was $1,119,391, $49,336 and $1,098,222 for the period from January 16, 2020 through December 31, 2020, for the period from January 1, 2020 through January 15, 2020, and for the year ended December 31, 2019, respectively.

The asset retirement activity for the years ended December 31, 2020 and 2019 was as follows:

	2020	2019
Beginning balance	$9,107,870	$7,387,397
Acquisition fair value adjustment	(2,295,500)	—
Liabilities incurred	901,705	653,306
Accretion expense	1,168,728	1,098,222
Liabilities settled	(80,997)	(31,055)
Ending balance	$8,801,806	$9,107,870

Note 8 — Related party — note payable

On January 16, 2020, the Company entered into the Secured Demand Grid Promissory Note (“Demand Note”) with EVgo Holdings whereby EVgo Holdings funds the operations of the Company with loans upon request at an interest rate of the Federal Reserve discount rate plus 7.0% (compounded annually) with a maturity date of January 16, 2027. The Demand Note is secured by the assets of the Company and does not have a stated credit limit.

The note payable can be redeemed by EVgo Holdings and the Company can prepay its obligations under the Demand Note at any time without prepayment penalties. As of December 31, 2020, $39,164,383 was outstanding under the Demand Note, which includes $1,414,383 of interest expense incurred during the period from January 16, 2020 through December 31, 2020. The average interest rate on the borrowings outstanding under the Demand Note was 7.65% as of December 31, 2020. The Company received such loans at multiple dates through the year ending December 31, 2020.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 8 — Related party — note payable (cont.)

Principal and accrued but unpaid interest are payable by the Company to EVgo Holdings upon demand, and therefore is reflected as a current liability in the consolidated balance sheet. The Demand Note requires full payment upon maturity with no periodic minimum payments during intervening periods. As of December 31, 2020, the Company has not made any interest or principal repayments.

Note 9 — Prepaid expenses, other current assets and accrued expenses

As of December 31, 2020, and December 31, 2019, prepaid expenses, other current assets and accrued expenses, consisted of the following:

Prepaid expenses and other current assets

	December 31, 2020	December 31, 2019
Deferred offering costs	$3,071,282	$—
Predecessor seller receivable	1,690,534	—
Prepaid network platform fees	727,963	545,239
Prepaid general and administrative expenses	553,461	551,641
Prepaid site license	106,250	100,975
Prepaid warranty and network services	87,138	348,111
Maintenance supplies	12,012	181,495
Prepaid taxes	—	228,953
Other current assets	333,351	—
Prepaid cost of sales	52,312	158,555
Total	$6,634,303	$2,114,969

Accrued expenses

	December 31, 2020	December 31, 2019
Employee compensation	$2,473,878	$2,325,487
Taxes payable	2,500,222	2,196,593
General and administrative	2,289,547	295,981
Cost of sales	1,377,796	532,034
Financial services	1,012,646	64,513
Property and equipment	707,542	998,115
Host payments	440,891	465,578
Office rent	110,352	—
Consulting	32,139	36,869
Total	$10,945,013	$6,915,170

The predecessor seller receivable represents amounts due from the prior owners of the Company for non-income tax related assessments. The deferred offering costs that were incurred during the year are related to direct costs of the business combinations that is anticipated to be consummated in 2021 (see Notes 1 and 15). These costs will be offset against the proceeds to be received once the transaction is finalized.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 10 — Equity structure

Successor

EVgo Holdco only has one class of shares which are the Limited Liability Company Interests, which are 100% owned by EVgo Holdings.

As a result of the Merger, EVgo Services became a wholly owned subsidiary of EVgo Holdco, itself a wholly owned subsidiary of EVgo Holdings. EVgo Holdings’ equity structure consists of Common Units and Incentive Units issued pursuant to the Holdings LLCA. The properties of the Common Units and Incentive Units of EVgo Holdings are as follows.

EVgo Holdings Equity

Class A and Class B Common Units

EVgo Holdings has issued Class A and non-voting Class B common units as provided for under the Holdings LLCA. The Class A common units are 100% owned by entities controlled by a wholly-owned subsidiary of LS Power. Of the Class B units issued and outstanding, 100% are owned by EVgo Management Holdings, LLC. The Class B Units account for less than 1% of the total outstanding Capital Units issued by Holdings. EVgo Management Holdings, LLC was created for the purpose of holding EVgo Holdings Class B Units and EVgo Holdings Incentive Units. The Units in EVgo Management are owned by Successor employees and are subject to transfer restrictions and certain buy-back and forfeiture provisions contained in individual subscription and incentive grant agreements.

Incentive Units

Incentive Units are issued by the Board of EVgo Holdings. The Board reserves the right to issue Incentive Units with vesting schedules, participation thresholds and other features set forth in the Holdings LLCA at its sole discretion. The Incentive Units are non-voting intended to constitute profits interests in EVgo Holdings.

As of December 31, 2020, EVgo Holdings has granted approximately 68% of the Incentive Units available for issuance under the Holdings LLCA.

The Incentive Units do not grant the holders governance rights under the Holdings LLCA or the limited liability agreement of EVgo Management and provide for distributions to Incentive Unitholders in the future once certain capital return hurdles are achieved.

Predecessor

Predecessor’s equity structure prior to the Merger Date consists of the following Predecessor Units. There were no changes to the following information during the period from January 1, 2020 through January 15, 2020.

Class A Units

As of December 31, 2019, the Company issued 152,432,637 of Class A Preferred Units, at a price of $0.37 per Class A Preferred Unit to its Class A Member, EV Holdings, in exchange for the Company’s receipt of the Initial Required Capital Contribution, EV Holdings’ payment of the Adjusted Purchase Price to NRG, and subsequent capital contributions. The Class A Preferred Units constitute voting preferred capital interests and have a claim on distributions from the Company.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 10 — Equity structure (cont.)

On the last day of each fiscal year, the Company shall issue to EV Holdings the Class A Preferred Return. Between the Closing Date and August 23, 2017 (the effective date of the Amended Second LLCA), the Class A Preferred Return was defined within the Second LLCA as a 15% per annum return on an aggregate amount equal to (a) the Adjusted Purchase Price, plus (b) the aggregate amount of Capital Contributions of such Class A Member made on or after the Closing Date. Between the Closing Date and August 23, 2017, the Class A Preferred Return was issued in the form of Class D Units in an amount equal to the quotient of (a) such Class A Member’s Class A Preferred Return as of such day, divided by (b) the Effective Date Unit Price of Class A Units (as defined in the Second LLCA).

Beginning on August 23, 2017, pursuant to the Amended Second LLCA, the Company is required to issue to each Class A Member on the last day of each fiscal year a number of Class A Units and/or Class D Units (the applicable class and allocation of the number of Class A Units and/or Class D Units to be issued to be determined at the sole election of such Class A Member) equal to the quotient of (a) such Class A Member’s Class A Preferred Return as of such day, divided by (b) the Effective Date Unit Price of Class A Units (as defined in the Amended Second LLCA). The Amended Second LLCA further amended the definition of the Class A Preferred Return, which was defined therein as a 15% per annum return on the sum of (a) an aggregate amount equal to the sum of (i) the Adjusted Purchase Price, plus (ii) the aggregate amount of Capital Contributions of such Class A Member made on or after the Closing Date, plus (b) an aggregate amount equal to the product of (i) the number of Class A Units and/or Class D Units issued to such Member pursuant such Member’s Class A Preferred Return in each fiscal year prior to the fiscal year of determination for such Class A Preferred Return, multiplied by (ii) the Effective Date Unit Price of Class A Units. The Class A Preferred Return accrues on a daily basis and shall be deemed to compound on the last day of each quarter of each fiscal year.

For the year ended December 31, 2019, preferred distributions in-kind of $18,165,397 were made in the form of 48,546,884 Class D Units, respectively. As of December 31, 2019, cumulative preferred distributions, in the form of Class D Units, totaled $39,027,706.

Class B Units

As of December 31, 2019, the Company has issued 73,078,425 of Class B Units to NRG and Nissan. The Class B Units constitute voting capital interests and have a claim on distributions from the Company.

Class C Units

As of December 31, 2019, the Company has issued 51,250,000 of Class C Units to its Class C Member, EVgo Management. The Class C Units are intended to constitute profits interest in the Company and are designated as voting profits interests.

Class D Units

As of December 31, 2019, the Class D Units have not been legally issued but the Class A Member is entitled to 104,301,244 Class D Units, for the Class A Preferred Return. The Class D Units have been designated as non-voting interests and have a claim on distributions from the Company.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 10 — Equity structure (cont.)

Distributions

With approval of the Board of Managers by a Supermajority Approval, as defined within the Amended Second LLCA, all cash and property distributions by the Company shall be made to the holders of the Class A, B and D Units (each a “Member” and collectively the “Members”) as follows:

(a)     Available Cash attributable to Operating Income shall be distributed:

i.       First, to the Class A Members on a pro rata basis in accordance with their respective Unreturned Capital amounts, until each Class A Member has an Unreturned Capital equal to zero dollars;

ii.      Second, to the Class A Members and Class D Members on a pro rata basis an amount equal to the product of (x) the number of Class A Units and/or Class D Units issued to such Member pursuant to such Member’s Class A Preferred Return, multiplied by (y) the Effective Date Unit Price of Class A Units; provided that in the event that any distribution occurs prior to the last day of the then-current fiscal year, then such Member shall be deemed to have received and been issued a number of Class A Units and/or Class D Units that such Member would otherwise be entitled to receive on the last day of such fiscal year pursuant to such Member’s Class A Preferred Return, calculated pro rata as of the date of such distribution based upon the number of days then elapsed in the then-current fiscal year; and

iii.     Third, to the Members in accordance with their respective Percentage Interests; provided that in the event that any distribution occurs prior to the last day of the then-current fiscal year, then each Member shall be deemed to have received and been issued a number of Class A Units and/or Class D Units that such Member would otherwise be entitled to receive on the last day of such fiscal year pursuant to such Member’s Class A Preferred Return (if any), calculated pro rata as of the date of such distribution based upon the number of days then elapsed in the then-current fiscal year.

(b)    All other Available Cash shall be distributed:

i.       First, to the Class A Members on a pro rata basis in accordance with their respective Unreturned Capital amounts, until each Class A Member has an Unreturned Capital equal to zero dollars;

ii.      Second, to the Class A Members and Class D Members on a pro rata basis until each of the Class A Members and each of Class D Members has received in the aggregate an amount equal to the product of (x) the number of Class A Units and/or Class D Units issued to such Member pursuant to such Member’s Class A Preferred Return, multiplied by (y) the Effective Date Unit Price of Class A Units; provided that in the event any distribution occurs prior to the last day of the then-current fiscal year, then such Member shall be deemed to have received and been issued a number of Class A Units and/or Class D Units that such Member would otherwise be entitled to receive on the last day of such fiscal year pursuant to such Member’s Class A Preferred Return, calculated pro rata as of the date of such distribution based upon the number of days then elapsed in the then-current fiscal year;

iii.     Third, to Class A, Class B, and Class D Members in accordance with their respective Shift Percentages, until the Class A and Class D Members have received in the aggregate an amount equal to the Shift Amount; and

iv.      Fourth, to the Members in accordance with their respective Percentage Interests; provided that in the event that any distribution occurs prior to the last day of the then-current fiscal year, then, each Member shall be deemed to have received and been issued a number of Class A Units and/or Class D Units that such Member would otherwise be entitled to receive on the last day of such fiscal year pursuant to such Member’s Class A Preferred Return (if any), calculated pro rata as of the date of such distribution based upon the number of days then elapsed in the then-current fiscal year.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 10 — Equity structure (cont.)

Predecessor did not make any cash distributions during the year ended December 31, 2019, or the period from January 1, 2020 through January 15, 2020.

Put/Call option

In accordance with the Predecessor LLCA, during a 30-day period following the final determination of the Cumulative Adjusted EBITDA for the applicable portion of the Put Option Period, each as defined within the Predecessor LLCA, NRG shall have the option to sell to EVHI and EVHI shall be obligated to purchase all or a portion of its Class B Units at the Put/Call Purchase Price, as defined within the Predecessor LLCA, per Class B Unit. The Put Option Period began on January 1, 2018 and ended upon the effectuation of the Merger in January 2020 (see Note 1). The put option was not exercised during the Put Option Period.

Note 11 — Other income (expense), net

For the following periods, Other income (expense), net consisted of the following:

	Successor	Predecessor
	January 16, 2020 through December 31, 2020	January 1, 2020 through January 15, 2020	Year-ended December 31, 2019
NRG (see below)	$7,544,864	$—	$—
NEDO (see below)	522,496	—	—
Contingent liability (see Note 3)	3,978,293	—	—
Other income (expense), net	15,733	—	(33,691)
	$12,061,386	$—	$(33,691)

For the following periods, Other income — related party consisted of the following:

	Successor	Predecessor
	January 16, 2020 through December 31, 2020	January 1, 2020 through January 15, 2020	Year-ended December 31, 2019
NRG (see below)	$—	$315,141	$9,668,117
NEDO (see below)	—	26,813	564,194
LS Power (see Note 13)	—	—	—
Other income – related party	$—	$341,954	$10,232,311

NRG Agreement

On April 27, 2012, the California Public Utilities Commission (“CPUC”) entered into a Long-Term Contract Settlement and Release of Claims Agreement (“CPUC Settlement Agreement”) with the Settlement Parties, as defined within the CPUC Settlement Agreement. In consideration of the CPUC agreeing to settle certain proceedings outlined in the CPUC Settlement Agreement, the Settlement Parties agreed to cause NRG to install a network of electric vehicle charging stations (“EV Charging Station Project”). Per the terms of the CPUC Settlement Agreement, the costs NRG is to incur for the installation of the EV Charging Station Project totals $102.5 million.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 11 — Other income (expense), net (cont.)

On June 17, 2016, NRG entered into a Master EV Services Agreement (“Services Agreement”) with the Company whereby the Company is to execute on the charging services NRG and the Settlement Parties are obligated to deliver under the CPUC Settlement Agreement. Over the course of the Services Agreement, the Company is to invoice NRG for costs incurred towards completing the EV Charging Station Project. A portion of the funds is for the construction of charging stations that are capitalized as property and equipment and those related funds are deferred as a capital-build liability which is recognized ratably over the related charging station’s remaining useful life as an offset to depreciation. The other portion relates to reimbursement of operating and maintenance expenses, which is recorded as other income.

During the period from January 16, 2020 through December 31, 2020, the period from January 1, 2020 through January 15, 2020, and the year ended December 31, 2019, the Company received proceeds in the amount of $8,472,586, $0 and $14,522,258, respectively, under the Services Agreement. Of these amounts, $4,397,877, $0 and $12,109,148, respectively, was recorded in capital build liability to reflect contributions for charging stations constructed by the Company under the Services Agreement. As of December 31, 2019, there was $1,620,527 recorded in capital build liability related to charging stations not yet placed in service, which was previously funded. For the period from January 16, 2020 through December 31, 2020, January 1, 2020 through January 15, 2020 and for the year ended December 31, 2019, the amounts of $1,535,652, $157,286 and $3,002,887, respectively, have been recognized as a reduction in depreciation expense for the chargers placed into service under this agreement. As of December 31, 2020 and 2019, $9,166,168 and $20,900,079, respectively, remained unamortized and is included in the capital-build liability. The Company recognized reimbursements for operating expenses in the amount of $7,544,864, for the period from January 16, 2020 through December 31, 2020 within Other income (expense), net on the accompanying statement of operations. The Company recognized reimbursements for operating expenses in the amounts of $315,141 and $9,668,117 for the period from January 1 through January 15, 2020 and for the year ended December 31, 2019, respectively, within Other income — related party on the accompanying statement of operations. The Company recognized contra-expense for reimbursable expenses along with their corresponding expenses on a dollar-for-dollar basis in the amount of $85,310 for the period from January 16, 2020 through December 31, 2020, within Other income (expense), net on the accompanying statements of operations. The Company recognized contra-expense for reimbursable expenses in the amounts of $11,654 and $3,074,584 for the periods January 1, 2020 through January 15, 2020 and the year ended December 31, 2019, respectively in Other income — related party on the accompanying statement of operations.

New Energy and Industrial Technology Development Organization (“NEDO”) Agreement

NEDO solicited a bid to build and maintain EV chargers. After winning the NEDO bid, Nissan entered into an agreement with the Company on March 29, 2016 (“NEDO Agreement”) whereby EVgo Services would install and operate a number of chargers on behalf of Nissan and NEDO in exchange for payment. The operating period under the agreement ends in February 2021. Pursuant to the agreement, EVgo Services has an obligation to repurchase chargers installed under the program (“NEDO buyout liability”). The NEDO buyout liability is included in the accompanying consolidated balance sheets as a long-term liability, and the cost of the chargers is included in property and equipment. Funds received for the construction of chargers are deferred as a capital-build liability which is recognized ratably over the related charging station’s remaining useful life as an offset to depreciation. Funds received for operating and maintenance expenses are recorded in other income.

During the period from January 16, 2020 through December 31, 2020, January 1, 2020 through January 15, 2020 and the year ended December 31, 2019, the Company received proceeds in the amount of $501,707, $0, and $926,929, respectively, under the NEDO Agreement. Of these amounts, $0, $0 and $340,648, respectively, were recorded in the capital build liability to reflect contributions for charging stations constructed by the Company under the Services Agreement. For the period from January 16, 2020 through December 31, 2020, January 1, 2020 through January 15, 2020 and for year ended December 31, 2019, the amounts of $125,360, $20,540 and $501,439, respectively, have

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 11 — Other income (expense), net (cont.)

been recognized as a reduction in depreciation expense for the chargers placed into service under this agreement. As of December 31, 2020, and December 31, 2019, $567,504 and $2,300,376, respectively, remained unamortized and is included in the capital-build liability. The Company recognized reimbursements for operating expenses in the amounts of $522,496 for the period from January 16, 2020 through December 31, 2020 within Other income (expense), net on the accompanying statement of operations. The Company recognized reimbursements for operating expenses in the amounts of $26,813 and $564,194 for the periods January 1, 2020 through January 15, 2020 and for the year ended December 31, 2019, respectively, within Other income — related party on the accompanying consolidated statements of operations.

Note 12 — Commitments and contingencies

Nissan Agreements

EVgo has two program services agreements in place with Nissan. These agreements provide for a capital build program, joint marketing activities and charging credit programs for purchasers or lessees of Nissan EVs in exchange for payment from Nissan. The capital build is considered a set-up activity and not a performance obligation. Under the joint-marketing activities provisions of the agreement, EVgo is to spend a specified amount annually on joint-marketing activities that have been mutually agreed-upon with Nissan. Credits for charging will be allocated annually to purchasers or lessees of Nissan EVs. Charging credits will allow each participant to charge its vehicle for 12 months at no charge to the participant, up to the amount of the charging credit allocated to such participant. In the event a participant does not use the entire amount of its charging credit within 12 months, a portion of the remaining dollar value of such credit will rollover to subsequent periods and a portion will be retained by EVgo.

Under the terms of the Nissan Agreement, purchasers of Nissan LEAF electric vehicles in certain markets can receive charging services at an EVgo station or a participating third-party charging station. Pursuant to the Nissan Agreement, EVgo is required to support, maintain and make available at least 850 chargers through July 7, 2021. The Nissan Agreement is subject to early termination upon ninety days’ notice in certain circumstances, including EVgo’s failure to maintain the specified charger counts.

On June 13, 2019, the Company entered into the Nissan 2.0 agreement. The Nissan 2.0 Agreement includes a capital-build program requiring EVgo to install, operate and maintain public, high-power dual-standard chargers in specified markets pursuant to a Build Schedule. EVgo will own 100% of the chargers for use on its public network. Under the terms of the Nissan 2.0 Agreement, EVgo is required to adhere to a Build Schedule as negotiated at the beginning of each year. Due to the extenuating circumstances of the COVID-19 pandemic, EVgo and Nissan have extended the current Build Schedule deadline through June 30, 2021 and no penalties may be assessed prior to such date. Pursuant to the Nissan 2.0 Agreement, as modified by this extension, EVgo is required to install 46 chargers at 17 sites by June 30, 2021 and an aggregate of 210 chargers by February 29, 2024 at a number of sites to be determined with each Build Schedule. As of March 1, 2021, EVgo had installed 22 chargers at 11 sites. In the event that EVgo fails to meet its Build Schedule obligations, it could be subject to a penalty of $35,000 per site that is not installed. The contract is accounted for under ASC 606, which includes performance obligations related to memberships, charging credits and joint marketing activities. The capital-build program is considered a set-up activity and not a performance obligation under ASC 606.

Nissan has the right to terminate the Nissan 2.0 Agreement, without penalty or obligation of any kind, upon thirty days’ written notice if it is unable to secure funding. If Nissan terminates the Nissan 2.0 Agreement due to a lack of funding, EVgo will still be required to do the following: (i) meet charger installation milestones through the date of termination; (ii) provide an aggregate of $1.6 million in joint marketing activities; and (iii) provide $4.8 million worth of charging credits that shall continue to be administered.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 12 — Commitments and contingencies (cont.)

GM Agreement

On July 20, 2020, EVgo and GM entered into a five-year contract that requires EVgo to build 2,750 fast chargers that EVgo will own and operate as part of its public network and includes performance obligations under ASC 606. Pursuant to the GM Agreement, EVgo is required to meet certain quarterly milestones measured by the number of chargers installed, and GM is required to make certain payments based on chargers installed. In addition to the capital build program, EVgo committed to providing a certain number of new GM EV cars with an EVgo charging credit and limited time access to other EVgo services at a discounted rate. The building of chargers is considered to be a set-up activity and not a performance obligation. Therefore, payments from GM under this agreement will be recognized as revenue from the performance obligations in accordance with ASC 606 rather than upon the installation of chargers or receipt of payment.

The GM Agreement is subject to early termination in certain circumstances, including EVgo’s failure to meet the quarterly charger-installation milestones or maintain the specified level of network availability. If GM terminates the agreement, EVgo may not be entitled to receive continued payments from GM and instead may be required to pay liquidated damages to GM. Beginning on March 31, 2021, in the event EVgo fails to meet a charger-installation milestone or maintain the required network availability in a calendar quarter, GM has the right to provide EVgo with a notice of such deficiency within thirty days of the end of the quarter. If the same deficiency still exists at the end of the quarter immediately following the quarter for which a deficiency notification was delivered, GM may immediately terminate the agreement and seek pre-agreed liquidated damages. As of December 31, 2020, the Company was not in default with any of the requirements of the agreement.

BMW Agreement

On November 16, 2015, BMW of North America, LLC (“BMW”) and the Company entered into a Program Services Agreement (“BMW Agreement”) whereby the Company is to build, own and operate a network of direct current (“DC”) chargers in certain markets where BMW desires to offer its purchasers of electric vehicles the opportunity to receive charging services for two years from the date of purchase as part of its ChargeNow Fast Program. As part of the agreement, the Company has agreed to ensure DC chargers, that it will own, are installed in increments dictated within the BMW Agreement. The program ended on December 31, 2018. The Company’s obligation to service subscriptions issued to drivers under the BMW agreement ended on December 31, 2020.

Virginia Department of Environmental Quality

In 2018, the Virginia Department of Environmental Quality (“DEQ”) selected the Company as the recipient of an award of approximately $14.0 million to develop a statewide public charging network. The receipt of grant funds is accounted for as a capital-build liability (see Note 2). The Company has received $4,474,819 from the Virginia DEQ from these awards during the period from January 16, 2020 to December 31, 2020.

Maven Agreement

The Company and Maven Drive, LLC (“Maven”) are party to a certain Master EV Charging Agreement. Under the terms of the agreement, the Company is to develop charging stations in markets designated by Maven for the sole use of Maven drivers. The Company retains ownership of these charging stations and is responsible for their operation and maintenance of the charging stations subject to minimum criteria set forth in the agreement. In exchange, Maven has agreed to certain contractual minimum payments over a multi-year period. The Company’s Master EV Charging Agreement is classified as an operating lease for all facilities and the monthly facility fees under the agreement are considered minimum lease payments. In April 2020, GM, the parent company of Maven announced that it was discontinuing the operations of this subsidiary. The Company still expects to receive the contractual minimum payments under the contract.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 12 — Commitments and contingencies (cont.)

Operating lease

The Company leases its office space, lab space, equipment and storage under operating leases requiring periodic payments. Rent expense for the period from January 16, 2020 through December 31, 2020, for the period from January 1, 2020 through January 15, 2020, and for the year ended December 31, 2019 was $852,589, $35,836 and $681,311, respectively.

Future minimum payments under the leases as of December 31, 2020 are as follows:

For the Year Ended
2021	$890,781
2022	922,095
2023	954,451
2024	695,345
2025	120,087
$3,582,759

Host site agreements

The Company has entered into agreements with various property owners, landlords and/or tenants (collectively, the “Hosts”) which allow the Company to operate the charging station on the Hosts’ property. The agreements with the Hosts may include one or more provisions to compensate the Hosts, such as fixed fees, cost reimbursements, revenue sharing and payments per customer charge. The expenses related to these agreements are recorded in cost of sales.

Future fixed minimum payments under Host site agreements as of December 31, 2020 are as follows:

For the Year Ended
2021	$1,631,002
2022	1,882,162
2023	1,872,179
2024	1,710,935
2025	1,447,118
Thereafter	5,074,602
$13,617,998

Expenses related to the Hosts’ site agreements totaled $2,257,530, $102,275 and $2,528,070 for the period from January 16, 2020 through December 31, 2020, the period from January 1, 2020 through January 15, 2020, and the year ended December 31, 2019, respectively.

Other grants

Other grant programs from which the Company had received payments during the period include the California Energy Commission (“CEC”) and Forth Mobility (“Agreements”) in addition to several other programs. The payments received were recorded as capital build liability to reflect contributions for charging stations constructed by the Company under the respective Agreements.

The Company received payments from grants awarded from the CEC of $1,450,000 and $210,000 during the period from January 16, 2020 through December 31, 2020 and the year ended December 31, 2019, respectively. There were no payments received during the period from January 1, 2020 through January 15, 2020.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 12 — Commitments and contingencies (cont.)

On May 31, 2017, Forth (d/b/a Forth Mobility), an unrelated party, was awarded a grant by Washington State Department of Transportation (“WSDOT”) to install public charging stations in the State of Washington. Forth has engaged the Company as a subcontractor to implement its obligations pursuant to the WSDOT grant. During the period from January 16, 2020 through December 31, 2020, January 1, 2020 through January 15, 2020 and the year ended December 31, 2019, the Company received payments in the amount of $0, $0 and $414,810 respectively, pursuant to the Contracting Agreement.

The Company also receives other incentives for installing public charging stations from various government agencies and nonprofit organizations. During the period from January 15, 2020 through December 31, 2020, the Company received approximately $685,000 in payments from programs other than those described above. During the period from January 1, 2020 through January 15, 2020, the Company did not receive any payments from these other grants. During the year ended December 31, 2019, the Company received approximately $0.3 million in payments from these other grants.

Other obligations

In December 2016, the Company entered into a software development agreement with Driivz to deliver a software solution on which EVgo enables all users to charge on the EVgo Services network, which expired in August 2020. The agreement was subsequently extended to September 2025 and requires minimum annual prepayments based on the size of the Company’s network. During the period from January 16, 2020 to December 31, 2020, the minimum amount paid under the terms of the extension was approximately $971,000. These network platform service costs are included in cost of sales.

The Company enters into agreements with contractors for the installation of charging stations. These contractors may utilize subcontractors to complete certain phases of the charging stations. If any of the Company’s contractors were to default on their obligations to the subcontractors, the Company would likely be required to fulfill the obligations to the subcontractors to avoid liens on any of the charging stations. In 2019, one of the Company’s contractors defaulted on its obligations to subcontractors. The Company received money from NRG to pay the subcontractors to avoid liens and filed a lawsuit against the contractor for damages of approximately $500,000. The court entered a final judgment against the defendants and the Company is in the process of collecting damages in connection therewith. It is unclear what amount, if any, may be recovered by the Company regarding this matter. If the Company does recover any amount, it will reimburse NRG for the total amount the Company received from NRG to pay the subcontractors and complete the sites.

In the ordinary course of our business, the Company may be subject to lawsuits, investigations, claims and proceedings, including, but not limited to, contractual disputes or employment, health and safety matters. Although the outcome of any potential future litigation is uncertain, the Company believes it has adequate insurance coverage in the event of any future litigation or disputes. On December 17, 2020, SAF Partners II, LLC and EV Holdings Investments, LLC (collectively, the “SAF Parties”) filed a complaint against EVgo Holdco, LLC in the State of Delaware Court of Chancery for $5 million regarding certain deferred contingent compensation contemplated by the Merger as of December 19, 2019, by and among EVgo Holdco, LLC and certain of the SAF Parties. The SAF Parties are the Company’s predecessor shareholders. Pursuant to an agreement between EVgo Holdings and EVgo Holdco, EVgo Holdings will indemnify Holdco for losses related to the contingent compensation claim.

Management believes that the claims are without merit and intends to defend itself vigorously. No provision has been made for this claim because the Company believes that it is remote that a liability had been incurred as of December 31, 2020. Legal costs related to loss contingencies are recognized when incurred. Although the Company is not currently facing other pending or threatened litigation, future events or circumstances, currently unknown to management, may potentially have a material effect on its financial position, liquidity or results of operations in any future reporting period.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 13 — Related party transactions

Management Services Agreement

The Company and Predecessor Management were previously party to a Management Services Agreement related to the administration of the 2016 Stock Incentive Plan (the “Plan”) of Predecessor Management. During the term of this agreement, the Company was responsible for administering the Plan of EVgo Management and selecting employees, directors and consultants to whom an Award (as defined by the Plan) would be granted, determining the terms of the Awards, and any other actions consistent with the terms of the Plan. The Company’s responsibilities under this agreement included the recommendation of employees, directors and consultants to EVgo Management to whom Awards may be granted, the terms of the Awards, and recommendation of directors of EVgo Management, general, administrative, and back-office services relating to the operation of EVgo Management and the maintenance of the Plan, and any other actions consistent with the terms of the Plan. All Shares (as defined by the Plan) underlying any Award granted were subject to a right of first refusal and a repurchase right in favor of EVgo Management.

The Company did not receive a fee from Predecessor Management for providing these services and the agreement is no longer in effect.

Related Party Note Payable

As noted in Note 8, the Company has an outstanding note payable with EVgo Holdings.

Consulting Services

The Company recorded $679,657 for consulting and corporate development services rendered by LS Power Equity Advisors, LLC for the period from January 16, 2020 through December 31, 2020.

Low Carbon Fuel Standards

The Company entered into various agreements to facilitate the purchase and sale of California Low Carbon Fuel Standard Credits (“LCFS”) with a subsidiary of LS Power at prevailing market levels after the Merger Date. For 2020, the total amount of regulatory credit income recognized through the LCFS trading program with LS Power’s subsidiary totaled $1,289,700.

Nissan Agreements

As discussed in Note 12, the Company has two contracts with Nissan, a related party up to the date of the Merger (see Note 12) and thereafter no longer a related party. The table below summarizes the revenue the Company recognized for the period from January 1, 2020 through January 15, 2020 and for the year ended December 31, 2019 related to these agreements while it was a related party.

	January 1, 2020 through January 15, 2020	Year-ended December 31, 2019
Related party revenue:
Charging revenue – retail	$—	$4,511
Charging revenue – OEM	54,762	2,147,248
Ancillary revenue	1,354	260,224
Non-charging revenue – OEM	9,178	—
Regulatory credits and other	—	39,820
Revenue from related party	$65,294	$2,451,803

As of December 31, 2019, accounts receivable from Nissan totaled $106,886.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 13 — Related party transactions (cont.)

NRG Settlement

As discussed in Note 11, the Company has received funds from NRG in relation to the Services Agreement between the Company and NRG. As of December 31, 2019, $12,695 was recorded as a receivable from NRG. NRG was no longer a related party as of the Merger Date.

Trade Associations

One of the Company’s officers also serves on the board of Veloz, Zero Emission Transportation Association and Electric Drive Transportation Association. The Company is a member of these organizations and has paid membership fees of $27,425 and $19,275 for the period from January 16, 2020 to December 31, 2020 and the year ended December 31, 2019. There were no fees paid for the period from January 1, 2020 to January 15, 2020.

Transaction Bonus

On January 16, 2020, in connection with the Merger, LS Power contributed $5.3 million to the Company for a contingent transaction bonus to eligible employees (see Note 1).

Note 14 — Share-based compensation

Successor

As described in Note 2, the Holdings LLCA provides for the issuance of 1,000,000 Incentive Units. Of each grant of Incentive Units, a portion are designated as Time Vesting Incentive Units and remaining portion are designated as Sale Vesting Incentive Units. Time Vesting Incentive Units will vest each year over a period of 4 years. 100% of the Sale Vesting Incentive Units will vest upon the achievement of certain milestones related to Sale of the Company. The Company recognizes compensation cost for the Time Vesting Incentive Units awards on a straight-line basis. No compensation cost will be recognized for the Sale Vesting Incentive Units until such time that a Sale of the Company occurs.

The Company has recorded expense related to the Time Vesting Units over the vesting term based on a fair value calculated using the Monte Carlo simulation model in conjunction with the Finnerty Model. The assumptions noted in the following table for the period from January 16, 2020 through December 31, 2020:

Annual risk-free rate of return	1.62%
Expected volatility	32.50%
Expected term (years)	4.96
Dividend yield	0%

The risk-free interest rate for periods within the contractual life of the Units is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility of the Units granted was estimated using the historical volatility of comparable public companies as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market. The expected term of Units granted represents the period of time that Units granted are expected to be outstanding.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 14 — Share-based compensation (cont.)

Presented below is a summary of the activity of the Company’s Incentive Units under the Plan for the period from January 16, 2020 through December 31, 2020:

	Units	Weighted- average grant date fair value
Granted on January 16, 2020	659,995	$9.44
Granted	20,245	9.44
Forfeited	(40,570)	9.44
Outstanding at December 31, 2020	639,670	9.44
Units vested and exercisable at December 31, 2020	—	—
Units outstanding and expected to vest as of December 31, 2020	639,670	$9.44

The Company recorded stock-based compensation expense of $928,905 for the period from January 16, 2020 through December 31, 2020. There were no vested units as of December 31, 2020. As of December 31, 2020, there was $2,996,110 of total unrecognized compensation cost related to nonvested Incentive Units. That cost is expected to be recognized over a weighted-average period of 3.1 years.

Predecessor

Prior to the Merger, Predecessor Management issued stock options (the “Options”) under the Plan. A maximum of 559,000 shares may be issued under the Plan. Stock options granted under the Plan are exercisable over a maximum term of 10 years from the date of grant.

In general, the Options vest over a four-year period, with each Option becoming exercisable as to 25% of the number of shares subject to the Option one year from the grant dates and exercisable as to an additional 6.25% of the number shares subject to the Option every three months thereafter for an additional three years.

The Company has recorded expense related to the Options over the vesting term based on a fair value calculated using the Black-Scholes model, with the input of the fair value of the underlying stock equal to the value of the common stock of Predecessor Management.

The fair value of each Option award is estimated on the date of grant using the Black-Scholes Option Pricing Model using the assumptions noted in the following table for the year ended December 31, 2019 and period from January 1, 2020 through January 15, 2020:

Annual risk-free rate of return	1.87%
Expected volatility	39.22%
Expected term (years)	7.00
Dividend yield	0%

The risk-free interest rate for periods within the contractual life of the Option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility of the Options granted was estimated using the historical volatility of comparable public companies as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market. The expected term of Options granted represents the period of time that Options granted are expected to be outstanding.

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 14 — Share-based compensation (cont.)

There was no activity during the period from January 1, 2020 to January 15, 2020. Options outstanding as of January 15, 2020 were:

	Options	Weighted- average exercise price
Outstanding at January 15, 2020 and December 31, 2019	466,075	6.19
Options vested and exercisable at January 15, 2020	222,516	6.19
Options outstanding at January 15, 2020	243,559	6.19

Presented below is a summary of the activity of the Company’s Options under the Plan for the year ended December 31, 2019:

	Options	Weighted- average exercise price
Outstanding at December 31, 2018	449,859	6.44
Granted	82,065	4.90
Forfeited	(65,849)	6.24
Outstanding at December 31, 2019	466,075	6.19
Options vested and exercisable at December 31, 2019	218,953	6.19
Options outstanding and expected to vest at December 31, 2019	247,122	6.19

The Company recorded stock-based compensation expense of $12,733 and $339,156 to operating expenses for the period from January 1, 2020 through January 15, 2020 and year ended December 31, 2019, respectively.

The Plan was terminated as of the Merger and all non-vested and outstanding options were cancelled and not replaced by any plan by the Successor. There was no further stock-based compensation expense recorded under the Plan after the Merger.

Presented below is a summary of the activity of the Company’s non-vested Options for the period from January 1, 2020 through January 15, 2020:

Non-vested options	Options	Weighted- average grant date fair value
Nonvested at January 1, 2020	247,122	2.53
Vested	(3,563)	2.53
Nonvested at January 15, 2020	243,559	$2.53

EVgo HoldCo, LLC (Successor) and
EVgo Services, LLC (Predecessor)

Notes to Consolidated Financial Statements

Note 14 — Share-based compensation (cont.)

Presented below is a summary of the activity of the Company’s non-vested Options for the year ended December 31, 2019:

Non-vested shares	Options	Weighted- average grant date fair value
Nonvested at December 31, 2018	367,365	3.06
Granted	82,065	1.57
Vested	(136,459)	3.02
Forfeited	(65,849)	3.27
Nonvested at December 31, 2019	247,122	$2.53

Note 15 — Subsequent events

Subsequent events have been evaluated through April 5, 2021 which is the date the consolidated financial statements were available to be issued and identified the below events requiring disclosure.

On January 5, 2021 the Company remitted a final settlement payment to EVC and has no outstanding liability under the EVC Platform Agreement.

During fiscal 2021 the Company received approximately $17.0 million in additional borrowings from EVgo Holdings under the existing borrowing agreement (see Note 8).

On January 21, 2021, EVgo Services and Climate Change Crisis Real Impact I Acquisition Corporation (“CRIS”) entered into a business combination agreement that would result in the Company becoming a publicly listed company. The combined company will be named EVgo Inc. Completion of the proposed transaction is subject to customary closing conditions, including the approval of the stockholders of CRIS. Pursuant to the Business Combination Agreement, prior to the closing of the business combination the related party note payable will be fully converted to equity and EVgo Services will have no further liability or obligations under the note from that time.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

Climate Change Crisis Real Impact I Acquisition Corporation,

CRIS THUNDER MERGER LLC,

EVGO HOLDINGS, LLC,

EVGO HOLDCO, LLC

and

EVGO OPCO, LLC

Dated as of January 21, 2021

Annex A-i

Annex A-ii

Annex A Page
SECTION 9.08	Headings	A-47
SECTION 9.09	Counterparts	A-47
SECTION 9.10	Specific Performance	A-47
SECTION 9.11	No Recourse	A-47

EXHIBIT A	Form of Registration Rights Agreement	A-Ex. A-1
EXHIBIT B	Form of Second Amended and Restated SPAC Certificate of Incorporation	A-Ex. B-1
EXHIBIT C	Form of Amended and Restated Bylaws of SPAC	A-Ex. C-1
EXHIBIT D	OpCo Amended and Restated LLC Agreement	A-Ex. D-1
EXHIBIT E	Form of Sponsor Agreement	A-Ex. E-1
EXHIBIT F	Form of Tax Receivable Agreement	A-Ex. F-1
EXHIBIT G	Form of Company Assignment and Contribution Agreement	A-Ex. G-1
EXHIBIT H	Directors of SPAC	A-Ex. H-1
EXHIBIT I	Form of Nomination Agreement	A-Ex. I-1

SCHEDULE A	Company Knowledge Parties	A-Sch. A-1
SCHEDULE B	SPAC Knowledge Parties	A-Sch. B-1

Annex A-iii

BUSINESS COMBINATION AGREEMENT dated as of January 21, 2021 (this “Agreement”), by and among Climate Change Crisis Real Impact I Acquisition Corporation, a Delaware corporation (“SPAC”), CRIS Thunder Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“SPAC Sub”), EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”), EVgo HoldCo, LLC, a Delaware limited liability company (the “Company”) and EVGO OPCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“OpCo” and, together with Holdings and the Company, the “EVgo Parties”).

WHEREAS, SPAC, SPAC Sub and the EVgo Parties desire to enter into the Combination Transactions and the other Transactions (each, as further defined herein);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the Combination Transactions pursuant to this Agreement and the other Transaction Documents, including on behalf of SPAC Sub in SPAC’s capacity as the sole member of SPAC Sub, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement and the Transaction Documents by the stockholders of SPAC;

WHEREAS, in connection with the Closing, (i) Holdings, SPAC and certain stockholders of SPAC shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A and (ii) Holdings and SPAC shall enter into a Nomination Agreement substantially in the form attached hereto as Exhibit I (the “Nomination Agreement”);

WHEREAS, SPAC, its officers and directors, and Sponsor are parties to that certain Letter Agreement, dated September 29, 2020 (the “Letter Agreement”), providing that, among other things, such parties will vote their shares of SPAC Founders Stock in favor of this Agreement, the Combination Transactions and the other Transactions;

WHEREAS, SPAC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”) pursuant to which such Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of SPAC Class A Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated concurrently with the consummation of the Combination Transactions and the other Transactions;

WHEREAS, Sponsor, certain of its affiliates and certain other persons, concurrently with the execution and delivery of this Agreement, are entering into a letter agreement (the “Sponsor Agreement”) substantially in the form attached hereto as Exhibit E;

WHEREAS, in connection with the Closing, Holdings, SPAC and SPAC Sub shall enter into the Tax Receivable Agreement (the “Tax Receivable Agreement”) along with any other holders named therein substantially in the form attached hereto as Exhibit F; and

WHEREAS, the Company, Holdings and SPAC, concurrently with the execution and delivery of this Agreement, are entering into a side letter related to certain agreements between SPAC, the Company and Holdings (the “Side Letter”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, except with respect to the last sentence of Section 8.03, Section 9.11, Section 3.19, Section 6.15(a), Section 6.15(c) and the definition of Intercompany Debt, none of LS Power Equity Partners IV, L.P. (“LS Fund”) or any of its affiliates (other than the Company and its subsidiaries), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an affiliate of Holdings or the Company for purposes of this Agreement.

Annex A-1

“Ancillary Agreements” means the Registration Rights Agreement, the Nomination Agreement, the Sponsor Agreement, the Tax Receivable Agreement, the Side Letter and all other agreements, certificates and instruments executed and delivered by any of SPAC, SPAC Sub, Holdings or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Available Cash” shall equal, as of the Closing, the amount of funds contained in the Trust Account (net of SPAC Stockholder Redemption Amount and the payment of any Deferred Underwriting Fees), plus the amount of Available Financing Proceeds, minus the EVgo Transaction Expenses, minus the SPAC Transaction Expenses, plus any cash held by SPAC in any working capital or similar account.

“Available Financing Proceeds” shall equal, as of the Closing, the net cash proceeds to SPAC resulting from the Subscription Agreements.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Class B Exchange Right” means, following the Closing, the right of a holder of SPAC Class B Common Stock to convert such shares of SPAC Class B Common Stock, together with a corresponding number of OpCo Units, into shares of SPAC Class A Common Stock on a one-for-one basis, as set forth in the OpCo A&R LLC Agreement and the Second A&R SPAC Certificate of Incorporation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Assignment and Contribution Agreement” means an assignment instrument evidencing the assignment, transfer and contribution to OpCo of the Company Interests, in the form of Exhibit G.

“Company Equity Value” means $1,958,000,000.

“Company Interests” means all of the issued and outstanding limited liability company interests of the Company.

“Company IP” means the Company-Owned IP together with the Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (i) is materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities, or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by any EVgo

Annex A-2

Party of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) and other force majeure events (including any escalation or general worsening thereof), including any COVID-19 Measures; (e) any actions taken or not taken by the Company or the Company Subsidiaries, as contemplated or required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to Section 3.05); (g) any failure or potential failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (excluding any such disproportionate Effect arising from, resulting from or related to COVID-19 or COVID-19 Measures).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Software” means Software owned or purported to be owned by the Company or any Company Subsidiary.

“Company Subsidiary” means each subsidiary of the Company.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including information of third parties that the Company or the Company Subsidiaries are bound to keep confidential.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, workplace modification, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19 or any other pandemic.

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees held in the Trust Account in connection with SPAC’s initial public offering payable to the underwriters upon consummation of a business combination.

“Employee Benefit Plan” means (i) any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) any retirement or deferred compensation plan, incentive compensation plan, bonus, stock option, stock purchase, restricted stock, other equity-based compensation plan, agreement, program or arrangement, performance award, incentive, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, bonus or benefit, unemployment compensation, consulting, fringe benefit, sick pay, insurance or hospitalization, flexible benefit, cafeteria, dependent care and vacation plans, agreements, programs or arrangements or any other employee benefit plans, agreements, programs or arrangements, whether written or unwritten, for any employee, former employee or director, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA).

Annex A-3

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or occupational health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“EVgo Transaction Expenses” means all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of the EVgo Parties, which EVgo Transaction Expenses shall include the estimated fees and expenses set forth on Section 1.01(A) of the Company Disclosure Schedule.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Hazardous Substance(s)” means (i) those substances, chemicals or materials regulated as “hazardous” or “toxic”, or that give rise to liability if not properly disposed of, under Environmental Laws, including the following United States federal statutes and their state counterparts, and all regulations promulgated thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, and (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon.

“Holdings LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Holdings, dated as of January 16, 2020.

“Holdings OpCo Units” means such number of OpCo Units as is equal to the quotient obtained by dividing (a) the Company Equity Value by (b) $10.00, rounded to the nearest whole OpCo Unit.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Clearance” means all filings, notifications, or other submissions required under the HSR Act for the consummation of the transactions contemplated hereby shall have been made, and all applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all registrations, reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, designs, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)) and rights in computer software, databases, technology, proprietary processes, formulae, algorithms, models, methodologies, and database rights, including rights to use any Personal Information, (v) Internet domain names and social media accounts, and (vi) all other intellectual property or proprietary rights of any kind or description existing anywhere in the world.

“Intercompany Debt” means indebtedness for borrowed money between the Company or any Company Subsidiary, on the one hand, and Holdings or any of its affiliates (other than the Company and the Company Subsidiaries) on the other hand.

“Issued OpCo Units” means such number of OpCo Units as is equal to the number of shares of SPAC Class A Common Stock issued and outstanding after giving effect to the Combination Transactions and the Private Placements.

Annex A-4

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry of such person’s direct organizational reports, and in the case of SPAC, the actual knowledge the persons listed on Schedule B after reasonable inquiry of such person’s direct organizational reports.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, rule, regulation, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or the Company Subsidiaries as tenant, together with, to the extent leased by the Company or the Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or the Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created (i) under applicable securities laws, (ii) at the request of SPAC and SPAC Sub and (iii) under the Transaction Documents).

“OpCo Interests” means all of the issued and outstanding limited liability company interests of OpCo as of immediately prior to Closing (before giving effect to the OpCo A&R LLC Agreement).

“OpCo Units” means the common units of OpCo, on and after the Closing (after giving effect to the OpCo A&R LLC Agreement).

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (iii) any Reciprocal License.

“party” or “parties” means, individually or collectively, SPAC, SPAC Sub and each of the EVgo Parties.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental Laws promulgated by Governmental Authorities, (v) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Year-End Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information that relates to an identified or identifiable individual and (ii) any other information that constitutes “personal information” or “personal data” pursuant to applicable Privacy/Data Security Laws.

Annex A-5

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, confidentiality, disclosure, or transfer of Personal Information or the security of the Company’s Business Systems or Business Data, including the following Laws and their implementing regulations: the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously or is currently deriving, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or compulsory licensing of any Company Software, (ii) a requirement that any disclosure, distribution or licensing of any Company Software be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such Company Software, (iv) a requirement that Company Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of Article IX of the SPAC Certificate of Incorporation.

“Registered Intellectual Property” means (i) utility models, supplementary protection certificates, patents and applications for any of the foregoing, (ii) registered trademarks, service marks, designs, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (iii) registered copyrights and applications for copyright registrations, and (iv) domain name registrations.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), or (ii) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Security Breach” means any misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition or disclosure of any Business Data.

“Software” means all computer software (including smartphone or tablet applications, HTML code, and firmware and other software embedded in hardware devices), and databases, data files, object code and source code, development tools, graphic user interfaces, websites, and other software specifications and all documentation, information, knowledgebase and materials related to any of the foregoing.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, dated September 29, 2020.

“SPAC Class A Common Stock” means SPAC’s Class A Common Stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s Class B Common Stock, par value $0.0001 per share, as described in the Second A&R SPAC Certificate of Incorporation.

“SPAC Common Stock” means SPAC Class A Common Stock and the SPAC Founders Stock.

“SPAC Disclosure Schedule” means the SPAC’s disclosure schedule delivered by the SPAC in connection with this Agreement.

Annex A-6

“SPAC Founders Stock” means SPAC’s Class B Common Stock, par value $0.0001 per share.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities or operations of SPAC, or (ii) would prevent, materially delay or materially impede the performance by SPAC or SPAC Sub of their respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (c) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) and other force majeure events (including any escalation or general worsening thereof), including any COVID-19 Measures; (d) any actions taken or not taken by SPAC, as contemplated or required by this Agreement or any Ancillary Agreement; (e) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (provided that this clause (e) shall not apply to Section 4.05); or (f) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented in writing, except in the cases of clauses (a) through (e), to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industries in which SPAC operates (excluding any such disproportionate Effect arising from, resulting from or related to COVID-19 or COVID-19 Measures).

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, the bylaws of SPAC, and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of SPAC of the Redemption Right pursuant to and in accordance with the SPAC Certificate of Incorporation.

“SPAC Sub Organizational Documents” means the certificate of formation and limited liability company agreement of SPAC Sub, as amended, modified or supplemented from time to time.

“SPAC Transaction Expenses” means all reasonable and documented accrued and unpaid out of pocket third-party fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of the SPAC or any of its subsidiaries as of the Closing; provided that SPAC Transaction Expenses shall (a) not include any Deferred Underwriting Fees and (b) shall include the estimated fees and expenses set forth on Section 1.01(B) of the SPAC Disclosure Schedule.

“SPAC Units” means one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated September 29, 2020 by and between SPAC and Continental Stock Transfer& Trust Company.

“SPAC Warrants” means those certain whole warrants to purchase shares of SPAC Class A Common Stock (i) issuable upon the exercise of two SPAC Units, and (ii) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

“Sponsor” means Climate Change Crisis Real Impact I Acquisition Holdings, LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

Annex A-7

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means (i) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, escheat, unclaimed property, municipal, alternative or add-on, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, fines, assessments and additions to tax imposed with respect thereto (and including interest in respect of such penalties, fines, assessments and additions to tax), and (ii) any liability in respect of any items described in clause (i) payable by reason of transferee liability, contract, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, SPAC Sub, Holdings or the Company in connection with the Combination Transactions and the other Transactions and specifically contemplated by this Agreement.

“Transactions” means the Combination Transactions and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account Cash” means the amount of funds contained in the Trust Account (net of SPAC Stockholder Redemption Amount and the payment of any Deferred Underwriting Fees).

“Virtual Data Room” means the virtual data room established by the EVgo Parties, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 3.09
Agreement	Preamble
Alternative Transaction	§ 6.04
Antitrust Laws	§ 6.11(a)
Audited Financial Statements	§ 6.16
Blue Sky Laws	§ 3.05(b)
CARES Act	§ 3.14(j)
Claims	§ 5.03
Closing	§ 2.02(a)
Closing Date	§ 2.02(a)
Combination Transactions	§ 2.01(d)
Company	Preamble
Company Credit Support	§ 6.15(a)
Company Disclosure Schedule	Article III
Company-Owned Registered IP	§ 3.13(a)
Company Permits	§ 3.06

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Defined Term	Location of Definition
Confidentiality Agreement	§ 6.03(b)
Continuing Employees	§ 6.05(a)
Contracting Parties	§ 9.11
D&O Insurance	§ 6.06(b)
Data Security Requirements	§ 3.13(i)
Effect	Definition of “Company Material Adverse Effect”)
Employment Agreements	§ 6.05(c)
ERISA Affiliate	§ 3.10(c)
EVgo Parties	Preamble
Exchange Act	§ 3.05(b)
Financial Statements	§ 3.07(b)
GAAP	§ 3.07(a)
Governmental Authority	§ 3.05(b)
Holdings	Preamble
Holdings Class B Shares	§ 2.01(a)
Holdings Contribution	§ 2.01(b)
Intended Tax Treatment	§ 6.13
Interim Financial Statements	§ 3.07(b)
Investors	Recitals
IRS	§ 3.10(b)
Lease	§ 3.12(b)
Letter Agreement	Recitals
LS Fund	Definition of “affiliate”
Material Contracts	§ 3.16(a)
Maximum Annual Premium	§ 6.06(b)
Nasdaq	§ 5.01(b)(viii)
Nomination Agreement	Recitals
Nonparty Affiliates	§ 9.11
NYSE	§ 5.01(b)(viii)
OpCo	Preamble
OpCo A&R LLC Agreement	§ 2.02(b)(ii)
Outside Date	§ 8.01(b)
Plans	§ 3.10(a)
Privacy Policies	§ 3.13(i)
Private Placements	Recitals
Proxy Statement	§ 6.01(a)
Registration Rights Agreement	Recitals
Remedies Exceptions	§ 3.04
Replacement Credit Support	§ 6.15(a)
Representatives	§ 6.03(a)
SEC	§ 4.07(a)
Second A&R SPAC Certificate of Incorporation	§ 2.02(b)(i)
Securities Act	§ 3.05(b)
Side Letter	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Contribution	§ 2.01(a)
SPAC Interested Party Transaction	§ 4.17
SPAC Preferred Stock	§ 4.03(a)
Annex A-9

Defined Term	Location of Definition
SPAC Proposals	§ 6.01(a)
SPAC SEC Reports	§ 4.07(a)
SPAC Stockholders’ Meeting	§ 6.01(a)
SPAC Sub	Preamble
SPAC Sub Contribution	§ 2.01(d)
SPAC Sub Interests	§ 4.03(c)
SPAC Sub Transfer	§ 2.01(c)
Sponsor Agreement	Recitals
Subscription Agreements	Recitals
Tax Receivable Agreement	Recitals
Terminating EVgo Breach	§ 8.01(e)
Terminating SPAC Breach	§ 8.01(f)
Trust Account	§ 4.13
Trust Agreement	§ 4.13
Trust Fund	§ 4.13
Trustee	§ 4.13
Year-End Financial Statements	§ 3.07(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “clause,” “Schedule,” and “Exhibit” refer to the specified Article, Section, clause, Schedule or Exhibit of or to this Agreement, (vi) the word “including” or “include” means “including without limitation,” or “include, without limitation”, respectively, (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time, and (x) references to any contract or agreement, document or instrument shall mean such contract, agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. Any document, list, or other item shall be deemed to have been “provided” or “made available” to SPAC for all purposes of this Agreement if a complete and correct copy of such document, list, or other item was posted to the Virtual Data Room prior to the date of this Agreement.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP as consistently applied by the Company.

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Article II.

COMBINATION TRANSACTIONS

Section 2.01 Combination Transactions. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Closing:

(a) SPAC shall contribute all of its assets to SPAC Sub, including but not limited to (i) the Available Cash and (ii) a number of newly issued shares of SPAC Class B Common Stock equal to the number of Holdings OpCo Units (such shares, the “Holdings Class B Shares” and such transaction, the “SPAC Contribution”);

(b) immediately following the SPAC Contribution, Holdings shall contribute to OpCo the Company Interests and, in connection therewith, (i) OpCo will be recapitalized as set forth in the OpCo A&R LLC Agreement, and (ii) OpCo will issue to Holdings the Holdings OpCo Units (such transactions, the “Holdings Contribution”);

(c) immediately following the Holdings Contribution, SPAC Sub shall transfer to Holdings the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement (such applicable transactions, the “SPAC Sub Transfer”), it being understood that after giving effect to the SPAC Sub Transfer, Holdings will hold the Holdings OpCo Units, the Holdings Class B Shares and the right to enter into the Tax Receivables Agreement; and

(d) immediately following the SPAC Sub Transfer, SPAC Sub shall contribute to OpCo all of its remaining assets, including the Available Cash, in exchange for the issuance by OpCo to SPAC Sub of the Issued OpCo Units (the “SPAC Sub Contribution”, and, together with the SPAC Contribution, the Holdings Contribution and the SPAC Sub Transfer, the “Combination Transactions”), it being understood that after giving effect to the SPAC Sub Contribution, SPAC Sub will hold the Issued OpCo Units, which, in the aggregate, equal a number of OpCo Units equal to the number of shares of SPAC Class A Common Stock issued and outstanding after giving effect to the Combination Transactions and Private Placements.

Section 2.02 Closing.

(a) The closing (the “Closing”) shall take place at 9:00 a.m., New York City, New York time, (i) on a date that is two (2) Business Days after the satisfaction, or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at Closing) or (ii) on such other date as the parties may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b) At the Closing, SPAC will deliver to Holdings the following:

(i) evidence of the filing with, and acceptance by, the Office of the Secretary of State of the State of Delaware of a second amended and restated SPAC Certificate of Incorporation, substantially in the form attached hereto as Exhibit B (the “Second A&R SPAC Certificate of Incorporation”), to reflect, among other things, the issuance of the SPAC Class B Common Stock, with such rights and powers as granted therein, including, without limitation, the Class B Exchange Right;

(ii) the amended and restated limited liability company agreement of OpCo substantially in the form attached as Exhibit D hereto (the “OpCo A&R LLC Agreement”), duly executed by SPAC Sub;

(iii) amended and restated bylaws of SPAC as set forth on Exhibit C;

(iv) the Tax Receivable Agreement, duly executed by SPAC and SPAC Sub;

(v) the Registration Rights Agreement, duly executed by SPAC and the stockholders of SPAC party thereto;

(vi) the Nomination Agreement, duly executed by SPAC;

(vii) the consideration outlined in Section 2.01(c); and

(viii) any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by Holdings) to be executed or delivered at Closing.

Annex A-11

(c) At the Closing, Holdings will deliver to SPAC the following:

(i) the OpCo A&R LLC Agreement, duly executed by Holdings;

(ii) the Tax Receivable Agreement, duly executed by Holdings;

(iii) the Company Assignment and Contribution Agreement, duly executed by Holdings and OpCo;

(iv) the Registration Rights Agreement, duly executed by Holdings;

(v) the Nomination Agreement, duly executed by Holdings; and

(vi) any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by SPAC) to be executed or delivered at Closing.

(d) At the Closing, SPAC Sub will deliver to OpCo the following:

(i) an Internal Revenue Service Form W-9 duly executed by SPAC Sub.

(e) At the Closing, Holdings will deliver to OpCo the following:

(i) an Internal Revenue Service Form W-9 duly executed by Holdings.

Section 2.03 Withholding. SPAC and SPAC Sub shall be entitled to deduct and withhold from any amount payable under this Agreement such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. SPAC and SPAC Sub shall provide written notice as soon as practicable to each applicable person if SPAC or SPAC Sub intends to withhold any amounts under this Section 2.03 and agree to use commercially reasonable efforts to cooperate with each applicable person to obtain reduction of or relief from such withholding and to resolve any disputes with respect to the requirement to withhold or the amount to be withheld.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to SPAC and SPAC Sub as follows:

Section 3.01 Organization and Qualification; Subsidiaries. Each EVgo Party and each Company Subsidiary is a limited liability company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite limited liability company or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each EVgo Party and Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.02 Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of formation and the operating agreement or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of formation, operating agreements or equivalent organizational documents are in full force and effect. None of the EVgo Parties nor any Company Subsidiary is in violation of any of the provisions of its certificates of formation, operating agreements or other equivalent organizational documents.

Section 3.03 Capitalization.

(a) Holdings owns one hundred percent (100%) of the Company Interests and the OpCo Interests. All of the Company Interests and the OpCo Interests are validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act). There are

Annex A-12

no equity interests issued or outstanding in the Company or OpCo other than the Company Interests and the OpCo Interests, respectively. All the Company Interests and the OpCo Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and (ii) all preemptive rights and other requirements set forth in the organizational documents of the Company and OpCo, as applicable.

(b) A true, correct and complete list of all the Company Subsidiaries, together with the jurisdiction of formation of each Company Subsidiary and the percentage of the outstanding equity interests of each Company Subsidiary owned by the Company and each Company Subsidiary, is set forth in Section 3.03(b) of the Company Disclosure Schedule. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not directly or indirectly own, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity, other than the Company Subsidiaries.

(c) All of the outstanding equity interests of the Company Subsidiaries are (i) duly authorized, validly issued, fully paid and nonassessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act), and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and all preemptive rights and other requirements set forth in applicable contracts to which the any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries, as applicable.

(d) The Company Interests, OpCo Interests and equity interests in each Company Subsidiary held by the Company or a Company Subsidiary are free and clear of all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents, and the applicable organizational documents.

(e) Except as set forth in this Agreement and the OpCo A&R LLC Agreement, there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued equity interests of the Company, OpCo or any Company Subsidiary or obligating the Company, OpCo or any Company Subsidiary to issue or sell any equity or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or other voting interests in, the Company, OpCo or any Company Subsidiary. None of the Company, OpCo or any Company Subsidiary is a party to, or otherwise bound by, and none of the Company, OpCo or any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company, OpCo or any Company Subsidiary is a party or other securities of the Company, OpCo or any Company Subsidiary to which the Company, OpCo or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Interests or any of the equity interests or other securities of the Company, OpCo or any Company Subsidiary.

(f) Except (i) as set forth in this Agreement and the OpCo A&R LLC Agreement and (ii) with respect to any Intercompany Debt, there are no outstanding contractual obligations of the Company, OpCo or any Company Subsidiary to repurchase, redeem or otherwise acquire any equity interests of the Company, OpCo or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

Section 3.04 Authority Relative to this Agreement.

Each EVgo Party has all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the EVgo Parties and the consummation by the EVgo Parties of the Transactions have been duly and validly authorized by all necessary company and member action, and no other company or member proceedings on the part of the EVgo Parties are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the EVgo Parties and, assuming the due authorization, execution and delivery by SPAC and SPAC Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the EVgo Parties in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by general equitable principles (the “Remedies Exceptions”).

Annex A-13

Section 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the EVgo Parties does not, and subject to receipt of the filing and recordation of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices contemplated in Section 3.05(a) of the Company Disclosure Schedule, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the EVgo Parties will not (i) conflict with or violate the operating agreement or any equivalent organizational documents of any EVgo Party or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the EVgo Parties or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any (A) Material Contract or (B) any Company Permit held by the Company or any Company Subsidiary, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by EVgo Parties does not, and the performance of this Agreement by the EVgo Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and HSR Clearance, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of, or has contracted with third parties possess, all franchises, grants, authorizations, licenses, permits, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any such Company Permit would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (b) any Company Permit, except, in each case of clause (a) and (b), for any such defaults, breaches or violations that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.07 Financial Statements.

(a) The Company has made available to SPAC true, correct and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the year then ended (collectively, the “Year-End Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule. Each of the Year-End Financial Statements (including the notes thereto) (i) was prepared from and is consistent with the books and records of the Company and the Company Subsidiaries (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except for the absence of notes and other textual disclosures required by GAAP) and (iii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to SPAC true, correct and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2019 and September 30, 2020, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the nine (9) months then ended (collectively, the “Interim Financial Statements” and, collectively with the Year-End Financial Statements, the “Financial Statements”), which are attached as Section 3.07(b) of the

Annex A-14

Company Disclosure Schedule. The Interim Financial Statements were prepared from and are consistent with the books and records of the Company and the Company Subsidiaries, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the absence of notes and other textual disclosures required by GAAP and subject to year-end adjustments and accruals) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c) Except as and to the extent set forth in the Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since September 30, 2020, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.07(d) of the Company Disclosure Schedule, since January 1, 2019, (i) neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, manager, officer, employee of the Company or any Company Subsidiary, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls and (ii) there have been no material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial offer, general counsel or the sole member of the Company.

Section 3.08 Absence of Certain Changes or Events. Since December 31, 2019 to the date of this Agreement, except as otherwise reflected in the Financial Statements, set forth in Section 3.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and, since January 17, 2020, consistent with past practice, other than due to any actions taken in response to COVID-19 or any COVID-19 Measures, and (b) there has not been a Company Material Adverse Effect.

Section 3.09 Absence of Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (other than matters relating to Taxes) (an “Action”) pending or, to the knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, it being agreed that office actions received from the United States Patent and Trademark Office or its foreign equivalents do not constitute Actions hereunder. None of Company, the Company Subsidiaries, and any property and asset of the Company or any Company Subsidiary, is subject to any material continuing, unsatisfied order of, consent decree, settlement agreement or any other similar agreement with, or, to the knowledge of the Company, material continuing investigation by, any Governmental Authority, or any unsatisfied order, writ, judgment, injunction, decree or determination of any Governmental Authority (other than with respect to Taxes).

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, and/or director, or under which the Company or any Company Subsidiary has a material liability (contingent or otherwise) and which are material to the Company or any Company Subsidiary (collectively the “Plans”).

(b) With respect to each Plan, the Company has made available to SPAC, if applicable (i) a true, correct and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the last three filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, if applicable, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan since January 1, 2019.

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(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, none of the Plans are, and none of the Company or any ERISA Affiliate has or has had since January 1, 2019, any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither, the Company nor any Company Subsidiary is, nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of the consummation of the Transactions, nor will any such Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit, loan forgiveness, or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code, and none of the payments contemplated by the Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

(e) None of the Plans provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f) Except as would not be reasonably expected to result in a Company Material Adverse Effect, the Company and the ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS that the Plan is so qualified, (ii) been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, (iii) time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, or (iv) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that materially and adversely affects the qualified status of any such Plan or unavailability of reliance on such opinion letter.

(h) Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) no event has occurred which will cause any such Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance; and (iii) all contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries.

(i) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.

(j) No Plan or any contract, agreement, policy, or arrangement with any employee, officer, director, of the Company or any Company Subsidiary, including, but not limited to, the agreements disclosed on Schedule 4.7(a)(iv), provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

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Section 3.11 Labor and Employment Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material employment contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any material obligation (other than (x) the Company or any Company Subsidiary’s at will offer letters and (y) customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no material indemnity claim is presently outstanding or unpaid). The Company has provided SPAC, or within five (5) Business Days following the date hereof will provide SPAC with a copy of, a listing setting forth all employees of the Company or any Company Subsidiary as of the date hereof and sets forth for each such individual the following: (i) employing entity; (ii) title or position (including whether full- or part- time) and primary location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (v) commission, bonus or other incentive-based compensation eligibility; (vi) classification as exempt or non-exempt from the overtime regulations of the Fair Labor Standards Act; and (vii) whether covered by the terms of a collective bargaining or similar agreement or an employment or independent contractor agreement.

(b) The Company and any Company Subsidiary are, and since January 1, 2019 have been, in compliance with all applicable Laws relating to employment and employment practices or terms and conditions of employment, including but not limited to, worker classification, wages, hours of work, the Fair Labor Standards Act, classification of independent contracts and consultants, discrimination, collective bargaining, immigration, workers’ compensation, unemployment compensation, withholding, and occupational safety and health, except, in each case, as would not have a Company Material Adverse Effect.

(c) Since January 1, 2019, neither the Company nor any Company Subsidiary has taken, and neither the Company nor any Company Subsidiary currently has plans to take any action with respect to the Transactions that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or would otherwise trigger any notice requirement under any similar state or local plant closing notice Law.

(d) To the knowledge of the Company, no executive officer of the Company or any Company Subsidiary is subject to any noncompete or similar agreement that is being breached by such person in connection with the performance of such person’s duties to the Company.

(e) A Form I-9 has been completed and retained, or E-verify processes have been followed, with respect to each current employee and, where required by law, former employees. To the knowledge of the Company, since January 1, 2019, neither the Company nor any Company Subsidiary have been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor, to the Company’s knowledge, has the Company or any Company Subsidiary been the subject of an investigation, inquiry or other any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

(f) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2019 there have not been, any strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands made to the Company or any Company Subsidiaries and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

Section 3.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property is referred to herein as a “Lease”). All such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time,

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or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except where the failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all: (i) material Registered Intellectual Property constituting Company-Owned IP (the “Company-Owned Registered IP”) and each material unregistered trademark in which the Company has (or purports to have) an ownership interest, showing in each, as and if applicable, the jurisdiction in which such item of Company-Owned Registered IP has been registered or filed, filing date, date of issuance, expiration date and registration or application number and registrar, and the record owner and, if different, the legal owner and beneficial owner (and if any other person has an ownership interest in any such item, the nature of such ownership interest) and (ii) any Software or Business Systems, in either case which constitute Company-Owned IP and are material to the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or, to the Company’s knowledge, necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted. All Company-Owned Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned Registered IP is threatened in writing, or, to the Company’s knowledge, pending.

(b) The Company or one of the Company Subsidiaries, as applicable, solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable contract or license, all Company-Licensed IP.

(c) The Company and each of its applicable Company Subsidiaries have taken reasonable actions to maintain the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary, except where the failure to do so would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person that is not an employee, officer or director of a Company Subsidiary other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(e) (i) There have been no claims filed and served or threatened in writing, including invitations to take a license, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned Registered IP (other than correspondence and office actions issued by Governmental Authorities in connection with the prosecution or registration of such Company-Owned Registered IP), or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons; (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not, in the three (3) year period preceding the Closing Date, and does not, infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the material Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(f) All current and former employees who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form(s) made available to SPAC, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his or her relationship with the Company or the applicable Company Subsidiary, without any restrictions on the Company’s or the applicable Company Subsidiary’s ability to use Intellectual Property, including on the use or other disposition or ownership of such Intellectual Property.

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(g) The Company and Company Subsidiaries do not use and have not used, distributed, or made available any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the material Company-Owned IP, (ii) in a manner that would result in the imposition of a requirement or condition that the Company refrain from asserting or enforcing any of its patent rights against persons that are not licensees of such Open Source Software, or (iii) under any Reciprocal License, to license or disclose, distribute, or make available the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries. Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since January 1, 2019, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted or as contemplated to be conducted as of the date hereof.

(i) The Company and each of the Company Subsidiaries (i) are, and at all times have been, in compliance in all material respects with all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary; and (ii) are, and since January 1, 2019 have been, in compliance in all material respects with (A) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage, processing or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary (the “Privacy Policies”), (B) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security, and (C) the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements as may be promulgated from time to time by the PCI Security Standards Council (collectively, the “Data Security Requirements”).

(j) The Company and each of the Company Subsidiaries have implemented, maintained, and complied with data security safeguards that (i) complies with the Data Security Requirements, and (ii) includes and incorporates administrative, technical, organization and physical security safeguards and procedures that are designed to preserve the security, integrity and confidentiality of the Business Systems and any Business Data.

(k) To the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has experienced any Security Breach. To the Company’s knowledge, there are no pending, nor has there ever been any complaint, written notice of any audits, proceedings, claims or investigations initiated by (i) any person; or (ii) by any Governmental Authority, alleging that there has been a Security Breach or that any activity of the Company or a Company Subsidiary is in violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(l) To the Company’s knowledge, the Company and/or one of the Company Subsidiaries (i) owns and possess all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Data Security Requirements, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the matter in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. To the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the continuing or surviving entity or such Company Subsidiary, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiary receive and use such Personal Information and other Business Data prior to the Closing Date.

(m) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

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Section 3.14 Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a) The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any Company Subsidiary (i) has any liability for the Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Laws), other than any such group of which the Company or any of the Company Subsidiaries is the common parent, or as a transferee or a successor or by contract or agreement (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes), or (ii) is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes).

(c) No private letter rulings, technical advice memoranda, closing agreements or similar rulings or agreements have been requested, entered into, or issued by any Tax authority with respect to the Company or any Company Subsidiary. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; (v) election pursuant to Section 965(h) of the Code; or (vi) prepaid amount received prior to the Closing outside the ordinary course of business.

(e) Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the reporting and withholding of Taxes, including the maintenance of required records with respect thereto.

(f) Neither the Company nor any Company Subsidiary has engaged in or entered into a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4.

(g) There are no material Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(h) No written claim has been made by a Tax authority in a jurisdiction where Tax Returns with respect to the Company or any Company Subsidiary are not filed asserting that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction. To the Company’s knowledge, neither the Company nor any Company Subsidiary has received a nexus questionnaire from any state or local tax jurisdiction in which the Company or any Company Subsidiary does not file any returns or remit any Taxes.

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(i) The Company and each Company Subsidiary have collected all material sales and use Taxes required to be collected, and have remitted on a timely basis, such amounts to the appropriate Tax authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(j) Neither the Company nor any Company Subsidiary has deferred any payroll Taxes or availed themselves of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, H.R. 748 (Mar. 27, 2020) (“CARES Act”), the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020), or otherwise taken advantage of any change in Law in connection with COVID-19 that has the result of reducing or temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company or Company Subsidiary to any Governmental Authority. Neither the Company nor any Company Subsidiary has sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(k) Each of the Company and the Company Subsidiaries (other than OpCo) is, and, at all times since January 17, 2020 has been, disregarded as separate from its regarded owner for U.S. federal income Tax purposes. To the Company’s knowledge. neither the Company nor any of the Company Subsidiaries has ever been treated as a corporation for U.S. federal income Tax purposes.

(l) OpCo is, and has been since formation, disregarded as separate from its regarded owner for U.S. federal income Tax purposes.

Section 3.15 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) To the Company’s knowledge, neither the Company nor any Company Subsidiary has caused or contributed to contamination with any Hazardous Substance at any of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, contamination of any land surface or subsurface strata, air, surface water or ground waters) which requires reporting, investigation, removal, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which would give rise to any liability of the Company or any Company Subsidiary under Environmental Laws;

(b) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, or allegedly liable pursuant to applicable Environmental Laws for any contamination by Hazardous Substances at any property owned, leased or operated by a third-person;

(c) the Company and each Company Subsidiary is, and since January 1, 2019 has been, in compliance with all applicable Environmental Laws;

(d) each of the Company and each Company Subsidiary has obtained all material permits, licenses and other authorizations required of the Company under applicable Environmental Laws to carry out its business as is currently conducted, or third parties hold such permits, licenses and authorizations for the benefit of the Company or Company Subsidiary;

(e) neither the Company nor any Company Subsidiary is the subject of any claims pending or, to the Company’s knowledge, threatened in writing alleging any liability arising under Environmental Law; and

(f) this Section 3.15 contains the Company’s sole representations with regards to Environmental Law and Hazardous Substances.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party (such contracts and agreements, excluding any Plan, being the “Material Contracts”):

(i) each contract and agreement with consideration paid by, or payable to, the Company or any of the Company Subsidiaries of more than $2,500,000 over any twelve (12) month period since January 1, 2019;

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(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid by, or payable to, the Company or any Company Subsidiary of more than $2,500,000 over any twelve (12) month period since January 1, 2019;

(iii) all broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary in excess of $1,000,000, over any 12-month period since January 1, 2019;

(iv) all contracts and agreements evidencing indebtedness for borrowed money (other than Intercompany Debt) in an amount greater than $1,000,000, and, in connection therewith, any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a Lien (other than any Permitted Liens) on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person in connection therewith;

(v) all partnership, joint venture or similar agreements;

(vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses (including restrictions on the use of confidential information);

(vii) all contracts and agreements relating to the purchase of engineering or design services that involve more than $2,500,000 in a 12-month period;

(viii) all leases or master leases of personal property that result in annual payments of $1,000,000 or more in a 12-month period;

(ix) contracts or agreements to use any Company-Licensed IP, other than (y) commercially available, “off-the-shelf” Software with annual license and maintenance fees of less than $500,000 and (z) commercially available service agreements to Business Systems that have an individual service or subscription fee of $500,000 or less per annum;

(x) contracts which involve the license or grant of rights to material Company-Owned IP by the Company, excluding any customer, vendor, referral or channel partner agreements entered into in the ordinary course of business;

(xi) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xii) other than as set forth in Section 3.16(a)(xii) – Excluded of the Company Disclosure Schedule, all material contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise); and

(xiii) agreement for the development of Company-Owned IP that is embodied in or distributed with a Product or otherwise for the benefit of the Company (other than employee invention assignment and confidentiality agreements).

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written claim of default under any such Material Contract, except in the case of clauses (i) through (iii), as would not reasonably be expected to have a Company Material Adverse Effect. The Company has, in all material respects, furnished or made available to SPAC true, correct and complete copies of all Material Contracts, including amendments thereto that are material in nature.

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Section 3.17 Insurance. With respect to each material insurance policy of the Company and the Company Subsidiaries, except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

Section 3.18 Certain Business Practices.

(a) The Company and the Company Subsidiaries, and their respective officers, managers, directors and employees (in such capacities) and, to the knowledge of the Company, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and since January 1, 2019 have been, in compliance in all material respects with all applicable Anti-Corruption Laws, and since January 1, 2019, none of the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective directors, officers, or employees, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, including to any person running for federal or state office; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) The Company and the Company Subsidiaries, and their respective officers, managers and directors (in such capacities), and, to the knowledge of the Company, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and since January 1, 2019 have been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Since January 1, 2019, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees (in such capacities) or, to the knowledge of the Company, any agents (in such capacities) (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since January 1, 2019, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective officers, directors or employees or, to the knowledge of the Company, any agents with respect to any applicable Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 3.19 Interested Party Transactions. Except (x) as set forth in Section 3.19 of the Company Disclosure Schedule and (y) for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 3.20 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 3.21 Brokers. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

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Section 3.22 Information Supplied. The information supplied by the Company for inclusion in the Proxy Statement, when so supplied, does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (a) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC, (b) the time of the SPAC Stockholders’ Meeting, and (c) the Closing.

Section 3.23 No Prior Operations of OpCo. OpCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in furtherance or anticipation of the Transactions.

Section 3.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedule), each of the EVgo Parties and each Company Subsidiary hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the EVgo Parties, the Company Subsidiaries, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the EVgo Parties or any Company Subsidiary, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by any EVgo Party pursuant to this Agreement, the EVgo Parties and the Company Subsidiaries have not and do not, and no other person on behalf of the EVgo Parties or the Company Subsidiaries has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any EVgo Party or any Company Subsidiary (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article IV.

REPRESENTATIONS AND WARRANTIES OF SPAC AND SPAC SUB

Except as set forth in the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.03 (Capitalization) and Section 4.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the EVgo Parties as follows:

Section 4.01 Corporate Organization. Each of SPAC and SPAC Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.02 Organizational Documents. Each of SPAC and SPAC Sub has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents and the SPAC Sub Organizational Documents. The SPAC Organizational Documents and the SPAC Sub Organizational Documents are in full force and effect. Neither SPAC nor SPAC Sub is in violation of any of the provisions of the SPAC Organizational Documents and the SPAC Sub Organizational Documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, (ii) 10,000,000 shares of SPAC Founders Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (i) 23,000,000 shares of SPAC Class A

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Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 5,750,000 shares of SPAC Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of SPAC Class A Common Stock or SPAC Founders Stock are held in the treasury of SPAC, (iv) 18,100,000 SPAC Warrants are issued and outstanding, and (v) 18,100,000 shares of SPAC Class A Common Stock are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Founders Stock will convert into SPAC Class A Common Stock at the Closing pursuant to the terms of the SPAC Certificate of Incorporation.

(b) Except for SPAC Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

(c) SPAC owns one hundred percent (100%) of the limited liability company interests in SPAC Sub (the “SPAC Sub Interests”). The SPAC Sub Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the SPAC Sub Organizational Documents.

(d) All outstanding SPAC Units, shares of SPAC Class A Common Stock, shares of SPAC Founders Stock and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(e) The SPAC Class B Common Stock being delivered by SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents. The SPAC Class B Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(f) Except for the Subscription Agreements, this Agreement, the SPAC Warrants and the SPAC Founders Stock, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of SPAC Class A Common Stock and SPAC Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by; and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the Sponsor Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC or any of its subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 4.04 Authority Relative to This Agreement. Each of SPAC and SPAC Sub have all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and SPAC Sub and the consummation by each of SPAC and SPAC Sub of the Transactions have been duly and validly authorized by all necessary organizational action, and no other corporate or limited liability company proceedings on the part of SPAC or SPAC Sub, as applicable, are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the SPAC, the issuance of SPAC Class A Common Stock and SPAC Class B Common Stock and the amendment and restatement of the SPAC Certificate of Incorporation pursuant to this Agreement, which require the approval of a majority of the then-outstanding shares of SPAC Common Stock). This Agreement has been duly and

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validly executed and delivered by SPAC and SPAC Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of SPAC or SPAC Sub, enforceable against SPAC or SPAC Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Certificate of Incorporation shall not apply to this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of SPAC, no other state takeover statute is applicable to the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of SPAC and SPAC Sub do not, and the performance of this Agreement by each of SPAC and SPAC Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the SPAC Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to each of SPAC or SPAC Sub or by which any of their property or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or SPAC Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or SPAC Sub is a party or by which each of SPAC or SPAC Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to individually or in the aggregate be material to SPAC or SPAC Sub, or prevent the consummation by SPAC or SPAC Sub of the transactions contemplated by this Agreement and the Transaction Documents.

(b) The execution and delivery of this Agreement by each of SPAC and SPAC Sub do not, and the performance of this Agreement by each of SPAC and SPAC Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and HSR Clearance and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or SPAC Sub from performing its material obligations under this Agreement, or prevent the consummation by SPAC or SPAC Sub of the transactions contemplated by this Agreement and the Transaction Documents.

Section 4.06 Compliance.

(a) Neither SPAC nor SPAC Sub is or has been in conflict with, or in default, breach or violation of, (i) any Law applicable to SPAC or SPAC Sub or by which any property or asset of SPAC or SPAC Sub is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or SPAC Sub is a party or by which SPAC or SPAC Sub or any property or asset of SPAC or SPAC Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not reasonably be expected to individually or in the aggregate be material to SPAC or SPAC Sub. Each of SPAC and SPAC Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or SPAC Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

(b) SPAC is not a party to any contract with any other person other than (i) this Agreement and the agreements expressly contemplated hereby, (ii) engagement and indemnification agreements with legal, financial and other advisors listed in Section 4.06(b) of the SPAC Disclosure Schedule, (iii) contracts filed prior to the date hereof as exhibits to the SPAC SEC Reports, (iv) D&O Insurance contracts, (v) the contracts listed in Section 4.06(b) of the SPAC Disclosure Schedule, and (vi) any other contracts that, in the aggregate, require payment following the date hereof by SPAC of less than $150,000 for all such contracts in the aggregate. SPAC is not a party to any contract that, as of and following the Closing, will impose any limitations or restrictions on the business activities of SPAC, the Company or any Company Subsidiary.

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Section 4.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since September 29, 2020, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true, correct and complete copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material to SPAC). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor SPAC Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s and SPAC Sub’s business.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true, correct and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal

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controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since September 30, 2020, there have been no material changes in SPAC’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.08 Absence of Certain Changes or Events.

(a) Since its incorporation and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) SPAC has conducted its business in all material respects in the ordinary course, other than due to any actions taken in response to COVID-19 or any COVID-19 Measures and (ii) there has not been a SPAC Material Adverse Effect.

(b) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a business combination in accordance with the SPAC Organizational Documents. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, such a business combination.

Section 4.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. SPAC is not subject to any continuing order of, consent decree or settlement agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 4.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and that has not been subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the stockholders of SPAC approve and adopt this Agreement, the Combination Transactions and the other Transactions, and directed that this Agreement, the Combination Transactions and the other Transactions, be submitted for consideration by the stockholders of SPAC at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock.

(c) SPAC, in its capacity as the sole member of SPAC Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Combination Transactions and the other Transactions are fair to and in the best interests of SPAC Sub and (ii) approved this Agreement, the Combination Transactions and the other Transactions.

(d) The only vote of the holders of any class or series of equity interests of SPAC Sub necessary to approve this Agreement, the Combination Transactions and the other Transactions is the consent of the sole member of SPAC Sub.

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Section 4.11 No Prior Operations of SPAC Sub. SPAC Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in furtherance or anticipation of the Transactions.

Section 4.12 Brokers. Except as set forth in Section 4.12 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or SPAC Sub.

Section 4.13 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $230,000,000 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $8,050,000 of Deferred Underwriting Fees) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 29, 2020, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any fact, circumstance or event which, with the giving of notice or the lapse of time, would constitute a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (b) that would entitle any person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. Following the Closing, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending, or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. SPAC has no knowledge that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing

Section 4.14 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC and SPAC Sub do not have (and have never had) any employees, and have not retained any contractors, other than consultants and advisors in the ordinary course of business that are independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC and SPAC Sub have never and do not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) with respect to any Employee Benefit Plan.

Section 4.15 Taxes.

(a) Each of SPAC and SPAC Sub (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns it is required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

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(b) Neither SPAC nor SPAC Sub (i) has any liability for the Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Laws), other than any such group of which SPAC or SPAC Sub is the common parent, or as a transferee or a successor or by contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes), or (ii) is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes).

(c) No private letter rulings, technical advice memoranda, closing agreements or similar rulings or agreements have been requested, entered into, or issued by any Tax authority with respect to SPAC or SPAC Sub. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect SPAC or SPAC Sub.

(d) Neither SPAC nor SPAC Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; (v) election pursuant to Section 965(h) of the Code; or (vi) prepaid amount received prior to the Closing outside the ordinary course of business.

(e) Each of SPAC and SPAC Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the reporting and withholding of Taxes, including the maintenance of required records with respect thereto.

(f) Neither SPAC nor SPAC Sub has engaged in or entered into a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4.

(g) There are no material Tax liens upon any assets of SPAC or SPAC Sub except for Permitted Liens.

(h) No written claim has been made by a Tax authority in a jurisdiction where Tax Returns with respect to SPAC or SPAC Sub are not filed asserting that SPAC or SPAC Sub is or may be subject to Tax in that jurisdiction. Neither SPAC nor SPAC Sub has received a nexus questionnaire from any state or local tax jurisdiction in which SPAC or SPAC Sub does not file any returns or remit any Taxes.

(i) SPAC and SPAC Sub have collected all material sales and use Taxes required to be collected, and have remitted on a timely basis, such amounts to the appropriate Tax authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(j) Neither SPAC nor SPAC Sub has deferred any payroll Taxes or availed themselves of any of the Tax deferral, credits or benefits pursuant to the CARES Act, the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020), or otherwise taken advantage of any change in Law in connection with COVID-19 that has the result of reducing or temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of SPAC or SPAC Sub to any Governmental Authority. Neither SPAC nor SPAC Sub has sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(k) Each of SPAC and SPAC Sub is, and has been since its formation, classified as a corporation for U.S. federal income Tax purposes.

(l) Neither SPAC nor SPAC Sub is or ever has been a “personal holding company” within the meaning of Section 542(a) of the Code.

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Section 4.16 Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CLII.U”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CLII”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CLII WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Units, shares of SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on the New York Stock Exchange. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, shares of SPAC Class A Common Stock, or the SPAC Warrants under the Exchange Act.

Section 4.17 Interested Party Transactions. In connection with the Private Placements or in connection with any loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, there are no transactions, contracts, side letters, arrangements or understandings between SPAC or SPAC Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of SPAC, Sponsor or SPAC Sub, on the other hand (each, a “SPAC Interested Party Transaction”).

Section 4.18 SPAC’s and SPAC Sub’s Investigation and Reliance. Each of SPAC and SPAC Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and SPAC Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, SPAC Sub and their Representatives acknowledge and agree they have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor SPAC Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article III (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, SPAC Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or SPAC Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC and SPAC Sub acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 4.19 Information Supplied. The information supplied by SPAC for inclusion in the Proxy Statement, when so supplied, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (a) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC, (b) the time of the SPAC Stockholders’ Meeting and (c) the Closing.

Article V.

CONDUCT OF BUSINESS

Section 5.01 Conduct of Business by the Company.

(a) The Company agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (1) contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 5.01 of the Company Disclosure Schedule, and (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority) or prevalent industry standard (including during any emergency), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and, since January 17, 2020, in a manner consistent with past practice; and

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(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other persons, with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Schedule, and (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of formation or operating agreement or equivalent organizational documents;

(ii) other than in connection with the incurrence of indebtedness permitted hereunder, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary;

(iii) sell or otherwise dispose of any material assets other than in the ordinary course of business;

(iv) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests; provided that if Holdings or any of its affiliates (other than the Company and the Company Subsidiaries) contributes or loans any amounts to the Company or any Company Subsidiary prior to Closing, and such amounts are not spent by the Company or such Company Subsidiary prior to Closing, the Company and the Company Subsidiaries shall be entitled to distribute or repay, as applicable, such unexpended amounts to Holdings immediately prior to Closing;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(vii) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any other business combination) all or substantially all of the assets of any corporation, partnership, other business organization or any division thereof; or (B) other than the Intercompany Debt, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, such obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(viii) except in the ordinary course of business (including health and welfare plan renewals), as may be required by applicable Law or the terms of an existing Employee Benefit Plan, as is necessary in order to consummate the Transactions, as set forth in this Agreement, and as is reasonably determined by the Company to be advisable in connection with the Company’s preparation to be a public company with common equity that is listed on the New York Stock Exchange (the “NYSE”) or Nasdaq Capital Markets (“Nasdaq”), as mutually agreed by the parties pursuant to Section 6.10 (including hiring or retaining employees or consultants in connection therewith) or the consummation of the Transactions, adopt, amend and/or terminate any Plan, including, but not limited to, by (A) granting any material increase in compensation, incentives or benefits payable or to become payable to any current or former director or officer, (B) entering into any new, or materially amending any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer, or (C) accelerating or committing to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or officer;

(ix) materially amend (other than reasonable and usual amendments in the ordinary course of business or amendments made in connection with any Transactions) any accounting policies or procedures, other than as required by GAAP;

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(x) except with respect to matters set forth on Section 3.14 of the Company Disclosure Schedule: (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (E) surrender any right to claim a Tax refund, or (F) enter into any Tax sharing, allocation, indemnity or similar agreement (except for any agreement the principal purpose of which is not related to Taxes);

(xi) materially amend, modify or consent to the termination (excluding any termination in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any termination in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xii) intentionally permit any material and useful item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP other than, in each case, in the ordinary course of business;

(xiii) except to the extent not ultimately resulting in any liability to the Company and the Company Subsidiaries, waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $2,500,000 in the aggregate in excess of any insurance proceeds paid with respect to any such amounts without giving SPAC reasonably prompt written notice of the material terms thereof following any such action; or

(xiv) enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing (i) if obtaining such consent might reasonably be expected to violate applicable Law or (ii) in response to COVID-19 Measures or any emergency, and nothing contained in this Section 5.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations. Without limiting the ability of the Company or any Company Subsidiary to take any such action, the Company shall use commercially reasonable efforts to notify SPAC on a monthly basis of any Material Contracts entered into in the prior calendar month.

Section 5.02 Conduct of Business by SPAC and SPAC Sub. Except as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or prevalent industry standard (including during any emergency), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and SPAC Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither SPAC nor SPAC Sub shall, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the SPAC Organizational Documents or the SPAC Sub Organizational Documents or form any subsidiary of SPAC other than SPAC Sub;

(b) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

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(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants or equity interests of SPAC Sub except for payments from the Trust Fund pursuant to the exercise of Redemption Rights and conversions of the SPAC Founders Stock that are required pursuant to the SPAC Organizational Documents;

(e) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or SPAC Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC or SPAC Sub, except in connection with conversion of the SPAC Founders Stock pursuant to the SPAC Organizational Documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to the extent determined by SPAC in good faith to be necessary to finance SPAC’s transaction costs in connection with the transactions contemplated hereby (in each case solely to the extent such costs are incurred as permitted by this Agreement); provided, that SPAC shall provide the Company prompt notice of any such loans;

(f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization, enter into any strategic joint ventures, partnerships or alliances with any other person or enter into any other extraordinary corporate transaction or (ii) otherwise acquire any assets of, or equity interests in, a corporation, partnership or other business organization;

(g) incur any indebtedness or guarantee any indebtedness or obligations of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC or its subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the case of a loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions (in each case solely to the extent such costs or expenses are incurred as permitted by this Agreement); provided, that SPAC shall provide the Company prompt notice of any such loans;

(h) enter into (A) any SPAC Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a SPAC Interested Party Transaction) or (B) any contract or other agreement that (x) requires payment following the date hereof by SPAC or any of its affiliates of more than $150,000 for all such contracts in the aggregate or (y) imposes any limitations or restrictions on the business activities of SPAC or any of its affiliates (including any such limitations or restrictions occurring on or after Closing);

(i) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(j) except with respect to matters set forth in Section 4.15 of the SPAC Disclosure Schedule: (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make, change or rescind any material election relating to Taxes, (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (v) surrender any right to claim a Tax refund, or (vi) enter into any Tax sharing, allocation, indemnity or similar agreement (except for any agreement the principal purpose of which is not related to Taxes);

(k) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or SPAC Sub;

(l) (i) amend, modify or terminate or (ii) breach, the Trust Agreement or any other agreement related to the Trust Account;

(m) cancel, modify or waive any debts or claims held by SPAC or waive any rights held by SPAC;

(n) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;

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(o) incur (i) any costs or expenses except reasonable costs and expenses of a nature and in such amounts as (A) required for the performance and satisfaction of SPAC’s obligations under this Agreement and the other Transaction Documents and the contracts set forth on Section 4.06(b) of the SPAC Disclosure Schedule, the satisfaction of the conditions to Closing, and the consummation of the Private Placements and the Transactions, and (B) necessary to comply with the rules and regulations of the SEC, and (ii) such other reasonable out of pocket costs and expenses (not to exceed $250,000) incurred in the ordinary course of business and determined in good faith by SPAC’s management to be necessary or appropriate in connection with the administration of SPAC consistent with prudent industry standards;

(p) make, or commit to make, any capital expenditures;

(q) hire or retain any employee or consultant or adopt or enter into any Employee Benefit Plan; or

(r) enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Section 5.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, including the previous sentence, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, SPAC Sub or any other person (a) for legal relief against monies or other assets of SPAC or SPAC Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against SPAC (or any successor entity) or SPAC Sub in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, to the extent that SPAC prevails in such action or proceeding.

Article VI.

ADDITIONAL AGREEMENTS

Section 6.01 Proxy Statement.

(a) Subject to delivery of the Audited Financial Statements, as promptly as practicable after the execution of this Agreement, subject to the terms of this Section 6.01, SPAC (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of SPAC relating to the meeting of SPAC’s stockholders (including any adjournment or postponement thereof, the “SPAC Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and Transactions, (ii) approval of the issuance of SPAC Class A Common Stock and SPAC Class B Common Stock as contemplated by this Agreement and the Subscription Agreements, (iii) the amendment and restatement of the SPAC Certificate of Incorporation in the form of the Second A&R SPAC Certificate of Incorporation, and (iv) any other proposals as may be mutually agreed by SPAC and the Company as necessary to effectuate the Transactions and included in the Proxy Statement (collectively, the “SPAC Proposals”). The Company shall furnish all information concerning the Company and the Company Subsidiaries as SPAC may reasonably request in connection with such actions and the preparation of the Proxy Statement. SPAC and the Company each shall use their commercially reasonable efforts to (x) cause the Proxy Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto and (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. As

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promptly as practicable following the clearance of the Proxy Statement by the SEC, SPAC shall mail the Proxy Statement to its stockholders. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement will be made by SPAC without the written approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned, or delayed) any response to comments of the SEC with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto.

(c) If, at any time prior to the Closing, any event or circumstance relating to SPAC or SPAC Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy Statement, SPAC shall promptly inform the Company. SPAC covenants that all documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform SPAC. All documents that the Company is responsible for filing with the SEC in connection with Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.02 SPAC Stockholders’ Meeting; and SPAC Stockholder’s Approval. SPAC shall call and hold the SPAC Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its commercially reasonable efforts to hold the SPAC Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that SPAC may (or, upon the receipt of a reasonable request to do so from the Company, shall) postpone or adjourn the SPAC Stockholders’ Meeting on one or more occasions for up to forty-five (45) days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 6.08 of this Agreement. SPAC shall use its commercially reasonable efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its stockholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing, if the SPAC Board, after consultation with its outside legal counsel, determines in good faith that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties to SPAC’s stockholders under applicable Law, then the SPAC Board may withdraw or modify its recommendation in the Proxy Statement so long as SPAC (to the extent lawful and reasonably practicable) first provides the Company with at least five (5) Business Days advance written notice of such withdrawal or modification and the reason for such withdrawal or modification. SPAC shall keep Holdings reasonably informed on all matters related to the SPAC Stockholders’ Meeting (including the exercise of any Redemption Rights in connection therewith).

Section 6.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the EVgo Parties nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate a contract to which such person is party, or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

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(b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated November 4, 2020 (the “Confidentiality Agreement”), between SPAC and EVgo Services LLC.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 6.04 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Article VIII, the parties hereto shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or equity interests or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 6.04. Each party shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transactions that prohibits such party from considering such inquiry or proposal, but only, in the case of SPAC, to the extent not inconsistent with the fiduciary duties of the SPAC Board. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 6.04 by a party or any of its affiliates or Representatives shall be deemed to be a breach of this Section 6.04 by such party.

Section 6.05 Employee Benefits Matters.

(a) SPAC shall, or shall cause OpCo or its applicable subsidiary to provide the employees of the Company or any of the Company Subsidiaries who remain employed as of the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by OpCo or any of its subsidiaries for service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, SPAC shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by OpCo or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, OpCo will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

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(b) Prior to the filing of the definitive Proxy Statement, SPAC will adopt a customary equity incentive plan and form of award agreements thereunder proposed by the Company.

(c) Prior to the filing of the definitive Proxy Statement, the Company may amend and restate the employment agreements with each of the individuals set forth on Section 6.05(c) of the Company Disclosure Schedule (the “Employment Agreements”), which Employment Agreements shall contain market terms for a public company of similar size and industry to the Company.

(d) The provisions of this Section 6.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan or shall require the Company, SPAC, OpCo and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 6.06 Directors’ and Officers’ Indemnification.

(a) The limited liability company agreement of the Company following the Transactions shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Holdings LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. SPAC further agrees that with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six years from the Closing, the Company shall, and SPAC shall cause the Company to indemnify and hold harmless each present and former director and officer of the Company and the Company Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under applicable Law and the Holdings LLC Agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) For a period of six years from the Closing, SPAC shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the directors’ and officers’ liability insurance policy applicable to Holdings, the Company and the Company Subsidiaries and their respective directors and officers (including as may be maintained by any LS Fund) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then SPAC will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Closing, the Company or Holdings may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium (it being understood that if Holdings purchases such a policy, any expenses related thereto shall for all purposes hereof deemed to be a EVgo Transaction Expense that will be reimbursed by SPAC) . If the Company elects to purchase such a “tail” policy prior to the Closing, SPAC will maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and SPAC is unable to obtain the insurance described in this Section 6.06(b) for an amount less than or equal to the Maximum Annual Premium, SPAC will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

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(c) On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of SPAC, which indemnification agreements shall continue to be effective following the Closing.

(d) In the event SPAC, the Company, OpCo or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of SPAC, the Company and OpCo, as the case may be, shall assume all of the obligations set forth in this Section 6.06.

Section 6.07 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party hereto becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article VIII), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VII to fail.

Section 6.08 Further Action.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their commercially reasonable efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, SPAC shall use its commercially reasonable efforts to consummate the Private Placement in accordance with the Subscription Agreements, and Holdings shall reasonably cooperate with SPAC in such efforts. SPAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to cause the condition set forth in Section 7.02(e) to fail.

Section 6.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article VIII) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of SPAC and the EVgo Parties shall each use its commercially reasonable efforts to consult with each other before issuing any

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press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 6.09 shall prevent (i) SPAC or the EVgo Parties and/or its respective affiliates from publishing any press release or public announcement that is substantively consistent with public statements set forth in (x) the initial press release, (y) other press releases published by the EVgo Parties and/or its respective affiliates prior to the date of this Agreement, or (z) previously consented to by the other party in accordance with this Section 6.09, (ii) SPAC or the EVgo Parties and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements set forth in (x) the initial press release, (y) other press releases published by the EVgo Parties and/or its respective affiliates prior to the date of this Agreement, or (z) previously consented to by the other party in accordance with this Section 6.09 or (iii) the EVgo Parties and its affiliates from furnishing customary or other reasonable information concerning the Transactions to their respective members, managers, limited partners, and advisory or similar committees.

Section 6.10 Stock Exchange Listing. SPAC will use its commercially reasonable efforts to cause the SPAC Class A Common Stock issuable in connection with the Transactions (including all shares of SPAC Class A Common Stock issuable upon the exercise of the Class B Exchange Right) to be approved for listing on the NYSE or Nasdaq, as mutually agreed by the parties (which, if Nasdaq, shall include SPAC using its commercially reasonable efforts to delist the SPAC Units, SPAC Class A Common Stock and SPAC Warrants from the NYSE and instead prepare and submit to Nasdaq a listing application covering such securities). During the period from the date hereof until the Closing, SPAC shall use its commercially reasonable efforts to keep the SPAC Units, SPAC Class A Common Stock and SPAC Warrants listed for trading on the NYSE or, if Nasdaq is mutually agreed upon by the parties pursuant to the foregoing, on Nasdaq.

Section 6.11 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and SPAC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 6.11(b) may (i) be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company, (ii) be restricted to outside counsel

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and redacted as necessary to comply with contractual arrangements, and (iii) to the extent constituting Item 4(c) information on the HSR Act filing form, be kept confidential by the applicable party and not disclosed to the other party hereunder.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 6.12 Trust Account. As of the Closing, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash for immediate use on the balance sheet of SPAC, and to be used (a) to pay the Company’s and SPAC’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 6.13 Tax Matters. For U.S. federal (and any applicable state or local) income Tax purposes, each of Holdings, SPAC and SPAC Sub hereby agrees to treat certain portions of the Combination Transactions as follows:

(a) in accordance with Revenue Ruling 99-5, 1999-1 CB 434 (Situation 2), the SPAC Sub Contribution shall be treated as the formation of OpCo as a partnership by way of a contribution by (i) Holdings to OpCo of all of the assets held directly or indirectly by the Company in exchange for the Holdings OpCo Units and (ii) SPAC Sub to OpCo of all of its assets, except the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement, in exchange for the Issued OpCo Units, in each case, pursuant to Section 721 of the Code;

(b) each of the Holdings Class B Shares and the right to request redemption of OpCo Units contemplated by the OpCo A&R LLC Agreement shall be treated as having a fair market value equal to zero dollars ($0) at the time of the Combination Transactions; and

(c) any rights under the Tax Receivable Agreement associated with redemptions of OpCo Units after the date hereof shall not be recognized as consideration received in exchange for the Combination Transactions and shall be taken into account as consideration only in connection with such redemptions.

The tax treatment described in Section 6.13(a), Section 6.13(b) and Section 6.13(c) collectively, is referred to as the “Intended Tax Treatment.” Unless otherwise required by a “determination” as defined in Section 1313(a) of the Code, each of Holdings, SPAC and SPAC Sub shall (and, if applicable, shall cause its affiliates to): (x) file all Tax Returns in a manner consistent with the Intended Tax Treatment, and (y) not take any action or position inconsistent with the Intended Tax Treatment.

Section 6.14 Directors. SPAC shall take all necessary action so that immediately after the Closing, the SPAC Board is comprised of the individuals designated on Exhibit H and such other individuals as are designated by Holdings and reasonably acceptable to SPAC.

Section 6.15 Certain Matters.

(a) SPAC shall use its commercially reasonable efforts to provide or obtain, or cause its affiliates to provide or obtain, for the benefit or account of the Company or a Company Subsidiary, as applicable, all such letters of credit, guarantees, surety bonds, equity commitment letters, cash collateral, third party indemnification or payment agreements and other credit support to take effect on the Closing Date (“Replacement Credit Support”) as is required to replace all outstanding credit support set forth in Section 6.15 of the Company Disclosure Schedule (the “Company Credit Support”); provided, that to the extent any such Replacement Credit Support has not been obtained as of

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Closing, SPAC and Holdings shall enter into an indemnification agreement, in a form acceptable to Holdings, pursuant to which SPAC shall agree to indemnify Holdings and its affiliates to the extent any liabilities, costs or expenses are incurred by Holdings or any of its affiliates with respect to the Company Credit Support (and, to the extent any such indemnification obligations are not promptly satisfied, the issuance of a promissory note from EVgo Services LLC to Holdings on customary terms with a principal amount equal to the amount of such incurred liabilities, costs or expenses).

(b) In connection with the items contemplated by Section 6.15(a), (i) the Company will reasonably cooperate with SPAC in obtaining the Replacement Credit Support and (ii) without the prior written consent of the Company, none of the SPAC, SPAC Sub and their respective Representatives shall initiate or participate in any communication or requests for meetings in connection with obtaining the Replacement Credit Support with the counterparty to any Company Credit Support.

(c) The Company shall, and shall cause its affiliates to, take such action and make such payments as may be necessary so that, as of the Closing, there shall be no Intercompany Debt.

Section 6.16 Audited Financial Statements.The Company shall use its commercially reasonable efforts to deliver to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”) not later than thirty (30) days from the date of this Agreement.

Article VII.

CLOSING CONDITIONS

Section 7.01 Conditions to the Obligations of Each Party. The obligations of the EVgo Parties, SPAC and SPAC Sub to consummate the Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following conditions:

(a) SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the Proxy Statement, the Delaware General Corporation Law, the SPAC Organizational Documents and the rules and regulations of the New York Stock Exchange.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c) HSR. HSR Clearance shall have been obtained, made or given.

(d) Stock Exchange Listing. The shares of SPAC Class A Common Stock to be issued in connection with the Transactions (including all shares of SPAC Class A Common Stock issuable upon the exercise of the Class B Exchange Right) shall be listed on the NYSE, or Nasdaq, as mutually agreed by the parties pursuant to Section 6.10, as of the Closing Date.

(e) SPAC Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Private Placements and following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents.

Section 7.02 Conditions to the Obligations of SPAC and SPAC Sub. The obligations of SPAC and SPAC Sub to consummate the Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 3.01, Section 3.04 and Section 3.21 shall each be true and correct in all material respects as of the date hereof and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.08(b) shall be true and correct in all respects as of the date hereof, (iii) Section 3.03 shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such

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date (except to the extent any changes that reflect actions permitted in accordance with Section 5.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) or except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional liability to the Company, OpCo, SPAC, SPAC Sub or their affiliates, and (iv) the other provisions of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failures of any such representations and warranties to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. Each EVgo Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such EVgo Party on or prior to the Closing.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred and be continuing between the date of this Agreement and the Closing Date.

(e) Closing Deliveries. Holdings shall have delivered or caused to be delivered (or will deliver or cause to be delivered at Closing) to (i) SPAC the documents and deliveries set forth in Section 2.02(c) and (ii) OpCo the documents and deliveries set forth in Section 2.02(e), in each case, duly executed by the EVgo Parties as applicable.

Section 7.03 Conditions to the Obligations of Holdings and the Company. The obligations of Holdings and the Company to consummate the Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC and SPAC Sub contained in (i) Section 4.01, Section 4.04 and Section 4.12 shall each be true and correct in all material respects as of the date hereof and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(a)(ii) shall be true and correct in all respects as of the date hereof, (iii) Section 4.03 shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) or except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional liability to the Company, OpCo, SPAC, SPAC Sub or their affiliates and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC and SPAC Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

(d) Minimum Trust Account Cash. The Trust Account Cash shall not be less than $115,000,000.

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(e) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred and be continuing between the date of this Agreement and the Closing Date.

(f) Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to SPAC immediately prior to the Closing, and all such funds released from the Trust Account shall be available for immediate use to SPAC in respect of all or a portion of the payment obligations set forth in Section 6.12 and the payment of SPAC’s fees and expenses incurred in connection with this Agreement, the Combination Transactions and the other Transactions.

(g) Credit Support. SPAC shall have provided evidence that (i) all Replacement Credit Support has been put in place and will become effective as of the Closing and (ii) all existing credit support shall have been released at the Closing, in each case to the Company’s reasonable satisfaction.

(h) Closing Deliveries. (i) SPAC shall have delivered (or will deliver at Closing) to Holdings the documents and deliveries set forth in Section 2.02(b) and (ii) SPAC Sub shall have delivered (or will deliver at Closing) to OpCo the documents and deliveries set forth in Section 2.02(d), in each case, duly executed as applicable.

Article VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company; or

(b) by either SPAC or the Company if the Closing shall not have occurred prior to the date that is one hundred and eighty (180) days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VII on or prior to the Outside Date; or

(c) by either SPAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting; provided, however, that this Agreement may not be terminated under this Section 8.01(d) by or on behalf of SPAC if, directly or indirectly, through its affiliates, SPAC is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of the condition set forth in Section 7.01(a); or

(e) by SPAC upon a material breach of any representation, warranty, covenant or agreement on the part of the EVgo Parties set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied at the Closing (“Terminating EVgo Breach”); provided that SPAC has not waived such Terminating EVgo Breach and SPAC and SPAC Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating EVgo Breach is curable by such EVgo Party, SPAC may not terminate this Agreement under this Section 8.01(e) for so long as the applicable EVgo Party continues to exercise its commercially reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the EVgo Parties and the Outside Date; or

(f) by Holdings upon a material breach of any representation, warranty, covenant or agreement on the part of SPAC and SPAC Sub set forth in this Agreement, or if any representation or warranty of SPAC and SPAC Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied at the Closing (“Terminating SPAC Breach”); provided that Holdings has not waived such Terminating

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SPAC Breach and the EVgo Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC and SPAC Sub, Holdings may not terminate this Agreement under this Section 8.01(f) for so long as SPAC and SPAC Sub continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the EVgo Parties and the Outside Date.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) this Section 8.02, Section 8.03, Section 9.06, Section 9.07 and Section 9.10 (and any corresponding definitions set forth in Article I) and (ii) in the case of any willful and material breach of this Agreement by a party hereto. Prior to Closing, each party’s sole and exclusive remedy for any breach of this Agreement (whether at Law, in equity, in contract, in tort or otherwise), or for any failure of the Closing to occur for any reason or no reason, shall be (i) to specifically enforce the obligations of this Agreement pursuant to Section 9.10 or (ii) to terminate this Agreement in accordance with this Article VIII.

Section 8.03 Expenses. Except as set forth in this Section 8.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided that if the Closing shall occur, SPAC shall pay or cause to be paid, (i) the accrued but unpaid EVgo Transaction Expenses and (ii) any expenses of SPAC Sub or its affiliates incurred in connection with this Agreement and the Transactions (it being understood that any payments to be made (or to cause to be made) by SPAC under this Section 8.03 shall be paid as soon as reasonably practicable upon consummation of the Transactions and release of proceeds from the Trust Account). In addition, SPAC shall pay to Holdings at Closing as a reimbursement an amount equal to (x) any EVgo Transaction Expenses paid by Holdings or any of its affiliates (other than the Company and the Company Subsidiaries) prior to Closing and (y) any cash contributions or loans made by Holdings or any of its affiliates (other than the Company and the Company Subsidiaries) to the Company or any Company Subsidiary in respect of any EVgo Transaction Expenses.

Section 8.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.05 Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the EVgo Parties, (ii) waive any inaccuracy in the representations and warranties of the EVgo Parties contained herein or in any document delivered by the EVgo Parties pursuant hereto, and (iii) waive compliance with any agreement of the EVgo Parties or any condition to its own obligations contained herein and (b) Holdings may (i) extend the time for the performance of any obligation or other act of SPAC or SPAC Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC or SPAC Sub contained herein or in any document delivered by SPAC pursuant hereto, and (iii) waive compliance with any agreement of SPAC or SPAC Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article IX.

GENERAL PROVISIONS

Section 9.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to SPAC or SPAC Sub:

Climate Change Crisis Real Impact I Acquisition Corporation
300 Carnegie Center, Suite 150
Princeton, New Jersey 08540
Attention: David Crane, Chief Executive Officer
Email: legal@climaterealimpactsolutions.com

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with a copy (which will not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best; James B. Carlson
Email: ebest@mayerbrown.com; jcarlson@mayerbrown.com

if to any EVgo Party:

c/o LS Power Equity Advisors, LLC
1700 Broadway, 35th Floor
New York, New York 10019
Attention: General Counsel
Email: jstaikos@lspower.com

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin Street
25th Floor, Ste. 2500
Houston, Texas 77002
Attention: Ramey Layne; John Kupiec
Email: rlayne@velaw.com; jkupiec@velaw.com

Section 9.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability in respect thereof or relating thereto), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX and any corresponding definitions set forth in Article I.

Section 9.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.04 Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 9.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 9.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court in New Castle County; provided, that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or

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any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

Section 9.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

Section 9.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the

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“Contracting Parties”) except as set forth in this Section 9.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate (including the LS Fund and its affiliates and Representatives), agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate (including the LS Fund and its affiliates and Representatives), agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, lost profits or revenues, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

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IN WITNESS WHEREOF, SPAC, SPAC Sub, Holdings, the Company and OpCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
By	/s/ John A. Cavalier
Name:	John A. Cavalier
Title:	Chief Financial Officer
CRIS THUNDER MERGER LLC
By:	Climate Change Crisis Real Impact I Acquisition Corporation, its sole member
By	/s/ John A. Cavalier
Name:	John A. Cavalier
Title:	Chief Financial Officer

[Signature Page to Business Combination Agreement]

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EVGO HOLDINGS, LLC
By	/s/ David Nanus
Name:	David Nanus
Title:	EVP
EVGO HOLDCO, LLC
By:	EVgo Holdings, LLC, its sole member
By	/s/ David Nanus
Name:	David Nanus
Title:	EVP
EVGO OPCO, LLC
By EVgo Holdings, LLC, its sole member
By	/s/ David Nanus
Name:	David Nanus
Title:	EVP

[Signature Page to Business Combination Agreement]

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EXHIBIT A

Form of Registration Rights Agreement

[Attached]

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REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among EVgo Inc., a Delaware corporation f/k/a Climate Change Crisis Real Impact I Acquisition Corporation (the “Company”), Climate Change Crisis Real Impact I Acquisition Holdings, LLC, a Delaware limited liability company (the “CRIS Sponsor”), EVgo Holdings, LLC, a Delaware limited liability (“EVgo Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the CRIS Sponsor, the EVgo Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company and the CRIS Sponsor entered into that certain Securities Subscription Agreement, dated as of August 10, 2020, pursuant to which the Sponsor purchased an aggregate of 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”);

WHEREAS, on September 29, 2020, the Company, the CRIS Sponsor and certain other security holders named therein (the “Existing Holders”) entered into that certain Registration and Stockholder Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the CRIS Sponsor and such other Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on January 21, 2021, the Company, CRIS Thunder Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), EVgo Sponsor, EVgo HoldCo, LLC, a Delaware limited liability company (“EVgo HoldCo”) and EVGO OPCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of EVgo Sponsor (“OpCo”), entered into that certain Business Combination Agreement (the “BCA”), pursuant to which the parties to the BCA will undertake the transactions described therein (the “Business Combination”);

WHEREAS, after the closing of the Business Combination, the Holders (other than EVgo Sponsor) will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), the CRIS Sponsor will own warrants of the Company, each such warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.50 per share (the “Private Placement Warrants”) and EVgo Sponsor will own common units of OpCo (“OpCo Units”) and shares of the Company’s Class B Common Stock, which together will be exchangeable for shares of Common Stock pursuant to the terms of the amended and restated limited liability company agreement of OpCo; and

WHEREAS, the Company and the Existing Holders desire to terminate the Existing Registration Rights Agreement and enter into this Agreement with EVgo Sponsor and the Holders, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

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“Class B Common Stock” shall have the meaning give in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“CRIS Sponsor” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least $40 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“EVgo HoldCo” shall have the meaning given in the Preamble.

“EVgo Sponsor” shall have the meaning given in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-3” shall mean a Registration Statement on Form S-3 or any similar short-form registration statement that may be available at such time.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or necessary to make the statements therein not misleading, or an untrue statement of a material fact or an omission to state a material fact necessary to make the statements in a Prospectus, in the light of the circumstances under which they were made, not misleading.

“OpCo Units” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (c) any outstanding shares of Common Stock held by a Holder as of the date of this Agreement, (d) any shares of Common Stock issued or issuable upon exchange of OpCo Units and Class B Shares held by a Holder as of the date of this Agreement and (e) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in

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connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Security when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1(b).

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

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ARTICLE II
REGISTRATIONS

2.1. Registration.

2.1.1 Shelf Registration. (a) The Company agrees that, within fifteen (15) business days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities permitted to be registered for resale from time to time pursuant to Rule 415(a)(1)(i) on a Registration Statement on Form S-1. The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

(b) The Company agrees that, as soon as reasonably practicable after the Company is eligible to register Registrable Securities on Form S-3 (but in any event not less than 15 days thereafter), the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities not included on Registration Statement required to be filed pursuant to subsection 2.1.1(a) (collectively, the “Shelf Registrations”). The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 of this Agreement or any other part of this Agreement, a Registration pursuant to a Shelf Registration shall not count as a Registration unless and until the Registration Statement filed with the Commission with respect to a Registration pursuant to a Shelf Registration has been declared effective by, or become effective pursuant to rules promulgated by, the Commission. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (x) as shall be selected by the Company and (y) as shall permit the resale of the applicable Registrable Securities by the Holders.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 of this Agreement or a new Registration Statement if such Demanding Holders’ Registrable Securities are not then registered by a Registration Statement filed with the Commission in accordance with subsection 2.1.1 or permitted to offer in an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 (an “Underwritten Demand”). The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) business days (one (1) business day if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of four (4) Underwritten Offerings within any twelve (12)-month period pursuant to this subsection 2.1.3 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) days after the closing of an Underwritten Offering (or such shorter period if permitted by applicable lock-up agreements). Notwithstanding the foregoing, no Underwritten Demand will be effective hereunder unless the net proceeds (net of underwriting fees and commissions) to the Holders from the sale of the Registrable Securities included in such request are reasonably expected to exceed $40,000,000 or such request includes all Registrable Securities owned by the requesting Holders at such time.

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2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Common Stock or other equity securities of the Company that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities (if any) in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.3 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering or, if applicable, the effectiveness of the Registration Statement filed with the Commission with respect to the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.5.

2.2. Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to (a) file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, or (b) consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within (five (5) business days in the case of filing a Registration Statement and (2) two business days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) business day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (a) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 of this Agreement and (c) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, Common Stock or other equity securities of the Company, if any, of such requesting persons or entities and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, pro rata based on the respective number of Registrable Securities, Common Stock or other equity securities that each requesting persons, entities and Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities, Common Stock or other equity securities that such persons, entities and Holders have requested be included in such Underwritten Offering; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), and (B), Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

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2.3 Restrictions on Registration Rights. If (a) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (b) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board that such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

ARTICLE III
COMPANY PROCEDURES

3.1. General Procedures. The Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any Registration of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

Annex A-58

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10 subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such placement agent, sales agent or Underwriter;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Annex A-59

3.2. Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (a) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (b) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registered Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

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4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery or (c) transmission by hand delivery, telecopy, telegram, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, telecopy or telegram, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to: [•], or by email at: [•], and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 5.2 of this Agreement.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice provided in accordance with Section 5.1 of this Agreement and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

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5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) the parties to those certain Subscription Agreements, dated as of January 21, 2021, by and between the Company and certain investors, and (c) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of September 29, 2020, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail and will not enter into any other registration rights agreement or agreement with similar terms that would conflict with the terms and conditions of this Agreement.

5.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article V shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
EVgo Inc.,
a Delaware corporation
By:
Name: [•]
Title: [•]
HOLDERS:
EVgo Holdings, LLC,
a Delaware limited liability company
By:
Name: [•]
Title: [•]
Climate Change Crisis Real Impact I Acquisition Holdings, LLC,
a Delaware limited liability company
By:
Name: [•]
Title: [•]

Mary Powell

Mimi Alemayehou

Richard Kauffman

Anne Frank-Shapiro

Daniel Gross

Amir Mehr

Stephen Moch

[Signature Page to Registration Rights Agreement]

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EXHIBIT B

Form of Second Amended and Restated Certificate of Incorporation of SPAC

[Attached]

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SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
EVGO INC.

EVgo Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 4, 2020 and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29, 2020, both under the name Climate Change Crisis Real Impact I Acquisition Corporation.

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate of Incorporation”) has been declared advisable by the board of directors of the Corporation (the “Board”) and was duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the DGCL.

3. The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

First: The name of the Corporation is EVgo Inc.

Second: The address of its registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•]. The registered office and registered agent of the Corporation may be changed from time to time by the Board in the manner provided by applicable law.

Third: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

Fourth: The total number of shares of stock that the Corporation shall have the authority to issue is [•] shares of stock, classified as (i) [•] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) [•] shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (iii) [•] shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

1. Provisions Relating to Preferred Stock.

(a) Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board and included in a certificate or certificates of designation (each, a “Preferred Stock Designation”) as hereafter prescribed.

(b) Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designation and the powers, preferences, privileges, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(i) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the class or series and the designations thereof;

(iii) the powers, preferences, privileges and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

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(iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v) whether or not the shares of any class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series, of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix) such other powers, privileges, preferences, rights, qualifications, limitations and restrictions with respect to any class or series as the Board may deem advisable.

(c) The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.

2. Provisions Relating to Common Stock.

(a) Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Second Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(b) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c) Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any

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funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively).

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e) Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Amended and Restated Limited Liability Agreement of EVgo Opco, LLC dated as of [•], 2021, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B Common Stock upon such redemption, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such redemption shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. All shares of Class B Common Stock redeemed shall be cancelled.

(f) The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(g) No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

Annex A-68

Fifth: The business and affairs of the Corporation shall be managed by or under the direction of the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the 2022 annual meeting of stockholders (the “Class I Directors”), the initial term of office of the second class to expire at the 2023 annual meeting of stockholders (the “Class II Directors”), and the initial term of office of the third class to expire at the 2024 annual meeting of stockholders (the “Class III Directors”), with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time this Second Amended and Restated Certificate of Incorporation becomes effective, subject to the terms of any nomination agreements between the Corporation and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms, the “Nomination Agreements”). Subject to applicable law, the rights of the holders of any series of Preferred Stock specified in the related Preferred Stock Designation and the Nomination Agreements, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor, unless otherwise determined by the Board. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Subject to the Nomination Agreements and the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director may be removed only for cause, upon the affirmative vote of the holders of at least 75% of the then-outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Second Amended and Restated Certificate of Incorporation and the bylaws of the Corporation; provided that for so long as LS Power (as defined below) and any investment funds or entities controlled or advised by LS Power (collectively, the “Sponsor Entities”) collectively own at least 30% of the then-outstanding Common Stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent in accordance with the DGCL, this Second Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, and to the Nomination Agreements, the number of directors shall be fixed from time to time in the manner provided in the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. There shall be no cumulative voting in the election of directors.

Sixth: Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

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Seventh: Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Board; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, at the request of the holders of at least 35% of the then-outstanding Common Stock, the Board shall call a special meeting of stockholders of the Corporation. Subject to the rights of holders of any series of Preferred Stock and the preceding proviso, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

Eighth: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation without any action on the part of the stockholders of the Corporation. Notwithstanding the preceding sentence, any bylaw, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation by the vote of holders of not less than 75% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, any bylaw, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation by vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, including at least 65% of the voting power of the shares of stock then held by the Sponsor Entities. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

Ninth: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he/she, his/her testator or intestate is or was a director, officer, employee, agent or trustee of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee, agent or trustee at the request of the Corporation or any predecessor to the Corporation.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Tenth: The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

1. Provisions Relating to Business Combination.

Notwithstanding the foregoing, at any point in time at which any class of the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder (as defined below) owned (as defined below) at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons (as defined below) who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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(c) at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the then-outstanding voting stock of the Corporation which is not owned by the interested stockholder.

2. Certain Defined Terms.

For purposes of this Article Tenth, the term:

(a) “Affiliate” of any person shall include any principal, member, director, partner, manager, shareholder, subsidiary, officer, employee or other representative of any person that, directly or indirectly, is controlled by such person, controls such person or is under common control with such person (with respect to the Sponsor-Affiliates (as defined below), other than the Corporation and any entity controlled by the Corporation) or any person that, directly or indirectly, is controlled by such person, controls such person or is under common control with such person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 1 of this Article Tenth is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under sub-clauses (C)-(E) of this clause (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

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(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the Affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include or be deemed to include, in any case, (A) LS Power (as defined below), any LS Power Transferee (as defined below) or any of their respective Affiliates or successors, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding anything to the contrary in this Article Tenth, any stockholder of the Corporation, with Affiliate(s), associate(s), or other person(s) who may be deemed representatives of it serving as director(s) of the Corporation, shall not be deemed to own or to have acquired any shares of voting stock of the Corporation held by such other persons serving as director(s) of the Corporation to the extent such securities were issued by the Corporation to such director(s) in the ordinary course of business as compensation for their services as director(s) of the Corporation.

(f) “LS Power” means, collectively, LS Power Equity Advisors, LLC, LS Power Associates L.P. and their respective Affiliates (other than the Corporation).

(g) “LS Power Transferee” means any person that acquires beneficial ownership of outstanding voting stock of the Corporation either (i) directly from LS Power or any of its Affiliates or successors, or (ii) directly from a person described in sub-clause (i) above or from any other LS Power Transferee.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

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(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in sub-clause (B) of clause (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Eleventh: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Second Amended and Restated Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Second Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Second Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

Twelfth: Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law, this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 75% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, the affirmative vote of the holders of at least 50% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, including at least 65% in voting power of the shares of stock of the Corporation then held by the Sponsor Entities, shall be required to amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation. Notwithstanding the preceding sentence, (a) a separate vote of holders of a majority of Common Stock held by the Sponsor Entities shall be required to amend, alter, repeal or adopt a provision of this Second Amended and Restated Certificate of Incorporation inconsistent with the following provisions: (i) so long as the Sponsor Entities own at least 30% of the then-outstanding Common Stock, the proviso in Article Sixth and the proviso in Article Seventh and (ii) so long as the Sponsor Entities own any Common Stock, Article Tenth, Article Fourteenth and this proviso in Article Twelfth, and (b) a separate vote of holders of a majority of Class B Common Stock shall be required to (i) amend, alter, repeal or adopt a provision of this Second Amended and Restated Certificate of Incorporation inconsistent with Section 2(e) of Article Fourth and (ii) amend, alter or repeal any other provision of Section 2 of Article Fourth that affects the holders of Class B Common Stock in a manner that is different or prejudicial relative to the holders of Class A Common Stock.

Thirteenth: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.

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Fourteenth:

1. Certain Definitions. For purposes of this Article Fourteenth, the “Sponsor-Affiliates” shall mean LS Power, and each of their respective Affiliates.

2. Certain Activities. In anticipation of the benefits to be derived by the Corporation through its continued contractual, corporate and business relationships with the Sponsor-Affiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor-Affiliates may serve as directors or officers of the Corporation, (ii) the Sponsor-Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Fourteenth are set forth to define the circumstances in which any duties of the Non-Employee Directors and the Sponsor-Affiliates to the Corporation or its stockholders would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor-Affiliates, the Non-Employee Directors or their respective Affiliates.

3. Certain Transactions. None of (i) any Sponsor-Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of any duty to the Corporation or its stockholders for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of the Affiliated persons has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation. For the avoidance of doubt, subject to the Corporation’s insider trading policies, to the extent that any purchase, sale or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article Fourteenth in pursuing such purchase, sale or other transaction or in taking any other action in respect of or affecting such securities, indebtedness or other instrument. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 4 of this Article Fourteenth. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of any applicable duty to the Corporation or its stockholders for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person can be held personally liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any of activities permitted pursuant to this Section 3 or which are stated in this Section 3 to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged in by such Identified Person.

4. Usurping Certain Corporate Opportunities Are Breaches of Duty to the Corporation or its Stockholders. The Corporation does not renounce its expectancy interest or property right in, and the provisions of Section 3 of this Article Fourteenth shall not apply to, any corporate opportunity that is (i) presented to any Non-Employee Director solely in such capacity and with respect to which no Sponsor-Affiliate of such Non-Employee Director independently receives notice or otherwise identifies such corporate opportunity, or (ii) is identified by any Non-Employee Director solely through disclosure by or on behalf of the Corporation.

5. Exclusion. In addition to and without limiting the foregoing provisions of this Article Fourteenth, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake it, or such opportunity is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or such opportunity is one in which the Corporation has no reasonable expectancy interest or property right.

6. Amendment of this Article. Any amendment, repeal or modification of this Article Fourteenth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

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Fifteenth: If any provision of this Second Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Second Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Second Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Second Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of this [•] day of [•], 2021.

EVGO INC.
By:
Name:	Cathy Zoi
Title:	Chief Executive Officer

Signature Page to Second Amended and Restated Certificate of Incorporation

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EXHIBIT C

Form of Amended and Restated Bylaws of SPAC

[Attached]

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AMENDED AND RESTATED BYLAWS OF
EVGO INC.

Incorporated under the Laws of the State of Delaware

_____________________

Article I
OFFICES AND RECORDS

Section 1.1. Registered Office. The registered office and agent of EVgo Inc. (the “Corporation”) in the State of Delaware shall be fixed in the Second Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, including any preferred stock designation (the “Certificate of Incorporation”). The registered office and registered agent of the Corporation may be changed from time to time by the board of directors of the Corporation (the “Board”) in the manner provided by applicable law.

Section 1.2. Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board may designate or as the business of the Corporation may from time to time require.

Section 1.3. Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Article II
STOCKHOLDERS

Section 2.1. Annual Meeting. If required by applicable law, an annual meeting of the stockholders of the Corporation shall be held at such date, time and place, if any, either within or without the State of Delaware, as may be fixed by resolution of the Board. Any proper business may be transacted at the annual meeting. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 2.2. Special Meeting. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock of the Corporation (“Preferred Stock”), special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Board pursuant to a resolution adopted by the affirmative vote of a majority of the Board; provided that for so long as LS Power Equity Advisors, LLC (“LS Advisors”), LS Power Associates L.P. (“LS Power”) and any investment funds or entities controlled or advised by LS Advisors or LS Power (collectively, the “Sponsor Entities”) collectively own at least 30% of the outstanding Common Stock (as defined in the Certificate of Incorporation), at the request of the holders of at least 35% of the then-outstanding Common Stock, the Board shall call a special meeting of stockholders of the Corporation. Subject to the rights of holders of any series of Preferred Stock and the preceding proviso, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board; provided that the Board may not take any such action with respect to any special meeting of the stockholders previously scheduled by the Board at the request of the holders of at least 35% of the then-outstanding Common Stock pursuant to this Section 2.2 without the prior written consent of such holders.

Section 2.3. Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be greater than 60 nor fewer than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting

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of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be greater than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by applicable law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by applicable law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.4. Stockholder List. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is fewer than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the stockholder list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by this section or to vote in person or by proxy at any meeting of the stockholders.

Section 2.5. Place of Meeting. The Board, the Chairman of the Board or the Chief Executive Officer, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders. If no designation is so made, the place of meeting shall be the principal executive offices of the Corporation. The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Delaware General Corporation Law (the “DGCL”) and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

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Section 2.6. Notice of Meeting. Written or printed notice, stating the place, if any, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten days nor greater than 60 days before the date of the meeting, in a manner pursuant to Section 7.7 hereof, to each stockholder of record entitled to vote at such meeting. The notice shall specify (a) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), (b) the place, if any, date and time of such meeting, (c) the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, (d) in the case of a special meeting, the purpose or purposes for which such meeting is called and (e) such other information as may be required by applicable law or as may be deemed appropriate by the Board, the Chairman of the Board or the Chief Executive Officer or the Secretary of the Corporation. If the stockholder list referred to in Section 2.4 of these Bylaws is made accessible on an electronic network, the notice of meeting must indicate how the stockholder list can be accessed. If the meeting of stockholders is to be held solely by means of electronic communications, the notice of meeting must provide the information required to access such stockholder list during the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his/her address as it appears on the stock transfer books of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice in accordance with the DGCL. Such further notice shall be given as may be required by applicable law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting. An affidavit that notice has been given, executed by the Secretary of the Corporation, Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the DGCL. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.4 of these Bylaws.

Section 2.7. Quorum and Adjournment of Meetings.

(a) Except as otherwise provided by applicable law or by the Certificate of Incorporation, the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote at the meeting (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority in voting power of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. For the avoidance of doubt, abstentions (that are marked as such) and broker non-votes shall be treated as present for purposes of determining the presence or absence of quorum. Only the person presiding over the meeting may adjourn the meeting from time to time, whether or not there is such a quorum. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

(b) Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for greater than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

Section 2.8. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such other manner prescribed by the DGCL) by the stockholder or by his/her duly authorized attorney-in-fact. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission. No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Corporation.

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Section 2.9. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or any committee thereof, subject to the obligations of the Corporation set forth in any nomination agreements between the Corporation and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms, the “Nomination Agreements”) or (C) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the annual meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures and other requirements set forth in these Bylaws and applicable law as to such business or nomination. For the avoidance of doubt, Section 2.9(a)(i)(C) of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act, and included in the Corporation’s proxy statement pursuant thereto) before an annual meeting of the stockholders.

(ii) For any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.9(a)(i)(C) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and in the case of business other than nominations, such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary of the Corporation by registered mail at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (which anniversary, in the case of the first annual meeting of stockholders following the close of the Corporation’s business combination, shall be deemed to be [May 1, 2022]); provided, however, that in the event that the date of the annual meeting is greater than 30 days before or greater than 60 days after such anniversary date, or if no annual meeting was held in the preceding year (other than with respect to the Corporation’s first annual meeting of stockholders following the close of the Corporation’s business combination), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is fewer than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment, postponement or recess of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 2.9(a)(ii) or Section 2.9(b)) to the Secretary of the Corporation must:

(A) set forth, as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), (1) the name and address of such stockholder or Stockholder Associated Person, as they appear on the Corporation’s books, and of such Stockholder Associated Person, if any, (2) (I) the class or series and number of shares of stock or other securities of the Corporation that are, directly or indirectly, owned beneficially and of record by such stockholder or Stockholder Associated Person as of the date of the notice, (II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation held by such stockholder or Stockholder Associated Person, in each case, as of the date of the notice, (III) a description of any agreement, proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or Stockholder Associated Person has a right to vote any shares of any security of the Corporation or among such stockholder, Stockholder Associated Person and any other person that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable), (IV) any short interest in any security of the Corporation (for

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purposes of these Bylaws a person shall be deemed to have a “short interest” in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security) by such stockholder or Stockholder Associated Person, (V) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (VI) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (VII) any performance-related fees (other than an asset-based fee) that such stockholder or Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or Stockholder Associated Person’s immediate family sharing the same household (which information, in each case, shall be supplemented by such stockholder and any Stockholder Associated Person not later than 10 calendar days after the record date for the meeting to disclose such information as of the record date), (3) any other information relating to such stockholder or Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (4) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and (5) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group that intends to (I) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding stock required to approve or adopt the proposal or to elect each such nominee or (II) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination. If requested by the Corporation, the information required under clauses (A)(1) and (A)(2) of the preceding sentence of this Section 2.9(a)(ii) shall be supplemented by such stockholder and any such Stockholder Associated Person not later than five days after the record date for notice of the meeting to disclose such information as of such record date;

(B) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (1) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment) the reasons for conducting such business at the meeting and any material interest of such stockholder or Stockholder Associated Person, if any, in such business and (2) a description of all agreements, arrangements and understandings between such stockholder or Stockholder Associated Person, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(C) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving a full term as a director if elected), (2) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election, and (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or Stockholder Associated Person, and each proposed nominee, and his/her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

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(D) with respect to each nominee for election or reelection to the Board, include a completed and signed questionnaire, representation and agreement required by Section 2.9(a)(iv) of these Bylaws and such other information that the Corporation may reasonably request and that is necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director.

(iii) Notwithstanding anything in the second sentence of Section 2.9(a)(ii) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(iv) To be eligible to be a nominee for election or reelection as a director of the Corporation, a proposed nominee must deliver (in accordance with the method, means and time periods prescribed for delivery of notice under Section 2.9(a)(ii) of these Bylaws and applicable law) to the Secretary at the principal executive offices of the Corporation (A) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire the proposed nominee shall request in writing from the Secretary with at least 7 days’ prior notice); (B) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (1) is not and will not become a party to (I) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote in such capacity on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (II) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable law and all applicable rules of the U.S. exchanges upon which the Common Stock of the Corporation is listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and other guidelines of the Corporation, (4) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation and (5) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (C) a written director agreement (which agreement shall be provided by the Secretary upon written request and shall include, without limitation, such person’s agreement to abide by all policies applicable to directors of the Corporation, including a requirement to preserve and maintain the confidentiality of the Corporation’s material non-public information).

(v) For purposes of this Section 2.9(a), “Stockholder Associated Person” of any stockholder shall mean (A) any person acting in concert with such stockholder, (B) any other beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (C) if any such stockholder or beneficial owner is an entity, each director, executive, managing member or control person of such entity, where “control person” includes any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such beneficial owner.

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(b) Special Meetings of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting (i) by or at the direction of the Board or any committee thereof, subject to the obligations of the Corporation set forth in the Nomination Agreements or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures and other requirements set forth in these Bylaws. In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.9(a)(ii) of these Bylaws with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.9(a)(iv) of these Bylaws) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is fewer than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment, postponement or recess of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c) General.

(i) Only such persons who are nominated in accordance with the procedures set forth in these Bylaws and the Nomination Agreements shall be eligible to serve as directors, and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws and applicable law. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the person presiding over the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. For the avoidance of doubt, unless otherwise required by law or otherwise determined by the Chairman of the Board, the Board or the person presiding over the meeting, if the stockholder does not provide the information required under Section 2.9 of these Bylaws to the Corporation within the time frames specified herein, or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by Dow Jones News Service, the Associated Press, or any other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii) Notwithstanding the foregoing provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Sections 2.9(a) or 2.9(b) of these Bylaws or the Nomination Agreements. Nothing in these Bylaws shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) of the holders of any series of Preferred Stock if and to the extent provided for under applicable law, the Certificate of Incorporation or these Bylaws or (C) set forth in the Nomination Agreements.

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(iv) The Corporation may require any proposed stockholder nominee for director to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) making a nomination or proposal under this Section 2.9 does not appear at a meeting of stockholders to present such nomination or proposal, the nomination shall be disregarded and the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Section 2.10. Conduct of Business. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) restrictions on the use of any audio or video recording devices at the meeting; (f) limitations on the time allotted to questions or comments by participants; (g) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (h) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.11. Required Vote. Except as otherwise required by law or the Certificate of Incorporation, each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, at any meeting at which directors are to be elected, so long as a quorum is present, the directors shall be elected by a plurality of the votes validly cast in such election. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, the matter shall be deemed the recommendation of the stockholders if it has received a plurality of the votes.

Section 2.12. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such corporation is held, directly or indirectly by the Corporation, and such shares will not be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or such other corporation, to vote stock of the Corporation held in a fiduciary capacity.

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Section 2.13. Inspectors of Elections; Opening and Closing the Polls. At any stockholder meeting, the Board by resolution may, and when required by applicable law, shall, appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders and the appointment of an inspector is required by applicable law, the person presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his/her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his/her ability. The inspectors shall have the duties prescribed by applicable law.

Section 2.14. Stockholder Action by Written Consent. Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders; provided that for so long as the Sponsor Entities own at least 30% of the then-outstanding Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of minutes of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

Article III
BOARD OF DIRECTORS

Section 3.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board elected in accordance with these Bylaws. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. The directors shall act only as a Board, and the individual directors shall have no power as such.

Section 3.2. Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances and the Nomination Agreements, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board. The election and term of directors shall be as set forth in the Certificate of Incorporation.

Section 3.3. Regular Meetings. Subject to Section 3.5, regular meetings of the Board shall be held on such dates, and at such times and places, as are determined from time to time by resolution of the Board.

Section 3.4. Special Meetings. Special meetings of the Board shall be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board then in office. The person or persons authorized to call special meetings of the Board may fix the place, if any, date and time of the meetings. Any business may be conducted at a special meeting of the Board.

Section 3.5. Notice. Notice of any meeting of directors shall be given to each director at his/her business or residence in writing by hand delivery, first-class or overnight mail, courier service or facsimile or electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 48 hours before such meeting. If by facsimile or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 48 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 48 hours prior to the time set for the meeting and shall be confirmed by facsimile or electronic transmission that is sent promptly thereafter. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need

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be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.4 of these Bylaws.

Section 3.6. Action by Consent of Board. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, including by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware.

Section 3.7. Conference Telephone Meetings. Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting, except where such person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3.8. Quorum. Subject to Section 3.9, a whole number of directors equal to at least a majority of the Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice unless (a) the date, time and place, if any, of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 3.5 of these Bylaws shall be given to each director, or (b) the meeting is adjourned for more than 24 hours, in which case the notice referred to in clause (a) shall be given to those directors not present at the announcement of the date, time and place of the adjourned meeting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.9. Vacancies. Subject to applicable law, the rights of holders of any series of Preferred Stock and the Nomination Agreements, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled in accordance with the Certificate of Incorporation.

Section 3.10. Removal. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to the Certificate of Incorporation (including any certificate of designation thereunder) and the Nomination Agreements, any director may be removed only for cause, upon the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, the Certificate of Incorporation and these Bylaws, provided that so long as the Sponsor Entities own at least 30% of the then-outstanding Common Stock, any director may be removed with or without cause by the holders of a majority of the outstanding Common Stock.

Section 3.11. Chairman of the Board. The Chairman of the Board shall be chosen from among the directors. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board. The Chairman of the Board shall perform all duties incidental to his/her office that may be required by law and all such other duties as are properly required of him/her by the Board. The Chairman of the Board shall make reports to the Board and the stockholders, and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chairman of the Board may also serve as Chief Executive Officer, if so elected by the Board.

Section 3.12. Records. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

Section 3.13. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses. The Corporation will cause each non-employee director serving on the Board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him/her in connection with such service.

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Section 3.14. Regulations. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the affairs and business of the Corporation as the Board may deem appropriate.

Article IV
COMMITTEES

Section 4.1. Designation; Powers. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, subject to the obligations of the Corporation set forth in the Nomination Agreements. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 4.2. Procedure; Meetings; Quorum. Any committee designated pursuant to Section 4.1 shall choose its own chairman by a majority vote of the members then in attendance in the event the chairman has not been selected by the Board, shall keep regular minutes of its proceedings and report the same to the Board when requested, and shall meet at such times and at such place or places as may be provided by the charter of such committee or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution. The Board shall adopt a charter for each committee for which a charter is required by applicable laws, regulations or stock exchange rules, may adopt a charter for any other committee, and may adopt other rules and regulations for the governance of any committee not inconsistent with the provisions of these Bylaws or any such charter, and each committee may adopt its own rules and regulations of governance, to the extent not inconsistent with these Bylaws or any charter or other rules and regulations adopted by the Board.

Section 4.3. Substitution of Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

Article V
OFFICERS

Section 5.1. Officers. The officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, a President, a Treasurer, a Secretary and such other officers as the Board from time to time may deem proper. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any committee thereof. The Board or any committee thereof may from time to time elect, or Chief Executive Officer may appoint, such other officers (including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board or such committee thereof or by the Chief Executive Officer, as the case may be.

Section 5.2. Election and Term of Office. The officers of the Corporation shall be elected or appointed from time to time by the Board. Each officer shall hold office until his/her successor shall have been duly elected or appointed and shall have qualified or until his/her death or until he/she shall resign, but any officer may be removed from office at any time by the affirmative vote of a majority of the Board or, except in the case of an officer or agent elected by the Board, by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his/her successor, his/her death, his/her resignation or his/her removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

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Section 5.3. Chief Executive Officer. The Chief Executive Officer shall act as the general manager and, subject, to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation. If the Chief Executive Officer is also a member of the Board, the Chief Executive Officer shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board. The Chief Executive Officer shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Corporation.

Section 5.4. Chief Financial Officer. The Chief Financial Officer shall act in an executive financial capacity. The Chief Financial Officer shall assist the Chief Executive Officer in the general supervision of the Corporation’s financial policies and affairs.

Section 5.5. President. The President, if any, shall have such powers and shall perform such duties as shall be assigned to him/her by the Board.

Section 5.6. Senior Vice Presidents and Vice Presidents. Each Senior Vice President and Vice President, if any, shall have such powers and shall perform such duties as shall be assigned to him/her by the Board.

Section 5.7. Treasurer. The Treasurer, if any, shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board. He/she shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him/her from time to time by the Board, the Chairman of the Board or the Chief Executive Officer.

Section 5.8. Secretary. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he/she shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by applicable law; he/she shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he/she shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he/she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him/her by the Board, the Chairman of the Board or the Chief Executive Officer.

Section 5.9. Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board or any committee thereof for the unexpired portion of the term at any meeting of the Board or any committee thereof. Any vacancy in an office appointed by the Chairman of the Board or the Chief Executive Officer because of death, resignation, or removal may be filled by the Chairman of the Board or the Chief Executive Officer.

Section 5.10. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation or entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers that the Corporation may possess by reason of its ownership of securities in such other corporation.

Article VI
STOCK CERTIFICATES AND TRANSFERS

Section 6.1. Uncertificated Shares and Transfers. The shares of the Corporation shall be uncertificated, provided that the Corporation shall be permitted to issue such nominal number of certificates to securities depositories and further provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be represented by certificates. The shares of the stock of the Corporation shall be transferred on the books of the Corporation, which may be maintained by a third party registrar or transfer agent, by the holder thereof in person or by his/her attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed,

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with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require or upon receipt of proper transfer instructions from the registered holder of uncertificated shares and upon compliance with appropriate procedures for transferring shares in uncertificated form.

Each certificated share of stock shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he/she were such officer, transfer agent or registrar at the date of issue.

Section 6.2. Lost, Stolen or Destroyed Certificates. If at any time shares of the Corporation’s stock are represented by certificates, no certificate for shares or uncertificated shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any financial officer may in its or his/her discretion require.

Section 6.3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 6.4. Regulations Regarding Certificates. If at any time shares of the Corporation’s stock are represented by certificates, the Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of such certificates. The Corporation may enter into additional agreements with stockholders to restrict the transfer of stock of the Corporation in any manner not prohibited by the DGCL.

Article VII
MISCELLANEOUS PROVISIONS

Section 7.1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year unless otherwise determined by the Board.

Section 7.2. Dividends. Except as otherwise provided by law or the Certificate of Incorporation, the Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares of stock, which dividends may be paid in either cash, property or shares of stock of the Corporation. A member of the Board, or a member of any committee designated by the Board, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 7.3. Seal. The seal of the Corporation shall be in such form as the Board may adopt.

Section 7.4. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, including by electronic transmission, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.5. Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice, including by electronic transmission, of such resignation to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and such resignation shall be deemed to be effective as of the close

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of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, or at such earlier or later time as is specified therein. No formal action shall be required of the Board or the stockholders to make any such resignation effective.

Section 7.6. Indemnification and Advancement of Expenses.

(a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he/she, or a person for whom he/she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, trustee or agent, or in any other capacity while serving as a director, officer, employee, trustee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding.

(b) The Corporation shall, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 7.6 or otherwise.

(c) The rights to indemnification and advancement of expenses under this Section 7.6 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, employee, trustee or agent and shall inure to the benefit of his/her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.6, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

(d) If a claim for indemnification under this Section 7.6 (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Section 7.6 is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Section 7.6 or otherwise shall be on the Corporation.

(e) The rights conferred on any Covered Person by this Section 7.6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, any provision of the Certificate of Incorporation, these Bylaws, any agreement or vote of stockholders or disinterested directors or otherwise.

(f) This Section 7.6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(g) Any Covered Person entitled to indemnification and/or advancement of expenses, in each case pursuant to this Section 7.6, may have certain rights to indemnification, advancement and/or insurance provided by one or more persons with whom or which such Covered Person may be associated. The Corporation hereby acknowledges and agrees that (i) the Corporation shall be the indemnitor of first resort with respect to any proceeding, expense, liability or matter that is the subject of this Section 7.6, (ii) the Corporation shall be primarily liable for all such obligations

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and any indemnification afforded to a Covered Person in respect of a proceeding, expense, liability or matter that is the subject of this Section 7.6, whether created by law, organizational or constituent documents, contract or otherwise, (iii) any obligation of any persons with whom or which a Covered Person may be associated to indemnify such Covered Person and/or advance expenses or liabilities to such Covered Person in respect of any proceeding shall be secondary to the obligations of the Corporation hereunder, (iv) the Corporation shall be required to indemnify each Covered Person and advance expenses to each Covered Person hereunder to the fullest extent provided herein without regard to any rights such Covered Person may have against any other person with whom or which such Covered Person may be associated or insurer of any such person, and (v) the Corporation irrevocably waives, relinquishes and releases any other person with whom or which a Covered Person may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Corporation hereunder.

Section 7.7. Notices. Except as otherwise specifically provided herein or required by applicable law, all notices required to be given to any stockholder, director, officer, employee, trustee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee, trustee or agent at his/her last known address as the same appears on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the stockholder; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 7.8. Facsimile and Electronic Signatures. In addition to the provisions for use of facsimile or electronic signatures elsewhere specifically authorized in these Bylaws, facsimile or electronic signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

Section 7.9. Time Periods. In applying any provision of these Bylaws that require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 7.10. Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his/her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees designated by the Board, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 7.11. Severability. Whenever possible, each provision or portion of any provision of these Bylaws will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of these Bylaws is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and these Bylaws will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.12. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, trustee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in each

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such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.12.

Article VIII
AMENDMENTS

Section 8.1. Amendments. Subject to the provisions of the Certificate of Incorporation, these Bylaws may be amended, altered or repealed (a) by the Board by resolution adopted by a majority of the directors present at any special or regular meeting of the Board at which a quorum is present if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting or (b) by the stockholders at any regular or special meeting of the stockholders upon the affirmative vote of at least 75% of the voting power of the shares of the Corporation entitled to vote thereon if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, provided that for so long as the Sponsor Entities own at least 30% of the then-outstanding Common Stock, these Bylaws may be amended, altered or repealed by the stockholders at any regular or special meeting of the stockholders upon the affirmative vote of at least 50% of the voting power of the shares of the Corporation entitled to vote thereon, including at least 65% of the voting power of the shares of the Corporation then held by the Sponsor Entities. No Bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

Notwithstanding the foregoing, no amendment, alteration or repeal of Section 7.6 shall adversely affect any right or protection existing under these Bylaws immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former director, officer or employee thereunder in respect of any act or omission occurring prior to the time of such amendment.

Notwithstanding the foregoing, so long as the Nomination Agreement with the Sponsor Entities remain in effect, the Board shall not approve any amendment, alteration or repeal of any provision of these Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the then applicable terms of such Nomination Agreement without the prior written consent of the Sponsor Entities.

Date of Adoption: [________], 2021

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EXHIBIT D

Form of Amended and Restated Limited Liability Company Agreement of OpCo

[Attached]

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

EVGO OPCO, LLC

DATED AS OF [•], 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN EVGO OPCO, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EVGO OPCO, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [•], 2021, by and among EVGO OPCO, LLC, a Delaware limited liability company (the “Company”), Climate Change Crisis Real Impact I Acquisition Corporation, a Delaware corporation (“PubCo”), CRIS Thunder Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of PubCo (“PubCo Sub”), EVgo Holdings, LLC, a Delaware limited liability company (“EVgo Holdings”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement of the Company, dated effective as of January 13, 2021 (the “Existing LLC Agreement”);

WHEREAS, EVgo Holdings has been the sole owner of the Company since the Company’s formation and EVgo Holdings has contributed all of the Equity Securities in EVgo Holdco, LLC, a Delaware limited liability company, to the Company in exchange for all of the Units;

WHEREAS, the Persons party to this Agreement, among others, previously entered into that certain Business Combination Agreement, dated as of January 21, 2021, (the “Business Combination Agreement”) pursuant to which, such Persons agreed that, among other things, PubCo Sub would be admitted as a Member of the Company in connection with the transactions contemplated thereby (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement, and as more fully described therein, (i) PubCo has agreed to contribute to PubCo Sub all of its assets, including all of its Available Cash (as defined in the Business Combination Agreement) and certain Class B Shares (as defined below), (ii) immediately thereafter, PubCo Sub has agreed to transfer to EVgo Holdings certain Class B Shares and the right to enter into the Business Combination TRA, and (iii) immediately thereafter, PubCo Sub has agreed to contribute all of its remaining assets to the Company in exchange for Units therein;

WHEREAS, the Units owned by each of the Members immediately after the Business Combination are set forth on Exhibit A; and

WHEREAS, the Members of the Company desire to amend and restate the Existing LLC Agreement and adopt this Agreement, which shall supersede and replace the Existing LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I

Definitions

Section 1.1 Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

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“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)     credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)    debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” is defined in the recitals to this Agreement.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Combination TRA” means that certain tax receivable agreement, dated as of the date hereof, by and among PubCo, PubCo Sub, and certain current and former Members or Affiliates of the Company, as the same may be amended, supplemented or restated from time to time.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks in the city of the Company’s principal place of business are generally open for business.

“Business Opportunities Exempt Party” is defined in Section 7.4.

“Call Right” is defined in Section 3.6(n).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” means an election by the Company to redeem Units for cash pursuant to Section 3.6(d) or an election by PubCo Sub (or such designated member(s) of the PubCo Holdings Group) to purchase Units for cash pursuant to an exercise of its Call Right set forth in Section 3.6(n).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (a) other than in the case of clause (b), if the Class A Shares trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Class A Shares that would have been received in such Redemption if a Cash Election had not been made and (ii) the average of the volume-weighted closing price for a Class A Share on the principal U.S. securities exchange or automated or electronic

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quotation system on which the Class A Shares trade, as reported by Bloomberg, L.P., or its successor, for each of the 10 consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Shares; (b) if the Cash Election is made in respect of a Redemption Notice issued by a Redeeming Member in connection with a Public Offering (or PubCo consummates a Public Offering to fund such Cash Election), an amount of cash equal to the product of (i) the number of Class A Shares that would have been received in such Redemption if a Cash Election had not been made and (ii) the price per Class A Share sold to the public in such Public Offering (reduced by the amount of any Discount associated with such Class A Share), and (c) if the Class A Shares no longer trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Class A Shares that would have been received in such Redemption if a Cash Election had not been made and (ii) the Fair Market Value of one Class A Share, as determined by the Managing Member in Good Faith, that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.

“Change of Control” means the occurrence of any of the following events or series of events after the closing of the Business Combination:

(a) any Person (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of PubCo in substantially the same proportions as their ownership of PubCo Shares and excluding EVgo Holdings and its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the rules promulgated under the Exchange Act), directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities;

(b) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(c) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

“Change of Control Exchange Date” is defined in Section 3.6(q).

“Class A Shares” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Shares or into which the Class A Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Shares” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Shares or into which the Class B Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company” is defined in the preamble to this Agreement.

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“Company Level Taxes” means any U.S. federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any “designated individual,” if applicable, as defined in the Treasury Regulations promulgated thereunder (including, in each case, any similar capacity or role under relevant state or local law), as appointed pursuant to Section 9.4.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Covered Person” is defined in Section 6.2(a).

“Debt Securities” means any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of any member of the PubCo Holdings Group.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” means any underwriters’ discounts or commissions and brokers’ fees or commissions.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests,

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participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EVgo Holdings” is defined in the recitals to this Agreement.

“Excess Tax Amount” is defined in Section 9.5(c).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as reasonably determined by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)     the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)    the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this subsection (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)     the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

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(d)    the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 4.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)     if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, and other items allocated pursuant to Article IV.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable, and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Entity.

“Legal Action” is defined in Section 11.8.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 10.1.

“Managing Member” means PubCo Sub, in its capacity as sole managing member of the Company.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minority Member Redemption Date” is defined in Section 3.6(o).

“Minority Member Redemption Notice” is defined in Section 3.6(o).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).
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“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Permitted Transferee” means, with respect to any Member: (a) any Affiliate of such Member; (b) with respect to any Member that is a natural person or of which a majority of the outstanding Equity Securities and voting power with respect to the election of directors (or the selection of any other similar governing body in the case of an entity other than a corporation) are beneficially owned (as such term is defined under Rule 13d-3 of the Exchange Act) by a single natural person, a trust established by or for the benefit of such natural person of which only such natural person and his or her immediate family members are beneficiaries; and (c) upon the death of any Member that is a natural person, an executor, administrator or beneficiary of the estate of the deceased Member.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Post-Business Combination TRA” means any tax receivable agreement (or comparable agreement), other than the Business Combination TRA, entered into by PubCo or any of its Subsidiaries pursuant to which any member of the PubCo Holdings Group is obligated to pay over amounts with respect to tax benefits resulting from any tax attributes to which any member of the PubCo Holdings Group becomes entitled.

“Proceeding” is defined in Section 6.2(a).

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)     any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)     if the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2, be taken into account for purposes of computing Profits or Losses;

(d)    gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)     in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)     to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s

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interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)    any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 4.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in subsections (a) through (f) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the recitals to this Agreement.

“PubCo Approved Change of Control” means any Change of Control specified in clause (b) of the definition thereof that meets the following conditions: (i) such Change of Control was approved by the Board prior to such Change of Control, (ii) such Change of Control results in an early termination of and acceleration of payments under the Business Combination TRA, (iii) the terms of such Change of Control provide for the consideration for the Units in such Change of Control to consist solely of (A) freely and immediately tradeable common equity securities of an issuer listed on a national securities exchange or (B) cash, and (iv) if such consideration includes common equity, the market value of the outstanding common equity held by non-affiliates of such issuer is at least twice as large as the market value of all of the outstanding common equity of PubCo, in each case on a fully-diluted basis immediately before the public announcement of such Change of Control.

“PubCo Holdings Group” means PubCo, PubCo Sub and each Subsidiary of PubCo (other than the Company and its Subsidiaries).

“PubCo Shares” means all shares of stock in PubCo, including the Class A Shares and the Class B Shares.

“PubCo Sub” is defined in the recitals to this Agreement.

“PubCo Tax-Related Liabilities” means (a) any U.S. federal, state and local and non-U.S. tax obligations (including any Company Level Taxes for which the PubCo Holdings Group is liable hereunder) owed by the PubCo Holdings Group (other than any obligations to remit any amounts withheld from payments to third parties) and (b) any obligations under the Business Combination TRA and any Post-Business Combination TRA payable by the PubCo Holdings Group.

“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Shares (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Shares shall be entitled to receive cash, securities or other property for their PubCo Shares.

“Redeeming Member” is defined in Section 3.6(a).

“Redemption” means any redemption of Units into Class A Shares pursuant to this Agreement.

“Redemption Date” means a Regular Redemption Date, a Special Redemption Date or, with respect to a Redemption pursuant to clause (x) of Section 3.6(e)(iii), the later of (a) the date specified in the Redemption Notice delivered by the Member and (b) the date that is ten (10) Business Days after the delivery of the Redemption Notice to the Company and PubCo Sub.

“Redemption Notice” is defined in Section 3.6(b).

“Redemption Notice Date” means, except as otherwise specified by the Managing Member to the extent necessary for PubCo to comply with the Registration Rights Agreement, with respect to any Regular Redemption

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Date or Special Redemption Date, the date that is 10 Business Days before such Redemption Date, and for any other Redemption Date, the date the Redemption Notice with respect to such Redemption Date is delivered, which date shall not be less than 10 Business Days before such Redemption Date.

“Redemption Right” is defined in Section 3.6(a).

“Registration Rights Agreement” means the Registration Rights Agreement, by and among PubCo and the Members, to be entered into concurrently with the closing of the Business Combination.

“Regular Redemption Date” means a date within each fiscal quarter specified by PubCo from time to time, which will generally be set so that the corresponding Redemption Notice Date falls within a window after PubCo’s earnings announcement for the prior fiscal quarter or in connection with a Public Offering.

“Regulatory Allocations” is defined in Section 4.2(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Special Redemption Date” means a date specified by PubCo in addition to or in lieu of the Regular Redemption Date during the same fiscal quarter. PubCo must specify a Special Redemption Date effective with any Public Offering.

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Contribution Obligation” is defined in Section 9.5(c).

“Tax Offset” is defined in Section 9.5(c).

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation (other than a bona fide pledge to secure indebtedness) or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of; provided, however, that, notwithstanding anything in this Agreement to the contrary, the transfer of Equity Securities in EVgo Holdings or any direct or indirect owner thereof shall not be deemed a Transfer for any purpose of this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” means [Continental Stock Transfer & Trust Company] or such other agent or agents of PubCo as may be designated by the Board as the transfer agent for the Class A Shares.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Units issued or purchased pursuant to the Business Combination Agreement or issued pursuant to the terms of this Agreement and shall also include any Equity Security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Winding-Up Member” is defined in Section 10.2(a).

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Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)     all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(b)    all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(c)     when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(d)    whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(e)     “or” is disjunctive and is not exclusive;

(f)     pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(g)    references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time;

(h)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(i)     whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Article II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3 Name. The name of the Company is “EVGO OPCO, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office; Registered Agent. The location of the registered office of the Company and the name and address for service of process on the Company in the State of Delaware are as set forth in the Company’s Certificate of Formation, or such other office, qualified Person or address, as applicable, as the Managing Member may designate from time to time.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

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Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.

Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” solely for U.S. federal (and applicable state and local) income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for any other purpose, including for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

Article III

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1 Authorized Units; General Provisions With Respect to Units.

(a)     Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 3.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.

(b)    Except to the extent explicitly provided otherwise herein (including Section 3.3), each outstanding Unit shall be identical.

(c)     Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)    The total number of Units issued and outstanding and held by each Member as of the date hereof is set forth in the books and records of the Company. The Company shall update such books and records from time to time to reflect any Transfers of Interests, the issuance of additional Equity Securities and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g), in each case, in accordance with the terms of this Agreement.

(e)     If, at any time after the final delivery of Class A Shares by PubCo in the Business Combination, PubCo issues a Class A Share or any other Equity Security of PubCo (other than Class B Shares), (i) one or more member(s) of the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds (in cash or other property, as the case may be), if any, received by PubCo for such Class A Share or other Equity Security and (ii) the Company shall concurrently issue to such member(s) of the PubCo Holdings Group, in accordance with the contributions made by each such member pursuant to clause (i), one Unit (if PubCo issues a Class A Share), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Shares) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued; provided, however, that if PubCo issues any Class A Shares in order to acquire or fund the acquisition from a Member (other than any member of the PubCo Holdings Group) of a number of Units (and Class B Shares) equal to the number of Class A Shares so issued, then the Company shall not issue any new Units in connection therewith and, where such Class A Shares have been issued for cash to fund such an acquisition by any member of the PubCo Holdings Group pursuant to a Cash Election, the PubCo Holdings Group shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred by such member of the PubCo Holdings Group to such Member as consideration for such acquisition as required pursuant to Section 3.6(d). If PubCo issues any Equity Security for cash to be used to fund the acquisition by any member of the PubCo Holdings Group of any Person or the assets of any Person,

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then the PubCo Holdings Group shall not be required to transfer such cash proceeds to the Company but instead such member of the PubCo Holdings Group shall be required to contribute such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries. Notwithstanding the foregoing, this Section 3.1(e) shall not apply to the issuance and distribution to holders of PubCo Shares of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property, which shall be undertaken so as to comply with the provisions of Treasury Regulations Section 1.1032-3 and deemed to occur for U.S. federal (and applicable state and local) income tax purposes as provided therein. Except pursuant to Section 3.6, (x) the Company may not issue any additional Units to any member of the PubCo Holdings Group unless substantially simultaneously therewith a member of the PubCo Holdings Group issues or sells an equal number of newly issued PubCo’s Class A Shares to another Person, and (y) the Company may not issue any other Equity Securities of the Company to any member of the PubCo Holdings Group unless substantially simultaneously a member of the PubCo Holdings Group issues or sells, to another Person, an equal number of newly issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company. If at any time any member of the PubCo Holdings Group issues Debt Securities, such member of the PubCo Holdings Group shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by such member of the PubCo Holdings Group in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. If any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any Equity Securities of PubCo are issued, (1) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Equity Securities of the Company shall be issued to the PubCo Holdings Group as contemplated by the first sentence of this Section 3.1(e), and (2) the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds received by the PubCo Holdings Group from any such exercise.

(f)     No member of the PubCo Holdings Group may redeem, repurchase or otherwise acquire (other than from another member of the PubCo Holdings Group) (i) any Class A Shares (including upon forfeiture of any unvested Class A Shares) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 3.6, any Units from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires an equal number of Class A Shares for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by the PubCo Holdings Group in connection with the redemption or repurchase of any Equity Securities of PubCo consists (in whole or in part) of Equity Securities, then the redemption or repurchase of the corresponding Equity Securities of the Company shall be effectuated in an equivalent manner.

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(g)    The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Securities of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Shares, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.1(i), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Shares unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(h)    Notwithstanding any other provision of this Agreement, the Company may redeem Units from the PubCo Holdings Group for cash to fund any acquisition by the PubCo Holdings Group of another Person; provided that promptly after such redemption and acquisition the PubCo Holdings Group contributes or causes to be contributed, directly or indirectly, such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

(i)     Notwithstanding any other provision of this Agreement (including Section 3.1(e)), if the PubCo Holdings Group acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates (including as a result of the receipt of distributions pursuant to Section 5.2 for any period in excess of the PubCo Tax-Related Liabilities for such period), PubCo and the Managing Member may use such excess cash amount in such other manner, and make such other adjustments to or take such other actions with respect to the capitalization of PubCo, PubCo Sub and the Company and to the one-to-one exchange ratio between Units and Class A Shares, as PubCo and the Managing Member in Good Faith determine to be fair and reasonable to the shareholders of PubCo and to the Members and to preserve the intended economic effect of this Section 3.1, Section 3.6 and the other provisions hereof.

Section 3.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 3.3 Capital Contributions; Unit Ownership.

(a)     Capital Contributions. Except as otherwise set forth in Section 3.1 with respect to the obligations of the PubCo Holdings Group, no Member shall be required to make additional Capital Contributions.

(b)    Issuance of Additional Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 3.1, additional Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the reasonable discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall update the Company’s books and records to reflect such additional issuances. Subject to Section 11.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Equity Securities in the Company pursuant to this Section 3.3(b); provided that, notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 11.1) if such amendment

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is necessary, and then only to the extent necessary, in order to consummate any offering of PubCo Shares or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such PubCo Shares or other Equity Securities of PubCo.

Section 3.4 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.1 and any other items of income or gain allocated to such Member pursuant to Section 4.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). If a Transfer of Units is made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.6(g)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 3.5 Other Matters.

(a)     No Member shall be entitled to a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member.

(b)    No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 6.7 or as otherwise contemplated by this Agreement.

(c)     The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)    Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)     The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 3.6 Redemption of Units.

(a)     Each Member other than the PubCo Holdings Group shall be entitled from time to time to cause the Company to redeem all or a portion of such Member’s Units (such Member a “Redeeming Member”), together with an equal number of Class B Shares, in exchange for Class A Shares or, at the Company’s election under certain circumstances, cash in accordance with Section 3.6(d) (referred to herein as the “Redemption Right”), upon the terms and subject to the conditions set forth in this Section 3.6 and subject to PubCo Sub’s (or such designated member(s) of the PubCo Holdings Group’s) Call Right as set forth in Section 3.6(n).

(b)    In order to exercise its Redemption Right, each Redeeming Member shall provide written notice in a reasonable form as the Company may provide from time to time (the “Redemption Notice”) to the Company and PubCo Sub, on or before any Redemption Notice Date, stating that the Redeeming Member elects to have redeemed on the next Redemption Date a stated number of Units, together with an equal number Class B Shares. Upon delivery of any Redemption Notice by any Member on or before any Redemption Notice Date, such Member may not revoke or rescind such Redemption Notice after such Redemption

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Notice Date. If the Class A Shares are publicly traded, any Redemption Notice may be made contingent on the price of a Class A Share at the close of business on the last trading day prior to the Redemption Date (as reported by Bloomberg, L.P. or its successor) being equal to or above a price specified in the Redemption Notice. Any Redemption Notice delivered for a Redemption on a Special Redemption Date may be made contingent on the consummation of the Public Offering or other transaction described in the notice of the Managing Member specifying such Special Redemption Date. Any notice by any Member pursuant to the Registration Rights Agreement to demand or participate in any Public Offering shall be deemed to constitute a Redemption Notice for the related Special Redemption Date that is contingent on the consummation of such Public Offering.

(c)     On any Redemption Date for which any Member delivered a Redemption Notice with respect to Units, unless the Company elects to pay cash in accordance with Section 3.6(d) or PubCo Sub (or such designated member(s) of the PubCo Holdings Group) exercises its Call Right pursuant to Section 3.6(n), on such Redemption Date such number of Units, together with an equal number of Class B Shares, shall be redeemed for an equal number of Class A Shares.

(d)    The Company shall be entitled to elect to settle any Redemption by delivering to the Redeeming Member, in lieu of the applicable number of Class A Shares that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such shares.

(e)     Subject to Section 3.6(f), each Member’s Redemption Right shall be subject to the following limitations and qualifications:

(i)     Except as provided herein, Redemptions shall only be permitted on each Redemption Date.

(ii)    Except as provided in clause (iii)(y) below and absent the prior written consent of the Managing Member (not to be unreasonably withheld, conditioned or delayed), with respect to any Redemption, a Redeeming Member shall be required to redeem at least a number of Units equal to the lesser of 0.1% of the total number of all outstanding Units and all of the Units then held by such Redeeming Member.

(iii)   Notwithstanding anything to the contrary in this Agreement, a Redeeming Member may exercise its Redemption Right (x) with respect to at least 2.0% of the total number of all outstanding Units at any time or (y) with respect to any of the then-held Units of such Member if such Redemption Right is exercised in connection with a valid exercise of such Member’s rights to have the Class A Shares issuable in connection with such Redemption to participate in a Public Offering.

(iv)   Any Redemption of Units may be limited in accordance with the terms of any agreements or instruments entered into in connection with such issuance, as deemed necessary or desirable in the discretion of the Managing Member.

(f)     The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), solely to the extent it determines such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Furthermore, the Managing Member may require any Member or group of Members to redeem all of their Units to the extent it determines, that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Managing Member to such Member or group of Members requiring such Redemption, such Member or group of Members shall exchange, subject to exercise by PubCo Sub (or such designated member(s) of the PubCo Holdings Group) of the Call Right pursuant to Section 3.6(n), all of their Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 3.6 and otherwise in accordance with the requirements set forth in such notice.

(g)    For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and PubCo Sub (and any other member of the PubCo Holding Group), as the case may be, agree to treat each Redemption and, if PubCo Sub (or another member of the PubCo Holdings Group) exercises its Call Right, each transaction between the redeeming or selling Member and PubCo Sub (or such other

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member of the PubCo Holdings Group), as a sale of such Member’s Units (together, if applicable, with the same number of Class B Shares) to PubCo Sub (or such other member of the PubCo Holdings Group) in exchange for Class A Shares or cash (and any associated payments made pursuant to the Business Combination TRA or any applicable Post-Business Combination TRA), as applicable.

(h)    Each Redemption shall be deemed to have been effected on the applicable Redemption Date. Any Member redeeming Units in accordance with this Agreement may request that the Class A Shares to be issued upon such Redemption be issued in a name other than such Member. Any Person or Persons in whose name or names any Class A Shares are issuable on any Redemption Date shall be deemed to have become, on such Redemption Date, the holder or holders of record of such shares.

(i)     If the redeemed Units (or the Class B Shares to be transferred and surrendered) are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Units (or Class B Shares) during normal business hours at the principal executive offices of the Company or at the office of the Transfer Agent. If required by the Managing Member, any certificate for Units (or Class B Shares) surrendered to the Company or Transfer Agent hereunder shall be accompanied by instruments of Transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(j)     Unless a member of the PubCo Holdings Group has elected its Call Right pursuant to Section 3.6(n) with respect to any Redemption, on the relevant Redemption Date and immediately prior to such Redemption, (i) the Redeeming Member shall Transfer and surrender the redeemed Units (and a corresponding number of Class B Shares) to the Company, (ii) PubCo Sub (or such other member(s) of the PubCo Holdings Group) shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 3.6(c) (including if the Company exercises its right to deliver the Cash Election Amount pursuant to Section 3.6(d)) and the Company shall issue to PubCo Sub (or such other member(s) of the PubCo Holdings Group) a number of Units or, pursuant to Section 3.1(e), other Equity Securities of the Company as consideration for such contribution, (iii) the Company shall (A) cancel the redeemed Units and (B) Transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 3.6(c) (including if the Company exercises its right to deliver the Cash Election Amount pursuant to Section 3.6(d)), (iv) PubCo shall cancel the surrendered Class B Shares, if applicable, and (v) if the redeemed Units are certificated, issue to the Redeeming Member a certificate for the number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member and the number of redeemed Units.

(k)    If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the Class A Shares are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(f) or Section 3.1(g)), or (ii) except in connection with actions taken with respect to the capitalization of PubCo or the Company pursuant to Section 3.1(i), PubCo, by dividend or otherwise, distributes to all holders of the Class A Shares evidences of its Indebtedness or assets, including securities (including Class A Shares and any rights, options or warrants to all holders of the Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, redeemable for or exercisable for Class A Shares) but excluding (A) any cash dividend or distribution or (B) any such distribution of Indebtedness or assets, in either case (A) or (B) received by PubCo, directly or indirectly, from the Company in respect of the Units, then upon any subsequent Redemption, in addition to the Class A Shares or the Cash Election Amount, as applicable, each Redeeming Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security,

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securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above in clause (A) or (B)), this Section 3.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(l)     PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by any member of the PubCo Holdings Group). PubCo covenants that all Class A Shares that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Act). In addition, for so long as the Class A Shares are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all Class A Shares issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance.

(m)   The issuance of Class A Shares upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance, except that if any such Class A Shares are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose names such shares are to be issued shall pay to PubCo (or such other member of the PubCo Holdings Group) the amount of any tax payable in respect of any Transfer involved in such issuance or establish to the satisfaction of PubCo that such tax has been paid or is not payable. Each of the Company and PubCo Sub (or such other member of the PubCo Holdings Group) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption (and the Redeeming Member agrees to indemnify the Company and the PubCo Holdings Group with respect to) such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. Prior to making such deduction or withholding, the Company shall give written notice to the Redeeming Member and reasonably cooperate with such Redeeming Member to reduce or avoid any such withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Member, and, if withholding is taken in Class A Shares, the relevant withholding party shall be treated as having sold such Class A Shares on behalf of such Redeeming Member for an amount of cash equal to the Fair Market Value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

(n)    Notwithstanding anything to the contrary in this Section 3.6, a Redeeming Member shall be deemed to have offered to sell its Units as described in any Redemption Notice to each member of the PubCo Holdings Group, and PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) may, in its sole discretion, in accordance with this Section 3.6(n), elect to purchase directly and acquire such Units on the Redemption Date by paying to the Redeeming Member that number of Class A Shares the Redeeming Member would otherwise receive pursuant to Section 3.6(c) or, if PubCo Sub (or such designated member(s) of the PubCo Holdings Group ) makes a Cash Election, the Cash Election Amount for such Class A Shares (the “Call Right”), whereupon PubCo Sub (or such designated member(s) of the PubCo Holdings Group) shall acquire the Units offered for redemption by the Redeeming Member and shall be treated thereafter for all purposes of this Agreement as the owner of such Units.

(o)    If (i) the Members (other than any member of the PubCo Holdings Group) beneficially own, in the aggregate, less than ten percent (10%) of the then-outstanding Units and (ii) the Class A Shares are listed or admitted to trading on a National Securities Exchange, PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) shall have the right, in its sole discretion, to require any Member (other than any member of the PubCo Holdings Group), collectively with its Affiliates, that beneficially owns less than five percent (5%) of the then-outstanding Units to effect a Redemption of all of such Member’s Units (together with the surrender and delivery of the same number of Class B Shares); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 3.6(o). PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) shall deliver written notice to the Company and any such Member of its intention to exercise its Redemption Right pursuant to this Section 3.6(o) (a “Minority Member Redemption Notice”) at least 5 Business Days prior to the proposed date upon which such Redemption is to be effected (such proposed date, the “Minority Member Redemption Date”), indicating in such notice the number of Units (and

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corresponding Class B Shares) held by such Member that PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) intends to require to be subject to such Redemption. Any Redemption pursuant to this Section 3.6(o) shall be effective on the Minority Member Redemption Date. From and after the Minority Member Redemption Date, (x) the Units and Class B Shares subject to such Redemption shall be deemed to be Transferred to PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) on the Minority Member Redemption Date and (y) such Member shall cease to have any rights with respect to the Units and Class B Shares subject to such Redemption (other than the right to receive Class A Shares pursuant to such Redemption). Following delivery of a Minority Member Redemption Notice and on or prior to the Minority Member Redemption Date, the Members shall take all actions reasonably requested by PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 3.6 to effect a Redemption. Notwithstanding the foregoing, PubCo Sub will only have the right to deliver a Minority Member Redemption Notice if (x) there is an active shelf registration statement in effect with respect to all of such Member’s Units subject to Redemption pursuant to a given Minority Member Redemption Notice, and (y) the Class A Shares issuable to such Member shall not be subject to any lockup or other restrictions on transfer.

(p)    No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. No Redeeming Member, or a Person designated by a Redeeming Member to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Units redeemed by the Company from such Redeeming Member and on Class A Shares received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(q)    In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require each Member (other than any member of the PubCo Holdings Group) to effect a Redemption of all of such Member’s Units (together, if applicable, with the corresponding number of Class B Shares); provided, however, that if any Member owns more than 10% of the total number of outstanding Units at the time of a PubCo Approved Change of Control, PubCo shall use commercially reasonable efforts to consult and cooperate with such Member to structure such Redemption in a tax efficient manner mutually agreeable to such Member and PubCo. Any Redemption pursuant to this Section 3.6(q) shall be effective immediately prior to and conditioned upon the consummation of the PubCo Approved Change of Control (the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and Class B Shares subject to such Redemption shall be deemed to be transferred to PubCo on the Change of Control Exchange Date and (ii) such Member shall cease to have any rights with respect to the Units and Class B Shares subject to such Redemption (other than the right to receive Class A Shares pursuant to such Redemption). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) 5 Business Days following the execution of the agreement with respect to such PubCo Approved Change of Control and (y) 10 Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to applicable Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for Class A Shares in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of Class A Shares, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control, and the number of Units (and, if applicable, the corresponding Class B Shares) held by such Member that PubCo intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo (or such other member of the PubCo Holdings Group) to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 3.6(q) to effect a Redemption. Nothing contained in this Section 3.6(q) shall limit the right of any Member to vote for or participate in any proposed Change of Control of PubCo with respect to such Member’s Units and Class B Shares or exchange all Units of such Member for Class A Shares in connection with such Change of Control.

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Article IV

ALLOCATIONS OF PROFITS AND LOSSES

Section 4.1 Profits and Losses. After giving effect to the allocations under Section 4.2 and subject to Section 4.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 4.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.2(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 10.2(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.2 Special Allocations. The following allocations shall be made in the following order:

(a)     Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)    Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)     Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 4.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)    Notwithstanding any other provision of this Agreement except Section 4.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(d)), each Member shall be specially allocated items of Company income and gain in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined

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pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 4.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)     Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)     Notwithstanding any provision hereof to the contrary except Section 4.2(c) and Section 4.2(d), if any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(f) were not in this Agreement. This Section 4.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g)    If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(f) and this Section 4.2(g) were not in this Agreement.

(h)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)     The allocations set forth in Section 4.2(a) through Section 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j)     Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules, as reasonably determined by the Managing Member.

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Section 4.3 Allocations for Tax Purposes in General.

(a)     Except as otherwise provided in this Section 4.3, each item of income, gain, loss, deduction and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.1 and Section 4.2.

(b)    In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using such method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations; provided, that the Managing Member will use the “traditional method with curative allocations,” with the curative allocations applied only to sale gain, under Treasury Regulations Section 1.704-3(c) with respect to the assets owned by the Company immediately following the Business Combination.

(c)     Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions to the maximum extent permissible by Law, and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable Law.

(d)    Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e)     Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(f)     If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 4.4 Other Allocation Rules.

(a)     The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.

(b)    The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 3.4 and the allocations set forth in Section 4.1, Section 4.2, and Section 4.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines that the application of the provisions in Section 3.4, Section 4.1, Section 4.2, or Section 4.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

(c)     All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee in accordance with a method determined by the Managing Member and permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(d)    The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member unless otherwise determined by the Managing Member.

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Article V

DISTRIBUTIONS

Section 5.1 Distributions.

(a)     Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 10.2, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (provided that repurchases or redemptions made in accordance with Section 3.1(f), Section 3.6, or payments made in accordance with Section 6.2 or Section 6.7 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Section 5.2 and Section 10.2(b)(iii). Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)    Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)     Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. Except for repurchases or redemptions made in accordance with Section 3.1(f), Section 3.6, or payments made in accordance with Section 6.2 or Section 6.7, in the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.1 and Section 4.2.

Section 5.2 Tax-Related Distributions. The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, make distributions out of legally available funds to all Members on a pro rata basis, in accordance with the number of Units owned by each Member, at such times and in such amounts as the Managing Member reasonably determines is necessary (taking into account any distributions reasonably expected to be made pursuant to Section 5.1(a), but only to the extent reasonably contemporaneously with such tax-related distribution), to enable the PubCo Holdings Group to timely satisfy any PubCo Tax-Related Liabilities.

Section 5.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Article VI

MANAGEMENT

Section 6.1 The Managing Member; Fiduciary Duties.

(a)     PubCo Sub shall be the sole Managing Member of the Company. Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) without the

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consent of any other Member, and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)    Except as otherwise provided herein, in connection with the performance of its duties as the Managing Member of the Company, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation under the DGCL if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation; provided, that all Members acknowledge and agree that the Managing Member shall owe no fiduciary or other duty to any Member where this Agreement provides that the Managing Member may act or otherwise proceed in its sole discretion. The Members further acknowledge that the Managing Member will take action through the board of directors of its sole member, PubCo, and that the members of PubCo’s board of directors will owe comparable fiduciary duties to the stockholders of PubCo.

Section 6.2 Indemnification; Exculpation.

(a)     The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person (or a person for whom such person is the legal representative or a director, officer or employee) is or was a person entitled to indemnification under the Existing LLC Agreement, or is a Member, or acting as the Managing Member or Company Representative of the Company or, while being a person entitled to indemnification under the Existing LLC Agreement, a Member, or acting as the Managing Member or Company Representative of the Company, is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each of the persons referred to above in this Section 6.2(a) being referred to as a “Covered Person”), whether the basis of such Proceeding is alleged action or failure of action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all costs, expenses (including reasonable attorneys’ fees), liability and loss incurred or suffered by such Covered Person in connection with such Proceeding, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members. The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), pay the costs and expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 6.2(a) or otherwise. The rights to indemnification and advancement of expenses under this Section 6.2(a) shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member. If this Section 6.2(a) or any portion of this Section 6.2(a) shall be invalidated on any ground by a court of competent jurisdiction the Company shall nevertheless indemnify each Covered Person as to expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any

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action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 6.2(a) that shall not have been invalidated.

(b)    Subject to other applicable provisions of this Section 6.2, to the fullest extent permitted by applicable Law, the Covered Persons shall not be liable to the Company, any Subsidiary, any director, any Member or any holder of any equity interest in any Subsidiary by virtue of being a Covered Person or for any acts or omissions in their capacity as a Covered Person or otherwise in connection with the Company, this Agreement or the business and affairs of the Company and its Subsidiaries unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members.

Section 6.3 Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 6.4 Resignation or Termination of Managing Member. PubCo Sub (or its successor, as applicable) shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 6.4. No termination or replacement of PubCo Sub (or its successor, as applicable) as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo Sub, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo Sub (or its successor, as applicable) as Managing Member shall be effective unless PubCo Sub (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo Sub (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo Sub (or its successor, as applicable) to comply with all of PubCo Sub’s or such member’s obligations under this Agreement (including its obligations under Section 3.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all of the Managing Member’s obligations under this Agreement.

Section 6.5 No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 6.6 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall amend this Agreement in compliance with Section 11.1, and enter into supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the Redemption Right of holders of Units set forth in Section 3.6 provide that each Unit (together with the surrender and delivery of one Class B Share) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one Class A Share becomes exchangeable for or converted into as a result of the Reclassification Event, and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 6.7 Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company and its Subsidiaries (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company and its Subsidiaries) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the

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Managing Member. To the extent that the Managing Member determines that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company or its Subsidiaries (including expenses that relate to the business and affairs of the Company or its Subsidiaries and that also relate to other activities of any member of the PubCo Holdings Group), the Managing Member may cause the Company to pay or bear all expenses of the PubCo Holdings Group; provided that the Company shall not pay or bear any income tax obligations of any member of the PubCo Holdings Group or any obligations of any member of the PubCo Holdings Group pursuant to the Business Combination TRA or any Post-Business Combination TRA. If (i) Equity Securities of PubCo are sold to underwriters in any Public Offering at a price per share that is lower than the price per share for which such Equity Securities of PubCo are sold to the public in such Public Offering after taking into account any Discounts and (ii) the proceeds from such Public Offering are not used to fund the Cash Election Amount for any redeemed Units but are instead contributed to the Company, the Company shall reimburse the applicable member of the PubCo Holdings Group for such Discount by treating such Discount as an additional Capital Contribution made by such member of the PubCo Holdings Group to the Company in respect of Equity Securities pursuant to Section 3.1(e), and increasing the Capital Account of such member of the PubCo Holdings Group by the amount of such Discount. Any payments made to or on behalf of any member of the PubCo Holdings Group pursuant to this Section 6.7 shall not be treated as a distribution pursuant to Section 5.1(a) but shall instead be treated as an expense of the Company.

Article VII

ROLE OF MEMBERS

Section 7.1 Rights or Powers.

(a)     Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(b)    The Company shall promptly (but in any event within 3 Business Days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act, but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.

Section 7.2 Voting.

(a)     Meetings of the Members may be called upon the written request of the Managing Member or Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than 2 Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b)    Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

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(c)     Each meeting of Members shall be conducted by the Managing Member or such individual Person as the Managing Member deems appropriate.

(d)    Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 7.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

Section 7.4 Investment Opportunities.

(a)     To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), or any of their respective officers, directors, agents, shareholders, members, and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 7.4 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 7.4. Neither the alteration, amendment or repeal of this Section 7.4, nor the adoption of any provision of this Agreement inconsistent with this Section 7.4, shall eliminate or reduce the effect of this Section 7.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 7.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Article VIII

TRANSFERS OF INTERESTS

Section 8.1 Restrictions on Transfer.

(a)     Except as provided in Section 3.6 or this Article VIII, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be null and void and of no force or effect whatsoever. The restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo or the Managing Member; except that in no circumstance may Class B Shares be Transferred unless a corresponding number of Units are Transferred to the same Person and in no circumstance may Units may be Transferred unless a corresponding number of Class B Shares are also Transferred to the same Person.

(b)    In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of Equity Securities in the Company by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Equity Securities in the Company; (ii) if the Managing Member reasonably determines such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company

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to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise become taxable as a corporation under the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of any Equity Securities issued upon any exchange of any Equity Securities, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(b) shall be null and void and of no force or effect whatsoever.

(c)     Notwithstanding the provisions in Section 8.1(a), but subject to the other provisions in this Article VIII, EVgo Holdings and its Affiliates may Transfer all or a portion of their Equity Securities in the Company to any Permitted Transferee or their respective members or holders of Equity Securities without the consent of any other Member or Person.

(d)    A Member making a Transfer (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.6(g)) permitted by this Agreement shall, unless otherwise determined by the Managing Member, (i) at least 10 Business Days before such Transfer, have delivered to the Company and the Transferee an affidavit of non-foreign status with respect to such Transferor that satisfies the requirements of Section 1446(f)(2) of the Code or other documentation establishing a valid exemption from withholding pursuant to Section 1446(f) of the Code or (ii) contemporaneously with such Transfer, properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter).

Section 8.2 Notice of Transfer. Other than in connection with Transfers made pursuant to Section 3.6, each Member shall, no later than 3 Business Days following any Transfer of Equity Securities in the Company, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 8.3 Transferee Members. A Transferee of Equity Securities in the Company pursuant to this Article VIII shall have the right to become a Member only if (a) the requirements of this Article VIII are met, (b) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (c) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws and such other customary representations as determined by the Managing Member, (d) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of all or a portion of a Member’s Interest, whether or not consummated, and (d) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 8.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

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THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF EVGO OPCO, LLC DATED AS OF [•], 2021 AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

Article IX

ACCOUNTING; Certain tax matters

Section 9.1 Books of Account. The Company shall, and shall cause each Subsidiary of the Company to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 9.2 Tax Elections.

(a)     The Company and any eligible Subsidiary of the Company (i) shall make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law) for the taxable year of the Company that includes the date hereof and shall not thereafter revoke such election and (ii) shall use commercially reasonable efforts to ensure that any entity in which the Company holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein, will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law). In addition, the Company shall make the following elections on the appropriate forms or tax returns, if permitted under the Code or applicable Law:

(i)     to adopt the calendar year as the Company’s Fiscal Year;

(ii)    to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)   to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(iv)   except where the Managing Member elects to apply Section 9.5(e), to make an election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable; and

(v)    except as otherwise provided herein, any other election the Managing Member may in Good Faith deem appropriate .

(b)    Upon request of the Managing Member, each Member shall cooperate in Good Faith with the Company in connection with the Company’s efforts to make any election pursuant to this Section 9.2.

Section 9.3 Tax Returns; Information. The Managing Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Managing Member shall furnish to each Member a copy of each approved return and statement, together with any schedules (including Internal Revenue Service Schedule K-1) or other information that a Member may require in connection with such Member’s own tax affairs as soon as practicable. The Company shall also (a) provide each Member with an estimate of its share of the Company’s taxable income for each Fiscal Year by December 31 of such Fiscal Year, including an estimate of state and local apportionment information, (b) cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within 90 days after the end of each Fiscal Year, including any appropriate state and local apportionment information, and (c) deliver or cause to be delivered to the Members a final Internal Revenue Service Schedule K-1, including any appropriate state and local apportionment information, as soon as practicable, but in any event, at least 45 days prior the due date for such return (including any extensions). Each Member agrees to (a) take all actions reasonably requested by the Company or the Company Representative to comply

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with the Partnership Tax Audit Rules, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative and (b) furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the Company (including an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed.

Section 9.4 Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any other Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). In acting as Company Representative, the Managing Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction, and credit of the Company, and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code (commonly known as the “election out”) or similar state or local provision with respect to the taxable period at issue. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

Section 9.5 Withholding Tax Payments and Obligations.

(a)     Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)    Allocation of Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax (including any Company Level Tax) specifically relates to one or more particular Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 9.5. Any determinations made by the Managing Member pursuant to this Section 9.5 shall be binding on the Members.

(c)     Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 9.5(a) or Section 9.5(b) (other than the payment of Company Level Taxes) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 5.1 or Section 10.2(b)(iii) at the time such Tax Offset is made. To the extent that (i) the amount of such Tax Offset exceeds the distributions to which such Member is entitled concurrently with such withholding or payment (an “Excess Tax Amount”), or (ii) there is a payment of Company Level Taxes relating to a Member, the amount of such (A) Excess Tax Amount or (B) Company Level Taxes, as applicable, shall, upon notification to such Member by the Managing Member, give rise to an obligation of such Member to make a capital contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. If a Member defaults with respect to its Tax Contribution Obligation, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions and, any such offset shall be treated as distributed to such Member pursuant to Section 5.1 or Section 10.2(b), as applicable, at the time such offset is made for purposes of this Agreement. To the extent the Managing Member determines it is appropriate for purposes of properly maintaining Capital Accounts, (x) any payment by a

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Member with respect to such Member’s Tax Contribution Obligation shall increase such Member’s Capital Account, but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company, and (y) any recovery of such Tax Reimbursement Obligation through an offset against distributions to such Member shall not reduce such Member’s Capital Account by the amount of such offset. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 9.5. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

(d)    Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 9.5, and the obligations of a Member pursuant to this Section 9.5 shall survive until 30 days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member. If the Managing Member determines in its sole discretion that seeking indemnification for Company Level Taxes from a former Member is not practicable, or that seeking such indemnification failed, then, in either case, the Managing Member may (i) recover any liability for Company Level Taxes from the substituted Member that acquired directly or indirectly the applicable interest in the Company from such former Member or (ii) treat such liability for Company Level Taxes as a Company expense.

(e)     Managing Member Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Managing Member may choose not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 9.5 to the extent that there are no distributions to which such Member is entitled that may be offset by such amounts if the Managing Member determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

Article X

DISSOLUTION AND TERMINATION

Section 10.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)     the sale of all or substantially all of the assets of the Company; and

(b)    the determination of the Managing Member to dissolve, wind up, and liquidate the Company.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 10.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

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Section 10.2 Procedure.

(a)     In the event of the dissolution of the Company for any reason, the Managing Member or such other Person as is designated by the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 10.3(a), such Winding-Up Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)    Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)     first, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)    second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 10.2(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii) below); and

(iii)   third, the balance to the Members, pro rata in accordance with the number of Units owned by each Member.

(c)     Except as provided in Section 10.3(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)    Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 10.3 Rights of Members.

(a)     Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)    Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 10.4 Notices of Dissolution. If a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.6 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

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Article XI
GENERAL

Section 11.1 Amendments; Waivers.

(a)     The terms and provisions of this Agreement may only be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the approval of (y) the Managing Member and (z) if at such time the Members (other than any member of the PubCo Holdings Group) beneficially own, in the aggregate, more than 10% of the then-outstanding Units, the holders of at least 66 2/3% of the outstanding Units held by Members other than the PubCo Holdings Group; provided that no waiver, modification or amendment shall be effective until at least 5 Business Days after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided further, that no amendment to this Agreement may:

(i)     modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or

(ii)    materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner

(b)    Notwithstanding the provisions of Section 11.1(a), the Managing Member, acting alone, may amend this Agreement or update the books and records of the Company (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g), (ii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Managing Member, and (iii) as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)     No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

(d)    Notwithstanding anything to the contrary in this Agreement, the Company shall not consummate a merger, consolidation or other combination without the consent of the holders of a majority of the Units not held by the PubCo Holdings Group.

Section 11.2 Further Assurances. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 11.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

Section 11.4 Certain Representations by Members. Each Member (or, if such Member is disregarded for U.S. federal income tax purposes, such Member’s regarded owner for such purposes), by executing this Agreement and becoming a Member, whether by making a Capital Contribution, by admission in connection with a permitted Transfer, or otherwise, represents and warrants to the Company and the Managing Member, as of the date of its admission as a Member, that such Member is either (a) not a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes (e.g., an individual or a Subchapter C corporation), or (b) is a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes, but (i) permitting the Company to satisfy the 100-partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of any beneficial owner of such Member in investing in the Company through such Member, (ii) such Member was formed

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for business purposes prior to or in connection with the investment by such Member in the Company or for estate planning purposes, and (iii) no beneficial owner of such Member has a redemption or similar right with respect to such Member that is intended to correlate to such Member’s right to Redemption pursuant to Section 3.6.

Section 11.5 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, including the Business Combination Agreement, Business Combination TRA, and the Registration Rights Agreement, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 11.6 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more or any combination of such rights may be exercised by a Member or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 11.7 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

Section 11.8 Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 11.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 11.9 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 11.10 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 11.11 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically, or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

____

With copies (which shall not constitute notice) to:

____

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 11.11 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which

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such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date 3 days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 11.12 Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 11.13 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 11.14 Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 11.15 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 11.16 No Third Party Beneficiaries. Except as expressly provided in Section 6.2 and Section 10.2(b), nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signatures on Next Page]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the date first above written.

COMPANY:
EVGO OPCO, LLC
By:
Name:
Title:

Signature Page to
Amended and Restated Limited Liability Company Agreement of
EVGO OPCO, LLC

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MEMBERS:
[•]
By: [•]
By:
Name:
Title:
[•]
By: [•]
By:
Name:
Title:
[•]
By: [•]
By:
Name:
Title:
[•]
By: [•]
By:
Name:
Title:

Signature Page to
Amended and Restated Limited Liability Company Agreement of
EVGO OPCO, LLC

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[•]
By: [•]
By:
Name:
Title:

Signature Page to
Amended and Restated Limited Liability Company Agreement of
EVGO OPCO, LLC

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MANAGING MEMBER:
CRIS THUNDER MERGER LLC
By:
Name:	[•]
Title:	[•]

Signature Page to
Amended and Restated Limited Liability Company Agreement of
EVGO OPCO, LLC

Annex A-135

Exhibit A

Member	Number of Units Owned
[•]	[•]
[•]	[•]
Total	[•]

Signature Page to
Amended and Restated Limited Liability Company Agreement of
EVGO OPCO, LLC

Annex A-136

EXHIBIT E

Form of Sponsor Agreement

[Attached]

Annex A-137

January 21, 2021

Climate Change Crisis Real Impact I Acquisition Corporation
300 Carnegie Center, Suite 150
Patterson, NJ 08540
Attention: David Crane, Chief Executive Officer

RE:    Certain Transaction Matters

Reference is made to that certain Business Combination Agreement (the “BCA”), to be dated as of the date hereof, by and among EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”), EVgo HoldCo, LLC, a Delaware limited liability company (the “Company”), EVGO OPCO, LLC, a Delaware limited liability company (“OpCo”), Climate Change Crisis Real Impact I Acquisition Corporation, a Delaware corporation (“PubCo”), and CRIS Thunder Merger LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of PubCo. This letter agreement (this “Letter Agreement”) is being entered into and delivered by PubCo and each of Climate Change Crisis Real Impact I Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”), OC III LVS IX LP, a Delaware limited partnership (“OC LP”), TOCU XXXVII LLC, a Delaware limited liability company (“TOCU LLC” and, together with OC LP, the “Co-Investors”), Mary Powell, Richard L. Kauffman, Mimi Alemayehou, Anne Frank-Shapiro, Daniel Gross, Amir Mehr and Stephen Moch (collectively, and together with the Sponsor, the “Founder Stockholders” and, together with the Co-Investors, the “Investor Parties”) in connection with the transactions contemplated by the BCA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby agrees as follows:

1.      Each Founder Stockholder, severally and not jointly, represents and warrants to Holdings that such Founder Stockholder holds the number of shares of Class B common stock, par value $0.0001 per share, of PubCo (the “PubCo Class B Common Stock”) set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “Total Shares,” which 5,750,000 shares of PubCo Class B Common Stock collectively constitute all of the issued and outstanding shares of PubCo Class B Common Stock as of the date hereof. Sponsor represents and warrants to Holdings that it owns 6,600,000 private placement warrants (the “Private Placement Warrants”), each such warrant exercisable for one share of Class A common stock, par value $0.0001 per share, of PubCo (the “PubCo Class A Common Stock” and, together with the PubCo Class B Common Stock, the “PubCo Common Stock”), which Private Placement Warrants constitute all of the issued and outstanding warrants of PubCo held by the Founder Stockholders and their respective affiliates.

2.      The Co-Investors represent and warrant to Holdings that the Co-Investors, collectively, hold 1,980,000 units of PubCo (“Units”), each such unit consisting of one share of PubCo Class A Common Stock and one-half of one redeemable warrant of PubCo exercisable for one share of PubCo Class A Common Stock (the “Co-Public Warrants” and, together with the Private Placement Warrants, the “Investor Party Warrants”).

3.      During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article VIII thereof, each Investor Party agrees, severally and not jointly (a) to do, or cause to be done, all actions (and refrain from taking any actions) necessary or advisable to consummate and make effective the transactions contemplated by the BCA, including voting its shares of PubCo Common Stock in favor of the transactions contemplated by the BCA and all other proposals included in the proxy statement for the special meeting of stockholders of PubCo to approve the transactions contemplated by the BCA, and not electing to exercise any Redemption Rights, and (b) not to (i) Transfer any Units, shares of PubCo Common Stock or warrants exercisable for PubCo Class A Common Stock, including the Investor Party Warrants held by such Investor Party or (ii) deposit any Units or shares of PubCo Common Stock held by such Investor Party into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to such Units or shares of PubCo Common Stock or grant any proxy (except as otherwise provided herein), consent or

Annex A-138

power of attorney with respect thereto (other than pursuant to this Letter Agreement). For purposes of this Letter Agreement, “Transfer” shall mean the (a) (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of (ii) or agreement to dispose of, directly or indirectly, or (iii) establishment or increase of a “put equivalent position” or liquidation with respect to or decrease of a “call equivalent position” within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, in each case (i), (ii) and (iii), any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

4.      Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 7.01 and 7.02 of the BCA, effective immediately prior to the Closing, each Founder Stockholder, hereby waives any and all rights such Founder Stockholder has or will have under Section 4.3(b)(ii) of PubCo’s Amended and Restated Certificate of Incorporation to receive, with respect to each share of PubCo Class B Common Stock held by such Founder Stockholder, more than one (1) share of PubCo Class A Common Stock upon automatic conversion of such shares of PubCo Class B Common Stock in accordance with PubCo’s Amended and Restated Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, each Founder Stockholder, hereby acknowledges and agrees that pursuant to Section 4.3(b) of PubCo’s Amended and Restated Certificate of Incorporation, each share of PubCo Class B Common Stock held by such Founder Stockholder shall automatically convert into one (1) share of PubCo Class A Common Stock.

5.      From and after the Closing, each Co-Investor agrees not to Transfer any Units, warrants exercisable for shares of PubCo Class A Common Stock or shares of PubCo Common Stock held by such Co-Investor until the effective date of the Registration Statement (as defined in the Subscription Agreements).

6.      Each Founder Stockholder agrees that, following the Closing, it, he or she, severally and not jointly, shall not Transfer a number of the shares of PubCo Class A Common Stock issued to such Founder Stockholder upon conversion of such Founder Stockholder’s shares of PubCo Class B Common Stock in connection with Closing equal to the number set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “Lock-Up Shares” (the “Lock-Up Shares”) until the earlier of (i) 12 months after the Closing Date, and (ii) subsequent to the Closing Date, (x) the date the VWAP (as defined below) of the PubCo Class A Common Stock equals or exceeds $12.00 per share for any 20 Trading Days (as defined below) within any 30-Trading Day period commencing at least 150 days after the Closing Date or (y) the date following the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with a third party that results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Class A Common Stock for cash, securities or other property. For purposes of this Letter Agreement, (i) “VWAP” of the PubCo Class A Common Stock on any Trading Day means the per share volume-weighted average price of the PubCo Class A Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by PubCo) page www.bloomberg.com/quote/CLII:US (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the PubCo Class A Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with PubCo) retained for this purpose by PubCo) and (ii) “Trading Day” shall mean a day during which trading in the PubCo Class A Common Stock generally occurs on the New York Stock Exchange or, if the PubCo Class A Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchanges on which the PubCo Class A Common Stock is then listed or, if the PubCo Class A Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the PubCo Class A Common Stock is then listed or admitted for trading. If the PubCo Class A Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

Annex A-139

7.      Upon and subject to the Closing, a number of the shares of PubCo Class A Common Stock issued to each Founder Stockholder upon conversion of such Founder Stockholder’s shares of PubCo Class B Common Stock in connection with Closing equal to the number set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “$12.50 Threshold Shares” (the “$12.50 Threshold Shares”) shall become subject to potential forfeiture if the $12.50 Triggering Event (as defined below) does not occur during the time period between the Closing Date and the five-year anniversary of the Closing Date (such time period, the “Earnout Period”), with such $12.50 Threshold Shares no longer being subject to forfeiture upon the occurrence of a $12.50 Triggering Event. Prior to the occurrence of a $12.50 Triggering Event, no Founder Stockholder shall Transfer any of such Founder Stockholder’s $12.50 Threshold Shares. Certificates or book entries representing the $12.50 Threshold Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for PubCo Class A Common Stock will be given appropriate stop transfer orders with respect to the $12.50 Threshold Shares until the occurrence of a $12.50 Triggering Event; provided, however, that upon a $12.50 Triggering Event in accordance with the terms herein, PubCo shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. In the event no $12.50 Triggering Event occurs during the Earnout Period, upon the expiration of the Earnout Period, the $12.50 Threshold Shares of each Founder Stockholder shall immediately be forfeited to PubCo for no consideration as a contribution to the capital of PubCo (including for purposes of Section 118 of the Code) and immediately cancelled. For purposes of this Letter Agreement, (i) “$12.50 Triggering Event” means the date on which the VWAP of the PubCo Class A Common Stock equals or exceeds $12.50 per share for any 20 Trading Days within any 30-Trading Day period; provided, that, if, during the Earnout Period, there is a Change of Control pursuant to which the holders of PubCo Class A Common Stock have the right to receive consideration implying a value of PubCo Class A Common Stock (as determined in good faith by the board of directors of PubCo (the “PubCo Board”) of greater than or equal to $12.50, then the $12.50 Triggering Event shall be deemed to have occurred and (ii) “Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Holdings, PubCo or any of their respective subsidiaries), obtains direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in PubCo, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the PubCo Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (2) the voting securities of PubCo immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of PubCo to any person.

8.      Upon and subject to the Closing, a number of the shares of PubCo Class A Common Stock issued to each Founder Stockholder upon conversion of such Founder Stockholder’s shares of PubCo Class B Common Stock in connection with Closing equal to the number set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “$15.00 Threshold Shares” (the “$15.00 Threshold Shares”) shall become subject to potential forfeiture if the $15.00 Triggering Event (as defined below) does not occur during the Earnout Period, with such $15.00 Threshold Shares no longer being subject to forfeiture upon the occurrence of a $15.00 Triggering Event. Prior to the occurrence of a $15.00 Triggering Event, no Founder Stockholder shall Transfer any of such Founder Stockholder’s $15.00 Threshold Shares. Certificates or book entries representing the $15.00 Threshold Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for PubCo Class A Common Stock will be given appropriate stop transfer orders with respect to the $15.00 Threshold Shares until the occurrence of a $15.00 Triggering Event; provided, however, that upon a $15.00 Triggering Event in accordance with the terms herein, PubCo shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. In the event no $15.00 Triggering Event occurs during the Earnout Period, upon the expiration of the Earnout Period, the $15.00 Threshold Shares of each Founder Stockholder shall immediately be forfeited to PubCo for no

Annex A-140

consideration as a contribution to the capital of PubCo (including for purposes of Section 118 of the Code) and immediately cancelled. For purposes of this Letter Agreement, “$15.00 Triggering Event” means the date on which the VWAP of the PubCo Class A Common Stock equals or exceeds $15.00 per share for any 20 Trading Days within any 30-Trading Day period; provided, that, if, during the Earnout Period, there is a Change of Control pursuant to which the holders of PubCo Class A Common Stock have the right to receive consideration implying a value of PubCo Class A Common Stock (as determined in good faith by the PubCo Board) of greater than or equal to $15.00, then the $15.00 Triggering Event shall be deemed to have occurred.

9.      The number of shares of Class A Common Stock (including the Lock-Up Shares, the $12.50 Threshold Shares and the $15.00 Threshold Shares) and the VWAP targets set forth in this Letter Agreement shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the PubCo Class A Common Stock occurring on or after the Closing (other than the conversion of the PubCo Class B Common Stock into PubCo Class A Common Stock at the Closing).

10.    Holders of the $12.50 Threshold Shares and the $15.00 Threshold Shares shall be entitled to vote such shares of PubCo Class A Common Stock and receive dividends and other distributions in respect thereof prior to the occurrence of a $12.50 Triggering Event or $15.00 Triggering Event, as applicable, unless forfeited in accordance with the terms hereof.

11.    Notwithstanding anything to the contrary herein, prior to the Closing, a Founder Stockholder may Transfer shares of PubCo Class B Common Stock held by such Founder Stockholder without the consent of the other parties hereto to the extent (a) the recipient of such Transferred shares of PubCo Common Stock is an employee, officer, director, manager, or other service provider of Sponsor and such recipient executes a joinder to this Letter Agreement (in form and substance reasonably satisfactory to Holdings) binding such recipient (hereinafter, also referred to herein as a “Founder Stockholder”) to the terms and conditions of this Letter Agreement and (b) the Founder Stockholders will deliver, or cause to be delivered, to Holdings an updated Exhibit A and setting forth opposite each Founder Stockholder’s name under the heading “Total Shares,” the number of shares held by each Founder Stockholder, and derived therefrom the applicable number of shares of PubCo Common Stock to be included under each of the following headings: “Lock-Up Shares (75% of Total Shares)”, “$12.50 Threshold Shares (12.5% of Total Shares)” and “$15.00 Threshold Shares (12.5% of Total Shares)”. To the extent any Founder Stockholder forfeits any of such Founder Stockholder’s PubCo Common Stock prior to the Closing pursuant to arrangements in effect on the date hereof, the Founder Stockholders will deliver, or cause to be delivered, to Holdings an updated Exhibit A reflecting each applicable Founder Stockholder’s change in ownership of shares of PubCo Common Stock under each heading thereon consistent with the calculations set forth above (including any reallocation to the other Founder Stockholders, as applicable, it being understood that such forfeited shares of PubCo Common Stock shall not be reallocated to any person other than a Founder Stockholder).

12.    Certain of the parties hereto have previously entered into that certain letter agreement dated September 29, 2020 in connection with the initial public offering of PubCo (as amended, the “Prior Letter Agreement”). The parties hereto acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and each Investor Party shall comply with, and fully perform all of such Investor Party’s obligations, covenants and agreements set forth in, the Prior Letter Agreement, as applicable. For the avoidance of doubt the $12.50 Threshold Shares and the $15.00 Threshold Shares shall remain subject to the lockup set forth in paragraph 8 of the Prior Letter Agreement following the Closing.

13.    The terms and provisions of this Letter Agreement or the Prior Letter Agreement may be modified or amended only with the written approval of the Investor Parties and Holdings.

14.    Each Investor Party hereby acknowledges that such Investor Party, as applicable, has read the BCA and this Letter Agreement and has had the opportunity to consult with such Investor Party’s tax and legal advisors.

Annex A-141

15.    Subject to the terms and conditions of this Letter Agreement, PubCo, and each Investor Party agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

16.    Each Investor Party hereby represents and warrants to Holdings as follows:

(a)     Such Investor Party has all necessary power and authority to execute and deliver this Letter Agreement and to perform such Founder Stockholder’s obligations hereunder. The execution and delivery of this Letter Agreement by such Investor Party has been duly and validly authorized and no other action on the part of such Investor Party is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such Investor Party and, assuming due authorization, execution and delivery by the other Investor Parties and PubCo, constitutes a legal, valid and binding obligation of such Investor Party, enforceable against such Investor Party in accordance with its terms, subject to the Remedies Exceptions.

(b)    Such Investor Party holds such Investor Party’s Units, shares of PubCo Common Stock and Investor Party Warrants, as applicable, free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Prior Letter Agreement, the SPAC Warrant Agreement and the SPAC Organizational Documents or (ii) arising under applicable securities Laws. Each Investor Party has and will have until the earlier of the Closing and the valid termination of the BCA pursuant to Article VIII thereof, sole voting power, power of disposition and power to issue instructions with respect to the Units and shares of PubCo Common Stock held by such Investor Party in accordance with this Letter Agreement and power to agree to all of the matters applicable to such Investor Party set forth in this Letter Agreement.

(c)     The execution and delivery of this Letter Agreement by such Investor Party does not, and the performance of this Letter Agreement by such Investor Party will not: (i) conflict with or violate any Law applicable to such Investor Party, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such Investor Party, as applicable, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Units, shares of PubCo Common Stock or Investor Party Warrants owned by such Investor Party, as applicable, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Founder Stockholder is a party or by which such Founder Stockholder is bound, except, in the case of clause (i) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Investor Party to perform such Investor Party’s obligations hereunder or to consummate the transactions contemplated hereby.

(d)    The execution and delivery of this Letter Agreement by such Investor Party does not, and the performance of this Letter Agreement by such Investor Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other Person.

(e)     There is no Action pending or, to the knowledge of such Investor Party (after reasonable inquiry), threatened against such Investor Party, which, individually or in the aggregate, would reasonably be expected to materially impair the ability of such Investor Party to perform such Investor Party’s obligations hereunder or to consummate the transactions contemplated hereby.

(f)     Except for this Letter Agreement and the Prior Letter Agreement, such Investor Party has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the Units, shares of PubCo Common Stock or Investor Party Warrants owned by such Investor Party, as applicable, or (ii) granted any proxy, consent or power of attorney with respect to any Units, shares of PubCo Common Stock or Investor Party Warrants owned by such Investor Party, as applicable, (other than as contemplated by this Letter Agreement). Such

Annex A-142

Investor Party has not entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Investor Party from satisfying such Investor Party’s obligations pursuant to this Letter Agreement.

(g)    Such Investor Party understands and acknowledges that Holdings and the Company are entering into the BCA in reliance upon the execution and delivery of this Letter Agreement by the Investor Parties.

17.    This Letter Agreement, together with the BCA to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by the Founder Stockholders in connection with the initial public offering of PubCo constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

18.    No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

19.    This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 9.09 (Counterparts), 9.03 (Severability), 9.10 (Specific Performance), 9.06 (Governing Law), 9.07 (Waiver of Jury Trial) and 8.05 (Waiver) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

20.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in Section 9.01 (Notices) of the BCA, with (a) notices to PubCo and Holdings being sent to the addresses set forth therein, in each case with all copies as required thereunder, (b) notices to each Founder Stockholder being sent to the address set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “Address”, and (c) notices to each Co-Investor being sent to the address set forth underneath the Co-Investors’ signatures attached to this Letter Agreement.

21.    This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Closing.

[The remainder of this page left intentionally blank.]

Annex A-143

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION HOLDINGS, LLC

By:
Name:	John A. Cavalier
Title:	Chief Financial Officer

FOUNDER STOCKHOLDERS

By:
Name:	Mary Powell
Title:

By:
Name:	Richard L. Kauffman
Title:

By:
Name:	Mimi Alemayehou
Title:

By:
Name:	Anne Frank-Shapiro
Title:

By:
Name:	Daniel Gross
Title:

By:
Name:	Amir Mehr
Title:

By:
Name:	Stephen Moch
Title:

[Signature Page to Letter Agreement]

Annex A-144

CO-INVESTORS:

OC III LVS IX LP
By: OC III GP LLC, its general partner

By:
Name:	Adam L. Gubner
Title:	Authorized Person

TOCU XXXVII LLC

By:
Name:	Russell D. Gannaway
Title:	Authorized Person

Address for Notices:

OC III LVS IX LP
TOCU XXXVII LLC
c/o Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, CA 92660
Attn: Dan Degtyar, Grover Burthey & Jamie Weinstein
Email: Dan.Degtyar@pimco.com; Grover.Burthey@pimco.com; Jamie.Weinstein@pimco.com

With a copy to (which shall not constitute notice):
PIMCO LLC — Office of the General Counsel
1633 Broadway
New York, NY 10019
Attn: Michelle Galvez
Email: Michelle.Galvez@pimco.com; AltsOps@pimco.com; AltsDeal&FundsSupport@pimco.com; ControlGroupNB@pimco.com

[Signature Page to Letter Agreement]

Annex A-145

Acknowledged and agreed
as of the date of this Letter Agreement:

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION

By:
Name:	David Crane
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

Annex A-146

Acknowledged and agreed
as of the date of this Letter Agreement:

EVGO HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Letter Agreement]

Annex A-147

EXHIBIT A

Founder Stockholder	Address	Total Shares	Lock-Up Shares (75% of Total Shares)	$12.50 Threshold Shares (12.5% of Total Shares)	$15.00 Threshold Shares (12.5% of Total Shares)
Mary Powell	[•]	[•]	[•]	[•]	[•]
Richard L. Kauffman	[•]	[•]	[•]	[•]	[•]
Mimi Alemayehou	[•]	[•]	[•]	[•]	[•]
Anne Frank-Shapiro	[•]	[•]	[•]	[•]	[•]
Daniel Gross	[•]	[•]	[•]	[•]	[•]
Amir Mehr	[•]	[•]	[•]	[•]	[•]
Stephen Moch	[•]	[•]	[•]	[•]	[•]
Crisis Real Impact I Acquisition Holdings, LLC	[•]	[•]	[•]	[•]	[•]
Total		5,750,000	4,312,500	718,750	718,750

Annex A-148

EXHIBIT F

Form of Tax Receivable Agreement

[Attached]

Annex A-149

TAX RECEIVABLE AGREEMENT

by and among

Climate Change Crisis Real Impact I Acquisition Corporation,

CRIS THUNDER MERGER LLC,

CERTAIN OTHER PERSONS NAMED HEREIN,

and

Agent

DATED AS OF [•], 2021

Annex A-150

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2021, is hereby entered into by and among Climate Change Crisis Real Impact I Acquisition Corporation, a Delaware corporation (the “Corporate Taxpayer”), CRIS Thunder Merger LLC, a Delaware limited liability company and wholly owned Subsidiary of the Corporate Taxpayer (“Corporate Taxpayer Sub”), the TRA Holders and the Agent.

RECITALS

WHEREAS, Corporate Taxpayer Sub is the managing member of EVGO OPCO, LLC, a Delaware limited liability company and an entity classified as a partnership for U.S. federal income Tax purposes (“OpCo LLC”), and holds, directly or indirectly, limited liability company interests in OpCo LLC;

WHEREAS, immediately prior to the transactions contemplated by the BCA, EVgo Holdings, LLC, a Delaware limited liability company (“EVgo Holdings”), is the sole owner of OpCo LLC, and pursuant to the Business Combination, EVgo Holdings has agreed to directly or indirectly contribute all of its assets (other than the Units of OpCo LLC) to OpCo LLC in exchange for all of the Units therein;

WHEREAS, pursuant to the BCA, and as more fully described therein, (i) the Corporate Taxpayer has agreed to contribute to Corporate Taxpayer Sub all of its assets, including but not limited to all of its Available Cash (as defined in the BCA) and Class B Shares, (ii) immediately thereafter, Corporate Taxpayer Sub has agreed to transfer to EVgo Holdings such Class B Shares and the right to enter into this Agreement (the “BCA Transactions”), and (iii) immediately thereafter, Corporate Taxpayer Sub has agreed to contribute all of its remaining assets to OpCo LLC in exchange for Units therein;

WHEREAS, OpCo LLC and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which a Redemption occurs, which election is expected to result, with respect to the Corporate Taxpayer Group, in an adjustment to the Tax basis of the assets owned by OpCo LLC and such Subsidiaries;

WHEREAS, in addition to any Redemption pursuant to the BCA Transactions, the TRA Holders currently hold (and their permitted transferees may hold) or will hold Units and may transfer all or a portion of such Units in one or more subsequent Redemptions (as defined herein), and, as a result of such Redemptions, the Corporate Taxpayer Group is expected to obtain or be entitled to certain Tax benefits as further described herein; and

WHEREAS, this Agreement is intended to set forth the agreement among the parties hereto regarding the sharing of the Tax benefits realized by the Corporate Taxpayer Group as a result of the Redemptions;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of (i) the Corporate Taxpayer Group, and (ii) without duplication, OpCo LLC, but only with respect to Taxes imposed on OpCo LLC and allocable to any member of the Corporate Taxpayer Group; provided that the actual liability for U.S. federal income Taxes of the Corporate Taxpayer Group shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

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“Agent” means:

(i)     for so long as LS Power or any of its Affiliates is a TRA Holder, and for so long as it is willing to serve in such capacity, Sponsor Agent, and

(ii)    at any time clause (i) is not applicable, such other Person designated as such pursuant to Section 7.6(b).

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, (i) the sum of the following amounts for each state and local jurisdiction in which OpCo LLC (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity for U.S. federal income Tax purposes) or the Corporate Taxpayer Group files an income or franchise Tax Return for the relevant Taxable Year: (A) the Corporate Taxpayer Group’s income and franchise Tax apportionment factor(s) for such applicable state or local jurisdiction, multiplied by (B) the highest corporate income and franchise Tax rate(s) for such state or local jurisdiction, reduced by (ii) the product of (A) the highest marginal U.S. federal income Tax rate applicable to the Corporate Taxpayer Group for the relevant Taxable Year (determined based on the calculation of the Hypothetical Tax Liability for the relevant Taxable Year) and (B) the aggregate rate calculated under clause (i).

“Attributable” has the meaning set forth in Section 3.1(b) of this Agreement.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of a Redemption and the payments made pursuant to this Agreement with respect to such Redemption (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Section 1012 of the Code in connection with the BCA Transactions, (ii) under Section 743(b) of the Code (in situations where, following a Redemption, OpCo LLC remains classified as a partnership for U.S. federal income Tax purposes); and (iii) under Sections 732(b) and 1012 of the Code (in situations where, as a result of one or more Redemptions, OpCo LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes). Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from a Redemption of Units shall be determined without regard to any Section 743(b) adjustment attributable to such Units prior to such Redemption, and, further, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“BCA” means that certain Business Combination Agreement by and among the Corporate Taxpayer, Corporate Taxpayer Sub, OpCo LLC and the other parties thereto dated as of [•], 2021.

“BCA Transactions” has the meaning set forth in the Recitals.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination” means the business combination between the Corporate Taxpayer and OpCo LLC effected pursuant to the BCA.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America shall not be regarded as a Business Day.

“Call Right” has the meaning set forth in Section 3.6(n) of the OpCo LLC Agreement.

“Change of Control” means the occurrence of any of the following events or series of events after the closing of the Business Combination:

(i)     any Person (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer and excluding EVgo Holdings and its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the rules promulgated under the Exchange Act), directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of Corporate Taxpayer’s then outstanding voting securities;

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(ii)    there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii)   the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

“Class A Shares” means shares of Class A common stock of the Corporate Taxpayer.

“Class B Shares” means shares of Class B common stock of the Corporate Taxpayer.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Corporate Taxpayer Group” means (a) the Corporate Taxpayer and any Subsidiary of the Corporate Taxpayer, other than OpCo LLC and any Subsidiary of OpCo LLC, whether or not the Corporate Taxpayer and such Subsidiary are members of any affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, and (b) where required by context, any member of such group.

“Corporate Taxpayer Returns” means the U.S. federal income Tax Returns of all members of the Corporate Taxpayer Group (including the U.S. federal income Tax Returns of any consolidated group of which any member of the Corporate Taxpayer Group is or becomes a member, as further described in Section 7.12(a) of this Agreement) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer Group, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 550 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice, or the date on which the Early Termination Notice is deemed to have been delivered pursuant to Section 4.2 or Section 4.3, for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

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“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“EVgo Holdings” has the meaning set forth in the Recitals of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Expert” means a nationally recognized expert in the particular area of disagreement that is mutually acceptable to the Corporate Taxpayer Group and the Agent.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporate Taxpayer Group, and (ii) without duplication, OpCo LLC, but in the case of clause (ii), only with respect to Taxes imposed on OpCo LLC and allocable to any member of the Corporate Taxpayer Group (using the same methods, elections, conventions, U.S. federal income Tax rate and similar practices used on the relevant Corporate Taxpayer Return), but, in each case, without taking into account (A) any Basis Adjustments, (B) any deduction attributable to Imputed Interest for the Taxable Year, and (C) any Post-Business Combination TRA Benefits. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any U.S. federal income Tax item (or portions thereof) that is attributable to any Basis Adjustments, Imputed Interest, or any Post-Business Combination TRA Benefits. Furthermore, the Hypothetical Tax Liability shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code, and the principles of any similar provisions of state or local law, with respect to the Corporate Taxpayer Group’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period. Notwithstanding the foregoing sentence: (i) if the Corporate Taxpayer reasonably determines, in good faith consultation with the Agent, on or prior to the relevant date of determination that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or such rate has ceased to be published permanently or indefinitely, then “LIBOR” for the relevant interest period shall be deemed to refer to a substitute or successor rate that the Corporate Taxpayer reasonably determines, in good faith consultation with the Agent, after consulting an investment bank of national standing in the United States and other reasonable sources, to be (a) the industry-accepted successor rate to the relevant London interbank offered rate for U.S. dollar deposits or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant London interbank offered rate for U.S. dollar deposits; and (ii) if the Corporate Taxpayer has determined a substitute or successor rate in accordance with the foregoing, the Corporate Taxpayer may reasonably determine, in good faith consultation with the Agent, after consulting an investment bank of national standing in the United States and other reasonable sources, any relevant methodology for calculating such substitute or successor rate, including any adjustment factor it reasonably determines, in good faith consultation with the Agent, is needed to make such substitute or successor rate comparable to the relevant London interbank offered rate for U.S. dollar deposits, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. In the event that the Agent disagrees with any determination by the Corporate Taxpayer set forth in this paragraph, and such disagreement is not resolved within thirty (30) days of submission by the Agent of notice of such disagreement to the Corporate Taxpayer, such disagreement shall be deemed a “Reconciliation Dispute,” and shall be subject to the Reconciliation Procedures set forth in Section 7.10 hereof.

“LS Power” means LS Power Equity Partners IV, L.P.

“Majority TRA Holders” means, at the time of any determination, TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder (determined using such calculations of Early Termination Payments reasonably estimated by the Corporate Taxpayer Group) if the Corporate Taxpayer Group had exercised its right of Early Termination on such date.

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“Market Value” means the closing price of the Class A Shares on the applicable Redemption Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided, that if the closing price is not reported by Bloomberg L.P. for the applicable Redemption Date, then the Market Value means the closing price of the Class A Shares on the Business Day immediately preceding such Redemption Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided, further that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“OpCo LLC” has the meaning set forth in the Recitals of this Agreement.

“OpCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of OpCo LLC dated [__], as amended from time to time.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-Business Combination TRA” means any tax receivable agreement (or comparable agreement) entered into by any member of the Corporate Taxpayer Group pursuant to which any member of the Corporate Taxpayer Group is obligated to pay over amounts with respect to Tax benefits resulting from any increases in Tax basis, net operating losses or other Tax attributes to which any member of the Corporate Taxpayer Group becomes entitled as a result of a transaction (other than any Redemption) after the date of this Agreement.

“Post-Business Combination TRA Benefits” means any Tax benefits resulting from increases in Tax basis, net operating losses or other Tax attributes with respect to which any member of the Corporate Taxpayer Group is obligated to make payments under a Post-Business Combination TRA.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State and Local Tax Benefit. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State and Local Tax Detriment. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Redemption” means any transfer (or deemed transfer or other transaction affecting adjusted Tax basis for U.S. federal income Tax purposes) in respect of any Units or Reference Assets resulting from (i) any of the BCA Transactions or (ii) a transfer by a TRA Holder, or by a permitted transferee of such TRA Holder (pursuant to the OpCo LLC Agreement), to OpCo LLC or to the Corporate Taxpayer Group pursuant to the Redemption Right or the Call Right, as applicable.

“Redemption Date” means each date on which a Redemption occurs.

“Redemption Notice” has the meaning given to the term “Redemption Notice” in the OpCo LLC Agreement.

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“Redemption Right” means the redemption right of holders of Units set forth in Section 3.6(a) of the OpCo LLC Agreement.

“Reference Asset” means, with respect to any Redemption, an asset (other than cash or a cash equivalent) that is held or acquired by OpCo LLC (or any of its direct or indirect subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income Tax purposes, but only to the extent such subsidiaries are not held through any entity treated as a corporation for U.S. federal income Tax purposes) at the time of such Redemption. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Resolution of Disputes Procedures” means the procedures described in Section 7.9 of this Agreement.

“Schedule” means any of the following: (i) a Tax Attribute Schedule, (ii) a Tax Benefit Payment Schedule, (iii) the Early Termination Schedule or (iv) an Amended Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Sponsor Agent” means [•] or such other Person designated as such by LS Power.

“State and Local Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State and Local Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income Tax purposes.

“State and Local Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State and Local Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income Tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attribute Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Receivable Agreements” means this Agreement and any Post-Business Combination TRA.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer Group as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the date of the Business Combination.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including franchise taxes, and any interest, penalties or additions thereto.

“Taxing Authority” means the IRS and any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means each of those Persons set forth on Schedule A and their respective successors and permitted assigns pursuant to Section 7.6(a).

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“Transferor” has the meaning set forth in Section 7.12(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the OpCo LLC Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that:

(i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer Group will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments (assuming, to the extent applicable, in calculating such deductions that the election under Section 168(k)(7) of the Code is made with respect to any actual or deemed Basis Adjustment arising from a Redemption made in the Taxable Year that includes the Early Termination Date or deemed to be made on the Early Termination Date pursuant to clause (v) of this definition), and Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available;

(ii) any loss or credit carryovers generated by deductions or losses arising from any Basis Adjustment or Imputed Interest (including such Basis Adjustment or Imputed Interest generated as a result of payments under this Agreement) that are available in the Taxable Year that includes the Early Termination Date will be utilized by the Corporate Taxpayer Group ratably in each Taxable Year over the five Taxable Years beginning with the Taxable Year that includes the Early Termination Date (provided that, in any year that the Corporate Taxpayer Group is prevented from fully utilizing net operating losses pursuant to Section 382 of the Code, or any successor provision, the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilizable under Section 382 of the Code, or any successor provision);

(iii) the U.S. federal, state and local income and franchise Tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law;

(iv) any Reference Asset that is not subject to amortization, depreciation or other cost recovery deduction to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for U.S. federal income Tax purposes on the fifth anniversary of the Early Termination Date for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset; provided, that in the event of a Change of Control which includes a taxable sale of such Reference Asset (including the sale of all of the equity interests in an entity classified as a partnership or disregarded entity that directly or indirectly owns such Reference Asset), such Reference Asset shall be deemed disposed of at the time of the Change of Control; and

(v) if, at the Early Termination Date, there are Units that have not been transferred in a Redemption, then all Units shall be deemed to be transferred pursuant to the Redemption Right effective on the Early Termination Date.

Section 1.2 Other Definitional and Interpretative Provisions.    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or

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contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Tax Attribute Schedules.    Within ninety (90) calendar days after the filing of the relevant Corporate Taxpayer Return for each Taxable Year, the Corporate Taxpayer shall deliver to each Agent a schedule (the “Tax Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each applicable TRA Holder, (i) the Basis Adjustments with respect to the Reference Assets as a result of the Redemptions effected by or attributable to such TRA Holder in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2 Tax Benefit Payment Schedules.

(a) Within ninety (90) calendar days after the filing of a Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, a member of the Corporate Taxpayer Group shall deliver to each Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment with respect to such Corporate Taxpayer Return for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is Attributable to each TRA Holder, (C) the Accrued Amount with respect to any such Net Tax Benefit that is Attributable to such TRA Holder, (D) the Tax Benefit Payment due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporate Taxpayer Group intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation of the Actual Tax Liability, (iv) a copy of such Corporate Taxpayer Return for such Taxable Year, and (v) any other work papers reasonably requested by any Agent. In addition, the Corporate Taxpayer Group shall allow each Agent reasonable access at no cost to its appropriate representatives in connection with a review of such Tax Benefit Payment Schedule. The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to the Basis Adjustments, Imputed Interest or any Post-Business Combination TRA Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to the Basis Adjustment, Imputed Interest or any Post-Business Combination TRA Benefits and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement attributable to Basis Adjustments (to the extent permitted by law and other than amounts accounted for as Imputed Interest) will be treated as a subsequent upward adjustment to the purchase price of the relevant Units and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer Group in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedure; Amendments.

(a) An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which all Agents have received the applicable Schedule or amendment thereto unless (i) any Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer and each other Agent with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) each Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date waivers from all Agents have been received by the Corporate Taxpayer. If the Corporate Taxpayer and the Agents, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the Agents shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

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(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agents, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporate Taxpayer Return filed for such Taxable Year or (vi) to adjust a Tax Attribute Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence and an Amended Schedule referenced in clause (vi) of the preceding sentence to each Agent in connection with the due date for delivery of the Tax Attribute Schedule for the following year. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

Section 2.4 Section 754 Election. The Corporate Taxpayer shall cause OpCo LLC to (i) ensure that, on and after the date hereof and continuing throughout the term of this Agreement, OpCo LLC and any of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) and (ii) use commercially reasonable efforts to ensure that, on and after the date hereof and continuing throughout the term of this Agreement, any entity in which OpCo LLC holds a direct or indirect interest that is treated as a partnership for U.S. federal income Tax purposes that does not meet the definition of “Subsidiary” herein, will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five (5) Business Days after a Tax Benefit Payment Schedule delivered to the Agents becomes final in accordance with Section 2.3(a), the applicable member of the Corporate Taxpayer Group shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the applicable member of the Corporate Taxpayer Group, or as otherwise agreed by such member of the Corporate Taxpayer Group and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, U.S. federal or state estimated income Tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Holder and the Accrued Amount with respect thereto. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of (i) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts) and (ii) the total amount of Tax Benefit Payments previously made under the corresponding provision of any Post-Business Combination TRA; provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. Subject to Section 3.3, the portion of the Net Tax Benefit for a Taxable Year that is “Attributable” to a TRA Holder is the portion of such Net Tax Benefit that is derived from (i) any Basis Adjustment that was attributable, at the time of the relevant Redemption (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from OpCo after the date of an applicable Redemption), to the Units acquired or deemed acquired by a member of the Corporate Taxpayer Group in a Redemption undertaken by or with respect to such TRA Holder or (ii) any Imputed Interest with respect to Tax Benefit Payments made to such TRA Holder. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the

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Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of Units in a Redemption, unless otherwise required by law.

(c) Notwithstanding any provision of this Agreement to the contrary, unless a TRA Holder elects for the provisions of this Section 3.1(c) not to apply to any Redemption, by notifying the Corporate Taxpayer Group in writing on or before the due date for providing the Redemption Notice with respect to such Redemption, the aggregate Tax Benefit Payments to be made to such TRA Holder, with respect to the related Redemption shall be limited to (i) 50%, or such other percentage such TRA Holder elects to apply by notifying the Corporate Taxpayer Group in writing on or before the due date for providing the Redemption Notice with respect to such Redemption, of (ii) the amount equal to the sum of (A) any cash, excluding any Tax Benefit Payments, received by such TRA Holder in such Redemption and (B) the aggregate Market Value of the Class A Shares received by such TRA Holder in such Redemption, provided, for the avoidance of doubt, that such amount shall not include any Imputed Interest with respect to such Redemption. An election made by a TRA Holder pursuant to this Section 3.1(c) may not be revoked.

Section 3.2 No Duplicative Payments.    It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under the Tax Receivable Agreements. It is also intended that the provisions of the Tax Receivable Agreements will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the Persons to whom payments are due pursuant to the Tax Receivable Agreements. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments; Coordination of Benefits with Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer Group’s Tax benefit subject to the Tax Receivable Agreements is limited in a particular Taxable Year because the Corporate Taxpayer Group does not have sufficient taxable income in such Taxable Year to fully utilize available deductions and other attributes:

(i) the limitation on the Tax benefit for the Corporate Taxpayer Group shall first be allocated among the Tax Receivable Agreements as follows: (A) first among any Post-Business Combination TRAs (and then among all Persons eligible for payments thereunder in the manner set forth in such Post-Business Combination TRAs) and (B) then, to the extent of any remaining limitation on the Tax benefit for the Corporate Taxpayer Group after the application of clause (A), to this Agreement (and then among all TRA Holders as set forth in Section 3.3(a)(ii) below) (for the avoidance of doubt, for purposes of this Section 3.3(a)(i), it is intended that in calculating the Corporate Taxpayer Group’s Tax benefit subject to the Tax Receivable Agreements, any available taxable income of the Corporate Taxpayer Group be first allocated to this Agreement and any remaining available taxable income will then be allocated to any Post-Business Combination TRA); and

(ii) if any part of the limitation on the Tax benefit is allocated to this Agreement, such allocated limitation shall be further allocated among all TRA Holders in proportion to the respective portion of the Net Tax Benefit that would have been Attributable to each such TRA Holder in such Taxable Year under this Agreement if the Corporate Taxpayer Group had sufficient taxable income in such Taxable Year so that there was no such limitation; provided that if any portion of the Net Tax Benefit for such Taxable Year results from the carryback of a loss or other Tax item to such Taxable Year from a later Taxable Year (for the avoidance of doubt, carrybacks of losses and other Tax items from more than one later Taxable Year shall be used in the order prescribed in the applicable rules of the Code and the Treasury Regulations), no part of the limitation shall be allocated to the Tax benefits set forth on the Schedule prior to its amendment to reflect the carryback and any limitation shall instead be applied to the Tax benefits carried back and such limitation shall be further allocated among all TRA Holders in proportion to the respective portion of the Net Tax Benefit that would have been Attributable to each such TRA Holder in the Taxable Year in which such carried back losses or other Tax items arose under this Agreement if the Corporate Taxpayer Group had sufficient taxable income in such Taxable Year so that there was no such limitation.

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer Group does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, then (i) the Corporate Taxpayer Group will pay the same proportion of each Tax Benefit Payment due to each Person to whom a payment is due under this Agreement (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been

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made in full), and (ii) after fulfilling the obligations set forth in clause (i) of this Section 3.3(b), the Corporate Taxpayer Group will then pay all amounts due under any Post-Business Combination TRA in respect of such Taxable Year (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full).

(c) To the extent the Corporate Taxpayer Group makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and Section 3.3(b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer Group will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under the Tax Receivable Agreements in a manner such that each such Person to whom a payment is due under the Tax Receivable Agreements, to the maximum extent possible, receives aggregate payments under Section 3.1(a) or the comparable section of the other Tax Receivable Agreement(s), as applicable (in each case, taking into account Section 3.3(a) and Section 3.3(b) or the comparable section of the other Tax Receivable Agreement(s), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

ARTICLE IV
TERMINATION

Section 4.1 Early Termination at Election of the Corporate Taxpayer.    The Corporate Taxpayer Group may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b) (such termination, an “Early Termination”); provided that the Corporate Taxpayer Group may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer Group, the Corporate Taxpayer Group shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and, except to the extent included in the Early Termination Payment, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2 Early Termination upon Change of Control.    In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (b) payment of any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice, and (c) except to the extent included in the Early Termination Payment or if included as a payment under clause (b) of this Section 4.2, payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

Section 4.3 Breach of Agreement.

(a) In the event that the Corporate Taxpayer Group breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the United States Bankruptcy Code or otherwise, then if the Majority TRA Holders so elect, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) payment of any Tax Benefit Payment previously due and payable but unpaid as of the date of the breach, and (iii) except to the extent included in the Early Termination Payment or if included as a payment under clause (ii) of this Section 4.3(a), any Tax Benefit Payment due for any Taxable Year ending prior to, with or including

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the date of the breach. Notwithstanding the foregoing, in the event that the Corporate Taxpayer Group breaches this Agreement, if the Majority TRA Holders do not elect to treat such breach as an Early Termination pursuant to this Section 4.3(a), the TRA Holders shall be entitled to seek specific performance of the terms hereof.

(b) The parties agree that the failure of the Corporate Taxpayer Group to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, except in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, it shall not be a breach of this Agreement if the Corporate Taxpayer Group fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer Group has insufficient funds available to make, or to the extent that the Corporate Taxpayer Group is contractually constrained from making, such payment in the Corporate Taxpayer Group’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer Group does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreement to which OpCo LLC or any Subsidiary of OpCo LLC is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that it shall be a breach of this Agreement, and the provisions of Section 4.3(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer Group makes any distribution of cash or other property (other than Class A Shares) to its stockholders while any Tax Benefit Payment is due and payable but unpaid. The Corporate Taxpayer Group shall use its commercially reasonable efforts to maintain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and shall use its commercially reasonable efforts to avoid entering into loan agreements that could be reasonably anticipated to materially delay or restrict the timing of any Tax Benefit Payments payable under this Agreement.

Section 4.4 Early Termination Notice.    If the Corporate Taxpayer Group chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer Group shall deliver to each Agent notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporate Taxpayer Group shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any other work papers related to the calculation of the Early Termination Payment reasonably requested by any Agent, in each case, as soon as reasonably practicable following the occurrence of such event or delivery of the Early Termination Notice, as applicable. In addition, the Corporate Taxpayer Group shall allow each Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer Group in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all Agents have received such Schedule or amendment thereto unless (x) any Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer Group and each other Agent with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) each Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date waivers from all Agents have been received by the Corporate Taxpayer Group (the “Early Termination Effective Date”). If the Corporate Taxpayer Group and the Agents, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer Group of the Material Objection Notice, the Corporate Taxpayer Group and the Agents shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

Section 4.5 Payment upon Early Termination.

(a) Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer Group shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporate Taxpayer Group and the TRA Holder.

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(b) A TRA Holder’s “Early Termination Payment” as of the Early Termination Date shall equal, with respect to each TRA Holder, the present value, discounted at the Agreed Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer Group to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination.    Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment, any payment pursuant to Section 4.2 resulting from a Change of Control or any payment pursuant to Section 5.2 shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer Group (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer Group that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer Group fails to make any Tax Benefit Payment or other payment under this Agreement when due is governed by Section 4.3(b). To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporate Taxpayer Group shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer Group.    The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.3(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer Group’s and OpCo LLC’s Tax Matters.    Except as otherwise provided herein or in the OpCo LLC Agreement, the Corporate Taxpayer Group shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer Group and OpCo LLC, and any of its Subsidiaries, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer Group shall notify each Agent of, and keep each Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporate Taxpayer Group or OpCo LLC or any of its Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide each Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer Group, OpCo LLC or any of its Subsidiaries and their respective advisors concerning the conduct of any such portion of a Tax Proceeding; provided, however, that the Corporate Taxpayer Group shall not settle or otherwise resolve any part of a Tax Proceeding described in the previous clause that relates to a Basis Adjustment or the deduction of Imputed Interest (and, in each case, that is reasonably expected to have a material effect on the TRA Holders’ rights under this Agreement) without the written consent of the relevant Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that the Corporate Taxpayer Group and OpCo LLC shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the OpCo LLC Agreement.

Section 6.2 Consistency.    Unless there is a Determination to the contrary, the Corporate Taxpayer Group and each of the TRA Holders agree to report, and to cause their respective Subsidiaries to report, for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, the Basis Adjustments and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with the description of any Tax characterization herein (including as set forth in Section 2.2(b) and Section 3.1(b) and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally

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determined pursuant to Section 2.3). If the Corporate Taxpayer and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporate Taxpayer and such TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

Section 6.3 Cooperation.    Each TRA Holder shall (i) furnish to the Corporate Taxpayer Group in a timely manner such information, documents and other materials as the Corporate Taxpayer Group may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporate Taxpayer Group and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer Group or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer Group shall reimburse each TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3. The Sponsor Agent shall promptly deliver to LS Power all material information (including the Tax Attribute Schedule and Tax Benefit Payment Schedule) received by the Sponsor Agent hereunder in its capacity as an Agent.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Notices.    All notices, requests, claims, demands and other communications hereunder shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer or the Corporate Taxpayer Group, to:

[

                              ]

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

[

                              ]

If to the Sponsor Agent, to:

[

                              ]

If to a TRA Holder, other than an Agent, that is or was a partner in OpCo LLC, to:

The address set forth in the records of OpCo LLC.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

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Section 7.3 Entire Agreement; No Third Party Beneficiaries.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Section 3.3.

Section 7.4 Governing Law.    This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment.

(a) No TRA Holder may assign this Agreement to any Person without the prior written consent of the Corporate Taxpayer Group, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that (i) to the extent Units are transferred in accordance with the terms of the OpCo LLC Agreement, the transferring TRA Holder shall have the option to assign to the transferee of such Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Units without the prior written consent of the Corporate Taxpayer Group; (ii) LS Power and any of its Affiliates shall have the right to assign its rights under this Agreement without the prior written consent of the Corporate Taxpayer Group, and (iii) the right to receive any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement that, once a Redemption has occurred, arise with respect to the Units transferred in such Redemption, may be assigned to any Person or Persons without the prior written consent of the Corporate Taxpayer Group, provided further, that, in the case of both clause (i) and clause (ii), such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer Group, agreeing to become a “TRA Holder” for all purposes of this Agreement, and, in the case of clause (iii), any such Person has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer Group, agreeing to be bound by Section 7.13 and acknowledging specifically the terms of Section 7.6(c) and Section 7.11. For the avoidance of doubt, if a TRA Holder transfers Units but does not assign to the transferee of such Units the rights of such TRA Holder under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Redemption of, such Units.

(b) Any Person designated as an Agent, other than the Sponsor Agent, may not be changed without the prior written consent of the Corporate Taxpayer Group and the Majority TRA Holders (for this purpose, calculated by excluding LS Power and any of its Affiliates).

(c) Notwithstanding the foregoing provisions of this Section 7.6, no assignee described in Section 7.6(a)(iii) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(d) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer Group shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of any member of the Corporate Taxpayer Group, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer Group would be required to perform if no such succession had taken place.

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Section 7.7 Amendments.    No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer, the Majority TRA Holders and, for so long as LS Power or any of its Affiliates holds an interest herein, LS Power; provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the relevant Agent, in the case of provisions relating to such Agent, or in the case of any other provision, by the party against whom such waiver is to be effective.

Section 7.8 Titles and Subtitles.    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9 (the “Resolution of Disputes Procedures”). The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of Section 7.9(a), the Corporate Taxpayer Group may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), each Agent and each TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (iii) irrevocably appoints the Corporate Taxpayer (or a member of the Corporate Taxpayer Group) as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION of any federal court of the District of Delaware or the Delaware Court of Chancery FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS Section 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

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Section 7.10 Reconciliation.    In the event that any Agent and the Corporate Taxpayer Group are unable to resolve a disagreement with respect to the calculations required to produce the Schedules described in Section 2.3, Section 4.4 and Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or Schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer Group and such Agent agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer Group or such Agent or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve (a) any matter relating to the Tax Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any Tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer Group, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer Group except as provided in the next sentence. The Corporate Taxpayer Group and such Agent shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Agent’s position (as determined by the Expert), in which case the Corporate Taxpayer Group shall reimburse such Agent for any reasonable out-of-pocket costs and expenses in such proceeding or (ii) the Expert adopts the Corporate Taxpayer Group’s position (as determined by the Expert), in which case such Agent shall reimburse the Corporate Taxpayer Group for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer Group, the Agents, and the TRA Holders and may be entered and enforced in any court having jurisdiction.

Section 7.11 Withholding.    The Corporate Taxpayer Group and each of its Affiliates shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer Group and each of its Affiliates is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer Group and each of its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder. In connection with any withholding for Taxes, the Corporate Taxpayer Group and each of its Affiliates shall make commercially reasonably efforts to (i) minimize or eliminate any withholding Tax imposed on any amounts payable hereunder to a TRA Holder and (ii) cooperate with any TRA Holder with respect to such TRA Holder’s efforts to obtain necessary and available information for such TRA Holder to make filings, applications or elections to obtain any exemption, exclusion, credit or refund associated with taxation (including withholding Tax) on any amounts payable by the Corporate Taxpayer Group and each of its Affiliates to such TRA Holder.

Section 7.12 Admission of a member of the Corporate Taxpayer Group into a Consolidated Group; Transfers of Corporate Assets.

(a) If any member of the Corporate Taxpayer Group is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control, the (i) provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer Group (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder), OpCo LLC or any of OpCo LLC’s direct or indirect subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income Tax purposes (a “Transferor”) directly or indirectly transfers, or is deemed to transfer, directly or indirectly, for U.S. federal income Tax purposes, one or more Reference

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Assets to (i) a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code or (ii) a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) in a transaction that is wholly or partially exempt from Tax, in each case, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Transferor shall be equal to the gross fair market value of the transferred Reference Assets, plus, without duplication, (i) the amount of debt to which any Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.12(b), a transfer of an interest in an entity treated as a partnership for U.S. federal income Tax purposes shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

Section 7.13 Confidentiality.

(a) Each Agent, each TRA Holder and each of such TRA Holder’s assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer Group and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer Group and its Affiliates and successors, concerning OpCo LLC and its Affiliates and successors or the TRA Holders, learned by any Agent or any TRA Holder heretofore or hereafter; provided that, for the avoidance of doubt, any Agent may reasonably disclose information received by it in the ordinary course of such Agent’s duties as Agent to the TRA Holders for which it is Agent. This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer Group or any of its Affiliates, becomes public knowledge (except as a result of an act of an Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing such TRA Holder’s obligations, or monitoring or enforcing such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, financing, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) or its direct or indirect owners or Affiliates, auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer Group prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer Group), or (E) to the extent necessary for a TRA Holder or its direct or indirect owners to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, each Agent (and each employee, representative or other agent of such Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer Group, OpCo LLC, the Agents, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Agents or any TRA Holder relating to such Tax treatment and Tax structure.

(b) If an Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate Taxpayer Group shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer Group or the TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

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Section 7.14 No More Favorable Terms.    No member of the Corporate Taxpayer Group shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporate Taxpayer Group is obligated to pay amounts with respect to Tax benefits resulting from any increases in Tax basis, net operating losses or other Tax attributes to which the Corporate Taxpayer Group becomes entitled as a result of a transaction) if such agreement provides terms that are more favorable to the counterparty under such agreement than those provided to the TRA Holders under this Agreement; provided, however, that the Corporate Taxpayer Group may enter into such an agreement if this Agreement is amended to make such more favorable terms available to the TRA Holders.

Section 7.15 Change in Law.    Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement (a) could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Redemption that as of the date of this Agreement would be treated as capital gain to instead be treated as ordinary income or to be otherwise taxed at ordinary income rates for U.S. federal income Tax purposes or (b) would have other material adverse Tax consequences to such TRA Holder and/or its direct or indirect owners, then, in either case, at the election of such TRA Holder and to the extent specified by such TRA Holder, but solely with respect to such TRA Holder, this Agreement (i) shall cease to have further effect, (ii) shall not apply to a Redemption by such TRA Holder occurring after a date specified by it, or (iii) shall otherwise be amended in a manner determined by such TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.16 Independent Nature of TRA Holders’ Rights and Obligations.    The rights and obligations of each TRA Holder are independent of the rights and obligations of any other TRA Holder. Solely by virtue of entering into this Agreement, no TRA Holder shall be responsible for the performance of the obligations of any other TRA Holder, nor shall any TRA Holder have the right to enforce the rights or obligations of any other TRA Holder. The obligations of each TRA Holder are solely for the benefit of, and shall be enforceable solely by, the Corporate Taxpayer Group. The decision of each TRA Holder to enter into this Agreement has been made by such TRA Holder independently of any other TRA Holder, except to the extent such TRA Holders are Affiliates or are otherwise under common Control. Nothing contained herein or in any other agreement or document delivered at any closing (other than the OpCo LLC Agreement), and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporate Taxpayer Group acknowledges that the TRA Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporate Taxpayer, Corporate Taxpayer Sub, the Agent, and the TRA Holders have duly executed this Agreement as of the date first written above.

corporate taxpayer:

By:
Name:
Title:

corporate taxpayer SUB:

By:
Name:
Title:

AGENT:

By:
Name:
Title:

[The signatures of the TRA Holders are attached in Schedule A.]

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SCHEDULE A
TRA HOLDERS

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EXHIBIT G

Form of Company Assignment and Contribution Agreement

[Attached]

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FORM OF COMPANY ASSIGNMENT AND CONTRIBUTION AGREEMENT

This Assignment and Contribution Agreement (this “Agreement”) is made as of [•] (the “Closing Date”), by and among EVgo Holdings, LLC, a Delaware limited liability company (the “Contributor”) and EVGO OPCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“OpCo”). Capitalized terms used but not herein defined will have the meanings given to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Contributor owns, beneficially and of record, all of the issued and outstanding limited liability interests of EVgo HoldCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (the “Company” and such interests, the “Company Interests”);

WHEREAS, the Contributor and OpCo and the other parties thereto entered into that certain Business Combination Agreement, dated as of January 21, 2021 (as it may be amended, supplemented, or modified from time to time, the “Business Combination Agreement”), under which the Contributor agreed to contribute and assign, directly or indirectly, to OpCo, and OpCo agreed to accept from the Contributor the Company Interests, all on the terms and subject to the conditions set forth therein; and

WHEREAS, in accordance with the Business Combination Agreement, the contribution and acceptance of the Company Interests is to occur immediately following the SPAC Contribution.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained herein and in the Business Combination Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Assignment and Assumption.    Effective as of immediately following the SPAC Contribution on the Closing Date, the Contributor hereby contributes, conveys, assigns, transfers and delivers to OpCo all of its rights, title, interest and obligations in and to the Company Interests, and OpCo hereby accepts and receives such Company Interests, in exchange for the consideration set forth in the Business Combination Agreement.

2. Successors and Assigns.    This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party hereto without the prior express written consent of the other parties hereto. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4. Invalid Provisions.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

4. Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court in New Castle County; provided, that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.

5. Counterparts; Headings.    This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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6. No Modification of Business Combination Agreement.    This Agreement is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and subject to, the Business Combination Agreement, and nothing contained in this Agreement shall be deemed to modify any of the provisions of the Business Combination Agreement, nor shall anything in this Agreement be deemed to modify, expand or enlarge any of the rights or obligations of the parties under the Business Combination Agreement.

7. Waiver of Other Representations.    Except for those representations and warranties expressly contained in the Business Combination Agreement, the Company Interests are being transferred “as-is, where is, with all faults” and the Contributor expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or its assets or the prospects, risks and other incidents of the Company and its assets.

8. Waiver of Claims.    For the avoidance of doubt, OpCo shall not have any claim of any kind, direct or indirect, express or implied, against the Contributor pursuant to this Agreement.

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IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

OPCO:

EVGO OPCO, LLC

By
Name:
Title :

Signature Page to
Company Assignment and Contribution Agreement

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CONTRIBUTOR:

EVGO HOLDINGS, LLC

By
Name:
Title:

Signature Page to
Company Assignment and Contribution Agreement

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EXHIBIT H

Directors of SPAC

1.    Seven members to be designated by the Holdings, including two independent directors.

2.    Beth Comstock

3.    Cathy Zoi

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EXHIBIT I

Form of Nomination Agreement

[Attached]

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NOMINATION AGREEMENT

This NOMINATION AGREEMENT (this “Agreement”), dated as of [●], 2021, is entered into by and between EVgo Inc., a Delaware corporation f/k/a Climate Change Crisis Real Impact I Acquisition Corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereto (each a “Principal Stockholder,” and collectively, the “Principal Stockholders”).

WHEREAS, on January 21, 2021, the Company, CRIS Thunder Merger LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, EVgo Holdings, LLC, a Delaware limited liability company (“EVgo Holdings”), EVgo HoldCo, LLC, a Delaware limited liability company and EVgo Opco, LLC, a Delaware limited liability company and wholly-owned subsidiary of EVgo Holdings, entered into that certain Business Combination Agreement, pursuant to which the parties thereto will undertake certain transactions to effect an initial business combination (the “Business Combination”);

WHEREAS, in connection with, and effective upon, the consummation of the Business Combination, the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Affiliated Investor” means, with respect to any Principal Stockholder, (i) any investment fund or holding company that is directly or indirectly managed or advised by a manager or advisor of such Principal Stockholder and (ii) any of its Affiliates or any other Person who or which is otherwise an Affiliate of any such Principal Stockholder (other than the Company and its subsidiaries).

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each of the Principal Stockholders is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares or other securities are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Closing” means the Closing of the Business Combination.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Initial Share Ownership” means, with respect to the Principal Stockholders, the number of shares of Common Stock held by the Principal Stockholders as of the closing of the Business Combination.

“LS Directors” means the designees of the Principal Stockholders.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Stockholder Group” means the Principal Stockholders and any of their respective Affiliates and Affiliated Investors and their respective successors and permitted assigns.

“Transfer” shall mean the (a) (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of (ii) or agreement to dispose of or (iii) establishment or increase of a “put equivalent position” or liquidation with respect to or decrease of a “call equivalent position” within the meaning of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, in each case (i), (ii) and (iii), any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b)

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

Article II
VOTING AND GOVERNANCE MATTERS

Section 2.1 Designees.

(a) Upon the closing of the Business Combination, the Board shall initially consist of nine directors, including Cathy Zoi, Beth Comstock, [Independent Director], [Independent Director], [LS Director], [LS Director], [LS Director], [LS Director] and [LS Director] (the “Initial Directors”). The audit committee of the Board shall initially consist of three directors, including [CRIS Designee], [LS Designee or Independent Director] and [Independent Director]. Of the Initial Directors, [•], [•], [•], [•] and [•] are each deemed to be LS Directors. The Board will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until the Company’s annual meetings of shareholders in 2022, 2023 and 2024, respectively. Beth Comstock, [LS Designee] and [LS Designee] will be assigned to Class I, [Independent Director], [LS Designee] and [LS Designee] will be assigned to Class II, and Cathy Zoi, [Independent Director] and [LS Designee] will be assigned to Class III. From and after the closing of the Business Combination, the rights of the Principal Stockholders to designate directors to the Board and its committees shall be as set forth in the remainder of this Section 2.1. Upon consummation of the Business Combination, the Board

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shall include the applicable LS Directors referred to in this paragraph (a), and such other individuals as shall be nominated and elected to the Board from time to time by the Board or the Company’s stockholders consistent herewith and with applicable law.

(b) (i) For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing at least 50% of its Initial Share Ownership, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in five (5) LS Directors serving on the Board. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 50% of its Initial Share Ownership but at least 40% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in four (4) LS Directors serving on the Board. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 40% of its Initial Share Ownership but at least 30% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in three (3) LS Directors serving on the Board. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 30% of its Initial Share Ownership but at least 15% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in two (2) LS Directors serving on the Board. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 15% of its Initial Share Ownership but at least 2.5% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in one (1) LS Director serving on the Board.

(ii) Subject to applicable laws and stock exchange regulations, for so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing at least 10% of its Initial Share Ownership, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to appoint one (1) LS Director to serve on each committee of the Board.

(iii) Following the closing of the Business Combination and for so long as the Principal Stockholder Group is entitled to designate any Person to the Board pursuant to Section 2.1, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to appoint one (1) LS Director to serve as Chair of the Board.

(c) In the event that the Principal Stockholders have nominated fewer than the total number of designees that the Principal Stockholders shall be entitled to nominate pursuant to Section 2.1(b), then the Principal Stockholders shall have the right, at any time and from time to time, to nominate such additional designee(s) to which it is entitled, in which case, the Company shall take all necessary corporate action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to (x) increase the size of the Board as required to enable such Principal Stockholders to so nominate such additional designee(s), and (y) designate such additional designees nominated by the Principal Stockholders to fill such newly created vacancy or vacancies, as applicable.

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(d) Following the closing of the Business Combination and for so long as the Principal Stockholder Group is entitled to designate any Person to the Board pursuant to Section 2.1, the Board shall consist of nine members (other than as contemplated by Section 2.1(c) or Section 2.1(e) or to the extent necessary to comply with applicable law or listing standards).

(e) The Principal Stockholders may cause any LS Director to resign from time to time and at any time upon notice to the Company.

(f) In the event that a vacancy is created on the Board by the death, disability, resignation or removal of a LS Director, the Principal Stockholders shall be entitled to designate an individual to fill the vacancy so long as the total number of LS Directors serving on the Board immediately following the filling of such vacancy will not exceed the total number of persons the Principal Stockholders are entitled to designate pursuant to Section 2.1(b)(i) on the date of such replacement designation. The Company shall take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause such replacement designee to become a member of the Board as soon as reasonably possible.

(g) The Company agrees to take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the Persons designated pursuant to this Section 2.1 (to the extent that directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled to identify such individual as a LS Director pursuant to this Agreement.

Section 2.2 [Reserved]

Section 2.1 Lock-Up.    Each Principal Stockholder agrees that, following the Closing, it, he or she, severally and not jointly, shall not Transfer any shares of Class A Common Stock issuable upon exchange of any common units of EVgo Opco, LLC held by such Principal Stockholder equal to the number set forth opposite such Principal Stockholder’s name on Exhibit A under the heading “Lock-Up Shares” (the “Lock-Up Shares”) until the earlier of (i) 180 days after the Closing, and (ii) subsequent to the Closing, the date the VWAP (as defined below) of the Class A Common Stock equals or exceeds $12.00 per share for any 20 Trading Days (as defined below) within any 30-Trading Day period or (y) the date following the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with a third party that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. For purposes of this Agreement, (i) “VWAP” of the Class A Common Stock on any Trading Day means the per share volume-weighted average price of the Class A Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page https://www.bloomberg.com/quote/CLII:US (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the Class A Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for this purpose by the Company) and (ii) “Trading Day” shall mean a day during which trading in the Class A Common Stock generally occurs on the New York Stock Exchange or, if the Class A Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchanges on which the Class A Common Stock is then listed or, if the Class A Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading. If the Class A Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

Article III
INFORMATION

Section 3.1 Access.    Each LS Director is permitted to disclose to the Principal Stockholder Group information about the Company and its Affiliates that he or she receives as a result of being a Director.

Annex A-182

Article IV
EFFECTIVENESS AND TERMINATION

Section 4.1 Effectiveness.    This Agreement shall become effective upon the closing of the Business Combination. To the extent the closing of the Business Combination does not occur, the provisions of this Agreement shall be without any force or effect.

Section 4.2 Termination.    This Agreement shall terminate upon the delivery of written notice to the Company by the Principal Stockholders. Further, at such time as the Principal Stockholder Group no longer Beneficially Owns at least 2.5% of the outstanding shares of Common Stock at any time, all rights and obligations of the Principal Stockholder Group under this Agreement shall terminate.

Article V
MISCELLANEOUS

Section 5.1 Notices.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (i) personally delivered, when received, (ii) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (iii) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (iv) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a) If to the Company, to:

EVgo Inc.
[•]

(b) If to the Principal Stockholders, to:

[EVgo Holdings, LLC]
[c/o LS Power Equity Advisors, LLC
1700 Broadway, 35th Floor
New York, New York 10019
Attention: General Counsel
Email: jstaikos@lspower.com]

Section 5.2 Severability.    The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.3 Counterparts     This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 5.4 Entire Agreement; No Third Party Beneficiaries.    This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) except as provided in Section 3.2 with respect to any individual associated with the Principal Stockholder Group, is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Annex A-183

Section 5.5 Further Assurances.    Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein. The Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Principal Stockholder Group entity being deprived of the rights contemplated by this Agreement.

Section 5.6 Governing Law; Equitable Remedies.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 5.7 Consent To Jurisdiction.    With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto and the consent of a majority of the Directors that are not LS Directors, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.9 Assignment.    Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that any Principal Stockholder may assign any of its respective rights hereunder to any of its Affiliated Investors. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Annex A-184

Section 5.10 No Recourse.    This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature page follows.]

Annex A-185

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

EVgo Inc.
By:
	Name:	Cathy Zoi
	Title:	Chief Executive Officer

[Signature Page to Nomination Agreement]

Annex A-186

PRINCIPAL STOCKHOLDERS:
[EVgo Holdings, LLC]
By:
	Name:	[•]
	Title:	[•]

[Signature Page to Nomination Agreement]

Annex A-187

EXHIBIT A

Principal Stockholder	Address	Total Shares	Lock-Up Shares
[EVgo Holdings, LLC]	[•]	[•]	[•]
[•]	[•]	[•]	[•]

Annex A-188

SCHEDULE A

Company Knowledge Parties

1.    Cathy Zoi

2.    Olga Shevorenkova

3.    Ivo Steklac
Annex A-189

SCHEDULE B

SPAC Knowledge Parties

1.    Daniel Gross

2.    John Cavalier

3.    David Crane

Annex A-190

Annex B

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
EVGO INC.

EVgo Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 4, 2020 and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29, 2020, both under the name Climate Change Crisis Real Impact I Acquisition Corporation.

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate of Incorporation”) has been declared advisable by the board of directors of the Corporation (the “Board”) and was duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the DGCL.

3. The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

First: The name of the Corporation is EVgo Inc.

Second: The address of its registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•]. The registered office and registered agent of the Corporation may be changed from time to time by the Board in the manner provided by applicable law.

Third: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

Fourth: The total number of shares of stock that the Corporation shall have the authority to issue is [•] shares of stock, classified as (i) [•] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) [•] shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (iii) [•] shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

1. Provisions Relating to Preferred Stock.

(a) Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board and included in a certificate or certificates of designation (each, a “Preferred Stock Designation”) as hereafter prescribed.

(b) Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designation and the powers, preferences, privileges, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(i) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the class or series and the designations thereof;

(iii) the powers, preferences, privileges and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

Annex B-1

(iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v) whether or not the shares of any class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series, of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix) such other powers, privileges, preferences, rights, qualifications, limitations and restrictions with respect to any class or series as the Board may deem advisable.

(c) The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.

2. Provisions Relating to Common Stock.

(a) Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Second Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(b) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c) Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends and distributions (payable in cash,

Annex B-2

stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively).

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e) Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Amended and Restated Limited Liability Agreement of EVgo Opco, LLC dated as of [•], 2021, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B Common Stock upon such redemption, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such redemption shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. All shares of Class B Common Stock redeemed shall be cancelled.

(f) The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(g) No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

Fifth: The business and affairs of the Corporation shall be managed by or under the direction of the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the

Annex B-3

related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the 2022 annual meeting of stockholders (the “Class I Directors”), the initial term of office of the second class to expire at the 2023 annual meeting of stockholders (the “Class II Directors”), and the initial term of office of the third class to expire at the 2024 annual meeting of stockholders (the “Class III Directors”), with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time this Second Amended and Restated Certificate of Incorporation becomes effective, subject to the terms of any nomination agreements between the Corporation and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms, the “Nomination Agreements”). Subject to applicable law, the rights of the holders of any series of Preferred Stock specified in the related Preferred Stock Designation and the Nomination Agreements, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor, unless otherwise determined by the Board. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Subject to the Nomination Agreements and the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director may be removed only for cause, upon the affirmative vote of the holders of at least 75% of the then-outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Second Amended and Restated Certificate of Incorporation and the bylaws of the Corporation; provided that for so long as LS Power (as defined below) and any investment funds or entities controlled or advised by LS Power (collectively, the “Sponsor Entities”) collectively own at least 30% of the then-outstanding Common Stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent in accordance with the DGCL, this Second Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, and to the Nomination Agreements, the number of directors shall be fixed from time to time in the manner provided in the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. There shall be no cumulative voting in the election of directors.

Sixth: Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

Seventh: Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Board; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding

Annex B-4

Common Stock, at the request of the holders of at least 35% of the then-outstanding Common Stock, the Board shall call a special meeting of stockholders of the Corporation. Subject to the rights of holders of any series of Preferred Stock and the preceding proviso, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

Eighth: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation without any action on the part of the stockholders of the Corporation. Notwithstanding the preceding sentence, any bylaw, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation by the vote of holders of not less than 75% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, any bylaw, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation by vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, including at least 65% of the voting power of the shares of stock then held by the Sponsor Entities. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

Ninth: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he/she, his/her testator or intestate is or was a director, officer, employee, agent or trustee of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee, agent or trustee at the request of the Corporation or any predecessor to the Corporation.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Tenth: The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

1. Provisions Relating to Business Combination.

Notwithstanding the foregoing, at any point in time at which any class of the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder (as defined below) owned (as defined below) at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons (as defined below) who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the then-outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Annex B-5

2. Certain Defined Terms.

For purposes of this Article Tenth, the term:

(a) “Affiliate” of any person shall include any principal, member, director, partner, manager, shareholder, subsidiary, officer, employee or other representative of any person that, directly or indirectly, is controlled by such person, controls such person or is under common control with such person (with respect to the Sponsor-Affiliates (as defined below), other than the Corporation and any entity controlled by the Corporation) or any person that, directly or indirectly, is controlled by such person, controls such person or is under common control with such person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 1 of this Article Tenth is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under sub-clauses (C)-(E) of this clause (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

Annex B-6

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the Affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include or be deemed to include, in any case, (A) LS Power (as defined below), any LS Power Transferee (as defined below) or any of their respective Affiliates or successors, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding anything to the contrary in this Article Tenth, any stockholder of the Corporation, with Affiliate(s), associate(s), or other person(s) who may be deemed representatives of it serving as director(s) of the Corporation, shall not be deemed to own or to have acquired any shares of voting stock of the Corporation held by such other persons serving as director(s) of the Corporation to the extent such securities were issued by the Corporation to such director(s) in the ordinary course of business as compensation for their services as director(s) of the Corporation.

(f) “LS Power” means, collectively, LS Power Equity Advisors, LLC, LS Power Associates L.P. and their respective Affiliates (other than the Corporation).

(g) “LS Power Transferee” means any person that acquires beneficial ownership of outstanding voting stock of the Corporation either (i) directly from LS Power or any of its Affiliates or successors, or (ii) directly from a person described in sub-clause (i) above or from any other LS Power Transferee.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in sub-clause (B) of clause (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Annex B-7

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Eleventh: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Second Amended and Restated Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Second Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Second Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

Twelfth: Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law, this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 75% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, the affirmative vote of the holders of at least 50% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, including at least 65% in voting power of the shares of stock of the Corporation then held by the Sponsor Entities, shall be required to amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation. Notwithstanding the preceding sentence, (a) a separate vote of holders of a majority of Common Stock held by the Sponsor Entities shall be required to amend, alter, repeal or adopt a provision of this Second Amended and Restated Certificate of Incorporation inconsistent with the following provisions: (i) so long as the Sponsor Entities own at least 30% of the then-outstanding Common Stock, the proviso in Article Sixth and the proviso in Article Seventh and (ii) so long as the Sponsor Entities own any Common Stock, Article Tenth, Article Fourteenth and this proviso in Article Twelfth, and (b) a separate vote of holders of a majority of Class B Common Stock shall be required to (i) amend, alter, repeal or adopt a provision of this Second Amended and Restated Certificate of Incorporation inconsistent with Section 2(e) of Article Fourth and (ii) amend, alter or repeal any other provision of Section 2 of Article Fourth that affects the holders of Class B Common Stock in a manner that is different or prejudicial relative to the holders of Class A Common Stock.

Thirteenth: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.

Fourteenth:

1. Certain Definitions. For purposes of this Article Fourteenth, the “Sponsor-Affiliates” shall mean LS Power, and each of their respective Affiliates.

2. Certain Activities. In anticipation of the benefits to be derived by the Corporation through its continued contractual, corporate and business relationships with the Sponsor-Affiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor-Affiliates may serve as directors or officers of the Corporation, (ii) the Sponsor-Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage

Annex B-8

and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Fourteenth are set forth to define the circumstances in which any duties of the Non-Employee Directors and the Sponsor-Affiliates to the Corporation or its stockholders would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor-Affiliates, the Non-Employee Directors or their respective Affiliates.

3. Certain Transactions. None of (i) any Sponsor-Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of any duty to the Corporation or its stockholders for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of the Affiliated persons has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation. For the avoidance of doubt, subject to the Corporation’s insider trading policies, to the extent that any purchase, sale or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article Fourteenth in pursuing such purchase, sale or other transaction or in taking any other action in respect of or affecting such securities, indebtedness or other instrument. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 4 of this Article Fourteenth. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of any applicable duty to the Corporation or its stockholders for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person can be held personally liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any of activities permitted pursuant to this Section 3 or which are stated in this Section 3 to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged in by such Identified Person.

4. Usurping Certain Corporate Opportunities Are Breaches of Duty to the Corporation or its Stockholders. The Corporation does not renounce its expectancy interest or property right in, and the provisions of Section 3 of this Article Fourteenth shall not apply to, any corporate opportunity that is (i) presented to any Non-Employee Director solely in such capacity and with respect to which no Sponsor-Affiliate of such Non-Employee Director independently receives notice or otherwise identifies such corporate opportunity, or (ii) is identified by any Non-Employee Director solely through disclosure by or on behalf of the Corporation.

5. Exclusion. In addition to and without limiting the foregoing provisions of this Article Fourteenth, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake it, or such opportunity is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or such opportunity is one in which the Corporation has no reasonable expectancy interest or property right.

6. Amendment of this Article. Any amendment, repeal or modification of this Article Fourteenth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Fifteenth: If any provision of this Second Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Second Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Second Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Second Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

Annex B-9

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of this [•] day of [•], 2021.

EVGO INC.

By:
Name:	Cathy Zoi
Title:	Chief Executive Officer

Signature Page to Second Amended and Restated Certificate of Incorporation

Annex B-11

Annex C

EVgo Inc.
2021 LONG TERM INCENTIVE PLAN

1. Purpose. The purpose of the EVgo Inc. 2021 Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) EVgo Inc., a Delaware corporation (the “Company”), and the Affiliates may attract, retain and motivate qualified persons as employees, directors, consultants, and other individual service providers, thereby enhancing the profitable growth of the Company and the Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and the Affiliates rest, and whose present and potential contributions to the Company and the Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and the Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to any person or entity, any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b) “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

(d) “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii) The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific

Annex C-1

vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii) or (iv) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h) “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

Annex C-2

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k) “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l) “Effective Date” means [•], 2021.

(m) “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any Affiliate, and any other person who provides services to the Company or any Affiliate, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o) “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(p) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(q) “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(r) “Nonstatutory Option” means an Option that is not an ISO.

(s) “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(t) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(u) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(v) “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

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(w) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(x) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(y) “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(z) “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(aa) “SEC” means the Securities and Exchange Commission.

(bb) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(cc) “Stock” means the Company’s Class A Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(dd) “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(ee) “Substitute Award” means an Award granted under Section 6(j).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi) determine the treatment of an Award upon a termination of employment or other service relationship;

(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii) interpret and administer the Plan and any Award Agreement;

(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, Affiliates, stockholders, Participants, beneficiaries,

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and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant. The Committee’s determinations need not be uniform with respect to Participants, and need not apply consistently across Awards.

(b) Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any Affiliate, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any Affiliate acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e) Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any Affiliate operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

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4. Stock Subject to the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 33,918,000 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs.

(b) Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(c) Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to non-employee members of the Board under Section 5(b), nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated).

(d) Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility; Award Limitations for Non-Employee Members of the Board.

(a) Awards may be granted under the Plan only to Eligible Persons.

(b) In each calendar year during any part of which the Plan is in effect, a non-employee member of the Board may not be granted Awards for such individual’s service on the Board having a value (determined, if applicable, pursuant to ASC Topic 718) on the date of grant in excess of $750,000; provided, that for any calendar year in which a non-employee member of the Board (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, additional Awards may be granted to such non-employee member of the Board in excess of such limit; provided, further, that the limit set forth in this Section 5(b) shall be applied without regard to (A) cash fees paid to a non-employee member of the Board during such calendar year (or grants of Awards, if any, made to a non-employee member of the Board in lieu of all or any portion of such cash fees) or (B) grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a director of the Company.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including subjecting such awards to service- or performance-based vesting conditions. Without limiting the scope of the preceding sentence, with respect to any performance-based conditions, (i) the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and (ii) any such performance goals may relate to the performance of the Participant, the Company (on a consolidated basis), or to specified subsidiaries, business or geographical units or operating areas of the Company, (iii) the performance period or periods over which performance goals will be measured shall be established by the Committee, and (iv) any such performance goals and performance periods may differ among Awards granted to any one Participant or to different Participants. Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

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(b) Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant).

(ii) Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c) SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR.

(iii) Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed

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to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv) Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i) Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii) Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f) Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

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(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i) Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(j) Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the Guidance and regulations promulgated thereunder, if applicable, and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7. Certain Provisions Applicable to Awards.

(a) Limit on Transfer of Awards.

(i) Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii) Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii) To the extent specifically provided by the Committee and permitted pursuant to Form S-8 and the instructions thereto, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish; provided, however, that no Award (other than a Stock Award) may be transferred to a third-party financial institution for value.

(iv) An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Affiliates upon the exercise or settlement

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of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e) Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and the Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c) Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price,

Annex C-10

as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of Dividend Equivalents or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d) Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e) Change in Control and Other Events. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to an SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

(iii) cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

(iv) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

Annex C-11

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9. General Provisions.

(a) Tax Withholding. The Company and any Affiliate are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, the Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any Affiliate, (ii) interfering in any way with the right of the Company or any Affiliate to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of any Delaware Chancery Court located in New Castle County.

(d) Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall

Annex C-12

be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e) Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h) Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i) Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j) Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities

Annex C-13

exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k) Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l) Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m) Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n) Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is [•], 2031. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10. Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

Annex C-14

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING IN LIEU OF THE 2021 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON JUNE 21, 2021

P R O X Y C A R D

The undersigned hereby appoints              and              (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the special meeting in lieu of the 2021 annual meeting (the “special meeting”) of stockholders of Climate Change Crisis Real Impact I Acquisition Corporation (“CRIS”), to be held on June 21, 2021, at 10:00 AM, Eastern Time, exclusively via a live webcast at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021, and at any adjournments or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting,

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE AND PROPOSAL PRESENTED TO STOCKHOLDERS.

The closing of the business combination (as defined on the reverse side) is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal and the NYSE Proposal (collectively, the “condition precedent proposals”) at the special meeting. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal and the incentive plan proposal are conditioned on the approval of the condition precedent proposals. However, each of the advisory charter proposals and the adjournment proposal is not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated. Each of the foregoing proposals is defined on the reverse side.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY

(continued and to be marked, dated and signed on the reverse side)
The proxy statement is available at https://www.cstproxy.com/climatechangecrisisrealimpacti/2021.

	The Board of Directors recommends a vote “FOR” each proposal and director nominee	Please mark vote as indicated in this example ☒
1)

The Business Combination Proposal. — To approve and adopt the business combination agreement, dated as of January 21, 2021 (as the same may be amended from time to time, the “Business Combination Agreement”), by and among CRIS, CRIS Thunder Merger LLC, a wholly-owned subsidiary of CRIS and a Delaware limited liability company (“SPAC Sub”), EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”), EVgo HoldCo, LLC, a wholly-owned subsidiary of Holdings and a Delaware limited liability company (the “Company”) and EVGO OPCO, LLC, a wholly-owned subsidiary of Holdings and a Delaware limited liability company (“OpCo” and, together with Holdings and the Company, the “EVgo Parties”), which provides for, among other things, (i) the contribution by CRIS of all of its assets to SPAC Sub, including but not limited to, cash and 195,800,000 shares of Class B common stock (as defined below) (the “SPAC Contribution”), (ii) the contribution by Holdings to OpCo of all of the issued and outstanding limited liability company interests of the Company in exchange for the issuance by OpCo to Holdings of 195,800,000 units of OpCo (“OpCo”), (iii) the transfer by SPAC Sub to Holdings of 195,800,000 shares of Class B common stock and the right to enter into the tax receivable agreement) (the “SPAC Sub Transfer”) and (iv) the contribution by SPAC Sub to OpCo of all of SPAC Sub’s remaining assets in exchange for the issuance by OpCo to SPAC Sub of OpCo Units;

		FOR ☐	AGAINST ☐	ABSTAIN ☐
2)

The Charter Amendment Proposal. — To approve and adopt, assuming the business combination proposal is approved and adopted, the second amended and restated certificate of incorporation of CRIS (the “Proposed Charter”), which, if approved, would take effect upon the closing of the business combination (the “Closing”);

		FOR ☐	AGAINST ☐	ABSTAIN ☐
3)

The Advisory Charter Proposals — To approve and adopt, on a non-binding advisory basis in accordance with the requirements of the Securities and Exchange Commission, amendments to CRIS’s current amended and restated certificate of incorporation (the “Current Charter”) as reflected in the Proposed Charter, which, if the charter amendment proposal is approved, would take effect upon the Closing, including the following nine sub-proposals:

(a)

Advisory Charter Proposal A —  to authorize an additional 1,499,000,000 shares of authorized capital stock, which would consist of (i) increasing the number of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), from 100,000,000 shares to 1,200,000,000 shares, (ii) increasing the number of shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), from 10,000,000 shares to 400,000,000 shares and (iii) increasing the number of shares of preferred stock, par value $0.0001 per share (“preferred stock”), from 1,000,000 to 10,000,000;

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(b)

Advisory Charter Proposal B — to amend the terms of the Class B common stock to provide that the Class B common stock will convey no economic rights but will entitle its holder to vote on all matters to be voted on by stockholders generally in order to implement the “Up-C” structure;

		FOR ☐	AGAINST ☐	ABSTAIN ☐

(c)

Advisory Charter Proposal C — to provide for the waiver of the corporate opportunity doctrine with respect to LS Power, any investment funds or entities controlled or advised by LS Power and non-employee directors;

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(d)

Advisory Charter Proposal D — to provide that actions under the Proposed Charter relating to the nomination and election of directors are subject to the nomination agreement to be entered into among CRIS and certain stockholders of CRIS upon the closing of the business combination;

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(e)

Advisory Charter Proposal E — to provide that the board of directors of CRIS be divided into three classes with only one class of directors being elected each year and each class serving three-year terms;

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(f)

Advisory Charter Proposal F — to permit stockholders to act by written consent in lieu of a meeting until the time that LS Power beneficially owns less than 30% of the voting power of the then-outstanding common stock;

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(g)

Advisory Charter Proposal G — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon in order to amend the Proposed Charter following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power;

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(h)

Advisory Charter Proposal H — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon to amend the bylaws following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, such amendments will require the affirmative vote of the holders of a majority of the voting power of the outstanding common stock entitled to vote thereon, including at least 65% in voting power of the shares of stock then held by LS Power; and

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(i)

Advisory Charter Proposal I — to change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 75% of the voting power of the outstanding common stock entitled to vote thereon for the removal of directors following the time that LS Power ceases to beneficially own less than 30% of the voting power of the then-outstanding common stock, provided that, for so long as LS Power beneficially owns at least 30% of the voting power of the then-outstanding common stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock entitled to vote generally for the election of directors.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

4)

The NYSE Proposal — To approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The New York Stock Exchange’s Listed Company Manual, the issuance of more than 20% of common stock in connection with the business combination, including, without limitation, in connection with the SPAC Contribution and SPAC Sub Transfer, the issuance of the PIPE Shares (as defined in the proxy statement) and issuances of shares of Class A common stock as a result of the redemption of any OpCo Units held by Holdings and shares of Class B common stock pursuant to the OpCo A&R LLC Agreement (as defined in the proxy statement);

	FOR ☐	AGAINST ☐	ABSTAIN ☐
5)

The Director Election Proposal — To elect, assuming the condition precedent proposals are approved and adopted, nine directors to serve staggered terms on CRIS’s board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal;

	FOR ALL NOMINEES ☐	WITHHOLD VOTE FOR ALL NOMINEES ☐	FOR ALL NOMINEES EXCEPT* ☐
Class I Elizabeth Comstock Joseph Esteves John King	Class II Darpan Kapadia Rodney Slater Kate Brandt	Class III Cathy Zoi David Nanus Patricia K. Collawn	To withhold authority to vote for any individual nominee(s), mark “For All Nominees Except” and write the number(s) of the nominees on the line below _______________________
6)	The Incentive Plan Proposal — To approve and adopt, assuming the condition precedent proposals are approved and adopted, the Incentive Plan (as defined in the proxy statement); and	FOR ☐	AGAINST ☐	ABSTAIN ☐
7)

The Adjournment Proposal — To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
Mark here for address change and note at right ☐ _________________________________________________________________

THIS PROXY CARD IS VALID WHEN SIGNED AND DATED
Date:______________________________________, 2021

Signature

Signature (if held jointly)
NOTE: Please sign as name appears hereon. Join owners should each sign. When signing as attorney, executor. administrator, trustee or guardian, please give full title as such.

The shares represented by the proxy, when properly executed, will he voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will he voted “FOR” each director nominee and proposal presented to stockholders. If any other matters properly come before the special meeting. unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.